As filed with the Securities and Exchange Commission on February 4, 2020.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Afya Limited
(Exact Name of Registrant as Specified in its Charter)

The Cayman Islands (State or other jurisdiction of incorporation or organization)	8200 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)

Alameda Oscar Niemeyer, No. 119, Salas 502, 504, 1,501 and 1,503
Vila da Serra, Nova Lima, Minas Gerais
Brazil
+55 (31) 3515 7550
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Manuel Garciadiaz Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000	Francesca Odell Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 (212) 225-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

                   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

                   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                   Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

                   Emerging growth company ☒

                   If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

                   † The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price per Class A common share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)

Class A common shares, par value US$0.00005 per share(1)	13,250,000	US$30.01	US$397,632,500.00	US$51,612.70

(1)
Includes Class A common shares to be sold upon the exercise of the underwriters' option to purchase additional shares. See "Underwriting."

(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)
Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices of the Class A common shares as reported on the Nasdaq Global Select Market on January 31, 2020.

                   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We and the selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 4, 2020

PRELIMINARY PROSPECTUS

11,521,740 Class A Common Shares

Afya Limited

(incorporated in the Cayman Islands)

                 This is a public offering of the Class A common shares, US$0.00005 par value per share of Afya Limited, or Afya. Afya is offering 3,019,928 of the Class A common shares to be sold in this offering. The selling shareholders identified in this prospectus are offering an additional 8,501,812 Class A common shares. We will not receive any proceeds from the sale of Class A common shares by the selling shareholders.

                 Our Class A common shares are listed and trade on the Nasdaq Global Select Market under the symbol "AFYA." On February 3, 2020, the last reported sale price of our Class A common shares on the Nasdaq Global Select Market was US$30.20. The final public offering price will be determined through negotiations between us, the selling shareholders and the lead underwriters in the offering and the recent market price used throughout this prospectus may not be indicative of the final offering price.

                 Following this offering, our existing shareholders, Nicolau Carvalho Esteves and Rosângela de Oliveira Tavares Esteves, or the Esteves Family, and Crescera Educacional II Fundo de Investimento em Participações Multiestratégia, or Crescera, will beneficially own 53.4% of our outstanding share capital, assuming no exercise of the underwriters' option to purchase additional Class A common shares referred to below. The shares held by the Esteves Family and Crescera are Class B common shares, which carry rights that are identical to the Class A common shares being sold in this offering, except that (i) holders of Class B common shares are entitled to 10 votes per share, whereas holders of our Class A common shares are entitled to one vote per share, (ii) Class B common shares have certain conversion rights and (iii) holders of Class B common shares are entitled to preemptive rights in the event that additional Class A common shares are issued, in order to maintain their proportional ownership interest. As a result, the Esteves Family and Crescera will control approximately 92.0% of the voting power of our outstanding share capital following this offering, assuming no exercise of the underwriters' option to purchase additional Class A common shares, and will, so long as they control the voting power of our outstanding share capital, effectively control substantially all matters requiring shareholder approval. For further information, see "Description of Share Capital."

                 We are an "emerging growth company" under the U.S. federal securities laws as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, are allowed to provide in this prospectus more limited disclosures than an issuer that would not so qualify. In addition, for as long as we remain an emerging growth company, we will qualify for certain limited exceptions from the Sarbanes-Oxley Act of 2002. See "Risk Factors—Certain Risks Relating to Our Class A Common Shares and the Offering—As a foreign private issuer and an "emerging growth company" (as defined in the JOBS Act), we have different disclosure and other requirements than U.S. domestic registrants and non-emerging growth companies."

                 Investing in our Class A common shares involves risks. See "Risk Factors" beginning on page 31 of this prospectus.

	Per Class A Common Share	Total
Public offering price	US$	US$
Underwriting discounts and commissions	US$	US$
Proceeds, before expenses, to us(1)	US$	US$
Proceeds, before expenses, to the selling shareholders(1)	US$	US$

(1)
See "Underwriting" for a description of all compensation payable to the underwriters.

                 We and Crescera have granted the underwriters an option for a period of 30 days from the date of this prospectus the right to purchase up to 1,728,260 additional Class A common shares, at the public offering price, less underwriting discounts and commissions.

                 Neither the U.S. Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 We expect to deliver the Class A common shares against payment in New York, New York on or about            , 2020, through the book-entry facilities of The Depository Trust Company.

Global Coordinators

BofA Securities	UBS Investment Bank	Goldman Sachs & Co. LLC	Itaú BBA

Joint Bookrunners

BTG Pactual	Credit Suisse	J.P. Morgan	Morgan Stanley

The date of this prospectus is            , 2020.

Afya
Afya is a thematic educational service provider producing and distributing content and technology focused on the physician's learning career

              We and the selling shareholders have not authorized anyone to provide any information or make any representation about this offering that is different from, or in addition to, that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We and the selling shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We, the selling shareholders, the underwriters and any of our or their affiliates have not authorized any other person to provide you with different or additional information. Neither we, the selling shareholders, the underwriters nor any of our or their affiliates are making an offer to sell, or seeking an offer to buy, the Class A common shares in any jurisdiction where the offer or sale is not permitted. This prospectus is being used in connection with the offering of the Class A common shares in the United States and, to the extent described below, elsewhere. This offering is being made in the United States and elsewhere solely on the basis of the information contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Class A common

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shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

              For investors outside the United States: Neither we, the selling shareholders, any of the underwriters nor any of our or their affiliates have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our Class A common shares and the distribution of this prospectus outside the United States and in their jurisdiction (including Brazil). However, we may make offers and sales outside the United States in circumstances that do not constitute a public offer or distribution under applicable laws and regulations.

              We own or have rights to trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate name, logos and website names. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are listed without the ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, service marks and trade names.

              Unless otherwise indicated or the context otherwise requires, all references in this prospectus to "Afya" or the "Company," "we," "our," "ours," "us" or similar terms refer to Afya Limited, together with its subsidiaries; all references in this prospectus to "Afya Brazil" refer to Afya Participações S.A. (formerly NRE Participações S.A.); all references in this prospectus to "BR Health" refer to BR Health Participações S.A.; and all references in this prospectus to "Medcel" refer to Guardaya Empreendimentos e Participações S.A., or Guardaya, and its subsidiaries Medcel Editora e Eventos S.A., or Medcel Editora, and CBB Web Serviços e Transmissões On Line S.A., or CBB Web.

              The term "Brazil" refers to the Federative Republic of Brazil and the phrase "Brazilian government" refers to the federal government of Brazil. "Central Bank" refers to the Brazilian Central Bank (Banco Central do Brasil). References in the prospectus to "real," "reais" or "R$" refer to the Brazilian real, the official currency of Brazil and references to "U.S. dollar," "U.S. dollars" or "US$" refer to U.S. dollars, the official currency of the United States.

              The term "combined tuition fees" refers to the sum equal to the total tuition fees charged to undergraduate students, as recorded in the internal management records of Afya Brazil and the companies it acquired in 2018 and 2019, for the periods indicated. The combined tuition fees information included elsewhere in this prospectus (i) includes data from periods prior to the respective acquisition dates of each of the companies acquired by Afya Brazil in 2018 and 2019 (except with respect to FASA (as defined below), which includes the data from April 3, 2019, the date of its acquisition by Afya Brazil); (ii) was derived from the internal management records of those acquired companies, rather than historical operating information; (iii) is akin to gross tuition fees charged to undergraduate students; (iv) differs from the tuition fees set forth in our financial statements, which are presented as the sum of gross tuition fees charged to undergraduate students, gross tuition fees charged to graduate students and scholarships; and (v) does not represent net revenue as disclosed in our financial statements included elsewhere in this prospectus. Combined tuition fees does not include tuition fees we charge graduate students as graduate courses form a small part of our business (they

ii

represent less than 1% of our gross tuition fees). For further information, see "Presentation of Financial and Other Information—Combined Tuition Fees."

    Notice to EEA Investors

              In any EEA Member State that has implemented the Prospectus Directive, this communication is only addressed to and is only directed at qualified investors in that Member State within the meaning of the Prospectus Directive.

              This prospectus has been prepared on the basis that any offer of our Class A common shares in any Member State of the European Economic Area ("EEA") (each, a "Relevant Member State"), will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make any offer within the EEA of our Class A common shares which are the subject of this offering may only do so in circumstances in which no obligation arises for Afya or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of our Class A common shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

              For the purposes of this provision, the expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each Relevant Member State.

    Notice to UK Investors

              In the United Kingdom, this prospectus is only addressed to and directed at qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

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SUMMARY

              This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important or relevant to you, and we urge you to read this entire prospectus carefully, including the "Risk Factors," "Business," "Presentation of Financial and Other Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections and our consolidated financial statements, unaudited pro forma consolidated financial information, and the historical audited financial statements of our acquired businesses and the respective notes thereto, included elsewhere in this prospectus, before deciding to invest in our Class A common shares.

Our Value Proposition

              Our mission is to become the reference in medical and healthcare education, empowering students to transform their ambitions into rewarding lifelong learning experiences.

              Medical education has evolved over time. However, until recently, the foundations of how medical schools and educational programs developed, assessed, and disseminated medical education content remained largely static. Increased knowledge of how the human brain functions and processes information has led to a shift towards improved ways to transfer and retain knowledge, to the benefit of today's physicians.

              Physicians are lifelong medical learners that must learn and retain evolving medical knowledge and that face increased competition from their peers. We believe our focused, individualized, and technology-enabled offerings can provide them with a more effective, personalized, and retainable learning experience.

              Our students spend extensive periods of learning time with us. This allows us to gather information on their learning habits that we then apply to their learning experience, making it more effective and efficient and which we believe sets us apart from our peers.

              We are passionate about knowledge and committed to enabling lifelong medical learners reach their full potential. We expect our end-to-end physician-centric ecosystem to benefit students enrolled in our schools and digital platforms, our educators, our residency network (comprised of partner hospitals and clinics), and third-party medical schools that adopt our products and services.

              Since many of our schools are located in geographic regions where medical services are scarce and populations are underserved, our students have a positive social impact on the underprivileged population of those regions through our training programs that provide free medical consultations and treatments. By empowering our students to be lifelong learners, we foster better physicians, improve access to medical care in the regions of Brazil in which we are present, and ultimately help save lives.

Overview

              We are the leading medical education group in Brazil based on number of medical school seats, as published by the Brazilian Ministry of Education, or MEC, as of December 31, 2018, delivering an end-to-end physician-centric ecosystem that serves and empowers students to be lifelong medical learners from the moment they join us as medical students through their medical residency preparation, graduation program, medical post-graduate specialization programs and continuing medical education activities, or CME.

              Our innovative methodological approach combines integrated content, interactive learning, and an adaptive experience for lifelong medical learners. Through our educational content and technology-enabled activities, we focus on effective, personalized learning that mirrors one-on-one tutoring.

              We have the largest medical education footprint in Brazil. Our undergraduate and graduate campuses are spread across 12 Brazilian states, and our digital medical platform is available across Brazil. As of September 30, 2019, our network of 19 undergraduate and graduate medical school campuses consisted of 12 operating units (units that have been approved by MEC and that have commenced operations) and seven approved units (units that have been approved by MEC, but that have not yet commenced operations), compared to nine and four operating units as of December 31, 2018 and December 31, 2017, respectively, and to five and no approved units as of December 31, 2018 and December 31, 2017, respectively. As of September 30, 2019, our network of 1,572 medical school seats consisted of 1,222 operating seats (seats that have been approved by MEC and that have commenced operations) and 350 approved seats (seats that have been approved by MEC, but that have not yet commenced operations), compared to 917 and 420 operating seats as of December 31, 2018 and December 31, 2017, respectively. We plan to expand our network by opening the seven approved medical school campuses we were recently awarded in connection with the "Mais Médicos" program (the Brazilian federal government initiative to reduce shortages of doctors in the most underserved and vulnerable regions of Brazil) by 2021, taking our total to 19 operating medical school campuses in 12 Brazilian states.

              In addition to health sciences courses, which comprise medicine, dentistry, nursing, radiology, psychology, pharmacy, physical education, physiotherapy, nutrition and biomedicine, we also offer degree programs and courses in other subjects and disciplines across several of our campuses, including undergraduate and post-graduate courses in business administration, accounting, law, civil engineering, industrial engineering and pedagogy. These non-health courses are not part of our core business, although the number of non-health sciences courses we offer has increased as a consequence of our strategic acquisitions in 2018 and 2019 of multi-disciplinary schools with strong health sciences programs, which are our principal focus. Although non-health courses are not part of our growth strategy, we expect to continue to offer them to the extent they generate local demand. Following our acquisition of Medcel in the first quarter of 2019 and IPEMED in the second quarter of 2019, we also offer residency preparatory courses and medical post-graduate specialization programs, delivering printed and digital content, an online medical education platform and practical medical training.

              As of September 30, 2019, we had 35,417 enrolled students, compared to 9,032 enrolled students as of September 30, 2018, representing growth of 292% for the period. As of December 31, 2018, we had 19,720 enrolled students, compared to 10,164 enrolled students as of December 31, 2017, representing growth of 94.0% for the year.

              Our business model is characterized by high revenue visibility and operating leverage. Over 96% of our historical revenue for the nine months ended September 30, 2019 and for the years ended December 31, 2018 and 2017 was comprised of the monthly tuition fees we charge students enrolled in our undergraduate and graduate courses. Following our acquisition of Medcel in the first quarter of 2019, we expect our revenue will be driven primarily by the monthly tuition fees we charge students enrolled in our undergraduate and graduate courses (which represented 89.3% and 88.6% of our total pro forma revenue for the nine months ended September 30, 2019 and the year ended December 31, 2018, respectively), and the fees Medcel charges students enrolled in its residency preparatory courses (which represented 7.2% and 11.4% of our total pro forma revenue for the nine months ended September 30, 2019 and the year ended December 31, 2018, respectively). In addition, in 2018, approximately 85.6% of Medcel's residency preparatory courses revenue was derived from printed books and e-books, and approximately 14.4% was derived from access to Medcel's digital platform. For further information, see "Unaudited Pro Forma Condensed Consolidated Financial Information" and the unaudited interim consolidated financial statements as of September 30, 2019 and for the period from January 1, 2019 to March 28, 2019 and for the nine months ended September 30, 2018 and audited financial statements as of and for the years ended December 31, 2018 and 2017 of Medcel, including the notes thereto, included elsewhere in this prospectus.

              Our ability to execute our business model and strategy, primarily through our acquisitions (which represented approximately 61% and 64% of our total growth in terms of combined tuition fees and net revenue, respectively, in 2018) and organic growth (which represented approximately 39% and 36% of our total growth in terms of combined tuition fees and net revenue, respectively, in 2018), has led to growth, profitability and cash generation:

  •
  Our net revenue totaled R$529.8 million and R$227.7 million for the nine months ended September 30, 2019 and 2018, respectively, representing an increase of 132.7%. Our net revenue totaled R$333.9 million and R$216.0 million in 2018 and 2017, respectively, representing an increase of 54.6%. Our pro forma net revenue totaled R$564.5 million for the nine months ended September 30, 2019. Our pro forma net revenue totaled R$547.6 million in 2018;

  •
  Medical schools tuition fees represented 69% and 73% of total combined tuition fees for the nine months ended September 30, 2019 and 2018, respectively. Medical schools tuition fees represented 65.5% and 58.6% of total combined tuition fees in 2018 and 2017, respectively. The average monthly ticket for medical school tuition fees was R$8,106 for the three months ended September 30, 2019, which represents an increase of 17% from the R$6,947 average monthly ticket for medical school tuition fees for the three months ended September 30, 2018;

  •
  Residency preparatory courses, continuing medical education and medical post-graduate specialization programs offerings totaled R$56.0 million in net revenue for the nine months ended September 30, 2019, representing 9.2% of our pro forma net revenue;

  •
  We generated net income of R$119.8 million and R$68.4 million for the nine months ended September 30, 2019 and 2018, respectively, representing an increase of 75.1%. We generated net income of R$94.7 million and R$48.5 million in 2018 and 2017, respectively, representing an increase of 95.4%;

  •
  Our Adjusted EBITDA totaled R$203.1 million and R$80.5 million for the nine months ended September 30, 2019 and 2018, respectively, representing an increase of 149.6%. Our Adjusted EBITDA totaled R$119.9 million and R$57.3 million in 2018 and 2017, respectively, representing an increase of 109.2%;

  •
  Our Pro Forma Adjusted EBITDA totaled R$226.2 million for the nine months ended September 30, 2019. Our Pro Forma Adjusted EBITDA totaled R$198.1 million in 2018;

  •
  Our Pro Forma Adjusted Net Income totaled R$183.0 million for the nine months ended September 30, 2019. Our Pro Forma Adjusted Net Income totaled R$147.8 million in 2018; and

  •
  Our Operating Cash Conversion Ratio was 108.4% for the nine months ended September 30, 2019, 84.1% for the nine months ended September 30, 2018, 71.7% in 2018 and 70.6% in 2017.

              Quality is a cornerstone of our value proposition. As of May 2019, our average Institutional Concept score, which is measured and published by MEC, and is based on certain institutional planning and development, academic, and management criteria, was 4.4 on a scale of 1 to 5, compared to the Brazilian average of 3.5.

              In 2018, we were also awarded seven new undergraduate campuses in connection with the "Mais Médicos" program, the largest number awarded to any education group, with a total of 350 new medical school seats. Although four of these awards are currently subject of legal proceedings filed by certain of our competitors against MEC, Afya is authorized to open and operate the seven new medical schools awarded in connection with the "Mais Médicos" program, as none of these legal proceedings prevents the opening and operation of the medical schools awarded. See "Business—Legal Proceedings—"Mais Médicos" Proceedings."

Market Opportunity

              According to a third-party consulting firm, the total addressable market for the medical career segment in Brazil was R$16.4 billion as of December 31, 2018, comprised of (i) a R$10.0 billion medical school market, (ii) a R$1.0 billion residency preparatory courses market, (iii) a R$3.7 billion medical specialization courses market, and (iv) a R$1.6 billion continuing medical education market, each calculated as described in "Industry—Market assessment and forecasts on medical education—Total health education market potential." We estimate that we currently capture approximately 2.0% of the total addressable market based on our net revenue for the year ended December 31, 2018. This market encompasses over 700,000 lifelong medical learners in Brazil, comprised of 108,000 medical students, 71,000 students seeking residency preparatory courses, and 76,600 and 454,848 physicians seeking to enroll in specialization courses and CME, respectively.

              Medical education in Brazil benefits from a combination of demographic and social factors, such as the expected increase in the number of people over 65 due to the increase in average life expectancy, as well as the shortage of medical professionals in Brazil, which has resulted in an imbalance between supply and demand. It also benefits from macroeconomic and financial factors, such as the increase in average household income, which has resulted in an increase in demand for medical services and an increase in private and public healthcare spending. Accordingly, we expect the medical education market in Brazil to continue to grow.

              Additionally, given our end-to-end and physician-centric ecosystem, our strong business model, and our reputation for quality, we believe that we are well-positioned to take advantage of the favorable growth dynamics of the medical education market in Brazil. According to a third-party consulting firm, the total addressable market for medical education is expected to grow at a compound annual growth rate, or CAGR, of 14.1% over the next five years, reaching R$31.6 billion by 2023. Including other healthcare education services, the addressable market is expected to grow at a CAGR of 13.6% in the next five years, reaching R$64.9 billion by 2023.

Underlying Trends of Medical Education in Brazil

              In addition to a large and underpenetrated total addressable market, we have identified other trends that contribute to the strength of the markets we serve:

  •
  Increased life expectancy and demand for medical services:  The Brazilian population is aging at the fastest rate in its recent history. Average life expectancy is currently 76.2 years, and the number of people over 65 should double from 7% of the total population in 2012 to 14% of the total population in 2033. This has led to, and is expected to continue to drive, increased demand for health care professionals. In addition, private healthcare spending and public healthcare spending in Brazil grew at a CAGR of 14.0% and 11.8%, respectively, from 2010 to 2015, primarily due to an increase in demand for medical services as a result of an aging population and an increase in average household income. These trends have continued since 2015 to date.

  •
  Shortage of medical professionals in Brazil:  There is a shortage of medical professionals in Brazil, primarily due to the uneven socio-economic environment. On average, Brazilian cities with less than 50,000 inhabitants, which corresponds to approximately 90% of all cities in Brazil, have less than one physician per 1,000 residents. Brazil is expected to have an average of 3.07 physicians per 1,000 inhabitants by 2028, below the 3.4 average for 2018 of Organization for Economic Cooperation and Development, or OECD, countries.

  •
  Attractive financial incentives:  The medical profession is lucrative. Medical professionals are highly employable, with salaries that are on average more than three times higher than the average salary for other professions such as engineering, nursing and law, and 1.9 to 3.8 times higher than the net present value of engineering, nursing or law programs in Brazil.

  •
  Supply and demand imbalance for medical education:  The number of available medical course seats in Brazil is controlled by the MEC, which has limited medical school intakes to current levels until 2023, resulting in a significant imbalance between supply and demand. In the last three years, medical schools have on average received five applications per available medical course seat, and four applications per available residency program vacancy, and the number of applications are expected to increase. We believe that graduate courses will gradually become a more popular, high-demand destination for physicians that are not admitted into residency programs.

  •
  CME Expansion:  The growing number of physicians in Brazil and the demand for ongoing education on new medical procedures, drugs, technologies, and developments will continue to drive demand for CME.

  •
  Technological innovation is driving medical education:  The current generation of medical students and professionals require instantly accessible digital content. Over 600,000 biomedical articles have been published globally every year since 2005, and it is critical for lifelong learners to be able to access information and learning methodologies regardless of location and physical availability.

  •
  Limited scope of existing product offerings:  By generally limiting their focus on individual aspects of a student's education cycle, traditional education providers have struggled to build comprehensive student track records and profile databases. Consequently, there is a general lack of integrated platforms that apply accumulated student information to efficiently tailor experiences to, or produce bespoke materials for, the particular needs of each student.

              We believe we are well-positioned to take advantage of this market and its trends, bringing a more effective, personal and diversified service to our students, which will enable us to continue to grow our market share.

Our Products and Services

              We offer the following educational products and services to lifelong medical learners enrolled across our evolving distribution network, as well as to third-party medical schools:

    Medical Schools

  •
  Fully integrated core curricula that we offer our medical school students across all our campuses, which we implemented for all incoming medical students in the second half of 2019; and

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  All our medical students have access to our supplemental instructional platforms as part of the internship module of their medical course. Beginning in the first half of 2020, this will be implemented for all incoming medical students.

    Medical Residency Preparatory Courses

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  Instructional content in digital format we offer medical students and newly graduated physicians to prepare them for medical residency exams; and

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  Supplementary instructional content in digital format we offer third-party medical schools that adopt our services.

    Graduate Courses

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  Graduate medical courses we offer our medical school students across all our campuses. These students also have access to some of our supplemental instructional platforms; and

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  Supplemental instructional content for different medical specializations we offer individual lifelong medical learners in our graduate courses.

    Other Programs

  •
  Other national core curricula we offer all students across all our undergraduate campuses: healthcare degrees and a subset of non-healthcare degrees, including business and engineering degrees offered by the companies we invested in or acquired.

Key Benefits for our Lifelong Medical Learners

              We believe the end-to-end physician-centric ecosystem we have been developing for our students sets us apart from our peers, as we deliver content and learning activities that are tailored to each student's needs. This contributes to a more interactive and enjoyable learning process for our students, breaking away from a teaching system that we perceive as presenting students with an overwhelming amount of content, unengaging classes and scattered information. We achieve this based on three main pillars: innovative data-oriented methodology, a cutting-edge platform and state-of-the-art operating environment.

    Innovative, Data-oriented Methodology

              Our proprietary methodology to support our students' lifelong medical education is based on the following concepts:

              Standardized medical curricula:    The organization of our medical curricula around interdisciplinary macro-medical topics to guide the development of in-person teaching plans and online learning tools, offering a scalable solution for schools through weekly synchronized content;

              Active learning:    Educational strategy to foster independent, critical and creative student thinking, as well as encourage effective teamwork through case-based problem-solving exercises, debates and small-group discussions;

              Blended learning:    Balanced in-person teaching with technology-assisted activities to improve student and teacher efficiency and results; and

              Adaptive learning:    A personalized instruction and assessment tool that provides training and content tailor made to each student's individual profile. Students can access real-time feedback on areas in which they can improve, effective learning methods and teaching/study plans that are most suitable for them.

    Cutting-Edge Platform

              We deliver modern, bespoke verbal and practical teaching. We continuously invest in creating innovative technology-enabled activities and features to enhance our platform. We offer our medical school students doing internships or studying for residency exams the following features through our digital platform:

              Web-portal and in-app communication:    Online platform combining supplementary instructional content and a personalized communication tool for students, through which they can also access our content offline;

              Learning tools:    We have over 5,000 digitally-managed and delivered instructional tools designed by its teachers to address complex learning objectives. Content is organized and tagged by theme and delivered in various formats, including, among others, online classes, podcasts, quizzes, and books, to cater to different learning methods and the preferences of each student. As of September 30, 2019, our learning tools consisted of more than 2,033 video classes, 824 book chapters, 1,270 podcasts, 1,070 summarized texts and an exam bank of approximately 1,604 questions;

              Assessment tool:    Broad database suite comprising approximately 85 thousand quizzes and problem-solving activities, through which students can choose the subjects they would like to focus on, with additional teacher-led instructional content;

              Web series:    Pioneering instructional medical web-series, comprised of 12 diagnosis-based recorded classes written and taught by specialist physicians who are also our teachers. The first series covered 50 clinical cases through the discussion of 144 medical macro themes. We plan to release two additional seasons of our medical web-series covering over 100 diseases. As of September 30, 2019, there were 129,280 views and 50,072 unique users of our medical web-series, with a +84% engagement rate; and

              Tutoring/Mentoring Platform:    An online monitoring and support platform for both undergraduate and graduate medical students, which we launched in October 2019. The platform allows tutors to interact with students through emails, video calls, voice calls and push notifications, and keeps records of such interactions. It also allows students to ask the tutors questions and schedule appointments. The platform also tracks individual student performance and progress.

    State-of-the-Art Operating Environment

              For us, individualized learning should be used not just when offering content or technology-supported activities, but also during in-person encounters. Our professors can use our resources to approach lessons more objectively, focusing on each student's needs:

              Modern teaching facilities:    We have designed our classrooms to engage students in active learning. We rely on cutting-edge didactical equipment and simulation labs and state of the art realistic simulation technologies;

              Medical specializations centers:    Our campuses offer simulation centers and clinics where students can practice primary and secondary care, leveraging the learning process and providing medical assistance to the local population; and

              Practical learning network:    Throughout the internship cycle, our students can access over 50 partner teaching hospitals and clinics, the largest network of any education group in Brazil.

    Evolving Distribution Network

              We believe that an effective end-to-end physician-centric ecosystem goes beyond offering the largest and most complete operating infrastructure to the students enrolled in our campuses and with access to our digital platforms. Through our evolving distribution model, we also expect to empower lifelong medical learners across our growing network of diversified partner teaching hospitals, clinics and third party medical schools by increasing our products and services offerings as we continue to expand our business-to-business, or B2B, capabilities. Our partnerships include renowned institutions such as the Brazilian Cancer Foundation, which joined our network in January 2020.

Our Competitive Strengths

    Continuous focus on disrupting traditional medical education

  •
  We have an in-depth understanding of medical education and the related issues faced by students in Brazil. As the largest medical education group in Brazil, we are able to identify trends and adapt our services accordingly;

  •
  We have developed a methodological approach to learning that incorporates individualization and technology in both digital and physical format;

  •
  We currently produce content that is centralized, continuously updated and available to all our institutions and students;

  •
  We have the largest operating infrastructure in medical education in Brazil, with more than 50 partner teaching hospitals and clinics and 595 physicians and specialists in our ecosystem;

  •
  We have developed the first instructional medical web-series created globally and have already been working on the second and third seasons;

  •
  We believe we are the first education group in Brazil to offer a fully digital and customized service for medical residency exam preparation; and

  •
  We believe we are the first player to offer supplemental medical education content to third-party institutions through a business-to-business model.

    High quality standards

              Our operating infrastructure and innovative methodological approach has achieved high levels of satisfaction across our medical schools. Through our digital platforms, we monitor our students' learning experience using several criteria and variables. According to Educainsights, our Net Promoter Score, or NPS, a widely known survey methodology that measures the willingness of customers to recommend a company's products and services, was 25 for medical students that graduated more than five years ago, 43 for medical students that graduated more than two years ago and less than five years ago, and 52 for medical students that graduated less than two years ago. This gradual improvement in our NPS score shows our continuing commitment to high-quality education and the medical careers of our students. Additionally, all of our undergraduate institutions are highly evaluated by MEC, with an average Institutional Score (Conceito Institucional) rating above 4, out of a maximum of 5. See "Regulatory Overview—Regulatory Processes of Post-Secondary Education Institutions—Accreditation of Post-Secondary Education Institutions and Authorization and Recognition of Programs" for further information on the Conceito Institucional.

              In addition, our online medical education platform that offers distance learning residency preparatory courses, we are able to monitor our students' learning experience using several criteria and variables, including the educational materials they access and use, frequently asked questions, their study hours and schedule, and their attendance record. Furthermore, as a result of the quality of the content and methodology and the differentiated services offered by Medcel, third-party medical schools proactively contact it seeking to adopt Medcel's medical education content to improve their medical students' learning experience and academic scores. As of September 30, 2019, approximately eight third-party schools had adopted Medcel's medical education content.

    The nature of our business model

              Attractive financial model:    We have a strong combination of significantly low customer acquisition costs, calculated as the sum of sales and marketing and personnel expenses divided by student additions, which were approximately R$1,300 per student as of December 31, 2018, high occupancy rates of approximately 100% of medical seats in our medical schools as of September 30, 2019 and December 31, 2018, and strong operating cash flow generation of 108.4% and 78.7% as of September 30, 2019 and December 31, 2018, respectively. Student additions are the sum of 543 student enrollments from 2017 to 2018 and 420 graduating student replacements. As of December 31, 2018, our Life Time Value (LTV), calculated as the sum of R$54,396 gross income per student divided by 16.7% (to account for one-sixth of the student base graduating every year), was R$326,376.

              Contracted growth:    We have contracted growth visibility into medical schools that are in the initial six years of operations as a result of the six-year maturation cycle of our medical school seats. This cycle begins when a medical school becomes operational, with a first year medical school class that progresses through the required six years as the next classes begin behind it, and ends when the medical school has six school years of medical students and has therefore reached capacity at maturation (i.e., the maximum number of approved seats). Since the maximum number of medical seats per medical school is set by regulation, the only way to grow our medical school seats, and thus our numbers of enrollments, is through acquisitions or starting new medical schools. As of September 30, 2019 and following our acquisitions in 2019, we had 1,572 approved medical school seats out of an expected total capacity of 11,257 medical school enrollments by 2025, which gives us visibility as to the growth potential of our revenues over the period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Medical School Regulatory Capacity and Capacity at Maturation."

              End-to-End ecosystem:    Successfully integrating the businesses we invest in or acquire, allows us to offer an end-to-end physician-centric ecosystem. The point of entry of one business unit is the point of exit from another, which increases cross-selling and upselling opportunities.

              Difficult to replicate:    We believe the combination of regulatory barriers, demand and supply imbalance and our end-to-end physician-centric ecosystem are difficult to replicate and that it would take a significant amount of time for competitors to reach the scale of our operation.

              Self-reinforcing network effects of our education cycle:    As we aim to be the trusted content and knowledge partner for lifelong medical learners in Brazil, we have created and have been nurturing an education cycle that entails differentiation, talented stakeholders and recognition. Our continuous focus on implementing all stages of our cycle has allowed us to continuously expand our footprint.

Social Impact
Students provide free consultations and treatments
Value Proposition
Thematic, trusted and knowledge partner for life
Academic Excellence
4.3 avg. Institutional Concept
Reference
3.5
Differentiate
Content & Methodology
Centralized, data-driven, integrated and adaptive
IP Rights
Anytime, anywhere
Retain
Growth
Attract
Customer Experience
Net Promoter Score
52 undergraduate
61 graduate
Innovation & Pioneering
Digital residency prep., web-series
B2B supplemental medical education
Direct & Third-parties' Infrastructure
Largest medical ecosystem in Brazil

    Extensive M&A track record

              We have extensive capabilities in, and a strong track record of, identifying, negotiating and successfully integrating acquisitions. We have developed an integration model, operated by a dedicated team responsible for analyzing, mapping and integrating the systems of our acquired businesses, that we believe enables us to fully integrate the businesses we acquire in an efficient manner and within 12 months of their acquisition. Our integration model is comprised of four stages:

  •
  Stage 1 (Preliminary Analysis):  Preliminary analysis of the available infrastructure, organizational structure and teaching model of the acquired business to identify potential integration issues.

  •
  Stage 2 (Detailed Mapping):  Detailed migration diagnosis and mapping of the systems, processes and teaching model of the acquired business to be integrated into our centralized shared-services center and academic model.

  •
  Stage 3 (Integration/Migration):  Centralization and migration of the systems and processes into our shared services center and standardization of the teaching model of the acquired business.

  •
  Stage 4 (Ongoing Support):  Post migration/integration remote and on-site support and monitoring to stabilize the integrated operations of the acquired business.

              In 2019 and 2018, we successfully acquired or invested in a total of 11 companies, increasing our number of medical schools seats, expanding into new medical education segments and integrating new technologies that allow us to innovate and enhance our value proposition to lifelong medical learners. As of the date of this prospectus, we have fully integrated the operations of seven of our acquisitions carried out in 2019 and 2018 with our existing business. We are in the process of integrating the operations of our four other acquisitions carried out in 2019 and 2018 (IESP, IPEMED, Medcel Editora and CBB Web), the integration of which we expect to complete by May 2020.

              Our limited operating history as a consolidated company and our recent acquisitions entail a number of challenges, such as effectively integrating the operations of any acquired companies with our existing business and managing a growing number of campuses. See "Risk Factors—Certain Risks Relating to Our Business and Industry—We may not be able to identify and acquire new medical higher education institutions or meet our strategic and financial goals in connection with any business acquisition we seek, and difficulties in effectively integrating and managing a growing number of campuses may adversely affect our strategic objectives" and "Risk Factors—Certain Risks Relating to Our Business and Industry—Our limited operating history as a consolidated company, our recent acquisitions and the comparability of our results may make it difficult for investors to evaluate our business, financial condition, results of operations and prospects."

    Purpose-driven culture

              Medical education requires a core human value: compassion. As we endeavor to revolutionize medical education in Brazil, we believe that by training and educating better physicians we are helping people and their communities across Brazil. This mission has united families and entrepreneurs, executives and sponsors with over 20 years of knowhow and expertise in the education sector. Our internal satisfaction survey conducted in 2018 showed employee satisfaction levels of 86.3 out of a possible 100, based on several criteria, such as trust in, and a commitment to, our values, leadership satisfaction, work satisfaction, learning and development and active participation in our activities, reinforcing our strong commitment to our mission and purpose.

Our Growth Strategies

              We aim to continue to grow organically and through acquisitions and to generate greater shareholder value by implementing the following strategic initiatives:

    Maturation of current number of authorized medical school seats

              We benefit from contracted growth visibility in our medical schools that are in the initial six years of operations, which we derive from two main sources: (1) the six-year maturation cycle of our medical school seats, which begins when a medical school becomes operational, with a first year medical school class which progresses through the required six years as the next classes begin behind it, and which ends when the medical school has six school years of medical students and has therefore reached capacity at maturation (i.e., the maximum number of approved seats), and (2) new enrollments from our seven recently awarded campuses in connection with the "Mais Médicos" program. Since the maximum number of medical seats per medical school is set by applicable regulations, the only way to grow our medical school seats, and thus our number of enrollments, is through acquisitions or starting new medical schools. Assuming full compliance with applicable regulations and that our seven new "Mais Médicos" campuses mature as expected with 50 medical seats for each campus, we estimate reaching a total medical student base of 11,257 students by 2025. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Medical School Regulatory Capacity and Capacity at Maturation" and "Risk Factors—Certain Risks Relating to Our Business and Industry—The post-secondary education sector is highly regulated, and our failure to comply with existing or future laws and regulations could significantly impact our business."

    Expand our medical residency preparation enrollments base

              Competition for medical residencies should increase as the number of graduating physicians grows and the number of available residency seats remains static. According to a third-party consulting firm, the number of applicants for medical residency programs is expected to grow at a rate of 13.4% per year through 2022. We plan to continue to grow our medical residency exam preparation student enrollments, leveraging the academic outcome, scalability and learning experience of our digital platform.

    Expand our graduate programs enrollments base

              Due to the shortage of medical residency seats and the growing demand for medical graduate courses, we believe we will be able to expand our current offering in this segment.

              We intend to continue developing our business-to-business strategy by increasing the number of partners and student enrollments through increased marketing and sales effort.

    Cross sell across our existing medical students base

              Because our solutions target the lifelong education journey of medical students, we have identified an opportunity to increase student enrollments at a low marginal cost driven by cross selling opportunities such as increasing the number of former undergraduate students subscribing to our medical residency exam solutions and the number of former undergraduate and/or medical residency students applying to our graduate and CME courses.

    Expand our B2B capabilities

              B2B contracts are effective customer entry points to our products and services. Students are familiar with our platforms, increasing our brand equity and helping us attract more physicians to enroll in preparatory courses, graduate programs and CME products.

    Expand our distribution channels

              We plan to continuously expand our distribution network by increasing our presence in direct and third-party channels, launching graduate courses or CME for third-party continuing medical education hubs (including, but not limited to, hospitals, clinics and other medical schools) to grow our graduate medical footprint, through partnerships with such third-party continuing medical education hubs.

    Leverage infrastructure and extract synergies from acquisitions

              We believe we have been able to successfully integrate our acquisitions into our ecosystem. We plan to implement several measures to improve the profitability of recent acquisitions, including but not limited to:

  •
  Streamlining fee discounts and scholarship policies;

  •
  Integrating operations with our shared-services center;

  •
  Streamlining faculty training in line with our career plan; and

  •
  Integrating teaching models into our academic model.

    Continue to selectively pursue M&A opportunities

              We plan to selectively pursue acquisitions that will complement our current medical education services offering and/or enhance our product portfolio, such as digital content platforms, continuing medical education institutions and other medical certification companies, among others. We are currently evaluating possible acquisition opportunities and submit non-binding proposals from time to time. We believe that we have developed a strong capability and track record of acquisitions. In 2019, we acquired or invested in six companies, which increased our medical school seats by more than 24% over the year. In 2018, we acquired or invested in five companies, which increased our medical school seats by more than 118.3% over the year. Our acquisition of Medcel enabled us to access the medical residency preparation market, and the acquisition of Instituto de Pesquisa e Ensino Médico do Estado de Minas Gerais Ltda., or IPEMED, enabled us to enter the graduate and specialization courses market. Our acquisition strategy is mainly focused on expanding our medical school footprint by adding new institutions to our existing portfolio.

    Enter into new markets

              We believe our end-to-end physician-centric ecosystem is equipped to serve medical students in complementary segments where our innovative methodological, data-driven approach can continue to disrupt traditional vendors and legacy business models. We believe opportunities exist in new sectors and regions of Brazil. In the future, we intend to focus on expanding further into continuing medical education. We may also seek to grow our business by selectively expanding into international markets with similar fundamentals.

    Develop new products

              We plan to continuously evolve our platform and offer solutions that keep up with the growing demands of our students. We have a planned pipeline of new products, including new medical web-series seasons, corporate medical training, new extension health programs, a tutoring suite, a peer-to-peer suite and a virtual reality product.

Our Corporate Structure

    Our Corporate Reorganization

              We are a Cayman Islands exempted company, incorporated with limited liability on March 22, 2019.

              On March 29, 2019, BR Health (a wholly-owned subsidiary of Crescera that controls Guardaya), and Guardaya (which owns 100% of Medcel Editora and CBB Web) merged into Afya Brazil, resulting in the transfer to Afya Brazil of 100% of Medcel Editora and CBB Web and 15% of União Educacional do Planalto Central S.A., or UEPC, a medical school located in the Federal District.

              Additionally, on June 18, 2019, Afya Brazil acquired an additional 15% interest in UEPC through a contribution by Crescera of its additional 15% interest in UEPC into Afya Brazil's share capital. The purchase price was R$24.5 million. This contribution was conducted as part of our corporate reorganization and pursuant to the terms and conditions of (i) a purchase agreement between BR Health and UEPC's controlling shareholders, which was assigned by BR Health to Crescera on March 25, 2019, and which required Crescera to acquire the 15% interest in UEPC directly from UEPC's controlling shareholders, and (ii) an investment agreement dated March 29, 2019, among Crescera, certain members of the Esteves family, a minority shareholder and Afya Brazil, pursuant to which Crescera agreed to subsequently contribute its additional 15% interest in UEPC into Afya Brazil's share capital in exchange for a certain number of shares in Afya Brazil, to be calculated at the time of the contribution in accordance with the calculation formula set forth in the investment agreement.

              Prior to the consummation of our initial public offering, which closed on July 23, 2019, the Esteves Family, Crescera, other members of the Esteves family and the other shareholders of Afya Brazil, or the Afya Brazil Minority Shareholder Group, contributed all of their shares in Afya Participações S.A. (formerly NRE Participações S.A.), or Afya Brazil, to us. In return for this contribution, we issued 58,485,140 new Class B common shares to Nicolau Carvalho Esteves, Rosângela de Oliveira Tavares Esteves and Crescera and 17,370,248 new Class A common shares to the other members of the Esteves family and the Afya Brazil Minority Shareholder Group, in each case in a one-to-28 exchange for the shares of Afya Brazil contributed to us. Until the contribution of Afya Brazil shares to us, we had no operations and had only nominal assets and liabilities and no material contingent liabilities or commitments.

              After accounting for the new Class A common shares that will be issued and sold by us in this offering, we will have a total of 92,764,203 common shares issued and outstanding immediately following this offering, 49,557,773 of these shares will be Class B common shares beneficially owned by the Esteves Family and Crescera, and 43,186,430 of these shares will be Class A common shares beneficially owned by investors purchasing in this offering and our initial public offering.

    Roll-up transactions

              On June 14, 2019, we concluded the roll-up of the minority shareholders of Instituto Educacional Santo Agostinho S.A., or FASA, to Afya Brazil. On June 16, 2019, we concluded the roll-up of the minority shareholders of IESP to Afya Brazil. On June 17, 2019, we concluded the roll-up of the minority shareholders of UNIVAÇO to Afya Brazil.

    Initial Public Offering

              On July 18, 2019, the registration statement on Form F-1 (File No 333-232309) relating to our initial public offering of our class A common shares was declared effective by the SEC. On July 23, 2019, we closed our initial public offering, pursuant to which we issued and sold 13,888,887 Class A common shares and certain selling shareholders sold 1,916,954 Class A common shares.

              The following chart shows our corporate structure, after giving effect to our corporate reorganization and this offering:

*
Except for UEPC, all subsidiaries are controlled and/or wholly owned by Afya Brazil.

**
ITPAC Palmas, ITPAC Cametá, ITPAC Cruzeiro do Sul and ITPAC Manacapuru are branches of ITPAC Araguaína, ITPAC Abaetetuba and ITPAC Bragança are branches of ITPAC Porto Nacional, and ITPAC Santa Inês and ITPAC Itacoatiara are branches of IPTAN. Campuses for ITPAC Cametá, ITPAC Cruzeiro do Sul, ITPAC Manacapuru, ITPAC Abaetetuba, ITPAC Bragança, ITPAC Santa Inês and ITPAC Itacoatiara are expected to open by 2021.

***
RD means RD Administração e Participações Ltda.

****
CIS means Centro Integrado de Saúde de Teresina Ltda.

*****
ESMC was incorporated through the spin-off of FASA, with the transfer from FASA to ESMC of the assets of FASA located in the State of Minas Gerais.

Recent Developments

    Acquisitions

    UniRedentor

              On November 1, 2019, Afya Brazil entered into a purchase agreement for the acquisition of 100% of UniRedentor—Sociedade Universitária Redentor, or UniRedentor. UniRedentor is a post-secondary education institution with governmental authorization to offer on-campus, undergraduate courses in medicine in the State of Rio de Janeiro. UniRedentor also offers other health-related undergraduate degrees and graduate programs in medicine and health, as well as other courses. In 2019, UniRedentor's gross revenue totaled R$131.0 million and approximately 76% of its gross revenue came from health-related programs.

              The transaction was consummated on January 31, 2020. The aggregate purchase price was R$225 million, of which: (i) R$125 million was paid in cash on January 31, 2020, and (ii) R$100 million is payable in five equal installments through May 2024, adjusted by the CDI rate. The acquisition contributed 112 medical school seats to us, with a potential 44 additional medical school seats subject to approval by MEC.

    Potential Acquisition

              Afya Brazil is in advanced discussions to acquire a post-secondary education institution with governmental authorization to offer on-campus post-secondary undergraduate courses in medicine. The purchase price is expected to be between R$330 million and R$350 million, including indebtedness of the target. However, there can be no assurance that the parties will enter into a purchase agreement.

    Medical School Authorizations

              On September 30, 2019, following the revocation by the courts of the injunctions suspending the awards to open and operate medical schools in the cities of Bragança and Abaetetuba, both in the State of Pará, in connection with the "Mais Médicos" program (as described in "Business—Legal Proceedings—"Mais Médicos" Proceedings"), we obtained the authorizations from MEC to open and operate our medical schools in Bragança and Abaetetuba. The authorizations contributed 100 medical seats to Afya.

    CFO Transition Plan

              On January 13, 2020, we announced that Luciano Toledo de Campos, our Chief Financial Officer, had notified us of his intention to leave Afya for personal reasons. Mr. Campos will remain with Afya as Chief Financial Officer to ensure a smooth and effective transition of his duties, including through our scheduled full year 2019 financial results announcement. We have already started conducting our search for our next Chief Financial Officer and are at an advanced stage in our search.

    FASA Spin-Off

              On January 1, 2020, we incorporated ESMC Educação Superior Ltda., or ESMC, and transferred the two FASA campuses located in the State of Minas Gerais, which do not offer medicine courses, to ESMC. As of the date of this prospectus, FASA's activities are concentrated in its two campuses located in the State of Bahia, which offer medicine courses, among others. This spin-off did not have an impact on our consolidated financial statements.

Summary of Risk Factors

              An investment in our Class A common shares is subject to a number of risks, including risks related to our business and industry, risks related to Brazil and risks related to the offering and our Class A common shares. The following list summarizes some, but not all, of these risks. Please read the information in the section entitled "Risk Factors" for a more thorough description of these and other risks.

    Risks Relating to Our Business and Industry

  •
  We may not be able to identify and acquire new medical higher education institutions or meet our strategic and financial goals in connection with any business acquisition we seek, and difficulties in effectively integrating and managing a growing number of campuses may adversely affect our strategic objectives.

  •
  Our limited operating history as a consolidated company, our recent acquisitions and the comparability of our results may make it difficult for investors to evaluate our business, financial condition, results of operations and prospects.

  •
  The unaudited pro forma financial information included in this prospectus is presented for illustrative purposes only and may not be indicative of our combined financial condition or results of operations after giving effect to the acquisitions of IPTAN, IESVAP, IESP, FADEP and Medcel, or the Pro Forma Transactions.

  •
  Our revenues are highly concentrated in the tuition fees we charge for our medical courses and other clinical programs, and any economic, market or regulatory factors adversely affecting such medical courses and clinical programs could lead to decreased demand in the medical and clinical courses we offer, which could materially adversely affect us.

  •
  Changes to the rules or delays or suspension of tuition payments made through the Higher Education Student Financing Fund (Fundo de Financiamento ao Estudante do Ensino Superior), or FIES, may adversely affect our cash flows and our business.

  •
  If we lose the benefits of federal tax exemptions provided under the University for All Program (Programa Universidade para Todos), or PROUNI, our business, financial condition and results of operations may be adversely affected.

  •
  An increase in delays and/or defaults in the payment of tuition fees may adversely affect our income and cash flows.

  •
  Any increase in the attrition rates of students in our education programs may adversely affect our results of operations.

    Risks Relating to Brazil

  •
  The Brazilian federal government has exercised, and continues to exercise, significant influence over the Brazilian economy. This involvement as well as Brazil's political and economic conditions could adversely affect our business and the price of our Class A common shares.

  •
  Economic uncertainty and political instability in Brazil may harm our business and the price of our Class A common shares.

  •
  Inflation and certain measures by the Brazilian government to curb inflation have historically harmed the Brazilian economy and Brazilian capital markets, and high levels of inflation in the future would adversely affect our business and the price of our Class A common shares.

  •
  Exchange rate instability may have adverse effects on the Brazilian economy, us and the price of our Class A common shares.

    Risks Relating to the Offering and our Class A Common Shares

  •
  An active trading market for our Class A common shares may not be sustainable. If an active trading market is not maintained, investors may not be able to resell their shares at or above the offering price and our ability to raise capital in the future may be impaired.

  •
  The Esteves Family and Crescera, our largest group of shareholders, own 100% of our outstanding Class B common shares, which will represent approximately 92.0% of the voting power of our issued share capital following this offering, and will control all matters requiring shareholder approval. This concentration of ownership and voting power limits your ability to influence corporate matters.

  •
  Our dual class capital structure means our shares will not be included in certain indices. We cannot predict the impact this may have on our share price.

  •
  We are a Cayman Islands exempted company with limited liability. The rights of our shareholders, including with respect to fiduciary duties and corporate opportunities, may be different from the rights of shareholders governed by the laws of U.S. jurisdictions.

Corporate Information

              Our principal executive offices are located at Alameda Oscar Niemeyer, No. 119, Salas 502, 504, 1,501 and 1,503, Vila da Serra, Nova Lima, Minas Gerais, Brazil. Our telephone number at this address is +55 (31) 3515 7550.

              Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is www.afya.com.br. The information contained in, or accessible through, our website is not incorporated into this prospectus or the registration statement of which it forms a part.

Implications of Being an Emerging Growth Company

              As a company with less than US$1.07 billion in revenue during our last fiscal year, we qualify as an "emerging growth company" as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

  •
  a requirement to have only two years of audited financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations disclosure;

  •
  an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, in the assessment of our internal control over financial reporting;

  •
  reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

  •
  exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute arrangements.

              We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than US$1.07 billion in annual revenue, have more than US$700 million in market value of our Class A common shares held by non-affiliates or issue more than US$1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of the requirement to have only two years of audited financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations disclosure in this prospectus and we may choose to take advantage of other reduced reporting burdens in future filings. Accordingly, the information contained herein and the information that we provide to our shareholders may be different than the information you might get from other public companies.

              In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Given that we currently report and expect to continue to report under IFRS, we will not be able to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB.

 THE OFFERING

              This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our Class A common shares. You should carefully read this entire prospectus before investing in our Class A common shares including "Risk Factors" and our financial statements.

Issuer	Afya Limited.
Class A common shares offered by us	3,019,928 Class A common shares (or 3,500,000 Class A common shares if the underwriters exercise in full their option to purchase additional shares).
Class A common shares offered by the selling shareholders	8,501,812 Class A common shares (or 9,750,000 Class A common shares if the underwriters exercise in full their option to purchase additional shares).
Offering price	US$ per Class A common share.
Voting rights	The Class A common shares are entitled to one vote per share, whereas the Class B common shares (which are not being sold in this offering) are entitled to 10 votes per share.
Each Class B common share may be converted into one Class A common share at the option of the holder.

If, at any time, the total number of the issued and outstanding Class B common shares is less than 10% of the total number of shares outstanding, then each Class B common share will convert automatically into one Class A common share.

In addition, each Class B common share will convert automatically into one Class A common share upon any transfer, except for certain transfers to other holders of Class B common shares or their affiliates or to certain unrelated third parties as described under "Description of Share Capital—Conversion."

Holders of Class A common shares and Class B common shares will vote together as a single class on all matters, unless otherwise required by law and subject to certain exceptions set forth in our Articles of Association as described under "Description of Share Capital—Voting Rights."

Upon consummation of this offering, assuming no exercise of the underwriters' option to purchase additional shares, (1) holders of Class A common shares will hold approximately 8.0% of the combined voting power of our outstanding common shares and approximately 46.6% of our total equity ownership and (2) holders of Class B common shares will hold approximately 92.0% of the combined voting power of our outstanding common shares and approximately 53.4% of our total equity ownership.

If the underwriters exercise their option to purchase additional shares in full, (1) holders of Class A common shares will hold approximately 8.5% of the combined voting power of our outstanding common shares and approximately 48.2% of our total equity ownership and (2) holders of Class B common shares will hold approximately 91.5% of the combined voting power of our outstanding common shares and approximately 51.8% of our total equity ownership.

The rights of the holders of Class A common shares and Class B common shares are identical, except with respect to voting, conversion, and transfer restrictions applicable to the Class B common shares, as described above. In addition, holders of Class B common shares are entitled to preemptive rights to purchase additional Class B common shares in the event that additional Class A common shares are issued, upon the same economic terms and at the same price, in order to maintain such holder's proportional ownership interest in us. See "Description of Share Capital" for a description of the material terms of our common shares, and the differences between our Class A and Class B common shares.

Option to purchase additional Class A common shares

We and Crescera have granted the underwriters the right to purchase up to an additional 1,728,260 Class A common shares from us within 30 days of the date of this prospectus, at the public offering price, less underwriting discounts and commissions, on the same terms as set forth in this prospectus.

Listing	Our Class A common shares are listed and trade on the Nasdaq Global Select Market, under the symbol "AFYA."
Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately US$88.5 million (or US$102.6 million if the underwriters exercise in full their option to purchase additional shares), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to fund future acquisitions (in addition to the minimum of 1,000 medical seats specified in the use of proceeds in our initial public offering) and investments in complementary businesses, products or technologies and for general corporate purposes. See "Use of Proceeds."

We will not receive any proceeds from the sale of Class A common shares by the selling shareholders.

Share capital before and after offering

As of the date of this prospectus, our authorized share capital is US$50,000, consisting of 1,000,000,000 shares of par value US$0.00005 each. Of those authorized shares, (i) 500,000,000 are designated as Class A common shares, (ii) 250,000,000 are designated as Class B common shares, and (iii) 250,000,000 are as yet undesignated and may be issued as common shares or shares with preferred rights.

Immediately after this offering, we will have 43,186,430 Class A common shares outstanding, assuming no exercise of the underwriters' option to purchase additional shares.
Dividend policy

The amount of any distributions will depend on many factors, such as our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our board of directors and shareholders. We do not anticipate paying any cash dividends in the foreseeable future.

Lock-up agreements

We have agreed with the underwriters, subject to certain exceptions, not to offer, sell, or dispose of any shares of our share capital or securities convertible into or exchangeable or exercisable for any shares of our share capital during the 90-day period following the date of this prospectus. Members of our board of directors and our executive officers, and our principal shareholders, have agreed to substantially similar lock-up provisions, subject to certain exceptions. See "Underwriting."

Risk factors	See "Risk Factors" and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our Class A common shares.

Cayman Islands exempted company with limited liability

We are a Cayman Islands exempted company with limited liability. The rights of shareholders and the responsibilities of members of our board of directors may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S. jurisdictions. In particular, as a matter of Cayman Islands law, directors of a Cayman Islands company owe fiduciary duties to the company and separately a duty of care, diligence and skill to the company. Under Cayman Islands law, directors and officers owe the following fiduciary duties: (i) duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (ii) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) directors should not properly fetter the exercise of future discretion; (iv) duty to exercise powers fairly as between different sections of shareholders; (v) duty to exercise independent judgment; and (vi) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. Our Articles of Association have varied this last obligation by providing that a director must disclose the nature and extent of his or her interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the Nasdaq, and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting. In comparison, under the Delaware General Corporation Law, a director of a Delaware corporation owes fiduciary duties to the corporation and its stockholders comprised of the duty of care and the duty of loyalty. Such duties prohibit self-dealing by a director and mandate that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. See "Description of Share Capital—Principal Differences between Cayman Islands and U.S. Corporate Law."

              Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the option granted to the underwriters to purchase up to an additional 1,728,260 Class A common shares in connection with this offering.

SUMMARY FINANCIAL AND OTHER INFORMATION

              The following table sets forth summary consolidated historical financial data of Afya as of September 30, 2019 and for the nine months ended September 30, 2019 and 2018 and summary consolidated historical financial data for Afya Brazil as of and for the years ended December 31, 2018 and 2017 and summary unaudited pro forma financial data for the nine months ended September 30, 2019 and for the year ended December 31, 2018. This summary consolidated historical financial data has been derived from our unaudited interim condensed consolidated financial statements and our audited consolidated financial statements, included elsewhere in this prospectus. The financial results of IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A., or IPTAN, Instituto de Educação Superior do Vale do Parnaíba S.A., or IESVAP, Centro de Ciências em Saúde de Itajubá S.A., or CCSI, Instituto de Ensino Superior do Piauí S.A., or IESP, FADEP—Faculdade Educacional de Pato Branco Ltda., or FADEP, Medcel, FASA and IPEMED are included in our historical results for the periods following the closing of each such transaction, April 26, 2018, April 26, 2018, May 30, 2018, November 27, 2018, December 5, 2018, March 29, 2019, April 3, 2019 and May 9, 2019, respectively. See "Presentation of Financial and Other Information."

              The summary unaudited pro forma financial data has been derived from the Unaudited Pro Forma Condensed Consolidated Financial Information included elsewhere in this prospectus. The unaudited pro forma financial information for the nine months ending in September 30, 2019 gives effect to our acquisition of Medcel as if it occurred as of January 1, 2018 for pro forma statements of income purposes. The unaudited pro forma financial information for the year ended December 31, 2018 gives effect to our acquisitions of IPTAN, IESVAP, IESP, FADEP, and Medcel, as if they occurred as of January 1, 2018, for pro forma statements of income purposes. The pro forma financial information does not reflect other acquisitions prior to the date of acquisition. See "Presentation of Financial and Other Information." The unaudited pro forma condensed consolidated financial information does not purport to represent what our actual consolidated results of operations would have been had the acquisitions actually occurred on the date indicated, nor are they indicative of future consolidated results of operations or financial condition.

              The summary audited consolidated historical financial data and the summary unaudited pro forma consolidated financial data should be read in conjunction with "Presentation of Financial and Other Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Information" and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.

The summary audited consolidated historical financial data presented in this prospectus may not be indicative of future performance.

	Historical Afya			Pro Forma(2)
	For the Nine Months Ended September 30,
	2019	2019	2018	2019	2019
	US$ millions(1)	R$ millions		US$ millions(1)	R$ millions
Income Statement Data
Net revenue	127.2	529.8	227.7	135.6	564.5
Cost of services	(53.8)	(224.0)	(115.1)	(54.8)	(228.1)
Gross profit	73.4	305.8	112.6	80.8	336.4
General and administrative expenses	(38.9)	(162.1)	(48.3)	(42.3)	(176.3)
Other income, net	0.2	0.9	2.5	0.2	0.7
Operating income	34.7	144.6	66.9	38.6	160.8
Finance income	9.1	37.8	6.8	9.2	38.3
Finance expenses	(13.2)	(54.9)	(2.2)	(13.3)	(55.5)
Finance result	(4.1)	(17.1)	4.6	(4.1)	(17.1)
Share of income of associates	0.5	2.0	—	0.5	2.0
Income before income taxes	31.1	129.5	71.5	35.0	145.6
Income taxes expense	(2.3)	(9.7)	(3.1)	(2.7)	(11.1)
Net income	28.8	119.8	68.4	32.3	134.5
Income attributable to
Equity holders of the parent	25.0	104.1	62.3	28.5	118.8
Non-controlling interests	3.8	15.7	6.1	3.8	15.7
Earnings per share (R$, unless otherwise indicated)
Earnings per share—basic
Common shares	0.29	1.21	0.85	0.33	1.38
Earnings per share—diluted
Common shares	0.29	1.20	0.85	0.33	1.37

(1)
For convenience purposes only, amounts in reais for the nine months ended September 30, 2019 have been translated to U.S. dollars using an exchange rate of R$4.164 to US$1.00, the commercial selling rate for U.S. dollars as of September 30, 2019, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

(2)
For a discussion on our acquisitions and our unaudited pro forma condensed consolidated statement of income and related notes, see "Presentation of Financial and Other Information" and "Unaudited Pro Forma Condensed Consolidated Financial Information."

	Historical Afya Brazil			Pro Forma(2)
	For the Year Ended December 31,
	2018	2018	2017	2018	2018
	US$ millions(1)	R$ millions		US$ millions(1)	R$ millions
Income Statement Data
Net revenue	80.2	333.9	216.0	131.5	547.6
Cost of services	(40.4)	(168.1)	(124.1)	(61.2)	(254.8)

Gross profit	39.8	165.9	91.9	70.3	292.7

General and administrative expenses	(16.8)	(70.0)	(45.4)	(38.0)	(158.1)
Other income (expenses), net	0.1	0.6	2.8	(0.4)	(1.6)

Operating income	23.1	96.4	49.3	31.9	133.0

Finance income	2.5	10.4	5.2	4.4	18.3
Finance expenses	(2.0)	(8.2)	(3.6)	(6.6)	(27.5)
Finance result	0.6	2.3	1.6	(2.2)	(9.3)

Income before income taxes	23.7	98.7	51.0	29.7	123.7

Income taxes expense	(1.0)	(4.0)	(2.5)	(1.8)	(7.5)

Net income	22.7	94.7	48.5	27.9	116.2

Income attributable to
Equity holders of the parent	20.7	86.4	45.4	24.8	103.2
Non-controlling interests	2.0	8.4	3.1	3.1	13.0
Earnings per share (R$, unless otherwise indicated)(3)
Earnings per share—basic
Common shares	0.44	1.84	1.41	0.43	1.79
Earnings per share—diluted
Common shares	0.43	1.81	1.41	0.43	1.77

(1)
For convenience purposes only, amounts in reais for the year ended December 31, 2018 have been translated to U.S. dollars using an exchange rate of R$4.164 to US$1.00, the commercial selling rate for U.S. dollars as of September 30, 2019, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

(2)
For a discussion on our acquisitions and our unaudited pro forma condensed consolidated statement of income and related notes, see "Presentation of Financial and Other Information" and "Unaudited Pro Forma Condensed Consolidated Financial Information."

(3)
Considers the retroactive effects from the contribution of the shareholders of Afya Brazil to us in a one-to-28 exchange for the shares of Afya Brazil contributed to us.

	Historical Afya		Historical Afya Brazil
	As of September 30,		As of December 31,
	2019	2019	2018	2018	2017
	US$ millions(1)	R$ millions	US$ millions(1)	R$ millions
Balance Sheet Data:
Assets
Total current assets	275.0	1,144.9	32.1	133.5	60.5
Total non-current assets	435.0	1,811.7	188.5	784.9	43.1

Total assets	710.0	2,956.6	220.6	918.4	103.6

Liabilities and Equity
Total current liabilities	94.1	391.7	43.8	182.3	51.9
Total non-current liabilities	122.4	509.8	35.0	145.7	4.9

Total liabilities	216.5	901.6	78.8	328.1	56.9

Total equity	493.5	2,055.0	141.8	590.4	46.8

Total liabilities and equity	710.0	2,956.6	220.6	918.4	103.6

(1)
For convenience purposes only, amounts in reais as of September 30, 2019 and as of December 31, 2018 have been translated to U.S. dollars using an exchange rate of R$4.164 to US$1.00, the commercial selling rate for U.S. dollars as of September 30, 2019, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

Non-GAAP Financial Measures

              This prospectus presents our Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted Net Income and Operating Cash Conversion Ratio information for the convenience of investors, which are non-GAAP financial measures. A non-GAAP financial measure is generally defined as one that purports to measure financial performance but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure.

              We calculate our Adjusted EBITDA as net income plus/minus net financial result plus income taxes expense plus depreciation and amortization plus interest received on late payments of monthly tuition fees, minus payment of lease liabilities, plus share-based compensation plus/minus non-recurring expenses. We calculate our Pro Forma Adjusted EBITDA as pro forma net income plus/minus net financial result plus income taxes expense plus depreciation and amortization plus interest received on late payments of monthly tuition fees, minus payment of lease liabilities plus share-based compensation plus/minus non-recurring expenses. We calculate Pro Forma Adjusted Net Income as (i) for the year ended December 31, 2018, net income plus amortization of customer relationships and trademark plus/minus tax effect, and (ii) for the nine months ended September 30, 2019, net income plus amortization of customer relationships and trademark, plus depreciation of right-of-use of assets plus interest expense of lease liabilities, minus payment of lease liabilities plus share-based compensation. We calculate Operating Cash Conversion Ratio as the cash flows from operations plus/minus payment of lease liabilities divided by Adjusted EBITDA plus/minus non-recurring expenses.

              We present Adjusted EBITDA, Pro Forma Adjusted EBITDA and Pro Forma Adjusted Net Income because we believe these measures provide investors with a supplemental measure of the financial performance of our core operations that facilitates period-to-period comparisons on a consistent basis. We also present Operating Cash Conversion Ratio because we believe this measure provides investors with a measure of how efficiently we convert our EBITDA into cash. The non-GAAP financial measures described in this prospectus are not a substitute for the IFRS measures of earnings. Additionally, our calculations of Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted Net Income and Operating Cash Conversion Ratio may be different from the calculations used by other companies, including our competitors in the education services industry, and therefore, our measures may not be comparable to those of other companies.

    Adjusted EBITDA and Operating Cash Conversion Ratio

	For the Nine Months Ended September 30,			For the Year Ended December 31,
	2019	2019	2018	2018	2018	2017
	US$ millions(1)	R$ millions		US$ millions(1)	R$ millions
	(except percentages)
Adjusted EBITDA(2)	48.8	203.1	80.5	28.8	119.9	57.3
Operating Cash Conversion Ratio(3)	108.4%	108.4%	84.1%	71.7%	71.7%	70.6%

(1)
For convenience purposes only, amounts in reais for the nine months ended September 30, 2019 and for the year ended December 31, 2018 have been translated to U.S. dollars using an exchange rate of R$4.164 to US$1.00, the commercial selling rate for U.S. dollars as of September 30, 2019, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

(2)
For a reconciliation of our Adjusted EBITDA, see "Selected Financial and Other Information—Reconciliation of Non-GAAP Financial Measures—Reconciliation between Adjusted EBITDA and Net Income."

(3)
For a reconciliation of our Operating Cash Conversion Ratio, see "Selected Financial and Other Information—Reconciliation of Non-GAAP Financial Measures—Operating Cash Conversion Ratio Reconciliation."

    Pro Forma Adjusted EBITDA

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2019	2019	2018	2018
	US$ millions(1)	R$ millions	US$ millions(1)	R$ millions
Pro Forma Adjusted EBITDA(2)	54.3	226.2	47.6	198.1

(1)
For convenience purposes only, amounts in reais for the nine months ended September 30, 2019 and for the year ended December 31, 2018 have been translated to U.S. dollars using an exchange rate of R$4.164 to US$1.00, the commercial selling rate for U.S. dollars as of September 30, 2019, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

(2)
For a reconciliation of our Pro Forma Adjusted EBITDA, see "Selected Financial and Other Information—Reconciliation of Non-GAAP Financial Measures—Reconciliation between Pro Forma Adjusted EBITDA and Pro Forma Net Income."

    Pro Forma Adjusted Net Income

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2019	2019	2018	2018
	US$ millions(1)	R$ millions	US$ millions(1)	R$ millions
Pro Forma Adjusted Net Income(2)	43.9	183.0	35.5	147.8

(1)
For convenience purposes only, amounts in reais for the nine months ended September 30, 2019 and for the year ended December 31, 2018 have been translated to U.S. dollars using an exchange rate of R$4.164 to US$1.00, the commercial selling rate for U.S. dollars as of September 30, 2019, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

(2)
For a reconciliation of our Pro Forma Adjusted Net Income, see "Selected Financial and Other Information—Reconciliation of Non-GAAP Financial Measures—Reconciliation between Pro Forma Adjusted Net Income and Pro Forma Net Income."

Operating Data (Historical)

	As of September 30,	As of December 31,
Educational Level	2019	2018	2017
Undergraduate medical degree students	6,388	4,540	2,070
Other non-medical undergraduate courses students	17,372	15,180	8,094

Total undergraduate students(1)	23,760	19,720	10,164
Preparatory courses & CME(2)	9,854	—	—

Medical Specialization(3)	1,803	—	—

Total students	35,417	19,720	10,164

Operating undergraduate medical school campuses	12	9	4
Approved undergraduate medical school campuses(4)	19	9	4
Operating medical school seats	1,222	917	420
Approved medical school seats	1,572	1,167	420

(1)
Excludes students that have not, by the beginning of the next school semester, paid monthly tuition fees which are due and payable.

(2)
Medcel only. Excludes (i) students that have not paid monthly fees within thirty days of becoming due and payable, and (ii) students that have cancelled their preparatory courses subscription. The information in this table as it relates to Medcel is as of September 30, 2019 only and does not set forth information as of December 31, 2018 and 2017, as we acquired Medcel on March 29, 2019. The information in this table, as it relates to Medcel, is based on data provided to Afya Brazil by Medcel. We believe it is reliable, but we are continuing to integrate Medcel into our consolidated operations.

(3)
Refers to specialized medical courses for doctors.

(4)
Approved undergraduate medical school campuses and approved medical school seats refer to our total number undergraduate medical school campuses and seats approved by MEC for the periods indicated, whether or not operating. All our undergraduate medical school operating campuses and medical school seats are also approved undergraduate medical school campuses and medical school seats, however not all our approved undergraduate medical school campuses and medical school seats are operating undergraduate medical school campuses and medical school seats.

Other Data

    Combined Tuition Fees*

              The following table sets forth information that was derived from the internal management records, rather than historical operating information, (i) for the nine months ended September 30, 2019, for Afya Brazil, for each of IPTAN, IESVAP, CCSI, IESP and FADEP from periods prior to the dates of their respective acquisitions by Afya Brazil in 2018 and 2019 (as applicable), and for FASA from April 3, 2019 (the date of its acquisition by Afya Brazil), and (ii) for the years ended December 31, 2018 and 2017, for Afya Brazil and for each of IPTAN, IESVAP, CCSI, IESP and FADEP from periods prior to the dates of their respective acquisitions by Afya Brazil in 2018 and 2019 (as applicable). As it relates to IPTAN, IESVAP, CCSI, IESP, FADEP and FASA, the information in this table is based on data provided to Afya Brazil by such companies. We believe it is reliable, but it does not form part of our consolidated operating history (except for the information relating to FASA) and it does not represent net revenue as disclosed in our financial statements included elsewhere in this prospectus.

	For the Nine Months Ended September 30,			For the Year Ended December 31,
	2019	2019	2018	2018	2018	2017
	US$ millions(1)	R$ millions		US$ millions(1)	R$ millions
	(except percentages)
Medical school programs	94.8	394.6	201.1	95.0	370.2	268.5
Other undergraduate health sciences programs	18.2	75.8	35.7	24.7	96.1	87.5
Other undergraduate programs(2)	25.1	104.7	40.5	25.4	99.2	102.5

Total(A)	138.1	575.1	277.3	145.1	565.5	458.5

% Medicine(3)	N/A	68.6%	72.5%	65.5%	65.5%	58.6%
% Health sciences programs(4)	N/A	81.8%	85.4%	82.5%	82.5%	77.6%

*
Combined tuition fees is the sum equal to the total tuition fees charged to undergraduate students, as recorded in the internal management records of (i) for the nine months ended September 30, 2019, Afya Brazil, IPTAN, IESVAP, CCSI, IESP, FADEP and FASA (from April 3, 2019, the date of its acquisition by Afya Brazil), and (ii) for the years ended December 31, 2018 and 2017, Afya Brazil, IPTAN, IESVAP, CCSI, IESP and FADEP. These internal management records register the number of students at each school and the tuition fees they have been invoiced for each relevant period, and we are required to maintain them and disclose them annually to the MEC. We use these records to calculate our gross revenue for a given period, which we in turn use to calculate our net revenue for purposes of our financial statements. For the nine months ended September 30, 2019 and 2018, the total tuition fees charged to students by Afya Brazil were R$575.1 million and R$277.3 million, respectively. For the years ended December 31, 2018 and 2017, the total tuition fees charged to students by Afya Brazil were R$565.5 million and R$220.3 million, respectively. Combined tuition fees does not include tuition fees we charge graduate students as graduate courses form a small part of our business (they represent less than 1% of our gross tuition fees).

  We present combined tuition fees because, given our limited operating history and that our historical and pro forma financial information and operational information included elsewhere in this prospectus may not be representative of our results and operations as a consolidated company, we believe it may help investors assess the past operating results of IPTAN, IESVAP, CCSI, IESP, FADEP and FASA as combined with Afya Brazil. This metric also shows the percentage of revenues we derive from our medicine and health sciences programs, which are our core business. We present combined tuition fees as the sum of gross tuition fees charged to undergraduate students, which differs from the tuition fees set forth in our financial statements, which are presented as the sum of gross tuition fees charged to undergraduate students, gross tuition fees charged to graduate students and scholarships, and from our pro forma net revenue, which is presented as the sum of gross tuition fees charged to students net of cancellations, discounts and taxes, and which also includes revenue from admission fees and income from leases, among others. Although we have not included CCSI in the pro forma financial information included elsewhere in this prospectus, we have included tuition fee data for CCSI in our combined tuition fees information because we believe that excluding it would distort the trend of this metric, which we view as useful in helping investors assess our business. Combined tuition fee data is not available for CCSI for the year ended December 31, 2017 and for the period from January 1, 2018 to May 30, 2018 (the period prior to our acquisition of CCSI). However, the disaggregated data for number of students and monthly tuition fees amounts from CCSI for those periods is available (as CCSI reports this data to the MEC), and to calculate the CCSI data presented in this table for those periods, we multiplied the number of students enrolled at CCSI by the monthly tuition fees amounts charged for those periods. We believe that the underlying data for CCSI is reliable, as we conducted due diligence on CCSI to confirm the accuracy of that information, including engaging an independent specialist firm to verify the data that CCSI reported to the MEC. The past performance of Afya Brazil, IPTAN, IESVAP, CCSI, IESP, FADEP and FASA, as reflected in the combined tuition fees information, may not be indicative of our future performance or any future anticipated synergies, future operating efficiencies or cost savings that may result from the Pro Forma Transactions. For further information, see "Presentation of Financial and Other Information—Combined Tuition Fees."

(1)
For convenience purposes only, amounts in reais for the nine months ended September 30, 2019 and for the year ended December 31, 2018 have been translated to U.S. dollars using an exchange rate of R$4.164 to US$1.00, the commercial selling rate for U.S. dollars as of September 30, 2019, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

(2)
Represents all non-health sciences undergraduate programs.

(3)
Calculated as medical school programs divided by the Total (A).

(4)
Calculated as the sum of medical school programs and other undergraduate health sciences programs, divided by the Total (A).

RISK FACTORS

              An investment in our Class A common shares involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following risk factors in evaluating us and our business before making an investment decision and purchasing our Class A common shares. In particular, you should consider the risks related to an investment in companies operating in Brazil and Latin America generally, for which we have included information in these risk factors to the extent that information is publicly available. In general, investing in the securities of issuers whose operations are located in emerging market countries such as Brazil, involves a higher degree of risk than investing in the securities of issuers whose operations are located in the United States or other more developed countries. If any of the risks discussed in this prospectus actually occur, alone or together with additional risks and uncertainties not currently known to us, or that we currently deem immaterial, our business, financial condition, results of operations and prospects may be materially adversely affected. If this were to occur, the value of our Class A common shares may decline and you may lose all or part of your investment. When determining whether to invest, you should also refer to the other information contained in this prospectus, including our financial statements and the related notes thereto. You should also carefully review the cautionary statements referred to under "Cautionary Statement Regarding Forward-looking Statements." Our actual results could differ materially and adversely from those anticipated in this prospectus.

Certain Risks Relating to Our Business and Industry

We may not be able to identify and acquire new medical higher education institutions or meet our strategic and financial goals in connection with any business acquisition we seek, and difficulties in effectively integrating and managing a growing number of acquisitions may adversely affect our strategic objectives.

              We expect to continue to acquire medical higher education institutions as part of our strategy to expand our operations, including through acquisitions that may be material in size and/or of strategic relevance. We cannot assure you that we will continue to be able to identify post-secondary education institutions focused on medicine that provide suitable acquisition opportunities, or to acquire such institutions on favorable terms when necessary.

              In addition, our previous and any future acquisitions involve a number of risks and challenges that may have a material adverse effect on our business and results, including the following:

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  the acquisition may not contribute to our commercial strategy or the image of our institution;

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  a future acquisition may be subject to approval by Brazil's Administrative Council for Economic Defense (Conselho Administrativo de Defesa Econômica, or CADE) or other regulatory authorities, which may deny the necessary approvals for, or impose conditions or restrictions on, the acquisition;

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  we may face contingent liabilities in connection with, among others things, (i) judicial and/or administrative proceedings of the acquired institutions, including civil, regulatory, tax, labor, social security, environmental and intellectual property proceedings, and (ii) financial, reputational and technical issues, including with respect to accounting practices, financial statement disclosures and internal controls, as well as other regulatory matters, all of which may not be sufficiently indemnifiable under the relevant acquisition agreement;

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  the acquisition process may require additional funds and/or may be time consuming and the attention of our management may be diverted from their day-to-day responsibilities and our operations;

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  our investments in acquisitions may not generate the expected returns, and we may mismanage administrative and financial resources as part of the integration process;

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  the business model of the institutions we acquire may differ from ours, and we may be unable to adapt them to our business model or do so efficiently;

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  we may not be able to integrate efficiently and successfully the operations of the institutions we acquire, including their personnel, financial systems, distribution or operating procedures;

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  certain acquisitions may impact our financial reporting obligations and the preparation of our consolidated financial statements, resulting in delays to such preparation;

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  the acquisitions may generate goodwill, the impairment of which will result in the reduction of our net income and dividends, and our financial statements may be affected as a result of the application of our accounting policies to the results of our acquisitions;

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  the transfer of management of the target institution resulting from a change of control or corporate restructuring must be notified to the Brazilian Ministry of Education (Ministério da Educação, or MEC) within 60 days from the consummation of the acquisition, and MEC may impose additional restrictions on its reaccreditation; and

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  we may be unable to provide the acquired company with the necessary resources to support its operations and if, by the time of the reaccreditation of the acquired company with the MEC, the MEC finds that we have failed to meet any applicable reaccreditation requirements, it may impose additional restrictions or conditions on the reaccreditation of the acquired company.

              We may require additional funds to continue our expansion strategy. If we are unable to obtain adequate financing on favorable terms to complete any potential acquisition and implement our expansion plans, our growth strategy may be materially and adversely affected.

              In addition, we may face significant challenges in the process of integrating the operations of any acquired companies with our existing business, such as the inability to manage a greater number of geographically dispersed employees and create and implement efficient uniform controls, procedures and policies, in addition to the incurrence of high or unexpected integration costs. As of the date of this prospectus, we have fully integrated the operations of seven of our acquisitions and are in the process of integrating the operations of six of our acquisitions with our existing business. The anticipated benefits of the acquisitions we may pursue will not be achieved unless we successfully and efficiently integrate the acquired companies into our operations and effectively manage, market and apply our business strategy to them. We may also be unable to integrate faculty and personnel with different professional experience and from different corporate cultures, and our relationship with current and new employees, including professors, may be impaired. In addition, we may face challenges in entering into successful collective bargaining arrangements with unions due to differences in the negotiation procedures followed in the different geographic regions of the acquired companies. If we are not able to manage our expanded operations and these integrations effectively, our business could be materially adversely affected.

Our revenues are highly concentrated in the tuition fees we charge for our medical courses and other health sciences programs, and any economic, market or regulatory factors adversely affecting such medical courses and health sciences programs could lead to decreased demand in the medical and health courses we offer, which could materially adversely affect us.

              A significant portion of our total tuition fees are currently concentrated in the tuition fees we charge for our medical courses and other health sciences programs across our network. For the nine months ended September 30, 2019 and for the years ended December 31, 2018 and 2017, 81.8%, 82.5% and 77.6%, respectively, of total combined tuition fees were derived from tuition fees we or our subsidiaries charged for medical courses and other health sciences programs. Therefore, economic, market or regulatory factors affecting either the amount of tuition fees we are able to charge for the medical courses and health sciences programs we offer or the ability of our students to pay such tuition fees could result in significantly decreased demand for our services, which could materially adversely affect us.

Changes to the rules or delays or suspension of tuition payments made through FIES may adversely affect our cash flows and our business.

              Some of our students finance their tuition fees through the Higher Education Student Financing Fund (Fundo de Financiamento ao Estudante do Ensino Superior, or FIES) created by the Brazilian federal government, and operated through the National Fund for Educational Development (Fundo Nacional de Desenvolvimento da Educação, or FNDE), which offers financing to low-income students enrolled in undergraduate programs in private higher education institutions. As of 2018, we have adhered to the "New FIES," a new federal program aimed at providing student financing. Similar to the FIES, the New FIES provides financial support for low-income students throughout Brazil, in particular in the North, Northeast and Midwest regions. As a result, our exposure to the risks associated with delays in the transfer of monthly tuition payments from the FIES program operated by the Brazilian federal government, which we calculate by dividing the sum of the combined tuition fees financed through FIES by total combined tuition fees, was 13.0% and 5.5% of total combined tuition fees as of December 31, 2018 and 2017, respectively.

              Should (i) the Brazilian federal government terminate or reduce the transfer of monthly payments to our institutions that participate in FIES or New FIES, (ii) the students benefiting from FIES or New FIES fail to meet the requirements for enrollment in the programs or (iii) the Brazilian federal government extend the term to make reimbursements under FIES or New FIES or adversely change their rules, our results of operations and cash flow may be materially adversely affected. We may also experience a decline in revenues and a decline in the number of students at our campuses from the FIES and the New FIES programs.

              Moreover, recent changes to the rules to renew FIES contracts, as well as the shutdown of the system to enter into new student financing agreements, may negatively affect the number of students enrolled in our courses, causing a reduction in our revenues. For more information regarding the changes to FIES contracts, see "Regulatory Overview."

If we lose the benefits of federal tax exemptions provided under the PROUNI program, our business, financial condition and results of operations may be materially adversely affected.

              Some of our students participate in the University for All Program (Programa Universidade para Todos, or PROUNI program). Through the PROUNI program, the Brazilian federal government grants a number of full and partial scholarships to low-income post-secondary education students. As a result of our participation in the PROUNI program, we benefit from certain federal tax exemptions relating to bachelor's and associate's degree programs, such as (i) income tax, (ii) Social Contribution Tax on Gross Revenue (Programa de Integração Social, or PIS), (iii) Social Security Financing Tax on Gross Revenue (Contribuição para o Financiamento da Seguridade Social, or COFINS), and (iv) Social Contribution Tax on Net Profit (Contribuição Social sobre o Lucro Líquido, or CSLL), regarding our revenues from undergraduate and associate programs.

              We may be disqualified from the PROUNI program and lose our tax exemptions if we do not comply with certain requirements, such as providing total or partial scholarships for a percentage of students who paid their tuition in the previous year, granting partial scholarships, submitting to MEC semi-annual records of attendance, achievement and drop-out of students receiving scholarships, among others. See "Regulatory Overview." If we lose our tax exemptions or are unable to comply with other, more stringent requirements that may be introduced in the future, our business, financial condition and results of operations could be materially adversely affected.

              There is a risk that additional changes in tax laws may prohibit, interrupt or modify the use of existing tax exemptions, and we cannot assure you that we will fully maintain such tax and other benefits related to PROUNI in the event the tax laws are amended further. Any suspension, accelerated default, repayment or inability to renew our tax exemptions may have an adverse effect on our results of operations. If we lose our tax exemptions and incentives, if we are unable to comply with future requirements or if changes in the law limit our ability to maintain these tax benefits, our business, financial condition, as well as the results of our operations may be significantly and adversely affected.

Our limited operating history as a consolidated company, our recent acquisitions and the comparability of our results may make it difficult for investors to evaluate our business, financial condition, results of operations and prospects.

              Our limited operating history as a consolidated company and recent acquisitions may make it difficult for you to evaluate our business, financial condition, results of operations and prospects. Because the historical and pro forma financial information included elsewhere in this prospectus may not be representative of our results as a consolidated company, investors may have limited financial information on which to evaluate us, their investment decision and our prior performance. Our results of operations for the nine months ended September 30, 2019 are not directly comparable to our results of operations for the nine months ended September 30, 2018, and our results of operations for the year ended December 31, 2018 are not directly comparable to our results of operations for the year ended December 31, 2017, due to the effects of the Pro Forma Transactions. See "Unaudited Pro Forma Condensed Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Unaudited Supplemental Pro Forma Information For The Year Ended December 31, 2017." Any statistical or operating data, or tuition fees information derived from internal management records included in this prospectus, as it relates to the acquired businesses prior to the dates of their respective acquisitions by Afya Brazil, is based on data provided to Afya Brazil by such companies. We believe such statistical and operating data, as well as such internal management records, is reliable, but such data and records does not form part of our consolidated operating history. Our ability to forecast our future operating results, including revenue, cash flows and profitability, as well as the operational inefficiencies that we may face as we continue to integrate the companies acquired pursuant to the Pro Forma Transactions, is limited and subject to a number of uncertainties. Moreover, past performance is no assurance of future returns.

The unaudited pro forma financial information included in this prospectus is presented for illustrative purposes only and may not be indicative of our combined financial condition or results of operations after giving effect to the Pro Forma Transactions.

              The unaudited pro forma financial information contained in this prospectus is presented for illustrative purposes only, is based on various adjustments, assumptions and preliminary estimates, and may not be indicative of our combined financial condition or results of operations after giving effect to the Pro Forma Transactions. See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information included elsewhere in this prospectus. Our actual financial condition and results of operations after giving effect to the Pro Forma Transactions may not be consistent with, or evident from, our unaudited pro forma financial information. In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations after giving effect to the Pro Forma Transactions.

The interests of our management team may be focused on the short-term market price of our Class A common shares, which may not coincide with your interests. In addition, our shareholders may suffer dilution of their interests in our share capital and in the value of their investments due to the issuance of new shares for settlement of our share-based incentive plans.

              Our directors and officers, among others, own shares in the Company and are beneficiaries under our stock option plans. Due to the issuance of stock options to members of our management team, a significant portion of their compensation is closely tied to our results of operations and, more specifically to the trading price of our Class A common shares, which may lead such individuals to direct our business and conduct our activities with an emphasis on short-term profit generation. As a result of these factors, the interests of our management team may not coincide with the interests of our other shareholders that have longer-term investment objectives.

              We have approved share-based incentive plans for our managers and employees. Some of these plans provide for the granting of stock options to participants. Once the options have been exercised by the participants, our board of directors will determine whether our capital stock should be increased through the issuance of new shares to be subscribed by participants, or if they will be settled through shares held in treasury. In the event settlement occurs through the issuance of new shares, our shareholders will suffer dilution of their interests in our share capital and in the value of their investments.

              Following the consummation of our initial public offering, we established a new equity incentive plan, which governs issuances of equity incentive awards. We have reserved up to 4% of our common shares for issuance under our equity incentive plan. In case of new stock option grants, whether under existing plans or new plans that may be approved by our shareholders at the shareholders' meeting, our shareholders will be subject to additional dilution. For additional information on our stock option plans, see "Management—Compensation of Directors and Officers."

An increase in delays and/or defaults in the payment of tuition fees may adversely affect our income and cash flows.

              We depend on the full and timely payment of the tuition we charge our students, including tuition payments we receive through FIES, which is largely outside of our control. An increase in payment delinquency or default by our students may have a material adverse effect on our cash flows and our business, including our ability to meet our obligations. Our allowance for doubtful accounts expenses as a percentage of our net revenues was 2.5%, 2.3% and 1.3% for the nine months ended September 30, 2019 and for the years ended December 31, 2018 and 2017, respectively.

Difficulties in identifying, opening and efficiently managing new campuses or in obtaining regulatory authorizations and accreditations on a timely basis as part of our organic growth strategy may adversely affect our business.

              Our organic strategy includes expanding by opening new campuses and integrating them into our educational network. This growth plan creates significant challenges in terms of maintaining our teaching quality and culture, as a result of the complexity and difficulty of effectively managing a greater number of campuses and programs. If we are unable to maintain our current quality standards, we may lose market share and be adversely affected.

              Establishing new campuses poses important challenges and requires us to make significant investments in infrastructure, marketing, personnel and other pre-operational expenses, mainly identifying new sites for lease or purchase. We prioritize identifying strategic sites, negotiating the purchase or lease of properties, building or refurbishing facilities (including libraries, laboratories and classrooms), obtaining local permits, hiring and training faculty and staff and investing in administration and support.

              We are also required to register our new campuses with MEC, before opening and operating them, as well as having our new programs accredited by MEC in order to issue official degrees and certificates to our students. If we do not succeed in identifying and establishing our campuses in a cost-effective manner or in obtaining such authorizations or accreditations on a timely basis, or if MEC imposes restrictions or conditions on our accreditation requests for new campuses, our business may be adversely affected.

We may not be able to successfully expand our presence and performance in the distance learning segment.

              We may face difficulties in successfully operating our distance learning program and in implementing and investing in the technologies necessary to operate a successful distance learning program, where the technological needs, the expectations of our customers and market standards change rapidly. We have to quickly modify our products and services to adapt to new distance learning technologies, practices and standards. We may be adversely affected if current or future competitors introduce products or service platforms that are superior to those we offer, or if our resources are not adequate to develop and adapt our technological capabilities rapidly enough to maintain our competitive position.

              In addition, the success of our distance learning programs depends on the general population having easy and affordable access to the internet, as well as on other technological factors that are outside of our control. If the internet becomes inaccessible or access costs increase to levels higher than current prices, or if the number of students interested in distance learning educational methods does not increase, we may be unable to successfully implement our distance learning program strategy, which would have an adverse effect on our growth strategy.

We face significant competition in each program we offer and each geographic region in which we operate. If we fail to compete efficiently, we may lose market share and our profitability may be adversely affected.

              We compete with various public and private post-secondary education institutions, including distance learning institutions. Our competitors may offer programs or courses similar to or better than those offered by us, have access to more funds, be more prestigious or well-regarded within the academic community, have more conveniently located campuses with better infrastructure, or charge lower tuition. In addition, on April 5, 2018, MEC issued Ordinance No. 328/18, pursuant to which, among other measures, MEC imposed a five year suspension on the granting of authorizations for the creation of new medical education courses. Accordingly, institutions cannot create and implement new undergraduate medical education courses until April 2023. In the event MEC lifts these restrictions prior to April 2023, this may result in the creation of new medical education courses, which will in turn increase competition and may create greater pricing or operating pressure on us. Accordingly, and to compete effectively, we may be required to reduce our tuition or increase our operating expenses (including our costs per student) in order to retain or attract students or to pursue new market opportunities. Furthermore, we were recently awarded seven new undergraduate campuses as part of the "Mais Médicos" program, all of which are located in remote regions of Brazil. We cannot assure you that there will be sufficient student demand to fill all medical school seats available on such campuses.

              As a result of the foregoing, our revenues and profitability may decrease. We cannot assure you that we will be able to compete successfully against our current or future competitors. If we are unable to maintain our competitive position or otherwise respond to competitive pressures effectively, we may lose our market share, our profits may decrease and we may be adversely affected.

We may not be able to update, improve or offer the content of our existing programs to our students on a cost-effective basis, which may materially adversely affect our ability to attract and retain students.

              To differentiate ourselves and remain competitive, we must continually update our courses and develop new educational programs, including through the adoption of new technological tools. Updates to our current courses and the development of new educational programs may not be readily accepted by our students or by the market. Also, we may not be able to introduce new educational programs at the same pace as our competitors or at the pace required by the labor market. If we do not adequately modify our educational programs in response to market demand, whether due to financial restrictions, unusual technological changes or otherwise, our ability to attract and retain students may be impaired and we may be materially adversely affected.

If we continue to grow, we may not be able to appropriately manage the expansion of our business and staff, the increased complexity of our software and platforms, or grow in our addressable market.

              We are currently experiencing a period of significant expansion and are facing a number of expansion-related issues, such as the acquisition and retention of experienced and talented personnel, cash flow management, corporate culture and efficacy of internal controls, among others. These issues and the significant amount of time spent on addressing them may result in the diversion of our management's attention from other business issues and opportunities. In addition, we believe that our corporate culture and values are critical to our success, and we have invested a significant amount of time and resources building them. If we fail to preserve our corporate culture and values, our ability to recruit, retain and develop personnel and to effectively implement our strategic plans may be harmed.

              We must constantly update our software, enhance and improve our billing, transaction and other business systems, and add and train new software designers and engineers, as well as other personnel. This process is time intensive and expensive, and may lead to higher costs in the future. Furthermore, we may need to enter into relationships with various strategic partners other online service providers and other third parties necessary to our business. The increased complexity of managing multiple commercial relationships could lead to execution problems that can affect current and future revenues, and operating margins.

              We cannot assure you that our current and planned platform and systems, procedures and controls, personnel and third-party relationships will be adequate to support our future operations. In addition, our current expansion has placed significant strain on management and on our operational and financial resources, and this strain is expected to continue. Our failure to manage growth effectively could seriously harm our business, results of operations and financial condition.

The ability to attract, recruit, retain and develop key personnel and qualified employees is critical to our success and growth. If we lose key personnel, our business, financial condition and results of operations may be adversely affected.

              In order for us to successfully compete and grow, we must attract, recruit, retain and develop the necessary personnel who can provide the needed expertise across the entire spectrum of our intellectual capital needs. While we have a number of our key personnel who have substantial experience with our operations, we must also develop our personnel to provide succession plans capable of maintaining continuity in the midst of the inevitable unpredictability of human capital. However, the market for qualified personnel is competitive, and we may not succeed in recruiting additional personnel or may fail to effectively replace key current personnel who depart with qualified or effective successors. We must continue to hire additional personnel to execute our strategic plans. Our effort to retain and develop personnel may also result in significant additional expenses, which could adversely affect our profitability. We cannot assure you that qualified employees will continue to be employed, that we will manage them successfully, or that, in the future, we will be able to attract qualified personnel with similar skills and expertise at equivalent cost and retain them.

              We are also dependent upon the ability and experience of a number of our key personnel who have substantial experience with our operations. Many of our key personnel have worked for us for a significant amount of time or were recruited by us specifically due to their industry experience. It is possible that the failure to retain or attract the services of one or a combination of our senior executives, board members (including those with M&A experience related to our industry), or key managers, could have a material adverse effect on our business, financial condition and results of operations.

Any increase in the attrition rates of students in our education programs may adversely affect our results of operations.

              We believe that our attrition rates are primarily related to the personal motivation and financial situation of our current and potential students, as well as to socioeconomic conditions in Brazil. Our attrition rate was 18.2% for the year ended December 31, 2018. Significant changes in future attrition rates and/or failure to re-enroll may affect our enrollment numbers, which may have a material adverse effect on our revenues and our results of operations.

We could be adversely affected if we are unable to renegotiate collective bargaining agreements with the labor unions representing our professors and administrative employees or by strikes and other union activity.

              Our payroll costs and expenses account for the majority of the costs of the services and general and administrative expenses, or 60.8%, 65.8% and 65.1% of such costs and expenses for the nine months ended September 30, 2019 and for the years ended December 31, 2018 and 2017, respectively. Our faculty and administrative employees are represented by labor unions in the higher education sector and are covered by collective bargaining agreements or similar arrangements determining the number of working hours, minimum compensation, vacations and fringe benefits, among other terms. These agreements are subject to annual renegotiation and may be so modified. We could also be adversely affected if we fail to achieve and maintain cooperative relationships with our professors' or administrative employees' unions or face strikes, stoppages or other labor disruptions by our professors or employees. In addition, we may not be able to pass on any increase in costs arising from the renegotiation of collective bargaining agreements to the monthly tuition fees paid by students, which may have a material adverse effect on our business.

We may be held liable for extraordinary events that may occur at our campuses, which may have an adverse effect on our image and, consequently, our results of operations.

              We may be held liable for the actions of officers, directors, professors or other employees at our campuses, including allegations of noncompliance by officers, directors, professors or other employees with specific legislation and regulations implemented by MEC relating to our programs. In the event of accidents, injuries or other damages affecting students, professors, other employees or third parties at our campuses, we may face claims alleging that we were negligent, provided inadequate supervision or were otherwise liable for the injury. We may also be subject to claims alleging that officers, directors, professors or other employees committed moral or sexual harassment or other unlawful acts. Our insurance coverage may not cover certain indemnifications we may be required to pay, be insufficient to cover these types of claims, or may not cover certain acts or events. We may also not be able to renew our current insurance policies under the same terms. Such liability claims may affect our reputation and harm our financial results. In addition, we may also be subject to legal proceedings by current and/or former students alleging breaches of rights granted by the Brazilian Consumer Protection (Código de Defesa do Consumidor), and to legal proceedings by current and/or former employees alleging breaches of applicable labor laws. Even if unsuccessful, these claims may cause negative publicity, reduce enrollment numbers, increase drop-out rates, entail substantial expenses and divert the time and attention of our management, materially adversely affecting our results of operations and financial condition.

We may face restrictions and penalties under the Brazilian Consumer Protection Code in the future.

              Brazil has a series of strict consumer protection laws, referred to collectively as the Consumer Protection Code (Código de Defesa do Consumidor). These laws apply to all companies in Brazil that supply products or services to Brazilian consumers. They include protection against misleading and deceptive advertising, protection against coercive or unfair business practices and protection in the formation and interpretation of contracts, usually in the form of civil liabilities and administrative penalties for violations.

              These penalties are often levied by the Brazilian Consumer Protection Agencies (Fundação de Proteção e Defesa do Consumidor, or PROCONs), which oversee consumer issues on a district-by-district basis. Companies that operate across Brazil may face penalties from multiple PROCONs, as well as from the National Secretariat for Consumers (Secretaria Nacional do Consumidor, or SENACON). Companies may settle claims made by consumers via PROCONs by paying compensation for violations directly to consumers and through a mechanism that allows them to adjust their conduct, called a conduct adjustment agreement (Termo de Ajustamento de Conduta, or TAC).

              Brazilian public prosecutors may also commence investigations of alleged violations of consumer rights and require companies to enter into TACs. Companies that violate TACs face potential enforcement proceedings and other potential penalties such as fines, as set forth in the relevant TAC. Brazilian public prosecutors may also file public civil actions against companies who violate consumer rights or competition rules, seeking strict adherence to the consumer protection laws and compensation for any damages to consumers. In certain cases, we may also face investigations and/or sanctions by the CADE, in the event our business practices are found to affect the competitiveness of the markets in which we operate or the consumers in such markets.

Any change or review of the tax treatment of our activities, or the loss or reduction in tax benefits on the sale of books (including digital content) may materially adversely affect us.

              We benefit from Brazilian Federal Law No. 10,865/2004, as amended by Brazilian Federal Law No. 11,033/2004, which establishes a zero rate for PIS and COFINS on the sale of books. The sale of books is also exempt by the Brazilian constitution from Brazilian municipal taxes, Brazilian services tax (Imposto Sobre Serviços, or ISS) and from the Brazilian tax on the circulation of goods, interstate and intercity transportation and communication services (Imposto sobre Operações relativas à Circulação de Mercadorias e sobre Prestações de Serviços de Transporte Interestadual e Intermunicipal e de Comunicação, or ICMS). If the Brazilian government or any Brazilian municipality or tax authority or the Brazilian courts decide to change or review the tax treatment of our activities, or cancel or reduce the tax benefit applied on the sale of books (including digital books and e-readers) and/or challenge it, and we are unable to pass any cost increase onto our students, our results may be materially adversely affected.

If we are unable to maintain consistent educational quality throughout our network, including the education materials of our post-secondary education institutions, or keep or adequately train our faculty members, we may be adversely affected.

              Our teaching faculty, including teachers and professors at our post-secondary education institutions, is essential for maintaining the quality of our programs and the strength of our brand and reputation. We promote training in order for our faculty to attain and maintain the qualifications we require and for us to provide updating programs on trends and changes in their areas. Due to shortages in the supply of qualified professors, competition for hiring and retaining qualified professionals has increased substantially. We cannot assure you that we will succeed in retaining our current professors or recruiting or training new professors who meet our quality standards, particularly as we continue to expand our operations.

              The quality of our academic curricula and the infrastructure of our campuses are also key elements of the quality of the education we provide. We cannot assure you that we will succeed in identifying facilities with adequate infrastructure for our new campuses, develop adequate infrastructure in properties we acquire or have enough resources to continue expanding through acquisitions or development of new projects. In addition, we cannot assure you that we will be able to develop academic curricula for our new programs with the same levels of excellence as existing programs and meeting the standards set forth by MEC. Shortages of qualified professors, adequate infrastructure or quality academic curricula for new programs according to our business model and the parameters set forth by MEC, may have a material adverse effect on our business.

Our business depends on the continued success of the brands of each of our institutions, as well as the "Afya" brand, and if we fail to maintain and enhance recognition of our brands, we may face difficulty enrolling new students, and our reputation and operating results may be harmed.

              We believe that market awareness of our brands has contributed significantly to the success of our business. Maintaining and enhancing our brands is critical to our efforts to grow student enrollments. Failure to maintain and enhance our brand recognition could have a material and adverse effect on our business, operating results and financial condition. We have devoted significant resources to our brand promotion efforts in recent years, but we cannot assure you that these efforts will be successful. If we are unable to further enhance our brand recognition, or if we incur excessive marketing and promotion expenses, or if our brand image is negatively impacted by any negative publicity, our business and results of operations may be materially and adversely affected.

If we are not able to maintain our current MEC evaluation ratings and the evaluation ratings of our students, we may be adversely affected.

              We and our students are regularly evaluated and rated by MEC. If our campuses, programs or students receive lower scores from MEC than in previous years in any of its evaluations, including the IGC (Índice Geral de Cursos), and the Student Performance National Exam (Exame Nacional de Desempenho de Estudantes, or ENADE), we may experience a reduction in enrollments and be adversely affected by perceptions of decreased educational quality, which may negatively affect our reputation and, consequently, our results of operations and financial condition.

              Finally, in the event that any of our programs receive unsatisfactory evaluations, the post-secondary education institution offering the programs may be required to enter into an agreement with MEC setting forth proposed measures and timetables to improve the program and remedy the unsatisfactory evaluation. Noncompliance with the terms of the agreement may result in additional penalties on the institution. These penalties could include, but are not limited to, suspending our ability to enroll students in our programs, denial of accreditation or re-accreditation of our institutions or prohibiting us from holding regular class sessions, all of which can adversely affect our results of operations and financial condition.

We are subject to supervision by MEC and, consequently, may suffer sanctions as a result of noncompliance with any regulatory requirements.

              Brazilian Federal Law No. 10,861/2004, regulated by Decree No. 9,235/2017, implemented the activities of supervision of post-secondary education entities and courses in the Brazilian federal education system. The Secretariat for Regulation and Supervision of Post-Secondary Education, or SERES, of MEC is responsible for the regular and special supervision of the corresponding courses and programs.

              Regular supervision derives from complaints and allegations by students, parents and faculty members, as well as by public entities and the press. These complaints and allegations involve specific cases of entities with courses showing evidence of irregularities or deficiencies. We are subject to those complaints and representations. Special supervision, on the other hand, may be commenced by MEC itself, based on its post-secondary education regularity and quality standards, and involves more than one course or entity, grouped according to the criteria chosen for the special supervision. These criteria may include unsatisfactory results in the ENADE and the Difference Indicator between Expected and Actual Performance (Indicador de Diferença entre os Desempenhos Observado e Esperado), among other quality indicators, the history of course evaluations by INEP, as well as compliance with specific legal requirements as, for example, the minimum ratio between faculty members with master's or doctorate degrees.

              Administrative irregularities can include, among others: (i) unlicensed or irregular post-secondary courses; (ii) any outsourcing of post-secondary education activities; (iii) the failure to file a re-accreditation or recognition or renewal request with respect to post-secondary education courses within the time periods enacted by MEC pursuant to Decree No. 9,235/2017; and (iv) failure to comply with any penalties imposed by the MEC.

              If MEC concludes, as part of its supervisory activities, that an irregularity constitutes an imminent risk or threat to students or the public interest, it may impose the following measures on the relevant educational institution for a period to be determined by SERES: (i) suspend the admission of new students; (ii) suspend the offering of undergraduate or postgraduate lato sensu courses; (iii) suspend the institution's discretionary ability to, among other things, create new post-secondary courses and establish course curricula, if applicable; (iv) suspend the license to establish new distance learning programs; (v) override any ongoing regulatory requests filed by the institution and prohibit new regulatory requests; (vi) suspend participation in the New FIES; (vii) suspend participation in PROUNI; and (viii) suspend or restrict participation in other federal education programs. The educational institution can contest the MEC's findings by filing motions with MEC or with Brazilian courts.

              Upon completion of the supervisory process and to the extent MEC concludes that there are administrative irregularities, SERES may apply the penalties provided for by Law No. 9,394/1996, namely (i) discontinue courses; (ii) directly intervene in the educational institution; (iii) temporarily suspend the institution's discretionary ability to, among other things, create new post-secondary courses and establish course curricula, if applicable; (iv) disqualify the institution as an educational institution; (v) reduce the number of student vacancies; (vi) temporarily suspend new student enrollments; or (vii) temporarily suspend courses.

The post-secondary education sector is highly regulated, and our failure to comply with existing or future laws and regulations could significantly impact our business.

              We are subject to various federal laws and extensive government regulations by MEC, Conselho Nacional de Educação (National Education Council, or CNE), INEP, FIES and the National Post-secondary Education Assessment Commission (Comissão Nacional de Avaliação da Educação Superior, or CONAES), among others, including, but not limited to Law No. 12,871, of October 22, 2013, which created the "Mais Médicos" program.

              Brazilian education regulations define three types of post-secondary education institutions: (i) colleges, (ii) university centers and (iii) universities. The three categories depend on previous accreditation by MEC to operate. Colleges differ from the other categories with respect to the programs offered, as colleges depend on previous authorization from MEC to implement new programs, while university centers and universities are not subject to such requirements, except for courses in law, medicine, psychology, nursing and dentistry, which require the prior approval of MEC.

              All accredited educational institutions require the prior approval of MEC to create campuses outside their headquarters. All post-secondary education programs must be recognized by MEC as a requirement, together with registration of the program, to validate the diplomas issued by them. However, pursuant to article 101 of Ordinance No. 23/2017 of MEC, issued diplomas may be valid even if the program is not formally recognized by MEC, so long as the educational institution has filed the request with MEC to certify the program, and the request is pending formal review and approval by MEC. As a result, any failure to comply with legal and regulatory requirements by post-secondary education entities may result in the imposition of sanctions by MEC, as well as damage to the program's reputation.

              MEC must authorize our campuses located outside our headquarters before they can start their operations and programs. For further information, see "Regulatory Overview." Distance learning programs, as well as on-campus learning, are also subject to strict accreditation requirements for their implementation and operation. We must comply with all such requirements in order to obtain and renew all authorizations.

              We cannot assure you that we will be able to comply with these regulations and maintain the validity of our authorizations, enrollments and accreditations in the future. If we fail to comply with these regulatory requirements, MEC could place limitations on our operations, including cancellation of programs, reduction in the number of positions we offer to students, termination of our ability to issue degrees and certificates and revocation of our accreditation, any of which could adversely affect our financial condition and results of operations.

              We cannot assure you that we will obtain accreditation or re-accreditation of our post-secondary education institutions, or that our courses will receive authorization or re-authorization as scheduled, or that they will have all of the accreditations, re-accreditations, authorizations and re-authorizations required by MEC. The absence of such accreditations and authorizations or any delays in obtaining them could adversely affect our financial condition and results of operations.

              As of the date of this prospectus, four of the seven authorizations awarded to us in 2018 in connection with the "Mais Médicos" program are the subject of proceedings filed by certain of our competitors against MEC challenging the results of the public procurement for those authorizations. See "Business—Legal Proceedings—"Mais Médicos" Proceedings." We cannot guarantee that the results of these proceedings will be favorable to us and that our competitors will not challenge the results of any other public procurement related to the "Mais Médicos" program. If any of these or other authorizations we obtained in connection with the "Mais Médicos" program are withdrawn or modified by the relevant authorities, we could be adversely affected.

              In addition, we may also be adversely affected by any changes in the laws and regulations applicable to post-secondary education institutions, particularly by changes related to: (1) any revocation of accreditation of private educational institutions; (2) the imposition of controls on monthly tuition payments or restrictions on profitability of private educational institutions; (3) faculty credentials; (4) academic requirements for courses and curricula; (5) infrastructure requirements of campuses, such as libraries, laboratories and administrative support; (6) the "Mais Médicos" Program; and (7) the promulgation by the MEC of new rules and regulations affecting post-secondary education, in particular with respect to distance learning programs. We may be materially adversely affected if we are unable to obtain these authorizations, accreditations and course recognitions in a timely manner, if we cannot introduce new courses as quickly as our competitors or if we are not able to or do not comply with any new rules or regulations promulgated by the MEC.

Our success depends on our ability to operate in strategically located property that is easily accessible by public transportation.

              We believe that urban mobility, inadequate public transportation systems and high transportation costs in many Brazilian cities make the location and accessibility of campuses a decisive factor for students choosing an educational institution. Therefore, a key component of the success of our business consists in finding, renting and/or buying strategically located property that meets the needs of our students. We cannot guarantee that we will be able to keep our current property or acquire new property that is strategically located in the future. In addition, acquisition costs, costs associated with improvements, construction, and repairs of existing properties and rental values for the properties we use might increase in the future and could have a material adverse effect on our business. Finally, due to demographic and socioeconomic changes in the regions in which we operate, we cannot guarantee that the location of our campuses will continue to be attractive and convenient to students.

Failure to protect or enforce our intellectual property and other proprietary rights could adversely affect our business and financial condition and results of operations.

              We rely and expect to continue to rely on a combination of trademark, copyright, patent and trade secret protection laws, as well as confidentiality and license agreements with our employees, consultants and third parties with whom we have relationships to protect our intellectual property and proprietary rights. As of the date of this prospectus, we had no issued patents and one patent application pending in Brazil. We are party to 93 agreements, with third-party authors with respect to educational content. We own 79 trademark registrations. As of September 30, 2019, we owned 135 registered domain names in Brazil. We also have 17 pending trademark applications in Brazil as of the date of this prospectus and unregistered trademarks that we use to promote our brand. From time to time, we expect to file additional patent, copyright and trademark applications in Brazil and abroad. Nevertheless, these applications may not be approved or otherwise provide the full protection we seek. Any dismissal of our "AFYA" trademark application may impact our business. Third parties may challenge any patents, copyrights, trademarks and other intellectual property and proprietary rights owned or held by us. Third parties may knowingly or unknowingly infringe, misappropriate or otherwise violate our patents, copyrights, trademarks and other proprietary rights and we may not be able to prevent infringement, misappropriation or other violation without substantial expense to us.

              Furthermore, we cannot guarantee that:

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  our intellectual property and proprietary rights will provide competitive advantages to us;

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  our competitors or others will not design around our intellectual property or proprietary rights;

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  our ability to assert or enforce our intellectual property or proprietary rights against potential competitors or to settle current or future disputes will not be limited by our agreements with third parties;

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  our intellectual property and proprietary rights will be enforced in jurisdictions where competition may be intense or where legal protection may be weak;

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  any of the patents, trademarks, copyrights, trade secrets or other intellectual property or proprietary rights that we presently employ in our business will not lapse or be invalidated, circumvented, challenged or abandoned; or

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  we will not lose the ability to assert or enforce our intellectual property or proprietary rights against or to license our intellectual property or proprietary rights to others and collect royalties or other payments.

              If we pursue litigation to assert or enforce our intellectual property or proprietary rights, an adverse decision in any of these legal actions could limit our ability to assert our intellectual property or proprietary rights, limit the value of our intellectual property or proprietary rights or otherwise negatively impact our business, financial condition and results of operations. If the protection of our intellectual property and proprietary rights is inadequate to prevent use or misappropriation by third parties, the value of our brand and other intangible assets may be diminished, competitors may be able to more effectively mimic our service and methods of operations, the perception of our business and service to customers and potential customers may become confused in the marketplace and our ability to attract customers may be adversely affected.

We may in the future be subject to intellectual property claims, which are costly to defend and, if we do not succeed in defending such claims, could harm our business, financial condition and operating results.

              From time to time, third parties may allege in the future that we or our business infringes, misappropriates or otherwise violates their intellectual property or proprietary rights, including with respect to our publications. Many companies, including various "non-practicing entities" or "patent trolls," are devoting significant resources to developing or acquiring patents that could potentially affect many aspects of our business. We have not exhaustively searched patents related to our technology. In addition, the publishing industry has been, and we expect in the future will continue to be, the target of counterfeiting and piracy. We may implement measures in an effort to protect against these potential liabilities that could require us to spend substantial resources. Any costs incurred as a result of liability or asserted liability relating to sales of unauthorized or counterfeit educational materials could harm our business, reputation and financial condition.

              Third parties may initiate litigation against us without warning. Others may send us letters or other communications that make allegations without initiating litigation. We have in the past and may in the future receive such communications, which we assess on a case-by-case basis. We may elect not to respond to the communication if we believe it is without merit or we may attempt to resolve disputes out-of-court by electing to pay royalties or other fees for licenses. If we are forced to defend ourselves against intellectual property claims, whether they are with or without merit or are determined in our favor, we may face costly litigation, diversion of technical and management personnel, inability to use our current website or inability to market our service or merchandise our products. As a result of a dispute, we may have to develop non-infringing technology, including partially or fully revise any publication that infringes intellectual property rights, enter into licensing agreements, adjust our merchandising or marketing activities or take other action to resolve the claims. These actions, if required, may be unavailable on terms acceptable to us or may be costly or unavailable. If we are unable to obtain sufficient rights or develop non-infringing intellectual property or otherwise alter our business practices, as appropriate, on a timely basis, our reputation or brand, our business and our competitive position may be affected adversely and we may be subject to an injunction or be required to pay or incur substantial damages and/or fees and/or royalties.

              Most of our services are provided using proprietary software and our software is mainly developed by our employees, who assign to us their copyrights over the software. In this regard, though applicable law establishes that employers shall have full title over rights relating to software developed by their employees, we could be subject to lawsuits by former employees claiming ownership of such software. As a result, we may be required to obtain licenses of such software, incurring costs relating to payments of royalties and/or damages and we may be forced to cease the use of such software. If we are unable to use certain of our proprietary software as a result of any of the foregoing or otherwise, this could have a material adverse effect on our business, financial condition and results of operations.

              In addition, we use open source software in connection with certain of our products and services. Companies that incorporate open source software into their products have, from time to time, faced claims challenging the ownership of open source software and/or compliance with open source license terms. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software or noncompliance with open source licensing terms. Some open source software licenses require users who distribute or use open source software as part of their software to publicly disclose all or part of the source code to such software and/or make available any derivative works of the open source code on unfavorable terms or at no cost. Any requirement to disclose our proprietary source code or pay damages for breach of contract could have a material adverse effect on our business, financial condition and results of operations.

Unfavorable decisions in our legal, arbitration or administrative proceedings may adversely affect us.

              We are, and we, our controlling shareholders, directors or officers may be in the future, party to legal, arbitration and administrative investigations, inspections and proceedings arising from the ordinary course of our business or from nonrecurring corporate, tax, criminal or regulatory events, involving our suppliers, students, faculty members, as well as environmental, competition and tax authorities, especially with respect to civil, tax, criminal and labor claims. We cannot guarantee that the results of these proceedings will be favorable to us or that we have made sufficient provisions for liabilities that may arise as a result of these or other proceedings. Adverse decisions on material legal, arbitration or administrative proceedings may damage our reputation and may adversely affect our results of operations and the price of our Class A common shares.

              In addition, Mr. Nicolau Carvalho Esteves, our chairman and one of our controlling shareholders, is currently party to a public civil proceeding filed by the federal prosecutor's office against Mr. Carvalho Esteves and other individuals in connection with certain irregular administrative acts alleged to have taken place during each of their respective terms as Health Secretary of the State of Tocantins (Secretário de Saúde do Estado de Tocantins) between 2012 and 2014, a position held by Mr. Carvalho Esteves for a period of four months, from March 9, 2012 to July 20, 2012. If Mr. Carvalho Esteves is found liable, he may be subject to penalties, including a three year prohibition on him or any legal entity under his control transacting with public entities or being granted tax incentives/benefits, including Afya. We cannot guarantee that the results of these proceedings will be favorable to Mr. Carvalho Esteves and any adverse decision may (i) damage our reputation, (ii) disqualify us from participating in the PROUNI program, and consequently cause us to lose our current tax incentives/benefits, including with respect to (a) corporate income tax (IRPJ) and CSLL rates, which were at an aggregate effective tax rate of 4% for the year ended December 31, 2018 and which would gradually increase to an aggregate effective tax rate of up to 34%, and (b) PIS and COFINS rates, which are currently zero and which would gradually increase to an aggregate tax rate of up to 3.65%, (iii) result in our suspension from the New FIES program which would prohibit our institutions from enrolling new students that are funded by FIES (for the year ended December 31, 2018, FIES represented 13.0% of our combined tuition fees), and (iv) prevent us from entering into new agreements with public entities located in Brazil, any of which may have an adverse effect on our business, reputation, results of operations and the price of our Class A common shares. For further information, see "Management—Legal Proceedings."

We are currently in the process of obtaining or renewing local licenses and permits, including licenses from the fire department, for some of the real estate we use. Failure to obtain renewals of these licenses and permits on a timely manner may result in penalties, including closures of some of our campuses.

              The use of all of our buildings, including our operational and administrative buildings, is subject to the successful issuance of an occupancy permit (Habite-se), or equivalent certificate, issued by the municipality where the property is located, certifying that the building was constructed in compliance with applicable zoning and municipal regulations. In addition, nonresidential properties are required to have a use and operations license and/or permit, issued by the competent municipality, and a fire department inspection certificate, issued by the fire department, prior to being used regularly.

              We are currently in the process of obtaining and/or renewing these licenses for some of the real estate we use. The absence of such licenses may result in penalties ranging from fines to forced demolition of the areas that were not built in compliance with applicable codes or, in the worst case scenario, the temporary or permanent closure of the campus or branch lacking the licenses and permits to the extent the relevant penalties and fines have not been paid and the licenses and permits have not been obtained following notifications from the relevant authorities. Any penalties imposed, and in particular the forced closure of any of our campuses or branches, may result in a material adverse effect on our business. Moreover, in the event of any accident at our campuses or branches, the lack of such licenses may result in civil and criminal liability, as well as cause the cancellation of insurance policies, if any, for the respective campus or branch and may damage our reputation.

We may not be able to maintain or renew our existing leases.

              We lease substantially all of the properties on our campuses. According to Brazilian lease law, a lessee has the right to renew existing leases for subsequent terms equal to the original term of the lease. In order for a lessee to enforce this right, the following criteria must be met (i) the non-residential lease agreement must have a fixed term equal to or greater than five consecutive years, or, in the event there is more than one agreement or amendment thereto regarding the same real estate, the aggregate term in such agreement or amendment must be greater than five consecutive years (ii) the lessee must have been using the property for the same purpose for a minimum and continuous period of three years and (iii) the lessee must claim the right of automatic renewal at the most one year and at least six months prior to the end of the term of the lease agreement.

              Lease agreements with terms lasting less than five years are not entitled to a right of compulsory renewal and, as a result the lessor has the right to refuse renewal of the lease upon expiration of its term. The lease agreements relating to our campuses generally have terms lasting from five to 20 years and are renewable in accordance with applicable Brazilian lease law. If we are forced to close any of our campuses due to the termination of a lease agreement and our inability to renew the lease, our business and results of operations may be adversely affected.

              In addition, most of our lease agreements are not registered with the relevant real estate registries. We therefore do not have a right of first refusal over the applicable property in the event of a sale by its landlord and the subsequent purchaser may require that we vacate the property.

Acquisitions of educational institutions, in certain circumstances, must be approved by the Administrative Council for Economic Defense.

              Brazilian legislation provides that acquisitions of educational institutions meeting certain requirements must be approved by Brazil's Administrative Council for Economic Defense (Conselho Administrativo de Defesa Econômica, or CADE) prior to the completion of the acquisition if one of the companies or group of companies involved has gross annual revenues in Brazil of at least R$750.0 million in the year immediately prior to the acquisition and any other party or group of companies involved has gross income of at least R$75.0 million in that same period. As part of this process, CADE must determine whether the specific operation affects the competitiveness of the market in question or the consumers in such markets. CADE may not approve our future acquisitions or may condition approval of our acquisitions on our disposal of some of the operations of the target of the acquisition, or impose restrictions on the operations and commercialization of the target. Failure to obtain approval for future acquisitions or any conditional approvals of future acquisitions may result in expenses that may adversely affect our results of operations and financial condition. As a result of our growth strategy through acquisitions of new entities, we may need additional funds to implement our strategy. Therefore, if we cannot obtain adequate financing to conclude any potential acquisition and implement our expansion plans, our growth strategy will be affected.

Some of the properties that we occupy are owned by companies controlled by one of our controlling shareholders. Therefore, we are exposed to conflicts of interest, since the administration of such properties may conflict with our interests, those of such controlling shareholder and those of our other shareholders.

              Some of the properties we occupy, including properties where some of our campuses are located, are owned and operated by companies controlled by one of our controlling shareholders. Therefore, the interests of our controlling shareholder in the administration of such property may conflict with our interests and those of our other shareholders. For further information, see "Related Party Transactions" and note 8 to our audited consolidated financial statements.

We depend on dividend distributions by our subsidiaries, and we may be adversely affected if the performance of our subsidiaries is not positive.

              We control a number of subsidiary companies that carry out the business activities of our corporate group. Our ability to comply with our financial obligations and to pay dividends to our shareholders depends on our ability to receive distributions from the companies we control, which in turn depends on the cash flow and profits of those companies. There is no guarantee that the cash flow and profits of our controlled companies will be sufficient for us to comply with our financial obligations and pay dividends or interest on shareholders' equity to our shareholders.

              In addition, the Brazilian federal government recently stated that the income tax exemption on the distribution of dividends may be repealed and income tax assessed on the distribution of dividends in the future, and that applicable taxes on the payment of interest on shareholders' equity may be increased in the future. Any repeal of the income tax exemption on the distribution of dividends and any increase in applicable taxes on the payment of interest on shareholders' equity may adversely affect us.

We and our subsidiaries may be held directly or indirectly responsible for labor claims pursuant to contracted services.

              To meet the needs of our students and offer greater comfort and quality in all areas and aspects of our activities, we depend on service providers and suppliers for services such as cleaning, surveillance, telemarketing and security. We may be adversely affected if these third-party service providers and suppliers do not meet their obligations under Brazilian labor laws. In particular, according to Brazilian law, we may be liable in the second instance to the employees of these service providers and suppliers for the labor obligations of these service providers and suppliers to the extent such service providers and suppliers fail to indemnify such employees pursuant to court orders, and we may also be fined by the relevant authorities. If we are held liable for such claims, we may be adversely affected.

We may not be able to pass on increases in our costs by adjusting our monthly tuition fees.

              Our primary source of income is the monthly tuition payments we charge to our students. For the nine months ended September 30, 2019, payroll costs and expenses represented 60.8% and utilities expenses (comprised mainly of water, electricity and telephone expenses) represented 1.2% of our total costs and expenses. For the year ended December 31, 2018, payroll costs and expenses represented 65.8%, lease expenses represented 8.5% and utilities expenses, comprised mainly of water, electricity and telephone expenses, represented 1.1% of our total costs and expenses. Personnel costs and expenses, lease values and the cost of electricity are adjusted regularly using indices that reflect changes in inflation levels. If we are not able to transfer any increases in our costs and expenses to students by increasing the amounts of their monthly tuition fees, our operating results may be adversely affected.

If we are not able to attract and retain students, or are unable to do so without decreasing our tuition fees, our revenues may decline.

              The success of our business depends primarily on the number of students enrolled in our programs and the tuition fees that they pay. Our ability to attract and retain students depends mainly on the tuition fees we charge, the convenient locations of our facilities, the infrastructure of our campuses, the quality of our programs as perceived by our existing and potential students. These factors are affected by, among other things, our ability to (i) respond to increasing competitive pressures, (ii) develop our educational systems to address changing market trends and demands from post-secondary education institutions and students, (iii) develop new programs and enhance existing programs to respond to changes in market trends and student demands, (iv) adequately prepare our students for careers in their chosen professional occupations, (v) successfully implement our expansion strategy, (vi) manage our growth while maintaining our teaching quality and (vii) effectively market and sell our programs to a broader base of prospective students. If we are unable to continue to attract new students to enroll in our programs and to retain our current students without significantly decreasing tuition, our revenues and our business may decline and we may be adversely affected.

Business Unit 2 is subject to seasonal fluctuations, which may cause our operating results to fluctuate from quarter-to-quarter and adversely impact our working capital and liquidity throughout the year, adversely affecting our business, financial condition and results of operations.

              Our revenues and operating results normally fluctuate as a result of seasonal variations in our business. In particular, the revenue we derive from Business Unit 2 (which comprises fees we charge for our residency preparatory courses and medical post-graduate specialization programs, delivery of printed and digital content, access to our online medical education platform and practical medical training), is concentrated in the first and last quarter of each year, when new content (books and e-books) is delivered and revenues are recognized, as a result of enrollments at the beginning of each year. The majority of the revenue of Business Unit 2 is derived from printed books and e-books, and revenue is recognized at the point in time when control is transferred to the customer. Consequently, in aggregate, the seasonality of our revenues will generally produce higher revenues in the first and fourth quarters of our fiscal year.

              Accordingly, we expect quarterly fluctuations in our revenues and operating results to continue. These fluctuations could result in volatility and adversely affect our liquidity and cash flows. As our business grows, these seasonal fluctuations may become more pronounced. As a result, we believe that sequential quarterly comparisons of our financial results may not provide an accurate assessment of our financial position.

We are subject to environmental laws and regulations, which may become more stringent in the future and increase our obligations and capital expenditures with respect to their compliance.

              We are subject to several environmental municipal, state and federal laws. Compliance with these laws and regulations is monitored by governmental agencies and bodies that may impose administrative, civil and criminal sanctions on us. Violations of these laws and regulations may result in the imposition of criminal and administrative sanctions, as well as civil liability, seeking redress for alleged environmental damages and damages to third parties. Causing environmental damage may lead to administrative sanctions, which may include, among other consequences, penalties such as fines (ranging from R$50 to R$50 million), revocation of our licenses and authorizations, and the temporary or permanent suspension of our activities. There is no limit to the amount that the courts may award to cover the costs of remediation in the case of civil liability or, if the environmental damage cannot be repaired, the payment of an indemnity. In addition, a claim seeking compensation for environmental damages is not subject to a statute of limitations. The enactment of more stringent laws and regulations or more stringent interpretations of existing laws and regulations may force us to increase our capital expenditures relating to environmental compliance, therefore diverting funds from previously planned investments. These changes could have a material adverse effect on us. Governmental agencies or other authorities may also significantly delay or deny the issuance of permits and authorizations required for our operations, preventing us from making constructions and improvements in our campuses. In addition, the improper disposal of solid waste, as well as accidents resulting from the transportation of such wastes, may give rise to administrative, civil and criminal sanctions. Considering the provision on strict and joint environmental civil liability, the hiring of third parties to provide services for the collection, transportation and final disposal of waste does not exempt us from liability for any environmental damage caused by such third parties.

We may be adversely affected if the government changes its investment strategy in education.

              According to Brazilian Federal Law No. 9,394/1996, as amended, providing education is a duty of the government and of the family, and private education is permitted, in accordance with the terms set forth by the Brazilian constitution and applicable laws and regulations. Certain public institutions may have certain competitive advantages over us in the admissions process, as they do not charge tuition fees and may be perceived to be more prestigious than private institutions, but the limited number of positions available and the competitive nature of the admission process to public institutions significantly restricts access to these institutions by students. However, the Brazilian government may change its policy and increase the competition we face by (i) increasing the level of public investment in basic education and post-secondary education in general, opening a higher amount of positions and increasing the quality of education offered by public entities; and (ii) shifting resources from institutions that are centers of excellence and research to public post-secondary education institutions. The introduction and extension of affirmative action admission policies by federal and state institutions based on income, race or ethnicity criteria could also heighten the level of competition in the industry. Any policy change affecting the level of public investment in any aspect of the education sector may adversely affect us. As of the date of this prospectus, our management is not aware of any pending policy changes or proposed legislation affecting the level of public investment in the education sector in Brazil.

Government agencies, MEC and third parties may conduct inspections, file administrative proceedings or initiate litigation against us.

              Because we operate in a highly regulated industry, government agencies, MEC or third parties may conduct inspections, file administrative proceedings or initiate litigation for noncompliance with regulations against us or the institutions we purchase. If the results of these proceedings or litigations are unfavorable to us, or if we are unable to successfully defend our cases, we may be required to pay monetary damages or be subject to fines, limitations, injunctions or other penalties. Even if we adequately address issues raised by an inspection conducted by an agency or successfully defend our case in an administrative proceeding or court action, we may have to set aside significant financial and management resources to settle issues raised by these proceedings or to those lawsuits or claims. Administrative proceedings or court actions brought against us may damage our reputation, even if such lawsuits or claims are without merit.

Failure to prevent or detect a malicious cyber-attack on our systems and databases could result in a misappropriation of confidential information or access to highly sensitive information.

              Cyber-attacks are becoming more sophisticated and pervasive. Across our business we hold large volumes of personally identifiable information including that of employees, institutions, customers, students and parents and legal guardians. Individuals may try to gain unauthorized access to our data in order to misappropriate such information for potentially fraudulent purposes, and our security measures may fail to prevent such unauthorized access. A breach of our systems could result in a devastating impact on our reputation, financial condition or student experience. In addition, if we were unable to prove that our systems are properly designed to detect an intrusion, we could be subject to severe penalties and loss of existing or future business.

              Pursuant to the Brazilian Data Protection Law (Lei Geral de Proteção de Dados, or LGPD), security breaches that may result in significant risk or damage to personal data must be reported to the ANPD, the data protection regulatory body, within a reasonable time period. The notice to the ANPD must include: (a) a description of the nature of the personal data affected by the breach; (b) the affected data subjects; (c) the technical and security measures adopted; (d) the risks related to the breach; (e) the reasons for any delays in reporting the breach, if applicable; and (f) the measures adopted to revert or mitigate the effects of the damage caused by the breach.

              Failure to comply with the LGPD may result in formal warnings, public sanctions, the deletion of data, or the suspension of data processing activities. Furthermore, a company may be subject to a fine equal to up to 2% of its gross sales, or the gross sales of its economic group in Brazil, in the preceding fiscal year, excluding taxes, but limited to a total of R$50 million per violation.

Our success depends on our ability to monitor and adapt to technological changes in the education sector and maintain a technological infrastructure that works adequately and without interruption.

              Information technology is an essential factor of our growth. Our information technology systems and tools may become obsolete or insufficient, or we may have difficulties in following and adapting to technological changes in the education sector, particularly in the distance learning segment where the technological needs and expectations of our customers and market standards change rapidly and we must quickly adapt to new distance learning technology, practices and standards. Moreover, our competitors may introduce better products or service platforms. Our success depends on our ability to efficiently improve our current products while developing and introducing new products that are accepted in the marketplace. Additionally, a failure to upgrade our technology, features, content, security infrastructure, network infrastructure, or other infrastructure associated with our platform could harm our business. Adverse consequences could include unanticipated disruptions, slower response times, bugs, degradation in levels of customer support, impaired quality of users' experiences of our educational platform and delays in reporting accurate financial information.

              Our business, particularly our distance learning segment, depends on our information technology infrastructure functioning properly and without interruptions. Several problems regarding our information technology structure, such as viruses, hackers, system interruptions and technical difficulties regarding our satellite transmissions of data, sound and image may have a material adverse effect on us and our business.

              In addition, we face risks associated with unauthorized access to our systems, including by hackers and due to failures of our electronic security measures. These unauthorized entries into our systems can result in the theft of proprietary or sensitive information, including student information, or cause interruptions in the operation of our systems. As a result, we may be forced to incur considerable expenses to protect our systems from electronic security breaches and to mitigate our exposure to technological problems and interruptions.

              The Internet Act (Law No. 12,965/2014) applies only to personal data collected through the Internet, and establishes other principles and rules with respect to the privacy and protection of the personal and behavioral data of internet users. The Internet Act guarantees, among others, the privacy of internet and privately stored communications. Any data processing activity is subject to the data subject's informed, free and express consent.

              Decree No. 8,771/2016, which regulates the Internet Act, requires internet app providers to maintain certain security measures in connection with the storage of personal data, including: (i) strict controls on access to personal data; (ii) authentication safeguards; (iii) detailed data inventories (e.g., date, time and duration of access to the data, identity of the employee that accessed the data and the actions taken), and (iv) use of IT solutions to ensure the data is protected (for example, data encryption or other equivalent protective measures). If we fail to comply with the provisions of the Internet Act, we may be subject to sanctions and penalties, including damages, which will be assessed based on the nature and degree of our non-compliance, among other factors.

              On August 15, 2018, the LGPD came into force. The LGPD regulates the use of personal data in Brazil. The LGPD significantly transformed the data protection system in Brazil and is in line with recent European legislation (the General Data Protection Regulation, or GDPR). The LGPD establishes detailed rules for the collection, use, processing and storage of personal data. It will affect all economic sectors, including the relationship between customers and suppliers of goods and services, employees and employers and other relationships in which personal data is collected, both in the digital and physical environment.

              We have until August 2020 to adhere to the LGPD. Failure by us to adhere to the LGPD and any additional privacy laws or regulations enacted or approved in Brazil or in other jurisdictions in which we operate could adversely our business, financial condition or results of operations.

Failure to comply with data privacy regulations could result in reputational damage to our brands and adversely affect our business, financial condition and results of operations.

              Any perceived or actual unauthorized disclosure of personally identifiable information, whether through breach of our network by an unauthorized party, employee theft, misuse or error or otherwise, could harm our reputation, impair our ability to attract and retain our customers, or subject us to claims or litigation arising from damages suffered by individuals. Failure to adequately protect personally identifiable information could potentially lead to penalties, significant remediation costs, reputational damage, the cancellation of existing contracts and difficulty in competing for future business. In addition, we could incur significant costs in complying with relevant laws and regulations regarding the unauthorized disclosure of personal information, which may be affected by any changes to data privacy legislation at both the federal and state levels.

              Companies subject to the LGPD (including our Brazilian operations) are required to comply with the obligations of the LGPD by August 2020. On December 28, 2018, Provisional Measure No. 869/2018, or PM, was enacted, amending certain provisions of the LGPD and creating the National Data Protection Authority, or the ANPD. The PM also extended the deadline for companies to become compliant with the LGPD to August 2020. Failure to comply with the LGPD may result in formal warnings, public sanctions, the deletion of sensitive data, or the suspension of data processing activities. Furthermore, a company may be subject to a fine equal to up to 2% of its gross sales, or the gross sales of its economic group in Brazil, in the preceding fiscal year, excluding taxes, but limited to a total of R$50 million per violation.

Material weaknesses in our internal control over financial reporting have been identified, and if we fail to establish and maintain proper and effective internal controls over financial reporting, our results of operations and our ability to operate our business may be harmed.

              Prior to our initial public offering, we were a private company with limited accounting personnel and other resources to address our internal control over financial reporting and procedures. In addition, we have acquired a number of different companies, each of which must be integrated, including their accounting processes. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting.

              In connection with the audit of our consolidated financial statements, we and our independent registered public accounting firm identified material weaknesses as of December 31, 2018. A material weakness is a deficiency, or combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected on a timely basis. The material weaknesses identified relate to our insufficient accounting resources and systems necessary to comply with the reporting and compliance requirements of IFRS and the U.S. Securities and Exchange Commission, or the SEC.

              Since 2018, we have been implementing several measures to remediate these material weaknesses to improve our internal control over financial reporting, including increasing the depth and experience within our accounting and finance team, designing and implementing improved processes and internal controls, and retaining outside consultants with extensive technical expertise. However, we cannot assure you that our efforts will be effective or prevent any future material weakness or significant deficiency in our internal control over financial reporting.

              We are subject to the Sarbanes-Oxley Act, which requires, among other things, that we establish and maintain effective internal controls over financial reporting and disclosure controls and procedures. Under the current rules of the SEC, starting in 2020 we will be required to perform system and process evaluation and testing of our internal controls over financial reporting to allow management to assess the effectiveness of our internal controls. Our testing may reveal deficiencies in our internal controls that are deemed to be material weaknesses or significant deficiencies and render our internal controls over financial reporting ineffective. We expect to incur additional expenses and to spend significant management time in complying with these requirements. If we are not able to comply with these requirements in a timely manner, or if we or our management identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our Class A common shares may decline and we may be subject to investigations or sanctions by the SEC, the Financial Industry Regulatory Authority, Inc., or FINRA, or other regulatory authorities.

              In addition, these new obligations will also require substantial attention from our senior management and could divert their attention away from the day-to-day management of our business. These cost increases and the diversion of management's attention could materially and adversely affect our business, financial condition and operation results.

Certain Risks Relating to Brazil

The Brazilian federal government has exercised, and continues to exercise, significant influence over the Brazilian economy. This involvement as well as Brazil's political and economic conditions could harm our business and the price of our Class A common shares.

              The Brazilian federal government frequently exercises significant influence over the Brazilian economy and occasionally makes significant changes in policy and regulations. The Brazilian government's actions to control inflation and other policies and regulations have often involved, among other measures, increases or decreases in interest rates, changes in fiscal policies, wage and price controls, foreign exchange rate controls, blocking access to bank accounts, currency devaluations, capital controls and import and export restrictions. We have no control over and cannot predict what measures or policies the Brazilian government may take in the future. We and the market price of our securities may be harmed by changes in Brazilian government policies, as well as general economic factors, including, without limitation:

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  growth or downturn of the Brazilian economy;

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  interest rates and monetary policies;

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  exchange rates and currency fluctuations;

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  inflation;

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  liquidity of the domestic capital and lending markets;

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  import and export controls;

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  exchange controls and restrictions on remittances abroad and payments of dividends;

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  modifications to laws and regulations according to political, social and economic interests;

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  fiscal policy and changes in tax laws;

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  economic, political and social instability, including general strikes and mass demonstrations;

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  the regulatory framework governing the educational industry;

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  labor and social security regulations;

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  energy and water shortages and rationing;

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  commodity prices;

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  changes in demographics, in particular declining birth rates, which will result in a decrease in the number of enrolled students in education in the future; and

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  other political, diplomatic, social and economic developments in or affecting Brazil.

              Uncertainty over whether the Brazilian federal government will implement reforms or changes in policy or regulation affecting these or other factors in the future may affect economic performance and contribute to economic uncertainty in Brazil, which may have an adverse effect on our activities and consequently our operating results, and may also adversely affect the trading price of our Class A common shares. Recent economic and political instability has led to a negative perception of the Brazilian economy and higher volatility in the Brazilian securities markets, which also may adversely affect us and our Class A common shares. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Brazilian Macroeconomic Environment."

Economic uncertainty and political instability in Brazil may harm our business and the price of our Class A common shares.

              Brazil's political environment has historically influenced, and continues to influence, the performance of the country's economy. Political crises have affected and continue to affect the confidence of investors and the general public, which have historically resulted in economic deceleration and heightened volatility in the securities offered by companies with significant operations in Brazil.

              The recent economic instability in Brazil has contributed to a decline in market confidence in the Brazilian economy as well as to a deteriorating political environment. In addition, various ongoing investigations into allegations of money laundering and corruption being conducted by the Office of the Brazilian Federal Prosecutor, including the largest such investigation, known as "Operação Lava Jato," have negatively impacted the Brazilian economy and political environment. The potential outcome of these investigations is uncertain, but they have already had an adverse impact on the image and reputation of the implicated companies, and on the general market perception of the Brazilian economy. We cannot predict whether the ongoing investigations will result in further political and economic instability, or if new allegations against government officials and/or executives of private companies will arise in the future.

              A failure by the Brazilian government to implement necessary reforms may result in diminished confidence in the Brazilian government's budgetary condition and fiscal stance, which could result in downgrades of Brazil's sovereign foreign credit rating by credit rating agencies, negatively impact

Brazil's economy, and lead to further depreciation of the real and an increase in inflation and interest rates, which could adversely affect our business, financial condition and results of operations.

              Any of the above factors may create additional political uncertainty, which could harm the Brazilian economy and, consequently, our business, and could adversely affect our financial condition, our results of operations and the price of our Class A common shares.

Inflation and certain measures by the Brazilian government to curb inflation have historically harmed the Brazilian economy and Brazilian capital markets, and high levels of inflation in the future would harm our business and the price of our Class A common shares.

              In the past, Brazil has experienced extremely high rates of inflation. Inflation and some of the measures taken by the Brazilian government in an attempt to curb inflation have had significant negative effects on the Brazilian economy generally. Inflation, policies adopted to curb inflationary pressures and uncertainties regarding possible future governmental intervention have contributed to economic uncertainty and heightened volatility in the Brazilian capital markets.

              According to the National Consumer Price Index (Índice Nacional de Preços ao Consumidor Amplo, or IPCA), which is published by the Brazilian Institute for Geography and Statistics (Instituto Brasileiro de Geografia e Estatística, or IBGE), Brazilian inflation rates were 2.5%, 3.7%, 2.9% and 6.3% as of September 30, 2019 and as of December 31, 2018, 2017 and 2016, respectively. Brazil may experience high levels of inflation in the future and inflationary pressures may lead to the Brazilian government's intervening in the economy and introducing policies that could harm our business and the price of our Class A common shares. In the past, the Brazilian government's interventions included the maintenance of a restrictive monetary policy with high interest rates that restricted credit availability and reduced economic growth, causing volatility in interest rates. For example, the official interest rate in Brazil oscillated from 14.25% as of December 31, 2015 to 6.50% as of December 31, 2018, as established by the Monetary Policy Committee (Comitê de Política Monetária do Banco Central do Brasil, or COPOM). On February 7, 2018, the Monetary Policy Committee reduced the base interest rate (Sistema Especial de Liquidação e Custódia, or SELIC rate) to 6.75% and further reduced the SELIC rate to 6.50% on March 21, 2018. The Monetary Policy Committee reconfirmed the SELIC rate of 6.50% on May 16, 2018 and subsequently on June 20, 2018. As of December 31, 2018, the SELIC rate was 6.50%. The COPOM reconfirmed the SELIC rate of 6.50% on February 6, 2019, but reduced the SELIC rate to 6.00% on August 1, 2019, to 5.00% on October 30, 2019 and further reduced the rate to 4.50% on December 12, 2019. Conversely, more lenient government and Central Bank policies and interest rate decreases have triggered and may continue to trigger increases in inflation, and, consequently, growth volatility and the need for sudden and significant interest rate increases, which could negatively affect us and increase our indebtedness.

Exchange rate instability may have adverse effects on the Brazilian economy, us and the price of our Class A common shares.

              The Brazilian currency has been historically volatile and has been devalued frequently over the past three decades. Throughout this period, the Brazilian government has implemented various economic plans and used various exchange rate policies, including sudden devaluations, periodic mini-devaluations (during which the frequency of adjustments has ranged from daily to monthly), exchange controls, dual exchange rate markets and a floating exchange rate system. Although long-term depreciation of the real is generally linked to the rate of inflation in Brazil, depreciation of the real occurring over shorter periods of time has resulted in significant variations in the exchange rate between the real, the U.S. dollar and other currencies. The real depreciated against the U.S. dollar by 32.0% at year-end 2015 as compared to year-end 2014, and by 11.8% at year-end 2014 as compared to year-end 2013. The real/U.S. dollar exchange rate reported by the Central Bank was R$3.905 per U.S. dollar on December 31, 2015 and R$3.259 per U.S. dollar on December 31, 2016, which reflected a

16.5% appreciation in the real against the U.S. dollar during 2016. The real/U.S. dollar exchange rate reported by the Central Bank was R$3.308 per U.S. dollar on December 31, 2017, which reflected a 1.5% depreciation in the real against the U.S. dollar during 2017. The real/U.S. dollar exchange rate reported by the Central Bank was R$3.875 per U.S.$1.00 on December 31, 2018, which reflected a 17.1% depreciation in the real against the U.S. dollar during 2018. The real/U.S. dollar exchange rate reported by the Central Bank was R$4.164 per U.S.$1.00 on September 30, 2019, which reflected a 7.5% depreciation in the real against the U.S. dollar during the first nine months of 2019. As of February 3, 2020, the exchange rate for the sale of U.S. dollars as reported by the Central Bank was R$4.248 per US$1.00. There can be no assurance that the real will not again depreciate against the U.S. dollar or other currencies in the future.

              A devaluation of the real relative to the U.S. dollar could create inflationary pressures in Brazil and cause the Brazilian government to, among other measures, increase interest rates. Any depreciation of the real may generally restrict access to the international capital markets. It would also reduce the U.S. dollar value of our results of operations. Restrictive macroeconomic policies could reduce the stability of the Brazilian economy and harm our results of operations and profitability. In addition, domestic and international reactions to restrictive economic policies could have a negative impact on the Brazilian economy. These policies and any reactions to them may harm our business by curtailing access to foreign financial markets and prompting further government intervention. A devaluation of the real relative to the U.S. dollar may also, as in the context of the current economic slowdown, decrease consumer spending, increase deflationary pressures and reduce economic growth.

              On the other hand, an appreciation of the real relative to the U.S. dollar and other foreign currencies may deteriorate the Brazilian foreign exchange current accounts. Depending on the circumstances, either devaluation or appreciation of the real relative to the U.S. dollar and other foreign currencies could restrict the growth of the Brazilian economy, as well as our business, results of operations and profitability.

Infrastructure and workforce deficiency in Brazil may impact economic growth and have a material adverse effect on us.

              Our performance depends on the overall health and growth of the Brazilian economy. Brazilian GDP growth has fluctuated over the past few years, with growth of 3.0% in 2013 but decreasing to 0.5% in 2014, a contraction of 3.5% in 2015, a contraction of 3.3% in 2016, a growth of 1.1% in 2017 and a growth of 1.1% in 2018. Growth is limited by inadequate infrastructure, including potential energy shortages and deficient transportation, logistics and telecommunication sectors, general strikes, the lack of a qualified labor force, and the lack of private and public investments in these areas, which limit productivity and efficiency. Any of these factors could lead to labor market volatility and generally impact income, purchasing power and consumption levels, which could limit growth and ultimately have a material adverse effect on us.

Developments and the perceptions of risks in other countries, including other emerging markets, the United States and Europe, may harm the Brazilian economy and the price of our Class A common shares.

              The market for securities offered by companies with significant operations in Brazil is influenced by economic and market conditions in Brazil and, to varying degrees, market conditions in other Latin American and emerging markets, as well as the United States, Europe and other countries. To the extent the conditions of the global markets or economy deteriorate, the business of companies with significant operations in Brazil may be harmed. The weakness in the global economy has been marked by, among other adverse factors, lower levels of consumer and corporate confidence, decreased business investment and consumer spending, increased unemployment, reduced income and asset values in many areas, reduction of China's growth rate, currency volatility and limited availability of credit and access to capital. Developments or economic conditions in other emerging market countries have at times significantly affected the availability of credit to companies with significant operations in Brazil and resulted in considerable outflows of funds from Brazil, decreasing the amount of foreign investments in Brazil.

              Crises and political instability in other emerging market countries, the United States, Europe or other countries could decrease investor demand for securities offered by companies with significant operations in Brazil, such as our Class A common shares. In June 2016, the United Kingdom had a referendum in which the majority voted to leave the European Union (so-called "Brexit"). The announcement of Brexit caused significant volatility in global stock markets and currency exchange rate fluctuations. The United Kingdom formally left the European Union on January 31, 2020, at which point a transition period began. The United Kingdom is expected to continue to follow certain European Union rules during the transition period; however, the ongoing process of negotiations between the United Kingdom and the European Union will determine the future terms of the United Kingdom's relationship with the European Union, including access to European Union markets, either during the transitional period or more permanently. We have no control over and cannot predict the effect of the United Kingdom's exit from the European Union nor over whether and to which effect any other member state will decide to exit the European Union in the future. These developments, as well as potential crises and forms of political instability arising therefrom or any other as of yet unforeseen development, may harm our business and the price of our Class A common shares.

Any further downgrading of Brazil's credit rating could reduce the trading price of our Class A common shares.

              We and the trading price of our Class A common shares may be harmed by investors' perceptions of risks related to Brazil's sovereign debt credit rating. Rating agencies regularly evaluate Brazil and its sovereign credit ratings, which are based on a number of factors including macroeconomic trends, fiscal and budgetary conditions, indebtedness metrics and the perspective of changes in any of these factors.

              The rating agencies began to review Brazil's sovereign credit ratings in September 2015. Subsequently, the three major rating agencies downgraded Brazil's investment-grade status:

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  In 2015, Standard & Poor's initially downgraded Brazil's credit rating from BBB-negative to BB-positive and subsequently downgraded it again from BB-positive to BB, maintaining its negative outlook, citing a worse credit situation since the first downgrade. On January 11, 2018, Standard & Poor's further downgraded Brazil's credit rating from BB to BB-negative. The BB-negative rating was reaffirmed on February 7, 2019 with a stable outlook, which reflects the agency's expectations that the Brazilian government will be able to implement policies to gradually improve the fiscal deficit, as well as a mild economic recovery, given improvements in consumer confidence.

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  In December 2015, Moody's reviewed and downgraded Brazil's issue and bond ratings from Baa3 to below investment grade, Ba2 with a negative outlook, citing the prospect of a further deterioration in Brazil's debt indicators, considering the low growth environment and the challenging political scenario. In April 2018, Moody's reaffirmed its Ba2 rating, but altered its outlook from "negative" to "stable," also supported by the projection that the Brazilian government would approve fiscal reforms and that economic growth in Brazil would resume gradually.

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  In 2016, Fitch downgraded Brazil's sovereign credit rating to BB-positive with a negative outlook, citing the rapid expansion of the country's budget deficit and the worse-than-expected recession. In February 2018, Fitch downgraded Brazil's sovereign credit rating again to BB-negative, citing, among other reasons, fiscal deficits, the increasing burden of public debt and an inability to implement reforms that would structurally improve Brazil's public finances. The BB-negative rating was reaffirmed in May 2019.

              Brazil's sovereign credit rating is currently rated below investment grade by the three main credit rating agencies. Consequently, the prices of securities offered by companies with significant operations in Brazil have been negatively affected. A prolongation or worsening of the current Brazilian recession and continued political uncertainty, among other factors, could lead to further ratings downgrades. Any further downgrade of Brazil's sovereign foreign credit ratings could heighten investors' perception of risk and, as a result, cause the trading price of our Class A common shares to decline.

Certain Risks Relating to Our Class A Common Shares and the Offering

An active trading market for our Class A common shares may not be sustainable. If an active trading market is not maintained, investors may not be able to resell their shares at or above the offering price and our ability to raise capital in the future may be impaired.

              Although our Class A common shares are listed and being traded on the Nasdaq Global Select Market, an active trading market for our shares may not be maintained following this offering. If an active market for our Class A common shares is not maintained, it may be difficult for you to sell shares you purchase in this offering without depressing the market price for the shares or at all. An inactive trading market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration. In addition to the risks described above, the market price of our Class A common shares may be influenced by many factors, some of which are beyond our control, including:

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  announcements by us or our competitors of significant contracts or acquisitions;

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  technological innovations by us or competitors;

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  the failure of financial analysts to cover our Class A common shares after this offering or changes in financial estimates by analysts;

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  actual or anticipated variations in our operating results;

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  changes in financial estimates by financial analysts, or any failure by us to meet or exceed any of these estimates, or changes in the recommendations of any financial analysts that elect to follow our Class A common shares or the shares of our competitors;

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  future sales of our shares; and

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  investor perceptions of us and the industries in which we operate.

              In addition, the stock market in general has experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies affected. These broad market and industry factors may materially harm the market price of our Class A common shares, regardless of our operating performance. In the past, following periods of volatility in the market price of certain companies' securities, securities class action litigation has been instituted against these companies. This litigation, if instituted against us, could adversely affect our financial condition or results of operations. If a market is not maintained, the liquidity and price of our Class A common shares could be seriously harmed.

The Esteves Family and Crescera, our largest group of shareholders, own 100% of our outstanding Class B common shares, which will represent approximately 92.0% of the voting power of our issued share capital following this offering, and will control all matters requiring shareholder approval. This concentration of ownership and voting power limits your ability to influence corporate matters.

              The Esteves Family and Crescera control our company and do not hold any of our Class A common shares, but will beneficially own 53.4% of our issued share capital (or 51.8% if the underwriters' option to purchase additional Class A common shares is exercised in full) through their beneficial ownership of all of our outstanding Class B common shares, and consequently, 92.0% of the combined voting power of our issued share capital (or 91.5% if the underwriters' option to purchase additional Class A common shares is exercised in full). Our Class B common shares are entitled to 10 votes per share and our Class A common shares, which are the common shares we are offering in this offering, are entitled to one vote per share. Our Class B common shares are convertible into an equivalent number of Class A common shares and generally convert into Class A common shares upon transfer subject to limited exceptions. As a result, the Esteves Family and Crescera will control the outcome of all decisions at our shareholders' meetings, and will be able to elect a majority of the members of our board of directors. They will also be able to direct our actions in areas such as business strategy, financing, distributions, acquisitions and dispositions of assets or businesses. For example, the Esteves Family and Crescera may cause us to make acquisitions that increase the amount of our indebtedness or outstanding Class A common shares, sell revenue-generating assets or inhibit change of control transactions that benefit other shareholders. The decisions of the Esteves Family and Crescera on these matters may be contrary to your expectations or preferences, and they may take actions that could be contrary to your interests. They will be able to prevent any other shareholders, including you, from blocking these actions. For further information regarding shareholdings in our company, see "Principal and Selling Shareholders." In addition, for so long as they beneficially own more than two-thirds of our issued share capital, the Esteves Family and Crescera will also have the ability to unilaterally amend Afya's Articles of Association, which may be amended only by special resolution of shareholders (requiring a two-thirds majority vote).

              So long as the Esteves Family and Crescera continue to beneficially own a sufficient number of Class B common shares, even if they beneficially own significantly less than 50% of our outstanding share capital, acting together, they will be able to effectively control our decisions. For example, if our Class B common shares amounted to 15% of our outstanding common shares, beneficial owners of our Class B common shares (consisting of the Esteves Family and Crescera), would collectively control 63.8% of the voting power of our outstanding common shares. If the Esteves Family and Crescera sell or transfer any of their Class B common shares, they will generally convert automatically into Class A common shares, subject to limited exceptions, such as transfers to affiliates, to trustees for the holder or its affiliates and certain transfers to U.S. tax exempt organizations. The fact that any Class B common shares convert into Class A common shares if the Esteves Family or Crescera sell or transfer them means that the Esteves Family and Crescera will in many situations continue to control a majority of the combined voting power of our outstanding share capital, due to the voting rights of any Class B common shares that they retain. However, if our Class B common shares at any time represent less than 10% of the total number of shares in the capital of the Company outstanding, the Class B common shares then outstanding will automatically convert into Class A common shares. For a description of the dual class structure, see "Description of Share Capital."

Class A common shares eligible for future sale may cause the market price of our Class A common shares to drop significantly.

              The market price of our Class A common shares may decline as a result of sales of a large number of our Class A common shares in the market after this offering (including Class A common shares issuable upon conversion of Class B common shares) or the perception that these sales may occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

              Following the completion of this offering, we will have outstanding 43,186,430 Class A common shares and 49,577,773 Class B common shares (or 44,914,690 Class A common shares and 48,329,585 Class B common shares, if the underwriters exercise in full their option to purchase additional shares). Subject to the lock-up agreements described below, the Class A common shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act by persons other than our affiliates within the meaning of Rule 144 of the Securities Act.

              Our shareholders or entities controlled by them or their permitted transferees will, subject to the lock-up agreements described below, be able to sell their shares in the public market from time to time without registering them, subject to certain limitations on the timing, amount and method of those sales imposed by regulations promulgated by the SEC. If any of our shareholders, the affiliated entities controlled by them or their respective permitted transferees were to sell a large number of their Class A common shares, the market price of our Class A common shares may decline significantly. In addition, the perception in the public markets that sales by them might occur may also cause the trading price of our Class A common shares to decline.

              We have agreed with the underwriters, subject to certain exceptions, not to offer, sell or dispose of any shares in our share capital or securities convertible into or exchangeable or exercisable for any shares in our share capital during the 90-day period following the date of this prospectus. Our directors, executive officers and our principal shareholders have agreed to substantially similar lock-up provisions. However, BofA Securities, Inc. may, in its sole discretion and without notice, release all or any portion of the shares from the restrictions in any of the lock-up agreements described above. In addition, these lock-up agreements are subject to the exceptions described in "Underwriting," including the right for our company to issue new shares if we carry out an acquisition or enter into a merger, joint venture or strategic participation.

              Sales of a substantial number of our Class A common shares upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these lock-up periods, could cause our market price to fall or make it more difficult for you to sell your Class A common shares at a time and price that you deem appropriate.

Our Articles of Association contain anti-takeover provisions that may discourage a third-party from acquiring us and adversely affect the rights of holders of our Class A common shares.

              Our Articles of Association contain certain provisions that could limit the ability of others to acquire our control, including a provision that grants authority to our board of directors to establish and issue from time to time one or more series of preferred shares without action by our shareholders and to determine, with respect to any series of preferred shares, the terms and rights of that series. These provisions could have the effect of depriving our shareholders of the opportunity to sell their shares at a premium over the prevailing market price by discouraging third parties from seeking to obtain our control in a tender offer or similar transactions.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the price of our Class A common shares and our trading volume could decline.

              The trading market for our Class A common shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our Class A common shares or publish inaccurate or unfavorable research about our business, the price of our Class A common shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our Class A common shares could decrease, which might cause the price of our Class A common shares and trading volume to decline.

We do not anticipate paying any cash dividends in the foreseeable future.

              We currently intend to retain our future earnings, if any, for the foreseeable future, to fund the operation of our business and future growth. We do not intend to pay any dividends to holders of our

Class A common shares. As a result, capital appreciation in the price of our Class A common shares, if any, will be your only source of gain on an investment in our Class A common shares.

Transformation into a public company may increase our costs and disrupt the regular operations of our business.

              We and our acquired businesses historically have operated as privately-owned companies, and we expect to incur significant additional legal, accounting, reporting and other expenses as a result of having publicly traded Class A common shares. We will also incur costs which we have not incurred previously, including, but not limited to, increased directors' and officers' insurance, investor relations, and various other costs of a public company.

              We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as rules implemented by the SEC and Nasdaq. We expect these rules and regulations to increase our legal and financial compliance costs and make some management and corporate governance activities more time-consuming and costly, particularly after we are no longer an "emerging growth company." These rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. This could have an adverse impact on our ability to recruit and bring on a qualified independent board.

              The additional demands associated with being a public company may disrupt regular operations of our business by diverting the attention of some of our senior management team away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses. Any of these effects could harm our business, financial condition and results of operations.

Our dual class capital structure means our shares will not be included in certain indices. We cannot predict the impact this may have on our share price.

              In 2017, FTSE Russell, S&P Dow Jones and MSCI announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices to exclude companies with multiple classes of shares of common stock from being added to such indices. FTSE Russell announced plans to require new constituents of its indices to have at least five percent of their voting rights in the hands of public stockholders, whereas S&P Dow Jones announced that companies with multiple share classes, such as ours, will not be eligible for inclusion in the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. MSCI also opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from its ACWI Investable Market Index and U.S. Investable Market 2500 Index; however, in October 2018, MSCI announced its decision to include equity securities "with unequal voting structures" in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. We cannot assure you that other stock indices will not take a similar approach to FTSE Russell, S&P Dow Jones and MSCI in the future. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in any of these indices and, as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not invest in our stock. It continues to be somewhat unclear what effect, if any, these policies will have on the valuations of publicly traded companies excluded from the indices, but in certain situations they may depress these valuations compared to those of other similar companies that are included. Exclusion from indices could make our Class A common shares less attractive to investors and, as a result, the market price of our Class A common shares could be adversely affected.

The dual class structure of our common stock has the effect of concentrating voting control with the Esteves Family and Crescera; this will limit or preclude your ability to influence corporate matters.

              Each Class A common share, which are the shares being sold in this offering, will entitle its holder to one vote per share, and each Class B common share will entitle its holder to ten votes per share, so long as the total number of the issued and outstanding Class B common shares is at least 10% of the total number of shares outstanding. Due to the ten-to-one voting ratio between our Class B and Class A common shares, the beneficial owners of our Class B common shares (comprised of the Esteves Family and Crescera) collectively will continue to control a majority of the combined voting power of our common shares and therefore be able to control all matters submitted to our shareholders so long as the total number of the issued and outstanding Class B common shares is at least 10% of the total number of shares outstanding.

              In addition, our Articles of Association provide that at any time when there are Class A common shares in issue, additional Class B common shares may only be issued pursuant to (1) a share split, subdivision of shares or similar transaction or where a dividend or other distribution is paid by the issue of shares or rights to acquire shares or following capitalization of profits, (2) a merger, consolidation, or other business combination involving the issuance of Class B common shares as full or partial consideration, or (3) an issuance of Class A common shares, whereby holders of the Class B common shares are entitled to purchase a number of Class B common shares that would allow them to maintain their proportional ownership interests in Afya (following an offer by us to each holder of Class B common shares to issue to such holder, upon the same economic terms and at the same price, such number of Class B common shares as would ensure such holder may maintain a proportional ownership interest in Afya pursuant to our Articles of Association).

              Future transfers by holders of Class B common shares will generally result in those shares converting to Class A common shares, subject to limited exceptions, such as certain transfers effected to permitted transferees or for estate planning or charitable purposes. The conversion of Class B common shares to Class A common shares will have the effect, over time, of increasing the relative voting power of those holders of Class B common shares who retain their shares in the long term.

              In light of the above provisions relating to the issuance of additional Class B common shares, the fact that future transfers by holders of Class B common shares will generally result in those shares converting to Class A common shares, subject to limited exceptions as provided in the Articles of Association; as well as the ten-to-one voting ratio of our Class B common shares and Class A common shares, holders of our Class B common shares will in many situations continue to maintain control of all matters requiring shareholder approval. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future. For a description of our dual class structure, see "Description of Share Capital—Voting Rights."

We are a Cayman Islands exempted company with limited liability. The rights of our shareholders, including with respect to fiduciary duties and corporate opportunities, may be different from the rights of shareholders governed by the laws of U.S. jurisdictions.

              We are a Cayman Islands exempted company with limited liability. Our corporate affairs are governed by our Articles of Association and by the laws of the Cayman Islands. The rights of shareholders and the responsibilities of members of our board of directors may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S. jurisdictions. In particular, as a matter of Cayman Islands law, directors of a Cayman Islands company owe fiduciary duties to the company and separately a duty of care, diligence and skill to the company. Under Cayman Islands law, directors and officers owe the following fiduciary duties: (i) duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (ii) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) directors should not properly fetter the exercise of future discretion; (iv) duty to exercise powers fairly as between different sections of shareholders; (v) duty to exercise independent judgment; and (vi) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. Our Articles of Association have varied this last obligation by providing that a director must disclose the nature and extent of his or her interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the Nasdaq, and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting. Conversely, under Delaware corporate law, a director has a fiduciary duty to the corporation and its stockholders (made up of two components) and the director's duties prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. See "Description of Share Capital—Principal Differences between Cayman Islands and U.S. Corporate Law."

New investors in our Class A common shares will experience immediate and substantial book value dilution after this offering.

              The public offering price of our Class A common shares will be substantially higher than the pro forma net tangible book value per share of the outstanding Class A common shares immediately after this offering. Based on an public offering price of US$30.20 per share and our net tangible book value as of September 30, 2019 if you purchase our common shares in this offering you will pay more for your shares than the amounts paid by our existing shareholders for their shares and you will suffer immediate dilution of approximately US$27.36 per share in pro forma net tangible book value. In addition, purchasers of Class A common shares in this offering will have contributed approximately 90.58% of the aggregate price paid by all purchasers of our common shares but will own only approximately 3.26% of our common shares outstanding after this offering. As a result of this dilution, investors purchasing shares in this offering may receive significantly less than the full purchase price that they paid for the shares purchased in this offering in the event of a liquidation. See "Dilution."

We may need to raise additional capital in the future by issuing securities, use our Class A common shares as acquisition consideration, or may enter into corporate transactions with an effect similar to a merger, which may dilute your interest in our share capital and affect the trading price of our Class A common shares.

              We may need to raise additional funds to grow our business and implement our growth strategy going forward through public or private issuances of common shares or securities convertible into, or exchangeable for, our common shares, which may dilute your interest in our share capital or result in a decrease in the market price of our common shares. In addition, we may also use our Class A common shares as acquisition consideration or enter into mergers or other similar transactions in the future, which may dilute your interest in our share capital or result in a decrease in the market price of our Class A common shares. Any fundraising through the issuance of shares or securities convertible into or exchangeable for shares, the use of our Class A common shares as acquisition consideration, or the participation in corporate transactions with an effect similar to a merger, may dilute your interest in our capital stock or result in a decrease in the market price of our Class A common shares.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

              Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Class A common shares. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, results of operations and financial condition. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. See "Use of Proceeds."

As a foreign private issuer and an "emerging growth company" (as defined in the JOBS Act), we have different disclosure and other requirements than U.S. domestic registrants and non-emerging growth companies.

              As a foreign private issuer and emerging growth company, we are subject to different disclosure and other requirements than domestic U.S. registrants and non-emerging growth companies. For example, as a foreign private issuer, in the United States, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act, including the requirements to prepare and issue quarterly reports on Form 10-Q or to file current reports on Form 8-K upon the occurrence of specified significant events, the proxy rules applicable to domestic U.S. registrants under Section 14 of the Exchange Act or the insider reporting and short-swing profit rules applicable to domestic U.S. registrants under Section 16 of the Exchange Act. In addition, we rely on exemptions from certain U.S. rules which permit us to follow Cayman Islands legal requirements rather than certain of the requirements that are applicable to U.S. domestic registrants.

              We follow Cayman Islands laws and regulations that are applicable to Cayman Islands companies. However, Cayman Islands laws and regulations applicable to Cayman Islands companies do not contain any provisions comparable to the U.S. proxy rules, the U.S. rules relating to the filing of reports on Form 10-Q or 8-K or the U.S. rules relating to liability for insiders who profit from trades made in a short period of time, as referred to above.

              Furthermore, foreign private issuers are required to file their annual report on Form 20-F within 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information, although we will be subject to Cayman Islands laws and regulations having substantially the same effect as Regulation Fair Disclosure. As a result of the above, even though we are required to file reports on Form 6-K disclosing the limited information which we have made or are required to make public pursuant to Cayman Islands law, or are required to distribute to shareholders generally, and that is material to us, you may not receive information of the same type or amount that is required to be disclosed to shareholders of a U.S. company.

              The JOBS Act contains provisions that, among other things, relax certain reporting requirements for emerging growth companies. Under this act, as an emerging growth company, we are not subject to the same disclosure and financial reporting requirements as non-emerging growth companies. For example, as an emerging growth company we are permitted to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Also, we do not have to comply with future audit rules promulgated by the U.S. Public Company Accounting Oversight Board, or PCAOB, (unless the SEC determines otherwise) and our auditors will not need to attest to our internal controls under Section 404(b) of the Sarbanes-Oxley Act. We may follow these reporting exemptions until we are no longer an emerging growth company. As a result, our shareholders may not have access to certain information that they deem important. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual revenues of at least US$1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common shares that is held by non-affiliates exceeds US$700.0 million as of the prior June 30th, and (2) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three-year period. Accordingly, the information about us available to you will not be the same as, and may be more limited than, the information available to shareholders of a non-emerging growth company. We could be an "emerging growth company" for up to five years following our initial public offering, although circumstances could cause us to lose that status earlier, including if the market value of our Class A common shares held by non-affiliates exceeds US$700 million as of any June 30 (the end of our second fiscal quarter) before that time, in which case we would no longer be an "emerging growth company" as of the following December 31 (our fiscal year end). We cannot predict if investors will find our Class A common shares less attractive because we may rely on these exemptions. If some investors find our Class A common shares less attractive as a result, there may be a less active trading market for our Class A common shares and the price of our Class A common shares may be more volatile.

As a foreign private issuer, we are permitted to, and we do, rely on exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, including the requirement that a majority of an issuer's directors consist of independent directors. This may afford less protection to holders of our Class A common shares.

              Section 5605 of the Nasdaq equity rules requires listed companies to have, among other things, a majority of their board members be independent, and to have independent director oversight of executive compensation, nomination of directors and corporate governance matters. As a foreign private issuer, however, we are permitted to, and we do, follow home country practice in lieu of the above requirements. See "Description of Share Capital—Principal Differences between Cayman Islands and U.S. Corporate Law."

We may lose our foreign private issuer status, which would then require us to comply with the Exchange Act's domestic reporting regime and cause us to incur significant legal, accounting and other expenses.

              In order to maintain our current status as a foreign private issuer, either (a) more than 50% of our Class A common shares must be either directly or indirectly owned of record by non-residents of the United States or (b)(i) a majority of our executive officers or directors may not be U.S. citizens or residents, (ii) more than 50% of our assets cannot be located in the United States and (iii) our business must be administered principally outside the United States. If we lose this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the costs we will incur as a foreign private issuer.

Our shareholders may face difficulties in protecting their interests because we are a Cayman Islands exempted company.

              Our corporate affairs are governed by our Articles of Association, by the Companies Law (as amended) of the Cayman Islands and the common law of the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under the laws of the Cayman Islands are not as clearly defined as under statutes or judicial precedent in existence in jurisdictions in the United States. Therefore, you may have more difficulty protecting your interests than would shareholders of a corporation incorporated in a jurisdiction in the United States, due to the comparatively less formal nature of Cayman Islands law in this area.

              While Cayman Islands law allows a dissenting shareholder to express the shareholder's view that a court sanctioned reorganization of a Cayman Islands company would not provide fair value for the shareholder's shares, Cayman Islands statutory law does not specifically provide for shareholder appraisal rights in connection with a merger or consolidation of a company. This may make it more difficult for you to assess the value of any consideration you may receive in a merger or consolidation or to require that the acquirer gives you additional consideration if you believe the consideration offered is insufficient. However, Cayman Islands statutory law provides a mechanism for a dissenting shareholder in a merger or consolidation to apply to the Grand Court of the Cayman Islands for a determination of the fair value of the dissenter's shares if it is not possible for the company and the dissenter to agree on a fair price within the time limits prescribed.

              Shareholders of Cayman Islands exempted companies (such as us) have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders. Our directors have discretion under our Articles of Association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

              Subject to limited exceptions, under Cayman Islands' law, a minority shareholder may not bring a derivative action against the board of directors. Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar.

United States civil liabilities and certain judgments obtained against us by our shareholders may not be enforceable.

              We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. In addition, the majority of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside of the United States. As a result, it may be difficult to effect service of process within the United States upon these persons. It may also be difficult to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors who are not resident in the United States and the substantial majority of whose assets are located outside of the United States.

              Further, it is unclear if original actions predicated on civil liabilities based solely upon U.S. federal securities laws are enforceable in courts outside the United States, including in the Cayman Islands and Brazil. Courts of the Cayman Islands may not, in an original action in the Cayman Islands, recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States on the grounds that such provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, courts of the Cayman Islands will recognize and enforce a foreign judgment of a court of competent jurisdiction if such judgment is final, for a liquidated sum, provided it is not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands' judgment in respect of the same matters, and was not obtained in a manner which is contrary to the public policy of the Cayman Islands. In addition, a Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.

Judgments of Brazilian courts to enforce our obligations with respect to our Class A common shares may be payable only in reais.

              Most of our assets are located in Brazil. If proceedings are brought in the courts of Brazil seeking to enforce our obligations in respect of our Class A common shares, we may not be required to discharge our obligations in a currency other than the real. Under Brazilian exchange control laws, an obligation in Brazil to pay amounts denominated in a currency other than the real may only be satisfied in Brazilian currency at the exchange rate, as determined by the Central Bank, in effect on the date the judgment is obtained, and such amounts are then adjusted to reflect exchange rate variations through the effective payment date. The then-prevailing exchange rate may not afford non-Brazilian investors with full compensation for any claim arising out of or related to our obligations under the Class A common shares.

Our Class A common shares may not be a suitable investment for all investors, as investment in our Class A common shares presents risks and the possibility of financial losses.

              The investment in our Class A common shares is subject to risks. Investors who wish to invest in our Class A common shares are thus subject to asset losses, including loss of the entire value of their investment, as well as other risks, including those related to our Class A common shares, us, the sector in which we operate, our shareholders and the general macroeconomic environment in Brazil, among other risks.

              Each potential investor in our Class A common shares must therefore determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

  •
  have sufficient knowledge and experience to make a meaningful evaluation of our Class A common shares, the merits and risks of investing in our Class A common shares and the information contained in this prospectus;

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  have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in our Class A common shares and the impact our Class A common shares will have on its overall investment portfolio;

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  have sufficient financial resources and liquidity to bear all of the risks of an investment in our Class A common shares;

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  understand thoroughly the terms of our Class A common shares and be familiar with the behavior of any relevant indices and financial markets; and

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  be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for any taxable year, which could subject United States investors in our Class A common shares to significant adverse U.S. federal income tax consequences.

              Under the Internal Revenue Code of 1986, as amended (the "Code"), we will be a PFIC for any taxable year in which, after the application of certain look-through rules with respect to subsidiaries, either (i) 75% or more of our gross income consists of "passive income," or (ii) 50% or more of the average quarterly value of our assets consists of assets that produce, or are held for the production of, "passive income." Passive income generally includes dividends, interest, certain non-active rents and royalties, and capital gains. Based on our current operations, income, assets and certain estimates and projections, including as to the relative values of our assets, including goodwill, which is based on the current market price of our Class A common shares, we do not believe we were a PFIC for 2019 and we do not expect to be a PFIC for our 2020 taxable year. However, there can be no assurance that the Internal Revenue Service (the "IRS") will agree with our conclusion. In addition, whether we will be a PFIC for 2020 or any future year is uncertain because, among other things, (i) we will hold a substantial amount of cash following this offering, which is categorized as a passive asset and (ii) our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of our Class A common shares, which could be volatile). Accordingly, there can be no assurance that we will not be a PFIC for any taxable year.

              If we are a PFIC for any taxable year during which a U.S. investor holds Class A common shares, we generally would continue to be treated as a PFIC with respect to that U.S. investor for all succeeding years during which the U.S. investor holds Class A common shares, even if we ceased to meet the threshold requirements for PFIC status. Such a U.S. investor may be subject to adverse U.S. federal income tax consequences, including (i) the treatment of all or a portion of any gain on disposition as ordinary income, (ii) the application of a deferred interest charge on such gain and the receipt of certain dividends and (iii) compliance with certain reporting requirements. We do not intend to provide the information that would enable investors to make a qualified electing fund election (a "QEF Election") that could mitigate the adverse U.S. federal income tax consequences should we be classified as a PFIC. A "mark-to-market" election may be available, however, if our Class A common shares are regularly traded on a qualified exchange. For further discussion, see "Taxation—U.S. Federal Income Tax Considerations."

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

              All references to "U.S. dollars," "dollars" or "US$" are to the U.S. dollar. All references to "real," "reais," "Brazilian real," "Brazilian reais," or "R$" are to the Brazilian real, the official currency of Brazil. All references to "IFRS" are to International Financial Reporting Standards, as issued by the International Accounting Standards Board, or the IASB.

Financial Statements

              Afya, the company whose Class A common shares are being offered in this prospectus, was incorporated on March 22, 2019, as a Cayman Islands exempted company with limited liability duly registered with the Cayman Islands Registrar of Companies. Until the contribution of Afya Brazil shares to Afya prior to the consummation of its initial public offering, Afya had not commenced operations and had only nominal assets and liabilities and no material contingent liabilities or commitments.

              We maintain our books and records in Brazilian reais, the presentation currency for our financial statements and also the functional currency of our operations in Brazil. We prepare our annual consolidated financial statements in accordance with IFRS, as issued by the IASB, and unaudited interim condensed consolidated financial statements in accordance with International Financial Reporting Standard No 34—Interim Financial Reporting ("IAS 34"). Unless otherwise noted, Afya's financial information presented herein as of September 30, 2019 and for the nine months ended September 30, 2019 and 2018, and Afya Brazil's financial information presented herein as of and for the years ended December 31, 2018 and 2017 is stated in Brazilian reais, their reporting currency. The consolidated financial information of Afya and Afya Brazil contained in this prospectus is derived from Afya's unaudited interim condensed consolidated financial statements as of September 30, 2019 and for the nine months ended September 30, 2019 and 2018, and Afya Brazil's audited consolidated financial statements as of and for the years ended December 31, 2018 and 2017, together with the notes thereto. All references herein to "our financial statements," "our audited consolidated financial information," "our audited consolidated financial statements" and "our unaudited interim condensed consolidated financial statements" are to Afya and Afya Brazil's consolidated financial statements included elsewhere in this prospectus.

              This financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.

              Following our initial public offering, Afya began reporting consolidated financial information to shareholders, and Afya Brazil no longer presented consolidated financial statements. We also maintain our books and records in Brazilian reais and our consolidated financial statements are prepared in accordance with IFRS.

              Afya Brazil's and our fiscal year ends on December 31. References in this prospectus to a fiscal year, such as "fiscal year 2018," relate to our fiscal year ended on December 31 of that calendar year.

    Acquisitions and Pro Forma Financial Information

    IPTAN and IESVAP

              On January 11, 2018, certain members of the Esteves family, BR Health and Afya Brazil entered into an investment and purchase agreement providing for (a) an initial Afya Brazil capital increase which was paid: (i) by the Esteves family with the contribution of the ownership interest held by the Esteves family in IPTAN and IESVAP in an amount equal to R$11.6 million; and (ii) by BR Health through a cash contribution in an amount equal to R$55.0 million, followed by (b) a sale by the

Esteves family to BR Health of shares in Afya Brazil for a purchase price equal to R$37.5 million. The transaction was consummated on April 26, 2018 and the aggregate purchase price was R$200.2 million.

              IPTAN is a post-secondary education institution located in the city of São João Del Rei, in the state of Minas Gerais. It offers on-campus post-secondary undergraduate and graduate education courses in medicine and other academic subjects and disciplines. The audited financial statements of IPTAN as of April 25, 2018 and December 31, 2017 and for the period from January 1, 2018 to April 25, 2018 and for the year ended December 31, 2017, together with the notes thereto, are included elsewhere in this prospectus.

              IESVAP is a post-secondary education institution located in the city of Parnaíba, in the state of Piauí. It offers on-campus post-secondary undergraduate education courses in medicine and law. The audited financial statements of IESVAP as of April 25, 2018 and December 31, 2017 and for the period from January 1, 2018 to April 25, 2018 and for the year ended December 31, 2017, together with the notes thereto, are included elsewhere in this prospectus.

    CCSI

              On March 9, 2018, Afya Brazil entered into a purchase agreement with the former controlling entity of CCSI, Associação de Integração Social de Itajuba, or AISI, providing for the acquisition of 60% of CCSI by Afya Brazil and an increase in CCSI's share capital. CCSI is a post-secondary education institution located in the city of Itajubá, in the state of Minas Gerais. It offers on-campus post-secondary undergraduate courses in medicine. The CCSI transaction was consummated on May 30, 2018. The purchase price was R$39 million, of which (i) R$6.0 million was paid by Afya Brazil to AISI in cash on May 30, 2018, (ii) R$9.3 million, related to certain liabilities of AISI (including AISI's portion of CCSI's capital increase totaling R$3.2 million), was paid by Afya Brazil on behalf of AISI on May 30, 2018, (iii) R$13.7 million was paid by Afya Brazil to AISI, and (iv) R$10.0 million was paid by Afya Brazil on behalf of AISI in two equal semi-annual installments from the transaction closing date, adjusted by the IGP-M rate. The amount of the CCSI capital increase was R$8 million, R$4.8 million of which was paid in cash by Afya Brazil.

    IESP

              On November 27, 2018, Afya Brazil entered into a purchase agreement with the former controlling shareholders of IESP, providing for the acquisition of 80% of IESP by Afya Brazil. IESP is a post-secondary education institution located in the city of Teresina, in the state of Piauí. It offers on-campus undergraduate medicine courses and a variety of other on-campus and distance learning post-secondary undergraduate and graduate education programs. The IESP transaction was consummated on November 27, 2018. The aggregate purchase price was R$248.9 million. The initial consideration was R$236.0 million, of which (i) R$129.8 million was paid in cash on November 27, 2018, and (ii) the principal amount of R$106.2 million is payable in three equal installments of R$35.4 million, each adjusted by the CDI rate through the payment date. The first installment was paid in November 2019 and the remaining two installments are due by the end of the second and third year from the transaction closing date. The initial consideration was increased following price adjustments of (i) R$4.0 million, related to the cash and cash equivalents position of IESP, and (ii) R$8.9 million, related to a capital reduction. On June 16, 2019, we concluded the roll-up of the minority shareholders of IESP to Afya Brazil.

              The audited financial statements of IESP as of November 26, 2018 and December 31, 2017 and for the period from January 1, 2018 to November 26, 2018 and for the year ended December 31, 2017, together with the notes thereto, are included elsewhere in this prospectus.

    FADEP

              On December 5, 2018, Afya Brazil entered into a purchase agreement with the former controlling shareholders of FADEP, providing for the acquisition 100% of RD Administração e Participação Ltda., which holds a 89% interest in FADEP, and 11% of FADEP by Afya Brazil. FADEP is a post-secondary education institution located in the city of Pato Branco, in the state of Paraná. It offers on-campus post-secondary undergraduate and graduate education courses in medicine and other academic subjects and disciplines. The FADEP transaction was consummated on December 5, 2018. The aggregate purchase price was R$133.0 million, of which (i) R$80.1 million was paid in cash on December 5, 2018, (ii) the principal amount of R$52.8 million is payable in three equal installments of R$17.6 million, each adjusted by the SELIC rate through the payment date and due semiannually from the transaction closing date. The first installment was paid in June 2019, the second installment was paid in December 2019, and the last installment is due in June 2020. The initial consideration was R$135.6 million and was offset by a price adjustment of R$2.7 million related to the reimbursement of transaction costs.

              The audited financial statements of FADEP as of December 4, 2018 and December 31, 2017 and for the period from January 1, 2018 to December 4, 2018 and for the year ended December 31, 2017, together with the notes thereto, are included elsewhere in this prospectus.

    Medcel

              On March 29, 2019, BR Health (a wholly-owned subsidiary of Crescera that controls Guardaya), and Guardaya (which owns 100% of Medcel Editora and CBB Web) merged into Afya Brazil, resulting in the transfer to Afya Brazil of 100% of Medcel Editora and CBB Web. Medcel offers distance learning residency preparatory courses.

              Medcel's (i) unaudited interim consolidated financial statements as of March 28, 2019 and December 31, 2018 and for the period from January 1, 2019 to March 28, 2019 and for the three months ended March 31, 2018, and (ii) audited financial statements as of and for the years ended December 31, 2018 and 2017, together with the notes thereto, are included elsewhere in this prospectus.

              The acquisitions of IPTAN, IESVAP, IESP, FADEP and Medcel are jointly referred to as the "Pro Forma Transactions" herein.

              The unaudited pro forma condensed consolidated financial information and related notes included elsewhere in this prospectus combine the historical audited consolidated statements of income of Afya Brazil and the statements of income of IPTAN, IESVAP, IESP, FADEP and Medcel. For a discussion on our unaudited pro forma condensed consolidated financial information and related notes, see "Unaudited Pro Forma Condensed Consolidated Financial Information."

    FASA

              On February 12, 2019, Afya Brazil entered into a purchase agreement with the shareholders of Instituto Educacional Santo Agostinho S.A., or FASA, providing for the acquisition of 90% of FASA by Afya Brazil. FASA is a post-secondary education institution with campuses located in the states of Bahia and Minas Gerais. It offers on-campus post-secondary undergraduate courses in medicine. The FASA transaction was consummated on April 3, 2019. The purchase price was R$204.5 million, as adjusted in accordance with the terms of the purchase agreement, and to be paid and further adjusted in accordance with the terms of the purchase agreement. On June 14, 2019, we concluded the roll-up of the minority shareholders of FASA to Afya Brazil.

              We have not included the historical financial statements of FASA in this prospectus because they are not available. Moreover, we believe they would be of limited benefit to investors as two out of

FASA's four campuses do not offer medicine courses. These two campuses were transferred to ESMC and are therefore not part of our business strategy, and we do not believe FASA will be material to our business going forward. However, we have included elsewhere in this prospectus the audited statement of assets acquired and liabilities assumed of FASA as of April 3, 2019, together with the notes thereto.

    IPEMED

              On February 1, 2019, Afya Brazil entered into a purchase agreement for the acquisition of 100% of IPEMED. IPEMED is a post-secondary education institution with campuses located in the states of Bahia, Minas Gerais, Rio de Janeiro and São Paulo and in the Distrito Federal. It focuses on medical graduate programs and contributed approximately 1,500 students to Afya. The IPEMED transaction was consummated on May 9, 2019. The purchase price was R$97.5 million, of which: (i) R$25 million was paid in cash through April 2019, (ii) R$27.2 million was paid in cash on the transaction closing date, and (iii) R$45.3 million is payable in five equal installments, adjusted by the CDI rate, and due annually in February 2020, 2021, 2022, 2023 and 2024.

    IPEC

              On August 13, 2019, Afya Brazil acquired 100% of the share capital of IPEC, which at the time of the acquisition was a non-operational post-secondary education institution with governmental authorization to offer on-campus, post-secondary undergraduate courses in medicine in the State of Pará. The acquisition contributed approximately 120 medical seats to Afya. IPEC became operational in September 2019.

              The aggregate purchase price was R$108 million, of which: (i) R$54 million was paid in cash on the transaction closing date, and (ii) R$54 million is payable in two equal installments, adjusted by the CDI rate, and due annually at the end of the first and the second year from the transaction closing date.

    UniRedentor

              On November 1, 2019, Afya Brazil entered into a purchase agreement for the acquisition of 100% of UniRedentor. UniRedentor is a post-secondary education institution with governmental authorization to offer on-campus, undergraduate courses in medicine in the State of Rio de Janeiro. UniRedentor also offers other health-related undergraduate degrees and graduate programs in medicine and health, as well as other courses. In 2019, UniRedentor's gross revenue totaled R$131.0 million and approximately 76% of its gross revenue came from health-related programs.

              The transaction was consummated on January 31, 2020. The aggregate purchase price was R$225 million, of which: (i) R$125 million was paid in cash on January 31, 2020, and (ii) R$100 million is payable in five equal installments through May 2024, adjusted by the CDI rate. The acquisition contributed 112 medical school seats to Afya, with a potential 44 additional medical school seats subject to approval by MEC.

Combined Tuition Fees

              The combined tuition fees information included elsewhere in this prospectus was derived from the internal management records, rather than historical operating information, (i) for the nine months ended September 30, 2019, for Afya Brazil, for each of IPTAN, IESVAP, CCSI, IESP and FADEP from periods prior to the dates of their respective acquisitions by Afya Brazil in 2018 and 2019 (as applicable), and for FASA from April 3, 2019 (the date of its acquisition by Afya Brazil), and (ii) for the years ended December 31, 2018 and 2017, for Afya Brazil and for each of IPTAN, IESVAP, CCSI, IESP and FADEP from periods prior to the dates of their respective acquisitions by Afya Brazil in 2018 and 2019 (as applicable). As it relates to IPTAN, IESVAP, CCSI, IESP, FADEP and FASA, the information included elsewhere in this prospectus is based on data provided to Afya Brazil by such companies. We believe it is reliable, but it does not form part of our consolidated operating history (except for the information related to FASA) and it does not represent net revenue as disclosed in our financial statements included elsewhere in this prospectus.

              Combined tuition fees is the sum equal to the total tuition fees charged to undergraduate students, as recorded in the internal management records of (i) for the nine months ended September 30, 2019, Afya Brazil, IPTAN, IESVAP, CCSI, IESP, FADEP and FASA (from April 3, 2019, the date of its acquisition by Afya Brazil) and, (ii) for the years ended December 31, 2018 and 2017, Afya Brazil, IPTAN, IESVAP, CCSI, IESP and FADEP. These internal management records register the number of students at each school and the tuition fees they have been invoiced for each relevant period, and we are required to maintain them and disclose them annually to the MEC. We use these records to calculate our gross revenue for a given period, which we in turn use to calculate our net revenue for purposes of our financial statements. For the nine months ended September 30, 2019 and 2018, total tuition fees charged to students by Afya Brazil were R$575.1 million and R$277.3 million, respectively. For the years ended December 31, 2018 and 2017, total tuition fees charged to students by Afya Brazil were R$565.5 million and R$220.3 million, respectively. Combined tuition fees does not include tuition fees we charge graduate students as graduate courses form a small part of our business (they represent less than 1% of our gross tuition fees).

              Our limited consolidated operating history and recent acquisitions may make it difficult for investors to evaluate our business, financial condition, results of operations and prospects. We experienced rapid and significant expansion in the year ended December 31, 2018 due to the Pro Forma Transactions. Because the historical and pro forma financial information and operational information included elsewhere in this prospectus may not be representative of our results and operations as a consolidated company, investors may have limited financial and operational information on which to evaluate us and their investment decision. See "Risk Factors—Certain Risks Relating to Our Business and Industry—Our limited operating history as a consolidated company, our recent acquisitions and the comparability of our results may make it difficult for investors to evaluate our business, financial condition, results of operations and prospects." We believe the combined tuition fees information included elsewhere in this prospectus may help investors assess the past operating results of IPTAN, IESVAP, CCSI, IESP, FADEP and FASA as combined with Afya Brazil. This metric also shows the percentage of revenues we derive from our medicine and health sciences programs, which are our core business. We present combined tuition fees as the sum of gross tuition fees charged to undergraduate students, which differs from the tuition fees set forth in our financial statements, which are presented as the sum of gross tuition fees charged to undergraduate students, gross tuition fees charged to graduate students and scholarships, and from our pro forma net revenue, which is presented as the sum of gross tuition fees charged to students net of cancellations, discounts and taxes, and which also includes revenue from admission fees and income from leases, among others.

              Although we have not included CCSI in the pro forma financial information included elsewhere in this prospectus, we have included tuition fee data for CCSI in our combined tuition fees information because we believe that excluding it would distort the trend of this metric, which we view as useful in helping investors assess our business. Combined tuition fee data is not available for CCSI for the year ended December 31, 2017 and for the period from January 1, 2018 to May 30, 2018 (the period prior to our acquisition of CCSI). However, the disaggregated data for number of students and monthly tuition fees amounts from CCSI for those periods is available (as CCSI reports this data to the MEC), and to calculate the CCSI data presented herein for those periods, we multiplied the number of students enrolled at CCSI by the monthly tuition fees amounts charged for those periods. We believe that the underlying data for CCSI is reliable, as we conducted due diligence on CCSI to confirm the accuracy of that information, including engaging an independent specialist firm to verify the data that CCSI reported to the MEC.

              The past performance of Afya Brazil, IPTAN, IESVAP, CCSI, IESP, FADEP and FASA, as reflected in the combined tuition fees information included elsewhere in this prospectus, may not be indicative of our future performance or any future anticipated synergies, future operating efficiencies or cost savings that may result from the Pro Forma Transactions.

Corporate Events

    BR Health Investment in Afya Brazil

              In 2016, BR Health (which merged into Afya Brazil on March 29, 2019) acquired a 30% interest in the share capital of Afya Brazil from certain members of the Esteves family (which has since increased to 41.5% following share capital increases and the subscription of new shares by BR Health). The acquisition was secured by the following guarantees by the Esteves family members (and/or companies controlled by them at the time) in favor of BR Health with respect to certain indemnification obligations of the Esteves family members: (i) a fiduciary assignment of 70% of certain educational services credit rights of IESVAP up to August 2022, (ii) a pledge of shares pursuant to which Nicolau Carvalho Esteves pledged 308,998 common shares owned by him in Afya Brazil, and Rosângela de Oliveira Tavares Esteves pledged 92,859 common shares owned by her in Afya Brazil, valid up to April 2024 and which can be partially released on certain dates subject to certain conditions being met, and (iii) mortgages (hipotecas) over land located in Araguaína and Porto Nacional in the state of Tocantins. Certain of the guarantees were amended in 2018 to cover certain Esteves family indemnification obligations in connection with the IPTAN and IESVAP transactions.

              On March 28, 2019, prior to the merger of BR Health into Afya Brazil, BR Health assigned the guarantees described above to Crescera, and Crescera and the Esteves family renegotiated the guarantees, which are comprised of: (i) a pledge of shares pursuant to which Rosângela de Oliveira Tavares Esteves pledged 2,497,275 shares owned by her in Univaço Patrimonial Ltda., (ii) mortgages (hipotecas) over land located in Araguaína and Porto Nacional in the state of Tocantins, and (iii) a fiduciary assignment of land located in Parnaíba, in the State of Piauí, and in Palmas, in the State of Tocantins.

    Our Incorporation

              We are a Cayman Islands exempted company, incorporated with limited liability on March 22, 2019.

    Our Corporate Reorganization

              Prior to the consummation of our initial public offering, which closed on July 23, 2019, the Esteves Family, Crescera, other members of the Esteves family and the Afya Brazil Minority Shareholder Group contributed all of their shares in Afya Brazil to us. In return for this contribution, we issued 58,485,140 new Class B common shares to Nicolau Carvalho Esteves, Rosângela de Oliveira Tavares Esteves and Crescera and 17,370,248 new Class A common shares to the other members of the Esteves family and the Afya Brazil Minority Shareholder Group, in each case in a one-to-28 exchange for the shares of Afya Brazil contributed to us. Until the contribution of Afya Brazil shares to us, we had no operations and had only nominal assets and liabilities and no material contingent liabilities or commitments.

              After accounting for the new Class A common shares that will be issued and sold by us in this offering, we will have a total of 92,764,203 common shares issued and outstanding immediately following this offering, 49,577,773 of these shares will be Class B common shares beneficially owned by the Esteves Family and Crescera, our largest group of shareholders and 43,186,430 of these shares will be Class A common shares beneficially owned by investors purchasing in this offering and our initial public offering.

              On March 29, 2019, BR Health (a wholly-owned subsidiary of Crescera that controls Guardaya), and Guardaya (which owns 100% of Medcel Editora and CBB Web) merged into Afya Brazil, resulting in the transfer to Afya Brazil of 100% of Medcel Editora and CBB Web and 15% of UEPC, a medical school located in the Federal District.

              Additionally, on June 18, 2019, Afya Brazil acquired an additional 15% interest in UEPC through a contribution by Crescera of its additional 15% interest in UEPC into Afya Brazil's share capital. The purchase price was R$24.5 million. This contribution was conducted as part of our corporate reorganization and pursuant to the terms and conditions of (i) a purchase agreement between BR Health and UEPC's controlling shareholders, which was assigned by BR Health to Crescera on March 25, 2019, and which required Crescera to acquire the 15% interest in UEPC directly from UEPC's controlling shareholders, and (ii) an investment agreement dated March 29, 2019, among Crescera, certain members of the Esteves family, certain minority shareholders and Afya Brazil, pursuant to which Crescera agreed to subsequently contribute its additional 15% interest in UEPC into Afya Brazil's share capital in exchange for a certain number of shares in Afya Brazil, to be calculated at the time of the contribution in accordance with the calculation formula set forth in the investment agreement.

    Roll-up transactions

              On June 14, 2019, we concluded the roll-up of the minority shareholders of FASA to Afya Brazil. On June 16, 2019, we concluded the roll-up of the minority shareholders of IESP to Afya Brazil. On June 17, 2019, we concluded the roll-up of the minority shareholders of UNIVAÇO to Afya Brazil.

    Initial Public Offering

              On July 18, 2019, the registration statement on Form F-1 (File No 333-232309) relating to our initial public offering of our class A common shares was declared effective by the SEC. On July 23, 2019, we closed our initial public offering, pursuant to which we issued and sold 13,888,887 Class A common shares and certain selling shareholders sold 1,916,954 Class A common shares.

    FASA Spin-Off

              On January 1, 2020, we incorporated ESMC, and transferred the two FASA campuses located in the State of Minas Gerais, which do not offer medicine courses, to ESMC. As of the date of this prospectus, FASA's activities are concentrated in its two campuses located in the State of Bahia, which offer medicine courses, among others. This spin-off did not have an impact on our consolidated financial statements.

              The following chart shows our corporate structure, after giving effect to our corporate reorganization and this offering:

*
Except for UEPC, all subsidiaries are controlled and/or wholly owned by Afya Brazil.

**
ITPAC Palmas, ITPAC Cametá, ITPAC Cruzeiro do Sul and ITPAC Manacapuru are branches of ITPAC Araguaína, ITPAC Abaetetuba and ITPAC Bragança are branches of ITPAC Porto Nacional, and ITPAC Santa Inês and ITPAC Itacoatiara are branches of IPTAN. Campuses for ITPAC Cametá, ITPAC Cruzeiro do Sul, ITPAC Manacapuru, ITPAC Abaetetuba, ITPAC Bragança, ITPAC Santa Inês and ITPAC Itacoatiara are expected to open by 2021.

***
RD means RD Administração e Participações Ltda.

****
CIS means Centro Integrado de Saúde de Teresina Ltda.

*****
ESMC was incorporated through the spin-off of FASA, with the transfer from FASA to ESMC of the assets of FASA located in the State of Minas Gerais.

    Financial Information in U.S. Dollars

              Solely for the convenience of the reader, we have translated some of the real amounts included in this prospectus from Reais into U.S. dollars. You should not construe these translations as representations by us that the amounts actually represent these U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated. Unless otherwise indicated, we have translated real amounts into U.S. dollars using a rate of R$4.164 to US$1.00, the commercial selling rate for U.S. dollars at September 30, 2019, as reported by the Central Bank. See "Exchange Rates" for more detailed information regarding translation of Reais into U.S. dollars and for historical exchange rates for the Brazilian real.

Special Note Regarding Non-GAAP Financial Measures

              This prospectus presents our Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted Net Income and Operating Cash Conversion Ratio information for the convenience of investors, which are non-GAAP financial measures. A non-GAAP financial measure is generally defined as one that purports to measure financial performance but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. We calculate our Adjusted EBITDA as net income plus/minus net financial result plus income taxes expense plus depreciation and amortization plus interest received on late payments of monthly tuition fees, minus payment of lease liabilities, plus share-based compensation plus/minus non-recurring expenses. We calculate our Pro Forma Adjusted EBITDA as pro forma net income plus/minus net financial result plus income taxes expense plus depreciation and amortization plus interest received on late payments of monthly tuition fees, minus payment of lease liabilities plus share-based compensation plus/minus non-recurring expenses. We calculate Pro Forma Adjusted Net Income as (i) for the years ended December 31, 2018 and 2017, net income plus amortization of customer relationships and trademark plus/minus tax effect, and (ii) for the nine months ended September 30, 2019, net income plus amortization of customer relationships and trademark, plus depreciation of right-of-use of assets plus interest expense of lease liabilities, minus payment of lease liabilities plus share-based compensation. We calculate Operating Cash Conversion Ratio as the cash flows from operations plus/minus payment of lease liabilities divided by Adjusted EBITDA plus/minus non-recurring expenses.

              We present Adjusted EBITDA, Pro Forma Adjusted EBITDA and Pro Forma Adjusted Net Income because we believe these measures provide investors with a supplemental measure of the financial performance of our core operations that facilitates period-to-period comparisons on a consistent basis. We also present Operating Cash Conversion Ratio because we believe this measure provides investors with a measure of how efficiently we convert our EBITDA into cash. The non-GAAP financial measures described in this prospectus are not a substitute for the IFRS measures of earnings. Additionally, our calculations of Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted Net Income and Operating Cash Conversion Ratio may be different from the calculations used by other companies, including our competitors in the education services industry, and therefore, our measures may not be comparable to those of other companies. For a reconciliation of Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted Net Income and Operating Cash Conversion Ratio to the most directly comparable IFRS measure, see "Selected Financial and Other Information."

Market Share and Other Information

              This prospectus contains data related to economic conditions in the market in which we operate. The information contained in this prospectus concerning economic conditions is based on publicly available information from third-party sources that we believe to be reasonable. Market data and certain industry forecast data used in this prospectus were obtained from internal reports and studies, where appropriate, as well as estimates, market research, publicly available information (including information available from the United States Securities and Exchange Commission website) and industry publications. We obtained the information included in this prospectus relating to the industry in which we operate, as well as the estimates concerning market shares, through internal research, a report by a third-party consulting firm commissioned by us, public information and publications on the industry prepared by official public sources, such as the Brazilian Central Bank, the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística), or the IBGE, the United Nations Educational, Scientific and Cultural Organization, or UNESCO, the Ministry of Education (Ministério da Educação), or the MEC, the Anísio Teixeira National Institute of Educational Studies and Research (Instituto Nacional de Estudos e Pesquisas Educacionais Anísio Teixeira), or the INEP, as well as private sources, such as Hoper Consultoria and Gismarket, consulting and research companies in the Brazilian education industry, the Brazilian Economic Institute of Fundação Getulio Vargas (Instituto Brasileiro de Economia da Fundação Getulio Vargas), or FGV/IBRE, among others.

              Industry publications, governmental publications and other market sources, including those referred to above, generally state that the information they include has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. While we are not aware of any misstatements regarding the market and industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section entitled "Risk Factors." Except as disclosed in this prospectus, none of the publications, reports or other published industry sources referred to in this prospectus were commissioned by us or prepared at our request. Except as disclosed in this prospectus, we have not sought or obtained the consent of any of these sources to include such market data in this prospectus.

Rounding

              We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

              This prospectus contains statements that constitute forward-looking statements. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as "anticipate," "believe," "could," "expect," "should," "plan," "intend," "estimate" and "potential," among others.

              Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management's beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to of various factors, including, but not limited to, those identified under the section entitled "Risk Factors" in this prospectus. These risks and uncertainties include factors relating to:

  •
  our ability to implement our business strategy;

  •
  changes in government regulations applicable to the education industry in Brazil, both in the traditional and distance learning segments;

  •
  government interventions in education industry programs, both in the traditional and distance learning segments, that affect the economic or tax regime, the collection of tuition fees or the regulatory framework applicable to educational institutions;

  •
  changes in the financial condition of the students enrolling in our institutions in general and in the competitive conditions in the education industry, both in the traditional and distance learning segments, or changes in the financial condition of our institutions;

  •
  our ability to adapt to technological changes in the educational sector, including in relation to distance learning programs;

  •
  the availability of government authorizations on terms and conditions and within periods acceptable to us;

  •
  our ability to continue attracting and retaining new students;

  •
  our ability to maintain the academic quality of our programs;

  •
  our ability to compete and conduct our business in the future;

  •
  the success of operating initiatives, including advertising and promotional efforts and new product, service and concept development by us and our competitors;

  •
  changes in consumer demands and preferences and technological advances, and our ability to innovate to respond to such changes;

  •
  the availability of qualified personnel and the ability to retain such personnel;

  •
  our capitalization and level of indebtedness;

  •
  the interests of our controlling shareholders;

  •
  a decline in the number of students enrolled in our programs or the amount of tuition we can charge;

  •
  changes in labor, distribution and other operating costs;

  •
  our compliance with, and changes to, government laws, regulations and tax matters that currently apply to us;

  •
  general economic, financial, political, demographic and business conditions in Brazil, as well as any other countries we may serve in the future and their impact on our business;

  •
  fluctuations in interest, inflation and exchange rates in Brazil and any other countries we may serve in the future;

  •
  other factors that may affect our financial condition, liquidity and results of operations; and

  •
  other risk factors discussed under "Risk Factors."

              Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

 USE OF PROCEEDS

              We estimate that the net proceeds from our issuance and sale of 3,019,928 shares of our Class A common shares in this offering will be approximately US$88.5 million (or US$102.6 million if the underwriters exercise in full their option to purchase additional shares) and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

              We intend to use the net proceeds from this offering to fund future acquisitions (in addition to the minimum of 1,000 medical seats specified in the use of proceeds in our initial public offering) and investments in complementary businesses, products or technologies. Any remaining net proceeds will be used for general corporate purposes. We will have broad discretion in allocating the net proceeds from this offering.

              Although we currently anticipate that we will use the net proceeds from this offering as described above, there may be circumstances where a reallocation of funds is necessary. The amounts and timing of our actual expenditures will depend upon numerous factors, including the factors described under "Risk Factors" in this prospectus. Accordingly, our management will have flexibility in applying the net proceeds from this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the net proceeds.

              Pending determination of the use of the net proceeds from this offering, we intend to invest them in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

              We will not receive any proceeds from the sale of shares by the selling shareholders.

 DIVIDENDS AND DIVIDEND POLICY

              We have not adopted a dividend policy with respect to future distributions of dividends. The amount of any distributions will depend on many factors such as our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our board of directors and, where applicable, our shareholders. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future.

Certain Cayman Islands Legal Requirements Related to Dividends

              Under the Companies Law and our Articles of Association, a Cayman Islands company may pay a dividend out of either its profit or share premium account, but a dividend may not be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. According to our Articles of Association, dividends can be declared and paid out of funds lawfully available to us, which include the share premium account. Dividends, if any, would be paid in proportion to the number of common shares a shareholder holds. For further information, see "Taxation—Cayman Islands Tax Considerations."

Certain Brazilian Legal Requirements Related to Dividends

              Our ability to pay dividends is directly related to positive and distributable net results from our Brazilian subsidiaries. See "Risk Factors—Certain Risks Relating to Our Business and Industry—We depend on dividend distributions by our subsidiaries, and we may be adversely affected if the performance of our subsidiaries is not positive." Our Brazilian subsidiaries are required under Federal Law No. 6,404 dated December 15, 1976, as amended, to distribute a mandatory minimum dividend to shareholders each year, which cannot be lower than 25% of their income for the prior year, unless a lower mandatory minimum dividend is provided for in such subsidiary by-laws or such distribution is suspended by a decision of such subsidiary's shareholders at its annual shareholders' meeting based on a report by its board of directors that such distribution would be incompatible with its financial condition at that time. In addition, if, for any legal reasons due to new laws or bilateral agreements between countries, our Brazilian subsidiaries are unable to pay dividends to Cayman Islands companies, or if a Cayman Islands company becomes incapable of receiving them, we may not be able to make any dividend payments in the future.

              As of the date of this prospectus, Afya Brazil and certain of our subsidiaries and associates are required by their respective by-laws to distribute the following minimum dividends to shareholders: (i) Afya Brazil, ITPAC—Instituto Tocantinense Presidente Antônio Carlos S.A. (ITPAC Araguaína), ITPAC Porto Nacional—Instituto Tocantinense Presidente Antônio Carlos S.A., IESP—Instituto de Ensino Superior do Piauí S.A., IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A., União Educacional do Planalto Central S.A. (UEPC), and Instituto Educacional Santo Agostinho S.A. (FASA)—at least 25% of adjusted net profit in each fiscal year; (ii) Medcel Editora e Eventos S.A. (Medcel) and CBB Web Serviços e Transmissões On Line S.A.—at least 50% of adjusted net profit in each fiscal year; (iii) IESVAP—at least 80% of adjusted net profit in each fiscal year; (iv) UNIVAÇO—at least 90% of adjusted net profit in each fiscal year; (v) Centro de Ciências em Saúde de Itajubá S.A. (CCSI)—at least 2% of net profit in each fiscal year. FADEP, RD Administração e Participações Ltda., Centro Integrado de Saúde de Teresina Ltda., Instituto de Pesquisa e Ensino Médico do Estado de Minas Gerais Ltda. (IPEMED), Instituto Paraense de Educação e Cultura Ltda. (IPEC) and ESMC Educação Superior Ltda. (ESMC) are limited liability companies and their articles of association do not stipulate a mandatory minimum dividend.

              We have not declared or paid any dividends to our shareholders since our incorporation in the Cayman Islands on March 22, 2019. Afya Brazil did not declare or pay any dividends to its shareholders in 2017 or in 2018. On June 13, 2019, Afya Brazil approved the payment of interim dividends totaling R$38 million to Afya Brazil shareholders of record on June 13, 2019. The dividend amount was determined based on Afya Brazil's net income for the five months ended May 31, 2019. Neither Afya nor the public shareholders of Afya were entitled to receive such dividend, which was paid in September 2019.

 CAPITALIZATION

              The table below sets forth our total capitalization (defined as long-term debt and total equity) as of September 30, 2019, as follows:

  •
  our historical financial information on an actual basis; and

  •
  as adjusted to give effect to the issuance and sale by Afya of the Class A common shares in this offering, and the receipt of approximately US$88.5 million (R$368.7 million) in estimated net proceeds, considering an offering price of US$30.20 (R$125.75) per Class A common share, after deduction of the estimated underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering, and the use of proceeds therefrom (and assuming no exercise of the underwriters' option to purchase additional shares and placement of all offered Class A common shares).

              You should read this table in conjunction with our consolidated financial statements, unaudited pro forma consolidated financial information, and the historical audited financial statements of our acquired businesses and the respective notes thereto, included elsewhere in this prospectus, with the sections of this prospectus entitled "Selected Financial and Other Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of September 30, 2019
	Actual		As adjusted for this offering(2)
	(in millions of US$)(1)	(in millions of R$)	(in millions of US$)(1)	(in millions of R$)
Long-term debt, excluding current portion(3)	65.5	272.9	65.5	272.9
Total equity	493.5	2,055.0	582.0	2,423.7

Total capitalization(4)	559.0	2,327.9	647.5	2,696.6

(1)
For convenience purposes only, amounts in reais as of September 30, 2019 have been translated to U.S. dollars using an exchange rate of R$4.164 to US$1.00, the commercial selling rate for U.S. dollars as of September 30, 2019, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See "Exchange Rates" and "Presentation of Financial and Other Information" for further information about recent fluctuations in exchange rates.

(2)
As further adjusted to give effect to the issuance and sale by Afya of the Class A common shares in this offering, and the receipt of approximately US$88.5 million (R$68.7 million) in estimated net proceeds, considering an offering price of US$30.20 (R$25.75) per Class A common share, after deduction of the estimated underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering, and the use of proceeds therefrom (and assuming no exercise of the underwriters' option to purchase additional shares and placement of all offered Class A common shares).

(3)
Long-term debt consists of non-current loans and financing and lease liabilities.

(4)
Total capitalization consists of long-term debt (excluding current portion) plus total equity.

              Other than as set forth above, there have been no material changes to our capitalization since September 30, 2019.

DILUTION

              As of September 30, 2019, we had a net tangible book value of R$729.7 million, corresponding to a net tangible book value of R$8.17 per share. Net tangible book value represents the amount of total assets less total liabilities, excluding goodwill and other intangible assets, divided by 89,275,344, the total number of shares outstanding as of September 30, 2019.

              After giving effect to the sale of the Class A common shares offered by us in this offering, and considering an offering price of US$30.20 per Class A common share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value estimated as of September 30, 2019 would have been approximately US$263.8 million, representing US$2.84 per share. This represents an immediate increase in net tangible book value of US$0.88 per share to existing shareholders and an immediate dilution in net tangible book value of US$27.36 per share to new investors purchasing Class A common shares in this offering. Dilution for this purpose represents the difference between the price per Class A common shares paid by these purchasers and net tangible book value per Class A common share immediately after the completion of this offering.

              If you invest in our Class A common shares, your interest will be diluted to the extent of the difference between the public offering price per Class A common share (when converted into reais) and the pro forma net tangible book value per Class A common share after accounting for the issuance and sale of new common shares in this offering.

              Because the Class A common shares and Class B common shares of Afya have the same dividend and other rights, except for voting, preemption and conversion rights, we have counted the Class A common shares and Class B common shares equally for purposes of the dilution calculations below.

              The following table illustrates this dilution to new investors purchasing Class A common shares in this offering.

Net tangible book value per share as of September 30, 2019	US$	1.96
Increase in net tangible book value per share attributable to new investors	US$	0.88
Pro forma net tangible book value per share after this offering	US$	2.84
Dilution per Class A common share to new investors	US$	27.36
Percentage of dilution in net tangible book value per Class A common share for new investors		90.58%

 EXCHANGE RATES

              The Brazilian foreign exchange system allows the purchase and sale of foreign currency and the international transfer of reais by any person or legal entity, regardless of the amount, subject to certain regulatory procedures.

              The real depreciated against the U.S. dollar from mid-2011 to early 2016. In particular, during 2015, due to the poor economic conditions in Brazil, including as a result of political instability, the real depreciated at a rate that was much higher than in previous years. On September 24, 2015, the real fell to its lowest level since the introduction of the currency, at R$4.195 per US$1.00. Overall in 2015, the real depreciated 47.0%, reaching R$3.905 per US$1.00 on December 31, 2015. In 2016, the real fluctuated significantly, primarily as a result of Brazil's political instability, appreciating 16.5% to R$3.259 per US$1.00 on December 31, 2016. In 2017, the real depreciated 1.5% against the U.S. dollar, ending the year at an exchange rate of R$3.308 per U.S.$1.00. The real/U.S. dollar exchange rate reported by the Central Bank was R$3.875 per U.S.$1.00 on December 31, 2018, which reflected a 17.1% depreciation in the real against the U.S. dollar during 2018, primarily as a result of lower interest rates in Brazil, which reduced the volume of foreign currency deposited in Brazil in the "carry trade," as well as uncertainty regarding the results of the Brazilian presidential elections which were held in October 2018. The real/U.S. dollar exchange rate reported by the Central Bank was R$4.164 per U.S.$1.00 on September 30, 2019, which reflected a 7.5% depreciation in the real against the U.S. dollar during the first nine months of 2019. The Central Bank has intervened occasionally in the foreign exchange market to attempt to control instability in foreign exchange rates. We cannot predict whether the Central Bank or the Brazilian government will continue to allow the real to float freely or will intervene in the exchange rate market by re-implementing a currency band system or otherwise. The real may depreciate or appreciate substantially against the U.S. dollar in the future. Furthermore, Brazilian law provides that, whenever there is a serious imbalance in Brazil's balance of payments or there are serious reasons to foresee a serious imbalance, temporary restrictions may be imposed on remittances of foreign capital abroad. We cannot assure you that the Brazilian government will not place restrictions on remittances of foreign capital abroad in the future.

              The following table sets forth, for the periods indicated, the high, low, average and period-end exchange rates for the purchase of U.S. dollars expressed in Brazilian reais per U.S. dollar. The monthly and annual average rates are calculated by using the average of reported exchange rates by the Central Bank on each day during a monthly period and on the last day of each month during an annual period, respectively. As of February 3, 2020, the exchange rate for the sale of U.S. dollars as reported by the Central Bank was R$4.248 per US$1.00.

Year	Period-end	Average(1)	Low(2)	High(3)
2015	3.905	3.339	2.575	4.195
2016	3.259	3.483	3.119	4.156
2017	3.307	3.193	3.051	3.381
2018	3.874	3.656	3.139	4.188
2019	4.031	3.946	3.652	4.260

Source: Central Bank.

(1)
Represents the average of the exchange rates on the closing of each day during the year.

(2)
Represents the minimum of the exchange rates on the closing of each day during the year.

(3)
Represents the maximum of the exchange rates on the closing of each day during the year.

Month	Period-end	Average(1)	Low(2)	High(3)
July 2019	3.764	3.779	3.740	3.856
August 2019	4.139	4.020	3.830	4.168
September 2019	4.164	4.122	4.049	4.183
October 2019	4.004	4.087	3.979	4.174
November 2019	4.224	4.155	3.979	4.260
December 2019	4.031	4.110	4.031	4.226
January 2020	4.270	4.149	4.021	4.270
February 2020 (through February 3, 2020)	4.248	4.248	4.248	4.248

  Source: Central Bank.

(1)
Represents the average of the exchange rates on the closing of each day during the month.

(2)
Represents the minimum of the exchange rates on the closing of each day during the month.

(3)
Represents the maximum of the exchange rates on the closing of each day during the month.

 SELECTED FINANCIAL AND OTHER INFORMATION

              The following table sets forth selected consolidated historical financial data of Afya as of September 30, 2019 and for the nine months ended September 30, 2019 and 2018, and the selected consolidated historical financial data of Afya Brazil as of and for the years ended December 31, 2018 and 2017, and summary unaudited pro forma financial data for the nine months ended September 30, 2019 and for the year ended December 31, 2018. This selected consolidated historical financial data has been derived from our unaudited interim condensed consolidated financial statements and our audited consolidated financial statements, included elsewhere in this prospectus. The financial results of IPTAN, IESVAP, CCSI, IESP, FADEP, Medcel, FASA and IPEMED are included in our historical results for the periods following the closing of each such transaction, April 26, 2018, April 26, 2018, May 30, 2018, November 27, 2018, December 5, 2018, March 29, 2019, April 3, 2019 and May 9, 2019, respectively. See "Presentation of Financial and Other Information."

              The summary unaudited pro forma financial data has been derived from the Unaudited Pro Forma Condensed Consolidated Financial Information included elsewhere in this prospectus. The unaudited pro forma financial information for the nine months ending in September 30, 2019 gives effect to our acquisition of Medcel as if it occurred as of January 1, 2018 for pro forma statements of income purposes. The unaudited pro forma financial information for the year ended December 31, 2018 gives effect to our acquisitions of IPTAN, IESVAP, IESP, FADEP, and Medcel, as if they occurred as of January 1, 2018, for pro forma statements of income purposes. The pro forma financial information does not reflect other acquisitions prior to the date of acquisition. See "Presentation of Financial and Other Information." The unaudited pro forma condensed consolidated financial information does not purport to represent what our actual consolidated results of operations would have been had the acquisitions actually occurred on the date indicated, nor are they indicative of future consolidated results of operations or financial condition.

              The selected audited consolidated historical financial data and the selected unaudited pro forma consolidated financial data should be read in conjunction with "Presentation of Financial and Other Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Information" and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.

The selected audited consolidated historical financial data presented in this prospectus may not be indicative of future performance.

	Historical Afya			Pro Forma(2)
	For the Nine Months Ended September 30,
	2019	2019	2018	2019	2019
	US$ millions(1)	R$ millions		US$ millions(1)	R$ millions
Income Statement Data
Net revenue	127.2	529.8	227.7	135.6	564.5
Cost of services	(53.8)	(224.0)	(115.1)	(54.8)	(228.1)
Gross profit	73.4	305.8	112.6	80.8	336.4
General and administrative expenses	(38.9)	(162.1)	(48.3)	(42.3)	(176.3)
Other income, net	0.2	0.9	2.5	0.2	0.7
Operating income	34.7	144.6	66.9	38.6	160.8
Finance income	9.1	37.8	6.8	9.2	38.3
Finance expenses	(13.2)	(54.9)	(2.2)	(13.3)	(55.5)
Finance result	(4.1)	(17.1)	4.6	(4.1)	(17.1)
Share of income of associates	0.5	2.0	—	0.5	2.0
Income before income taxes	31.1	129.5	71.5	35.0	145.6
Income taxes expense	(2.3)	(9.7)	(3.1)	(2.7)	(11.1)
Net income	28.8	119.8	68.4	32.3	134.5
Income attributable to
Equity holders of the parent	25.0	104.1	62.3	28.5	118.8
Non-controlling interests	3.8	15.7	6.1	3.8	15.7
Earnings per share (R$, unless otherwise indicated)
Earnings per share—basic
Common shares	0.29	1.21	0.85	0.33	1.38
Earnings per share—diluted
Common shares	0.29	1.20	0.85	0.33	1.37

(1)
For convenience purposes only, amounts in reais for the nine months ended September 30, 2019 have been translated to U.S. dollars using an exchange rate of R$4.164 to US$1.00, the commercial selling rate for U.S. dollars as of September 30, 2019, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

(2)
For a discussion on our acquisitions and our unaudited pro forma condensed consolidated statement of income and related notes, see "Presentation of Financial and Other Information" and "Unaudited Pro Forma Condensed Consolidated Financial Information."

	Historical Afya Brazil			Pro Forma(2)
	For the Year Ended December 31,
	2018	2018	2017	2018	2018
	US$ millions(1)	R$ millions		US$ millions(1)	R$ millions
Income Statement Data
Net revenue	80.2	333.9	216.0	131.5	547.6
Cost of services	(40.4)	(168.1)	(124.1)	(61.2)	(254.8)

Gross profit	39.8	165.9	91.9	70.3	292.7

General and administrative expenses	(16.8)	(70.0)	(45.4)	(38.0)	(158.1)
Other income (expenses), net	0.1	0.6	2.8	(0.4)	(1.6)

Operating income	23.1	96.4	49.3	31.9	133.0

Finance income	2.5	10.4	5.2	4.4	18.3
Finance expenses	(2.0)	(8.2)	(3.6)	(6.6)	(27.5)
Finance result	0.6	2.3	1.6	(2.2)	(9.3)

Income before income taxes	23.7	98.7	51.0	29.7	123.7

Income taxes expense	(1.0)	(4.0)	(2.5)	(1.8)	(7.5)

Net income	22.7	94.7	48.5	27.9	116.2

Income attributable to
Equity holders of the parent	20.7	86.4	45.4	24.8	103.2
Non-controlling interests	2.0	8.4	3.1	3.1	13.0
Earnings per share (R$, unless otherwise indicated)(3)
Earnings per share—basic
Common shares	0.44	1.84	1.41	0.43	1.79
Earnings per share—diluted
Common shares	0.43	1.81	1.41	0.43	1.77

(1)
For convenience purposes only, amounts in reais for the year ended December 31, 2018 have been translated to U.S. dollars using an exchange rate of R$4.164 to US$1.00, the commercial selling rate for U.S. dollars as of September 30, 2019, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

(2)
For a discussion on our acquisitions and our unaudited pro forma condensed consolidated statement of income and related notes, see "Presentation of Financial and Other Information" and "Unaudited Pro Forma Condensed Consolidated Financial Information."

(3)
Considers the retroactive effects from the contribution of the shareholders of Afya Brazil to us in a one-to-28 exchange for the shares of Afya Brazil contributed to us.

	Historical Afya		Historical Afya Brazil
	As of September 30,		As of December 31,
	2019	2019	2018	2018	2017
	US$ millions(1)	R$ millions	US$ millions(1)	R$ millions
Balance Sheet Data:
Assets
Current assets
Cash and cash equivalents	238.6	993.5	15.0	62.3	25.5
Trade receivables	28.2	117.5	14.0	58.4	28.5
Inventories	0.7	2.9	0.3	1.1	0.4
Related parties	—	—	—	—	2.6
Recoverable taxes	1.9	8.1	0.6	2.3	1.6
Derivatives	—	0.1	0.1	0.6	—
Restricted cash	3.0	12.5	—	—	—
Other assets	2.4	10.2	2.1	8.9	1.8

Total current assets	275.0	1,144.9	32.1	133.5	60.5

Non-current assets
Restricted cash	2.2	9.3	4.5	18.8	—
Trade receivables	2.1	8.6	1.2	5.2	2.3
Related parties	0.4	1.8	0.4	1.6	1.0
Derivatives	—	0.1	0.2	0.7	—
Other assets	3.5	14.7	2.5	10.4	2.7
Investment in associate	12.2	50.8	—	—	—
Property and equipment	30.6	127.5	15.8	65.8	32.5
Right-of-use assets	65.7	273.5	—	—	—
Intangible assets	318.3	1,325.3	163.9	682.5	4.7

Total non-current assets	435.0	1,811.7	188.5	784.9	43.1

Total assets	710.0	2,956.6	220.6	918.4	103.6

Liabilities
Current liabilities
Trade payables	4.2	17.6	1.9	8.1	6.7
Loans and financing	13.4	56.0	6.4	26.8	1.2
Lease liabilities	8.6	35.7	—	—	—
Accounts payable to selling shareholders	38.0	158.3	21.3	88.9	—
Advances from customers	8.8	36.7	3.3	13.7	8.3
Labor and social obligations	15.3	63.6	7.7	32.0	18.3
Taxes payable	4.6	19.3	1.6	6.5	1.6
Income taxes payable	0.3	1.2	0.1	0.3	1.0
Dividends payable	0.3	1.3	1.0	4.1	14.9
Other liabilities	0.5	2.0	0.5	2.0	—

Total current liabilities	94.1	391.7	43.8	182.3	51.9

Non-current liabilities
Loans and financing	6.3	26.2	12.2	51.0	2.7
Lease liabilities	59.2	246.7	—	—	—
Accounts payable to selling shareholders	49.0	204.3	21.3	88.9	—
Income taxes payable	5.8	24.1	—	0.2	0.4
Provision for legal proceedings	1.6	6.5	0.8	3.5	1.7
Related parties	—	—	—	—	0.1
Other liabilities	0.5	2.0	0.5	2.2	—

Total non-current liabilities	122.4	509.8	35.0	145.7	4.9

Total liabilities	216.5	901.6	78.8	328.1	56.9

Equity
Share capital	—	—	75.6	315.0	66.5
Additional paid-in capital	463.7	1,931.0	30.0	125.0	(63.6)
Share-based compensation reserve	2.4	9.9	0.5	2.2	—
Earnings reserves	—	—	14.4	59.8	43.2
Retained earnings	15.9	66.1	—	—	—

Equity attributable to equity holders of the parent	482.0	2,007.0	120.5	502.0	46.1
Non-controlling interests	11.5	48.0	21.2	88.4	0.7

Total equity	493.5	2,055.0	141.8	590.4	46.8

Total liabilities and equity	710.0	2,956.6	220.6	918.4	103.6

(1)
For convenience purposes only, amounts in reais as of September 30, 2019 and as of December 31, 2018 have been translated to U.S. dollars using an exchange rate of R$4.164 to US$1.00, the commercial selling rate for U.S. dollars as of September 30, 2019, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

Non-GAAP Financial Measures

              This prospectus presents our Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted Net Income and Operating Cash Conversion Ratio information for the convenience of investors, which are non-GAAP financial measures. A non-GAAP financial measure is generally defined as one that purports to measure financial performance but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure.

              We calculate our Adjusted EBITDA as net income plus/minus net financial result plus income taxes expense plus depreciation and amortization plus interest received on late payments of monthly tuition fees, minus payment of lease liabilities, plus share-based compensation plus/minus non-recurring expenses. We calculate our Pro Forma Adjusted EBITDA as pro forma net income plus/minus net financial result plus income taxes expense plus depreciation and amortization plus interest received on late payments of monthly tuition fees, minus payment of lease liabilities plus share-based compensation plus/minus non-recurring expenses. We calculate Pro Forma Adjusted Net Income as (i) for the year ended December 31, 2018, net income plus amortization of customer relationships and trademark plus/minus tax effect, and (ii) for the nine months ended September 30, 2019, net income plus amortization of customer relationships and trademark, plus depreciation of right-of-use of assets plus interest expense of lease liabilities, minus payment of lease liabilities plus share-based compensation. We calculate Operating Cash Conversion Ratio as the cash flows from operations plus/minus payment of lease liabilities divided by Adjusted EBITDA plus/minus non-recurring expenses.

              We present Adjusted EBITDA, Pro Forma Adjusted EBITDA and Pro Forma Adjusted Net Income because we believe these measures provide investors with a supplemental measure of the financial performance of our core operations that facilitates period-to-period comparisons on a consistent basis. We also present Operating Cash Conversion Ratio because we believe this measure provides investors with a measure of how efficiently we convert our EBITDA into cash. The non-GAAP financial measures described in this prospectus are not a substitute for the IFRS measures of earnings. Additionally, our calculations of Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted Net Income and Operating Cash Conversion Ratio may be different from the calculations used by other companies, including our competitors in the education services industry, and therefore, our measures may not be comparable to those of other companies.

    Adjusted EBITDA and Operating Cash Conversion Ratio

	For the Nine Months Ended September 30,			For the Year Ended December 31,
	2019	2019	2018	2018	2018	2017
	US$ millions(1)	R$ millions		US$ millions(1)	R$ millions
	(except percentages)
Adjusted EBITDA	48.8	203.1	80.5	28.8	119.9	57.3
Operating Cash Conversion Ratio	108.4%	108.4%	84.1%	71.7%	71.7%	70.6%

(1)
For convenience purposes only, amounts in reais for the nine months ended September 30, 2019 and for the year ended December 31, 2018 have been translated to U.S. dollars using an exchange rate of R$4.164 to US$1.00, the commercial selling rate for U.S. dollars as of September 30, 2019, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

    Pro Forma Adjusted EBITDA

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2019	2019	2018	2018
	US$ millions(1)	R$ millions	US$ millions(1)	R$ millions
Pro Forma Adjusted EBITDA	54.3	226.2	47.6	198.1

(1)
For convenience purposes only, amounts in reais for the nine months ended September 30, 2019 and for the year ended December 31, 2018 have been translated to U.S. dollars using an exchange rate of R$4.164 to US$1.00, the commercial selling rate for U.S. dollars as of September 30, 2019, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

    Pro Forma Adjusted Net Income

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2019	2019	2018	2018
	US$ millions(1)	R$ millions	US$ millions(1)	R$ millions
Pro Forma Adjusted Net Income	43.9	183.0	35.5	147.8

(1)
For convenience purposes only, amounts in reais for the nine months ended September 30, 2019 and for the year ended December 31, 2018 have been translated to U.S. dollars using an exchange rate of R$4.164 to US$1.00, the commercial selling rate for U.S. dollars as of September 30, 2019, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

Reconciliation of Non-GAAP Financial Measures

              The following tables set forth (i) the Adjusted EBITDA reconciliation to our net income and the Operating Cash Conversion Ratio reconciliation to our cash flow from operations for the nine months ended September 30, 2019 and 2018 and years ended December 31, 2018 and 2017, and (ii) Pro Forma Adjusted EBITDA and Pro Forma Adjusted Net Income reconciliations to our pro forma net income for the nine months ended September 30, 2019and year ended December 31, 2018, in each case our most recent directly comparable financial measures calculated and presented in accordance with IFRS. For further information on why our management chooses to use these non-GAAP financial measures, and on the limits of using these non-GAAP measures, please see "Presentation of Financial and Other Information—Special Note Regarding Non-GAAP Financial Measures."

    Reconciliation between Adjusted EBITDA and Net Income

	Historical Afya			Historical Afya Brazil
	For the Nine Months Ended September 30,			For the Year Ended December 31,
	2019	2019	2018	2018	2018	2017
	US$ millions(1)	R$ millions		US$ millions(1)	R$ millions
Net income	28.8	119.8	68.4	22.7	94.7	48.5
Net financial result	4.1	17.1	(4.6)	(0.6)	(2.3)	(1.6)
Income taxes expense	2.3	9.7	3.1	1.0	4.0	2.5
Depreciation and amortization	12.2	50.7	4.2	2.2	9.1	4.0
Interest received(2)	1.8	7.7	3.4	1.1	4.4	3.2
Payment of lease liabilities(3)	(6.7)	(27.8)	—	—	—	—
Share-based compensation	2.4	9.9	1.5	0.5	2.2	—
Non-recurring expenses(4):
Integration of new companies(5)	1.1	4.5	1.1	0.8	3.4	—
M&A advisory and due diligence(6)	0.4	1.5	0.2	0.1	0.4	—
Expansion projects(7)	0.4	1.5	0.3	0.1	0.4	0.5
Restructuring expenses(8)	2.0	8.5	2.9	0.9	3.7	0.2

Adjusted EBITDA	48.8	203.1	80.5	28.8	119.9	57.3

(1)
For convenience purposes only, amounts in reais for the nine months ended September 30, 2019 and for the year ended December 31, 2018 have been translated to U.S. dollars using an exchange rate of R$4.164 to US$1.00, the commercial selling rate for U.S. dollars as of September 30, 2019, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

(2)
Consists of interest received on late payments of monthly tuition fees.

(3)
Consists of payment of lease liabilities recorded under IFRS 16 as from January 1, 2019.

(4)
We believe these adjustments are appropriate to provide additional information to investors about certain material non-cash, non-recurring items that we do not expect to continue at the same level in the future.

(5)
Consists of expenses related to the integration of newly acquired schools.

(6)
Consists of expenses related to professional and consultant fees in connection with due diligence services for our M&A transactions.

(7)
Consists of expenses related to professional and consultant fees in connection with the opening of new campuses.

(8)
Consists of expenses related to the employee redundancies in connection with the organizational restructuring of our acquired companies.

    Operating Cash Conversion Ratio Reconciliation

	Historical Afya			Historical Afya Brazil
	For the Nine Months Ended September 30,			For the Year Ended December 31,
	2019	2019	2018	2018	2018	2017
	US$ millions(1)	R$ millions		US$ millions(1)	R$ millions
	(except percentages)
Cash flow from operations	55.4	230.6	63.9	19.3	80.3	39.9
Payment of lease liabilities(2)	(6.7)	(27.8)	—	0.0	—	—
Adjusted cash flow from operations	48.7	202.8	63.9	19.3	80.3	39.9
Adjusted EBITDA	48.8	203.1	80.5	28.8	119.9	57.3
Non-recurring expenses(3):
Integration of new companies(4)	1.1	4.5	1.1	0.8	3.4	—
M&A advisory and due diligence(5)	0.4	1.5	0.2	0.1	0.4	—
Expansion projects(6)	0.4	1.5	0.3	0.1	0.4	0.5
Restructuring expenses(7)	2.0	8.5	2.9	0.9	3.7	0.2
Adjusted EBITDA ex. non-recurring expenses	44.8	187.1	76.0	26.9	112.0	56.6

Operating Cash Conversion Ratio	108.4%	108.4%	84.1%	71.7%	71.7%	70.6%

(1)
For convenience purposes only, amounts in reais for the nine months ended September 30, 2019 and for the year ended December 31, 2018 have been translated to U.S. dollars using an exchange rate of R$4.164 to US$1.00, the commercial selling rate for U.S. dollars as of September 30, 2019, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

(2)
Consists of payment of lease liabilities recorded under IFRS 16 as from January 1, 2019.

(3)
We believe these adjustments are appropriate to provide additional information to investors about certain material non-cash, non-recurring items that we do not expect to continue at the same level in the future.

(4)
Consists of expenses related to the integration of newly acquired schools.

(5)
Consists of expenses related to professional and consultant fees in connection with due diligence services for our M&A transactions.

(6)
Consists of expenses related to professional and consultant fees in connection with the opening of new campuses.

(7)
Consists of expenses related to the employee redundancies in connection with the organizational restructuring of our acquired companies.

    Reconciliation between Pro Forma Adjusted EBITDA and Pro Forma Net Income

	For the Nine Months Ended September 30, 2019
	Historical Afya(1)	Medcel(2)	Pro Forma adjustments(3)	Afya Pro Forma
	(in thousands of reais)
Net income	119,786	20,044	(5,315)	134,515
Net financial result	17,074	65	—	17,139
Income taxes expense	9,702	1,409	—	11,111
Depreciation and amortization	50,703	1,726	5,315	57,744
Interest received(4)	7,728	—	—	7,728
Payment of lease liabilities(5)	(27,811)	(228)	—	(28,039)
Share-based compensation	9,864	70	—	9,934
Non-recurring expenses:
Integration of new companies(6)	4,487	—	—	4,487
M&A advisory and due diligence(7)	1,526	—	—	1,526
Expansion projects(8)	1,523	—	—	1,523
Restructuring expenses(9)	8,552	—	—	8,552

Pro Forma Adjusted EBITDA	203,134	23,086	—	226,220

(1)
Represents the historical consolidated statement of income of Afya Brazil for the nine months ended September 30, 2019.

(2)
Represents the historical consolidated statement of income of Medcel for the period from January 1, 2019 to March 28, 2019.

(3)
For an explanation of these pro-forma adjustments, see the accompanying notes to the Unaudited Interim Pro Forma Condensed Consolidated Statement of Income for the Nine months ended September 30, 2019 in "Unaudited Pro Forma Condensed Consolidated Financial Information."

(4)
Represents the interest received on late payments of monthly tuition fees.

(5)
Consists of payment of lease liabilities recorded under IFRS 16 as from January 1, 2019.

(6)
Consists of expenses related to the integration of newly acquired companies.

(7)
Consists of expenses related to professional and consultant fees in connection with due diligence services for our M&A transactions.

(8)
Consists of expenses related to professional and consultant fees in connection with the opening of new campuses.

(9)
Consists of expenses related to the employee redundancies in connection with the organizational restructuring of our acquired companies.

	For the Year Ended December 31, 2018
	Afya Brazil Historical(1)	IPTAN(2)	IESVAP(3)	IESP(4)	FADEP(5)	Medcel(6)	Pro Forma adjustments(7)	Afya Brazil Pro Forma
		(in thousands of reais)
Net income	94,734	5,645	6,245	35,499	9,950	18,500	(54,369)	116,204
Net financial result	(2,274)	(107)	(98)	(3,122)	159	438	14,286	9,282
Income taxes expense	3,988	111	56	1,403	268	2,721	(1,027)	7,520
Depreciation and amortization	9,078	259	73	848	441	3,691	33,062	47,452
Interest received(8)	4,364	102	66	1,761	1,002	—	—	7,295
Share-based compensation	2,161	—	—	—	—	342	—	2,503
Non-recurring expenses:
Integration of new companies(9)	3,411	—	—	—	—	—	—	3,411
M&A advisory and due diligence(10)	366	—	—	—	—	—	—	366
Expansion projects(11)	392	—	—	—	—	—	—	392
Restructuring expenses(12)	3,656	—	—	—	—	—	—	3,656

Pro Forma Adjusted EBITDA	119,876	6,010	6,342	36,389	11,820	25,692	(8,048)	198,081

(1)
Represents the historical consolidated statement of income of Afya Brazil for the year ended December 31, 2018.

(2)
Represents the historical statement of income of IPTAN for the period from January 1, 2018 to April 25, 2018.

(3)
Represents the historical statement of income of IESVAP for the period from January 1, 2018 to April 25, 2018.

(4)
Represents the historical statement of income of IESP for the period from January 1, 2018 to November 26, 2018.

(5)
Represents the historical statement of income of FADEP for the period from January 1, 2018 to December 4, 2018.

(6)
Represents the historical consolidated statement of income of Medcel for the year ended December 31, 2018.

(7)
For an explanation of these pro-forma adjustments, see the accompanying notes to the Unaudited Pro Forma Condensed Consolidated Statement of Income for the Year Ended December 31, 2018 in "Unaudited Pro Forma Condensed Consolidated Financial Information."

(8)
Represents the interest received on late payments of monthly tuition fees.

(9)
Consists of expenses related to the integration of newly acquired companies.

(10)
Consists of expenses related to professional and consultant fees in connection with due diligence services for our M&A transactions.

(11)
Consists of expenses related to professional and consultant fees in connection with the opening of new campuses.

(12)
Consists of expenses related to the employee redundancies in connection with the organizational restructuring of our acquired companies.

    Reconciliation between Pro Forma Adjusted Net Income and Pro Forma Net Income

	For the Nine Months Ended September 30, 2019
	Historical Afya(1)	Medcel(2)	Pro Forma adjustments(3)	Afya Pro Forma
		(in thousands of reais)
Net income	119,786	20,044	(5,315)	134,515
Amortization of customer relationships and trademark(4)	24,774	—	—	24,774
Depreciation of right-of-use of assets(5)	13,121	159	5,046	18,326
Interest expense of lease liabilities(6)	23,337	121	—	23,458
Payment of lease liabilities(7)	(27,811)	(228)	—	(28,039)
Share-based compensation	9,864	70	—	9,934

Pro Forma Adjusted Net Income	163,071	20,166	(269)	182,968

(1)
Represents the historical consolidated statement of income of Afya Brazil for the nine months ended September 30, 2019.

(2)
Represents the historical consolidated statement of income of Medcel for the period from January 1, 2019 to March 28, 2019.

(3)
For an explanation of these pro-forma adjustments, see the accompanying notes to the Unaudited Interim Pro Forma Condensed Consolidated Statement of Income for the Nine months ended September 30, 2019 in "Unaudited Pro Forma Condensed Consolidated Financial Information."

(4)
Consists of amortization of customer relationships and trademark recorded under business combinations.

(5)
Consists of depreciation of right-of-use of assets recorded under IFRS 16 as from January 1, 2019.

(6)
Consists of interest expenses of lease liabilities recorded under IFRS 16 as from January 1, 2019.

(7)
Consists of payment of lease liabilities recorded under IFRS 16 as from January 1, 2019.

	For the Year Ended December 31, 2018
	Afya Brazil Historical(1)	IPTAN(2)	IESVAP(3)	IESP(4)	FADEP(5)	Medcel(6)	Pro Forma adjustments(7)	Afya Brazil Pro Forma
	(in thousands of reais)
Net income	94,734	5,645	6,245	35,499	9,950	18,500	(54,369)	116,204
Amortization of customer relationships and trademark	2,945	—	—	—	—	—	29,164	32,109
Tax effect	—	—	—	—	—	—	(554)	(554)

Pro Forma Adjusted Net Income	97,679	5,645	6,245	35,499	9,950	18,500	(25,759)	147,759

(1)
Represents the historical consolidated statement of income of Afya Brazil for the year ended December 31, 2018.

(2)
Represents the historical statement of income of IPTAN for the period from January 1, 2018 to April 25, 2018.

(3)
Represents the historical statement of income of IESVAP for the period from January 1, 2018 to April 25, 2018.

(4)
Represents the historical statement of income of IESP for the period from January 1, 2018 to November 26, 2018.

(5)
Represents the historical statement of income of FADEP for the period from January 1, 2018 to December 4, 2018.

(6)
Represents the historical consolidated statement of income of Medcel for the year ended December 31, 2018.

(7)
For an explanation of these pro-forma adjustments, see the accompanying notes to the Unaudited Pro Forma Condensed Consolidated Statement of Income for the Year Ended December 31, 2018 in "Unaudited Pro Forma Condensed Consolidated Financial Information."

Operating Data (Historical)

	As of September 30,	As of December 31,
Educational Level	2019	2018	2017
Undergraduate medical degree students	6,388	4,540	2,070
Other non-medical undergraduate courses students	17,372	15,180	8,094

Total undergraduate students(1)	23,760	19,720	10,164
Preparatory courses & CME(2)	9,854	—	—

Medical Specialization(3)	1,803	—	—

Total students	35,417	19,720	10,164

Operating undergraduate medical school campuses	12	9	4
Approved undergraduate medical school campuses(4)	19	9	4
Operating medical school seats	1,222	917	420
Approved medical school seats	1,572	1,167	420

(1)
Excludes students that have not, by the beginning of the next school semester, paid monthly tuition fees which are due and payable.

(2)
Medcel only. Excludes (i) students that have not paid monthly fees within thirty days of becoming due and payable, and (ii) students that have cancelled their preparatory courses subscription. The information in this table as it relates to Medcel is as of September 30, 2019 only and does not set forth information as of December 31, 2018 and 2017, as we acquired Medcel on March 29, 2019. The information in this table, as it relates to Medcel, is based on data provided to Afya Brazil by Medcel. We believe it is reliable, but we are continuing to integrate Medcel into our consolidated operations.

(3)
Refers to specialized medical courses for doctors.

(4)
Approved undergraduate medical school campuses and approved medical school seats refer to our total number undergraduate medical school campuses and seats approved by MEC for the periods indicated, whether or not operating. All our undergraduate medical school operating campuses and medical school seats are also approved undergraduate medical school campuses and medical school seats, however not all our approved undergraduate medical school campuses and medical school seats are operating undergraduate medical school campuses and medical school seats.

Other Data

    Combined Tuition Fees*

              The following table sets forth information that was derived from the internal management records, rather than historical operating information, (i) for the nine months ended September 30, 2019, for Afya Brazil, for each of IPTAN, IESVAP, CCSI, IESP and FADEP from periods prior to the dates of their respective acquisitions by Afya Brazil in 2018 and 2019 (as applicable), and for FASA from April 3, 2019 (the date of its acquisition by Afya Brazil), and (ii) for the years ended December 31, 2018 and 2017, for Afya Brazil and for each of IPTAN, IESVAP, CCSI, IESP and FADEP from periods prior to the dates of their respective acquisitions by Afya Brazil in 2018 and 2019 (as applicable). As it relates to IPTAN, IESVAP, CCSI, IESP, FADEP and FASA, the information in this table is based on data provided to Afya Brazil by such companies. We believe it is reliable, but it does not form part of our consolidated operating history (except for the information relating to FASA) and it does not represent net revenue as disclosed in our financial statements included elsewhere in this prospectus.

	For the Nine Months Ended September 30,			For the Year Ended December 31,
	2019	2019	2018	2018	2018	2017
	US$ millions(1)	R$ millions		US$ millions(1)	R$ millions
	(except percentages)
Medical school programs	94.8	394.6	201.1	95.0	370.2	268.5
Other undergraduate health sciences programs	18.2	75.8	35.7	24.7	96.1	87.5
Other undergraduate programs(2)	25.1	104.7	40.5	25.4	99.2	102.5

Total(A)	138.1	575.1	277.3	145.1	565.5	458.5

% Medicine(3)	N/A	68.6%	72.5%	65.5%	65.5%	58.6%
% Health sciences programs(4)	N/A	81.8%	85.4%	82.5%	82.5%	77.6%

*
Combined tuition fees is the sum equal to the total tuition fees charged to undergraduate students, as recorded in the internal management records of (i) for the nine months ended September 30, 2019, Afya Brazil, IPTAN, IESVAP, CCSI, IESP, FADEP and FASA (from April 3, 2019, the date of its acquisition by Afya Brazil), and (ii) for the years ended December 31, 2018 and 2017, Afya Brazil, IPTAN, IESVAP, CCSI, IESP and FADEP. These internal management records register the number of students at each school and the tuition fees they have been invoiced for each relevant period, and we are required to maintain them and disclose them annually to the MEC. We use these records to calculate our gross revenue for a given period, which we in turn use to calculate our net revenue for purposes of our financial statements. For the nine months ended September 30, 2019 and 2018, the total tuition fees charged to students by Afya Brazil were R$575.1 million and R$277.3 million, respectively. For the years ended December 31, 2018 and 2017, the total tuition fees charged to students by Afya Brazil were R$565.5 million and R$220.3 million, respectively. Combined tuition fees does not include tuition fees we charge graduate students as graduate courses form a small part of our business (they represent less than 1% of our gross tuition fees).

We present combined tuition fees because, given our limited operating history and that our historical and pro forma financial information and operational information included elsewhere in this prospectus may not be representative of our results and operations as a consolidated company, we believe it may help investors assess the past operating results of IPTAN, IESVAP, CCSI, IESP, FADEP and FASA as combined with Afya Brazil. This metric also shows the percentage of revenues we derive from our medicine and health sciences programs, which are our core business. We present combined tuition fees as the sum of gross tuition fees charged to undergraduate students, which differs from the tuition fees set forth in our financial statements, which are presented as the sum of gross tuition fees charged to undergraduate students, gross tuition fees charged to graduate students and scholarships, and from our pro forma net revenue, which is presented as the sum of gross tuition fees charged to students net of cancellations, discounts and taxes, and which also includes revenue from admission fees and income from leases, among others. Although we have not included CCSI in the pro forma financial information included elsewhere in this prospectus, we have included tuition fee data for CCSI in our combined tuition fees information because we believe that excluding it would distort the trend of this metric, which we view as useful in helping investors assess our business. Combined tuition fee data is not available for CCSI for the year ended December 31, 2017 and for the period from January 1, 2018 to May 30, 2018 (the period prior to our acquisition of CCSI). However, the disaggregated data for number of students and monthly tuition fees amounts from CCSI for those periods is available (as CCSI reports this data to the MEC), and to calculate the CCSI data presented in this table for those periods, we multiplied the number of students enrolled at CCSI by the monthly tuition fees amounts charged for those periods. We believe that the underlying data for CCSI is reliable, as we conducted due diligence on CCSI to confirm the accuracy of that information, including engaging an independent specialist firm to verify the data that CCSI reported to the MEC. The past performance of Afya Brazil, IPTAN, IESVAP, CCSI, IESP, FADEP and FASA, as reflected in the combined tuition fees information, may not be indicative of our future performance or any future anticipated synergies, future operating efficiencies or cost savings that may result from the Pro Forma Transactions. For further information, see "Presentation of Financial and Other Information—Combined Tuition Fees."

(1)
For convenience purposes only, amounts in reais for the nine months ended September 30, 2019 and for the year ended December 31, 2018 have been translated to U.S. dollars using an exchange rate of R$4.164 to US$1.00, the commercial selling rate for U.S. dollars as of September 30, 2019, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

(2)
Represents all non-health sciences undergraduate programs.

(3)
Calculated as medical school programs divided by the Total (A).

(4)
Calculated as the sum of medical school programs and other undergraduate health sciences programs, divided by the Total (A).

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

              Set forth below are the unaudited pro forma condensed consolidated statements of income for the nine months ended September 30, 2019 and for the year ended December 31, 2018.

              The unaudited interim pro forma condensed consolidated statement of income for the nine months ended September 30, 2019 is based on the historical unaudited interim consolidated financial statements of Afya Limited, appearing elsewhere in this prospectus and gives effect of the acquisition of Medcel by Afya Brazil as if it had been consummated on January 1, 2018. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed consolidated financial information.

              Pro forma adjustments were made to reflect:

  •
  the acquisition of Medcel by Afya Brazil; and

  •
  changes in depreciation and amortization expenses resulting from fair value adjustments to tangible and intangible assets.

              Medcel is eligible for the presumed profit income tax regime effect and calculates income taxes as a percentage of gross revenue. Accordingly, no tax effects were considered on the pro formas adjustments to Medcel.

              The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2018 are based on the historical consolidated financial statements of Afya Brazil, appearing elsewhere in this prospectus and to give effect of the acquisition of IPTAN, IESVAP, IESP, FADEP and Medcel by Afya Brazil as if they had been consummated on January 1, 2018.

              Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed consolidated financial information.

              Pro forma adjustments were made to reflect:

  •
  the acquisitions of IPTAN, IESVAP, IESP, FADEP and Medcel by Afya Brazil;

  •
  changes in rent expenses resulting from the arrangements entered into in connection with each acquisition;

  •
  changes in the carrying value of certain assets and liabilities at their estimated fair values at each acquisition date;

  •
  changes in depreciation and amortization expenses resulting from fair value adjustments to tangible and intangible assets;

  •
  increase in interest expense and changes in foreign exchange rates resulting from additional debt incurred in connection with the acquisitions;

  •
  changes in fair value of cross-currency interest rate swaps in connection with the euro-denominated loan with Itaú Unibanco S.A. incurred to fund the acquisitions;

  •
  increase in interest expenses resulting from the outstanding accounts payable to the selling shareholders of IESP and FADEP;

  •
  elimination of share services and corporate expenses provided by Afya Brazil to IPTAN and IESVAP; and

  •
  deferred taxes effects of the pro forma adjustments.

              The unaudited pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is presented for information purposes only. The unaudited pro forma condensed consolidated financial information does not purport to represent what our actual consolidated results of operations would have been had the acquisitions actually occurred on the date indicated, nor they are an indicative of future consolidated results of operations or financial condition. The unaudited pro forma condensed consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our historical consolidated financial statements and the historical financial statements of IPTAN, IESVAP, IESP, FADEP and Medcel appearing elsewhere in this prospectus. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated financial information.

              The audited consolidated financial statements and the unaudited interim condensed consolidated financial statements from which the unaudited pro forma condensed consolidated financial information have been derived, were prepared in accordance with IFRS. In making your investment decision, you should rely only on the financial information contained in this prospectus.

              The acquisitions of IPTAN, IESVAP, IESP, FADEP and Medcel by Afya Brazil are each accounted for as a business combination in accordance with IFRS 3—Business Combinations, using the purchase method of accounting. The pro forma information presented, including allocation of the purchase price, is based upon our preliminary estimates of the fair value of the assets acquired and liabilities assumed, available information as of this date and management assumptions, and will be revised upon final calculations during the one year measurement period as from each acquisition date. Therefore, the actual adjustments may differ from the pro forma adjustments, and the differences may be material.

              For further detail on the purchase price allocation for the acquisitions of IPTAN, IESVAP, IESP and FADEP, see note 4—Business combinations to the audited consolidated financial statements of Afya Brazil as of and for the years ended December 31, 2018 and 2017 included elsewhere in this prospectus. For further detail on the purchase price allocation for the acquisition of Medcel, see note 4—Business combinations to the unaudited interim condensed consolidated financial statements of Afya Limited as of September 30, 2019 and for the nine months ended September 30, 2019 and 2018 included elsewhere in this prospectus.

 Afya Limited
Unaudited Pro Forma Interim Condensed Consolidated Statement of Income
For the Nine Months Ended September 30, 2019
(in thousands of reais, except per share amounts)

	Historical Afya(1)	Medcel(2)	Pro forma adjustments		Afya Pro Forma
Net revenue	529,784	34,684			564,468
Cost of services	(223,997)	(4,048)	—		(228,045)

Gross profit	305,787	30,636	—		336,423

Operating income (expenses)
General and administrative expenses	(162,078)	(8,937)	(5,315)	(3)	(176,330)
Other income (expenses), net	890	(181)	—		709

Operating income	144,599	21,518	(5,315)		160,802

Finance income	37,841	497	—		38,338
Finance expenses	(54,915)	(562)	—		(55,477)

Finance result	(17,074)	(65)	—		(17,139)

Share of income of associates	1,963	—	—		1,963

Income before income taxes	129,488	21,453	(5,315)	(4)	145,626

Income taxes	(9,702)	(1,409)	—		(11,111)

Net income	119,786	20,044	(5,315)		134,515

Income attributable to
Equity holders of the parent	104,119		14,729	(5)	118,848
Non-controlling interests	15,667		—		15,667
Earnings per share
Per Basic	1.21				1.38 (6)
Per Diluted	1.20				1.37 (6)

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income
For the nine months ended September 30, 2019
(in thousands of reais, except per share amounts)

(1)
Represents the historical unaudited interim consolidated statement of income of Afya Limited for the nine months ended September 30, 2019.

(2)
Represents the historical unaudited consolidated statement of income of Medcel for the three months ended March 31, 2019.

(3)
Reflects the estimated adjustment to amortization of R$5,315 resulting from estimated fair value adjustments to certain intangible assets with definite lives, as described below. Pro forma depreciation and amortization totaled R$57,744.

    The amounts allocated to intangible assets with definite lives in the purchase price allocation of Medcel, based upon our preliminary estimates of the fair value, are provided below:

Medcel
Customer relationships	24,189
Useful lives (in years)	1.3
Trademark	15,638
Useful lives (in years)	18.8
Education content	17,305
Useful life (in years)	3.0
Digital platform	2,845
Useful life (in years)	3.0

Total depreciation and amortization adjustment(*)	(5,315)

(*)
Comprises the amortization of estimated purchase price allocation to intangible assets with definite lives in the amount of R$6,725, and excludes the historical amortization of R$1,410 for Education Content and System development (R$1,232 and R$178, respectively).
(4)
Medcel is eligible to the presumed profit income tax regime effect and calculate income taxes as a percentage of gross revenue, therefore no income taxes effects were estimated on the pro forma adjustments.

(5)
Reflects the estimated adjustments to net income attributable to the equity holders of Afya Limited as a result of the pro forma adjustments.

(6)
The following table reflects the pro forma net income and share data used in the basic and diluted pro forma EPS calculations:

September 30, 2019
Numerator
Net income attributable to equity holders of the parent	118,848
Denominator
Weighted average number of outstanding common shares	86,248,586
Effects of dilution from stock options	612,261
Weighted average number of outstanding shares adjusted for the effect of dilution	86,860,847
Basic earnings per share (R$)	1.38
Diluted earnings per share (R$)	1.37

 Afya Limited
Unaudited Pro Forma Condensed Consolidated Statement of Income
For the Year Ended December 31, 2018
(in thousands of reais, except per share amounts)

	Afya Brazil Historical(1)	IPTAN(2)	IESVAP(3)	IESP(4)	FADEP(5)	Medcel(6)	Pro forma adjustments		Afya Brazil Pro Forma
Net revenue	333,935	13,244	9,519	96,581	31,598	62,675	—		547,552
Cost of services	(168,052)	(4,933)	(1,726)	(43,561)	(15,228)	(13,295)	(8,048)	(7)	(254,843)

Gross profit	165,883	8,311	7,793	53,020	16,370	49,380	(8,048)		292,709

Operating income (expenses)
General and administrative expenses	(70,034)	(2,662)	(1,446)	(19,240)	(6,297)	(26,494)	(31,928)	(8)	(158,101)
Other income (expenses), net	599	—	(144)	—	304	(1,227)	(1,134)	(9)	(1,602)

Operating income	96,448	5,649	6,203	33,780	10,377	21,659	(41,110)		133,006

Finance income	10,428	224	111	3,267	1,170	1,359	1,691	(10)	18,250
Finance expenses	(8,154)	(117)	(13)	(145)	(1,329)	(1,797)	(15,977)	(11)	(27,532)

Finance result	2,274	107	98	3,122	(159)	(438)	(14,286)		(9,282)

Profit before income taxes	98,722	5,756	6,301	36,902	10,218	21,221	(55,396)		123,724
Income taxes expense	(3,988)	(111)	(56)	(1,403)	(268)	(2,721)	1,027	(12)	(7,520)

Net income	94,734	5,645	6,245	35,499	9,950	18,500	(54,369)		116,204

Attributable to
Equity holders of the parent	86,353						16,798	(13)	103,151
Non-controlling interests	8,381						4,672	(13)	13,053
Earnings per share
Basic	1.84								1.79	(14)
Diluted	1.81								1.77	(14)

 Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income
For the year ended December 31, 2018
(in thousands of reais, except per share amounts)

(1)
Represents the historical consolidated statement of income of Afya Brazil for the year ended December 31, 2018.

(2)
Represents the historical statement of income of IPTAN for the period from January 1, 2018 to April 25, 2018.

(3)
Represents the historical statement of income of IESVAP for the period from January 1, 2018 to April 25, 2018.

(4)
Represents the historical statement of income of IESP for the period from January 1, 2018 to November 26, 2018.

(5)
Represents the historical statement of income of FADEP for the period from January 1, 2018 to December 4, 2018.

(6)
Represents the historical statement of income of Medcel for the year ended December 31, 2018.

(7)
Reflects the estimated rent expenses related to the lease arrangements entered in connection with the acquisitions of IESVAP, IESP and FADEP.

	IESVAP	IESP	FADEP	Total
Estimated rent expenses	531	5,867	1,650	8,048
(8)
Reflects the (i) elimination of R$1,134 of expenses from share services and corporate expenses provided by Afya Brazil to IPTAN and IESVAP in the amounts of R$882 and R$252, respectively; and (ii) estimated adjustment to depreciation of property and equipment of R$284 resulting from estimated fair value adjustment to property and equipment from the acquisitions of IPTAN, IESVAP, IESP and FADEP; and estimated adjustment to amortization of R$32,778 resulting from estimated purchase price allocation to intangible assets with definite lives, as described below. Pro forma depreciation and amortization totaled R$47,453.

    The amounts allocated to intangible assets with definite lives in the purchase price allocation for each acquisition, based upon our preliminary estimates of the fair value, are provided below:

	IPTAN	IESVAP	IESP	FADEP	Medcel		Total
Customer relationships—Medical courses	13,129	680	22,965	2,698	—
Useful lives (in years)	6.0	6.0	6.0	6.0	—
Customer relationships	4,503	—	13,348	5,981	24,189
Useful lives (in years)	4.6	—	4.5	4.4	1.3
Tradename	—	—	—	—	15,638
Useful lives (in years)	—	—	—	—	18.8
Education content	—	—	—	—	17,305
Useful life (in years)	—	—	—	—	3.0
Digital platform	—	—	—	—	2,845
Useful life (in years)	—	—	—	—	3.0

Total amortization adjustment	(1,056)	(38)	(6,227)	(1,658)	(23,799)	(*)	(32,778)

(*)
Comprises the amortization of estimated purchase price allocation to intangible assets with definite lives in the amount of R$26,902, and excludes the historical amortization of R$3,103 for Education Content and System development (R$2,465 and R$638, respectively).
(9)
Reflects the elimination of R$1,134 of income from share services and corporate expenses provided by Afya Brazil to IPTAN and IESVAP in the amounts of R$882 and R$252, respectively.

(10)
Reflects the estimated adjustment related to changes in fair value of cross-currency interest rate swaps in connection with the euro-denominated loan with Itaú Unibanco S.A. incurred to fund the acquisitions represented by a gain in the amount of R$1,691.

(11)
Reflects the estimated adjustments to finance expenses of R$15,977, comprised by (i) R$7,201 of foreign exchange rate expense (R$5,977) and interest expense (R$1,224) resulting from additional debt incurred in connection with the acquisition of FADEP; and (ii) interest expense of R$8,776 resulting from the accounts payable to selling shareholders in connection with the acquisitions of IESP and FADEP (R$6,126 related to the acquisition of IESP and R$2,650 related to the acquisition of FADEP).

(12)
Reflects the estimated income taxes effects on the pro forma adjustments using an estimated income tax rate of 1.9% for the year ended December 2018. This rate is not necessarily indicative of our expected future effective tax rate. IPTAN, IESVAP, IESP and FADEP are under the actual profit income tax regime and adhered to PROUNI, which is a federal program that exempt companies of paying income taxes and social contribution; except for MEDCEL that is eligible to the presumed profit income tax regime effect and calculate income taxes as a percentage of gross revenue.

(13)
Reflects the estimated adjustments to net income attributable to the equity holders of Afya Brazil and non-controlling interests as a result of the pro forma adjustments. The pro forma adjustment is related to non-controlling interests of IESVAP and IESP, as described below:

	IESVAP	IESP	Total
Net income	6,245	35,499
Pro forma adjustments
Rent expenses	(531)	(5,867)
Depreciation and amortization	(44)	(6,526)
Interest expense from accounts payable to selling shareholders	—	(6,126)
Tax effects	5	704

Total pro forma net income	5,675	17,684

Non-controlling interest	20%	20%

Pro adjustments for non-controlling interests	1,135	3,537	4,672

(14)
The following table reflects the pro forma net income and share data used in the basic and diluted pro forma EPS calculations:

December 31, 2018
Numerator
Net income attributable to equity holders of the parent	103,151
Denominator(i)
Weighted average number of outstanding common shares	46,936,064
Number of shares issued in connection with the business combination of Medcel	10,603,488
Pro forma weighted average number of shares	57,539,552
Effects of dilution from stock options	840,700
Weighted average number of outstanding shares adjusted for the effect of dilution	58,380,252
Basic earnings per share (R$)	1.79
Diluted earnings per share (R$)	1.77

(i)
Considers the effects from the contribution of the shareholders of Afya Brazil to us in a one-to-28 exchange for the shares of Afya Brazil contributed to us.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

              The following discussion of our financial condition and results of operations should be read in conjunction with our unaudited interim condensed consolidated financial statements as of September 30, 2019 and for the nine months ended September 30, 2019 and 2018, our audited consolidated financial statements as of and for the years ended December 31, 2018 and 2017 and our unaudited pro forma consolidated financial information for the nine months ended September 30, 2019 and the years ended December 31, 2018 and 2017, the historical audited financial statements of our acquired businesses and the respective notes thereto, included elsewhere in this prospectus, as well as the information presented under "Presentation of Financial and Other Information," "Summary Financial and Other Information" and "Selected Financial and Other Information."

              The following discussion contains forward looking statements that involve risks and uncertainties. Our actual results and the timing of events may differ materially from those expressed or implied in such forward looking statements as a result of various factors, including those set forth in "Cautionary Statement Regarding Forward Looking Statements" and "Risk Factors."

Overview

              We are the leading medical education group in Brazil based on number of medical school seats, as published by the MEC, as of December 31, 2018, delivering an end to end physician centric ecosystem that serves and empowers students to be lifelong medical learners from the moment they join us as medical students through their medical residency preparation, post-graduate programs, and continuing medical education activities, or CME.

              The combination of Afya Brazil, the largest Brazilian medical education group, and Medcel, one of the leaders in residency exams preparatory courses, was the first step towards achieving our goal of revolutionizing medical education in Brazil by providing a more effective, individualized and intuitive learning experience.

              We have created and have been nurturing an education cycle that entails differentiation, talented stakeholders and recognition that has allowed us to continuously expand our footprint. Our ability to execute our business model and strategy has led to growth, profitability, and cash generation

              Quality is a cornerstone of our value proposition. In 2018, we were also awarded seven new undergraduate campuses in connection with the "Mais Médicos" program, the largest number awarded to any education group, with a total of 350 new medical school seats. Although four of these awards are currently subject of legal proceedings filed by certain of our competitors against MEC, Afya is authorized to open and operate the seven new medical schools awarded in connection with the "Mais Médicos" program, as none of these legal proceedings prevents the opening and operation of the medical schools awarded (see "Business—Legal Proceedings—"Mais Médicos" Proceedings").

              Accordingly, we plan to expand our network, and expect to open an additional 7 campuses by December 31, 2021, taking our total to 23 campuses in 12 Brazilian states and approximately 1,352 available medical school seats per year.

Our Growth

              Our revenue growth and increased profitability have been driven by:

  •
  Maturation of current number of authorized medical school seats:  anticipated contracted growth visibility until 2026 from new medical seats awarded to our schools, that are in the process of maturing, and new seats from our recently awarded campuses in connection with the "Mais Médicos" program;

  •
  Ability to set prices:   readjustment of tuition fees paid by students enrolled in our medical schools above published inflation indexes. In 2018, tuition fees for medical students were readjusted at an average of 13%, considerably above the 3.7% IPCA inflation rate for the period;

  •
  Expansion of medical residency preparation and graduate programs enrollments:  increase in number of students adopting our digital platform, as well as partners and students enrolling in our medical graduate courses;

  •
  Deepening of relationships across lifelong medical learners base:  cross selling opportunities such as increasing the number of former undergraduate students subscribing to our medical residency prep solutions and the number of former undergraduate and/or medical residency prep students applying to our graduate and CME courses;

  •
  M&A:  acquisition or investment in businesses that complement our medical education services offering. In 2019, we acquired or invested in six companies, which increased our medical school seats by more than 24% over the year. In 2018, we acquired or invested in five companies, which increased our medical school seats by more than 118.3% over the year; and

  •
  Synergies extraction:  successful implementation of several measures to improve the profitability of recent acquisitions, such as streamlining fee discounts and scholarship policies, integrating operations with our shared services center; and aligning newly acquired faculty teams with our career plan.

Key Business Metrics

              We review the following key metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions:

    Contribution of Medicine to Total Combined Tuition Fees

              We believe the metric that best demonstrates our focus on medical education and its relevance to our products and services offering is combined tuition fees from medicine as a percentage of our total combined tuition fees.

              For the nine months ended September 30, 2019 and for the years ended December 31, 2018 and 2017, combined tuition fees from medicine were 68.6%, 65.5% and 58.6%, respectively, of total combined tuition fees.

    Combined Tuition Fees*

              The following table sets forth information that was derived from the internal management records, rather than historical operating information, (i) for the nine months ended September 30, 2019, for Afya Brazil, for each of IPTAN, IESVAP, CCSI, IESP and FADEP from periods prior to the dates of their respective acquisitions by Afya Brazil in 2018 and 2019 (as applicable), and for FASA from April 3, 2019 (the date of its acquisition by Afya Brazil), and (ii) for the years ended December 31, 2018 and 2017, for Afya Brazil and for each of IPTAN, IESVAP, CCSI, IESP and FADEP from periods prior to the dates of their respective acquisitions by Afya Brazil in 2018 and 2019 (as applicable). As it relates to IPTAN, IESVAP, CCSI, IESP, FADEP and FASA, the information in this table is based on data provided to Afya Brazil by such companies. We believe it is reliable, but it does not form part of our consolidated operating history (except for the information relating to FASA)

and it does not represent net revenue as disclosed in our financial statements included elsewhere in this prospectus.

	For the Nine Months Ended September 30,			For the Year Ended December 31,
	2019	2019	2018	2018	2018	2017
	US$ millions(1)	R$ millions		US$ millions(1)	R$ millions
	(except percentages)
Medical school programs	94.8	394.6	201.1	95.0	370.2	268.5
Other undergraduate health sciences programs	18.2	75.8	35.7	24.7	96.1	87.5
Other undergraduate programs(2)	25.1	104.7	40.5	25.4	99.2	102.5

Total(A)	138.1	575.1	277.3	145.1	565.5	458.5

% Medicine(3)	N/A	68.6%	72.5%	65.5%	65.5%	58.6%
% Health sciences programs(4)	N/A	81.8%	85.4%	82.5%	82.5%	77.6%

*
Combined tuition fees is the sum equal to the total tuition fees charged to undergraduate students, as recorded in the internal management records of (i) for the nine months ended September 30, 2019, Afya Brazil, IPTAN, IESVAP, CCSI, IESP, FADEP and FASA (from April 3, 2019, the date of its acquisition by Afya Brazil), and (ii) for the years ended December 31, 2018 and 2017, Afya Brazil, IPTAN, IESVAP, CCSI, IESP and FADEP. These internal management records register the number of students at each school and the tuition fees they have been invoiced for each relevant period, and we are required to maintain them and disclose them annually to the MEC. We use these records to calculate our gross revenue for a given period, which we in turn use to calculate our net revenue for purposes of our financial statements. For the nine months ended September 30, 2019 and 2018, the total tuition fees charged to students by Afya Brazil were R$575.1 million and R$277.3 million, respectively. For the years ended December 31, 2018 and 2017, the total tuition fees charged to students by Afya Brazil were R$565.5 million and R$220.3 million, respectively. Combined tuition fees does not include tuition fees we charge graduate students as graduate courses form a small part of our business (they represent less than 1% of our gross tuition fees).

We present combined tuition fees because, given our limited operating history and that our historical and pro forma financial information and operational information included elsewhere in this prospectus may not be representative of our results and operations as a consolidated company, we believe it may help investors assess the past operating results of IPTAN, IESVAP, CCSI, IESP, FADEP and FASA as combined with Afya Brazil. This metric also shows the percentage of revenues we derive from our medicine and health sciences programs, which are our core business. We present combined tuition fees as the sum of gross tuition fees charged to undergraduate students, which differs from the tuition fees set forth in our financial statements, which are presented as the sum of gross tuition fees charged to undergraduate students, gross tuition fees charged to graduate students and scholarships, and from our pro forma net revenue, which is presented as the sum of gross tuition fees charged to students net of cancellations, discounts and taxes, and which also includes revenue from admission fees and income from leases, among others. Although we have not included CCSI in the pro forma financial information included elsewhere in this prospectus, we have included tuition fee data for CCSI in our combined tuition fees information because we believe that excluding it would distort the trend of this metric, which we view as useful in helping investors assess our business. Combined tuition fee data is not available for CCSI for the year ended December 31, 2017 and for the period from January 1, 2018 to May 30, 2018 (the period prior to our acquisition of CCSI). However, the disaggregated data for number of students and monthly tuition fees amounts from CCSI for those periods is available (as CCSI reports this data to the

  MEC), and to calculate the CCSI data presented in this table for those periods, we multiplied the number of students enrolled at CCSI by the monthly tuition fees amounts charged for those periods. We believe that the underlying data for CCSI is reliable, as we conducted due diligence on CCSI to confirm the accuracy of that information, including engaging an independent specialist firm to verify the data that CCSI reported to the MEC. The past performance of Afya Brazil, IPTAN, IESVAP, CCSI, IESP, FADEP and FASA, as reflected in the combined tuition fees information, may not be indicative of our future performance or any future anticipated synergies, future operating efficiencies or cost savings that may result from the Pro Forma Transactions. For further information, see "Presentation of Financial and Other Information—Combined Tuition Fees."

(1)
For convenience purposes only, amounts in reais for the nine months ended September 30, 2019 and for the year ended December 31, 2018 have been translated to U.S. dollars using an exchange rate of R$4.164 to US$1.00, the commercial selling rate for U.S. dollars as of September 30, 2019, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See "Exchange Rates" for further information about recent fluctuations in exchange rates.

(2)
Represents all non-health sciences undergraduate programs.

(3)
Calculated as medical school programs divided by the Total (A).

(4)
Calculated as the sum of medical school programs and other undergraduate health sciences programs, divided by the Total (A).

    Medical School Regulatory Capacity and Capacity at Maturation

              Medical school regulatory capacity and capacity at maturation are operating metrics that provide visibility into our medical school enrollments contracted growth given the supply and demand imbalance in the medical school market and the fact that our medical schools have historically operated very close to their regulatory capacity. Accordingly, the gradual increase in our capacity helps explain the increase in our medical school enrollments, which in turn helps explain our medical school enrollments contracted growth. Contracted growth refers only to schools that are in the initial six years of operation. In addition, since the maximum number of medical seats per medical school is set by applicable regulations, the only way to grow our medical school seats, and therefore our number of enrollments, is through acquisitions or starting new medical schools.

              Medical school regulatory capacity is defined by the number of medical schools seats available per year awarded by the MEC plus the additional seats associated with PROUNI and FIES, multiplied by the number of years of operations since the seats were awarded, up to the sixth year of operations (maturation). Capacity at maturation represents the maximum number of approved seats at a medical school six years after becoming operational. Our medical schools have a six year maturation cycle because medical school programs in Brazil are for a duration of six years. A maturation cycle represents the period starting when a medical school commences its operations with a first year medical school class of students which progresses through the required six years as the next classes begin behind it, and ends when the medical school has six school years of medical students and has therefore reached capacity at maturation (i.e., the maximum number of approved seats).

              For illustration, a medical school that is awarded 100 seats from the MEC has the opportunity to add up to 20 additional seats:

  •
  10 more seats by adhering to PROUNI (1 seat for each 10.7 seats awarded by MEC); and

  •
  10 more seats by adhering to FIES (10% of the seats awarded by MEC).

Illustrative evolution of regulatory capacity per medical school

              Our medical school regulatory capacity was 1,222 and 917 operating seats as of September 30, 2019 and December 31, 2018, respectively. In addition, with the anticipated opening of our seven new "Mais Médicos" medical school campuses by 2021, we expect our medical school regulatory capacity to be 1,572 seats as of June 30, 2021. Assuming our medical schools continue to operate at full capacity, we estimate reaching a total medical student base of 11,257 students by 2025. Assuming we are able to consummate our projected acquisitions, we expect our future medical student base to reach approximately 17,600 students at maturity.

    Medical School Occupancy Rate

              The occupancy rate of our medical schools is the ratio of the number of students effectively enrolled divided by the regulatory capacity in a given period. While we believe retention rates are an important measure of quality and customer satisfaction, we believe that occupancy rate is a more meaningful metric as it captures not only our ability to retain students but also find new students to compensate for eventual drop outs. Our management does not separately measure retention rates to make decisions about our business.

              The following table sets forth our medical seats occupancy rate as of the dates indicated.

	As of September 30,	As of December 31,
	2019	2018	2017
Occupancy rate	100.0%	97.2%	94.9%

Significant Factors Affecting our Results of Operations

              We believe that our results of operations and financial performance will be driven by the following trends and factors:

    Regulatory Environment and Mais Médicos Program

              Our business is significantly influenced by the regulatory environment of the educational industry in Brazil. We are subject to various federal laws and extensive government regulations by MEC, CNE, INEP, FIES and CONAES, among others. In particular, medical education in Brazil is subject to regulations that aim to control the supply of medical seats across Brazil and their geographic allocation including, but not limited to Law No. 12,871/2013, which created the "Mais Médicos" program, whose main objectives include addressing the provision of doctors for primary care in municipalities, strengthen health care infrastructure and allocate medical workforce to vulnerable areas. With the increase in annual offerings through "Mais Médicos", the Education Ministry announced on April 5, 2018 that the Brazilian federal government had decided to freeze the new offering of medical seats for a period of five years. The decision was based on the previously defined target of at least 11,000 annual medical seats, which according to the World Health Organization, or WHO, was achieved in 2018. For further information, see "Regulatory Overview" and "Risk Factors—Certain Risks Relating to Our Business and Industry—The postsecondary education sector is highly regulated, and our failure to comply with existing or future laws and regulations could significantly impact our business," and Risk Factors—Certain Risks Relating to Our Business and Industry—We are subject to supervision by MEC and, consequently, may suffer sanctions as a result of noncompliance with any regulatory requirements."

    Scholarships, Student Financing and Tax Benefits

              A large number of our students fund their tuition fees through financing from FIES. In addition, we participate in the PROUNI scholarship program, and we benefit from tax benefits in return. For more information on our students enrolled in these programs, see "Regulatory Overview—Financing Alternatives for Students: Incentive Programs—University for All Program (PROUNI)," "Regulatory Overview—Financing Alternatives for Students: Incentive Programs—Student Financing Program (FIES)," "Risk Factors—Certain Risks Relating to Our Business and Industry—Changes to the rules or delays or suspension of tuition payments made through FIES may adversely affect our cash flows and our business," and "Risk Factors—Certain Risks Relating to Our Business and Industry—If we lose the benefits of federal tax exemptions provided under the PROUNI program, our business, financial condition and results of operations may be materially adversely affected." In addition to PROUNI and FIES, Afya participates in private financing programs through external partners (Banco Santander and Raydan) for undergraduate students.

    Brazilian Macroeconomic Environment

              All of our operations are located in Brazil. As a result, our revenues and profitability are affected by political and economic developments in Brazil and the effect that these factors have on the availability of credit, disposable income, employment rates and average wages in Brazil. Our operations, and the industry in general, may be affected changes in economic conditions.

              Brazil is the largest economy in Latin America, as measured by gross domestic product, or GDP. The following table shows data for real GDP, inflation and interest rates in Brazil and the U.S. dollar/real exchange rate at the dates and for the periods indicated.

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2019	2018	2018	2017	2016
Real growth (contraction) in gross domestic product	1.0%	1.3%	1.1%	1.1%	(3.3)%
Inflation (IGP-M)(1)	4.1%	8.3%	7.5%	(0.5)%	7.2%
Inflation (IPCA)(2)	2.5%	3.3%	3.7%	2.9%	6.3%
Long-term interest rates—TJLP (average)(3)	6.4%	6.6%	6.7%	7.1%	7.5%
CDI interest rate (average)(4)	6.3%	6.5%	6.5%	10.1%	14.1%
Period-end exchange rate—reais per US$1.00	4.164	4.004	3.875	3.308	3.259
Average exchange rate—reais per US$1.00(5)	3.889	3.605	3.656	3.193	3.483
Appreciation (depreciation) of the real vs. US$ in the period(6)	(7.5)%	(21.0)%	(17.1)%	(1.5)%	16.5%
Unemployment rate(7)	11.8%	11.9%	12.3%	12.8%	11.3%

Source: FGV, IBGE, Central Bank and Bloomberg.

(1)
Inflation (IGP M) is the general market price index measured by the FGV.

(2)
Inflation (IPCA) is a broad consumer price index measured by the IBGE.

(3)
TJLP is the Brazilian long term interest rate (average of monthly rates for the period).

(4)
The CDI (certificado de depósito interbancário) interest rate is an average of interbank overnight rates in Brazil (daily average for the period).

(5)
Average of the exchange rate on each business day of the year.

(6)
Comparing the US$ closing selling exchange rate as reported by the Central Bank at the end of the period's last day with the day immediately prior to the first day of the period discussed.

(7)
Average unemployment rate for year as measured by the IBGE.

              Inflation directly affects our current operating costs and expenses, adjusted by reference to indexes that reflect the inflation rate such as the IGP M or IPCA, primarily as a result of annual adjustments to faculty member and employee salaries. Historically, inflation has been more than offset by the tuition fees we charge our students.

              Our financial performance is also marginally tied to fluctuations in interest rates, such as the CDI rate, because such fluctuations affect the value of our financial investments. We are also exposed to fluctuations in interest rates on our accounts payable to selling shareholders which are indexed to the CDI, IGP-M and SELIC.

    Acquisitions

              We may face significant challenges in the process of integrating the operations of our acquired companies. If we are not able to manage these integrations effectively, our results of operations may be affected. See "Risk Factors—Certain Risks Relating to Our Business and Industry—We may not be able to identify and acquire new postsecondary education institutions or meet our strategic and financial goals in connection with any business acquisition we seek, and difficulties in effectively integrating and managing a growing number of campuses may adversely affect our strategic objectives."

    IPTAN and IESVAP

              On January 11, 2018, certain members of the Esteves family, BR Health and Afya Brazil entered into an investment and purchase agreement providing for (a) an initial Afya Brazil capital increase which was paid: (i) by the Esteves family with the contribution of the ownership interest held by the Esteves family in IPTAN and IESVAP in an amount equal to R$11.6 million; and (ii) by BR Health through a cash contribution in an amount equal to R$55.0 million, followed by (b) a sale by the Esteves family to BR Health of shares in Afya Brazil for a purchase price equal to R$37.5 million. The transaction was consummated on April 26, 2018 and the aggregate purchase price was R$200.2 million.

              IPTAN is a post-secondary education institution located in the city of São João Del Rei, in the state of Minas Gerais. It offers on-campus post-secondary undergraduate and graduate education courses in medicine and other academic subjects and disciplines. The audited financial statements of IPTAN as of April 25, 2018 and December 31, 2017 and for the period from January 1, 2018 to April 25, 2018 and for the year ended December 31, 2017, together with the notes thereto, are included elsewhere in this prospectus.

              IESVAP is a post-secondary education institution located in the city of Parnaíba, in the state of Piauí. It offers on-campus post-secondary undergraduate education courses in medicine and law. The audited financial statements of IESVAP as of April 25, 2018 and December 31, 2017 and for the period from January 1, 2018 to April 25, 2018 and for the year ended December 31, 2017, together with the notes thereto, are included elsewhere in this prospectus.

    CCSI

              On March 9, 2018, Afya Brazil entered into a purchase agreement with the former controlling entity of CCSI, AISI, providing for the acquisition of 60% of CCSI by Afya Brazil and an increase in CCSI's share capital. CCSI is a post-secondary education institution located in the city of Itajubá, in the state of Minas Gerais. It offers on-campus post-secondary undergraduate courses in medicine. The CCSI transaction was consummated on May 30, 2018. The purchase price was R$39 million, of which (i) R$6.0 million was paid by Afya Brazil to AISI in cash on May 30, 2018, (ii) R$9.3 million, related to certain liabilities of AISI (including AISI's portion of CCSI's capital increase totaling R$3.2 million), was paid by Afya Brazil on behalf of AISI on May 30, 2018, (iii) R$13.7 million was paid by Afya Brazil to AISI, and (iv) R$10.0 million was paid by Afya Brazil on behalf of AISI in two equal semi-annual installments from the transaction closing date, adjusted by the IGP-M rate. The amount of the CCSI capital increase was R$8 million, R$4.8 million of which was paid in cash by Afya Brazil.

    IESP

              On November 27, 2018, Afya Brazil entered into a purchase agreement with the former controlling shareholders of IESP, providing for the acquisition of 80% of IESP by Afya Brazil. IESP is a post-secondary education institution located in the city of Teresina, in the state of Piauí. It offers on-campus undergraduate medicine courses and a variety of other on-campus and distance learning post-secondary undergraduate and graduate education programs. The IESP transaction was consummated on November 27, 2018. The aggregate purchase price was R$248.9 million. The initial consideration was R$236.0 million, of which (i) R$129.8 million was paid in cash on November 27, 2018, and (ii) the principal amount of R$106.2 million is payable in three equal installments of R$35.4 million, adjusted by the CDI rate through the payment date. The first installment was paid in November 2019 and the remaining two installments are due by the end of the second and third year from the transaction closing date. The initial consideration was increased following price adjustments of (i) R$4.0 million, related to the cash and cash equivalents position of IESP, and (ii) R$8.9 million, related to a capital reduction. On June 16, 2019, we concluded the roll-up of the minority shareholders of IESP to Afya Brazil.

              The audited financial statements of IESP as of November 26, 2018 and December 31, 2017 and for the period from January 1, 2018 to November 26, 2018 and for the year ended December 31, 2017, together with the notes thereto, are included elsewhere in this prospectus.

    FADEP

              On December 5, 2018, Afya Brazil entered into a purchase agreement with the former controlling shareholders of FADEP, providing for the acquisition 100% of RD Administração e Participação Ltda., which holds a 89% interest in FADEP, and 11% of FADEP by Afya Brazil. FADEP is a post-secondary education institution located in the city of Pato Branco, in the state of Paraná. It offers on-campus post-secondary undergraduate and graduate education courses in medicine and other academic subjects and disciplines. The FADEP transaction was consummated on December 5, 2018. The aggregate purchase price was R$133.0 million, of which (i) R$80.1 million was paid in cash on December 5, 2018, (ii) the principal amount of R$52.8 million is payable in three equal installments of R$17.6 million, each adjusted by the SELIC rate through the payment date and due semiannually from the transaction closing date. The first installment was paid in June 2019, the second installment was paid in December 2019, and the last installment is due in June 2020. The initial consideration was R$135.6 million and was offset by a price adjustment of R$2.7 million related to the reimbursement of transaction costs.

              The audited financial statements of FADEP as of December 4, 2018 and December 31, 2017 and for the period from January 1, 2018 to December 4, 2018 and for the year ended December 31, 2017, together with the notes thereto, are included elsewhere in this prospectus.

    Medcel

              On March 29, 2019, BR Health (a wholly-owned subsidiary of Crescera that controls Guardaya), and Guardaya (which owns 100% of Medcel Editora and CBB Web) merged into Afya Brazil, resulting in the transfer to Afya Brazil of 100% of Medcel Editora and CBB Web. Medcel offers distance learning residency preparatory courses.

              Medcel's (i) unaudited interim consolidated financial statements as of March 28, 2019 and December 31, 2018 and for the period from January 1, 2019 to March 28, 2019 and for the three months ended March 31, 2018, and (ii) audited financial statements as of and for the years ended December 31, 2018 and 2017, together with the notes thereto, are included elsewhere in this prospectus.

    FASA

              On February 12, 2019, Afya Brazil entered into a purchase agreement with the shareholders of FASA, providing for the acquisition of 90% of FASA by Afya Brazil. FASA is a post-secondary education institution with campuses located in the states of Bahia and Minas Gerais. It offers on-campus post-secondary undergraduate courses in medicine. The FASA transaction was consummated on April 3, 2019. The purchase price was R$204.5 million, as adjusted in accordance with the terms of the purchase agreement, and to be paid and further adjusted in accordance with the terms of the purchase agreement. On June 14, 2019, we concluded the roll-up of the minority shareholders of FASA to Afya Brazil.

              We have not included the historical financial statements of FASA in this prospectus because they are not available. Moreover, we believe they would be of limited benefit to investors as two out of FASA's four campuses do not offer medicine courses. These two campuses were transferred to ESMC and are therefore not part of our business strategy, and we do not believe FASA will be material to our business going forward. However, we have included elsewhere in this prospectus the audited statement of assets acquired and liabilities assumed of FASA as of April 3, 2019, together with the notes thereto.

    IPEMED

              On February 1, 2019, Afya Brazil entered into a purchase agreement for the acquisition of 100% of IPEMED. IPEMED is a post-secondary education institution with campuses located in the states of Bahia, Minas Gerais, Rio de Janeiro and São Paulo and in the Distrito Federal. It focuses on medical graduate programs and contributed approximately 1,500 students to Afya. The IPEMED transaction was consummated on May 9, 2019. The purchase price was R$97.5 million, of which: (i) R$25.0 million was paid in cash through April 2019, (ii) R$27.2 million was paid in cash on the transaction closing date, and (iii) R$45.3 million is payable in five equal installments, adjusted by the CDI rate, and due annually in February 2020, 2021, 2022, 2023 and 2024.

    IPEC

              On August 13, 2019, Afya Brazil acquired 100% of the share capital of IPEC, which at the time of the acquisition was a non-operational post-secondary education institution with governmental authorization to offer on-campus, post-secondary undergraduate courses in medicine in the State of Pará. The acquisition contributed approximately 120 medical seats to Afya. IPEC became operational in September 2019.

              The aggregate purchase price was R$108 million, of which: (i) R$54 million was paid in cash on the transaction closing date, and (ii) R$54 million is payable in two equal installments, adjusted by the CDI rate, and due annually at the end of the first and the second year from the transaction closing date.

    UniRedentor

              On November 1, 2019, Afya Brazil entered into a purchase agreement for the acquisition of 100% of UniRedentor. UniRedentor is a post-secondary education institution with governmental authorization to offer on-campus, undergraduate courses in medicine in the State of Rio de Janeiro. UniRedentor also offers other health-related undergraduate degrees and graduate programs in medicine and health, as well as other courses. In 2019, UniRedentor's gross revenue totaled R$131.0 million and approximately 76% of its gross revenue came from health-related programs.

              The transaction was consummated on January 31, 2020. The aggregate purchase price was R$225 million, of which: (i) R$125 million was paid in cash on January 31, 2020, and (ii) R$100 million is payable in five equal installments through May 2024, adjusted by the CDI rate. The acquisition contributed 112 medical school seats to Afya, with a potential 44 additional medical school seats subject to approval by MEC.

Business Segments

              Following the merger of Medcel into Afya Brazil on March 29, 2019, we have two business segments for purposes of our financial reporting:

  •
  Educational Services Segment (Business Unit 1), which comprises revenue we derive from fees we charge for educational services we provide through undergraduate and graduate courses related to medicine, other health sciences and other undergraduate programs; and

  •
  Residency Preparatory and Specialization Programs Segment (Business Unit 2), which comprises revenue we derive from fees we charge for our residency preparatory courses and medical post-graduate specialization programs, delivery of printed and digital content, access to our online medical education platform and practical medical training.

              There were no revenues derived from the Residency Preparatory and Specialization Programs Segment (Business Unit 2) prior to the consolidation of Medcel and IPEMED in our financial statements starting on March 29, 2019 and May 9, 2019, respectively.

              For further information, see note 3 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Seasonality

              Business Unit 1's tuition revenues fluctuations are associated with the maturation of several medical schools, which leads to a higher enrollment base in the second half of each year. Business Unit 2's sales are concentrated in the first and last quarter of the year, when new content (books and e-books) is delivered and revenues are recognized, as a result of enrollments at the beginning of the year. The majority of Business Unit 2's revenues is derived from printed books and e-books, which are recognized at the point in time when control is transferred to the customer. Consequently, in a typical year, the first and fourth quarters are normally the strongest, followed by the third and second quarters, respectively. Finally, the second half of the year is normally stronger than the first half.

Description of Principal Line Items

    Net revenue

              Our revenue consists primarily of tuition fees we charge for medical schools and other undergraduate and graduate programs, as well as from fees we charge for our medical residency preparatory courses. We also generate revenue from other student fees and certain education related activities that typically trend with tuition revenues.

    Cost of services

              Cost of services includes expenses related to payroll, rent, hospital agreements, utilities and depreciation and amortization. Costs of services amounted to 42.3% and 50.3% of net revenues in the nine months ended September 30, 2019 and the year ended December 31, 2018, respectively.

    Operating expenses

              Our operating expenses includes expenses for personnel, general and administrative, management and officer compensation, marketing and other income (expenses), net.

              Personnel.    Personnel expenses consist of wages, overtime, benefits (meal vouchers, transportation vouchers and medical and dental insurance, among others), profit sharing, social contribution and payroll taxes. In Brazil, social contribution and payroll taxes consist of the Brazilian Social Security Institute (Instituto Nacional do Seguro Social) contribution, or INSS, and the Brazilian Unemployment Severance Fund (Fundo de Garantia do Tempo de Serviço) contribution, or FGTS.

              General and administrative.    General and administrative expenses mainly consist of: (1) building infrastructure expenses, such as rent and property maintenance; (2) utilities expenses; (3) expenses for computer system maintenance and office automation, such as software licenses, as well as for integrated accounting, treasury, financial planning and cost management systems; (4) sales and marketing expenses; (5) allowance for doubtful accounts; and (6) amounts paid for professional services, such as consultants, auditors and outside counsel and donations for cultural purposes.

              Other income (expenses), net.    Other income (expenses), net, consists mainly of miscellaneous income and/or expense items.

    Finance result

              Our finance result includes finance income and finance expenses.

              Our finance income consists mainly income from interest earned on financial investments and changes in fair value of derivative instruments. Our finance expenses consist mainly of interest expenses from accounts payable to selling shareholders, costs associated with our euro-denominated debt, and banking fees.

              We also have cash and cash equivalents denominated in U.S. dollars, and accordingly, we have foreign exchange gain or losses from the changes in U.S. dollars against the Brazilian real.

    Income taxes expense

              Income taxes expense includes current and deferred income taxes and social contribution.

Historical Consolidated Results of Operations

    Nine months ended September 30, 2019 Compared to the Nine months ended September 30, 2018

              The following table sets forth our historical consolidated income statement data for the nine months ended September 30, 2019 and 2018:

	Historical Afya
	For the Nine Months Ended September 30,
	2019	2018	Variation (%)
	(in R$ millions, except for percentages)
Income Statement Data:
Net revenue	529.8	227.7	132.7
Cost of services	(224.0)	(115.1)	94.7

Gross profit	305.8	112.6	171.5
General and administrative expenses	(162.1)	(48.3)	235.8
Other income, net	0.9	2.5	(64.9)

Operating income	144.6	66.9	116.1
Finance income	37.8	6.8	456.7
Finance expenses	(54.9)	(2.2)	2,434.1

Finance result	(17.1)	4.6	n.m.
Share of income of associates	2.0	—	—

Income before income taxes	129.5	71.5	81.0
Income taxes expense	(9.7)	(3.1)	209.2

Net income	119.8	68.4	75.1

    Net revenue

              Net revenue for the nine months ended September 30, 2019 was R$529.8 million, an increase of R$302.1 million, or 132.7%, from R$227.7 million for the nine months ended September 30, 2018. This increase was primarily attributable to (i) organic revenue growth, mainly due to the increase of medical school enrollments from 3,008 medical school enrollments for the nine months ended September 30, 2018 to 6,388 medical school enrollments for the nine months ended September 30, 2019, and (ii) the consolidation of the results of operations of IPTAN, IESVAP, CCSI, IESP, FADEP, FASA and IPEMED, since their respective acquisition dates.

              In our Business Unit 1 segment, net revenue for the nine months ended September 30, 2019 was R$477.6 million, an increase of R$249.9 million, or 109.8%, from R$227.7 million for the nine months ended September 30, 2018. This increase was primarily attributable to the factors discussed above.

              In our Business Unit 2 segment, net revenue for the nine months ended September 30, 2019 was R$56.0 million. We did not have a Business Unit 2 segment prior to March 2019. Our Business Unit 2 net revenue was primarily attributable to the consolidation of the results of operations of Medcel into our financial statements starting on March 29, 2019 following the merger of Medcel into Afya Brazil.

    Cost of services

              Cost of services for the nine months ended September 30, 2019 was R$224.0 million, an increase of R$108.9 million, or 94.7%, from R$115.1 million for the nine months ended September 30, 2018. This increase was primarily attributable to the consolidation of the results of operations of IPTAN, IESVAP, CCSI, IESP, FADEP, Medcel, FASA and IPEMED which resulted in (i) an increase in the number of our faculty members during the period and a corresponding increase in payroll expenses, and (ii) an increase in severance related costs and other costs associated with the downsizing of teaching staff rosters at some of our recently acquired units to take advantage of synergies.

              As a percentage of net revenue, our cost of services decreased to 42.3% for the nine months ended September 30, 2019, compared to 50.5% for the nine months ended September 30, 2018.

              In our Business Unit 1 segment, cost of services for the nine months ended September 30, 2019 was R$206.3 million, an increase of R$91.2 million, or 79.2%, from R$115.1 million for the nine months ended September 30, 2018. This increase was primarily attributable to the factors discussed above.

              In our Business Unit 2 segment, cost of services for the nine months ended September 30, 2019 was R$21.6 million, primarily attributable to the consolidation of the results of operations of Medcel into our financial statements starting on March 29, 2019 following the merger of Medcel into Afya Brazil.

    Gross profit

              As a result of the foregoing, gross profit for the nine months ended September 30, 2019 was R$305.8 million, an increase of R$193.2 million, or 171.5%, from R$112.6 million for the nine months ended September 30, 2018.

              In our Business Unit 1 segment, gross profit for the nine months ended September 30, 2019 was R$271.4 million, an increase of R$158.8 million, or 140.9%, from R$112.6 million for the nine months ended September 30, 2018. In our Business Unit 2 segment, gross profit for the nine months ended September 30, 2019 was R$34.4 million.

    General and administrative expenses

              General and administrative expenses for the nine months ended September 30, 2019 were R$162.1 million, an increase of R$113.8 million, or 235.8%, from R$48.3 million for the nine months ended September 30, 2018. This increase was primarily attributable to (i) the consolidation of the results of operations of IPTAN, IESVAP, CCSI, IESP, FADEP, Medcel, FASA and IPEMED, (ii) an increase in allowance for doubtful accounts expenses, from R$5.9 million for the nine months ended September 30, 2018, to R$13.3 million for the nine months ended September 30, 2019, and (iii) an increase in other general administrative expenses, from R$9.8 million for the nine months ended September 30, 2018, to R$25.7 million for the nine months ended September 30, 2019, mainly related to the integration of acquired companies into our business.

    Operating income

              For the reasons discussed above, operating income for the nine months ended September 30, 2019 was R$144.6 million, an increase of R$77.7 million, or 116.1%, from R$66.9 million for the nine months ended September 30, 2018.

    Finance result

              Finance result for the nine months ended September 30, 2019 was a net finance expense of R$17.1 million, compared to a net finance income of R$4.6 million for the nine months ended September 30, 2018, for the reasons described below.

              Finance income.    Finance income for the nine months ended September 30, 2019 was R$37.8 million, an increase of R$31.0 million, from R$6.8 million for the nine months ended September 30, 2018. This increase was primarily attributable to (i) an increase in income from financial investments of R$10.8 million as a result of an increase in our cash and cash equivalents; (ii) an increase in interest received of R$4.3 million, and (iii) an increase of R$14.5 million in foreign exchange gain mainly related to the gains attributable to the proceeds from our initial public offering.

              Finance expenses.    Finance expenses for the nine months ended September 30, 2019 were R$54.9 million, an increase of R$52.7 million, from R$2.2 million for the nine months ended September 30, 2018. This increase was primarily attributable to (i) interest expenses on lease liabilities of R$23.3 million for the nine months ended September 30, 2019; and (ii) an increase of R$19.5 million in interest expense mainly from accounts payable to the selling shareholders of our acquired companies, and our euro-denominated loan with Itaú Unibanco S.A. entered into in 2018.

    Income before income taxes

              As a result of the foregoing, income before income taxes for the nine months ended September 30, 2019 was R$129.5 million, an increase of R$58.0 million, or 81.0%, from R$71.5 million for the nine months ended September 30, 2018.

    Income taxes expense

              Income taxes expense for the nine months ended September 30, 2019 was R$9.7 million, an increase of R$6.6 million, or 209.2%, from R$3.1 million for the nine months ended September 30, 2018. This increase was primarily attributable to the increase in our taxable profit as a result of the positive impact of our organic growth and the consolidation of the results of operations of IPTAN, IESVAP, CCSI, IESP, FADEP, FASA, Medcel and IPEMED.

    Net income

              As a result of the foregoing, our net income for the nine months ended September 30, 2019 was R$119.8 million, an increase of R$51.4 million, or 75.1%, from R$68.4 million for the nine months ended September 30, 2018.

    Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017

              The following table sets forth our historical consolidated income statement data for the years ended December 31, 2018 and 2017:

	Historical Afya Brazil
	For the Year Ended December 31,
	2018	2017	Variation (%)
	(in R$ millions, except for percentages)
Income Statement Data:
Net revenue	333.9	216.0	54.6
Cost of services	(168.1)	(124.1)	35.5

Gross profit	165.9	91.9	80.4

General and administrative expenses	(70.0)	(45.4)	54.4
Other income, net	0.6	2.8	(78.3)

Operating income	96.4	49.3	95.5

Finance income	10.4	5.2	99.7
Finance expenses	(8.2)	(3.6)	127.4

Finance result	2.3	1.6	39.0

Income before income taxes	98.7	51.0	93.7

Income taxes expense	(4.0)	(2.5)	59.5

Net income	94.7	48.5	95.4

    Net Revenue

              Net revenue for the year ended December 31, 2018 was R$333.9 million, an increase of R$117.9 million, or 54.6%, from R$216.0 million for the year ended December 31, 2017. This increase was primarily attributable to (i) organic revenue growth, mainly due to the increase of medical school enrollments from 2,070 medical school enrollments for the year ended December 31, 2017 to 2,458 medical school enrollments for the year ended December 31, 2018, and (ii) R$82.1 million in revenues contributed by the consolidation of the results of operations of IPTAN, IESVAP, CCSI, IESP and FADEP since their respective acquisition dates in 2018, which added 2,082 medical school enrollments to our total medical enrollments base for the year ended December 31, 2018.

    Cost of services

              Cost of services for the year ended December 31, 2018 was R$168.1 million, an increase of R$44.0 million, or 35.5%, from R$124.1 million for the year ended December 31, 2017. This increase was primarily attributable to the consolidation of the results of operations of IPTAN, IESVAP, CCSI, IESP and FADEP, since their respective acquisition dates in 2018, which resulted in (i) a 72.7% increase in the number of our faculty members, from 983 for the year ended December 31, 2017 to 1,698 for the year ended December 31, 2018, (ii) an increase in severance related costs and other costs associated with the downsizing of teaching staff rosters at some of our recently acquired units to take advantage of synergies, and (iii) a 28.9% increase in lease costs, mainly due to the increase in the number of campuses, from four for the year ended December 31, 2017 to nine for the year ended December 31, 2018, and to a lesser extent adjustments for inflation.

              As a percentage of net revenue, our cost of services decreased to 50.3% for the year ended December 31, 2018, compared to 57.4% for the year ended December 31, 2017.

    Gross profit

              As a result of the foregoing, gross profit for the year ended December 31, 2018 was R$165.9 million, an increase of R$74.0 million, or 80.4%, from R$91.9 million for the year ended December 31, 2017.

    General and administrative expenses

              General and administrative expenses for the year ended December 31, 2018 was R$70.0 million, an increase of R$24.6 million, or 54.4%, from R$45.4 million for the year ended December 31, 2017. This increase was primarily attributable to the consolidation of the results of operations of IPTAN, IESVAP, CCSI, IESP and FADEP, since their respective acquisition dates in 2018, which resulted in (i) a 55.5% increase in payroll expenses from R$21.2 million for the year ended December 31, 2017, to R$32.9 million for the year ended December 31, 2018, mainly due to the increase in our number of employees as a result of the integration of our acquired companies into our business, (ii) an increase in allowance for doubtful accounts expenses, from R$2.9 million for the year ended December 31, 2017, to R$7.7 million for the year ended December 31, 2018, mainly due to higher delinquency rates, which increased from 1.3% of our net revenue in 2017 to 2.3% of our net revenue in 2018, and (iii) a 32.8% increase in other general administrative expenses, from R$21.3 million for the year ended December 31, 2017, to R$29.4 million for the year ended December 31, 2018, mainly related to the integration of our acquired companies into our business.

    Operating income

              For the reasons discussed above, operating income for the year ended December 31, 2018 was R$96.4 million, an increase of R$47.1 million, or 95.5%, from R$49.3 million for the year ended December 31, 2017.

    Finance result

              Finance result for the year ended December 31, 2018 was a net finance income of R$2.3 million, an increase of R$0.7 million, from a net finance income of R$1.6 million for the year ended December 31, 2017, for the reasons described below.

              Finance income.    Finance income for the year ended December 31, 2018 was R$10.4 million, an increase of R$5.2 million, or 99.7%, from R$5.2 million for the year ended December 31, 2017. This increase was primarily attributable to (i) an increase in income from financial investments as a result of an increase in our cash and cash equivalents and an increase in interest rates on our investments, and (ii) the fair value gain of R$1.2 million on our derivative instruments relating to our cross currency interest rate swaps with respect to our euro-denominated loan with Itaú Unibanco S.A.

              Finance expenses.    Finance expenses for the year ended December 31, 2018 was R$8.2 million, an increase of R$4.6 million, or 127.4%, from R$3.6 million for the year ended December 31, 2017. This increase was primarily attributable to (i) an increase in interest expense from accounts payable to the selling shareholders of our acquired companies, and (ii) a foreign exchange expense of R$2.7 million related to our euro-denominated loan with Itaú Unibanco S.A.

    Income before income taxes

              As a result of the foregoing, income before income taxes for the year ended December 31, 2018 was R$98.7 million, an increase of R$47.7 million, or 93.7%, from R$51.0 million for the year ended December 31, 2017.

    Income taxes expense

              Income taxes expense for the year ended December 31, 2018 was R$4.0 million, an increase of R$1.5 million, or 59.5%, from R$2.5 million for the year ended December 31, 2017. This increase was primarily attributable to the growth in our net revenues as a result of the positive impact of our organic growth and the consolidation of the results of operations of IPTAN, IESVAP, CCSI, IESP and FADEP since their respective acquisition dates in 2018.

    Net income

              As a result of the foregoing, our net income for the year ended December 31, 2018 was R$94.7 million, an increase of R$46.2 million, or 95.4%, from R$48.5 million for the year ended December 31, 2017.

Pro Forma Condensed Consolidated Results of Operations

    Year Ended December 31, 2018, Compared to the Year Ended December 31, 2017

              The following table sets forth our unaudited condensed consolidated pro forma statements of income for the years ended December 31, 2018 and 2017:

	Pro Forma
	For the Year Ended December 31,
	2018	2017
	(in R$ millions, except for percentages)
Income Statement Data:
Net revenue	547.6	444.4
Cost of services	(254.8)	(228.6)

Gross profit	292.7	215.8

General and administrative expenses	(158.1)	(148.2)
Other income (expenses), net	(1.6)	(0.1)

Operating income	133.0	67.4

Finance income	18.3	13.5
Finance expenses	(27.5)	(35.2)

Finance result	(9.3)	(21.7)

Income before income taxes	123.7	45.7

Income taxes expense	(7.5)	(4.6)

Net income	116.2	41.1

              Net revenue increased from R$444.4 million for the year ended December 31, 2017 to R$547.6 million for the year ended December 31, 2018. This increase was primarily attributable to an increase of 23.3% in our combined tuition fees from undergraduate courses from R$458.5 million for the year ended December 31, 2017 to R$565.5 million for the year ended December 31, 2018.

              The increase in our revenues from undergraduate courses was primarily attributable to (i) a 17.3% increase in medical school enrollments, from 3,869 enrollments for the year ended December 31, 2017 to 4,540 enrollments for the year ended December 31, 2018, (ii) a 7.5% increase in the average monthly tuition fees we charge our students, from R$2,224 per month for the year ended December 31, 2017 to R$2,390 per month for the year ended December 31, 2018, due to an increase in medical school enrollments relative to our total enrollments base, adjustments for inflation, and an increase in monthly tuition fees we charge new students, and (iii) the effects of adjustments to the discount policies of our acquired companies.

    Cost of services

              Cost of services increased from R$228.6 million for the year ended December 31, 2017 to R$254.8 million for the year ended December 31, 2018. This increase was primarily attributable to (i) an increase in the number of paid teaching hours associated with the maturation of medical schools and some other programs in some of our units, (ii) adjustments for inflation, (iii) an increase in severance related costs and other costs associated with the downsizing of teaching staff rosters at some of our recently acquired units, and (iv) an increase in the sales of residency preparatory courses.

    Gross profit

              As a result of the foregoing, gross profit increased from R$215.8 million for the year ended December 31, 2017 to R$292.7 million for the year ended December 31, 2018.

    General and administrative expenses

              General and administrative expenses increased from R$148.2 million for the year ended December 31, 2017 to R$158.1 million for the year ended December 31, 2018. This increase was primarily attributable to (i) an increase in personnel expenses and consulting services to support acquisitions and other growth initiatives, (ii) an increase in severance related costs and other costs associated with the downsizing of administrative staff in our schools prior to the implementation of our centralized share service center, and (iii) an increase in allowance for doubtful accounts expenses, mainly due to higher delinquency rates in non-medical courses.

    Operating income

              For the reasons discussed above, operating income increased from R$67.4 million for the year ended December 31, 2017 to R$133.0 million for the year ended December 31, 2018.

    Finance result

              Finance result changed from a net finance expense of R$21.7 million for the year ended December 31, 2017 to a net finance expense of R$9.3 million for the year ended December 31, 2018, for the reasons described below.

              Finance income.    Finance income increased from R$13.5 million for the year ended December 31, 2017 to R$18.3 million for the year ended December 31, 2018. This increase was primarily attributable to (i) an increase in income from financial investments as a result of an increase in our cash and cash equivalents and an increase in interest rates on our investments, and (ii) an increase in the fair value of our derivative instruments relating to our foreign exchange swap (on a non-hedge basis) with respect to our euro-denominated loan with Itaú Unibanco S.A. Although this loan is fully hedged, we do not use hedge accounting, so temporary non cash gains may affect our finance results depending on exchange rate fluctuations during a relevant fiscal period.

              Finance expenses.    Finance expenses decreased from R$35.2 million for the year ended December 31, 2017 to R$27.5 million for the year ended December 31, 2018.

    Income before income taxes

              As a result of the foregoing, income before income taxes increased from R$45.7 million for the year ended December 31, 2017 to R$123.7 million for the year ended December 31, 2018.

    Income taxes expense

              Income taxes expense increased from R$4.6 million for the year ended December 31, 2017 to R$7.5 million for the year ended December 31, 2018.

    Net income

              As a result of the foregoing, our net income increased from R$41.1 million for the year ended December 31, 2017 to R$116.2 million for the year ended December 31, 2018.

Unaudited Supplemental Condensed Consolidated Pro Forma Information For The Year Ended December 31, 2017

              The comparability of our results of operations is affected for the periods presented in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" by the Pro Forma Transactions. To supplement the discussion of our historical results of operations for the years ended December 31, 2018 and 2017, we have included unaudited supplemental pro forma condensed consolidated statement of income information for the year ended December 31, 2017. The unaudited supplemental pro forma condensed consolidated statement of income for the year ended December 31, 2017 includes our historical consolidated results of operations and the results of operations of IPTAN, IESVAP, IESP, FADEP and Medcel, after giving pro forma effect to each acquisition and the related financing obtained for the acquisitions of IESP and FADEP as if they had been consummated on January 1, 2017.

              The unaudited supplemental pro forma information for the year ended December 31, 2017 was prepared in a manner comparable to the requirements of Article 11 of Regulation S X, but does not comply with Article 11 in that Rule 11 02(c) of Article 11 does not allow for the presentation of pro forma condensed consolidated statement of income prior to the most recent year. The unaudited supplemental pro forma information for the year ended December 31, 2017 reflects the impact of the Pro Forma Transactions using the assumptions set forth in the notes to the unaudited supplemental pro forma information for the year ended December 31, 2017.

              The following unaudited supplemental pro forma condensed consolidated statement of income for the year ended December 31, 2017 are based on the historical consolidated financial statements of Afya Brazil, appearing elsewhere in this prospectus and give effect of the acquisitions of IPTAN, IESVAP, IESP, FADEP and Medcel by Afya Brazil as if they had occurred on January 1, 2017. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed consolidated financial information.

              Pro forma adjustments were made to reflect:

  •
  the acquisitions of IPTAN, IESVAP, IESP, FADEP and Medcel by Afya Brazil;

  •
  changes in the carrying value of certain assets and liabilities at their estimated fair values at each acquisition date;

  •
  changes in rent expenses resulting from the lease arrangements entered into in connection with each acquisition;

  •
  changes in depreciation and amortization expenses resulting from fair value adjustments to tangible and intangible assets;

  •
  increase in interest expense and changes in foreign exchange rates resulting from additional debt incurred to fund the acquisitions;

  •
  changes in fair value of cross currency interest rate swaps in connection with the euro-denominated loan with Itaú Unibanco S.A. incurred to fund the acquisitions;

  •
  increase in interest expenses resulting from the outstanding accounts payable to the selling shareholders of IESP and FADEP; and

  •
  deferred taxes effects of the pro forma adjustments.

              The unaudited pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is presented for information purposes only. The unaudited pro forma condensed consolidated financial information does not purport to represent what our actual consolidated results of operations would have been had the acquisitions actually occurred on the date indicated, nor they are an indicative of future consolidated results of operations or financial condition. The unaudited pro forma condensed consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our historical consolidated financial statements and the historical financial statements of IPTAN, IESVAP, IESP, FADEP and Medcel appearing elsewhere in this prospectus. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our pro forma condensed consolidated financial information.

              The audited financial statements from which the pro forma condensed consolidated financial information have been derived were prepared in accordance with IFRS. In making your investment decision, you should rely only on the financial information contained in this prospectus.

              The acquisitions of IPTAN, IESVAP, IESP, FADEP and Medcel by Afya Brazil are each accounted for as a business combination in accordance with IFRS 3—Business Combinations, using the purchase method of accounting. The pro forma information presented, including allocation of the purchase price, is based upon our preliminary estimates of the fair value of the assets acquired and liabilities assumed, available information as of this date and management assumptions, and will be revised upon final calculations during the one year measurement period as from each acquisition date. Therefore, the actual adjustments may differ from the pro forma adjustments, and the differences may be material.

              For further detail on the purchase price allocation for the acquisitions of IPTAN, IESVAP, IESP and FADEP, see note 4—Business combinations to the audited consolidated financial statements of Afya Brazil as of and for the years ended December 31, 2018 and 2017 included elsewhere in this prospectus. For further detail on the purchase price allocation for the acquisition of Medcel, see note 4—Business combination to the unaudited interim condensed consolidated financial statements of Afya Brazil as of September 30, 2019 and for the nine months ended September 30, 2019 and 2018 included elsewhere in this prospectus.

 Afya Brazil
Unaudited Supplemental Pro Forma Condensed Consolidated Statement of Income
For the Year Ended December 31, 2017
(amounts in thousands of reais)

	Afya Brazil Historical(1)	IPTAN(2)	IESVAP(3)	IESP(4)	FADEP(5)	Medcel(6)	Pro forma adjustments		Afya Brazil Pro Forma
Net revenue	216,008	30,069	21,032	95,601	27,647	54,027	—		444,384
Cost of services	(124,065)	(16,368)	(2,794)	(49,203)	(15,069)	(12,287)	(8,836)	(7)	(228,622)

Gross profit	91,943	13,701	18,238	46,398	12,578	41,740	(8,836)		215,762

Operating income (expenses)
General and administrative expenses	(45,355)	(7,012)	(5,271)	(22,207)	(6,283)	(25,846)	(36,237)	(8)	(148,211)
Other income (expenses), net	2,755	—	(357)	—	332	(209)	(2,640)	(9)	(119)

Operating income	49,343	6,689	12,610	24,191	6,627	15,685	(47,713)		67,432

Finance income	5,222	256	296	2,316	1,248	1,331	2,859	(10)	13,528
Finance expenses	(3,586)	(397)	(44)	(336)	(1,172)	(1,622)	(28,082)	(11)	(35,239)

Finance result	1,636	(141)	252	1,980	76	(291)	(25,223)		(21,711)

Income before income taxes	50,979	6,548	12,862	26,171	6,703	15,394	(72,936)		45,721

Income taxes expense	(2,500)	(68)	—	(2,515)	(416)	(2,516)	3,420	(12)	(4,595)

Net income	48,479	6,480	12,862	23,656	6,287	12,878	(69,516)		41,126

Attributable to
Equity holders of the parent	45,393						(10,121)		35,272
Non-controlling interests	3,086						2,768	(13)	5,854
Earnings per share
Basic	1.41								0.82	(14)
Diluted	1.41								0.82	(14)
Weighted average shares outstanding
Basic	32,188,884								42,792,372
Diluted	32,188,884								42,792,372

 Notes to Unaudited Supplemental Pro Forma Condensed Consolidated Statement of Income
For the Year Ended December 31, 2017
(amounts in thousands of reais)

(1)
Represents the historical consolidated statement of income of Afya Brazil for the year ended December 31, 2017.

(2)
Represents the historical statement of income of IPTAN for the year ended December 31, 2017.

(3)
Represents the historical statement of income of IESVAP for the year ended December 31, 2017.

(4)
Represents the historical statement of income of IESP for the year ended December 31, 2017.

(5)
Represents the historical statement of income of FADEP for the year ended December 31, 2017.

(6)
Represents the historical statement of income of Medcel for the year ended December 31, 2017.

(7)
Reflects the estimated rent expenses related to the lease arrangements entered into in connection with the acquisition of IESVAP, IESP and FADEP in the amount of R$8,836.

	IESVAP	IESP	FADEP	Total
Estimated rent expenses	1,265	5,894	1,677	8,836
(8)
Reflects the (i) elimination of R$2,640 of expenses from share services and corporate expenses provided by Afya Brazil to IPTAN and IESVAP in the amounts of R$2,097 and R$543, respectively; and (ii) estimated adjustment to depreciation of property and equipment of R$341 resulting from estimated fair value adjustment to property and equipment from the acquisitions of IPTAN, IESVAP, IESP and FADEP; and estimated adjustment to amortization of R$38,536 resulting from estimated purchase price allocation to intangible assets with definite lives, as described below. Pro forma depreciation and amortization totaled R$45,867.

The amounts allocated to intangible assets with definite lives in the purchase price allocation for each acquisition, based upon our preliminary estimates of the fair value, are provided below:

	IPTAN	IESVAP	IESP	FADEP	Medcel		Total
Customer relationships—Medical courses	13,129	680	22,965	2,698	—
Useful lives (in years)	6.0	6.0	6.0	6.0	—
Customer relationships—Other courses	4,503	—	13,348	5,981	24,189
Useful lives (in years)	4.6	—	4.5	4.4	1.3
Tradename	—	—	—	—	15,638
Useful lives (in years)	—	—	—	—	18.8
Education content	—	—	—	—	17,305
Useful life (in years)	—	—	—	—	3.0
Digital platform	—	—	—	—	2,845
Useful life (in years)	—	—	—	—	3.0

Total depreciation and amortization adjustment	(3,167)	(113)	(6,794)	(1,809)	(26,653)	(*)	(38,536)

  (*)
  Comprises the amortization of estimated purchase price allocation to intangible assets with definite lives in the amount of R$26,902, and excludes the historical amortization of R$249 for Education Content and System development (R$151 and R$98, respectively).

(9)
Reflects the elimination of R$2,640 of income from share services and corporate expenses charged by Afya Brazil to IPTAN and IESVAP in the amounts of R$2,097 and R$543, respectively.

(10)
Reflects the estimated adjustment related to changes in fair value of cross currency interest rate swaps in connection with the euro-denominated loan with Itaú Unibanco S.A. incurred to fund the acquisitions represented by a gain in the amount of R$2,859.

(11)
Reflects the estimated adjustments to finance expenses of R$ 28,082, comprised by (i) R$13,054 of foreign exchange rate expense (R$11,578) and interest expense (R$1,476) resulting from additional debt incurred in connection with the acquisition of FADEP; and (ii) interest expense of R$15,028 resulting from the accounts payable to selling shareholders in connection with the acquisitions of IESP and FADEP of R$15,029 (R$10,530 related to the acquisition of IESP and R$ 4,498 related to the acquisition of FADEP).

(12)
Reflects the estimated income taxes effects on the pro forma adjustments using an estimated income tax rate of 4.7%. This rate is not necessarily indicative of our expected future effective tax rate. IPTAN, IESVAP, IESP and FADEP are under the actual profit income tax regime and adhere to PROUNI, which is a Brazilian federal program that exempt companies of paying income taxes and social contribution; except for Medcel that is eligible to the presumed profit income tax regime effect and calculate income taxes as a percentage of gross revenue.

(13)
Reflects the estimated adjustments to net income attributable to the shareholders of Afya Brazil and non-controlling interests as a result of the pro forma adjustments. The pro forma adjustments related to non-controlling interests of IESVAP and IESP are described below:

	IESVAP	IESP	Total
Net income	12,862	23,656
Pro forma adjustments:
Rent expenses	(1,265)	(5,894)
Depreciation and amortization	(131)	(7,119)
Interest expense from accounts payable to selling shareholders	—	(10,530)
Tax effects	—	2,260

Total pro forma net income	11,466	2,373
Non-controlling interest	20%	20%

Pro adjustments for non-controlling interests	2,293	475	2,768

(14)
The following table reflects the pro forma net income and share data used in the basic and diluted pro forma EPS calculations:

December 31, 2017
Numerator
Net income attributable to equity holders of the parent	35,272
Denominator(i)
Weighted average number of outstanding common shares	32,188,884
Number of shares issued in connection with the business combination of Medcel	10,603,488

Pro forma weighted average number of shares	42,792,372

Basic earnings per share (R$)	0.82
Diluted earnings per share (R$)	0.82

  (i)
  Considers the effects from the contribution of the shareholders of Afya Brazil to us in a one-to-28 exchange for the shares of Afya Brazil contributed to us.

Non GAAP Financial Measures

    Reconciliation between Pro Forma Adjusted EBITDA and Pro Forma Net Income For the Year Ended December 31, 2017

              The following table sets forth our Pro Forma Adjusted EBITDA information and reconciliations to our net income for the year ended December 31, 2017. We calculate Pro Forma Adjusted EBITDA for the year ended December 31, 2017 as pro forma net income plus/minus net financial result plus income taxes expense plus depreciation and amortization plus interest received on late payments of monthly tuition fees plus/minus non-recurring expenses. For further information on why our management chooses to use this non GAAP financial measure, and on the limits of using this non GAAP measure, please see "Presentation of Financial and Other Information—Special Note Regarding Non GAAP Financial Measures."

	For the Year Ended December 31, 2017
	Afya Brazil Historical(1)	IPTAN(2)	IESVAP(3)	IESP(4)	FADEP(5)	Medcel(6)	Pro Forma adjustments(7)	Afya Brazil Pro Forma
	(in thousands of reais)
Net income	48,479	6,480	12,862	23,656	6,287	12,878	(69,516)	41,126
Net financial result	(1,636)	141	(252)	(1,980)	(76)	291	25,223	21,711
Income taxes expense	2,500	68	—	2,515	416	2,516	(3,420)	4,595
Depreciation and amortization	4,023	674	214	901	420	758	38,877	45,867
Interest received(8)	3,174	202	160	1,245	987	—	—	5,768
Non-recurring expenses(9):
Expansion projects(10)	524	—	—	—	—	—	—	524
Restructuring expenses(11)	238	27	—	—	—	—	—	265

Pro Forma Adjusted EBITDA	57,302	7,592	12,984	26,337	8,034	16,443	(8,836)	119,856

(1)
Represents the historical consolidated statement of income of Afya Brazil for the year ended December 31, 2017.

(2)
Represents the historical statement of income of IPTAN for the year ended December 31, 2017.

(3)
Represents the historical statement of income of IESVAP for the year ended December 31, 2017.

(4)
Represents the historical statement of income of IESP for the year ended December 31, 2017.

(5)
Represents the historical statement of income of FADEP for the year ended December 31, 2017.

(6)
Represents the historical statement of income of Medcel for the year ended December 31, 2017.

(7)
For an explanation of these pro forma adjustments, see the accompanying notes to the Unaudited Pro Forma Condensed Consolidated Statement of Income for the Year Ended December 31, 2017 in "—Unaudited Supplemental Pro Forma Information For The Year Ended December 31, 2017."

(8)
Consists of interest received on late payments of monthly tuition fees.

(9)
We believe these adjustments are appropriate to provide additional information to investors about certain material non cash, non-recurring items that we do not expect to continue at the same level in the future.

(10)
Consists of expenses related to professional and consultant fees in connection with the opening of new campuses.

(11)
Consists of expenses related to the employee redundancies in connection with organizational restructurings.

    Reconciliation between Pro Forma Adjusted Net Income and Pro Forma Net Income For the Year Ended December 31, 2017

              The following table sets forth our Pro Forma Adjusted Net Income information and reconciliations to our net income for the year ended December 31, 2017. We calculate Pro Forma Adjusted Net Income for the year ended December 31, 2017 as net income plus amortization of customer relationships and trademark plus/minus tax effect. For further information on why our management chooses to use this non GAAP financial measure, and on the limits of using this non GAAP measure, please see "Presentation of Financial and Other Information—Special Note Regarding Non GAAP Financial Measures."

	For the Year Ended December 31, 2017
	Afya Brazil Historical(1)	IPTAN(2)	IESVAP(3)	IESP(4)	FADEP(5)	Medcel(6)	Pro Forma adjustments(7)	Afya Brazil Pro Forma
	(in thousands of reais)
Net income	48,479	6,480	12,862	23,656	6,287	12,878	(69,516)	41,126
Amortization of customer relationships and trademark	—	—	—	—	—	—	32,068	32,068
Tax effect	—	—	—	—	—	—	(1,507)	(1,507)

Pro Forma Adjusted Net Income	48,479	6,480	12,862	23,656	6,287	12,878	(38,955)	71,687

(1)
Represents the historical consolidated statement of income of Afya Brazil for the year ended December 31, 2017.

(2)
Represents the historical statement of income of IPTAN for the year ended December 31, 2017.

(3)
Represents the historical statement of income of IESVAP for the year ended December 31, 2017.

(4)
Represents the historical statement of income of IESP for the year ended December 31, 2017.

(5)
Represents the historical statement of income of FADEP for the year ended December 31, 2017.

(6)
Represents the historical statement of income of Medcel for the year ended December 31, 2017.

(7)
For an explanation of these pro forma adjustments, see the accompanying notes to the Unaudited Pro Forma Condensed Consolidated Statement of Income for the Year Ended December 31, 2017 in "—Unaudited Supplemental Pro Forma Information For The Year Ended December 31, 2017."

Liquidity and Capital Resources

              As of September 30, 2019, we had R$993.5 million in cash and cash equivalents. We believe that our current available cash and cash equivalents and financial investments and the cash flows from our operating activities will be sufficient to meet our working capital requirements and capital expenditures in the ordinary course of business for the next 12 months.

              On February 12, 2019, Afya Brazil entered into a purchase agreement with the shareholders of FASA providing for the acquisition of 90% of FASA by Afya Brazil. The FASA transaction was consummated on April 3, 2019. The purchase price was R$204.5 million, as adjusted in accordance with the terms of the purchase agreement, and to be paid and further adjusted in accordance with the terms of the purchase agreement. FASA contributed 185 undergraduate medical seats to Afya.

              On February 1, 2019, Afya Brazil entered into a purchase agreement for the acquisition of 100% of IPEMED. The IPEMED transaction was consummated on May 9, 2019. The purchase price was R$97.5 million, of which: (i) R$25.0 million was paid in cash through April 2019, (ii) R$27.2 million was paid in cash on the transaction closing date, and (iii) R$45.3 million is payable in five equal installments, adjusted by the CDI rate, and due annually in February 2020, 2021, 2022, 2023 and 2024.

              On August 13, 2019, Afya Brazil acquired 100% of the share capital of IPEC. The acquisition contributed approximately 120 medical seats to Afya. The aggregate purchase price was R$108 million, of which: (i) R$54 million was paid in cash on the transaction closing date, and (ii) R$54 million is payable in two equal installments, adjusted by the CDI rate, and due annually at the end of the first and the second year from the transaction closing date.

              On November 1, 2019, Afya Brazil entered into a purchase agreement for the acquisition of 100% of UniRedentor. The transaction was consummated on January 31, 2020. The aggregate purchase price was R$225 million, of which: (i) R$125 million was paid in cash on January 31, 2020, and (ii) R$100 million is payable in five equal installments through May 2024, adjusted by the CDI rate. The acquisition contributed 112 medical school seats to Afya, with a potential 44 additional medical school seats subject to approval by MEC.

              We do not expect the FASA, IPEMED, IPEC and UniRedentor acquisitions to impact our liquidity and capital resources and we do not intend to use a portion of the net proceeds from this offering to fund any portion of the purchase price for the FASA, IPEMED, IPEC and UniRedentor acquisitions.

              The following table shows the historical generation and use of cash for the nine months ended September 30, 2019 and 2018 and the years ended December 31, 2018 and 2017:

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2019	2018	2018	2017
	(in millions of reais)
Cash Flow Data
Net cash flows from operating activities	230.6	63.9	80.3	39.9
Net cash flows used in investing activities	(275.8)	(28.7)	(262.4)	(22.1)
Net cash flows from (used in) financing activities	961.9	52.3	218.8	(4.1)

    Operating Activities

              Our net cash flows from operating activities (i) increased by R$166.7 million, from R$63.9 million in the nine months ended September 30, 2018 to R$230.6 million in the nine months ended September 30, 2019 and (ii) increased by R$40.4 million, from R$39.9 million in 2017 to R$80.3 million in 2018. Our net cash flows from operating activities were significantly affected by an increase in our revenue and an increase in our operating margin during the period, which was partially offset by an increase in tuition payment delinquencies by non-medical students.

    Investing Activities

              Our net cash flows used in investing activities increased from R$28.7 million in the nine months ended September 30, 2018, to R$275.8 million in the nine months ended September 30, 2019, mainly as a result of payments in the nine months ended September 30, 2019 of (i) R$148.9 million in connection with the acquisitions of subsidiaries, (ii) R$59.6 million in connection with intangible assets, (iii) R$41.7 million in connection with the acquisitions of property and equipment, and (iv) R$27.9 million in connection with payments of accounts payable to selling shareholders.

              Our net cash flows used in investing activities increased from R$22.1 million in 2017 to R$262.4 million in 2018, primarily due to expenditures totaling R$221.3 million, net of cash acquired, in connection with our acquisitions of CCSI, IESP and FADEP in 2018 and R$18.8 million invested in restricted cash in connection with the collateral for the euro-denominated loan agreement entered into with Itaú Unibanco S.A. in November 2018.

    Financing Activities

              Our net cash flows from financing activities in the nine months ended September 30, 2018 was R$52.3 million, compared to a net cash from financing activities of R$961.9 million in the nine months ended September 30, 2019, mainly as a result of R$992.8 million in proceeds from our initial public offering in July 2019, which was partially offset by share issuance costs of R$79.7 million; a R$111.3 million increase in proceeds from capital increases made by shareholders, increase in payments of loans and financing of R$39.1 million, dividends paid of R$47.9 million and payments of lease liabilities of R$27.8 million.

              Our net cash flows from financing activities changed from a net cash used in financing activities of R$4.1 million in 2017, to a net cash from financing activities of R$218.8 million in 2018, primarily due to a capital increase of R$156.3 million and the proceeds from a debt issuance of R$75.0 million in 2018.

    Indebtedness

              As of September 30, 2019, we had outstanding debt, comprised of our loans and financings, in the aggregate amount of R$82.2 million, and lease liabilities of R$282.4 million.

              On November 16, 2018, Afya Brazil entered into a euro-denominated loan agreement with Itaú Unibanco S.A. in the amount of R$75.0 million (equivalent to €17.5 million). The loan accrues interest at a rate per annum equal to 128% of the CDI after applying the hedging swap and is repayable in three equal installments in November 2019, May 2020 and November 2020. The loan agreement contains a financial covenant requiring Afya Brazil to maintain a Net Debt to EBITDA ratio less or equal to 2.2:1.0 during 2018 and 2019 and 1.8:1.0 in 2020. As of the date of this prospectus, Afya Brazil is in compliance with this financial ratio. The loan is secured by a standby letter of credit issued by Itaú Unibanco S.A. in favor of Afya Brazil, with IPTAN and ITPAC Porto Nacional as joint debtors. The standby letter of credit is secured by financial investments held by Afya Brazil, which totaled R$18.8 million as of September 30, 2019.

              On July 23, 2019, Medcel Editora entered into a loan agreement with the Brazilian Projects and Studies Financing Institution (Financiadora de Estudos e Projetos, or FINEP) in the amount of R$16.2 million. The loan accrues interest at a rate equal to the TJLP plus 5% per annum, adjustable to a rate equal to the TJLP plus 0.5% per annum in accordance with the provisions of the loan agreement. The loan is repayable in 73 equal monthly installments, beginning on August 15, 2021 and ending on August 15, 2027.

              For further information on our indebtedness, see note 12.2.1 to the unaudited interim condensed consolidated financial statements of Afya Limited and note 11.2.1 to the audited consolidated financial statements of Afya Brazil, included elsewhere in this prospectus.

Capital Expenditures

              In the nine months ended September 30, 2019 and 2018, we made capital expenditures in property and equipment and intangible assets of R$101.3 million and R$12.6 million, respectively. In the years ended December 31, 2018 and 2017, we made capital expenditures in property and equipment and intangible assets of R$21.7 million and R$21.1 million, respectively. These capital expenditures mainly included expenditures related to the expansion and maintenance of our campuses and headquarters, the integration of our acquisitions, the implementation of our shared services center, and the development of the project that led to the certification of seven new greenfield medical schools as part of the "Mais Médicos" program.

              We estimate that our capital expenditures for 2020 will be approximately R$78.4 million, primarily for the planned construction of seven new campuses as part of our participation in the "Mais Médicos" program, and the ongoing construction of the new IPTAN campus.

              We expect to increase our capital expenditures to support the growth in our business and operations. We expect to meet our capital expenditure needs for the foreseeable future from our operating cash flow, our existing cash and cash equivalents, and with the net proceeds of this offering. Our future capital requirements will depend on several factors, including our growth rate, the expansion of our research and development efforts, employee headcount, marketing and sales activities, the introduction of new features to our existing products and the continued market acceptance of our products.

Tabular Disclosure of Contractual Obligations

              The following is a summary of our contractual obligations as of September 30, 2019 and as of December 31, 2018:

	Payments Due By Period as of September 30, 2019
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
	(in thousands of reais)
Dividends payable	1,331	1,331	—	—	—
Lease liabilities	282,391	35,706	58,735	42,557	145,393
Loans and financing	82,192	55,967	26,225	—	—
Accounts payable to selling shareholders	362,523	158,260	185,922	18,341	—
Trade payables	17,584	17,584	—	—	—
Advances from customers	36,737	36,737	—	—	—

Total	782,758	305,585	270,882	60,898	145,393

	Payments Due By Period as of December 31, 2018
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
	(in thousands of reais)
Capital expenditures—committed	65,000	26,000	39,000	—	—
Operating leases	212,286	28,627	66,937	64,699	52,023
Loans and financing	77,829	26,800	51,029	—	—
Accounts payable to selling shareholders	177,730	88,868	88,862	—	—
Trade payables	8,104	8,104	—	—	—
Advances from customers	13,737	13,737	—	—	—

Total	554,686	192,136	245,828	64,699	52,023

Off Balance Sheet Arrangements

              As of September 30, 2019 and as of December 31, 2018, we did not have any off balance sheet arrangements.

Critical Accounting Estimates and Judgments

              Our consolidated financial statements are prepared in conformity with IFRS. In preparing our audited consolidated financial statements, we make assumptions, judgments and estimates that can have a significant impact on amounts reported in our consolidated financial statements. We base our assumptions, judgments and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions. We regularly reevaluate our assumptions, judgments and estimates. Our significant accounting policies are described in note 3 to the audited consolidated financial statements of Afya Brazil included elsewhere in this prospectus. We believe that the following critical accounting policies are more affected by the significant judgments and estimates used in the preparation of our consolidated financial statements.

    Impairment of non-financial assets

              Impairment exists when the carrying value of an asset or cash generating unit ("CGU") or group of CGUs exceeds its recoverable amount, defined as the higher of its fair value less costs of disposal and its value in use. The fair value less costs of disposal calculation is based on data available from binding sales transactions, conducted at arm's length, for similar assets or observable market prices less incremental costs of disposing of the asset. The value in use calculation is based on a discounted cash flow model, or DCF model. The cash flows are derived from the budget for the next five years and do not include restructuring activities to which we have not yet committed or significant future investments that will enhance the performance of the assets of the CGU being tested. The recoverable amount is sensitive to the discount rate used for the DCF model as well as to expected future cash inflows and the growth rate used for extrapolation purposes. These estimates are most relevant to goodwill and indefinite lived intangible assets recognized by us. The key assumptions used to determine the recoverable amount for the different CGUs, including a sensitivity analysis, are disclosed and further explained in note 10 to the audited consolidated financial statements of Afya Brazil included elsewhere in this prospectus.

    Fair value measurement of financial instruments

              When the fair values of financial assets and financial liabilities recorded in the statement of financial position cannot be measured based on quoted prices in active markets, their fair value is measured using valuation techniques. The inputs into these models are taken from observable markets where possible, but where this is not feasible, a degree of judgement is required to estimate fair values. Areas subject estimation uncertainty include considerations of inputs such as liquidity risk, credit risk and volatility. Changes in assumptions relating to these factors could affect the reported fair value of financial instruments. For further information, see note 12 to the audited consolidated financial statements of Afya Brazil included elsewhere in this prospectus.

    Credit losses on trade receivables

              We recognize an allowance for expected credit losses (ECLs) for trade receivables applying a simplified approach in calculating ECLs. As a result, we do not track changes in credit risk, but rather recognize an allowance for doubtful accounts based on lifetime ECLs at each reporting date. We have established a provision matrix that is based on its historical credit loss experience, adjusted for forward looking factors specific to the debtors and the economic environment. We consider a trade receivable to be in default when contractual payments are 180 days past due. In certain cases, however, we may also consider a financial asset to be in default when internal or external information indicates that we are unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by us. A trade receivable is written off when there is no reasonable expectation of recovering the contractual cash flows. For further information relating to the ECLs on our trade receivables, see note 7 to the audited consolidated financial statements of Afya Brazil included elsewhere in this prospectus.

    Share based compensation

              Estimating fair value for share based compensation transactions requires determination of the most appropriate valuation model, which depends on the terms and conditions of the grant. This estimate also requires determination of the most appropriate inputs to the valuation model including the expected life of the share option or appreciation right, volatility and dividend yield and making assumptions about them. For the measurement of the fair value of equity settled transactions we use the Monte Carlo model for the Afya Brazil share based compensation plan. For further information on the assumptions and models used for estimating the fair value for share based compensation transactions, see note 14(b) to our audited consolidated financial statements and note 15(b) to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

    Provision for legal proceedings

              We are party to proceedings at judicial and administrative levels in the normal course of our business. The provision for legal proceedings is set up for all proceedings assessed as probable losses. The likelihood of loss is assessed based on available evidence, the hierarchy of laws, case law, most recent court decisions and their relevance within the legal system, and the assessment made by outside legal counsel. Provisions are reviewed and adjusted to take into account changes in circumstances, such as statute of limitations, additional exposures identified based on new matters or court decisions.

Recent Accounting Pronouncements

    New standards, interpretations and amendments adopted in 2018

              We started applying IFRS 9—Financial Instruments and IFRS 15—Revenue from Contracts with Customers, beginning on January 1, 2018. For further information, see note 2.5 to the audited consolidated financial statements of Afya Brazil included elsewhere in this prospectus. Other amendments and interpretations were applied for the first time in 2018, but do not have an impact on our audited consolidated financial statements.

    IFRS 9—Financial Instruments

              The IASB issued IFRS 9 relating to the classification and measurement of financial instruments. IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, and this approach replaces the previous requirements of IAS 39. The approach in IFRS 9 is based on how an entity manages its financial assets (i.e., its business model) and the contractual cash flow characteristics of those financial assets. IFRS 9 also amends the impairment criteria by introducing a new expected credit losses model for calculating impairment on financial assets and commitments to extend credit. Further, IFRS 9 includes new hedge accounting requirements that align hedge accounting more closely with risk management. These new requirements do not fundamentally change the types of hedging relationships or the requirement to measure and recognize ineffectiveness but do allow more hedging strategies that are used for risk management to qualify for hedge accounting and for more judgment by management in assessing the effectiveness of those hedging relationships. Extended disclosures in respect of risk management activity for those choosing to apply the new hedge accounting requirements will also be required under the new standard.

              We adopted IFRS 9 from its effective date of January 1, 2018, and it did not have a significant impact on our statement of financial position and equity.

    IFRS 15—Revenue from Contracts with Customers

              IFRS 15 was issued in May 2014, and amended in April 2016. IFRS 15 affects any entity entering into contracts with customers, unless those contracts fall within the scope of other standards such as insurance contracts, financial instruments or lease contracts. IFRS 15 supersedes the revenue recognition requirements in IAS 18, Revenue, IFRIC 13, Customer Loyalty Programmes, and the majority of other industry specific guidance. The standard contains a single model that applies to contracts with customers and two approaches to recognizing revenue: at a point in time or over time. The model features a contract based five step analysis of transactions to determine whether, how much and when revenue is recognized. New estimates and judgmental thresholds have been introduced, which may affect the amount or timing of revenue recognized.

              We adopted IFRS 15 from its effective date of January 1, 2018, and it did not have a material impact on our consolidated financial statements.

    New standards, interpretations and amendments adopted in 2019

    IFRS 16—Leases

              The IASB recently issued IFRS 16 to replace IAS 17 "Leases". This standard introduces a single lessee accounting model and requires a lessee to recognize assets and liabilities for all leases with a term of more than 12 months, unless the underlying asset is of low value. A lessee is required to recognize a right of use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. This standard substantially carries forward the lessor accounting requirements of IAS 17, while requiring enhanced disclosures to be provided by lessors.

              We have adopted IFRS 16 from its effective date on January 1, 2019. For lease agreements meeting the IFRS 16 recognition criteria, we recognized rights of use assets and lease liabilities of R$212.4 million, as of January 1, 2019 using the modified retrospective transition method with cumulative effect on January 1, 2019. For further information, see note 2.3(a) to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

    IFRIC 23—Uncertainty over Income Tax Treatments

              On June 7, 2017, the IFRS Interpretations Committee (IFRS IC) issued IFRIC 23, which clarifies how the recognition and measurement requirements of IAS 12—Income taxes, are applied where there is uncertainty over income tax treatments. IFRIC 23 applies to all aspects of income tax accounting where there is an uncertainty regarding the treatment of an item, including taxable profit or loss, the tax bases of assets and liabilities, tax losses and credits and tax rates. We have assessed the new standard and it did not have significant impacts on our consolidated financial statements.

Material Weaknesses in Internal Controls and Remediation

              In connection with the audit of our consolidated financial statements, we and our independent registered public accounting firm identified material weaknesses as of December 31, 2018. A material weakness is a deficiency, or combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected on a timely basis. The material weaknesses identified relates to our insufficient accounting resources and systems necessary to comply with the reporting and compliance requirements of IFRS and the SEC.

              Since 2018, we have been implementing several measures to remediate these material weaknesses to improve our internal control over financial reporting, including increasing the depth and experience within our accounting and finance team, designing and implementing improved processes and internal controls, and retaining outside consultants with extensive technical expertise. However, we cannot assure you that our efforts will be effective or prevent any future material weakness or significant deficiency in our internal control over financial reporting. See "Risk Factors—Certain Risks

Relating to Our Business and Industry—Material weaknesses in our internal control over financial reporting have been identified, and if we fail to establish and maintain proper and effective internal controls over financial reporting, our results of operations and our ability to operate our business may be harmed."

JOBS Act

              We are an emerging growth company under the JOBS Act. The JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

              Subject to certain conditions set forth in the JOBS Act, if, as an "emerging growth company", we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor's attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO's compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an "emerging growth company," whichever is earlier.

Quantitative and Qualitative Disclosure About Market Risk

              We are exposed to market risks in the ordinary course of our business, including the effects of interest rate changes and foreign currency fluctuations. Information relating to quantitative and qualitative disclosures about these market risks is described below.

    Interest Rate Risk

              Interest rate risk represents the chance that the fair value or future cash flows of a financial instrument will fluctuate due to changes in market interest rates. Our exposure to this risk relates primarily to our investments with floating interest rates. In the first nine months of 2019 and in 2018, we were primarily exposed to fluctuations in CDI interest rates on financial investments classified as cash equivalents and restricted cash and a portion as accounts payable to selling shareholders. Our exposure to cash equivalents and restricted cash indexed to the CDI totaled R$998.6 million and R$76.5 million as of September 30, 2019 and December 31, 2018, respectively. We also have exposure to IGP M and SELIC on the accounts payable to selling shareholders, as presented in the table below.

              We conducted a sensitivity analysis of the interest rate risks to which our financial instruments are exposed as of September 30, 2019 and December 31, 2018. For this analysis, we adopted probable scenarios for future CDI, IGPM, IPCA and SELIC rates, estimating increases and decreases of 75 and 150 basis points, which would impact us as follows:

	Balance as of September 30, 2019	Index—% per year	+75 basis points	–75 basis points	+150 basis points	–150 basis points
	(in thousands of reais, except percentages)
Cash equivalents	976,779	99.7% CDI	7,326	(7,326)	14,652	(14,652)
Restricted cash	21,589	100.1% CDI	164	(164)	328	(328)
Swap—Liability position	(74,986)	128.0% CDI	562	(562)	(1,125)	1,125
Accounts payable to selling shareholders	(111,677)	CDI	(838)	838	(1,675)	1,675
Accounts payable to selling shareholders	(48,532)	CDI	(364)	364	(728)	728
Accounts payable to selling shareholders	(54,574)	CDI	(409)	409	(819)	819
Accounts payable to selling shareholders	(4,583)	IGPM	(34)	34	(69)	69
Accounts payable to selling shareholders	(37,030)	SELIC	(278)	278	(555)	555
Accounts payable to selling shareholders	(106,127)	IPCA + 4.1%	(796)	796	(1,592)	1,592

	Balance as of December 31, 2018	Index—% per year	Base rate	+75 basis points	–75 basis points	+150 basis points	–150 basis points
	(in thousands of reais, except percentages)
Cash equivalents	57,700	99.28% CDI—6.35%	3,666	4,099	3,233	4,532	2,801
Restricted cash	18,810	98.22% CDI—6.29%	1,182	1,323	1,041	1,465	900
FMIT Accounts payable to selling shareholders	8,990	IGPM—7.55%	679	746	611	814	544
IESP Accounts payable to selling shareholders	115,656	CDI—6.40%	7,402	8,269	6,535	9,137	5,667
FADEP Accounts payable to selling shareholders	53,084	SELIC—6.50%	3,450	3,849	3,052	4,247	2,654

              For further information, see note 11.4.1 to the audited consolidated financial statements of Afya Brazil and note 12.4.1 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

    Foreign Exchange Risk

              Our foreign currency risk derives from our euro-denominated loan with Itaú Unibanco S.A., for which we entered into cross currency interest rate swaps instruments to protect against euro currency exchange rate variations. As of September 30, 2019 and December 31, 2018, our exposure to the euro (expressed in reais) totaled R$80.7 million and R$77.8 million, respectively. See note 11.4.1 to the audited consolidated financial statements and note 12.4.1 to the unaudited interim condensed consolidated financial statements of Afya Brazil included elsewhere in this prospectus for a sensitivity analysis of the impact of hypothetical 10% change in foreign exchange exposure on our income or loss before income taxes as of December 31, 2018 and September 30, 2019, respectively.

INDUSTRY

Introduction to Brazil's education environment

              Brazil's education environment has become increasingly open to private capital. At the same time, the government has continued to play an important role through the municipalities, states, and federal government.

    Postsecondary education

              Higher education in Brazil differs significantly from pre secondary education. The majority of higher education schools are under private management and account for approximately 88% (both for profit and nonprofit) of all higher education institutions. Higher education institutions are divided into three categories depending on the number of courses they offer, seniority of the teaching staff, and amount of research they conduct: they can be classified as colleges, university centers or universities. Typical postsecondary programs take between four to six years to complete. While some courses in these programs only occur during a certain period of the day (i.e., morning, afternoon, or evening), others are offered as full day courses. Tuition is paid on a monthly basis, primarily out of pocket by students and their families. Government financing is available, but not easily accessible. The main programs are FIES and PROUNI, which together accounted for 40% of total financing in 2014 prior to more regulated policies in recent years.

Introduction to Brazil's medical education industry

              In Brazil, aspiring physicians apply to medical school following graduation from secondary education. Medical school in Brazil is a six year undergraduate program. Upon graduation, medical students gain a license and can start working as a generalist physician. At this point, they usually consider alternatives to gain a certification for one or more medical specialties.

              The first and most common path to obtaining a medical specialty certification is through a medical residency program. If a candidate chooses the medical residency path, the student must pass an entrance examination referred to as R1 exam administered by each institution offering a residency program. After getting approved by a residency institution, the student then starts the first year of residency with the support of a government study grant throughout the specialization period. If the physician wants to pursue a sub specialty, he or she will need additional years of study, which may or may not require incremental entrance tests.

              Medical professionals that do not choose or fail to be admitted into a residency program can still pursue a medical specialty certification through other alternatives. For instance, a generalist can take the specialist certification exam to become a specialist after meeting a variety of eligibility criteria. Those criteria can include internships, hours of work under supervision of a medical specialist, or hours of study in a certified graduate program, among other methods. Depending on the desired level of medical specialty, it can take four to 10 years for a generalist to meet the criteria and, in this context, graduate programs can be a shorter path to reach eligibility sooner.

              As medical science continues to evolve very rapidly, medical professionals must seek ways to stay up to date on those developments. For that purpose, physicians and other medical professionals tend to use numerous sources of continuing medical education, or CME, including short term programs, scientific paper digests, and medical congresses, among others.

Medical education system: Brazil vs. United States

              While Brazil mandates that students pursue a six year specific undergraduate medical education, a student in the United States must typically earn a four year undergraduate degree prior to applying for medical school. Although no specific undergraduate degree is required, pre medical, biology, and health focused majors are recommended.

              A U.S. student must apply to medical school programs upon finishing his undergraduate degree, typically taking another four years to complete medical school. As is the case in Brazil, the U.S. medical school application process is highly competitive and has historically seen increasing medical course applications. In 2018, 21,622 U.S. students were enrolled out of 52,777 medical school applicants, representing an applicants per enrolled student ratio of 2.4x. Additionally, the number of medical school applicants increased at a 2.7% Compound Annual Growth Rate, or CAGR from 2010 to 2018, according to the Association of American Medical Colleges, or AAMC.

              While Brazilian students have the option to either pursue a medical residency or work as a generalist after graduating, U.S. students are required to go through a residency program after completing medical school to become an authorized physician. To do this, the student must enroll in the National Residency Matching Program, or NRMP, which matches physician applicants to U.S. residency training programs. In 2017, 35,969 U.S. medical school graduates applied for 31,757 residency positions, representing an applicants per enrolled student ratio of 1.2x. To complete the program and become an authorized physician, each student must also pass the United States Medical Licensing Examination, or USMLE.

              The diagram below illustrates the structure and timeline of the Brazilian medical education system relative to the United States:

Source: MEC

Source: Association of American Medical Colleges, or AAMC

Regulatory overview and "Mais Médicos" program

              Medical education in Brazil is subject to regulatory terms that aim to define the supply of medical seats across the country. From 2013 to 2018, the Brazilian government put initiatives in place to increase the number of annual medical school and residency vacancies, which have been recently revised.

              In 2013, Law No. 12,871 defined the protocol for the creation of new medical courses in Brazil to address issues such as the unequal distribution of doctors across Brazilian states. Among the criteria that support the creation of medical schools seats, two relevant aspects are (i) the importance of these new openings in a specified region and (ii) the sufficiency of the current medical infrastructure in both public regional hospitals and in the applicant medical institution in order to obtain government authorization.

              To reduce the shortage of doctors and mitigate the perceived healthcare inequality, the Brazilian federal government implemented a strategic initiative called "Mais Médicos." The program's main objectives included addressing the provision of doctors for primary care in municipalities, strengthening health care infrastructure, and allocating medical workforce to underserved areas.

              According to WHO, from its inception in 2013 until 2018, "Mais Médicos" assigned physicians to over 4,000 municipalities benefiting poorer areas. For example, during that period, 63% of physicians working in this program in northeastern Brazil were assigned to work among the region's poorest municipalities. Until July 2014, 91% of the municipalities in northern Brazil with a shortage of physicians had been provided, on average, almost five physicians per municipality. Studies have demonstrated there was a significant increase, from 62.7% to 70.4%, in the population receiving primary care coverage from 2014 to 2016.

              Regarding academics, "Mais Médicos" implemented short and long term measures to improve the Brazilian medical training system in both quantitative and qualitative ways. Among these measures was the opening of new medical school slots in both undergraduate courses and residency programs. From its creation in 2013 until 2018, "Mais Médicos" reached an annual contribution of 11,400 new student slots in medical schools as well as 12,400 student slots for medical residency.

              With the increase in annual offerings through "Mais Médicos," the MEC announced on April 5, 2018, that the government had decided to freeze the new offering of medical seats for a period of five years. The decision was based on the previously defined target of at least 11,000 annual medical seats, which according to WHO had already been achieved.

Brazilian medical education quantitative assessment

              Given the national regulatory framework, expanding medical seats depends mostly on quality attributes and the need for additional doctors in the given geography. The number of medical seats remained approximately unchanged between 2005 and 2012, but increased at a faster pace from 2012 to 2014 to mitigate the shortage of physicians in the country.

              Over the last five years, "Mais Médicos" has raised the medical seats offerings. From 2013 to 2018, it created approximately 13,000 seats in medical schools throughout the country, which contributed to the increase in enrollment in private medical schools. After recent assessment of current medical seats offered versus planned back in 2013, the number of seat has been held constant at 36,700 by MEC since April 2018.

              From 2010 to 2017, enrollments in private medical schools have increased by 32,270, representing a 5.1% CAGR, compared to an additional 13,717 public medical enrollments during that period.

              According to Demografia Médica, the number of physicians in Brazil increased from 364,757 to 451,777 from 2010 to 2017, representing a 23.9% increase. With that demand in place, a supply of new healthcare professionals is expected to keep growing to keep up with the increased demand for public and private health services.

              By 2023, total physicians in Brazil are expected to increase to 527,059 professionals, implying 2.44 doctors per 1,000 inhabitants, compared to the current level, below 2.2 doctors per 1,000 inhabitants. At the same time, the number of events per doctor is expected to slightly increase, driven primarily by the suppressed demand related to the public sector, with total events per doctor expected to reach 4,665 from the current 4,518.

Projection of the ratio of events per doctor in Brazil (2018 to 2023)

Source: IBGE, Instituto Nacional de Estudos e Pesquisas Educacionais Anísio Teixeira, or INEP, and third-party

              Brazil is not expected to reach an excess supply of physicians through 2028, even considering the increasing number of medical graduation over the next ten years.

Fundamentals of medical education in Brazil

              The medical education market in Brazil is supported mainly by the higher demand for medical courses than the actual seats offering, the low and uneven medical density when compared to the Organization of Economic Cooperation and Development, or OECD average, Brazil's fast aging population, and compelling financial rewards for those seeking to pursue a medical career.

    Brazil's aging population

              Brazil's aging population is expected to drive an increase in demand for physicians and other healthcare service providers. Brazil's aging ratio is twice that of the United Kingdom and three times that of the United States. Compared to 1995, life expectancy at birth is up from 66 years to 76 years, driven primarily by medical and health improvements.

              By 2030, 13.5% of the Brazilian population is expected to be older than 65 years, compared to 7.3% in 2010. Furthermore, in 2060, the percentage of the population of 60 years and older is expected to exceed the number of people of 19 years and under, according to the Instituto Brasileiro de Geografia e Estatística, or IBGE.

 Population distribution by age group—Brazil

Source: IBGE

    Increase of medical services demand

              The long suppressed demand for health services in Brazil is expected to continue to increase given demographic changes in Brazil as well as a larger portion of the population being able to access private healthcare services. As of December 31, 2018, Private Health Insurance penetration in Brazil reached 24.2%, according to data from ANS. This is lower than countries such as Germany, Australia and the United States, which according to the OECD have 33.9%, 54.9% and 63.0% penetration, respectively.

              Even with the expected increase in medical graduation, the demand for healthcare services is expected to surpass the current supply of physicians by medical schools creating a continued demand for medical courses and graduate education.

              According to the OECD, Brazil currently has 2.1 doctors per 1,000 inhabitants, which is considerably below the international average and the average of developed countries, which have been through the demographic changes that are expected to happen in Brazil. For example, according to WHO, Argentina had an average of 4.0 doctors per 1,000 inhabitants in 2017. Considering the projections of a total of 521,106 physicians in 2023 versus Brazil's population growth over the same period, Brazil would have approximately 2.4 doctors per 1,000 inhabitants, which is still below the OECD average.

Doctors per thousand inhabitants, according to selected OECD countries—Brazil, 2018

Source: OECD

    Shortage and distribution of medical professionals in Brazil

              Brazil's low medical density and inequality in physician distribution is illustrated in the figure below. São Paulo and Rio de Janeiro have 2.8 and 3.5 doctors per 1,000 inhabitants, respectively, while the states of Amapá and Maranhão have 1.1 and 0.9 doctors per inhabitant, respectively. The north and northeast regions are the nation's most underserved areas in the country and have been the focus of physicians' assignment by the government. According to "Demografia Médica no Brazil", the national average of physicians per 1,000 inhabitants is 2.1, while the average outside urban capitals is 1.3.

              Even with the expected increase in physicians over the next ten years, Brazil's medical density is expected to continue remain low when compared to developed countries, and is not expected to achieve the average medical density of the OECD.

Distribution of doctors according to Brazilian states—2018

Source: Scheffer M. et al., Demografia Médica no Brasil

    Compelling financial rewards for pursuing a medical career

              One of the notable arguments for pursuing a medical career in Brazil is the financial outcome for the future physician, with higher salaries and fast payback. The main points of view that support the increasing demand for medical education analysis are: (i) nearly 100% employability of medical school graduates in Brazil; (ii) significantly higher salaries for medical school graduates than those enrolled in engineering courses (by approximately 128%), and (iii) a five year post-graduation average payback period.

Source: Instituto de Pesquisa Econômica Aplicada—IPEA, Brazilian Ministry of Labor, third-party.

              Even when considering the comparatively high tuition paid during the six year medical undergraduate program, its above average income after graduation results in an average payback period of four years, a relatively short period compared to other undergraduate education majors.

    Supply and demand imbalance for medical education

              The number of applicants for medical school remained relatively constant from 2014 to 2017, with 196,000 applicants in both years. This compares to a 12.5% CAGR for the increase of seats openings for medical schools in the same period. Although the students seats have been increasing at higher rates, there remains a significant gap between the demand and supply of medical education, which is expected to drive continued competitiveness in medical entrance exams.

Applicants/openings for medical schools

Source: INEP, SISU, third-party. 2017-2023 figures are projections.

 Total openings for medical school (in thousands)

Source: INEP, SISU, third-party. 2018 2023 figures are projections.

              With future residency slots expected to remain virtually unchanged over the upcoming years and an occupancy rate of approximately 60% of current residency seats available as of 2017, increased competitiveness is expected in residency programs.

Applicants/openings for medical residency

Source: MEC. 2019 2023 figures are projections.

    Expansion in graduate programs and CME

              The number of public and private medical graduate courses is not measured by any institution, as it is developing and growing as residency slots become increasingly restricted. Typically educational institutions partner with hospitals to provide the adequate infrastructure for teaching students. Unlike residencies, students pay out of pocket monthly tuition of around R$4,000, according to a third-party consulting firm. These are usually one to two year courses and there is currently no government student financing for this segment.

              Both graduate and other CME courses are expected take advantage of the increasing graduation rates in Brazil, which is expected to add more than 130,000 new physicians over the next five years, in addition to current 454,848 doctors that are expected to continue to access this market.

Projection of the number of doctors in Brazil (2018 to 2023)

Source: Scheffer M. et al., Demografia Médica no Brasil 2018, third-party.

    Technological innovation driving enhancements to medical education

              Technology has played a central role in shaping the medical profession. However, regulations coupled with restrictive characteristics of medical education hinder the ability of undergraduate distance learning programs to expand in Brazil. However, the residency preparatory market has rapidly shifted towards a more technological approach. Tech enabled features are promoting distance learning to spread within the sector, primarily because it facilitates enhanced student access to educational content.

              By eliminating the necessity of physical presence, both the market and the penetration rate are expected to expand. For these reasons, information and communication technology services in the education market are expected to grow from US$83.2 billion in 2019 to US$99.0 billion in 2023 worldwide, representing a 4.4% CAGR, according to Technavio. North America accounted for 40.6% of this market in 2018, indicating room for international expansion. In contrast, South America comprised 6.0% of the market in 2018 and is expected to grow at a 7.0% CAGR until 2023.

Market assessment and forecasts on medical education

    Medical schools

              There are currently 337 medical schools in Brazil, of which 60% are private and 40% are governmentally run, according to MEC. In terms of students seats, the relative distribution is comparable: 68% are private while 32% are governmentally run. The market is also highly fragmented. A student that begins a medical school program at the age of 18 would typically be expected to complete the program at 24 years old.

              The medical schools segment shows that the current supply of students seats in medical courses has not been sufficient to service the growth in demand for medical education in Brazil. The total number of enrolled medical students in private schools reached 108,000 in 2018 and is expected to increase to approximately 166,000 in 2023, assuming there will not be new openings by the government in the next five years.

Total students enrolled in private universities (in thousands)

Source: INEP, third-party. 2019 2023 figures are projections.

              With the increasing demand creating a favorable scenario for medical school tuition, a rise in the average current tuition is expected to post a 5.1% CAGR in the next five years, reaching R$119,000 in 2023 according to a third-party consulting firm. Both increases in number of enrolled students and average tuition support a market 14.9% CAGR between 2018 and 2023, implying that the current R$10 billion market would grow to become a R$19.8 billion market by 2023.

    Residency and preparatory courses

              The number of medical residency student slots available each year is regulated by the MEC and the Ministry of Health. Only hospitals are allowed to offer residency slots and no educational institution does it unless it has its own teaching hospital. Each student receives a scholarship from the government for the duration of their residency (from one to two years). Given the perceived lack of funding from the government, the number of residency students seats is expected to remain approximately unchanged in the future.

 Openings for medical residency (in thousands)

Source: MEC. 2019 2023 figures are projections.

              According to Demografia Médica, in 2017, there were 790 hospitals that offered residency programs. The market is fragmented and the number of students' seats varies depending on the specialty the physician is looking for. In 2018, four main areas of interest corresponded to the first choice of approximately 40% of recently graduated students applying to residency programs. A student that begins a medical residency program at the age of 24 would typically be expected to complete the program at 26 or 27 years old, depending on the student's chosen specialty.

              Assuming that 80% of the students enrolled in the fifth and sixth years of medical schools have the interest in taking the R1 test and that the R3 students will continue to grow at current rates, the preparatory courses segment is expected to grow from its current market size of R$1.0 billion to approximately R$2.4 billion by 2023, at a 18.7% CAGR.

    Graduate programs

              Similar dynamics affect the graduate segment, in which a student that begins a graduate program at the age of 24 would typically be expected to complete the program at 26 or 27 years old, depending on the chosen course. Graduate courses are expected to benefit from the increase in new physicians graduating over the coming years, and have an average duration of 2 to three years. The current graduate market accounts for a total of R$3.7 billion and is expected to grow at a 13.5% CAGR until 2023. According to a third-party consulting firm, the implied applicant/opening ratio for medical residency programs was 4.3 in 2018.

              This increase is primarily supported by the continuing need for specialization, which is expected to raise the current 77,000 students to approximately 118,000 students by end of 2023. A factor that supports the demand is the possibility of a student to pursue more than a single specialization along their career. In line with the increasing number of enrollments, the demand for specialization is expected to see price increases during the same period, implying a CAGR of 4.0%.

Specialization students (in thousands)

Source: MEC, third-party. 2019 2023 figures are projections.

    CME

              Doctors and other medical professionals are expected to continuously educate themselves on evolving developments within their practice throughout their careers. Consequently, the CME market in Brazil is expected to experience an increase in demand as the number of medical school graduates increases. The total number of physicians in Brazil is expected to increase from approximately 450,000 in 2018 to approximately 530,000 in 2023.

Total physicians in Brazil (in millions)

Source: Scheffer M. et al., Demografia Médica no Brasil 2018, third-party. 2019 2023 figures are projections.

              With both expected growth in the number of physicians between 2018 and 2023 and a tuition adjustment over this period, the CME market is expected to reach a total value of R$2.4 billion by 2023, compared to R$1.6 billion in 2018, implying an 8.5% CAGR. The increase is also supported by the need for continued education on new technologies and procedures, two recurring topics in the medical education segment.

              Another important element to the CME market is that it is currently not mandatory for doctors to regularly take CME courses. We expect this to change and become more in line with other countries, where physicians must show their respective medical associations that they are up to date.

    Other health non-medical school programs

              Other health-related undergraduate courses which include dentistry, pharmacy, nutrition, physiotherapy, psychology, nursing, and physical education, enrolled a total of 1.3 million students in 2018, representing a R$17 billion market. Although the impact of regulation and macroeconomic factors are comparable to those of medical school programs, fundamentals of other health non-medical school programs differ from those of medical schools because of consumer preferences, and the number of students is expected to remain flat. For health-related non-medical schools, average tuition growth rates are expected to be in line with consumer inflation. These other health-related courses are expected to grow at a 13.2% CAGR between 2018 and 2023, reaching a total addressable market of R$31.8 billion.

Non-medical health students enrolled (in millions)

Source: INEP, third-party. 2019 2023 figures are projections.

    Total health education market potential

              Considering all medical segments combined, there was an addressable market related to medical careers of approximately R$16.4 billion as of December 31, 2018 and encompassing over 700,000 lifelong medical learners, comprised of:

  •
  a R$10.0 billion addressable medical school market, calculated as (i) the number of medical student enrollments totaling 108,000, based on historical enrollment trends and the addition of new medical schools seats (as published by the MEC), multiplied by (ii) the estimated R$92,400 average annual tuition per student, based on an average of the annual tuition fees charged by private medical schools in Brazil;

  •
  a R$1.0 billion addressable residency preparatory courses market, calculated as (i) the number of medical residency candidates totaling 71,000, based on historical medical school graduation records and the number of medical school residency candidates (as published by the MEC), multiplied by (ii) the estimated R$15,000 average annual course fees per candidate, based on an average of the annual course fees charged by the four largest residency preparatory course providers in Brazil;

  •
  a R$3.7 billion addressable medical specialization courses market, calculated as (i) the number of physicians seeking specialization courses totaling 76,600, based on historical medical school graduation and medical specialization course enrollment records (as published by the MEC), multiplied by (ii) the estimated R$48,800 average annual course fees per physician, based on an average of the annual course fees charged by the four largest medical specialization course providers in Brazil; and

  •
  a R$1.6 billion addressable continuing medical education (CME) market, calculated as (i) the number of physicians seeking CME courses totaling 454,848, based on the number of active physicians in Brazil (as published by the Brazilian Medical Association (Associação Médica Brasileira)), multiplied by (ii) the estimated R$3,500 annual average amount spent per physician on CME courses, based on the findings of a primary survey conducted by a third-party consulting firm.

              The total addressable market is expected to grow to R$31.6 billion and to over 910,000 lifelong medical learners by 2023. If the other health-related non-medical courses are added to this figure, the addressable market increases to R$34.3 billion in 2018 and a projected R$64.9 billion in 2023.

REGULATORY OVERVIEW

              The Brazilian Constitution establishes education as a right for all citizens and a duty of the State and the family. Accordingly, the government is required to provide all Brazilian citizens with access to free primary education with compulsory attendance. Private investment in education is permitted as long as entities providing education services comply with the applicable rules and regulations.

              The Brazilian education system is organized under a cooperative management among federal, state and municipal governments. The federal branch is required to organize and coordinate the federal educational system in order to guarantee equal opportunity and quality of education throughout Brazil. The states and the Federal District are required to focus on secondary education, while municipalities are responsible for providing preprimary school and primary education.

              Private Higher Education Institutions are part of the federal educational system and their activities are regulated by the federal government, and universities have didactic, scientific and administrative autonomy as provided by the Brazilian Constitution.

              Additionally, Law No. 9,394 of December 20, 1996, named by National Education Guidelines Law (Lei de Diretrizes e Bases da Educação, or LDB) provides the guidelines for the provision of educational services in Brazil and sets forth the federal government's duty to, among others: (1) coordinate the national education system; (2) prepare the National Education Plan; (3) provide technical and financial assistance to the states, the Federal District and municipalities; and (4) define, in cooperation with other federal entities, the responsibilities and guidelines for primary and secondary education, with the federal government's priority in postsecondary education, issuing rules and regulations regarding undergraduate and graduate programs, and carrying out the activities relating to the accreditation of institutions, authorization and recognition of courses and monitoring and evaluation of the educational system as a whole.

              In addition, the federal government, through Law No. 10,172 of January 9, 2001, implemented the first National Education Plan (Plano Nacional de Educação, or PNE), with a duration of ten years from the date of its publication. The PNE established objectives for postsecondary education to be met by all branches of government. The primary goal was to offer postsecondary education to at least 30% of the population aged 18 to 24 by 2010. After the expiration of the first PNE, a new plan was enacted and the objectives were revised for the period of 2014 to 2024, consolidated by Law No. 13,005 of June 25, 2014.

              The new goals consist of: (1) increasing postsecondary education enrollment rates to 50% of the population aged 18 to 24; (2) increasing the quality of postsecondary education by raising the proportion of academic staff with masters degrees and doctorates degrees to 75%, of which at least 35% shall be doctorates; and (3) increasing progressively stricto sensu postgraduate programs. Such goals apply to each federation territory, and provide orientation for the private education sector.

              Finally, each of the federal, state and municipal governments are required to prepare a ten year education plan and to establish policies, guidelines and objectives applicable to the segment of the Brazilian education system over which it has responsibility.

Postsecondary Education

              The postsecondary education sector is subject to comprehensive government regulation. Its purpose is to ensure the quality of educational services, through evaluations of the ability of educational institutions to meet minimum standards established by CNE and approved by MEC. This evaluation includes the analysis of pedagogical projects, the infrastructure of Higher Education Institutions, or HEIs, and their academic staff and the results of such evaluations are considered in the proceedings for opening new units and new courses.

              Therefore, activities and courses offered by HEIs in Brazil depend on authorizations and are subject to ongoing regulation, guided by the results of quality assessments. The federal responsibility to regulate, monitor and evaluate postsecondary education institutions and programs is exercised by the MEC, the CNE, the INEP and the CONAES.

    Ministry of Education (MEC)

              MEC is the highest authority for postsecondary education within the Brazilian national education system, whose competence consists, among other prerogatives, of the following: (1) confirming CNE's accreditation decisions for postsecondary education institutions; (2) confirming evaluation systems and criteria adopted by the INEP; (3) confirming opinions and regulation proposals from the CNE; (4) issuing rules and instructions for compliance with laws, decrees and regulations pertaining to education issues; and (5) regulating and monitoring the postsecondary education system through its secretariats.

    National Education Council (CNE)

              CNE is a consulting and decision making body monitored by the MEC, collectively comprised of the Chamber of Primary and Secondary Education, or CEB, and the Chamber of Postsecondary Education, or CES, each composed of twelve members appointed by the President of Brazil.

              CNE is required, among other responsibilities, to: (1) issue regulations to implement MEC's guidelines, as well as advise and support MEC in its activities and decisions; (2) decide on accreditation applications and renewals from postsecondary education institutions engaged in distance learning, based on the opinion of the relevant secretariats; (3) propose guidelines and deliberate on the preparation of the evaluation instruments for accreditation and re accreditation of institutions to be elaborated by INEP; (4) issue guidelines to be observed by SERES for accreditation and re accreditation of universities, university centers and colleges; (5) determine, through the CES, the inclusion and exclusion of course designation from the catalog of advanced technology courses; (6) rule on appeals of decisions issued by SERES, CEB or CES; and (7) analyze and propose questions regarding the application of postsecondary education legislation to the MEC.

    Anísio Teixeira National Institute for Educational Research (INEP)

              INEP is a federal body linked to the MEC whose main responsibilities are, among others, to: (1) design, plan, coordinate and operationalize actions for the evaluation of HEI, undergraduate courses and government schools, as well as the National Student Performance Examination, or ENADE, the examinations and assessments of undergraduate students; (2) design, plan, coordinate, operationalize and evaluate indicators related to postsecondary education resulting from examinations and inputs from official databases, the establishment and maintenance of databases of specialized evaluators and collaborators, including the appointment of evaluation committees; (3) prepare and submit to MEC the instruments for external evaluation (in loco), in accordance with the guidelines proposed by the SERES and by other competent bodies; (4) design, plan, evaluate and update the indicators for the external evaluation instruments in place, in accordance with the guidelines proposed by CONAES; (5) chair the Technical Committee for Evaluation Monitoring; and (6) plan, coordinate, operationalize and evaluate the actions necessary to achieve its objectives.

    National Higher Education Evaluation Commission (CONAES)

              CONAES is a coordination and monitoring body of the National Higher Education Evaluation System, or SINAES, monitored by MEC, comprised of a President and thirteen members, including one representative of the INEP, one representative of the Fundação de Coordenação de Aperfeiçoamento de Pessoal de Nível Superior (Foundation for the Coordination of Improvement of Postsecondary

Education Personnel, or CAPES), three representatives of the MEC (one of which must come from the body responsible for the regulation and monitoring of postsecondary education), one representative of the student body of postsecondary education institutions, one representative of the academic staff of postsecondary education institutions, one representative of the administrative body of postsecondary education institutions, and five members appointed by the Minister of Education, with distinguished scientific, philosophic and artistic knowledge and proven expertise in postsecondary evaluation or management.

              Among other activities CONAES is required to: (1) propose and evaluate the dynamics, procedures and mechanisms for institutional evaluation, courses and student performance; (2) establish guidelines for the organization of evaluation committees, analyze reports, prepare opinions and submit recommendations to the competent bodies; (3) formulate proposals for the development of HEIs, based on the analysis and recommendations produced in the evaluation processes; (4) communicate with the state educational systems, with the aim to establish common actions and criteria for the evaluation and supervision of postsecondary education; and (5) annually submit for approval by the Minister of Education the list of courses for which students will apply for the ENADE.

Organization of Postsecondary Education Institutions

              In order to allow postsecondary education institutions to fulfill their objectives, the LDB also provides that postsecondary education includes the following programs:

  •
  Undergraduate courses, including traditional and technological undergraduate courses, offering specific training and diplomas to students, open to candidates who have completed high school or equivalent and who have been approved in the respective selection or entrance examinations;

  •
  Post-graduate courses, including master and doctoral degrees, specialization courses, further training courses and others, open to candidates who hold a diploma in an undergraduate course and who meet the requirements laid down by educational institutions; and

  •
  Extension courses, understood as any academic, technical or cultural activity that is not included as an integral and compulsory part of the undergraduate and postgraduate curriculum, in which the students receive certificates. Such courses are open to candidates who meet the requirements established in each case by educational institutions.

              According to the LDB, postsecondary education can be provided by public or private institutions. A private postsecondary education institution must be controlled, managed and supported by an individual or a legal entity with responsibility for financing its supported entities. Postsecondary education institutions may be supported by for profit or non-profit private institutions, or supporting entities, as follows:

  •
  Private in the strict sense:  private for profit institutions created and maintained by one or more private individuals or legal entities;

  •
  Community:  incorporated by groups of individuals or by one or more legal entities and that include representatives of the community in their organizational structure;

  •
  Confessional:  incorporated by groups of individuals or by one or more legal entities that meet the specific confessional and ideological orientation and that include representatives of the community in their organizational structure; or

  •
  Philanthropic, in the form of the applicable regulations.

              According to their organization and academic prerogatives, postsecondary education institutions can be:

  •
  Colleges:  colleges are public or private HEIs offering postsecondary programs in one or more areas, maintained by a single supporting entity and with isolated management and direction. Colleges are allowed to offer programs along several levels, namely bachelors', associate's, specialization and graduate programs (master's and doctorate degrees). Colleges have minimum requirements with regard to qualification of faculty members and their labor practices, and cannot establish new campuses, courses, or spots without prior authorization from MEC;

  •
  University Centers:  university centers are public or private education institutions offering several bachelors', associate's and graduate programs, and are expected to provide appropriate work conditions, education and qualification opportunities for their professors. To be considered a university center, the institution shall comply with such requirements: (1) at least one fifth of the faculty members of a university center must hold a master's or doctorate degree; (2) at least one third of the faculty members must work on a full time basis; (3) at least eight undergraduate courses shall be recognized and have obtained a satisfactory concept in the on-site external evaluation carried out by INEP; (4) have an institutionalized extension program in the areas of knowledge covered by their undergraduate courses; (5) have a scientific initiation program with a project supervised by doctoral or masters professors, which may include programs of professional or technological initiation and initiation to teaching; (6) have obtained an Institutional Concept, or CI, greater than or equal to four in the on-site external evaluation performed by INEP; and (7) have not been penalized as a result of an administrative supervision process in the last two years; or

  •
  Universities:  universities are public or private education institutions offering several postsecondary programs, continuing education and research development. Like University Centers, certain requirements for university re accreditation must be observed, namely: (1) one third of the academic staff is hired on a full time basis; (2) one third of the faculty members must have a master's or doctoral degree; (3) at least sixty percent of the undergraduate courses shall be recognized and have a satisfactory concept obtained in the evaluation proceedings carried out by INEP; (4) have an institutionalized extension program in the areas of knowledge covered by their undergraduate courses; (5) have a scientific initiation program with project supervised by doctoral or masters professors, which may include programs of professional or technological initiation and initiation to teaching; (6) have obtained CI greater than or equal to four in the external evaluation carried out by INEP; (7) regularly offer four master's degree courses and two PhD courses recognized by MEC; and (8) have not been penalized as a result of an administrative supervision process in the last two years.

              The LDB provides that the following powers are granted to universities and university centers in the exercise of their autonomy, amongst others: (1) to create, organize and discontinue postsecondary education programs on their premises, subject to the applicable regulation; (2) to establish the curricula for programs, subject to the applicable general guidelines; (3) to establish plans, programs and projects in connection with scientific research, artistic production and extracurricular activities; (4) to establish the number of student offerings available; and (5) to create and change their bylaws in accordance with the applicable general rules, as well as to award degrees, diplomas and other certificates.

Distance Learning

              Distance learning in Brazil is regulated by article 80 of the LDB, by Decrees 9,057 and 9,235, both of 2017, by Ordinances No. 11 and 23, both of 2017, and CNE's Resolution No. 1, of 2016.

              Distance learning is defined as the educational method in which didactic and pedagogic processes are conducted through information and communication media and technologies, with students and teachers interacting in educational activities while located in different locations or at different times.

              Pursuant to the applicable regulations, distance learning is subject to different factors compared to traditional methods, including: (1) reduced transmission costs in commercial channels of sound and audiovisual broadcasting; (2) concession of channels with exclusive educational purposes; and (3) minimal time reservation, with no onus on the public authorities, by the concessionaries of commercial channels.

              Distance learning can be offered at the following levels and as part of the following educational methods: (1) primary and secondary education, as long as it is used only to supplement learning processes or in emergency situations; (2) education for young people and adults, according to specific legal criteria; (3) special education, according to specific legal criteria; (4) professional education, covering technical programs at the secondary level and technological programs at the postsecondary level; and (5) postsecondary education, covering graduation, master's programs, specializations, and doctorate studies.

              Graduation courses (bachelor's, licentiate and technological) may be offered using distance learning methods whenever a postsecondary institution is regularly accredited by the MEC for this purpose.

              Pursuant to Decree No. 9,057, 2017, institutional accreditation and reaccreditation, as well as the authorization and recognition of courses and their renewal will be subject to on-site evaluation, with the aim to verify the existence and suitability of the method, infrastructure, technology and personnel that may enable the execution of the activities provided in the Institutional Development Plan (PDI) and Pedagogical Project of the Course (PPC).

              HEIs accredited for the offering of postsecondary education in the distance modality that hold autonomy prerogatives (universities and university centers) do not require authorization for operation of the postsecondary course in the distance modality, but shall inform the MEC about the offering of the course within 60 days of the date of creation of such course, for the purposes of supervision, evaluation and recognition. Also, HEIs accredited must inform MEC about the creation of distance learning supporting units and the alteration of their addresses.

              Although distance learning is defined by the absence of direct contact between students and teachers, there are activities that must be conducted on-site, such as tutorials, evaluations, internships, professional practice, laboratory and dissertation defense, which are to be provided in the educational and development projects of the institution and the course. Accordingly, the distance learning institutions must provide the necessary infrastructure for the students to conduct those activities, using the headquarters of the education institution or smaller supporting units throughout the country. Distance learning supporting units are no longer subject to on-site evaluation or required to obtain prior authorization of MEC in order to be set up or operated. Pursuant to Ordinance No. 11/2017, such units can be created by unilateral decision of the institution itself.

              Distance learning courses and programs must be projected with the same defined duration for the respective on-site courses. The evaluation of performance of students for the purposes of promotion, conclusion of the course and obtainment of diplomas and certificates must be conducted through the conclusion of the programmed activities and on-site exams by the accredited HEI, following procedures and criteria defined in the respective PPC.

              The evaluation of the distance learning courses is performed in a very similar manner as the evaluation of on-site courses. In the event of any irregularity or noncompliance with any of the previously established condition set by MEC, the competent body may initiate an administrative proceedings that may result in one or more penalties, such as: (1) forfeiture of accreditation or reaccreditation to operate as a distance learning institution; (2) intervention; (3) temporary suspension of autonomy prerogatives; (4) initiate reaccreditation proceedings; (5) reduction of available vacancies within courses; (6) temporary suspension of new students admissions; and (7) temporary suspension of courses offering.

              Diplomas and certificates for distance learning courses and programs from accredited institutions are valid throughout the national territory and institutions are not entitled to set different criteria for diplomas issued for distance learning courses and those issued for on-site courses.

              Distance learning courses may be offered only by HEIs that hold specific accreditations for this purpose. It is MEC's responsibility to promote the accreditation acts of postsecondary institutions. To act outside the institution's local geographic reach, the institution shall require an extraterritorial accreditation to the MEC.

              Institutional accreditation for distance learning courses or programs requires periodic renewal. Also, the accredited institution must initiate the authorized coursework within 24 months from the accreditation, and if the institution does not implement the authorized activities in such timeframe, it will be subject to an administrative proceeding that may result in the cancelling of the given authorization.

              Pursuant to Decree No. 9,057/2017, postsecondary courses may be offered in the distance learning modality through a partnership between an accredited distance learning HEI and another company. In this case, applicable regulations establish that educational activities must be conducted in the facilities of the accredited HEI, which will be responsible before MEC for the regularity of the teaching and learning processes. Accordingly, the HEI must inform MEC of its partnerships, describing their purpose and most relevant aspects, in order for MEC to be able to assess eventual irregularities.

              In any case, distance learning courses and programs are subject to the evaluation rules of the SINAES in the same manner that on-site courses are.

Regulatory Processes of Postsecondary Education Institutions

    Accreditation of Postsecondary Education Institutions and Authorization and Recognition of Courses

              A postsecondary education institution is initially accredited as a college. The accreditation as a university or university center is only granted after the institution has operated as a college and met satisfactory quality standards, including positive assessments in the SINAES. In addition, the HEI must fulfill other legal requirements that could vary according to the respective category, such as the requirement that a certain percentage of faculty members meet minimum graduation standards (i.e. a doctorate or masters degree), and specific types of labor regimes.

              The application for qualification of a postsecondary education institution must be supported by various documents, including:

  •
  Supporting entity:  (1) incorporation documents, duly registered with the competent body, evidencing its existence and legal capacity, in accordance with civil legislation; (2) proof of registration in the National Taxpayer's Registry (CNPJ); (3) certificates of tax and social security compliance; (4) proof of ownership of assets capable of supporting the education institution; (5) financial statements; and (6) consent form executed by the supporting entity's legal representative, vouching for the veracity and regularity of the provided information and the financial capability of the supporting entity; and

  •
  Postsecondary education institution:  (1) proof of payment of the on-site evaluation fee related to the external evaluation to be performed by INEP; (2) PDI; (3) bylaws and internal regulations; (4) identification and qualification of managers, with a description of their academic and administrative experience; (5) receipt of regularity and availability of the teaching facilities; (6) plan of accessibility assurance, pursuant to the regulation and followed by a technical report by a competent professional or public body; and (7) compliance with the legal requirements related to the safety of the building, including having an escape route in case of fire, proved by a specific report issued by the competent public body.

              In relation to the accreditation process of a new postsecondary educational institution and linked course authorizations, MEC may issue a temporary accreditation act to expedite the operation, pursuant to article 24 of Decree No. 9,235/2017, as long as the supporting entity complies with all the following requirements:

  •
  all self-supporting postsecondary education institutions have ben reaccredited in the last five years obtaining an average Institutional Score (Conceito Institucional) greater or equal to 4;

  •
  none of its postsecondary education institutions have been subject to administrative penalties by MEC in the last two years; and

  •
  the courses to be offered by the new postsecondary institution, which are limited to a maximum of five courses, must already be offered by other institutions supported by the same supporting entity and duly recognized by MEC in the last five years with a Program Score (Conceito de Curso) greater or equal to 4.

              Following the initial accreditation as a postsecondary education institution, colleges depend on authorization issued by MEC to offer postsecondary education courses. Within their autonomy, universities and university centers do not depend on authorization by the MEC to create the majority of postsecondary education courses and campuses in the same city as its headquarters, except for medicine, dentistry, psychology, nursery and law courses, which necessarily must be previously authorized by MEC. In any other cases, institutions are required to inform the MEC about the programs they offer for purposes of monitoring, evaluation and further recognition. In addition, Ordinance No. 328/2018 enacted by MEC suspended the opening new undergraduate courses in medicine until 2023.

              In the authorization for postsecondary on-site courses of the federal education system the external in loco evaluation can be waived after documentary analysis if the following requirements are met: (1) having an Institutional Score (Conceito Institucional) greater than or equal to 3; (2) absence of a supervision process; and (3) the institution offers other courses in the same area of knowledge which meet the minimum evaluation standards.

              Requesting authorization for a course must be supported by the following documents, among others: (1) proof of payment of the on-site evaluation fee; (2) the PPC, outlining the number of students, classes, description of the program and other relevant academic elements, and describing the facilities, technology and staff for the distance learning support units, if applicable; (3) list of faculty members, together with the relevant agreements entered into with the education institution, together with their respective titles, working hours and work regime; and (4) proof of availability of the teaching facilities.

              Universities and university centers may also apply for the accreditation of a campus not located in the same city as its headquarters, provided that it is located in the same state. Such campuses and programs must integrate the same set of universities or university centers and will only enjoy autonomous prerogatives if there is compliance with the same headquarters requirements and if a high quality degree is shown, through an average Institutional Score (Conceito Institucional) greater or equal to 4. Therefore, even in the case of universities or university centers, prior authorization from the MEC is necessary to create any courses on campuses not located in the same city as the university's headquarters.

              Once authorization for a given program has been issued, postsecondary education institutions, including university centers and universities, must also file a request for the recognition of the program as a condition for the national validation of the respective diploma. The requirement must be filed with MEC after the midway point of the term established for the completion of the corresponding program and three quarters completion of such term, and must include the following documents, among others: (1) PPC, including the number of students, schedules and other pertinent academic information, (2) list of faculty members, listed in the national registry of instructors, and (3) proof of availability of the teaching facilities.

              Authorization and recognition of courses, as well as accreditation of postsecondary education institutions must have a limited term and be renewed periodically following the regular evaluation process, currently established according to the evaluation cycles of the SINAES.

              Our postsecondary education institutions are accredited by the MEC and their courses are duly authorized. We also make every effort to comply with all applicable regulations to maintain our institutions and courses compliant with MEC regulations.

Modification of Supporting Entity

              Pursuant to Decree No. 9,235/2017 and Ordinance No. 23/2017, modification of a supporting entity occurs whenever there is a change in the supporting entity or its controlling shareholder, affecting the decision making process. Although it no longer depends on the approval of MEC, MEC must be informed within 60 days of the consummation of the event for the purposes of updating the registration with MEC. Such notice must be followed by all the legal documents related to the alteration, duly registered and the term of commitment executed by the legal representatives of both the current and new supporting entities.

              The new supporting entity or controlling shareholder must meet the requirements necessary for the accreditation of a postsecondary education institution, which will be assessed by MEC in the context of the institution's reaccreditation proceedings. Additionally, the LDB also provides that educational institutions must inform the MEC of any change in their bylaws, which must be registered with the competent bodies.

              The transfer of programs or courses between HEIs is strictly prohibited and may subject the involved entities to penalties such as: (i) suspension of new students' admission; (ii) suspension of the offering of undergraduate or postgraduate lato sensu courses; (iii) suspension of the institution's autonomy to, among others, create new postsecondary courses and establish course curricula, if applicable; (iv) suspension of the license to establish new distance learning programs; (v) override any ongoing regulatory requests filed by the institution and prohibit the filing of any new regulatory requests; (vi) suspension of the participation in the New FIES; (vii) suspension of the participation in PROUNI; and (viii) suspension or restriction to participate in other federal educational programs.

Financing Alternatives for Students: Incentive Programs

              Programs providing for public funding to students enrolled with private higher education institutions has been a major public policy to expand access to postsecondary education in Brazil, especially for the low income segment of the population. The most important programs are the following.

    University for All Program (PROUNI)

              The PROUNI is a tax incentive program created through the Provisional Measure No. 213, of September 10, 2004, later converted into Law No. 11,096, of January 13, 2005, that addresses the exemption of certain federal taxes imposed to postsecondary institutions that grant scholarships to low income students enrolled in undergraduate courses and technology graduate courses. By granting tax incentives to IES, PROUNI has played an important role in inciting the growth and private investment in the postsecondary education sector.

              Private postsecondary institutions may adhere to PROUNI by the execution of a specific agreement with MEC, valid for 10 years and renewable for the same period. Such agreement must be emended every semester with an additional term establishing the number of scholarships to be offered in each course, unit and class, and what percentage of scholarships shall be granted to indigenous and afro Brazilians. In order to participate in PROUNI, an educational institution must:

  •
  be up to date with its tax obligations; and

  •
  comply with the following requirements: (1) offer at least 1 fulltime scholarship to every 10.7 regularly paying students enrolled at the end of the past school year, excluding the fulltime scholarships granted through PROUNI or by the institution; or (2) offer 1 fulltime scholarship to every 22 regularly paying students enrolled in traditional and technological graduation courses, provided that it also offers scholarships (25% or 50% of the tuition) in the value equal to 8.5% of the paying students' annual revenue, available to students enrolled in traditional and technological graduation courses at the school year.

              The ratio between the number of scholarships and the number of regularly paying students must be complied with annually. If the entity does not comply with the ratio during a school year because of the withdrawal of students, the institution must adjust the number of scholarships in a proportionate matter for the subsequent school year.

              Pursuant to Normative Ruling No. 1.394, of September 12, 2013, issued by the Brazilian Federal Revenue Office, a postsecondary education institution that has adhered to the PROUNI is exempt, totally or partly, from the following taxes for the duration of the adherence period:

  •
  Income Tax (IRPJ) and Social Contribution on Net Income (CSLL), with respect to the net income proportionate to the revenue derived from the Undergraduate Degree Programs and Extension courses; and

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  Contribution for Social Security Financing (Cofins) and Contribution to the Social Integration Plan (PIS), with respect to the revenue derived from the traditional and technological graduation courses.

              In case a postsecondary education institution requires its exclusion from the PROUNI, its tax incentives will be suspended from the date of the solicitation and will not be applicable for the entire period of the basis of calculation.

              Normative Ruling No. 1,394, of September 12, 2013, introduced new provisions regarding the tax exemptions granted by PROUNI, in particular the form to calculate the extension of the benefits. According to this Normative Ruling, in addition to the tax exemptions obtained by IES signatories to PROUNI, tax exemptions are calculated based on the Proportion of Effective Occupation of the Scholarships, or POEB, and the exemption related to IRPJ would be calculated without taking into account the additional 10%.

              According to Article 7, II, amended by Normative Ruling No. 1,417, dated September 6, 2013, the calculation of the exemption also includes the additional 10% of IRPJ, in addition to the CSLL rate. The amount calculated is the amount of the IRPJ and CSLL exemption, respectively, which may be deducted from the IRPJ and CSLL in relation to the totality of the Company's activities. Accordingly, with the issuance of Normative Ruling No. 1,417, of September 6, 2013, the IRPJ / CSLL exemption on the Company's operating income proportionate to the POEB will also include the additional 10% of IRPJ.

              Moreover, considering that Normative Ruling No. 1,417, dated September 6, 2013, creates a potential limit to the amount of the tax exemption, the application of these new provisions will result in a reduction in value of the tax exemption obtained. Nevertheless, the legality of the provisions introduced by Normative Ruling No. 1,417, of September 6, 2013, is being discussed before the judiciary, with several motions still pending.

              Other modifications of the fiscal incentive granted by PROUNI were established by Normative Ruling No. 1,476, of July 1, 2014, which also amends the aforementioned Normative Ruling No. 1,417, of September 6, 2013, in order to (i) exclude several amounts from the concept of profit of the holding, which impacts the enjoyment of the exemption related to CSLL and IRPJ; and (ii) exclude the POEB from the applicable calculation, specifically for IES with terms of adherence to PROUNI signed up to June 26, 2011, which also affects the calculation of the exemption specifically enjoyed for the terms of adhesion celebrated in the period prior to that date.

    Student Financing Program (FIES)

              The Programa de Financiamento Estudantil (Student Financing Program, or FIES), created by Law No. 10,260, of July 12, 2001, is a MEC program to finance students that cannot bear the total costs of their education. FIES has been the most important program for the expansion of access to higher education in Brazil during the last decade, and it is currently responsible for a significant part of the revenues of the majority of private higher education institutions.

              FIES consists in a funding granted by the National Fund for Educational Development (FNDE) to students regularly enrolled in an on-site course of a postsecondary private HEI registered in the FIES that has been positively evaluated by the MEC. After a specific selection proceeding, students may be partially or wholly funded by FIES and, in that case, FNDE will be responsible for crediting the correspondent amount due by the student to the private higher education institution.

              Payments are made with government bonds whose primary purpose is to compensate tax debts from the private higher education institution. In case there are no debts to be compensated, the institution can resell the bonds to the government by means of a specific proceeding that currently occurs on monthly basis. The frequency of these proceedings could vary according to public financial constraints and the discretion of FNDE.

              FIES has been substantially reshaped by Law No 13,530, dated December 7, 2017, and currently the program is not as broad as it used to be. According to applicable regulations, in order to enroll students that have been selected by FIES, private higher education institutions are required to contribute to the fund 13% of the amount due by the student to the institution as consideration for the educational services rendered in the first year of studies. This amount is subject to change in the following years and could vary between 10% and 25% of the consideration due, depending on specific circumstances.

National Higher Education Evaluation System (SINAES)

              The SINAES was created by Law No. 10,861 of April 14, 2004, with the purpose of evaluating postsecondary education institutions, undergraduate courses and measuring student academic performance. The main objectives of this evaluation system is to assess the quality of education in the country, providing guidelines for MEC to decide upon institutional reaccreditation, recognition and renewal of recognition of courses. Additionally, SINAES is responsible for improving the quality of postsecondary education in Brazil given that MEC can identify deficiencies and establish specific conditions for institutions to remedy their issues and resume their operations.

              The SINAES is monitored and coordinated by the CONAES and INEP has a very important role in all processes. The results of the evaluation of postsecondary education institutions and their programs are public and represented on a five level scale as follows:

  •
  Level 5 indicates excellent conditions;

  •
  Level 4 indicates more than satisfactory conditions;

  •
  Levels 3 indicates satisfactory conditions; and

  •
  Levels 1 and 2 indicate unsatisfactory conditions.

              Pursuant to applicable regulations, evaluation processes consist of a preliminary assessment of several conditions relating to the institution and its courses, such as infrastructure, titles of faculty members, work schedule of faculty members and student performance. Every year INEP establishes a method to evaluate those elements and for them to correspond to a number in the five level scale.

              The preliminary assessment is a complex process based on quality indicators as follows:

  (a)
  National Student Performance Examination—ENADE

              ENADE is a test applied to a number of students that are completing courses. It evaluates students' knowledge regarding the content provided in the curricular guidelines of the respective undergraduate course, their skills and competences. ENADE's results are considered in the composition of quality indexes for courses and institutions.

  (b)
  Preliminary Course Concept—CPC

              The CPC is compound of the ENADE score, the Difference Indicator between Observed and Expected Performance, or IDD, and factors that include teacher titles, the work schedule of faculty staff and infrastructure of the institution. It is an indicator of the state of undergraduate courses in the country. CPC 1 and 2 courses are automatically included in the INEP examiner's visit schedule for on-site verification of teaching conditions. Courses with a concept equal to or greater than 3 can choose not to receive the visit of the evaluators and, thus, transform the CPC into a permanent concept (the Course Concept). The CPC is released every year for a specific group of courses along with the results of ENADE.

  (c)
  General Course Index—IGC

              The IGC of the institution summarizes in a single indicator the results of CPC and the evaluation of master's and doctorate courses of each educational institution. With regard to graduate courses CAPES indexes are used and adapted to the scale according to a methodology provided by INEP, given that they are organized in a different manner. IGC also goes from 1 to 5 and is published by INEP/MEC, after the release of the results of ENADE and CPC. The IGC is a criterion in the accreditation and re accreditation processes of institutions and also in the authorization process for new courses: institutions with IGCs less than 3, for example, may have their applications for new courses rejected by the MEC. Similarly, the indicator is used to guide the expansion of quality education: institutions with good performance are exempted from the authorization of the MEC to open courses.

  (d)
  Indicator of Difference Between Observed and Expected Performance—IDD

              It is aimed at providing a reference of the contribution of the course to the learning of each student. For that purpose, it compares the results of the ENADE with the performance of the same student in the National Secondary Education Examination (ENEM). The indicator has a scale of 1 to 5.

              Following preliminary assessments, all institutions are typically subject to an on-site evaluation to confirm the results. However, given the size of the system, MEC gives institutions the option to convert the results of the preliminary assessments into final results and, therefore, forego on-site evaluations. For institutions that obtain unsatisfactory levels, MEC on-site evaluations are mandatory.

              Even before the on-site evaluation, MEC is entitled to apply precautionary measures when preliminary assessments of the institution or course is not considered satisfactory, such as: (i) suspension of new enrollments within the respective course or the entire institution; (ii) reduction of vacancies; and (iii) suspension of all regulatory proceedings for institutional reaccreditation, new authorizations, recognitions or renewals of recognitions.

              Should the level be confirmed as less than three by the on-site evaluation, MEC may propose a term of commitment to the institution, in order for it to correct the unsatisfactory conditions within a specific deadline. Failure to uphold, in full or in part, the conditions established in the term of commitment may result in one or more penalties to be applied by the MEC, such as: (i) temporary suspension of the opening of a selection process of graduation courses; (ii) disqualification from the operating authorization of the higher education institution or recognition of courses offered ; and (iii) warning, suspension or cancellation of the mandate of the officer responsible for the action not executed, in the case of public IES.

              After the on-site evaluations, institutions and courses obtain definitive quality concepts, as follows:

  (a)
  Institutional Concept, which is the result of the on-site evaluation of the institution performed by INEP; and

  (b)
  Course Concept, which is the result of the on-site evaluation of the course performed by INEP.

Accreditation for Postgraduate programs

    Lato sensu

              Postsecondary HEIs accredited for offering undergraduate courses and that have at least one regular undergraduate course or a stricto sensu postgraduate course can offer lato sensu postgraduate in the subjects in which they are accredited, either on-site or through distance learning.

              The offering of postgraduate programs does not require an authorization to operate, even if it is offered by a college. However it must be notified to MEC, through MEC's system (e MEC), within 60 days of the date of creation of such course.

              The lato sensu postgraduate courses are aimed at students who hold a diploma in an undergraduate course and satisfy the criteria of the institution that is offering the postgraduate course. The postgraduate courses must meet the following requirements: (i) curriculum with a minimum study load of 360 hours; and (ii) a teaching staff composed of at least 30% graduates of stricto sensu postgraduate courses.

    Stricto sensu

              The authorization and recognition of stricto sensu postgraduate courses (masters and doctorates) must be evaluated by CAPES, submitted to CNE's deliberation and approved by MEC.

              The HEIs can only initiate masters and doctorate courses activities following publication of the homologation of CNE's favorable opinion by MEC in the Official Gazette.

              As part of its analysis, CAPES must consider the general requirements and the specific parameters of the subject area to which each course is linked. The general requirements are:

(i) alignment of the proposal with the postgraduate planning of the institution; (ii) suitability and justification of the proposal for the regional or national development and its economic and social importance; (iii) clarity and consistency of the proposal with detailed information on its objectives, area of concentration, lines of research, curricular structure, discipline and bibliographic references; (iv) clarity of the criteria adopted to select the students, justifications for the profile of the aimed formation and profile of the egress; (v) proof that the teaching staff has academic, didactic, technical and scientific competence and qualifications related to the purpose of the course; (vi) a permanent teaching staff to ensure the regularity and quality of teaching, research and orientation activities; (vii) indication of up to five intellectual productions of each permanent teacher; and (viii) physical and technological infrastructure of teaching and research adequate for the development of the proposed activities.

              Authorizations of new stricto sensu postgraduate courses must be requested on specific dates, as defined by CAPES and published in the Official Gazette.

The "Mais Médicos" program

              Law No. 12,871/2013, established the "Mais Médicos" program, an initiative designed to address medical professional shortages in certain municipalities and underserved regions of Brazil and improve healthcare infrastructure and services. This law establishes specific regulation for medical courses, including criteria for approving the creation of new courses in Brazil involving the definition of its location, the mandatory contribution to the public health infrastructure according to the specific categories established by Ordinance No. 16/2014 issued by MEC (i.e. training of health professionals, building or reforming of health service structure, purchasing of medical equipment and supplies and study grant to the medical residency program) and also the conditions for public private partnerships to implement the course.

              Within the "Mais Médicos" program, supporting entities are no longer able to choose the location of their courses or establish all conditions of supply, which have been transferred to MEC. The proceedings to implement a medical course, therefore, are more bureaucratic and time consuming. Basically, MEC publishes a public auction notice to select municipalities that will receive medical courses. After this selection, it issues another public auction notice with the criteria for private higher institutions to compete for the right to implement courses in the municipalities previously selected.

              Since its creation in 2013, the "Mais Médicos" program has created 11,400 new medical school seats and 12,400 new medical residencies annually, comprised public and private institutions. Notwithstanding this, the number of private vacancies was the lowest in Brazilian history when compared to regimes that previously ruled the offering of medical courses from 1996 2002 and 2002 2013.

              On April 5, 2018, prompted by Brazil achieving the World Health Organization target for medical school seats, MEC issued Ordinance No. 328/2018, pursuant to which, among other measures, MEC imposed a five year suspension on the granting of any authorizations for the creation of new medical education courses or on issuing acts for the expansion of existing ones. In the current legal scenario, institutions are not allowed to create any new medical education courses until April 2023, except for (1) "Mais Médicos" medical courses that have already been authorized through ongoing or completed public auctions; (2) medical vacancy increase requests filed with MEC up to December 4, 2018; and (3) medical courses created under federal public university expansion projects, whose requests for new vacancies may be filed only once in accordance with MEC regulations.

              Furthermore, pursuant to Ordinance No 523/2018, enacted by MEC on June 1, 2018, each medical school that has been granted a "Mais Médicos" program medical course authorization or that is applying for one may file a motion with MEC requesting a maximum of 100 additional medical school seats. This right is limited to a single motion per medical school and is subject to several requirements, including but not limited to, requirements related to the availability of medical school infrastructure (including access to public health facilities through partnerships with the local Brazilian Public Health System (Sistema Único de Saúde—SUS) authorities), obligations to meet certain quality assurance standards, and the absence of any penalties in the two years prior to the filing of the motion restricting medical school vacancies.

 BUSINESS

Our Value Proposition

              Our mission is to become the reference in medical and healthcare education, empowering students to transform their ambitions into rewarding lifelong learning experiences.

              Medical education has evolved over time. However, until recently, the foundations of how medical schools and educational programs developed, assessed, and disseminated medical education content remained largely static. Increased knowledge of how the human brain functions and processes information has led to a shift towards improved ways to transfer and retain knowledge, to the benefit of today's physicians.

              Physicians are lifelong medical learners that must learn and retain evolving medical knowledge and that face increased competition from their peers. We believe our focused, individualized, and technology-enabled offerings can provide them with a more effective, personalized, and retainable learning experience.

              Our students spend extensive periods of learning time with us. This allows us to gather information on their learning habits that we then apply to their learning experience, making it more effective and efficient and which we believe sets us apart from our peers.

              We are passionate about knowledge and committed to enabling lifelong medical learners reach their full potential. We expect our end-to-end physician-centric ecosystem to benefit students enrolled in our schools and digital platforms, our educators, our residency network (comprised of partner hospitals and clinics), and third-party medical schools that adopt our products and services.

              Since many of our schools are located in geographic regions where medical services are scarce and populations are underserved, our students have a positive social impact on the underprivileged population of those regions through our training programs that provide free medical consultations and treatments. By empowering our students to be lifelong learners, we foster better physicians, improve access to medical care in the regions of Brazil in which we are present, and ultimately help save lives.

Overview

              We are the leading medical education group in Brazil based on number of medical school seats, as published by the Brazilian Ministry of Education, or MEC, as of December 31, 2018, delivering an end-to-end physician-centric ecosystem that serves and empowers students to be lifelong medical learners from the moment they join us as medical students through their medical residency preparation, graduation program, medical post-graduate specialization programs and CME.

              Our innovative methodological approach combines integrated content, interactive learning, and an adaptive experience for lifelong medical learners. Through our educational content and technology-enabled activities, we focus on effective, personalized learning that mirrors one-on-one tutoring.

              We have the largest medical education footprint in Brazil. Our undergraduate and graduate campuses are spread across 12 Brazilian states, and our digital medical platform is available across Brazil. As of September 30, 2019, our network of 19 undergraduate and graduate medical school campuses consisted of 12 operating units (units that have been approved by MEC and that have commenced operations) and seven approved units (units that have been approved by MEC, but that have not yet commenced operations), compared to nine and four operating units as of December 31, 2018 and December 31, 2017, respectively, and to five and no approved units as of December 31, 2018 and December 31, 2017, respectively. As of September 30, 2019, our network of 1,572 medical school seats consisted of 1,222 operating seats (seats that have been approved by MEC and that have commenced operations) and 350 approved seats (seats that have been approved by MEC, but that have not yet commenced operations), compared to 917 and 420 operating seats as of December 31, 2018 and

December 31, 2017, respectively. We plan to expand our network by opening the seven approved medical school campuses we were recently awarded in connection with the "Mais Médicos" program (the Brazilian federal government initiative to reduce shortages of doctors in the most underserved and vulnerable regions of Brazil) by 2021, taking our total to 19 operating medical school campuses in 12 Brazilian states.

              In addition to health sciences courses, which comprise medicine, dentistry, nursing, radiology, psychology, pharmacy, physical education, physiotherapy, nutrition and biomedicine, we also offer degree programs and courses in other subjects and disciplines across several of our campuses, including undergraduate and post-graduate courses in business administration, accounting, law, civil engineering, industrial engineering and pedagogy. These non-health courses are not part of our core business, although the number of non-health sciences courses we offer has increased as a consequence of our strategic acquisitions in 2018 and 2019 of multi-disciplinary schools with strong health sciences programs, which are our principal focus. Although non-health courses are not part of our growth strategy, we expect to continue to offer them to the extent they generate local demand. Following our acquisition of Medcel in the first quarter of 2019 and IPEMED in the second quarter of 2019, we also offer residency preparatory courses and medical post-graduate specialization programs, delivering printed and digital content, an online medical education platform and practical medical training.

              As of September 30, 2019, we had 35,417 enrolled students, compared to 9,032 enrolled students as of September 30, 2018, representing growth of 292% for the period. As of December 31, 2018, we had 19,720 enrolled students, compared to 10,164 enrolled students as of December 31, 2017, representing growth of 94.0% for the year.

              Our business model is characterized by high revenue visibility and operating leverage. Over 96% of our historical revenue for the nine months ended September 30, 2019 and for the years ended December 31, 2018 and 2017 was comprised of the monthly tuition fees we charge students enrolled in our undergraduate and graduate courses. Following our acquisition of Medcel in the first quarter of 2019, we expect our revenue will be driven primarily by the monthly tuition fees we charge students enrolled in our undergraduate and graduate courses (which represented 89.3% and 88.6% of our total pro forma revenue for the nine months ended September 30, 2019 and the year ended December 31, 2018, respectively), and the fees Medcel charges students enrolled in its residency preparatory courses (which represented 7.2% and 11.4% of our total pro forma revenue for the nine months ended September 30, 2019 and the year ended December 31, 2018, respectively). In addition, in 2018, approximately 85.6% of Medcel's residency preparatory courses revenue was derived from printed books and e-books, and approximately 14.4% was derived from access to Medcel's digital platform. For further information, see "Unaudited Pro Forma Condensed Consolidated Financial Information" and the unaudited interim consolidated financial statements as of September 30, 2019 and for the period from January 1, 2019 to March 28, 2019 and for the nine months ended September 30, 2018 and audited financial statements as of and for the years ended December 31, 2018 and 2017 of Medcel, including the notes thereto, included elsewhere in this prospectus.

              Our ability to execute our business model and strategy, primarily through our acquisitions (which represented approximately 61% and 64% of our total growth in terms of combined tuition fees and net revenue, respectively, in 2018) and organic growth (which represented approximately 39% and 36% of our total growth in terms of combined tuition fees and net revenue, respectively, in 2018), has led to growth, profitability and cash generation:

  •
  Our net revenue totaled R$529.8 million and R$227.7 million for the nine months ended September 30, 2019 and 2018, respectively, representing an increase of 132.7%. Our net revenue totaled R$333.9 million and R$216.0 million in 2018 and 2017, respectively, representing an increase of 54.6%. Our pro forma net revenue totaled R$564.5 million for the nine months ended September 30, 2019. Our pro forma net revenue totaled R$547.6 million in 2018;

  •
  Medical schools tuition fees represented 69% and 73% of total combined tuition fees for the nine months ended September 30, 2019 and 2018, respectively. Medical schools tuition fees represented 65.5% and 58.6% of total combined tuition fees in 2018 and 2017, respectively. The average monthly ticket for medical school tuition fees was R$8,106 for the three months ended September 30, 2019, which represents an increase of 17% from the R$6,947 average monthly ticket for medical school tuition fees for the three months ended September 30, 2018;

  •
  Residency preparatory courses, continuing medical education and medical post-graduate specialization programs offerings totaled R$56.0 million in net revenue for the nine months ended September 30, 2019, representing 9.2% of our pro forma net revenue;

  •
  We generated net income of R$119.8 million and R$68.4 million for the nine months ended September 30, 2019 and 2018, respectively, representing an increase of 75.1%. We generated net income of R$94.7 million and R$48.5 million in 2018 and 2017, respectively, representing an increase of 95.4%;

  •
  Our Adjusted EBITDA totaled R$203.1 million and R$80.5 million for the nine months ended September 30, 2019 and 2018, respectively, representing an increase of 149.6%. Our Adjusted EBITDA totaled R$119.9 million and R$57.3 million in 2018 and 2017, respectively, representing an increase of 109.2%;

  •
  Our Pro Forma Adjusted EBITDA totaled R$226.2 million for the nine months ended September 30, 2019. Our Pro Forma Adjusted EBITDA totaled R$198.1 million in 2018;

  •
  Our Pro Forma Adjusted Net Income totaled R$183.0 million for the nine months ended September 30, 2019. Our Pro Forma Adjusted Net Income totaled R$147.8 million in 2018; and

  •
  Our Operating Cash Conversion Ratio was 108.4% for the nine months ended September 30, 2019, 84.1% for the nine months ended September 30, 2018, 71.7% in 2018 and 70.5% in 2017.

              Quality is a cornerstone of our value proposition. As of May 2019, our average Institutional Concept score, which is measured and published by MEC, and is based on certain institutional planning and development, academic, and management criteria, was 4.4 on a scale of 1 to 5, compared to the Brazilian average of 3.5.

              In 2018, we were also awarded seven new undergraduate campuses in connection with the "Mais Médicos" program, the largest number awarded to any education group, with a total of 350 new medical school seats. Although four of these awards are currently subject of legal proceedings filed by certain of our competitors against MEC, Afya is authorized to open and operate the seven new medical schools awarded in connection with the "Mais Médicos" program, as none of these legal proceedings prevents the opening and operation of the medical schools awarded. See "—Legal Proceedings—"Mais Médicos" Proceedings."

Our History

              We founded Afya Brazil with the goal of revolutionizing medical education in Brazil by providing a more effective, individualized and intuitive learning experience. In order to achieve that, we have assembled institutions that collectively will help us fulfill our mission. The combination of Afya Brazil, one of the largest Brazilian medical education groups, and Medcel, one of the leaders in residency exams preparatory courses, was the first step towards achieving our goal.

              Afya benefits from over 20 years of medical education experience through Afya Brazil and Medcel, both of which were founded and managed by physicians, with a focus on academic excellence and deep roots in technology and innovation.

              Afya Brazil was founded by the Esteves Family in 1999, a family of medical professionals with a passion for medical education. Since its inception, its focus has been medical and related health courses. As of September 30, 2019, 7,839 physicians had graduated from Afya Brazil since its founding. Over the last decade, Afya Brazil grew into a large medical education group, with several campuses and as of September 30, 2019, had 35,417 students, of which 24,539 were health-related students and 10,878 were non-health-related students.

              Medcel was founded by Dr. Atilio Barbosa in 2004, a pioneer in online medical preparatory courses. In 2007, Medcel launched a proprietary platform to broadcast online classes. Over the years, Medcel evolved from its online platform into an adaptive digital learning environment where students can access digital media, watch medical case studies, listen to podcasts and answer personalized quizzes. Finally, in 2018, Medcel began offering its high quality tech enabled content in different formats and to other academic institutions. As of September 30, 2019, Medcel had 9,854 enrolled students and provided residency preparatory courses to 9 partner institutions, as part of Afya's B2B distribution network.

              In 2016, the private equity group Crescera Investimentos (formerly Bozano Investimentos) joined forces with Afya Brazil and Medcel, laying out the foundations for the creation of the largest medical education group in Brazil.

              The industry expertise of the founders of Afya Brazil and Medcel combined with the governance and financial support of Crescera Investimentos allowed the group to dive deeper into its mission as a thematic educational service provider focused on the lifelong learning career of physicians in Brazil. We achieve this through the production and distribution of high-quality content through technology.

              In order to achieve our goals, we have laid the foundations of Afya focusing on a four-step process:

    Management Professionalization

              Our highly skilled and experienced management team has extensive experience in the education industry and were hired from some of the best health, education and technology institutions in Brazil. Our management team is part of a company-wide strategy to attract and retain the best talent. Our CEO, Virgilio Deloy Capobianco Gibbon, has over 10 years' experience in education, and Júlio De Angeli, our Continuing Education and Innovation Vice President, has 24 years' experience in education.

    Integration of Processes & Services

              In order to create synergies, we have developed several initiatives to improve operational efficiency and to integrate processes across all our campuses and operations. Our high standard Shared Services Center and Integrated Systems (ERP + Academic System + Learning Management System) went live in October 2017. These initiatives will help us grow our student base and keep our marginal costs low.

              In 2017, we began to rollout the integration of the educational curriculum throughout all medical school units. This rollout begins with the new entrants curriculum and will be fully completed as the course matures its students. Accordingly, we have been streamlining the teaching methodology and quality across our undergraduate medical courses. Since the second half of 2019, all undergraduate medical students have access to our fully integrated Educational Curriculum.

    Continuing Innovation

              We take a blended approach to our methodology, integrating in-person teaching with online tools and features. By integrating face-to-face and online features through data collection and analysis, we are able to individualize the student experience at all times. Through seven key initiatives, we create a 100% student centric ecosystem. These initiatives include: Medical content mapping, proprietary methodological assembly, significant learning experiences, comprehensive adaptive learning, daily learning process evaluation, and practical learning and knowledge.

    Organic Growth and Entry into Adjacent Markets

              In 2018, the MEC awarded new licenses to Afya Brazil, allowing it to operate seven new medical schools through the "Mais Médicos" program, with an aggregate amount of 350 new medical school seats per year. We expect these new campuses to begin operations by 2021.

              On May 9, 2019, we consummated the acquisition of IPEMED, marking our entry into the medical graduate and specialization segment. IPEMED is a leading medical graduate school founded over 13 years ago, with over 1,500 students in seven different campuses.

Our Recent Acquisitions

              The entry point to a medical career begins in undergraduate institutions, so part of our mission is to consolidate this market. Accordingly, expanding our operations through acquisitions has been a key component of our growth strategy. We have been able to apply our operating business model to our acquisitions, allowing us to add quality, value and increase profitability.

              In addition, we have equipped ourselves through key initiatives for strategic and relevant acquisitions to our portfolio, including: the creation of a Shared Services Center dedicated to serve our campuses and run our integration processes, the centralization of content creation and the creation of a dedicated sales team for each market we operate in.

              Our recent acquisitions include:

  •
  the 80% stake we acquired in IESVAP on April 26, 2018, located in the state of Piauí. IESVAP contributed 80 undergraduate medical seats to Afya.

  •
  the 100% stake we acquired in IPTAN on April 26, 2018, located in the state of Minas Gerais. IPTAN contributed 49 undergraduate medical seats to Afya. IPTAN also offers courses in business administration, accounting, law, physical education, nursing, civil engineering, industrial engineering, dentistry and pedagogy.

  •
  the 60% stake we acquired in CCSI on May 30, 2018, located in the state of Minas Gerais. CCSI contributed 87 undergraduate medical seats to Afya.

  •
  the 80% stake we acquired in IESP on November 27, 2018, located in the state of Piauí. IESP contributed 171 undergraduate medical seats to Afya. IESP also offers courses in business administration, architecture, biomedicine, interior design, law, physical education, nursing, civil engineering, industrial engineering, environmental engineering, physical therapy, nutrition, dentistry and radiology.

  •
  the 100% stake we acquired in FADEP on December 5, 2018, located in the state of Paraná. FADEP contributed 110 undergraduate medical seats to Afya. FADEP also offers courses in business administration, physical education, civil engineering, mechanical engineering, nutrition, advertising, accounting, electrical engineering, physical therapy, dentistry, psychology, law, nursing, software engineering and pedagogy courses, among others.

              On March 29, 2019, BR Health (a wholly-owned subsidiary of Crescera that controls Guardaya), and Guardaya (which owns 100% of Medcel Editora and CBB Web) merged into Afya Brazil, resulting in the transfer to Afya Brazil of 100% of Medcel Editora and CBB Web and 15% of UEPC, a medical school located in the Federal District.

              Additionally, on June 18, 2019, Afya Brazil acquired an additional 15% interest in UEPC through a contribution by Crescera of its additional 15% interest in UEPC into Afya Brazil's share capital. UEPC is a medical school and has 120 undergraduate medical seats. UEPC also offers courses in business administration, architecture, accounting, law, physical education, nursing, civil engineering, pharmacy, physical therapy, veterinary medicine, nutrition, dentistry, pedagogy and psychology, among others.

              On February 12, 2019, Afya Brazil entered into a purchase agreement with the shareholders of FASA providing for the acquisition of 90% of FASA by Afya Brazil. FASA is a post-secondary education institution with campuses located in the states of Bahia and Minas Gerais. It offers on-campus post-secondary undergraduate courses in medicine. The FASA transaction was consummated on April 3, 2019. The purchase price was R$204.5 million, as adjusted in accordance with the terms of the purchase agreement, and to be paid and further adjusted in accordance with the terms of the purchase agreement.

              We have not included the historical financial statements of FASA in this prospectus because they are not available. Moreover, we believe they would be of limited benefit to investors as two out of FASA's four campuses do not offer medicine courses. These two campuses were transferred to ESMC and are therefore not part of our business strategy, and we do not believe FASA will be material to our business going forward. However, we have included elsewhere in this prospectus the audited statement of assets acquired and liabilities assumed of FASA as of April 3, 2019, together with the notes thereto.

              On February 1, 2019, Afya Brazil entered into a purchase agreement for the acquisition of 100% of IPEMED. IPEMED is a post-secondary education institution with campuses located in the states of Bahia, Minas Gerais, Rio de Janeiro and São Paulo and in the Distrito Federal. It focuses on medical graduate programs and contributed approximately 1,500 students to Afya. The IPEMED transaction was consummated on May 9, 2019. The purchase price was R$97.5 million, of which: (i) R$25.0 million was paid in cash through April 2019, (ii) R$27.2 million was paid in cash on the transaction closing date, and (iii) R$45.3 million is payable in five equal installments, adjusted by the CDI rate, and due annually in February 2020, 2021, 2022, 2023 and 2024.

              On June 16, 2019, we concluded the roll-up of the minority shareholders of IESP to Afya Brazil. On June 17, 2019, we concluded the roll-up of the minority shareholders of UNIVAÇO to Afya Brazil.

              On August 13, 2019, Afya Brazil acquired 100% of the share capital of IPEC, which at the time of acquisition was a non-operational post-secondary education institution with governmental authorization to offer on-campus, post-secondary undergraduate courses in medicine in the State of Pará. The acquisition contributed approximately 120 medical seats to Afya.

              On November 1, 2019, Afya Brazil entered into a purchase agreement for the acquisition of 100% of UniRedentor. UniRedentor is a post-secondary education institution with governmental authorization to offer on-campus, undergraduate courses in medicine in the State of Rio de Janeiro. UniRedentor also offers other health-related undergraduate degrees and graduate programs in medicine and health, as well as other courses. In 2019, UniRedentor's gross revenue totaled R$131.0 million and approximately 76% of its gross revenue came from health-related programs. The transaction was consummated on January 31, 2020.

Our Geographic Presence

              Our headquarters and most of our shared services operations are located in Nova Lima, in the state of Minas Gerais. Our content creation and dedicated sales team is located in São Paulo, in the state of São Paulo.

              As of September 30, 2019, our network consisted of a total of 26 undergraduate and graduate campuses, comprised of (i) 19 undergraduate medical school campuses, 12 of which are operating units (units that have been approved by MEC and that have commenced operations) and 7 of which are approved units (units that have been approved by MEC, but that have not yet commenced operations), (ii) 5 graduate campuses that offer medicine- and health-related courses, and (iii) 2 campuses that offer non-medicine, non-health-related undergraduate courses. We plan to expand our network by opening the seven approved undergraduate medical school campuses we were recently awarded in connection with the "Mais Médicos" program by 2021. As of September 30, 2019, we had 9,854 students enrolled in our online prep-courses spread across Brazil.

              The chart and table below illustrate our current footprint of undergraduate and graduate medical schools.

	School	City	State	Medical Seats	Years of Operation*
Pre-2018 acquisitions	ITPAC Porto Nacional	Porto Nacional	Tocantins	120	>6
	ITPAC Araguaína	Araguaína	Tocantins	80	>6
	UNIVAÇO	Ipatinga	Minas Gerais	100	>6
	ITPAC Palmas	Palmas	Tocantins	120	1.5
2018 acquisitions	IPTAN	São João Del Rei	Minas Gerais	49	4
	IESVAP	Parnaíba	Piauí	80	4
	CCSI	Itajubá	Minas Gerais	87	>6
	IESP	Teresina	Piauí	171	>6
	FADEP	Pato Branco	Paraná	110	2
2019 acquisitions	FASA**	Vitória da Conquista	Bahia	100	4
		Itabuna	Bahia	85	1
		Montes Claros	Minas Gerais	N/A	N/A
		Sete Lagoas	Minas Gerais	N/A	N/A
	IPEMED	Salvador	Bahia	N/A	N/A
		Brasília	Distrito Federal	N/A	N/A
		Belo Horizonte	Minas Gerais	N/A	N/A
		Rio de Janeiro	Rio de Janeiro	N/A	N/A
		São Paulo	São Paulo	N/A	N/A
	IPEC	Marabá	Pará	120	>1
"Mais Médicos"***	ITPAC Santa Inês	Santa Inês	Maranhão	50	0
	ITPAC Cametá	Cametá	Pará	50	0
	ITPAC Cruzeiro do Sul	Cruzeiro do Sul	Acre	50	0
	ITPAC Itacoatiara	Itacoatiara	Amazonas	50	0
	ITPAC Manacapuru	Manacapuru	Amazonas	50	0
	ITPAC Bragança	Bragança	Pará	50	0
	ITPAC Abaetetuba	Abaetetuba	Pará	50	0

*
Schools with 6 or more years of operations are considered fully matured.

**
FASA's assets located in the cities of Montes Claros and Sete Lagoas, both in the State of Minas Gerais, were spun-off and transferred to ESMC.

***
Seven campuses expected to open by 2021. Number of medical seats are anticipated.

Market Opportunity

              According to a third-party consulting firm, the total addressable market for the medical career segment in Brazil was R$16.4 billion as of December 31, 2018, comprised of (i) a R$10.0 billion medical school market, (ii) a R$1.0 billion residency preparatory courses market, (iii) a R$3.7 billion medical specialization courses market, and (iv) a R$1.6 billion continuing medical education market, each calculated as described in "Industry—Market assessment and forecasts on medical education—Total health education market potential." We estimate that we currently capture approximately 2.0% of the total addressable market based on our net revenue for the year ended December 31, 2018. This market encompasses over 700,000 lifelong medical learners in Brazil, comprised of 108,000 medical students, 71,000 students seeking residency preparatory courses, and 76,600 and 454,848 physicians seeking to enroll in specialization courses and CME, respectively.

              Medical education in Brazil benefits from a combination of demographic and social factors, such as the expected increase in the number of people over 65 due to the increase in average life expectancy, as well as the shortage of medical professionals in Brazil, which has resulted in an imbalance between supply and demand. It also benefits from macroeconomic and financial factors, such as the increase in average household income, which has resulted in an increase in demand for medical services and an increase in private and public healthcare spending. Accordingly, we expect the medical education market in Brazil to continue to grow.

              Additionally, given our end-to-end and physician-centric ecosystem, our strong business model, and our reputation for quality, we believe that we are well-positioned to take advantage of the favorable growth dynamics of the medical education market in Brazil. According to a third-party consulting firm, the total addressable market for medical education is expected to grow at a compound annual growth rate, or CAGR, of 14.1% over the next five years, reaching R$31.6 billion by 2023. Including other healthcare education services, the addressable market is expected to grow at a CAGR of 13.6% in the next five years, reaching R$64.9 billion by 2023.

Information	Medical School	Preparatory Courses for Residency	Specialization Courses	Continuing Medical Education	Total
Total market (2018)	R$10.0 billion	R$1.0 billion	R$3.7 billion	R$1.6 billion	R$16.4 billion
Total market (2023)*	R$19.8 billion	R$2.4 billion	R$7.0 billion	R$2.4 billion	R$31.6 billion
CAGR (5 years)	14.5%	18.7%	13.5%	8.5%	14.1%
AVG Ticket (2018)	R$93,000	R$15,000	R$48,800	R$3,500	—
Total number of students (2018)	108,000	71,000	76,600	454,000	—
Total number of students (2023)*	166,000	130,000	118,000	500,000	—
Afya's market share (2018)**	4%	7%	2%	—	—

  Source: Third party.

*
Estimated.

**
Does not include companies acquired after December 31, 2018.

Underlying Trends of Medical Education in Brazil

              In addition to a large and underpenetrated total addressable market, we have identified other trends that contribute to the strength of the markets we serve:

  •
  Increased life expectancy and demand for medical services: The Brazilian population is aging at the fastest rate in its recent history. Average life expectancy is currently 76.2 years, and the number of people over 65 should double from 7% of the total population in 2012 to 14% of the total population in 2033. This has led to, and is expected to continue to drive, increased demand for health care professionals. In addition, private healthcare spending and public healthcare spending in Brazil grew at a CAGR of 14.0% and 11.8%, respectively, from 2010 to 2015, primarily due to an increase in demand for medical services as a result of an aging population and an increase in average household income. These trends have continued since 2015 to date.

  •
  Shortage of medical professionals in Brazil: There is a shortage of medical professionals in Brazil, primarily due to the uneven socio-economic environment. On average, Brazilian cities with less than 50,000 inhabitants, which corresponds to approximately 90% of all cities in Brazil, have less than one physician per 1,000 residents. Brazil is expected to have an average of 3.07 physicians per 1,000 inhabitants by 2028, below the 3.4 average for 2018 of OECD countries.

  •
  Attractive financial incentives: The medical profession is lucrative. Medical professionals are highly employable, with salaries that are on average more than three times higher than the average salary for other professions such as engineering, nursing and law, and 1.9 to 3.8 times higher than the net present value of engineering, nursing or law programs in Brazil.

  •
  Supply and demand imbalance for medical education: The number of available medical course seats in Brazil is controlled by the MEC, which has limited medical school intakes to current levels until 2023, resulting in a significant imbalance between supply and demand. In the last three years, medical schools have on average received five applications per available medical course seat, and four applications per available residency program vacancy, and the number of applications are expected to increase. We believe that graduate courses will gradually become a more popular, high-demand destination for physicians that are not admitted into residency programs.

  •
  CME Expansion: The growing number of physicians in Brazil and the demand for ongoing education on new medical procedures, drugs, technologies, and developments will continue to drive demand for CME.

  •
  Technological innovation is driving medical education: The current generation of medical students and professionals require instantly accessible digital content. Over 600,000 biomedical articles have been published globally every year since 2005, and it is critical for lifelong learners to be able to access information and learning methodologies regardless of location and physical availability.

  •
  Limited scope of existing product offerings: By generally limiting their focus on individual aspects of a student's education cycle, traditional education providers have struggled to build comprehensive student track records and profile databases. Consequently, there is a general lack of integrated platforms that apply accumulated student information to efficiently tailor experiences to, or produce bespoke materials for, the particular needs of each student.

              We believe we are well-positioned to take advantage of this market and its trends, bringing a more effective, personal and diversified service to our students, which will enable us to continue to grow our market share.

Our Products and Services

              We offer the following educational products and services to lifelong medical learners enrolled across our evolving distribution network, as well as to third-party medical schools.

    Medical Schools

  •
  Fully integrated core curricula that we offer our medical school students across all our campuses, which we implemented for all incoming medical students in the second half of 2019.

  •
  All our medical students have access to our supplemental instructional platforms as part of the internship module of their medical course. Beginning in the first half of 2020, this will be implemented for all incoming medical students.

  •
  As of September 30, 2019, this product had 6,388 enrolled students, and had total combined tuition fees of R$394.6 million for the nine months ended September 30, 2019, which represented 18.0% and 68.6% of our total number of enrolled students and total combined tuition fees from all courses offered, respectively. As of December 31, 2018, this product had 4,540 enrolled students, and had total combined tuition fees of R$370.2 million for the year ended December 31, 2018, which represented 23% and 65.5% of our total number of enrolled students and total combined tuition fees from all courses offered, respectively.

    Medical Residency Preparatory Courses

  •
  Instructional content in digital format we offer medical students and newly graduated physicians to prepare them for medical residency exams.

  •
  Supplementary instructional content in digital format we offer third-party medical schools that adopt our services.

  •
  As of September 30, 2019, we had 9,854 enrolled students in our medical residency preparatory courses. As of December 31, 2018, we had 12,281 enrolled students in our medical residency preparatory courses.

    Graduate Courses

  •
  Graduate medical courses we offer our medical school students across all our campuses. These students also have access to some of our supplemental instructional platforms.

  •
  Supplemental instructional content for different medical specializations we offer individual lifelong medical learners on our graduate courses.

  •
  As of September 30, 2019, IPEMED had 1,803 enrolled students in its graduate courses. As of December 31, 2018, IPEMED had 1,527 enrolled students in its graduate courses.

    Other Health Programs

  •
  Other national core curricula we offer to students across all our undergraduate campuses: healthcare degrees and a subset of non-healthcare degrees, including business and engineering degrees already offered by the companies we invested in or acquired.

  •
  As of September 30, 2019, these programs had 6,494 enrolled students, and had total combined tuition fees of R$75.8 million for the nine months ended September 30, 2019, which represented 18.3% and 13.2% of our total number of enrolled students and total combined tuition fees from all courses offered, respectively. As of December 31, 2018, these programs had 7,254 enrolled students, and had total combined tuition fees of R$96.1 million for the year ended December 31, 2018, which represented 36.8% and 17.0% of our total number of enrolled students and total combined tuition fees from all courses offered, respectively.

    Other Programs

  •
  Other national core curricula we offer all students across all our undergraduate campuses: healthcare degrees and a subset of non-healthcare degrees, including business and engineering degrees offered by the companies we invested in or acquired.

  •
  As of September 30, 2019, these programs had 10,878 enrolled students, and had total combined tuition fees of R$104.6 million for the nine months ended September 30, 2019, which represented 30.7% and 18.2% of our total number of enrolled students and total combined tuition fees from all courses offered, respectively. As of December 31, 2018, these programs had 7,926 enrolled students and total combined tuition fees of R$99.2 million, which represents 40.2% and 17.5% of our total number of enrolled students and total combined tuition fees from all courses offered, respectively.

    Key Benefits for our Lifelong Medical Learners

              We believe the end-to-end physician-centric ecosystem we have been developing for our students sets us apart from our peers, as we deliver content and learning activities that are tailored to each student's needs. This contributes to a more interactive and enjoyable learning process for our students, breaking away from a teaching system that we perceive as presenting students with an overwhelming amount of content, unengaging classes and scattered information. We achieve this based on three main pillars: Innovative data-oriented methodology, a cutting-edge platform and state-of-the-art operating environment.

    Innovative, Data-oriented Methodology

              Our proprietary methodology to support our students' lifelong medical education is based on the following concepts:

              Standardized medical curricula:    The organization of our medical curricula around interdisciplinary macro-medical topics to guide the development of in-person teaching plans and online learning tools, offering a scalable solution for schools through weekly synchronized content;

              Active learning:    Educational strategy to foster independent, critical and creative student thinking, as well as encourage effective teamwork through case-based problem-solving exercises, debates and small-group discussions;

              Blended learning:    Balanced in-person teaching with technology-assisted activities to improve student and teacher efficiency and results; and

              Adaptive learning:    A personalized instruction and assessment tool that provides training and content tailor made to each student's individual profile. Students can access real-time feedback on areas in which they can improve, effective learning methods and teaching/study plans that are most suitable for them.

    Cutting-Edge Platform

              We deliver modern, bespoke verbal and practical teaching. We continuously invest in creating innovative technology-enabled activities and features to enhance our platform. We offer our medical school students doing internships or studying for residency exams the following features through our digital platform:

              Web-portal and in-app communication:    Online platform combining supplementary instructional content and a personalized communication tool for students, through which they can also access our content offline;

              Learning tools:    We have over 5,000 digitally-managed and delivered instructional tools designed by its teachers to address complex learning objectives. Content is organized and tagged by theme and delivered in various formats, including, among others, online classes, podcasts, quizzes, and books, to cater to different learning methods and the preferences of each student. As of September 30, 2019, our learning tools consisted of more than 2,033 video classes, 824 book chapters, 1,270 podcasts, 1,070 summarized texts and an exam bank of approximately 1,604 questions;

              Assessment tool:    Broad database suite comprising approximately 85 thousand quizzes and problem-solving activities, through which students can choose the subjects they would like to focus on, with additional teacher-led instructional content;

              Web series:    Pioneering instructional medical web-series, comprised of 12 diagnosis-based recorded classes written and taught by specialist physicians who are also our teachers. The first series covered 50 clinical cases through the discussion of 144 medical macro themes. We plan to release two additional seasons of our medical web-series covering over 100 diseases. As of September 30, 2019, there were 129,280 views and 50,072 unique users of our medical web-series, with a +84% engagement rate; and

              Tutoring/Mentoring Platform:    An online monitoring and support platform for both undergraduate and graduate medical students, which we launched in October 2019. The platform allows tutors to interact with students through emails, video calls, voice calls and push notifications, and keeps records of such interactions. It also allows students to ask the tutors questions and schedule appointments. The platform also tracks individual student performance and progress.

    State-of-the-Art Operating Environment

              For us, individualized learning should be used not just when offering content or technology-supported activities, but also during in-person encounters. Our professors can use our resources to approach lessons more objectively, focusing on each student's needs:

              Modern teaching facilities:    We have designed our classrooms to engage students in active learning. We rely on cutting-edge didactical equipment and simulation labs and state of the art realistic simulation technologies;

              Medical specializations centers:    Our campuses offer simulation centers and clinics where students can practice primary and secondary care, leveraging the learning process and providing medical assistance to the local population; and

              Practical learning network:    Throughout the internship cycle, our students can access over 50 partner teaching hospitals and clinics, the largest network of any education group in Brazil.

    Evolving Distribution Network

              We believe that an effective end-to-end physician-centric ecosystem goes beyond offering the largest and most complete operating infrastructure to the students enrolled in our campuses and with access to our digital platforms. Through our evolving distribution model, we also expect to empower lifelong medical learners across our growing network of diversified partner teaching hospitals, clinics and third party medical schools by increasing our products and services offerings as we continue to expand our B2B capabilities. Our partnerships include renowned institutions such as the Brazilian Cancer Foundation, which joined our network in January 2020.

Marketing and Sales

              Our marketing strategy is focused on identifying, qualifying and converting potential students into enrollments.

              We execute our marketing strategy as follows:

  •
  Identification: We use online and offline media channels to distribute relevant content for all decision-making phases of current and future physicians, so that they interact with our solutions throughout their learning careers.

  •
  Qualification: After we obtain data on a potential student, we identify his/her needs by offering content that matches his/her academic phase. In addition, through our score models, we can identify potential students that are more likely to enroll with us.

  •
  Conversion: From that point on, we contact our sales department (online and inside sales) to convert potential students into enrolled students through structured sales campaigns and continuous monitoring of conversion indices.

              As our business model is end-to-end and physician-centric, we aim to accompany our lifelong learners on each stage of their career. Therefore our sales funnels are calibrated according to the segment's supply-demand curve (graduation, preparatory, etc.), level of competition and other strategic variables.

              For example, in medical schools, the most challenging task is to identify potential students interested in attending medical school in a given cycle, since conversion typically occurs organically due to the high demand for these courses. Our challenge is to attract and enroll the best ENEM students in our medical schools. With respect to the medical residency preparatory phase and graduate programs, our main focus is to show potential students the benefits of our methodology in terms of results and cost-benefit in order to guide them towards adopting our solutions.

              Our marketing and sales efforts are supported by Salesforce products (Sales Cloud, Marketing Cloud and Einstein), as well as other online analytical tool such as Google Analytics.

              Our business model, combined with the use of CRM tools gives us a unique competitive advantage: The ability to identify, market and offer products to virtually all medical students and physicians in Brazil.

Our Competition

              We believe we are the only company in Brazil with a focus on the entire learning career of a physician. However, several companies provide solutions that compete in some of the markets we operate.

              We compete directly or indirectly with other post-secondary institutions that offer medicine courses or any of the other higher education courses in our portfolio. This market is very fragmented and currently there are more than 300 other institutions that offer medical courses in Brazil. The following table sets forth our main competitors and the number of approved medical seats they had as of September 30, 2019:

Number of Approved Medical Seats
Company	As of September 30, 2019
Afya Brazil	1,572
YDUQS	1,141
UNINOVE	1,119
Laureate	1,013
UNIT	600

              The medical residency test preparatory course is more concentrated and there are currently four main players including MedGrupo circa, with 90% market share, and some other small players like Sanar, RMED and SJT MED, all with less than 10% market share.

              The market for graduate medical courses is relatively new and a few small players operate in this segment.

Our Competitive Strengths

    Continuous focus on disrupting traditional medical education

  •
  We have an in-depth understanding of medical education and the related issues faced by students in Brazil. As the largest medical education group in Brazil, we are able to identify trends and adapt our services accordingly:

  •
  We have developed a methodological approach to learning that incorporates individualization and technology in both digital and physical format;

  •
  We currently produce content that is centralized, continuously updated and available to all our institutions and students;

  •
  We have the largest operating infrastructure in medical education in Brazil, with more than 50 partner teaching hospitals and clinics and 595 physicians and specialists in our ecosystem;

  •
  We have developed the first instructional medical web-series created globally and have already been working on the second and third seasons;

  •
  We believe we are the first education group in Brazil to offer a fully digital and customized service for medical residency exam preparation; and

  •
  We believe we are the first player to offer supplemental medical education content to third-party institutions through a business-to-business model.

    High quality standards

              Our operating infrastructure and innovative methodological approach has increased student satisfaction across our medical schools. Through our digital platforms, we monitor our students' learning experience using several criteria and variables. According to Educainsights, our NPS, a widely known survey methodology that measures the willingness of customers to recommend a company's products and services, was 25 for medical students that graduated more than five years ago, 43 for medical students that graduated more than two years ago and less than five years ago, and 52 for medical students that graduated less than two years ago. This gradual improvement in our NPS score shows our continuing commitment to high-quality education and the medical careers of our students. Additionally, all of our undergraduate institutions are highly evaluated by MEC, with an average Institutional Score (Conceito Institucional) rating above 4, out of a maximum of 5. See "Regulatory Overview—Regulatory Processes of Post-Secondary Education Institutions—Accreditation of Post-Secondary Education Institutions and Authorization and Recognition of Programs" for further information on the Conceito Institucional.

              In addition, our online medical education platform that offers distance learning residency preparatory courses, we are able to monitor our students' learning experience using several criteria and variables, including the educational materials they access and use, frequently asked questions, their study hours and schedule, and their attendance record. Furthermore, as a result of the quality of the content and methodology and the differentiated services offered by Medcel, third-party medical schools proactively contact it seeking to adopt Medcel's medical education content to improve their medical students' learning experience and academic scores. As of September 30, 2019, approximately eight third-party schools had adopted Medcel's medical education content.

    The nature of our business model

              Attractive financial model:    We have a strong combination of significantly low customer acquisition costs, calculated as the sum of sales and marketing and personnel expenses divided by student additions, which were approximately R$1,300 per student as of December 31, 2018, high occupancy rates of approximately 100% of medical seats in our medical schools as of September 30, 2019 and December 31, 2018, and strong operating cash flow generation of 108.4% and 78.7% as of September 30, 2019 and December 31, 2018, respectively. Student additions are the sum of 543 student enrollments from 2017 to 2018 and 420 graduating student replacements. As of December 31, 2018, our Life Time Value (LTV), calculated as the sum of R$54,396 gross income per student divided by 16.7% (to account for one-sixth of the student base graduating every year), was R$326,376.

              Contracted growth:    We have contracted growth visibility into medical schools that are in the initial six years of operations as a result of the six-year maturation cycle of our medical school seats. This cycle begins when a medical school becomes operational, with a first year medical school class that progresses through the required six years as the next classes begin behind it, and ends when the medical school has six school years of medical students and has therefore reached capacity at maturation (i.e., the maximum number of approved seats). Since the maximum number of medical seats per medical school is set by regulation, the only way to grow our medical school seats, and thus our numbers of enrollments, is through acquisitions or starting new medical schools. As of September 30,

2019 and following our acquisitions in 2019, we had 1,572 approved medical school seats out of an expected total capacity of 11,257 medical school enrollments by 2025, which gives us visibility as to the growth potential of our revenues over the period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Medical School Regulatory Capacity and Capacity at Maturation."

              End-to-End ecosystem:    Successfully integrating the businesses we invest in or acquire, allows us to offer an end-to-end physician-centric ecosystem. The point of entry of one business unit is the point of exit from another, which increases cross-selling and upselling opportunities.

              Difficult to replicate:    We believe the combination of regulatory barriers, demand and supply imbalance and our end-to-end physician-centric ecosystem are difficult to replicate and that it would take a significant amount of time for competitors to reach the scale of our operation.

              Self-reinforcing network effects of our education cycle:    As we aim to be the trusted content and knowledge partner for lifelong medical learners in Brazil, we have created and have been nurturing an education cycle that entails differentiation, talented stakeholders and recognition. Our continuous focus on implementing all stages of our cycle has allowed us to continuously expand our footprint.

    Extensive M&A track record

              We have extensive capabilities in, and a strong track record of, identifying, negotiating and successfully integrating acquisitions. We have developed an integration model, operated by a dedicated team responsible for analyzing, mapping and integrating the systems of our acquired businesses, that we believe enables us to fully integrate the businesses we acquire in an efficient manner and within 12 months of their acquisition. Our integration model is comprised of four stages:

  •
  Stage 1 (Preliminary Analysis): Preliminary analysis of the available infrastructure, organizational structure and teaching model of the acquired business to identify potential integration issues.

  •
  Stage 2 (Detailed Mapping): Detailed migration diagnosis and mapping of the systems, processes and teaching model of the acquired business to be integrated into our centralized shares-services center and academic model.

  •
  Stage 3 (Integration/Migration): Centralization and migration of the systems and processes into our shared services center and standardization of the teaching model of the acquired business.

  •
  Stage 4 (Ongoing Support): Post migration/integration remote and on-site support and monitoring to stabilize the integrated operations of the acquired business.

              In 2018 and 2019, we successfully acquired or invested in a total of 11 companies, increasing our number of medical schools seats, expanding into new medical education segments and integrating new technologies that allow us to innovate and enhance our value proposition to lifelong medical learners. As of the date of this prospectus, we have fully integrated the operations of seven of our acquisitions with our existing business. We are in the process of integrating the operations of our four (IESP, IPEMED, Medcel Editora and CBB Web) other acquisitions carried out in 2019 and 2018, the integration of which we expect to complete by May 2020.

              Our limited operating history as a consolidated company and our recent acquisitions entail a number of challenges, such as effectively integrating the operations of any acquired companies with our existing business and managing a growing number of campuses. See "Risk Factors—Certain Risks Relating to Our Business and Industry—We may not be able to identify and acquire new medical higher education institutions or meet our strategic and financial goals in connection with any business acquisition we seek, and difficulties in effectively integrating and managing a growing number of campuses may adversely affect our strategic objectives" and "Risk Factors—Certain Risks Relating to Our Business and Industry—Our limited operating history as a consolidated company, our recent acquisitions and the comparability of our results may make it difficult for investors to evaluate our business, financial condition, results of operations and prospects."

              We currently have a comprehensive mapped medical school seats pipeline, broken down as follows:

              Our pipeline includes approximately 10,000 medical seats (each 1,000 medical school seats represent a regulatory capacity of 7,200 students) that we view as attractive potential targets, of which approximately 509 medical seats are the subject of negotiations with signed, non-binding memorandums of understanding.

    Purpose-driven culture

              Medical education requires a core human value: compassion. As we endeavor to revolutionize medical education in Brazil, we believe that by training and educating better physicians we are helping people and their communities across Brazil. This mission has united families and entrepreneurs, executives and sponsors with over 20 years of knowhow and expertise in the education sector. Our internal satisfaction survey conducted in 2018 showed employee satisfaction levels of 86.3 out of a possible 100, based on several criteria, such as trust in, and a commitment to, our values, leadership satisfaction, work satisfaction, learning and development and active participation in our activities, reinforcing our strong commitment to our mission and purpose.

Our Lifelong Medical Learner Clients

              As of September 30, 2019, we had a total of 35,417 students across all our segments, including 6,388 enrolled in our undergraduate medical programs. As of September 30, 2019, we had 9,854 enrolled students in our medical residency preparatory courses and, following our acquisition of IPEMED in the second quarter of 2019, we had 1,803 enrolled students in our medical specialization programs.

              In addition to health sciences courses, which comprise medicine, dentistry, nursing, radiology, psychology, pharmacy, physical education, physiotherapy, nutrition and biomedicine, we also offer degree programs and courses in other non-health sciences subjects and disciplines across several of our campuses, including undergraduate and post-graduate courses in business administration, accounting, law, civil engineering, industrial engineering and pedagogy. These non-health sciences courses are not part of our core business—the number we offer has increased as a consequence of our strategic acquisitions in 2018 of multi-disciplinary schools with strong health sciences programs, which are our principal focus. Although non-health courses are not part of our growth strategy, we expect to continue to offer them to the extent they generate local demand. These non-health sciences programs represented 17.5% of total combined tuition fees for all courses offered in 2018.

              The attractive dynamics for medical education in Brazil, including high demand for medical services and low medical density, combined with the exceptional rewards a physician receives (e.g. high wages, fast payback), create the perfect environment for us, with high demand for health sciences programs throughout the entire medical career. This scenario enables us to target a unique student profile during our selection process, capturing the most capable individuals in Brazil.

              According to Educainsights, medical students are, at the outset of their medical journey, different from students that pursue other career paths. For example, while 27% of students from non-medical undergraduate courses have a private high school background, that number increases to 82% for medical students. In addition, 64% and 65% of medical students have a father and mother with at least higher education diploma, respectively, while for non-medical courses, these figures are 16% and 22%, respectively. As a result, we are able to create a distinguished network of Afya students, which we believe is essential to the success of our long-term brand building initiatives.

              The following chart sets forth certain differences between medical and non-medical students in Brazil:

              In addition, as of September 30, 2019, we had eight contracts with other partner institutions, which represents our B2B segment. These partnerships allow us to increase our distribution outreach to other institutions around the country and help us achieve our mission.

              Our students and graduates tell our story for us:

"From the moment I started college, my first experience was already excellent, because I was experiencing a methodology that was different from the traditional methodology I had in High School. Here I experience a new learning methodology, more flexible and focused on exploring solutions.

I also enjoy the contact with practical activities that has been part of my activities since I started studying in ITPAC Palmas. This gives us a lot of confidence and the impression that we are really being prepared for the challenges of the medical career."

Sara Queiroz da Rosa
4th Period Medical Student—ITPAC Palmas

"The attention that the institution devotes to its students is excellent and certainly makes all the difference. This happens through the very well qualified and select faculty, a modern structure of classrooms, libraries, materials and labs, besides the student support that makes all these benefits accessible to the students throughout their academic activities. These factors are noteworthy and they contribute a lot to my professional education."

Guilherme Assunção Godine
7th Period Medical Student—ITPAC Porto

"With the joy of graduation come many questions about which specialization to pursue and which hospitals to choose. Amid all the anxiety and questions, Medcel has proven to be a preparatory course that suited my schedule. The planning and lessons methodology allowed me to remember important concepts and to consolidate the knowledge necessary for the exams. Through a well organized study schedule and dedication, along with the printed materials and the video lessons, I was able to reach my goal of passing the General Medicine Residency Program. I thank Medcel and the professors for being part of this achievement."

Lídia Tatekawa
Approved in General Medicine Program at Hospital Municipal do Campo Limpo—SP

"After achieving the dream of becoming a physician, we come across the insanities of life, shift after shift, lack of time for updating our knowledge and, with all that, the necessity of studying for the residency exams and the anxiety about the specialization choice.

For me, Medcel's preparatory course brought peace of mind and confidence. The availability lessons with varied durations for the same theme, the adequate number of questions and the ease of accessing the platform at any moment, anywhere, made everything a lot more accessible. With all this support, I was able to achieve yet another dream: passing the medical residency exam."

Fábio Fonseca Pagazzi
Approved in General Medicine Program at Hospital Adventista Silvestre—Rio de Janeiro

"The quality of Medcel's education is very good; it is a methodology that is mediated by technology, which makes the student interact with the platform to achieve their learning goals. This has helped UNIFACISA a lot; we are very satisfied with the partnership and we are improving each day to contribute with the performance of our students. The platform is very friendly, intuitive and allows the student to monitor their development based on the watched lessons and questions answered correctly, which help their study schedule a lot. Besides that, there are several lesson formats and podcast, so the student can interact with the platform 24/7. All of this generates greater engagement, with a more significant learning for the student"

Dr. Diego Gadelha
UNIFACISA MEDICAL SCHOOL

    Student Financing and Incentive Programs

    Student financing program—Fundo de Financiamento Estudantil, or FIES

              FIES is a MEC program created by Law No. 10,260/2001 to provide financing to undergraduate students who are unable to finance their own education.

              After going through several reforms from 2015 onwards, the government launched the "New FIES" in early 2018, to be provided in the following categories:

  •
  Public FIES—Per capita income of up to three minimum wages, with zero interest rate. The financing is provided by federal government funds and contributions from Higher Education Institutions, or HEIs, through the fund FG-FIES. Therefore, the credit risk is divided between the government and the private HEIs.

  •
  Private FIES, or P-FIES—Per capital income of up to five minimum wages, with low interest rates. Regional funds and private financial institutions, provide the financing.

              As of September 30, 2019, our exposure to FIES was 5.0% of our total student base, which represented 3.4% of our total revenue for that period. See "Risk Factors—Certain Risks Relating to Our Business and Industry—Changes to the rules or delays or suspension of tuition payments made through FIES may adversely affect our cash flows and our business." for further information.

    Incentive program—Programa Universidade Para Todos, or PROUNI

              PROUNI was established in 2005 through Law No. 10,096/2005, which offers full and partial scholarships (50%), in private HEI for undergraduate and subsequent courses of specific training, to Brazilian students without a higher education diploma. On the other hand, the Government offers federal tax exemptions to the higher education institutions adhering to PROUNI.

              Private higher education institutions, whether for profit or not, may join PROUNI by signing a term of adhesion (valid for 10 years), and at least (i) offer a full scholarship for every 10.7 students who pay a regular monthly fee and are regularly enrolled at the end of the previous school year; or (ii) an integral scholarship for every 22 students who pay the regular monthly tuition fees in specific undergraduate and subsequent courses, provided they also offer scholarships of 50% or 25%, in proportion necessary so that the sum of the benefits granted is equivalent to 8.5% of its annual revenue.

              The tax exemption (in whole or in part) for HEIs that participate on this program are the following:

  •
  IRPJ (income tax) and CSLL (social contribution), with respect to the portion of net income in proportion to revenues from traditional and technology undergraduate programs; and

  •
  Cofins (Contribution for the Financing of Social Security) and PIS (Program of Social Integration), concerning revenues from traditional and technology undergraduate programs.

              As of September 30, 2019, our exposure to PROUNI was 2.9% of our student base, which reflects an effective tax of 7.2%. Although we fulfilled all required scholarship criteria for the 100% tax exemption, PROUNI does not cover our operations outside of our undergraduate programs.

    Other private financing program

              Afya offers private financing program through external partners (Banco Santander and Raydan) for undergraduate students. The credit risk is taken 100% by the partner.

Our Growth Strategies

              We aim to continue to grow organically and through acquisitions and to generate greater shareholder value by implementing the following strategic initiatives:

    Maturation of current number of authorized medical school seats

              We benefit from contracted growth visibility in our medical schools that are in the initial six years of operations, which we derive from two main sources: (1) the six-year maturation cycle of our medical school seats, which begins when a medical school becomes operational, with a first year medical school class which progresses through the required six years as the next classes begin behind it, and which ends when the medical school has six school years of medical students and has therefore reached capacity at maturation (i.e., the maximum number of approved seats), and (2) new enrollments from our seven recently awarded campuses in connection with the "Mais Médicos" program. Since the maximum number of medical seats per medical school is set by applicable regulations, the only way to grow our medical school seats, and thus our number of enrollments, is through acquisitions or starting new medical schools. Assuming full compliance with applicable regulations and that our seven new "Mais Médicos" campuses mature as expected with 50 medical seats for each campus, we estimate reaching a total medical student base of 11,257 students by 2025. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Medical School Regulatory Capacity and Capacity at Maturation" and "Risk Factors—Certain Risks Relating to Our Business and Industry—The post-secondary education sector is highly regulated, and our failure to comply with existing or future laws and regulations could significantly impact our business."

 Afya's 2018-2025 Expected Medical Student Base Build-Up (number of seats)*

*
Includes Uniredentor acquisition.

    Expand our medical residency preparation enrollments base

              Competition for medical residencies should increase as the number of graduating physicians grows and the number of available residency seats remains static. According to a third-party consulting firm, the number of applicants for medical residency programs is expected to grow at a rate of 13.4% per year through 2022. We plan to continue to grow our medical residency exam preparation student enrollments, leveraging the academic outcome, scalability and learning experience of our digital platform.

    Expand our graduate programs enrollments base

              Due to the shortage of medical residency seats and the growing demand for medical graduate courses, we believe we will be able to expand our current offering in this segment.

              We intend to continue developing our business-to-business strategy by increasing the number of partners and student enrollments through increased marketing and sales effort.

    Cross sell across our existing medical students base

              Because our solutions target the lifelong education journey of medical students, we have identified an opportunity to increase student enrollments at a low marginal cost driven by cross selling opportunities such as increasing the number of former undergraduate students subscribing to our medical residency exam solutions and the number of former undergraduate and/or medical residency students applying to our graduate and CME courses.

    Expand our B2B capabilities

              B2B contracts are effective customer entry points to our products and services. Students are familiar with our platforms, increasing our brand equity and helping us attract more physicians to enroll in preparatory courses, graduate programs and CME products.

    Expand our distribution channels

              We plan to continuously expand our distribution network by increasing our presence in direct and third-party channels, launching graduate courses or CME for third-party continuing medical education hubs (including, but not limited to, hospitals, clinics and other medical schools) to grow our graduate medical footprint, through partnerships with such third-party continuing medical education hubs.

    Leverage infrastructure and extract synergies from acquisitions

              We believe we have been able to successfully integrate our acquisitions into our ecosystem. We plan to implement several measures to improve the profitability of recent acquisitions, including but not limited to:

  •
  Streamlining fee discounts and scholarship policies;

  •
  Integrating operations with our shared-services center;

  •
  Streamlining faculty training in line with our career plan; and

  •
  Integrating teaching models into our academic model.

    Continue to selectively pursue M&A opportunities

              We plan to selectively pursue acquisitions that will complement our current medical education services offering and/or enhance our product portfolio, such as digital content platforms, continuing medical education institutions and other medical certification companies, among others. We are currently evaluating possible acquisition opportunities and submit non-binding proposals from time to time. We believe that we have developed a strong capability and track record of acquisitions. In 2019, we acquired or invested in six companies, which increased our medical school seats by more than 24% over the period. In 2018, we acquired or invested in five companies, which increased our medical school seats by more than 118.3% over the year. Our acquisition of Medcel enabled us to access the medical residency preparation market, and the acquisition of IPEMED enabled us to enter the graduate and specialization courses market. Our acquisition strategy is mainly focused on expanding our medical school footprint by adding new institutions to our existing portfolio.

    Enter into new markets

              We believe our end-to-end physician-centric ecosystem is equipped to serve medical students in complementary segments where our innovative methodological, data-driven approach can continue to disrupt traditional vendors and legacy business models. We believe opportunities exist in new sectors and regions of Brazil. In the future, we intend to focus on expanding further into continuing medical education. We may also seek to grow our business by selectively expanding into international markets with similar fundamentals.

    Develop new products

              We plan to continuously evolve our platform and offer solutions that keep up with the growing demands of our students. We have a planned pipeline of new products, including new medical web-series seasons, corporate medical training, new extension health programs, a tutoring suite, a peer-to-peer suite and a virtual reality product.

Technology and Intellectual Property

    Technology

              In recent years, we have implemented several initiatives to improve operational efficiency and to integrate processes across several campuses and operations. We plan to continue this process in the future to fully consolidate Afya Brazil's integrated systems with those of our recent acquisitions.

    Shared Services Center

              We have invested in a modern Shared Services Center (SSC) to process back-office and non-student facing transactions that has idle capacity and is expected to enable student base growth with low marginal costs.

    Integrated Systems

              We have adopted third party systems to handle our internal systems in a fully integrated manner:

  •
  Enterprise Resource Planning (ERP):  TOTVS ERP RM is the leader solution in the Education Industry in Brazil and delivers a flexible systemic solution that fits our companies' processes to improve management and organization. At the same time, it allows high governance of the processes, with complete control of all back-office activities, preventing operational errors and allowing efficient tax-related calculations and control of government obligation.

  •
  Academic System:  TOTVS RM Educacional is a mature platform that allows the configuration of the student payment plan attached to the disciplines enrolled and processes preventing manual financial transactions and making the process more flexible and efficient. This system includes both Student and Faculty Portals, with features that allow mobile frequency monitoring and provide payment solutions to students and also manages the faculties' time sheet and payroll.

  •
  Learning Management System (LMS):  Canvas LMS is a cloud-native, highly scalable system that connects all digital learning tools and evaluation resources accessed nationally by our faculties and students.

              As of the date of this prospectus, IESP independently operates its own ERP systems, Datasul (TOTVS) and Gennera. We are working to migrate these systems from IESP in order to fully incorporate them into our integrated systems.

    Intellectual Property

              We rely on a combination of copyright, trademark and trade secret laws, as well as employee and third-party non-disclosure, confidentiality and other types of contractual arrangements to establish, maintain and enforce our intellectual property rights, including with respect to our proprietary rights related to our products and services. In addition, we license technology from third parties.

              As of September 30, 2019, we owned more than 6,000 learning materials (e.g. classes, materials and videos) that comply with the national curriculum and that are developed by our teachers.

              In addition, the following brands, including local brands used by our undergraduate institutions, are fully registered or are being registered to us: AFYA, NRE Educacional: ITPAC, FAPAC ITPAC PORTO NACIONAL, IPTAN, UNIVAÇO, IESVAP, UNINOVAFAPI (the trademark registered in connection with IESP), FADEP, and FMIT (FMIT is the trademark being registered in connection with CCSI).

Properties

              Our corporate headquarters, which include product development, sales, marketing, and business operations, are located in Nova Lima, state of Minas Gerais. It consists of 1,000 square meters of space under a lease that expires in 2022.

              In addition to our corporate headquarters and as of September 30, 2019, we leased almost all of our operational, sales, and administrative facilities. As of September 30, 2019, we had a services agreement with a data center service provider for the provision of data services to us from its data centers located globally, which expires in 2020. As of September 30, 2019, we leased data center facilities in São Paulo. We believe that our facilities are suitable and adequate for our business as presently conducted, however, we periodically review our facility requirements and may acquire new space to meet the needs of our business or consolidate and dispose of facilities that are no longer required.

Employees

              As of September 30, 2019, we had 3,611 employees, 3.8% of which were based in our offices in Nova Lima and 96.2% of which were based in other cities elsewhere in Brazil, including 127 employees based in São Paulo. We also engage temporary employees and consultants as needed to support our operations.

              As of September 30, 2019, we had 49 medical content creators, who are responsible for developing our learning materials (including media, podcasts, quizzes, classes, among others), including 36 physician professors and 13 employees dedicated exclusively to medical content creation for our online platform.

              The table below breaks down our full-time personnel by function as of September 30, 2019:

Function	Number of Employees	% of Total
Management	27	1%
Shared Services Center and IT, Sales and Marketing	195	5%
Faculties	1,946	54%
General and Administrative	1,443	40%

Total	3,611	100%

              Our employees in Brazil are represented by the labor unions of independent sales agents and of consulting, information, research and accounting firms for the geographic area in which they render services. We believe we have a constructive relationship with these unions, as we have never experienced strikes, work stoppages or disputes leading to any form of downtime.

Legal Proceedings

              From time to time, we are involved in disputes that arise in the ordinary course of our business. Any claims against us, whether meritorious or not, can be time consuming, result in costly litigation, require significant management time and result in the diversion of significant operational resources.

              We and our subsidiaries are subject to a number of judicial and administrative proceedings in the Brazilian court systems, including civil, labor and tax law and social security claims and other proceedings, which we believe are common and incidental to business operations in Brazil, in general. We recognize provisions for legal proceedings in our financial statements, when we are advised by independent outside counsel that (i) it is probable that an outflow of resources will be required to settle the obligation, and (ii) a reliable estimate can be made of the amount of the obligation. The assessment of the likelihood of loss includes analysis by outside counsel of available evidence, the hierarchy of laws, available case law, recent court rulings and their relevance in the legal system. Our provisions for probable losses arising from these matters are estimated and periodically adjusted by management. In making these adjustments our management relies on the opinions of our external legal advisors.

              As of September 30, 2019 and December 31, 2018, we had provisions recorded in our financial statements in connection with legal proceedings for which we believe a loss is probable, in an aggregate amount of R$6.5 million and R$3.5 million, respectively, and had made judicial deposits in an aggregate amount of R$387 thousand and R$327 thousand, respectively. However, legal proceedings are inherently unpredictable and subject to significant uncertainties. If one or more cases were to result in a judgment against us in any reporting period for amounts that exceeded our management's expectations, the impact on our operating results or financial condition for that reporting period could be material.

    Civil Matters

              As of September 30, 2019, we and our subsidiaries were party to approximately 878 civil proceedings, 782 of which are judicial proceedings and 96 of which are administrative proceedings. The civil claims to which we are a party generally relate to consumer claims, including those related to student complaints. We believe these proceedings are unlikely to have a material adverse impact, individually, or in the aggregate, on our results of operations or financial condition.

              On November 14, 2008, a civil suit was filed by Alessandra Vanessa Leite e Silva and others as plaintiffs against ITPAC Porto Nacional and others, seeking (i) to void IESPEN's decision to revoke their IESPEN membership and all subsequent decisions taken by IESPEN starting in April 4, 2004, and (ii) the payment of damages for loss of profits. On September 15, 2015, the lower court rendered a judgment in favor of the plaintiffs, granting interlocutory relief. On December 13, 2016, following an interlocutory appeal of the plaintiffs, the lower court froze 5% of ITPAC's monthly revenues in favor of the plaintiffs, and on January 9, 2017, ITPAC appealed the lower court judgment and filed an interlocutory appeal to suspend the order to freeze 5% of its revenues. On May 24, 2017, an injunction was issued suspending the freeze order. As of the date of this prospectus, the appeal against the Lower Court judgment and the interlocutory appeal are pending the decision of the appeals court. We estimate the amount of any claim for damages that may be imposed on us as a result of these proceedings to be approximately of R$8.0 million, with the chance of loss as possible.

              On October 9, 2012, a civil suit was filed by Marly Luzia Bernardes Rocha against ITPAC Porto Nacional and others, alleging (1) that Municipal Law No. 1780/03 in connection with IESPEN's creation is unconstitutional, and therefore that IESPEN's dissolution and assignment of all its contingencies to ITPAC Porto Nacional should be voided; (2) that ITPAC Porto Nacional acted in bad faith and failed in its duties to pay for corresponding material damages, loss of profits, loss of opportunity and moral damages; (3) that Maria Aurora Pinto Leite e Silva and Celso Eduardo Avelar Freire, shareholders of IESPEN, did not pay-up corporate capital; and (4) that ITPAC Porto Nacional should compensate the plaintiffs for alleged illicit enrichment in connection with the dissolution. On January 12, 2014, ITPAC filed its defense, which is pending review by the competent lower court. On November 13, 2016, the lower court froze 8% of ITPAC Porto Nacional's monthly revenues in favor of the plaintiffs, and the freeze order was overturned on January 12, 2017. We estimate the amount of any claim for damages that may be imposed on us as a result of these proceedings to be approximately of R$14.0 million, with the likelihood of loss as possible.

              In 2008, two public civil proceedings were filed by the Brazilian federal government and the federal public prosecutor for the suspension of the activities of the Garanhuns Greenfield unit, claiming that the status of the Garanhuns Greenfield unit with the MEC was irregular. As of the date of this prospectus, the activities of the Garanhuns Greenfield unit are suspended pursuant to a judgment of the 23rd Federal Court of the State of Pernambuco. ITPAC has appealed the judgment, and the appeal is pending the decision of the Superior Court of Justice. Afya Brazil is currently in discussions with

MEC to obtain the necessary authorizations for the Garanhuns Greenfield unit, and to the extent those authorizations are obtained, this proceeding will be extinguished. In July 2019, ITPAC Araguaina filed an administrative proceeding requesting MEC's reappraisal of its previous decision that denied the request of transferring the administrative proceeding related to the medical course authorization, filed in 2011, from the state educational system to the federal eduational system, pursuant to applicable regulation. Although SERES and MEC's legal advisors had already issued a favourable opinion to grant the authorization. On January 13, 2020, the technical assistance coordinator of the Minister of Education Office issued a report recommending that the Secretary of Education reanalyze the proceeding. On January 23, 2020, ITPAC Araguaina filed a writ against MEC to request the dismissal of such report. The plaintiff alleges that the report issued by the technical assistance coordinator of the Minister of Education Office has no legal grounds, in particular because the administrative proceeding is ongoing at MEC since 2011. ITPAC Araguaina filed a relief injunction seeking the suspension of the above mentioned report. However, on January 27, 2020, the lower court allowed MEC to file its motion for dismissal before ruling on the request. As of the date of this prospectus, MEC has not filed the requested information.

    Labor Matters

              As of September 30, 2019, we and our subsidiaries were party to approximately 65 labor proceedings, 59 of which are judicial proceedings and 6 of which are administrative proceedings. The principal labor proceedings to which we are a party were filed by former employees or service providers seeking enforcement of labor rights allegedly not provided by the Company. The judicial proceedings relate to employment bonds (judicial proceedings filed by former service providers), overtime, premiums for hazardous workplace conditions, statutory severance, fines for severance payment delays, and compensation for workplace-related accidents. The administrative proceedings relate to the alleged failure by the Company to comply with certain labor laws, including with respect to working hours, the registration of employment agreements, disabled workers' hiring quotas and the protection of underage workers and apprentices.

    Tax and Social Security Matters

              As of September 30, 2019, certain of our subsidiaries were party to 14 tax and social security proceedings, 7 of which are judicial proceedings and 7 of which are administrative proceedings, for which we did not record any provisions based on the advice of our external legal counsel that the likelihood of loss is possible. The tax claims to which these subsidiaries are party are primarily tax foreclosures filed by Brazilian federal tax authority, although the most significant tax claim in an amount of R$9.1 million is related to taxes due to a Brazilian municipal tax authority.

              ITPAC Porto Nacional, one of our subsidiaries, is party to an administrative tax proceeding filed by the municipality of Porto Nacional in the State of Tocantins, which alleges that ITPAC Porto Nacional is liable for unpaid taxes on services (ISS) rendered during the period from February 2012 to August 2016, as a result of the failure by ITPAC Porto Nacional to comply with certain legal requirements related to a tax exemption. The proceeding also challenges the validity of a judicial agreement between ITPAC Porto Nacional and the municipality. In January 2019, a first instance decision of the municipality of Porto Nacional determined that ITPAC Porto Nacional had complied with the terms of the tax exemption, reducing the amount of the liability to R$8.4 thousand, which ITPAC Porto Nacional paid. As of the date of this prospectus, the proceeding is pending the judgment of the administrative appeal filed by the Municipal Treasury challenging the first instance decision that reduced the amount of the liability.

              ITPAC Porto Nacional is also party to two tax foreclosure proceedings filed by the Brazilian federal government on July 12, 2010 for the collection of social security contribution on payroll debts in the total historical amount of R$3.1 million, for which we did not record any provisions based on the advice of our external legal counsel that the likelihood of loss is possible. As of the date of this prospectus, the amount of these proceedings is approximately R$6.5 million and the proceedings are pending the decision of the lower court.

    "Mais Médicos" Proceedings

              On January 15, 2019, Sociedade de Ensino Superior Estácio de Sá Ltda., or SESES, filed a writ against SERES, requesting a judicial review of SERES's decision to disqualify the SESES bid to open a medical school in the city of Bragança, State of Pará, as part of the public procurement for the "Mais Médicos" program, and award it to ITPAC Porto Nacional. The lower court granted a preventive injunction in favor of SESES, suspending SERES's award of the medical school to ITPAC Porto Nacional. ITPAC Porto Nacional joined these proceedings as a co-defendant. On March 6, 2019, the federal prosecutor issued an opinion to dismiss the writ. On September 11, 2019, the lower court dismissed the writ and revoked the suspension of the award of the medical school granted by MEC to ITPAC Porto Nacional, and we became authorized by MEC to open and operate a medical school in the city of Bragança. As of the date of this prospectus, the proceedings are pending the review of the appeal by the Federal Court of Appeals.

              On January 31, 2019, Brasil Educação S.A., or BR Educação, filed proceedings against SERES, requesting a judicial review of SERES's decision to disqualify the BR Educação bid to open a school in the city of Abaetetuba, State of Pará, as part of the public procurement for the "Mais Médicos" program, and award it to ITPAC Porto Nacional. ITPAC Porto Nacional joined these proceedings as a co-defendant. The lower court granted a preventive injunction in favor of BR Educação, suspending SERES's award of the medical school to ITPAC Porto Nacional. This injunction was subsequently repealed by the Federal Court of Appeals upon preliminary review. As of the date of this prospectus, the proceedings are pending the issuance of the final decision by the lower court and the Federal Court of Appeals, and ITPAC Porto Nacional is authorized by MEC to open and operate a medical school in the city of Abaetetuba.

              On February 2, 2019, in proceedings separate to those of BR Educação, Faculdades Integradas Carajás S/C Ltda., or Faculdades Carajás, filed a writ against SERES, requesting a judicial review of SERES's decision to disqualify the Faculdades Carajás bid to open a medical school in the city of Abaetetuba, State of Pará, as part of the public procurement for the "Mais Médicos" program, and award it to ITPAC Porto Nacional. The lower court granted a preventive injunction in favor of Faculdades Carajás, suspending SERES's award of the school to ITPAC Porto Nacional. On October 10, 2019, Faculdades Carajás filed a motion to dismiss the writ, and the writ was dismissed by the lower court on January 10, 2020. Consequently, ITPAC Porto Nacional is authorized by MEC to open and operate a medical school in the city of Abaetetuba.

              In July 2019, Instituto Metropolitano de Ensino Ltda., or IME, filed a lawsuit against SERES requesting the cancellation of the results of the public procurement for the "Mais Médicos" program in connection with the awards granted to IPTAN and ITPAC Araguaína to open medical schools in the cities of Itacoatiara and Manacapuru, located in the state of Amazonas. IME alleges that SERES's final decision with respect to IME's participation in the public procurement was irregular. On September 11, 2019, the lower court granted a preventive injunction in favor of IME, suspending SERES's award of the medical schools to IPTAN and ITPAC Araguaína. IPTAN and ITPAC Araguaína joined these proceedings as co-defendants. The preventive injunction was suspended following an appeal filed by SERES, which is pending the judicial decision, and SERES, IPTAN and ITPAC Araguaína filed their responses to IME's allegations. As of the date of this prospectus, these proceedings are pending the decision of the lower court.

MANAGEMENT

              We are managed by our board of directors and by our senior management, pursuant to our Memorandum and Articles of Association and the Cayman Islands Companies Law (as amended).

Board of Directors

              As of the date of this prospectus, our board of directors is composed of nine members. Within one year of the date of this prospectus, the size of our board of directors is expected to increase to nine members. Each director holds office for the term, if any, fixed by the shareholders' resolution that appointed him, or, if no term is fixed on the appointment of the director, until the earlier of his or her removal or vacation of office as a director in accordance with the Articles of Association. Directors appointed by the board of directors hold office until the next annual general meeting. Our directors do not have a retirement age requirement under our Articles of Association. The current members of our board of directors have been appointed to serve for an indefinite period.

Name	Age	Position
Nicolau Carvalho Esteves	67	Chairman
Renato Tavares Esteves	32	Director
Sérgio Mendes Botrel Coutinho	42	Director
Daniel Arthur Borghi	46	Director
Felipe Samuel Argalji	32	Director*
Laura Guaraná Carvalho	37	Director
Daulins Reni Emilio	46	Director
Vanessa Claro Lopes	44	Independent Director*
Rafael Munerato de Almeida	44	Independent Director*

*
Member of our Audit Committee.

              The following is a brief summary of the business experience of our directors. Unless otherwise indicated, the current business addresses for our directors is Alameda Oscar Niemeyer, No. 119, Salas 502, 504, 1,501 and 1,503, Vila da Serra, Nova Lima, Minas Gerais, Brazil.

              Nicolau Carvalho Esteves is the Chairman of our board of directors, a position he has held since July 2019. He is a qualified orthopedist and has over 25 years of experience in the education industry. He was the Chairman of the board of directors of Afya Brazil from August 2016 to December 2019, when the board of directors of Afya Brazil was extinguished. He is the founding shareholder of the following companies, for which he served as Chief Executive Officer for the periods indicated (i) ITPAC—Instituto Tocantinense Presidente Antônio Carlos S.A. (1999-2016); (ii) ITPAC Porto Nacional—Instituto Tocantinense Presidente Antônio Carlos Porto S.A. (2008-2016); (iii) IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A. (2003-2016) and (iv) Instituto de Educação Superior do Vale do Parnaíba S.A. (2016-2018). He holds a Medicine degree from Faculdade de Medicina de Barbacena, a master's degree in Business Administration from FGV, a master's degree in Corporate Finance from Fundação Dom Cabral, a master's degree in Business Administration from FEAD and a Business Administration degree from AIEC.

              Renato Tavares Esteves is a member of our board of directors, a position he has held since July 2019. He was a member of the board of directors of Afya Brazil from August 2016 to December 2019, when the board of directors of Afya Brazil was extinguished. He served as executive officer of the following companies: Instituto de Educação Superior do Vale do Parnaíba S.A., UNIVAÇO—União Educacional do Vale do Aço S.A., IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A., ITPAC—Instituto Tocantinense Presidente Antônio Carlos S.A., and Instituto de Ensino

Superior do Piauí S.A.—IESP. He holds a Medicine degree from Faculdade de Medicina de Barbacena, and master's degrees in Business Administration and Corporate Finance from FGV.

              Sérgio Mendes Botrel Coutinho is a member of our board of directors, a position he has held since July 2019. He is a managing partner at Arien Invest, a private equity firm. Before joining Arien Invest, he was a partner at Análise Estratégica, responsible for its M&A Advisory and Strategic Consultancy division, and was also a partner at Gabrich & Botrel Advogados, advising on corporate law, corporate governance and mergers and acquisitions. He holds a Law degree from FUMEC, a master's degree in Corporate Law from Faculdade de Direito Milton Campos and a Doctorate degree in Corporate Law from PUC/MG. He was an MBA Professor at IBMEC (2009-2017) and is an LLM Professor at IBMEC. Mr. Botrel has provided legal services to Afya Brazil and the Esteves family during the last three years for aggregate fees of approximately US$500,000.

              Daniel Arthur Borghi is a member of our board of directors, a position he has held since July 2019. He was a member of the board of directors of Afya Brazil from August 2016 to December 2019, when the board of directors of Afya Brazil was extinguished. He is also Co-CEO of Crescera Investimentos, managing director and a member of its Executive Committee. A partner for over 10 years, he is responsible for its Education Private Equity practice. He was a member of the board of directors of Guardaya from 2016 to 2019. He is also currently a member of the boards of UEPC, and Wide Desenvolvimento Humano e Tecnologia S.A. Prior to joining us, he was a consultant at McKinsey & Co., an executive at Docas Participações S.A. and a partner at Finance Ltda. He holds an electrical engineering degree from PUC-RJ and an MBA from the Kellogg School of Management, Northwestern University.

              Felipe Samuel Argalji is a member of our board of directors and a member of our audit and ethics committee, positions he has held since July 2019. He was a member of the board of directors of Afya Brazil from August 2016 to December 2019, when the board of directors of Afya Brazil was extinguished. He is also a senior partner and member of the Executive Committee of Crescera Investimentos, responsible for investments in the Education Private Equity sector, since 2009. He was a member of the Finance Committee of Abril Educação and a member of the board of directors at Anima Educação. He holds an Economics degree from IBMEC.

              Laura Guaraná Carvalho is a member of our board of directors, a position she has held since July 2019. She is also a partner and member of the Executive Committee of Crescera Investimentos, responsible for investments in education for the private equity funds since 2008. She also serves as a board member for Uniceplac, and has served as a board member and advisory committee member for Medcel. She holds an MSc. in finance and economics from FGV and has a BS in electrical engineering from PUC-Rio.

              Vanessa Claro Lopes is a member of our board of directors and an independent member of our audit and ethics committee, positions she has held since July 2019. She is currently a member of the fiscal councils of Cosan S.A., Cosan Logística SA and Comgas S.A., the chairman of the audit committee at Tegma Logistica S.A., a member of the audit committee at Embraer S.A. and a deputy member of the fiscal councils of Usiminas S.A. She was formerly the chairman of the fiscal council of Via Varejo S.A. from 2014 to 2018, a member of the fiscal council of Terra Santa Agro S.A. from 2016 to 2018, a member of the fiscal council of Gerdau S.A from 2016 to 2017, and a member of the fiscal councils of Estacio Participações S.A. and Renova Energia S.A. from 2017 to 2019. With over 25 years experience in corporate governance and internal and external audits of large private and listed companies, she started her career at PricewaterhouseCoopers in advisory services and was responsible for the creation of the revenue assurance specialists department in Brazil for the telecoms sector. She was an executive officer and the head of the internal accounting department of TAM S.A. from 2010 to 2014, an executive officer and the head of the internal accounting department of Globex Utilidades S.A. (Grupo Pão de Açúcar) from 2004 to 2010, and a coordinator and the head of the accounting department of Grupo Telefonica from 2001 to 2004. She holds an MBA from EAESP/FGV, a master's degree in management systems from Universidade Federal Fluminense, a master's degree in computer networks from São Judas University, an accounting degree from Universidade Federal Fluminense and a systems analysis degree from FATEC/BS. She was formerly a professor of audit systems and information security at Objetivo University.

              Daulins Reni Emilio is a member of our board of directors, a position he has held since August 2019. He is a Managing Director at Bertelsmann Brazil Investments (BBI) and Head of the Bertelsmann Corporate Center in Brazil, a subsidiary of Bertelsmann SE & Co. KGaA, a relevant investor in education in the world. He joined Bertelsmann in 2012, where he has been responsible for Bertelsmann's strategy for new businesses in Brazil as well as for finding business opportunities in the Education sector. He is also the Chairman of the Board at Afferolab and a board member at Companhia das Letras and Intervalor. Before working at Bertelsmann, he was a consultant working across multiple industries during his tenures at Boston Consulting Group, McKinsey & Co. and Arthur Andersen. He holds a bachelor's degree in Mechanical Engineering from Unicamp, a master's degree in Economics from USP, and a Ph.D. in Economics from Boston University. During his Ph.D. at Boston University his research focused on Economics of Education and Economic Theory.

              Rafael Munerato de Almeida is a member of our board of directors and an independent member of our audit and ethics committee, positions he has held since August 2019. He was a member of the board of directors of Medcel Editora e Eventos S.A. from February 2016 to March 2019. He provides medical services for D'Or Consultoria em Corretagem de Seguros e Benefícios Ltda., Funcional Health Tech Soluções em Saúde Ltda., Associação Beneficiente Bom Samaritano, Hospital Bom Samaritano de Maringá S.A., IBES—Instituto Brasileiro para Excelência em Saúde and Trigger Participação e Administração S.A. He also provides medical services through his private medical practice, is a director at IBES—Instituto Brasileiro para Excelência em Saúde, and a consultant at Multivida Participações S.A., Grupo Kronberg, Switzerland Global Enterprise and CBEXs—Colégio Brasileiro de Executivos da Saúde. He holds a degree in medicine from Santa Casa de Misericórdia de SP, a residency in clinical medicine from Santa Casa de Misericórdia de SP, a residency in cardiology from InCor FMUSP, a specialization in cardiac arrhythmia from InCor FMUSP, and an MBA in health management from FGV.

Executive Officers

              Our executive officers are responsible for the management and representation of our company. We have a strong centralized management team led by Virgilio Deloy Capobianco Gibbon, our CEO, with broad experience in the education industry. Our executive officers were appointed by our board of directors until July 2021.

              The following table lists our current executive officers:

Name	Age	Position
Virgilio Deloy Capobianco Gibbon	44	Chief Executive Officer
Luciano Toledo de Campos	45	Chief Financial Officer
Júlio Eduardo Razente de Angeli	47	Continuing Education and Innovation Vice President

              The following is a brief summary of the business experience of our executive officers. Unless otherwise indicated, the current business addresses for our executive officers is Alameda Oscar Niemeyer, No 119, Salas 502, 504, 1,501 and 1,503, Vila da Serra, Nova Lima, Minas Gerais, Brazil.

              Virgilio Deloy Capobianco Gibbon is our Chief Executive Officer, a position he has held since July 2019. He has been the Chief Executive Officer of Afya Brazil since August 2016. Prior to joining us, he was Chief Operating Officer and Chief Financial Officer of Estácio Participação S.A., from March 2010 to March 2012, and March 2012 to June 2016, respectively. He was also Executive Director of Business Consulting and Education Industry at TOTVS Consulting from October 2007 to December 2009, and Senior Manager of Business Consulting at Accenture from 2000 to 2007. He holds a degree in Economics from PUC-RJ. He is currently a board member of EABH—Escola Americana of Belo Horizonte.

              Luciano Toledo de Campos is our Chief Financial Officer, a position he has held since July 2019. He has been the Chief Financial Officer of Afya Brazil since February 2019. Prior to joining us, he was Head of LatAm Healthcare and Education Equity Research at Branco Bradesco BBI S.A. from June 2016 to October 2018, Head of LatAm Healthcare and Education Equity Research and Director of Brazil Equity Research at HSBC Global Research from August 2009 to June 2016, and Director of Research Brazil at HSBC Global Research, from April 2014 to June 2016. He holds a degree in Engineering from Instituto Tecnológico de Aeronáutica—ITA. On January 13, 2020, we announced that Mr. Campos had notified us of his intention to leave Afya for personal reasons. Mr. Campos will remain with Afya as Chief Financial Officer to ensure a smooth and effective transition of his duties, including through our scheduled full year 2019 financial results announcement. We have already started conducting our search for our next Chief Financial Officer and are at an advanced stage in our search.

              Júlio Eduardo Razente de Angeli is our Continuing Education and Innovation Vice President, a position he has held since July 2019. He has been the Continuing Education and Innovation Vice President of Afya Brazil since April 2019. He is also the Chief Executive Officer of Guardaya, a position that he held since March 2016. Prior to joining us, he was Business Development Director of Udemy, Inc., from March 2015 to March 2016, VP of Language Learning at Somos Educação S.A. from August 2013 to September 2014, and VP Europe and Americas at EF Englishtown from October 2007 to July 2013. He holds a business administration degree from FGV.

Family Relationships

              Nicolau Carvalho Esteves, our Chairman, is the father of Renato Tavares Esteves, one of our directors.

Legal Proceedings

              In 2016, the federal prosecutors' office filed a public civil proceeding against Mr. Nicolau Carvalho Esteves, our chairman and one of our controlling shareholders, and certain other individuals, for irregular administrative acts alleged to have taken place during each of their respective terms as Health Secretary of the State of Tocantins (Secretário de Saúde do Estado de Tocantins) between 2012 and 2014, a position held by Mr. Carvalho Esteves for a period of four months, from March 9, 2012 to July 20, 2012. The prosecution alleges that Mr. Carvalho Esteves and the other individuals did not apply federal funds in compliance with mandatory budgeting rules required by applicable federal statutes. On September 19, 2017, the lower court dismissed the federal prosecutor's claims on the basis that the alleged improper acts were carried out to allow the public healthcare system in the state of Tocantins to continue to provide basic healthcare services, given there were insufficient public funds allocated for that purpose at the time. The federal prosecutor's office appealed the lower court's decision and on October 30, 2018, the federal court of appeals granted the appeal to overturn the lower court's decision and to nullify the evidentiary phase of the proceedings on the procedural technicality that the state of Tocantins had not been properly notified of its right to file its motion on evidence. On May 3, 2019, Mr. Carvalho Esteves filed an appeal of the federal court of appeals decision with the Supreme Court of Justice. If Mr. Carvalho Esteves is found liable, he may be subject to penalties, including a three year prohibition on him or any legal entity under his control transacting with public entities or being granted tax incentives/benefits, including Afya.

Committees

    Audit and Ethics Committee

              The audit and ethics committee, or the audit committee, which consists of Vanessa Claro Lopes (elected to the committee on July 8, 2019), Felipe Samuel Argalji (elected to the committee on July 8, 2019) and Rafael Munerato de Almeida (elected to the committee on August 29, 2019), assists our board of directors in overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. Vanessa Claro Lopes serves as Chairman of the committee. The audit committee consists exclusively of members of our supervisory board who are financially literate, and Vanessa Claro Lopes is considered an "audit committee financial expert" as defined by the SEC. Our board of directors has determined that Vanessa Claro Lopes and Rafael Munerato de Almeida satisfy the "independence" requirements set forth in Rule 10A-3 under the Exchange Act.

              The audit committee is governed by a charter that complies with applicable SEC and Nasdaq rules. The audit committee is responsible for, among other things:

  •
  the appointment, compensation, retention and oversight of any auditor or accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;

  •
  pre-approving the audit services and non-audit services to be provided by our independent auditor before the auditor is engaged to render such services;

  •
  reviewing and discussing with the independent auditor its responsibilities under generally accepted auditing standards, the planned scope and timing of the independent auditor's annual audit plan(s) and significant findings from the audit;

  •
  obtaining and reviewing a report from the independent auditor describing all relationships between the independent auditor and the Company consistent with the applicable PCAOB requirements regarding the independent auditor's communications with the audit committee concerning independence;

  •
  confirming and evaluating the rotation of the audit partners on the audit engagement team as required by law;

  •
  reviewing with management and the independent auditor, in separate meetings whenever the audit committee deems appropriate, any analyses or other written communications prepared by the Management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative IFRS methods on the financial statements; and other critical accounting policies and practices of the Company;

  •
  reviewing, in conjunction with the Chief Executive Officer and Chief Financial Officer of the Company, the Company's disclosure controls and procedures and internal control over financial reporting;

  •
  establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and

  •
  approving or ratifying any related person transaction (as defined in our related person transaction policy) in accordance with our related person transaction policy.

              In addition, our audit committee monitors ongoing compliance with our code of ethics and related compliance policies.

              The audit committee meets as often as it determines is appropriate to carry out its responsibilities, but in any event at least four times per year.

    Compensation Committee

              Since our initial public offering, we have established a compensation committee. The compensation committee, which consists of Rafael Munerato de Almeida, Renato Tavares Esteves and Miguel Filisbino Pereira de Paula (a consultant), assists our board of directors in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. The committee reviews the total compensation package for our executive officers and directors and recommends to the board of directors for determination the compensation of each of our directors and executive officers, and will periodically review and approve any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, and employee pension and benefits plans. As permitted by the listing requirements of Nasdaq, we have opted out of Nasdaq Listing Rule 5605(d), which requires that a compensation committee consist entirely of independent directors. The compensation committee is governed by a charter that will be posted on our website.

    Business Expansion Committee

              The business expansion committee, which consists of Sérgio Mendes Botrel Coutinho, Renato Esteves, Laura Guaraná Carvalho and Felipe Samuel Argalji, assists our board of directors to evaluate potential acquisition opportunities and new business opportunities, and makes recommendations to our board of directors as to whether we should pursue them.

Code of Ethics

              Our activities are subject to a code of ethics, which is applicable to all our members and entities, including our directors, officers, managers, teachers and other staff (including interns). Our code of ethics is also applicable to relevant third parties involved in our activities, such as suppliers, consultants and other service providers. Our code of ethics describes our mission, vision and values and provides the relevant conduct standards that must be followed by our members and entities. It regulates our interactions with our suppliers, students, clients, competitor suppliers and governmental entities and agents. Our code of ethics also sets forth fundamental rules of conduct related to the safeguarding of our financial books and records, conflict of interest situations, the protection of our confidential information and assets and our compliance with applicable laws and relevant information on whistleblowing procedures.

Compensation of Directors and Officers

              Under Cayman Islands law, we are not required to disclose compensation paid to our senior management on an individual basis and we have not otherwise publicly disclosed this information elsewhere.

              Our executive officers, directors and management receive fixed and variable compensation. They also receive benefits in line with market practice in Brazil. The fixed component of their compensation is set on market terms and adjusted annually.

              The variable component consists of cash bonuses and awards of shares (or the cash equivalent). Cash bonuses or paid to executive officers and members of our management based on previously agreed targets for the business. Shares (or the cash equivalent) are awarded under our share options long-term incentive program, as discussed below.

              The following table sets forth the fixed and variable compensation of our executive officers for the periods indicated:

	For the Year Ended December 31,
Executive Officers	2019	2018	2017
	(in R$, except for number of members)
Number of members who receive compensation	9	6	3
Fixed compensation
Salary	3,218,573.50	1,885,824.19	1,260,000.00
Direct and Indirect Benefits	41,369.16	124,398.97	45,180.36
Variable compensation
Bonus	1,146,719.09	913,856.41	127,800.00
Share-based compensation (including stock options)	—	1,215,446.19	—

Total	4,406,661.75	4,139,525.76	1,432,980.36

    Afya Brazil Long-Term Incentive Plan

              Certain members of our management participated in the share option long-term incentive program, or the LTIP, of Afya Brazil. Beneficiaries under the LTIP were granted rights to buy shares based on certain criteria. All unvested share options were automatically vested upon the consummation of our initial public offering, which diluted by approximately 10.6% the interest in our share capital of holders of our Class A common shares, and the LTIP was terminated on January 10, 2020.

    New Long-Term Incentive Plan

              On August 30, 2019, our board of directors approved the establishment of the new equity incentive plan, or the New LTIP, with the purpose of advancing the interests of our shareholders by enhancing our ability to attract, retain and motivate individuals to perform at the highest level.

              The New LTIP and the applicable option agreement to be entered into between us and the beneficiary, or the Option Agreement, will govern the issuance of equity incentive awards with respect to our Class A common shares, or the "Options." The Options will vest in five installments of 20%, starting on May 1 of the year following the date of execution of the Option Agreement with each beneficiary. The calculation of the strike price of the Option will be set forth in the applicable Option Agreement, as approved by the board of directors, upon the granting of the Option to the beneficiary. If a beneficiary is dismissed by us, resigns, retires or dies, the portion of his or her Options under the New LTIP that has vested at that date will be satisfied, but the non-vested portion will be canceled. If a beneficiary is terminated for cause, all of his or her Options under the New LTIP will be canceled. The maximum aggregate number of shares that can be issued to beneficiaries under the New LTIP may not exceed 4% of our share capital at any time.

Directors' and Officers' Insurance

              We have obtained civil liability insurance coverage for acts carried out by our directors and executive officers in the course of their duties.

Share Ownership

              The shares and any outstanding shares beneficially owned by our directors and officers and/or entities affiliated with these individuals are disclosed in the section entitled "Principal and Selling Shareholders."

 PRINCIPAL AND SELLING SHAREHOLDERS

              The following table and accompanying footnotes presents information relating to the beneficial ownership of our Class A common shares and Class B common shares (1) immediately prior to the completion of this offering, (2) following the sale of Class A common shares in this offering, assuming no exercise of the underwriters' option to purchase additional common shares, and (3) following the sale of Class A common shares in this offering, assuming the underwriters' option to purchase additional common shares is exercised in full, by:

  •
  each person, or group of affiliated persons, known by us to own beneficially 5% or more of our outstanding shares;

  •
  each of our executive officers and directors individually;

  •
  all executive officers and directors as a group; and

  •
  the selling shareholders, which are the entities and individuals shown as having shares listed in the column "Shares to be Sold in Offering."

              The number of common shares beneficially owned by each entity, person, executive officer or director is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days through the exercise of any option, warrant or other right. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all common shares held by that person.

              The percentages of beneficial ownership in the table below are calculated on the basis of the following numbers of shares outstanding:

  •
  immediately prior to the completion of this offering: 31,814,690 Class A common shares and 57,929,585 Class B common shares;

  •
  following the sale of Class A common shares in this offering, assuming no exercise of the underwriters' option to purchase additional common shares (which shares sold in this offering by the selling shareholder holding Class B common shares would convert from Class B common shares into Class A common shares upon such sale): 43,186,430 Class A common shares and 49,577,773 Class B common shares; and

  •
  following the sale of Class A common shares in this offering, assuming exercise in full of the underwriters' option to purchase additional Class A common shares (which shares sold in this offering by the selling shareholder holding Class B common shares would convert from Class B common shares into Class A common shares upon such sale): 44,914,690 Class A common shares and 48,329,585 Class B common shares.

              At the closing of this offering, all of the common shares to be sold by the selling shareholders that hold Class B common shares will be converted from Class B common shares into Class A common shares. The table below does not reflect any purchases of our Class A common shares in the offering from our existing shareholders.

              Unless otherwise indicated below, the address for each beneficial owner is c/o Afya, Alameda Oscar Niemeyer, No. 119, Salas 502, 504, 1,501 and 1,503, Vila da Serra, Nova Lima, Minas Gerais, Brazil.

	Shares Beneficially Owned Prior to Offering				% of Total Voting Power	Shares to be	Shares Beneficially Owned After Offering Without Exercise of Underwriters' Option				% of Total Voting Power After Offering Without Exercise of	Additional Common Shares To Be Sold In Offering With Full Exercise of	Shares Beneficially Owned After Offering With Full Exercise of Underwriters' Option				% of Total Voting Power After Offering With Full Exercise of
	Class A		Class B		Before	Sold In	Class A		Class B		Underwriters'	Underwriters'	Class A		Class B		Underwriters'
Shareholders	Shares	%	Shares	%	Offering(1)	Offering	Shares	%	Shares	%	Option(1)	Option	Shares	%	Shares	%	Option(1)
5% Shareholders
Crescera Educacional II Fundo de Investimento em Participações Multiestratégia	—	—%	33,632,396	58.1%	55.0%	7,851,812	—	—%	25,780,584	52.0%	47.8%	1,248,188	—	—%	24,532,396	50.8%	46.4%
Nicolau Carvalho Esteves	—	—%	15,161,349	26.2%	24.8%	500,000	—	—%	14,661,349	29.6%	27.2%	—	—	—%	14,661,349	30.3%	27.8%
Rosângela de Oliveira Tavares Esteves	—	—%	9,135,840	15.8%	14.9%	—	—	—%	9,135,840	18.4%	17.0%	—	—	—%	9,135,840	18.9%	17.3%
Executive Officers and Directors
Felipe Samuel Argalji(2)	—	—%	—	—%	—%	—	—	—%	—	—%	—%		—	—%	—	—%	—%
Daniel Arthur Borghi(3)	—	—%	—	—%	—%	—	—	—%	—	—%	—%	—	—	—%	—	—%	—%
Laura Guaraná Carvalho(4)	—	—%	—	—%	—%	—	—	—%	—	—%	—%	—	—	—%	—	—%	—%
Sérgio Mendes Botrel Coutinho	—	—%	—	—%	—%	—	—	—%	—	—%	—%	—	—	—%	—	—%	—%
Nicolau Carvalho Esteves	—	—%	15,161,349	26.2%	24.8%	500,000	—	—%	14,661,349	29.6%	27.2%	—	—	—%	14,661,349	30.3%	27.8%
Renato Tavares Esteves	2,543,996	8.0%	—	—%	0.4%	—	2,543,996	5.9%	—	—%	0.5%	—	2,543,996	5.7%	—	—%	0.5%
Vanessa Claro Lopes	—	—%	—	—%	—%	—	—	—%	—	—%	—%		—	—%	—	—%	—%
Daulins Reni Emilio												—
Rafael Munerato de Almeida	—	—%	—	—%	—%	—	—	—%	—	—%	—%	—	—	—%	—	—%	—%
Julio Eduardo Razente de Angeli	197,903	0.6%	—	—%	—%	40,000	157,903	0.4%	—	—%	—%	—	157,903	0.4%	—	—%	—%
Luciano Toledo de Campos	255,414	0.8%	—	—%	—%	10,000	245,414	0.6%	—	—%	—%	—	245,414	0.5%	—	—%	—%
Virgílio Deloy Capobianco Gibbon	787,738	2.5%	—	—%	0.1%	100,000	687,738	1.6%	—	—%	0.1%	—	687,738	1.5%	—	—%	0.1%
All directors and executive officers as a group (12 persons)	3,785,051	11.9%	15,161,349	26.2%	25.4%	650,000	3,635,051	8.4%	14,661,349	29.6%	27.9%	—	3,635,051	8.1%	14,661,349	30.3%	28.4%

(1)
Percentage of total voting power represents voting power with respect to all of our Class A common shares and Class B common shares, as a single class. Holders of our Class B common shares are entitled to 10 votes per share, whereas holders of our Class A common shares are entitled to one vote per share. For more information about the voting rights of our Class A common shares and Class B common shares, see "Description of Share Capital."

(2)
Mr. Argalji, a member of our board of directors, is a member of the executive committee of Crescera Investimentos. Mr. Argalji disclaims beneficial ownership of the shares held by Crescera Investimentos except to the extent, if any, of his pecuniary interest therein.

(3)
Mr. Borghi, a member of our board of directors, is a managing director of Crescera Investimentos. Mr. Borghi disclaims beneficial ownership of the shares held by Crescera Investimentos except to the extent, if any, of his pecuniary interest therein.

(4)
Mrs. Carvalho, a member of our board of directors, is a member of the executive committee of Crescera Investimentos. Mrs. Carvalho disclaims beneficial ownership of the shares held by Crescera Investimentos except to the extent, if any, of her pecuniary interest therein.

              The holders of our Class A common shares and Class B common shares have identical rights, except that the Esteves Family and Crescera as holders of Class B common shares (i) are entitled to 10 votes per share, whereas holders of our Class A common shares are entitled to one vote per share, (ii) have certain conversion rights and (iii) are entitled to maintain a proportional ownership interest by purchasing additional Class B common shares in the event that additional Class A common shares are issued. For more information see "Description of Share Capital—Preemptive or Similar Rights" and "Description of Share Capital—Conversion." Each Class B common share is convertible into one Class A common share.

              Crescera Investimentos is an independent asset management firm focused on private equity and venture capital with approximately R$2.8 billion of assets under management. Founded by professionals with extensive background in the Brazilian financial markets, it has a strong track record of creating value for entrepreneurs, business owners and investors alike. It is structured as a partnership, emphasizing talent retention, meritocracy and ethical practices. Crescera Investimentos' governance is overseen by senior executive partners, who seek to bring the same values and practices to its investee companies. Its investment decision making process is focused on maximizing return for its investor clients by assisting leading entrepreneurs in developing their business into world class companies. Crescera Investimentos' principal executive offices are located at Avenida Ataulfo de Paiva, 153, 5th floor, Leblon, Rio de Janeiro, RJ, Brazil.

Shareholders' Agreement

              On July 7, 2019, Crescera and the Esteves Family entered into a shareholders' agreement, or the Shareholders' Agreement. The Shareholders' Agreement specifies that Crescera may not transfer its shares in the Company, in whole or in part, without first offering them to Bertelsmann SE& Co. KGaA, or Bertelsmann, which will have the option to acquire such shares. If Crescera and Bertelsmann are unable to agree the sale and purchase of the offered shares within five business days of being notified of Crescera's proposal, Crescera can sell the shares to a third party within specified time limits.

              Further, the Esteves Family is bound by a non-compete obligation preventing it from directly or indirectly carrying on a competing business that is in direct competition with the Company, subject to certain limited exceptions.

 RELATED PARTY TRANSACTIONS

              The agreements described in this section, or forms of such agreements as they will be in effect at the time of this offering, are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto.

Shared Services

              On January 2, 2018, Afya Brazil entered into agreements with its subsidiaries and IPTAN and IESVAP, under which (i) Afya Brazil provides shared services and corporate costs and expenses, and (ii) the subsidiaries and IPTAN and IESVAP reimburse Afya Brazil for the amount of such costs and expenses. The amounts charged to IPTAN and IESVAP, prior to their acquisition by Afya Brazil on April 26, 2018, was R$1.1 million for the period from January 1, 2018 to April 25, 2018 and R$2.6 million for the year ended December 31, 2017.

Lease Agreements

              On July 14, 2016, UNIVAÇO Patrimonial Ltda., an entity controlled by our shareholder Nicolau Carvalho Esteves and of which Ms. Rosângela Esteves is the chief executive officer, entered into a lease agreement with Univaço—União Educacional do Vale do Aço Ltda S.A., or UNIVAÇO, a subsidiary of Afya Brazil, pursuant to which UNIVAÇO Patrimonial Ltda. agreed to lease the UNIVAÇO campus to UNIVAÇO located in the city of Ipatinga, State of Minas Gerais. The lease agreement is for a monthly amount equal to R$213,618.45, adjustable in accordance with the provisions of the lease agreement. The lease agreement is for an initial term of 20 years, and is renewable for an additional 20 years subject to the provisions of the lease agreement. The lease expenses in connection with this lease agreement totaled R$2.6 million and R$2.5 million for the years ended December 31, 2018 and 2017, respectively. For the nine months ended September 30, 2019, the lease payments in connection with this lease agreement totaled R$2.1 million.

              On April 25, 2018, IESVAP Patrimonial Ltda., an entity controlled by our shareholder Nicolau Carvalho Esteves and of which Mr. Renato Esteves is an executive officer, entered into a lease agreement with IESVAP, a subsidiary of Afya Brazil, pursuant to which IESVAP Patrimonial Ltda. agreed to lease the IESVAP campus to IESVAP located in the city of Parnaíba, State of Piauí. The lease agreement is for an amount equal to 7.5% of the monthly net revenue of IESVAP during the prior fiscal year. The lease agreement is for an initial term of 20 years, and is renewable for an additional 20 years subject to the provisions of the lease agreement. The lease expenses in connection with this lease agreement totaled R$1.3 million for the year ended December 31, 2018. For the nine months ended September 30, 2019, the lease payments in connection with this lease agreement totaled R$1.9 million.

              On June 21, 2016, RVL Esteves Gestão Imobiliária S.A., or RVL, an entity controlled by our shareholder Nicolau Carvalho Esteves and of which Mr. Renato Esteves is an executive officer, entered into lease agreements (as amended on April 26, 2018) with ITPAC—Instituto Tocantinense Presidente Antônio Carlos S.A., or ITPAC, and Itpac Porto Nacional—Instituto Tocantinense Presidente Antonio Carlos Porto S.A., or ITPAC Porto Nacional, pursuant to which RVL agreed to lease campuses to ITPAC and ITPAC Porto Nacional in the cities of Araguaína and Porto Nacional, both located in the State of Tocantins. The lease agreements are for a monthly amount equal to R$483,897.77 and R$472,275.88, respectively, adjustable in accordance with the provisions of each lease agreement. The lease agreements are for an initial term of 20 years, and are renewable for an additional 20 years subject to the provisions of each lease agreement.

              On November 1, 2016, RVL, an entity controlled by our shareholder Nicolau Carvalho Esteves and of which Mr. Renato Esteves is an executive officer, entered into a lease agreement with Afya Brazil, pursuant to which RVL agreed to lease to Afya Brazil certain offices located in the city of Nova

Lima, State of Minas Gerais, where Afya Brazil's principal executive offices are located. The lease agreement is for a monthly amount equal to R$12,000.00, subject to certain discount conditions set forth in the lease agreement and adjustable in accordance with the provisions of the lease agreement. The lease agreement is for an initial term of three years, and may be renewable for an additional three years subject to the provisions of the lease agreement.

              On September 6, 2018, RVL, an entity controlled by our shareholder Nicolau Carvalho Esteves and of which Mr. Renato Esteves is an executive officer, entered into a lease agreement with ITPAC, a subsidiary of Afya Brazil, pursuant to which RVL agreed to lease to ITPAC the new ITPAC campus currently under construction by RVL in the city of Palmas, State of Tocantins. The lease agreement is for an amount equal to 7.5% of the monthly net revenue of ITPAC during the prior semester, which will start to become due once the new ITPAC campus becomes operational, subject to the provisions of the lease agreement. The lease agreement is for an initial term of 20 years, starting on the date the new ITPAC campus becomes operational, and is renewable for an additional 20 years subject to the provisions of the lease agreement.

              On February 9, 2019, RVL, an entity controlled by our shareholder Nicolau Carvalho Esteves and of which Mr. Renato Esteves is an executive officer, entered into a lease agreement with Afya Brazil, pursuant to which RVL agreed to lease to Afya Brazil certain offices located in the city of Nova Lima, State of Minas Gerais, where Afya Brazil's principal executive offices are located. The lease agreement is for a monthly amount equal to R$24,035.00, adjustable in accordance with the provisions of the lease agreement. The lease agreement is for an initial term of five years, and may be renewable for an additional five years subject to the provisions of the lease agreement.

              On October 30, 2019, RVL, an entity controlled by our shareholder Nicolau Carvalho Esteves and of which Mr. Renato Esteves is an executive officer, entered into a sublease agreement with IPTAN, pursuant to which RVL agreed to sublease to IPTAN the new IPTAN medical campus, currently under construction by RVL Esteves Gestão Imobiliária S.A. in the city of Santa Inês, State of Maranhão. The sublease agreement is for a monthly amount equal to (i) up to June 2020, R$12,000.00 and (ii) after June 2020 and until March 2024, 6.5% of the monthly net revenue of IPTAN assessed during the prior semester, in each case adjustable in accordance with the provisions of the sublease agreement. The sublease agreement is for an initial term of 20 years counted from the conclusion of the construction works, and may be renewable for an additional 20 years subject to the provisions of the sublease agreement.

              Afya Brazil recorded lease expenses in connection with the lease agreements with RVL of R$9.7 million and R$9.3 million for the years ended December 31, 2018 and 2017, respectively. For the nine months ended September 30, 2019, the lease payments in connection with these lease agreements totaled R$7.7 million.

ITPAC Garanhuns Assignment Agreement

              On March 28, 2019, our shareholder Nicolau Carvalho Esteves entered into an agreement with Afya Brazil pursuant to which he assigned to Afya Brazil, in connection with a pending authorization by MEC to operate a medical school, the right to develop the ITPAC Garanhuns Greenfield unit, a medical school in the city of Garanhuns, State of Pernambuco. The consummation of the assignment is subject to the approval of the ITPAC Garanhuns medical school authorization by MEC, which must be obtained within 10 years from the execution of the assignment agreement. The purchase price to be paid by Afya Brazil to Nicolau Carvalho Esteves to the extent MEC's approval is obtained within the prescribed time period is R$900,000 multiplied by the number of medical school seats authorized by MEC. Once operational, ITPAC Garanhuns is expect to generate 120 new medical school seats. In 2008, two public civil proceedings were filed by the Brazilian federal government and the federal public prosecutor for the suspension of the activities of the Garanhuns Greenfield unit, claiming that the status of the Garanhuns Greenfield unit with the MEC was irregular. See "Business—Legal Proceedings—Civil Matters."

UEPC Services Agreement

              On February 25, 2019, Medcel entered into a services agreement with UEPC, pursuant to which Medcel agreed to provide certain educational services and content to UEPC, available on Medcel's online platform. The services agreement is for an amount equal to R$1.3 million, payable by UEPC to Medcel subject to the terms of the services agreement. For the nine months ended September 30, 2019, the revenues in connection with this services agreement totaled R$0.7 million.

Related person transaction policy

              Our related person transaction policy states that any related person transaction must be approved or ratified by our audit committee, board of directors or a designated committee thereof. In determining whether to approve or ratify a transaction with a related person, our audit committee, board of directors or the designated committee will consider all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms, of the transaction the benefit and perceived benefit, or lack thereof, to us, opportunity costs of alternate transaction, the materiality and character of the related person's direct or indirect interest and the actual or apparent conflict of interest of the related person.

              Our audit committee, board of directors or the designated committee will not approve or ratify a related person transaction unless it has determined that, upon consideration of all relevant information, such transaction is in, or not inconsistent with, our best interests and the best interests of our shareholders.

Indemnification agreements

              We intend to enter into indemnification agreements with our directors and executive officers. The indemnification agreements and our Articles of Association require us to indemnify our directors and executive officers to the fullest extent permitted by law.

Employment agreements

              None of our executive officers have entered into employment agreements with the Company. None of our directors have entered into service agreements with the Company.

 DESCRIPTION OF SHARE CAPITAL

General

              Afya Limited, the company whose Class A common shares are being offered in this prospectus, was incorporated on March 22, 2019, as a Cayman Islands exempted company with limited liability duly registered with the Cayman Islands Registrar of Companies. Our corporate purposes are unrestricted and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of Companies Law (as amended) of the Cayman Islands, or the Companies Law.

              Our affairs are governed principally by: (1) our Memorandum and Articles of Association; (2) the Companies Law; and (3) the common law of the Cayman Islands. As provided in our Memorandum and Articles of Association, subject to Cayman Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

              Our Articles of Association authorize the issuance of share capital of up to 1,000,000,000 shares of a nominal or par value of US$0.00005 each, which at the date of this prospectus comprise 500,000,000 Class A common shares and 250,000,000 Class B common shares (which may be converted into Class A common shares in the manner contemplated in our Articles of Association), and 250,000,000 shares of such class or classes (howsoever designated) and having the rights that our board of directors may determine. As of the date of this prospectus, 31,814,690 Class A common shares and 57,929,585 Class B common shares of our authorized share capital were issued, fully paid and outstanding. Upon the completion of this offering, we will have 43,186,430 Class A common shares and 49,577,773 Class B common shares of our authorized share capital issued and outstanding, assuming the underwriters do not elect to exercise their option to purchase additional Class A common shares.

              Our Class A common shares are listed and trade on the Nasdaq Global Select Market under the symbol "AFYA."

              Initial settlement of our Class A common shares will take place on the closing date of this offering through The Depository Trust Company, or DTC, in accordance with its customary settlement procedures for equity securities. Each person owning Class A common shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the Class A common shares. Persons wishing to obtain certificates for their Class A common shares must make arrangements with DTC.

              The following is a summary of the material provisions of our authorized share capital and our Articles of Association.

Share Capital

              The Memorandum and Articles of Association currently authorize two classes of common shares: Class A common shares, which are entitled to one vote per share, and Class B common shares, which are entitled to 10 votes per share and to maintain a proportional ownership interest in the event that additional Class A common shares are issued. Any holder of Class B common shares may convert his or her shares at any time into Class A common shares on a share-for-share basis. The rights of the two classes of common shares are otherwise identical, except as described below. The implementation of this dual class structure was required by the Esteves Family and Crescera, our principal shareholders, as a condition of undertaking the initial public offering of our common shares. See "—Anti-Takeover Provisions in our Articles of Association—Two Classes of Common Shares."

              At the date of this prospectus, Afya's total authorized share capital was US$50,000, divided into 1,000,000,000 shares par value US$0.00005 each, of which:

  •
  500,000,000 shares are designated as Class A common shares; and

  •
  250,000,000 shares are designated as Class B common shares.

              The remaining authorized but unissued shares are presently undesignated and may be issued by our board of directors as common shares of any class or as shares with preferred, deferred or other special rights or restrictions.

              Following this offering, Afya will have a total issued share capital of US$4,638.21, divided into 43,186,430 Class A common shares and 49,577,773 Class B common shares (assuming no exercise of the underwriters' option to purchase additional common shares); or 44,914,690 Class A common shares and 48,329,585 Class B common shares (assuming full exercise of the underwriters' option to purchase additional shares). See "Capitalization" and "Dilution."

Treasury Shares

              At the date of this prospectus, Afya has no shares in treasury.

Issuance of Shares

              Except as expressly provided in Afya's Articles of Association, Afya's board of directors has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in the company's capital without the approval of our shareholders (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the directors may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Companies Law. In accordance with its Articles of Association, Afya shall not issue bearer shares.

              Afya's Articles of Association provide that at any time that there are Class A common shares in issue, additional Class B common shares may only be issued pursuant to (1) a share split, subdivision of shares or similar transaction or where a dividend or other distribution is paid by the issue of shares or rights to acquire shares or following capitalization of profits, (2) a merger, consolidation, or other business combination, or (3) an issuance of shares including Class A common shares or any other class of share designated as a common share pursuant to the Articles of Association, whereby each holder of the Class B common shares is entitled to purchase a number of Class B common shares that would allow it to maintain its proportional ownership interests in Afya (following an offer by Afya to each holder of Class B common shares to issue to such holder, upon the same economic terms and at the same price, such number of Class B common shares as would ensure such holder may maintain a proportional ownership interest in Afya pursuant to Afya's Articles of Association). In light of: (a) the above provisions; (b) the fact that future transfers by holders of Class B common shares will generally result in those shares converting to Class A common shares, subject to limited exceptions as provided in the Articles of Association; and (c) the ten-to-one voting ratio between our Class B common shares and Class A common shares, means that holders of our Class B common shares will in many situations continue to maintain control of all matters requiring shareholder approval. This concentration of ownership and voting power will limit or preclude your ability to influence corporate matters for the foreseeable future. For more information see "—Preemptive or Similar Rights."

              Afya's Articles of Association also provide that the issuance of non-voting common shares requires the affirmative vote of a majority of the of then-outstanding Class A common shares and the prior written consent of a Crescera Director and Esteves Family Director as set out below in "—Proceedings of the Board of Directors."

Fiscal Year

              Afya's fiscal year begins on January 1 of each year and ends on December 31 of the same year.

Voting Rights

              The holders of the Class A common shares and Class B common shares have identical rights, except that (i) the holder of Class B common shares is entitled to 10 votes per share, whereas holders of Class A common shares are entitled to one vote per share, (ii) Class B common shares have certain conversion rights and (iii) the holders of Class B common shares are entitled to maintain their proportional ownership interest in the event that common shares and/or preferred shares are proposed to be issued. For more information see "—Preemptive or Similar Rights" and "—Conversion." The holders of Class A common shares and Class B common shares vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, except as provided below and as otherwise required by law.

              Afya's Articles of Association provide as follows regarding the respective rights of holders of Class A common shares and Class B common shares:

  (i)
  Class consents from the holders of Class A common shares or Class B common shares, as applicable, shall be required for any variation to the rights attached to their respective class of shares, however, the directors may treat any two or more classes of shares as forming one class if they consider that all such classes would be affected in the same way by the proposal;

  (ii)
  the rights conferred on holders of Class A common shares shall not be deemed to be varied by the creation or issue of further Class B common shares and vice versa; and

  (iii)
  the rights attaching to the Class A common shares and the Class B common shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights, including, without limitation, shares with enhanced or weighted voting rights.

              As set forth in the Articles of Association, the holders of Class A common shares and Class B common shares, respectively, do not have the right to vote separately if the number of authorized shares of such class is increased or decreased. Rather, the number of authorized Class A common shares and Class B common shares may be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding Class A common shares and Class B common shares, voting together in a general meeting.

Preemptive or Similar Rights

              The Class A common shares and Class B common shares are not entitled to preemptive rights upon transfer and are not subject to conversion (except as described below under "—Conversion"), redemption or sinking fund provisions.

              The Class B common shares are entitled to maintain a proportional ownership interest in the event that additional common and/or preferred shares are issued. As such, except for certain exceptions, including the issuance of Class A common shares in furtherance of this offering, if Afya issues common and/or preferred shares, it must first make an offer to each holder of Class B common shares to issue to such holder on the same economic terms such number of Class B common shares as would ensure such holder may maintain a proportional ownership interest in Afya. This right to maintain a proportional ownership interest may be waived by all of the holders of Class B common shares, such waiver to remain effective until the date specified therein or 12 months from the date of the waiver.

Conversion

              The outstanding Class B common shares are convertible at any time as follows: (1) at the option of the holder, a Class B common share may be converted at any time into one Class A common share or (2) upon the election of the holders of all the then issued and outstanding Class B common shares, all outstanding Class B common shares may be converted into a like number of Class A common shares. In addition, each Class B common share will convert automatically into one Class A common share upon any transfer, whether or not for value, except for certain transfers described in the Articles of Association, including transfers to holders of Class B common shares, to affiliates, transfers to Bertelsmann SE & Co. KGaA and any of its affiliates, to and between the Esteves Family, Crescera, their family members and their respective children, heirs and successors, trusts solely for the benefit of the shareholder or their affiliates, and to partnerships, corporations and other entities exclusively owned or controlled by the Class B shareholder or their affiliates and certain transfers to organizations that are exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended. Furthermore, each Class B common share will convert automatically into one Class A common share and no Class B common shares will be issued thereafter if, at any time, the total number of the issued and outstanding Class B common shares is less than 10% of the total number of shares outstanding. To the extent that Crescera or the Esteves Family cease to be a Class B common shareholder, the rights nominally vested to each shall vest in their permitted transferee within the meaning of Afya's Articles of Association.

              No class of Afya's common shares may be subdivided or combined unless the other class of common shares is concurrently subdivided or combined in the same proportion and in the same manner.

Equal Status

              Except as expressly provided in Afya's Articles of Association, Class A common shares and Class B common shares have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters. In the event of any merger, consolidation, scheme, arrangement or other business combination requiring the approval of our shareholders entitled to vote thereon (whether or not Afya is the surviving entity), the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares. In the event of any (1) tender or exchange offer to acquire any Class A common shares or Class B common shares by any third-party pursuant to an agreement to which Afya is a party, or (2) any tender or exchange offer by Afya to acquire any Class A common shares or Class B common shares, the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares.

Record Dates

              For the purpose of determining shareholders entitled to notice of, or to vote at any general meeting of shareholders or any adjournment thereof, or shareholders entitled to receive dividend or other distribution payments, or in order to make a determination of shareholders for any other purpose, Afya's board of directors may set a record date which shall not exceed forty (40) clear calendar days prior to the date where the determination will be made.

General Meetings of Shareholders

              As a condition of admission to a shareholders' meeting, a shareholder must be duly registered as a shareholder of Afya at the applicable record date for that meeting and, in order to vote, all calls or installments then payable by such shareholder to Afya in respect of the shares that such shareholder holds must have been paid.

              Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one vote per Class A common share and 10 votes per Class B common share.

              As a Cayman Islands exempted company, Afya is not obliged by the Companies Law to call annual general meetings; however, the Articles of Association provide that in each year the company will hold an annual general meeting of shareholders, at a time determined by the board of directors, provided that the board of directors of Afya has the discretion whether or not to hold an annual general meeting in 2019. For the annual general meeting of shareholders the agenda will include, among other things, the presentation of the annual accounts and the report of the directors. In addition, the agenda for an annual general meeting of shareholders will only include such items as have been included therein by the board of directors.

              Also, Afya may, but is not required to (unless required by the laws of the Cayman Islands), hold other extraordinary general meetings during the year. General meetings of shareholders are generally expected to take place in Nova Lima, Brazil, but may be held elsewhere if the directors so decide.

              The Companies Law provides shareholders a limited right to request a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting in default of a company's Articles of Association. However, these rights may be provided in a company's Articles of Association. Afya's Articles of Association provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

              Subject to regulatory requirements, the annual general meeting and any extraordinary general meetings must be called by not less than ten (10) clear calendar days' notice prior to the relevant shareholders meeting and convened by a notice discussed below. Alternatively, upon the prior consent of all holders entitled to receive notice, with regards to the annual general meeting, and the holders of 95% in par value of the shares entitled to attend and vote at an extraordinary general meeting, that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.

              Afya will give notice of each general meeting of shareholders by publication on its website and in any other manner that it may be required to follow in order to comply with Cayman Islands law, Nasdaq and SEC requirements. The holders of registered shares may be given notice of a shareholders' meeting by means of letters sent to the addresses of those shareholders as registered in our shareholders' register, or, subject to certain statutory requirements, by electronic means.

              Holders whose shares are registered in the name of DTC or its nominee, which we expect will be the case for all holders of Class A common shares, will not be a shareholder or member of the company and must rely on the procedures of DTC regarding notice of shareholders' meetings and the exercise of rights of a holder of the Class A common shares.

              A quorum for a general meeting consists of any one or more persons holding or representing by proxy not less than one-third of the aggregate voting power of all shares in issue and entitled to vote upon the business to be transacted, provided that such a quorum must also include (i) Crescera for so long as it holds Class B common shares, and (ii) the Esteves Family for so long as it holds Class B common shares.

              A resolution put to a vote at a general meeting shall be decided on a poll. An ordinary resolution to be passed by the shareholders at a general meeting requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote, present in person or by proxy and voting at the meeting. A special resolution requires the affirmative vote on a poll of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our Company, as permitted by the Companies Law and our Articles of Association.

              Pursuant to Afya's Articles of Association, general meetings of shareholders are to be chaired by the chairman of our board of directors or in his absence the vice-chairman of the board of directors. If the chairman or vice-chairman of our board of directors is absent, the directors present at the meeting shall appoint one of them to be chairman of the general meeting. If neither the chairman nor another director is present at the general meeting within 15 minutes after the time appointed for holding the meeting, the shareholders present in person or by proxy and entitled to vote may elect any one of the shareholders to be chairman. The order of business at each meeting shall be determined by the chairman of the meeting, and he or she shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Company, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the polls. The chairman shall not have the right to vote in his capacity as chairman and shall not have a casting vote.

Liquidation Rights

              If Afya is voluntarily wound up, the liquidator, after taking into account and giving effect to the rights of preferred and secured creditors and to any agreement between Afya and any creditors that the claims of such creditors shall be subordinated or otherwise deferred to the claims of any other creditors and to any contractual rights of set-off or netting of claims between Afya and any person or persons (including without limitation any bilateral or any multi-lateral set-off or netting arrangements between the company and any person or persons) and subject to any agreement between Afya and any person or persons to waive or limit the same, shall apply Afya's property in satisfaction of its liabilities pari passu and subject thereto shall distribute the property amongst the shareholders according to their rights and interests in Afya.

Special Matters

              Afya may not without the prior written consent of (i) Crescera for so long as it holds Class B common shares and (ii) the Esteves Family for so long as it holds Class B common shares: change the number of directors; change the structure, function, and/or number of the board of executive officers (which comprises the three senior executive officers that manage the day to day business activities of Afya, subject to the overall supervision of the board of directors); amend its Memorandum and Articles of Association; vary the rights attaching to shares; approve any merger or consolidation of Afya with one or more constituent companies (as defined in the Companies Law (2018 Revision), the contribution by Afya of any assets to any subsidiary and/or the creation of any joint venture by Afya; approve any business combination; approve the winding-up, liquidation or dissolution of Afya; or take certain actions in respect of its share capital as set out in the Articles of Association; register as an exempted limited duration company; or approve the transfer by way of continuation of Afya to a jurisdiction outside the Cayman Islands.

Anti-Corruption and Anti-Money Laundering

              Afya's Articles of Association contain stringent anti-corruption, anti-money laundering and certain other related measures applicable to the Company, its officers and directors, and its service providers. The Articles of Association provide that if a shareholder of the Company is found to have been involved in an act of corruption, money laundering or other related irregular act, the directors shall convene a meeting to consider the circumstances of such incident, and establish a course of action to be taken against such shareholder. The actions range from (i) suspending such shareholder from his/her duties as a director, officer and/or employee (if applicable) of the Company; (ii) terminating such duties; (iii) directing such shareholder to transfer the entirety of his/her shareholding in the Company to his/her children and/or heirs; or (iv) if (iii) if such transfer is not possible, resolve that the shares in the Company owned by such shareholder be mandatorily redeemed by the Company. Further, the Company's Articles of Association provide that the Company shall not engage the services of any provider that has been found to violate applicable anti-corruption laws, and further provide that the Company and its shareholders shall not violate applicable anti-corruption laws.

Changes to Capital

              Subject to the restrictions contained in the Articles of Association and summarized above in "—Special Matters," Afya may from time to time by ordinary resolution:

  •
  increase its share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;

  •
  consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

  •
  convert all or any of its paid-up shares into stock and reconvert that stock into paid up shares of any denomination;

  •
  subdivide its existing shares or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or

  •
  cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

              Afya's shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by the Company for an order confirming such reduction, reduce its share capital or any capital redemption reserve in any manner permitted by law.

              In addition, subject to the provisions of the Companies Law and our Articles of Association, Afya may:

  •
  issue shares on terms that they are to be redeemed or are liable to be redeemed;

  •
  purchase its own shares (including any redeemable shares); and

  •
  make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Law, including out of its own capital.

Transfer of Shares

              Subject to any applicable restrictions set forth in the Articles of Association, any shareholder of Afya may transfer all or any of his or her common shares by an instrument of transfer in the usual or common form or in the form prescribed by the Nasdaq or any other form approved by the Company's board of directors.

              The Class A common shares sold in this offering will be traded on the Nasdaq in book-entry form and may be transferred in accordance with Afya's Articles of Association and Nasdaq's rules and regulations.

              However, Afya's board of directors may, in its absolute discretion, decline to register any transfer of any common share which is either not fully paid up to a person of whom it does not approve or is issued under any share incentive scheme for employees which contains a transfer restriction that is still applicable to such common share. The board of directors may also decline to register any transfer of any common share unless:

  •
  the instrument of transfer is lodged with Afya, accompanied by the certificate (if any) for the common shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

  •
  the instrument of transfer is in respect of only one class of shares;

  •
  the instrument of transfer is properly stamped, if required;

  •
  the common shares transferred are free of any lien in favor of Afya; and

  •
  in the case of a transfer to joint holders, the transfer is not to more than four joint holders.

              If the directors refuse to register a transfer they are required, within fifteen business days after the date on which the instrument of transfer was lodged, to send to the transferee notice of such refusal.

Share Repurchase

              The Companies Law and the Articles of Association permit Afya to purchase its own shares, subject to certain restrictions. The board of directors may only exercise this power on behalf of Afya, subject to the Companies Law, the Articles of Association and to any applicable requirements imposed from time to time by the SEC, the Nasdaq, or by any recognized stock exchange on which our securities are listed.

Dividends and Capitalization of Profits

              We have not adopted a dividend policy with respect to payments of any future dividends by Afya. Subject to the Companies Law, Afya's shareholders may, by resolution passed by a simple majority of the voting rights entitled to vote at a general meeting, declare dividends (including interim dividends) to be paid to shareholders but no dividend shall be declared in excess of the amount recommended by the board of directors. The board of directors may also declare dividends. Dividends may be declared and paid out of funds lawfully available to Afya. Except as otherwise provided by the rights attached to shares and the Articles of Association of Afya, all dividends shall be paid in proportion to the number of Class A common shares or Class B common shares a shareholder holds at the date the dividend is declared (or such other date as may be set as a record date); but, (i) if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly, and (ii) where we have shares in issue which are not fully paid up (as to par value) we may pay dividends in proportion to the amounts paid up on each share.

              The holders of Class A common shares and Class B common shares shall be entitled to share equally in any dividends that may be declared in respect of Afya's common shares from time to time. In the event that a dividend is paid in the form of Class A common shares or Class B common shares, or rights to acquire Class A common shares or Class B common shares, (1) the holders of Class A common shares shall receive Class A common shares, or rights to acquire Class A common shares, as the case may be; and (2) the holders of Class B common shares shall receive Class B common shares, or rights to acquire Class B common shares, as the case may be.

Appointment, Disqualification and Removal of Directors

              Afya is managed by its board of directors. The Articles of Association provide that, unless otherwise determined by a special resolution of shareholders, the board of directors will be composed of four to 11 directors, with the number being determined by a majority of the directors then in office. There are no provisions relating to retirement of directors upon reaching any age limit. The Articles of Association also provide that, while Afya's shares are admitted to trading on Nasdaq, the board of directors must always comply with the residency and citizenship requirements of the U.S. securities laws applicable to foreign private issuers. Crescera for so long as it holds Class B common shares may appoint up to three (3) directors at its discretion (and is entitled at any time to remove substitute or replace such directors) ("Crescera Directors"), and the Esteves Family for so long as it holds Class B common shares may appoint up to three (3) directors at its discretion (and is entitled at any time to remove substitute or replace such directors) ("Esteves Family Directors"), in addition for so long as both hold Class B common shares, they may appoint a further director (the "Joint Director") and are entitled at any time to remove, substitute or replace the Joint Director. The board of directors shall have a chairman that for so long as both Crescera and the Esteves Family hold Class B common shares, which chairman will be appointed in rotation for a term of a year by each of them as prescribed in the Articles of Association, such right to be exercised initially by Crescera. Once neither Crescera nor the Esteves Family hold Class B common shares, the chairman will be elected by the board of directors then in office instead. The directors may elect a vice chairman of the board of directors.

              Subject to the foregoing, the Articles of Association provide that directors shall be elected by an ordinary resolution of our shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at the meeting. Each director shall be appointed and elected for a two-year term or until his or her death, resignation or removal, and is eligible for re-election.

              As of the date of this prospectus, our directors are Nicolau Carvalho Esteves, Renato Tavares Esteves, Sérgio Mendes Botrel Coutinho, Daniel Arthur Borghi, Felipe Samuel Argalji, Laura Guaraná Carvalho, Daulins Reni Emilio, Rafael Munerato de Almeida and Vanessa Claro Lopes. Vanessa Claro Lopes and Rafael Munerato de Almeida are "independent" as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the Nasdaq. We intend to appoint one additional independent director within one year following our initial public offering.

              Any vacancies on the board of directors that arise other than in respect of the Crescera and/or Esteves Family director appointments set out above or upon the removal of a director by resolution passed at a general meeting can be filled by the remaining directors (notwithstanding that they may constitute less than a quorum). Any such appointment shall be as an interim director to fill such vacancy until the next annual general meeting of shareholders.

              Subject to the foregoing, additions to the existing board (within the limits set pursuant to the Articles of Association) may be made by ordinary resolution of the shareholders.

              Our board of directors has an audit committee in place. See "Management—Audit Committee."

    Grounds for Removing a Director

              A director may be removed with or without cause by ordinary resolution, save that each Crescera Director may be removed by Crescera at its discretion and each Esteves Family Director may be removed by the Esteves Family at its discretion. The notice of general meeting must contain a statement of the intention to remove the director and must be served on the director not less than ten calendar days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

              The office of a director will be vacated automatically if he or she (1) becomes prohibited by law from being a director, (2) becomes bankrupt or makes an arrangement or composition with his creditors, (3) dies or is in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director, (4) resigns his office by notice to us or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his or her office be vacated. Further, the Directors may remove a Director as set out above in "—Anti-Corruption."

    Proceedings of the Board of Directors

              The Articles of Association provide that Afya's business is to be managed and conducted by the board of directors, save that Afya may not without (i) the consent of a Crescera Director while there is a Crescera Director and (ii) the consent of an Esteves Family Director while there is an Esteves Family Director: create new classes of shares, issue new shares, options, warrants or convertible securities of similar nature conferring the right upon the holders thereof to subscribe for purchase or receive any class of shares or securities in the capital of Afya; repurchase or redeem any shares; approve the payment of any remuneration to a Director or executive Officer; approve any incentive plan (as set out in the Articles of Association); change Afya's accounting practices except as required by applicable law; execute and/or terminate any shareholders' agreement, quotaholders' agreement, or any other agreements related to Afya's interest in any subsidiary; approve Afya's financial statements; effect an initial public offering and/or follow-on offerings of Afya, or hire any investment banks or service providers inherent to the initial public offering; approve the listing and/or the delisting of Afya's securities with any designated stock exchange; change Afya's dividend policy and/or approve any dividend, create and/or use Afya's reserves; approve any budget, as well as any amendment and/or change to such budget; conduct, negotiate, terminate and/or amend any business, agreement, or transaction between Afya and any related party; acquire, sell or encumber any of Afya's permanent assets, in one transaction or in a series of transactions, which value exceeds the equivalent of two hundred and fifty thousand Brazilian Reais (R$250,000); approve any sale or encumbrance, for the benefit of a person of shares issued by any subsidiary, or the admission of any new partner or shareholder in such subsidiaries; create or dissolve any committees of the Directors; carry out any investments outside the scope of the core business of Afya or its controlled persons (as set out in the Articles of Association); incorporate any entity; acquire, sell or encumber the capital stock of entities in which Afya has an interest; appoint or terminate the engagement of any auditor that is not an Authorised Auditor as set out in the Articles of Association; provide any guarantee in respect of any person or related person of any of Afya's shareholders, director and/or officers inter alia; negotiate, amend, renew, change of terminate any lease agreement or enter into any new lease agreement; appoint any executive officer; or approve the delegation of any powers by the board of directors; or take actions in connection with the Company's Anti-Corruption measures.

              The quorum necessary for the board meeting shall be a simple majority of the directors then in office (subject to there being a minimum of two directors present), provided that such a quorum must include at least one Crescera Director for so long as there is at least one Crescera Director and one Esteves Family Director for so long as there is one Esteves Family Director and business at any meeting shall be decided by a majority of votes, provided such a majority must include at least one

Crescera Director for so long as there is at least one Crescera Director and one Esteves Family Director for so long as there is one Esteves Family Director. In the case of an equality of votes, neither the chairman of the board nor the chairman of the meeting shall have a casting vote.

              Subject to the foregoing and the provisions of the Articles of Association, the board of directors may regulate its proceedings as they determine is appropriate. Board meetings shall be held at least once every calendar quarter and shall take place either in Nova Lima, Brazil, or at such other place as the directors may determine.

              Subject to the provisions of the Articles of Association, to any directions given by ordinary resolution of the shareholders and the listing rules of the Nasdaq, the board of directors may from time to time at its discretion exercise all powers of Afya, including, subject to the Companies Law, the power to issue debentures, bonds and other securities of the company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

Inspection of Books and Records

              Holders of Afya shares will have no general right under Cayman Islands law to inspect or obtain copies of the list of shareholders or corporate records of the Company. However, the board of directors may determine from time to time whether and to what extent Afya's accounting records and books shall be open to inspection by shareholders who are not members of the board of directors. Notwithstanding the above, the Articles of Association provide shareholders with the right to receive annual financial statements and upon request agreements executed by the Company and its Related Parties (as defined in the Articles of Association), shareholder agreements to which the Company is a party and details of any incentive plan). Such right to receive annual financial statements may be satisfied by publishing the same on the company's website or filing such annual reports as we are required to file with the SEC.

Register of Shareholders

              The Class A common shares offered in this offering will be held through DTC, and DTC or Cede & Co., as nominee for DTC, will be recorded in the shareholders' register as the holder of our Class A common shares.

              Under Cayman Islands law, Afya must keep a register of shareholders that includes:

  •
  the names and addresses of the shareholders, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

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  the date on which the name of any person was entered on the register as a member; and

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  the date on which any person ceased to be a member.

              Under Cayman Islands law, the register of shareholders of Afya is prima facie evidence of the matters set out therein (i.e. the register of shareholders will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of shareholders is deemed as a matter of Cayman Islands law to have prima facie legal title to the shares as set against his or her name in the register of shareholders. Upon the completion of this offering, the register of shareholders will be immediately updated to record and give effect to the issuance of new Class A common shares in this offering. Once the register of shareholders has been updated, the shareholders recorded in the register of shareholders should be deemed to have legal title to the shares set against their name.

              If the name of any person is incorrectly entered in or omitted from the register of shareholders, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of Afya, the person or member aggrieved (or any shareholder of Afya, or Afya itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Exempted Company

              Afya is an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

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  an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

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  an exempted company's register of shareholders is not open to inspection;

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  an exempted company does not have to hold an annual general meeting;

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  an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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  an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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  an exempted company may register as a limited duration company; and

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  an exempted company may register as a segregated portfolio company.

              "Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

              We are subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Except as otherwise disclosed in this prospectus, Afya currently intends to comply with the Nasdaq rules in lieu of following home country practice after the closing of this offering.

Anti-Takeover Provisions in our Articles of Association

              Some provisions of the Articles of Association may discourage, delay or prevent a change in control of Afya or management that shareholders may consider favorable. In particular, the capital structure of Afya concentrates ownership of voting rights in the hands of the Esteves Family and Crescera. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Afya to first negotiate with the board of directors. However, these provisions could also have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Class A common shares that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the management of Afya. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

    Two Classes of Common Shares

              The Class B common shares of Afya are entitled to 10 votes per share, while the Class A common shares are entitled to one vote per share. Since they own of all of the Class B common shares of Afya, the Esteves Family and Crescera currently have the ability to elect all directors and to determine the outcome of most matters submitted for a vote of shareholders. This concentrated voting control could discourage others from initiating any potential merger, takeover, or other change of control transaction that other shareholders may view as beneficial.

              So long as the Esteves Family and Crescera have the ability to determine the outcome of most matters submitted to a vote of shareholders as well as the overall management and direction of Afya, third parties may be deterred in their willingness to make an unsolicited merger, takeover, or other change of control proposal, or to engage in a proxy contest for the election of directors. As a result, the fact that Afya has two classes of common shares may have the effect of depriving you as a holder of Class A common shares of an opportunity to sell your Class A common shares at a premium over prevailing market prices and make it more difficult to replace the directors and management of Afya.

    Preferred Shares

              Afya's board of directors is given wide powers to issue one or more classes or series of shares with preferred rights. Such preferences may include, for example, dividend rights, conversion rights, redemption privileges, enhanced voting powers and liquidation preferences.

              Despite the anti-takeover provisions described above, under Cayman Islands law, Afya's board of directors may only exercise the rights and powers granted to them under the Articles of Association, for what they believe in good faith to be in the best interests of Afya.

Protection of Non-Controlling Shareholders

              The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of the shares of Afya in issue, appoint an inspector to examine the Company's affairs and report thereon in a manner as the Grand Court shall direct.

              Subject to the provisions of the Companies Law, any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that this winding up is just and equitable.

              Notwithstanding the U.S. securities laws and regulations that are applicable to Afya, general corporate claims against Afya by its shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by Afya's Articles of Association.

              The Cayman Islands courts ordinarily would be expected to follow English case law precedents, which permit a minority shareholder to commence a representative action against Afya, or derivative actions in Afya's name, to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority and the wrongdoers themselves control Afya, and (3) an irregularity in the passing of a resolution that requires a qualified (or special) majority.

Registration Rights and Restricted Shares

              Although no shareholders of Afya have formal registration rights, they or entities controlled by them or their permitted transferees will, subject to the lock-up agreements described below, be able to sell their shares in the public market from time to time without registering them, subject to certain limitations on the timing, amount and method of those sales imposed by regulations promulgated by the SEC. Afya, our executive officers and directors who will hold shares upon completion of this offering and the Esteves Family and Crescera have agreed to lock-up agreements that restrict us and them, subject to specified exceptions, from selling or otherwise disposing of any shares for a period of 90 days after the date of this prospectus without the prior written consent of BofA Securities, Inc. However, BofA Securities, Inc. may, in its sole discretion and without notice, release all or any portion of the shares from the restrictions in any of the lock-up agreements described above. In addition, these lock-up agreements are subject to the exceptions described in "Class A Common Shares Eligible for Future Sale," including the right for Afya to issue new shares if we carry out an acquisition or enter into a merger, joint venture or strategic participation.

Principal Differences between Cayman Islands and U.S. Corporate Law

              The Companies Law was modelled originally after similar laws in England and Wales but does not follow subsequent statutory enactments in England and Wales. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to Afya and the laws applicable to companies incorporated in the United States and their shareholders.

    Mergers and Similar Arrangements

              The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies.

              For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company; and (b) such other authorization, if any, as may be specified in such constituent company's articles of association. The plan must be approved by the directors of each constituent company and filed with the Registrar of Companies together with a declaration as to: (1) the solvency of the consolidated or surviving company, (2) the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the constituent companies; (3) no petition or other similar proceeding has been filed and remains outstanding and no order or resolution to wind up the company in any jurisdiction, (4) no receiver, trustee, administrator or similar person has been appointed in any jurisdiction and is acting in respect of the constituent company, its affairs or property, (5) no scheme, order, compromise or similar arrangement has been entered into or made in any jurisdiction with creditors; (6) a list of the assets and liabilities of each constituent company; (7) the non-surviving constituent company has retired from any fiduciary office held or will do so; (8) that the constituent company has complied with any requirements under the regulatory laws, where relevant; and (9) an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette.

              Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, may be determined by the Cayman Islands' court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

              In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

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  Afya is not proposing to act illegally or ultra vires and the statutory provisions as to majority vote have been complied with;

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  the shareholders have been fairly represented at the meeting in question;

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  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a "fraud on the minority."

              When a takeover offer is made and accepted by holders of 90.0% in value of the shares affected within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

              If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which might otherwise ordinarily be available to dissenting shareholders of U.S. corporations and allow such dissenting shareholders to receive payment in cash for the judicially determined value of their shares.

    Shareholders' Suits

              Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar. However, a class action suit could nonetheless be brought in a U.S. court pursuant to an alleged violation of U.S. securities laws and regulations.

              In principle, Afya itself would normally be the proper plaintiff and as a general rule, whilst a derivative action may be initiated by a minority shareholder on behalf of Afya in a Cayman Islands court, such shareholder will not be able to continue those proceedings without the permission of a Grand Court judge, who will only allow the action to continue if the shareholder can demonstrate that Afya has a good case against the Defendant, and that it is proper for the shareholder to continue the action rather than the Company's board of directors. Examples of circumstances in which derivative actions would be permitted to continue are where:

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  a company is acting or proposing to act illegally or beyond the scope of its authority;

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  the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority vote that has not been obtained; and

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  those who control the company are perpetrating a "fraud on the minority."

    Corporate Governance

              Cayman Islands law restricts transactions between a company and its directors unless there are provisions in the Articles of Association which provide a mechanism to alleviate possible conflicts of interest. Additionally, Cayman Islands law imposes on directors' duties of care and skill and fiduciary duties to the companies which they serve. Under Afya's Articles of Association, a director must disclose the nature and extent of his interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the Nasdaq, and unless disqualified by the chairman of the relevant meeting, the interested director may vote in respect of any transaction or arrangement in which he or she is interested. The interested director shall be counted in the quorum at such meeting and the resolution may be passed by a majority of the directors present at the meeting.

              Subject to the foregoing and our Articles of Association, our directors may exercise all the powers of Afya to vote compensation to themselves or any member of their body in the absence of an independent quorum. Our Articles of Association provide that, in the event a Compensation Committee is established, it shall be made up of such number of independent directors as is required from time to time by the Nasdaq rules (or as otherwise may be required by law). We currently have no intention to establish a Compensation Committee.

              As a foreign private issuer, we are permitted to follow home country practice in lieu of certain Nasdaq corporate governance rules, subject to certain requirements. We currently rely, and will continue to rely, on the foreign private issuer exemption with respect to the following rules:

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  Nasdaq Rule 5605(b), which requires that independent directors comprise a majority of a company's board of directors. As allowed by the laws of the Cayman Islands, independent directors do not comprise a majority of our board of directors.

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  Nasdaq Rule 5605(e)(1), which requires that a company have a nominations committee comprised solely of "independent directors" as defined by Nasdaq. As allowed by the laws of the Cayman Islands, we do not have a nominations committee nor do we have any current intention to establish one.

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  Nasdaq Rule 5605(d) & (e), which require that compensation for our executive officers and selection of our director nominees be determined by a majority of independent directors. As allowed by the laws of the Cayman Islands, we do not have a nomination and corporate governance committee or remuneration committee nor do we have any current intention to establish either.

    Borrowing Powers

              Afya's directors may exercise all the powers of Afya to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of Afya or of any third party. Such powers may be varied by a special resolution of shareholders (requiring a two-thirds majority vote).

    Indemnification of Directors and Executive Officers and Limitation of Liability

              The Companies Law does not limit the extent to which a company's articles of association may provide for indemnification of directors and officers, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Afya's Articles of Association provide that we shall indemnify and hold harmless our directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts incurred or sustained by such directors or officers, other than by reason of such person's dishonesty, willful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil, criminal or other proceedings concerning Afya or our affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Afya's directors, officers or persons controlling the Company under the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    Directors' and Controlling Shareholders' Fiduciary Duties

              As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company. Accordingly, directors owe fiduciary duties to their companies to act bona fide in what they consider to be the best interests of the company, to exercise their powers for the purposes for which they are conferred and not to place themselves in a position where there is a conflict between their personal interests and their duty to the company. Accordingly, a director owes a company a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. However, this obligation may be varied by the company's articles of association, which may permit a director to vote on a matter in which he has a personal interest provided that he has disclosed that nature of his interest to the board of directors. Afya's Articles of Association provides that a director must disclose the nature and extent of his or her interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the Nasdaq, and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting.

              A director of a Cayman Islands company also owes to the company duties to exercise independent judgment in carrying out his functions and to exercise reasonable skill, care and diligence, which has both objective and subjective elements. Recent Cayman Islands case law confirmed that directors must exercise the care, skill and diligence that would be exercised by a reasonably diligent person having the general knowledge, skill and experience reasonably to be expected of a person acting as a director. Additionally, a director must exercise the knowledge, skill and experience which he or she actually possesses.

              A general notice may be given to the board of directors to the effect that (1) the director is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the notice be made with that company or firm; or (2) he or she is to be regarded as interested in any contract or arrangement which may after the date of the notice to the board of directors be made with a specified person who is connected with him or her, will be deemed sufficient declaration of interest. This notice shall specify the nature of the interest in question. Following the disclosure being made pursuant to Afya's Articles of Association and subject to any separate requirement under applicable law or the listing rules of the Nasdaq, and unless disqualified by the chairman of the relevant meeting, a director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting.

              In comparison, under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

              Furthermore, as a matter of Cayman Islands law and in contrast to the position under Delaware corporate law, controlling shareholders of Cayman Islands companies do not owe fiduciary duties to those companies, other than the limited duty that applies to all shareholders to exercise their votes to amend a company's articles of association in good faith in the interests of the company. The absence of this minority shareholder protection might impact the ability of minority shareholders to protect their interests.

    Shareholder Proposals

              Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

              The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Afya's Articles of Association provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

    Cumulative Voting

              Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. As permitted under Cayman Islands law, Afya's Articles of Association do not provide for cumulative voting. As a result, the shareholders of Afya are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

    Removal of Directors

              The office of a director shall be vacated automatically if, among other things, he or she (1) becomes prohibited by law from being a director, (2) becomes bankrupt or makes an arrangement or composition with his creditors, (3) dies or is in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director, (4) resigns his office by notice to us or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his/her office be vacated.

    Transaction with Interested Shareholders

              The Delaware General Corporation Law provides that; unless the corporation has specifically elected not to be governed by this statute, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that this person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting shares or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation's outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which the shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

              Cayman Islands law has no comparable statute. As a result, Afya cannot avail itself of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that the board of directors owe duties to ensure that these transactions are entered into bona fide in the best interests of the company and for a proper corporate purpose and, as noted above, a transaction may be subject to challenge if it has the effect of constituting a fraud on the minority shareholders.

    Dissolution; Winding Up

              Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. If the dissolution is initiated by the board of directors it may be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company resolves by ordinary resolution that it be wound up because it is unable to pay its debts as they fall due. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

              Under the Companies Law, Afya may be dissolved, liquidated or wound up by a special resolution of shareholders (requiring a two-thirds majority vote). Afya's Articles of Association also give its board of directors authority to petition the Cayman Islands Court to wind up Afya.

    Variation of Rights of Shares

              Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of that class, unless the certificate of incorporation provides otherwise. Under Afya's Articles of Association, if the share capital is divided into more than one class of shares, the rights attached to any class may only be varied with the written consent of the holders of two-thirds of the shares of that class or the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

              Also, except with respect to share capital (as described above), alterations to Afya's Articles of Association may only be made by special resolution of shareholders (requiring a two-thirds majority vote).

    Amendment of Governing Documents

              Under the Delaware General Corporation Law, a corporation's certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under Cayman Islands law, Afya's Articles of Association generally (and save for certain amendments to share capital described in this section) may only be amended by special resolution of shareholders (requiring a two-thirds majority vote).

    Rights of Non-Resident or Foreign Shareholders

              There are no limitations imposed by Afya's Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on Afya's shares. In addition, there are no provisions in the Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

 CLASS A COMMON SHARES ELIGIBLE FOR FUTURE SALE

              Future sales of substantial amounts of Class A common shares, including shares issued upon the exercise of outstanding options, in the public market after this offering, or the possibility of these sales occurring, could adversely affect the prevailing market price for our Class A common shares or impair our ability to raise equity capital.

              Upon the completion of this offering, we will have an aggregate of 43,186,430 Class A common shares outstanding. Of these shares, the Class A common shares sold in this offering by us or the selling shareholders will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" as that term is defined under Rule 144 of the Securities Act, who may sell only the volume of shares described below and whose sales would be subject to additional restrictions described below. The remaining Class A common shares, representing 73.3% of our outstanding shares will be held by our existing shareholders. These shares will be "restricted securities" as that phrase is defined in Rule 144 under the Securities Act. Subject to certain contractual restrictions, including the lock-up agreements described below, holders of restricted shares will be entitled to sell those shares in the public market pursuant to an effective registration statement under the Securities Act or if they qualify for an exemption from registration under Rule 144. Sales of these shares in the public market after the restrictions under the lock-up agreements lapse, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions. As a result of lock-up agreements and market standoff agreements described below, and the provisions of Rules 144 and 701 under the Securities Act, the restricted securities will be available for sale in the public market.

              Sales of these shares in the public market after the restrictions under the lock-up agreements lapse, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Lock-up Agreements

              We, our directors, executive officers and our principal shareholders have agreed, subject to certain exceptions, not to sell or transfer any Class A common shares or securities convertible into, exchangeable for, exercisable for, or repayable with Class A common shares, for 90 days after the date of this prospectus without first obtaining the written consent of BofA Securities, Inc. See "Underwriting."

Eligibility of restricted shares for sale in the public market

              The Class A common shares that are not being sold in this offering, but which will be outstanding at the time this offering is complete, will be eligible for sale into the public market, under the provisions of Rule 144 commencing after the expiration of the restrictions under the lock-up agreements, subject to volume restrictions discussed below under "—Rule 144", or under the conditions discussed below under "—Rule 701."

Rule 144

              In general, under Rule 144 under the Securities Act, as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours for purposes of the Securities Act at any time during the 90 days preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year, including the holding period of any prior owner other than our affiliates, would be entitled to sell those shares without regard to the provisions of Rule 144.

              In general, under Rule 144 under the Securities Act, as currently in effect, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours, or persons selling common shares on behalf of our affiliates, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) one percent of the number of our Class A common shares then outstanding or (ii) the average weekly trading volume of our Class A common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

              Rule 701 generally allows a shareholder who purchased common shares pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these common shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 common shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 common shares, however, are required to wait until 90 days after the date of this prospectus before selling such common shares pursuant to Rule 701.

 TAXATION

              The following summary contains a description of certain Cayman Islands and U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A common shares. It does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the Class A common shares, is not applicable to all categories of investors, some of which may be subject to special rules, and does not address all of the Cayman Islands and U.S. federal income tax considerations applicable to any particular holder. The summary is based upon the tax laws of the Cayman Islands and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.

              Prospective purchasers of our Class A common shares should consult their own tax advisors about the particular Cayman Islands and U.S. federal, state, local and other tax consequences to them of the acquisition, ownership and disposition of our Class A common shares.

Cayman Islands Tax Considerations

              The Cayman Islands laws currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of Class A common shares. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is not party to any double tax treaties which are applicable to any payments made by or to our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

              As a Cayman Islands exempted company with limited liability, we are entitled, upon application, to receive an undertaking as to tax concessions pursuant to Section 6 of the Tax Concessions Law (2018 Revision). This undertaking would provide that, for a period of 20 years from the date of issue of the undertaking, no law thereafter enacted in the Cayman Islands imposing any taxes to be levied on profits, income, gains or appreciation will apply to us or our operations.

              Payments of dividends and capital in respect of our Class A common shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A common shares, nor will gains derived from the disposal of our Class A common shares be subject to Cayman Islands income or corporation tax.

              There is no income tax treaty or convention currently in effect between the United States and the Cayman Islands.

U.S. Federal Income Tax Considerations

              In the opinion of Davis Polk & Wardwell LLP, our U.S. tax counsel, the following is a description of the material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of Class A common shares, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person's decision to acquire the securities. This discussion applies to you only if you are a U.S. Holder that acquires Class A common shares in this offering and holds those Class A common shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of your particular circumstances, including alternative minimum tax consequences, the potential application of the provisions of the Code known as the Medicare contribution tax and tax consequences applicable to you if you are subject to special rules, such as:

  •
  one of certain financial institutions;

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  a dealer or trader in securities who uses a mark-to-market method of tax accounting;

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  holding a Class A common shares as part of a straddle, wash sale, conversion transaction or integrated transaction or entering into a constructive sale with respect to a Class A common share;

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  a person whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

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  an entity classified as partnerships for U.S. federal income tax purposes;

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  a tax-exempt entity, including an "individual retirement account" or "Roth IRA";

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  a person that owns or is deemed to own ten percent or more of our stock (by vote or value); or

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  holding shares in connection with a trade or business conducted outside of the United States.

              If you are an entity classified as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and your activities. Partnerships holding Class A common shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of the Class A common shares.

              This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury regulations all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

              You are a "U.S. Holder" if for U.S. federal income tax purposes you are a beneficial owner of Class A common shares and:

  •
  a citizen or individual resident of the United States;

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  a corporation created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

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  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

              Except where otherwise indicated, this discussion assumes that we are not, and will not become, a passive foreign investment company, as described below.

    Taxation of Distributions

              As discussed above under "Dividends and Dividend Policy," we do not currently intend to pay dividends. In the event that we pay dividends, distributions paid on our Class A common shares will be treated as dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to you as dividends. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as "qualified dividend income" and therefore may be taxable at rates applicable to long-term capital gains, provided the Class A common shares are treated as readily tradeable on an established securities market in the United States. You should consult your tax adviser regarding the availability of the reduced tax rate on dividends in your particular circumstances. The amount of any dividend will be treated as foreign-source dividend income and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in your income on the date of receipt.

              As discussed in "—Cayman Island Tax Considerations," there are currently no applicable withholding taxes under Cayman Island law. However, if there were a change in law resulting in the imposition of a withholding tax, then, subject to applicable limitations, some of which vary depending upon your circumstances, the amount of Cayman Island income taxes withheld from distributions on your Class A common shares that are treated as dividends for U.S. federal income tax purposes would be includible in your income as dividends, and would be potentially creditable against your U.S. federal income tax liability. The rules governing foreign tax credits are complex, and you should consult your tax adviser regarding the creditability of non-U.S. taxes in your particular circumstances.

    Sale or Other Disposition of Class A Common Shares

              For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of a Class A common share will be capital gain or loss, and will be long-term capital gain or loss if you have held the Class A common share for more than one year. The amount of the gain or loss will equal the difference between your tax basis in the Class A common share disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes.

    Passive Foreign Investment Company Rules

              Under the Code, we will be a PFIC for any taxable year in which, after the application of certain "look-through" rules with respect to subsidiaries, either (i) 75% or more of our gross income consists of "passive income," or (ii) 50% or more of the average quarterly value of our assets consists of assets that produce, or are held for the production of, "passive income." For purposes of the above calculations, we will be treated as if we hold our proportionate share of the assets of, and receive directly our proportionate share of the income of, any other corporation in which we directly or indirectly own at least 25%, by value, of the shares of such corporation. Passive income generally includes dividends, interest, rents, certain non-active royalties and capital gains. Based on our current operations, income, assets and certain estimates and projections, including as to the relative values of our assets, including goodwill, which is based on the current market price of our Class A common shares, we do not believe we were a PFIC for 2019 and we do not expect to be a PFIC for our 2020 taxable year. However, there can be no assurance that the IRS will agree with our conclusion. In addition, whether we will be a PFIC for 2020 or any future year is uncertain because, among other things, (i) we will hold a substantial amount of cash following this offering, which is categorized as a passive asset and (ii) our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of our Class A common shares, which could be volatile). Accordingly, there can be no assurance that we will not be a PFIC for any taxable year. If we are a PFIC for any year during which you hold Class A common shares, we generally would continue to be treated as a PFIC with respect to you for all succeeding years during which you hold Class A common shares, even if we ceased to meet the threshold requirements for PFIC status.

              If we were a PFIC for any taxable year and any of our subsidiaries or other companies in which we owned or were treated as owning equity interests were also a PFIC (any such entity, a "Lower-tier PFIC"), you would be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the subsequent paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case as if you held such shares directly, even though you will not have received the proceeds of those distributions or dispositions.

              If we were a PFIC for any taxable year during which you held any of our Class A common shares, you could be subject to adverse tax consequences. Generally, gain recognized upon a disposition (including, under certain circumstances, a pledge) of Class A common shares would be allocated ratably over your holding period for the shares. The amounts allocated to the taxable year of disposition and to years before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax on such amount. Further, to the extent that any distribution received on your Class A common shares exceeded 125% of the average of the annual distributions on those shares during the preceding three years or your holding period, whichever was shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above.

              Alternatively, if we were a PFIC and if the Class A common shares were "regularly traded" on a "qualified exchange," you could be eligible to make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described above. The Class A common shares would be treated as "regularly traded" in any calendar year in which more than a de minimis quantity of the Class A common shares were traded on a qualified exchange on at least 1/6 of the days remaining in the quarter in which the offering occurs, and on at least 15 days during each remaining calendar quarter. The Nasdaq, on which the Class A common shares are listed, is a qualified exchange for this purpose. Once made, the election cannot be revoked without the consent of the IRS unless the shares cease to be marketable.

              If you make the mark-to-market election, you generally will recognize as ordinary income any excess of the fair market value of your Class A common shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the Class A common shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If you make the election, your tax basis in your Class A common shares will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of Class A common shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). This election will not apply to any of our non-U.S. subsidiaries. Accordingly, you may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs notwithstanding your mark-to-market election for the Class A common shares.

              In addition, in order to avoid the application of the foregoing rules, a United States person that owns stock in a PFIC for U.S. federal income tax purposes may make a QEF Election with respect to such PFIC if the PFIC provides the information necessary for such election to be made. If a United States person makes a QEF Election with respect to a PFIC, the United States person will be currently taxable on its pro rata share of the PFIC's ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is classified as a PFIC and will not be required to include such amounts in income when actually distributed by the PFIC. We do not intend to provide information necessary for you to make QEF Elections.

              In addition, if we were a PFIC for any taxable year in which we paid a dividend or for the prior taxable year, the preferential dividend rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

              If you own Class A common shares during any year in which we are a PFIC, you generally must file annual reports on IRS Form 8621 (or any successor form) with respect to us, generally with your federal income tax return for that year. A failure to file one or more of these forms as required may toll the running of the statute of limitations in respect of each of your taxable years for which such form is required to be filed. As a result, the taxable years with respect to which you fail to file the form may remain open to assessment by the IRS indefinitely, until the form is filed.

              You should consult your tax adviser regarding whether we are a PFIC and the potential application of the PFIC rules.

    Information Reporting and Backup Withholding

              Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) you are a corporation or other exempt recipient or (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding.

              Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

    Foreign Financial Asset Reporting

              Certain U.S. Holders that own "specified foreign financial assets" with an aggregate value in excess of US$50,000 are generally required to file an information statement along with their tax returns, currently on IRS Form 8938, with respect to such assets. "Specified foreign financial assets" include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer that are not held in accounts maintained by financial institutions. The understatement of income attributable to "specified foreign financial assets" in excess of U.S.$5,000 extends the statute of limitations with respect to the tax return to six years after the return was filed. U.S. Holders who fail to report the required information could be subject to substantial penalties. You are encouraged to consult with your own tax advisors regarding the possible application of these rules, including the application of the rules to your particular circumstances.

UNDERWRITING
              We, the selling shareholders and the underwriters named below have entered into an underwriting agreement dated                        , 2020 with respect to the Class A common shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. BofA Securities, Inc., UBS Securities LLC, Goldman Sachs & Co. LLC and Itau BBA USA Securities, Inc. are the representatives of the underwriters.

Underwriter	Number of Class A Common Shares
BofA Securities, Inc.
UBS Securities LLC
Goldman Sachs & Co. LLC
Itau BBA USA Securities, Inc.
Banco BTG Pactual S.A. – Cayman Branch
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Total

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Class A common shares sold under the underwriting agreement, if any of the Class A common shares are purchased, other than the shares covered by the option described below unless and until this option is exercised. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

              We and Crescera have granted the underwriters an option to buy up to an additional 1,728,260 Class A common shares from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days from the date of this prospectus. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

              Banco BTG Pactual S.A. – Cayman Branch is not a broker-dealer registered with the SEC, and therefore may not make sales of any Class A common shares in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent that Banco BTG Pactual S.A. – Cayman Branch intends to effect sales of the Class A common shares in the United States, it will do so only through BTG Pactual US Capital, LLC or one or more U.S. registered broker-dealers, or otherwise as permitted by applicable U.S. law.

              The following table shows the per share and total public offering price, underwriting discounts and commissions to be paid to the underwriters by us and by the selling shareholders, and proceeds before expenses to us and to the selling shareholders. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 1,728,260 Class A common shares.

Total
	Per Share	No Exercise	Full Exercise
(US$)
Public offering price
Underwriting discounts and commissions to be paid by us
Underwriting discounts and commissions to be paid by the selling shareholders
Proceeds, before expenses, to us
Proceeds, before expenses, to the selling shareholders

              We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately US$             million. We have agreed to reimburse the underwriters for the filing fees related to the Financial Industry Regulatory Authority, or FINRA, incurred by them in connection with this offering.

              Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to US$            per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

              We, our directors, executive officers and our principal shareholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their Class A common shares or securities convertible into or exchangeable for Class A common shares during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of BofA Securities, Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Class A common shares, or any options or warrants to purchase any Class A common shares, or any securities convertible into, exchangeable for or that represent the right to receive Class A common shares (including Class B common shares), whether now owned or later acquired, engage in any hedging or other transaction which is designed to or which reasonably would be expected to lead to or result in a sale or disposition of Class A common shares, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any Class A common shares or with respect to any security that includes, relates to, or derives any significant part of its value from Class A common shares. These lock-up restrictions will not apply to: (a) bona fide gifts, as long as such donee or donees agree to be bound by the terms of the lock-up agreement, (b) any trust for the direct or indirect benefit of the signatories of the lock-up agreement or their immediate family, provided that the trustee of such a trust agrees in writing to be bound by the terms of the lock-up agreement, (c) transfers that occur by reason of a will or under the laws of descent, or pursuant to statutes governing the effects of a qualified domestic order or divorce settlement, provided that the transferee or transferees agree in writing to bound by the terms of the lock-up agreement, (d) transactions relating to our Class A common shares or other securities acquired in the open market after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Class A common shares or other securities acquired in such open market transactions, (e) transfers following the consummation of this offering, pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of our issued share capital involving a "change of control" (meaning a change in our ownership of not less than 90%) that has been approved by the our board of directors, provided that should such a transaction not be completed, the lock-up restrictions will continue to apply to the signatories of the lock-up agreement, (f) transfers whereby (A) a signatory of the lock-up agreement transfers its Class A common shares to a subsidiary or an "affiliate" (as defined by Rule 405 of the Securities Act), (B) if the signatory of the lock-up agreement is an individual, such signatory transfers his/her Class A common shares to any immediate family member or any person controlled by such signatory, (C) if such signatory of the lock-up agreement is an entity, such signatory distributes its Class A common shares to partners, members, shareholders or holders of similar equity interest in the signatory to the lock-up agreement, and (D) in the case of the lock-up agreement signed by Crescera, Crescera transfers its shares to any person or entity in a private transaction or to Bertelsmann SE & Co. KGaA, in each case provided that the transferee or transferees agree to remain subject to the restrictions set forth in the lock-up agreement, (g) to the shares pledged by certain of our executive officers to an affiliate of Itau BBA Securities Inc. in connection with our stock option program, (h) any stock options granted to our directors or officers pursuant to our equity incentive plans, subject to certain provisions or (i) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided that such a plan does not provide for the transfer of Class A common shares during the lock-up period and provided further that no public announcement whether required or voluntary shall be made.

              We also agreed not to file with the SEC a registration statement under the Securities Act relating to, any securities that are substantially similar to the Class A common shares, including but not limited to any options or warrants to purchase Class A common shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, Class A common shares (including Class B common shares) or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Class A common shares or any such other securities. These restrictions will not apply to: (a) the issuance of Class A common shares to be sold pursuant to this offering, (b) the grant by the Company of any options, warrant or shares or the issuance of Class A common shares upon the exercise of an option or warrant or under the New LTIP, except to the extent such recipients of such Class A common shares are directors or executive officers that have, in connection with this offering, entered into a written letter agreement agreeing to be subject to the lock-up restrictions set forth in such agreement with the underwriters, (c) the filing of a registration statement on Form S-8 (or equivalent form) in connection with our long-term incentive plans, (d) the issuance of Class A common shares upon the conversion of a security described in this prospectus outstanding as of the date of this prospectus, provided that the recipients of such Class A common shares enter into a written letter agreement agreeing to remain subject to the lock-up restrictions set forth in such agreement with the underwriters, (e) the issuance of Class A common shares in connection with a merger, acquisition, joint venture or strategic participation entered into by us, provided that the aggregate number of such Class A common shares issued thereby shall not exceed 10% of the total number of common shares issued and outstanding as of the date of such merger, acquisition, joint venture or strategic participation and the recipients of such Class A common shares enter into a written letter agreement agreeing to remain subject to the lock-up restrictions set forth in such agreement with the underwriters or (f) the issuance of Class A common shares in connection with the establishment of a trading plan pursuant to Rule 10b5-1 of the Exchange Act, provided that such a plan does not provide for the transfer of Class A common shares during the lock-up period and no public announcement whether required or voluntary will be made.

              We and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

              In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers or affiliates, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

              Our Class A common shares are listed and trade on the Nasdaq Global Select Market under the symbol "AFYA."

              In connection with this offering, the underwriters may purchase and sell Class A common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional shares for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of Class A common shares made by the underwriters in the open market prior to the completion of this offering.

              The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

              Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Class A common shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common shares. As a result, the price of the Class A common shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the Nasdaq, in the over-the-counter market or otherwise.

Selling Restrictions

    European Economic Area

              In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of our Class A common shares that are the subject of this offering may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our Class A common shares that are the subject of this offering may be made at any time under the following exemptions under the Prospectus Directive:

  •
  To any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  To fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters for any such offer; or

  •
  In any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of our Class A common shares that are the subject of this offering shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

    United Kingdom

              Each underwriter has represented, warranted and agreed that:

  a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 200 (the "FSMA") received by it in connection with the issue or sale of our Class A common shares that are the subject of this offering; and

  b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our Class A common shares that are the subject of this offering in, from or otherwise involving the United Kingdom.

    Argentina

              The Class A common shares are not authorized for public offering in Argentina by the Comisión Nacional de Valores pursuant to Argentine Public Offering Law No. 17,811, as amended, and they shall not be sold publicly. Therefore, any transaction carried out in Argentina must be made privately.

    Australia

              No placement document, prospectus, product disclosure statement or other disclosure document has been lodged or will be lodged with the Australian Securities and Investments Commission (ASIC), in relation to this offering. This document does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

              Any offer in Australia of the Class A common shares may only be made to persons (the Exempt Investors) who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Class A common shares without disclosure to investors under Chapter 6D of the Corporations Act.

              The Class A common shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Class A common shares must observe such Australian on-sale restrictions.

              The Company is not licensed in Australia to provide financial product advice in relation to the Class A common shares. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Any advice contained in this document is general advice only. Before making an investment decision on the basis of this document, investors should consider the appropriateness of the information in this document, having regard to their own objectives, financial situation and needs, and, if necessary, seek expert advice on those matters. No cooling off period applies to an acquisition of the Class A common shares.

    Brazil

              Notice to Prospective Investors in Brazil

              The offer and sale of our Class A common shares has not been, and will not be, registered (or exempted from registration) with the Brazilian Securities Commission (Comissão de Valores Mobiliários—CVM) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, under CVM Rule No. 400, of December 29, 2003, as amended, or under CVM Rule No. 476, of January 16, 2009, as amended. Any representation to the contrary is untruthful and unlawful. As a consequence, our Class A common shares cannot be publicly offered and sold in Brazil or to any investor resident or domiciled in Brazil. Documents relating to the offering of our Class A common shares, as well as information contained therein, may not be supplied to the public in Brazil, nor used in connection with any public offer for subscription or sale of shares to the public in Brazil.

    Canada

              The Class A common shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the Class A common shares must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

              Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory of these rights or consult with a legal advisor.

              Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

    Cayman Islands

              This prospectus does not constitute a public offer of the Class A common shares, whether by way of sale or subscription, in the Cayman Islands. The Class A common shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

    Chile

              The offer of the Class A common shares is subject to CMF Rule 336. The Class A common shares being offered will not be registered under the Chilean Securities Market Law in the Securities Registry (Registro de Valores) or in the Foreign Securities Registry (Registro de Valores Extranjeros) of the CMF and, therefore, the Class A common shares are not subject to the supervision of the CMF. As unregistered securities, we are not required to disclose public information about the Class A common shares in Chile. Accordingly, the Class A common shares cannot and will not be publicly offered to persons in Chile unless they are registered in the corresponding securities registry. The Class A common shares may only be offered in Chile in circumstances that do not constitute a public offering under Chilean law or in compliance with CMF Rule 336. Pursuant to CMF Rule 336, the Class A common shares may be privately offered in Chile to certain "qualified investors" identified as such therein (which in turn are further described in Rule No. 216, dated June 12, 2008 and in Rule No. 410, dated July 27, 2016, both issued by the CMF).

              LA OFERTA DE LAS ACCIONES COMUNES CLASE A SE ACOGE A LA NORMA DE CARÁCTER GENERAL N°336 DE LA CMF. LAS ACCIONES COMUNES CLASE A QUE SE OFRECEN NO ESTÁN INSCRITOS BAJO LA LEY DE MERCADO DE VALORES EN EL REGISTRO DE VALORES O EN EL REGISTRO DE VALORES EXTRANJEROS QUE LLEVA LA CMF, POR LO QUE TALES VALORES NO ESTÁN SUJETOS A LA FISCALIZACIÓN DE ÉSTA. POR TRATARSE DE VALORES NO INSCRITOS, NO EXISTE OBLIGACIÓN POR PARTE DEL EMISOR DE ENTREGAR EN CHILE INFORMACIÓN PÚBLICA RESPECTO DE ESTOS VALORES. LAS ACCIONES COMUNES CLASE A NO PODRÁN SER OBJETO DE OFERTA PÚBLICA EN CHILE MIENTRAS NO SEAN INSCRITOS EN EL REGISTRO DE VALORES CORRESPONDIENTE. LAS ACCIONES COMUNES CLASE A SOLO PODRÁN SER OFRECIDOS EN CHILE EN CIRCUNSTANCIAS QUE NO CONSTITUYAN UNA OFERTA PÚBLICA O CUMPLIENDO CON LO DISPUESTO EN LA NORMA DE CARÁCTER GENERAL N°336 DE LA CMF. EN CONFORMIDAD CON LO DISPUESTO POR LA NORMA DE CARÁCTER GENERAL N°336, LAS ACCIONES COMUNES CLASE A PODRÁN SER OFRECIDOS PRIVADAMENTE A CIERTOS "INVERSIONISTAS CALIFICADOS," IDENTIFICADOS COMO TAL EN DICHA NORMA (Y QUE A SU VEZ ESTÁN DESCRITOS EN LA NORMA DE CARÁCTER GENERAL N°216 DE LA CMF DE FECHA 12 DE JUNIO DE 2008 Y EN LA NORMA DE CARÁCTER GENERAL N°410 DE LA CMF DE FECHA 27 DE JULIO DE 2016).

    China

              The Class A common shares may not be offered or sold directly or indirectly to the public in the People's Republic of China (China) and neither this prospectus, which has not been submitted to the Chinese Securities and Regulatory Commission, nor any offering material or information contained herein relating to the Class A common shares may be supplied to the public in China or used in connection with any offer for the subscription or sale of Class A common shares to the public in China. The Class A common shares may only be offered or sold to China-related organizations which are authorized to engage in foreign exchange business and offshore investment from outside of China. Such China-related investors may be subject to foreign exchange control approval and filing requirements under the relevant Chinese foreign exchange regulations. For the purpose of this paragraph, China does not include Taiwan and the special administrative regions of Hong Kong and Macau.

    Colombia

              The Class A common shares have not been and will not be registered on the Colombian National Registry of Securities and Issuers or in the Colombian Stock Exchange. Therefore, the Class A common shares may not be publicly offered in Colombia. This material is for your sole and exclusive use as a determined entity, including any of your shareholders, administrators or employees, as applicable. You acknowledge the Colombian laws and regulations (specifically foreign exchange and tax regulations) applicable to any transaction or investment consummated pursuant hereto and represent that you are the sole liable party for full compliance with any such laws and regulations.

    The Dubai International Financial Centre

              This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (DFSA). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The Class A common shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Class A common shares offered should conduct their own due diligence on the Class A common shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

    France

              Neither this prospectus nor any other offering material relating to the Class A common shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Class A common shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the Class A common shares has been or will be: (i) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (ii) used in connection with any offer for subscription or sale of the Class A common shares to the public in France. Such offers, sales and distributions will be made in France only to: (a) persons providing investment services relating to portfolio management for the account of third parties (personnes fournissant le service d'investissement de gestion de portefeuille pour compte de tiers), and/or (b) qualified investors (investisseurs qualifiés) acting for their own account, and/or (c) a limited circle of investors (cercle restreint) acting for their own account, as defined in, and in accordance with, Articles L. 411-1, L. 411-2, D. 411-1 and D. 411-4 of the French Code monétaire et financier.

              The Class A common shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

    Germany

              The Class A common shares will not be offered, sold or publicly promoted or advertised in the Federal Republic of Germany other than in compliance with the German Securities Prospectus Act (Gesetz uber die Erstellung, Billigung und Veroffentlichung des Prospekts, der beim offentlicken Angebot von Wertpapieren oder bei der Zulassung von Wertpapieren zum Handel an einem organisierten Markt zu veroffenlichen ist—Wertpapierprospektgesetz) as of June 22, 2005, effective as of July 1, 2005, as amended, or any other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering and sale of securities. No selling prospectus (Verkaufsprospeckt) within the meaning of the German Securities Selling Prospectus Act has been or will be registered within the Financial Supervisory Authority of the Federal Republic of Germany or otherwise published in Germany.

    Hong Kong

              The Class A common shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) ("Companies (Winding Up and Miscellaneous Provisions) Ordinance") or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) ("Securities and Futures Ordinance"), or (ii) to "professional investors" as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Class A common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Class A common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

    Ireland

              The Class A common shares will not be placed in or involving Ireland otherwise than in conformity with the provisions of the Intermediaries Act 1995 of Ireland (as amended) including, without limitation, Sections 9 and 23 (including advertising restrictions made thereunder) thereof and the codes of conduct made under Section 37 thereof.

    Israel

              This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the Class A common shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and "qualified individuals," each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of its meaning and agree to it.

    Italy

              The offering of the Class A common shares has not been registered pursuant to Italian securities legislation and, accordingly, no Class A common shares may be offered or sold in the Republic of Italy in a solicitation to the public, and sales of the Class A common shares in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.

              No offer, sale or delivery of the Class A common shares or distribution of copies of any document relating to the Class A common shares will be made in the Republic of Italy except: (a) to "Professional Investors", as defined in Article 31.2 of Regulation No. 11522 of 1 July 1998 of the Commissione Nazionale per la Società e la Borsa, or the CONSOB, as amended, or CONSOB Regulation No. 11522, pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998, as amended, or the Italian Financial Act; or (b) in any other circumstances where an express exemption from compliance with the solicitation restrictions applies, as provided under the Italian Financial Act or Regulation No. 11971 of 14 May 1999, as amended.

              Any such offer, sale or delivery of the Class A common shares or any document relating to the Class A common shares in the Republic of Italy must be: (i) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended, the Italian Financial Act, CONSOB Regulation No. 11522 and any other applicable laws and regulations; and (ii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

              Investors should also note that, in any subsequent distribution of the Class A common shares in the Republic of Italy, Article 100-bis of the Italian Financial Act may require compliance with the law relating to public offers of securities. Furthermore, where the Class A common shares are placed solely with professional investors and are then systematically resold on the secondary market at any time in the 12 months following such placing, purchasers of Class A common shares who are acting outside of the course of their business or profession may in certain circumstances be entitled to declare such purchase void and to claim damages from any authorized person at whose premises the Class A common shares were purchased, unless an exemption provided for under the Italian Financial Act applies.

    Japan

              The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

    Kuwait

              The Class A common shares have not been authorized or licensed for offering, marketing or sale in the State of Kuwait. The distribution of this prospectus and the offering and sale of the Class A common shares in the State of Kuwait is restricted by law unless a license is obtained from the Kuwait Ministry of Commerce and Industry in accordance with Law 31 of 1990. Persons into whose possession this prospectus comes are required by us and the international underwriters to inform themselves about and to observe such restrictions. Investors in the State of Kuwait who approach us or any of the international underwriters to obtain copies of this prospectus are required by us and the international underwriters to keep such prospectus confidential and not to make copies thereof or distribute the same to any other person and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the Class A common shares.

    Mexico

              The Class A common shares have not been registered in Mexico with the Securities Section (Sección de Valores) of the National Securities Registry (Registro Nacional de Valores) maintained by the Comisión Nacional Bancaria y de Valores, and that no action has been or will be taken that would permit the offer or sale of the Class A common shares in Mexico absent an available exemption under Article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores).

    Netherlands

              The Class A common shares may not be offered, sold, transferred or delivered, in or from the Netherlands, as part of the initial distribution or as part of any reoffering, and neither this prospectus nor any other document in respect of the international offering may be distributed in or from the Netherlands, other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade (which includes banks, investment banks, securities firms, insurance companies, pension funds, other institutional investors and treasury departments and finance companies of large enterprises), in which case, it must be made clear upon making the offer and from any documents or advertisements in which a forthcoming offering of Class A common shares is publicly announced that the offer is exclusively made to said individuals or legal entities.

    Peru

              The Class A common shares and this prospectus have not been registered in Peru under the Decreto Supremo N° 093-2002-EF: Texto Único Ordenado de la Ley del Mercado de Valores (the "Peruvian Securities Law") or before the Superintendencia del Mercado de Valores and cannot be offered or sold in Peru except in a private offering under the meaning of the Peruvian Securities Laws. The Peruvian Securities Law provides that an offering directed exclusively to "institutional investors" (as defined in the Institutional Investors Market Regulations) qualifies as a private offering. The Class A common shares acquired by institutional investors in Peru cannot be transferred to a third party, unless such transfer is made to another institutional investor or the Class A common shares have been previously registered with the Registro Público del Mercado de Valores.

    Portugal

              No document, circular, advertisement or any offering material in relation to the share has been or will be subject to approval by the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários), or the CMVM. No Class A common shares may be offered, re-offered, advertised, sold, re-sold or delivered in circumstances which could qualify as a public offer (oferta pública) pursuant to the Portuguese Securities Code (Código dos Valores Mobiliários), and/or in circumstances which could qualify the issue of the Class A common shares as an issue or public placement of securities in the Portuguese market. This prospectus and any document, circular, advertisements or any offering material may not be directly or indirectly distributed to the public. All offers, sales and distributions of the Class A common shares have been and may only be made in Portugal in circumstances that, pursuant to the Portuguese Securities Code, qualify as a private placement (oferta particular), all in accordance with the Portuguese Securities Code. Pursuant to the Portuguese Securities Code, the private placement in Portugal or to Portuguese residents of the Class A common shares by public companies (sociedades abertas) or by companies that are issuers of securities listed on a market must be notified to the CMVM for statistical purposes. Any offer or sale of the Class A common shares in Portugal must comply with all applicable provisions of the Portuguese Securities Code and any applicable CMVM Regulations and all relevant Portuguese laws and regulations. The placement of the Class A common shares in the Portuguese jurisdiction or to any entities which are resident in Portugal, including the publication of a prospectus, when applicable, must comply with all applicable laws and regulations in force in Portugal and with the Prospectus Directive, and such placement shall only be performed to the extent that there is full compliance with such laws and regulations.

    Qatar

              The Class A common shares described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

    Saudi Arabia

              Any investor in the Kingdom of Saudi Arabia or who is a Saudi person (a Saudi Investor) who acquires the Class A common shares pursuant to this offering should note that the offer of the Class A common shares is an exempt offer under sub-paragraph (3) of paragraph (a) of Article 16 of the "Offer of Securities Regulations" as issued by the Board of the Capital Market Authority resolution number 2-11-2004 dated October 4, 2004 and amended by the resolution of the Board of Capital Market Authority resolution number 1-33-2004 dated December 21, 2004 (the KSA Regulations). The Class A common shares may be offered to no more than 60 Saudi Investors and the minimum amount payable per Saudi Investor must not be less than Saudi Riyal (SR) 1 million or an equivalent amount. The offer of Class A common shares is therefore exempt from the public offer provisions of the KSA Regulations, but is subject to the following restrictions on secondary market activity: (a) A Saudi Investor (the transferor) who has acquired Class A common shares pursuant to this exempt offer may not offer or sell Class A common shares to any person (referred to as a transferee) unless the price to be paid by the transferee for such Class A common shares equals or exceeds SR1 million. (b) If the provisions of paragraph (a) cannot be fulfilled because the price of the Class A common shares being offered or sold to the transferee has declined since the date of the original exempt offer, the transferor may offer or sell the Class A common shares to the transferee if their purchase price during the period of the original exempt offer was equal to or exceeded SR1 million. (c) If the provisions of paragraphs (a) and (b) cannot be fulfilled, the transferor may offer or sell the Class A common shares if he/she sells his entire holding of the Class A common shares to one transferee.

    Singapore

              This prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"). Accordingly, each underwriter has not offered or sold any Class A common shares or caused such Class A common shares to be made the subject of an invitation for subscription or purchase and will not offer or sell such Class A common shares or cause such Class A common shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Class A common shares, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

              Where the Class A common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A common shares pursuant to an offer made under Section 275 of the SFA, except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

              Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the "SFA"), we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Class A common shares are "prescribed capital markets products" (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

    South Korea

              The Class A common shares have not been and will not be registered with the Financial Services Commission of Korea for public offering in Korea under the Financial Investment Services and Capital Markets Act, or the FSCMA. The Class A common shares may not be offered, sold or delivered, or offered or sold for re-offering or resale, directly or indirectly, in Korea or to any Korean resident (as such term is defined in the Foreign Exchange Transaction Law of Korea, or FETL) other than the Accredited Investors (as such term is defined in Article 11 of the Presidential Decree of the FSCMA), for a period of one year from the date of issuance of the Class A common shares except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the FETL and the decrees and regulations thereunder. The Class A common shares may not be resold to Korean residents unless the purchaser of the Class A common shares complies with all applicable regulatory requirements (including but not limited to government reporting requirements under the FETL and its subordinate decrees and regulations) in connection with the purchase of the Class A common shares.

    Spain

              The Class A common shares have not been registered with the Spanish National Commission for the Securities Market and, therefore, no Class A common shares may be publicly offered, sold or delivered, nor any public offer in respect of the Class A common shares made, nor may any prospectus or any other offering or publicity material relating to the Class A common shares be distributed in Spain by the international agents or any person acting on their behalf, except in compliance with Spanish laws and regulations.

    Switzerland

              The Class A common shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the Class A common shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

              Neither this prospectus nor any other offering or marketing material relating to this offering, the Company, the Class A common shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Class A common shares will not be supervised by, the Swiss Financial Market Supervisory Authority ("FINMA"), and the offer of Class A common shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Class A common shares.

    United Arab Emirates

              Notice To Prospective Investors In The United Arab Emirates (Excluding The Dubai International Financial Centre)

              The Class A common shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (U.A.E.) other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific notice to prospective investors in the Dubai International Financial Centre set out below. The information contained in this prospectus does not constitute a public offer of the Class A common shares in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority, or DFSA. If you do not understand the contents of this prospectus you should consult an authorized financial adviser. This prospectus is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

Data Protection—Privacy Notice

    Scope

              The legal basis for this notification is to meet the standards required in respect of, and ensure compliance with, the requirements of the Cayman Islands' Data Protection Law, 2017 or the "DPL," which came into effect in the Cayman Islands on September 30, 2019. This privacy notice puts investors in the Company on notice that through your investment into Afya you may provide us with certain personal information which constitutes personal data within the meaning of the DPL ("personal data"). The Company collects, uses, discloses, retains and secures personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. The Company will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct the activities of the Company on an ongoing basis or to comply with legal and regulatory obligations to which the Company is subject. The Company will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data. In our use of this personal data, we will be characterized as a "data controller" for the purposes of the DPL, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our "data processors" for the purposes of the DPL or may process personal information for their own lawful purposes in connection with services provided to the Company.

              If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

    What rights do individuals have in respect of personal data?

              Under the DPL, individuals must be informed of the purposes for which their personal data is processed and this privacy notice fulfils the Company's obligation in this respect.

              Individuals have rights under the DPL in certain circumstances. These may include the right to request access to their personal data, the right to request rectification or correction of personal data, the right to request that processing of personal data be stopped or restricted and the right to require that the Company cease processing personal data for direct marketing purposes.

              If you consider that your personal data has not been handled correctly, or you are not satisfied with the Company's responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands' Ombudsman. The Ombudsman can be contacted by calling: +1 (345) 946-6283 or by email at info@ombudsman.ky.

    Contacting the Company

              For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us through the address and telephone number of our principal executive office. Our principal website is www.afya.com.br. The information contained in, or accessible through, our website is not incorporated into this prospectus or the registration statement of which it forms a part.

 EXPENSES OF THE OFFERING

              We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:

Expenses	Amount
U.S. Securities and Exchange Commission registration fee	US$	51,612.70
FINRA filing fee	US$	45,500
Printing and engraving expenses	US$	40,000
Legal fees and expenses	US$	600,000
Accounting fees and expenses	US$	324,873
Miscellaneous costs	US$	25,000

Total	US$	1,086,985.70

              All amounts in the table are estimates except the U.S. Securities and Exchange Commission registration fee and the FINRA filing fee. The Company will pay all of the expenses of this offering listed above.

 LEGAL MATTERS

              Certain matters of U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, and for the underwriters by Cleary Gottlieb Steen & Hamilton LLP. The validity of the Class A common shares offered in this offering and other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder. Certain matters of Brazil law will be passed upon for us and the selling shareholders by Lobo de Rizzo Advogados and for the underwriters by Cescon, Barrieu, Flesch & Barreto Advogados.

 EXPERTS

              The consolidated financial statements of Afya Brazil as of December 31, 2018 and 2017, and for each of the two years in the period ended December 31, 2018, appearing in this prospectus and registration statement have been audited by Ernst & Young Auditores Independentes S.S., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

              The financial statements of IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A. as of April 25, 2018 and December 31, 2017 and for the period from January 1, 2018 to April 25, 2018 and for the year ended December 31, 2017, appearing in this prospectus and registration statement have been audited by Ernst & Young Auditores Independentes S.S., independent auditors, as set forth in their report thereon (which includes a qualified opinion due to the omission of presentation of comparative financial information required by IFRS) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

              The financial statements of Instituto de Educação Superior do Vale do Parnaiba S.A. as of April 25, 2018 and December 31, 2017 and for the period from January 1, 2018 to April 25, 2018 and for the year ended December 31, 2017, appearing in this prospectus and registration statement have been audited by Ernst & Young Auditores Independentes S.S., independent auditors, as set forth in their report thereon (which includes a qualified opinion due to the omission of presentation of comparative financial information required by IFRS) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

              The financial statements of Instituto de Ensino Superior do Piauí S.A. as of November 26, 2018 and December 31, 2017 and for the period from January 1, 2018 to November 26, 2018 and for the year ended December 31, 2017, appearing in this prospectus and registration statement have been audited by Ernst & Young Auditores Independentes S.S., independent auditors, as set forth in their report thereon (which includes a qualified opinion due to the omission of presentation of comparative financial information required by IFRS) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

              The carve-out financial statements of FADEP—Faculdade Educacional de Pato Branco Ltda. as of December 4, 2018 and December 31, 2017 and for the period from January 1, 2018 to December 4, 2018 and for the year ended December 31, 2017, appearing in this prospectus and registration statement have been audited by Ernst & Young Auditores Independentes S.S., independent auditors, as set forth in their report thereon (which includes a qualified opinion due to the omission of presentation of comparative financial information required by IFRS) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

              The consolidated financial statements of Guardaya Empreendimentos e Participações S.A. as of December 31, 2018 and 2017, and for each of the two years in the period ended December 31, 2018, appearing in this prospectus and registration statement have been audited by Ernst & Young Auditores Independentes S.S., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

              The statement of assets acquired and liabilities assumed of Instituto Educacional Santo Agostinho S.A. as of April 3, 2019, appearing in this prospectus and registration statement has been audited by Ernst & Young Auditores Independentes S.S., independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

              We are registered under the laws of the Cayman Islands as an exempted company with limited liability. We are registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws as compared to the United States and provide protections for investors to a significantly lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States. Maples and Calder, our counsel as to Cayman Islands law, and Lobo de Rizzo Advogados, our counsel as to Brazilian law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or Brazil would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands or Brazil against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

              Our Cayman Islands counsel has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands' company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands.

              Our Cayman Islands counsel has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

              Substantially all of our assets are located outside the United States, in Brazil. In addition, a majority of the members of our board of directors and all of our officers are nationals or residents of Brazil and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

              We have appointed Cogency Global Inc., with offices at 10 East 40th Street, 10th Floor, New York, NY, 10016, as our agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States or of any state in the United States arising out of this offering.

              We have been advised by Lobo de Rizzo Advogados, our Brazilian counsel, that a judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. Such counsel has advised that a judgment against us, the members of our board of directors or our executive officers obtained in the United States would be enforceable in Brazil without retrial or re-examination of the merits of the original action including, without limitation, any final judgment for payment of a certain amount rendered by any such court, provided that such judgment has been previously recognized by the Brazilian Superior Tribunal of Justice (Superior Tribunal de Justiça), or STJ. That recognition will only be available, pursuant to Articles 963 and 964 of the Brazilian Code of Civil Procedure (Código de Processo Civil, Law No.13,105, dated March 16, 2015, as amended), if the U.S. judgment:

  •
  complies with all formalities necessary for its enforcement;

  •
  is issued by a court of competent jurisdiction after proper service of process is made or after sufficient evidence of our absence has been given, as requested under the laws of the United States;

  •
  is not rendered in an action upon which Brazilian courts have exclusive jurisdiction, pursuant to the provisions of art. 23 of the Brazilian Code of Civil Procedure (Law No. 13,105/2015, as amended);

  •
  is final and, therefore, not subject to appeal (res judicata) in the United States;

  •
  creates no conflict between the United States judgment and a previous final and binding (res judicata) judgment on the same matter and involving the same parties issued in Brazil;

  •
  is duly apostilled by a competent authority of the United States, according to the Hague Convention Abolishing the Requirement of Legalization for Foreign Public Documents dated as of October 5, 1961 authentication, or the Hague Convention. If such decision emanates from a country that is not a signatory of the Hague Convention, it must be duly authenticated by a Brazilian Diplomatic Office or Consulate;

  •
  is accompanied by a translation into Portuguese made by a certified translator in Brazil, unless an exemption is provided by an international treaty to which Brazil is a signatory; and

  •
  is not contrary to Brazilian national sovereignty or public policy and does not violate the dignity of the human person, as set forth in Brazilian law.

              The judicial recognition process may be time-consuming and may also give rise to difficulties in enforcing such foreign judgment in Brazil. Accordingly, we cannot assure you that judicial recognition of a foreign judgment would be successful, that the judicial recognition process would be conducted in a timely manner or that a Brazilian court would enforce a judgment of countries other than Brazil.

              We believe original actions may be brought in connection with this public offering predicated on the federal securities laws of the United States in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us or the members of our board of directors or our executive officers and certain advisors named herein.

              In addition, a plaintiff, whether Brazilian or non-Brazilian, who resides outside Brazil or is outside Brazil during the course of litigation in Brazil and who does not own real property in Brazil must post a bond to guarantee the payment of the defendant's legal fees and court expenses in connection with court procedures for the collection of money according to Article 83 of the Brazilian Code of Civil Procedure (Código de Processo Civil). This is so except in the case of: (1) claims for collection on a título executivo extrajudicial (an instrument which may be enforced in Brazilian courts without a review on the merits), or enforcement of foreign judgments that have been duly recognized by the Superior Court of Justice; (2) counterclaims as established; and (3) when an exemption is provided by an international agreement or treaty to which Brazil is a signatory.

              If proceedings are brought in Brazilian courts seeking to enforce our obligations with respect to our Class A common shares, payment shall be made in reais. Any judgment rendered in Brazilian courts in respect of any payment obligations with respect to our Class A common shares would be expressed in reais. See "Risk Factors—Certain Risks Relating to Our Class A Common Shares and the Offering—Judgments of Brazilian courts to enforce our obligations with respect to our Class A common shares may be payable only in reais."

              We have also been advised that the ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant in Brazil is governed and limited by provisions of Brazilian law.

              Notwithstanding the foregoing, we cannot assure you that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.

 WHERE YOU CAN FIND MORE INFORMATION

              We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

              We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials.

              As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal and selling shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

              We will send the transfer agent a copy of all notices of shareholders' meetings and other reports, communications and information that are made generally available to shareholders. The transfer agent has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the transfer agent and will make available to all shareholders such notices and all such other reports and communications received by the transfer agent.

 EXPLANATORY NOTE TO THE FINANCIAL STATEMENTS

              The Registrant was incorporated on March 22, 2019, to become the holding entity of Afya Brazil in connection with the Registrant's initial public offering. Prior to the consummation of the Registrant's initial public offering, the Registrant had not commenced operations and had nominal assets and liabilities and no material contingent liabilities or commitments. Accordingly, the audited financial statements of the Registrant have been omitted from this prospectus. The audited financial statements presented in this prospectus are those of Afya Brazil, the Company's principal operating company and wholly-owned subsidiary.

Page
Audited Financial Statements—Instituto de Ensino Superior do Piauí S.A. ("IESP")
Report of Independent Auditors	F-167
Statements of Financial Position as of November 26, 2018 and December 31, 2017	F-169
Statements of Income and Comprehensive Income for the period from January 1, 2018 to November 26, 2018 and the year ended December 31, 2017	F-170
Statements of Changes in Equity for the period from January 1, 2018 to November 26, 2018 and the year ended December 31, 2017	F-171
Statements of Cash Flows for the period from January 1, 2018 to November 26, 2018 and the year ended December 31, 2017	F-172
Notes to the Financial Statements	F-173
Audited Carve-out Financial Statements—FADEP—Faculdade Educacional de Pato Branco Ltda. ("FADEP")
Report of Independent Auditors	F-196
Carve-out Statements of Financial Position as of December 4, 2018 and December 31, 2017	F-198
Carve-out Statements of Income and Comprehensive Income for the period from January 1, 2018 to December 4, 2018 and the year ended December 31, 2017	F-199
Carve-out Statements of Changes in Invested Equity for the period from January 1, 2018 to December 4, 2018 and the year ended December 31, 2017	F-200
Carve-out Statements of Cash Flows for the period from January 1, 2018 to December 4, 2018 and the year ended December 31, 2017	F-201
Notes to the Carve-out Financial Statements	F-202
Unaudited Interim Condensed Consolidated Financial Statements—Guardaya Empreendimentos e Participações S.A. ("Medcel")
Consolidated Statements of Financial Position as of March 28, 2019 and December 31, 2018	F-226
Consolidated Statements of Income and Comprehensive Income for the period from January 1, 2019 to March 28, 2019 and for the three months ended March 31, 2018	F-227
Consolidated Statements of Changes in Equity for the period from January 1, 2019 to March 28, 2019 and for the three months ended March 31, 2018	F-228
Consolidated Statements of Cash Flows for the period from January 1, 2019 to March 28, 2019 and for the three months ended March 31, 2018	F-229
Notes to the Unaudited Interim Condensed Consolidated Financial Statements	F-230
Audited Consolidated Financial Statements—Guardaya Empreendimentos e Participações S.A. ("Medcel")
Report of Independent Auditors	F-249
Consolidated Statements of Financial Position as of December 31, 2018 and 2017	F-250
Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2018 and 2017	F-251
Consolidated Statements of Changes in Equity for the years ended December 31, 2018 and 2017	F-252
Consolidated Statements of Cash Flows for the years ended December 31, 2018 and 2017	F-253
Notes to the Consolidated Financial Statements	F-254
Audited Statement of Assets Aquired and Liabilities Assumed—Instituto Educacional Santo Agostinho S.A. ("FASA")
Report of Independent Auditors	F-286
Statement of Assets Acquired and Liabilities Assumed	F-287
Notes to the Statement of Assets Acquired and Liabilities Assumed	F-288

Afya Limited

Unaudited interim condensed consolidated financial statements

September 30, 2019

Afya Limited

Unaudited interim condensed consolidated statements of financial position

As of September 30, 2019 and December 31, 2018

(In thousands of Brazilian reais)

	Notes	September 30, 2019	December 31, 2018
		(unaudited)
Assets
Current assets
Cash and cash equivalents	5	993,486	62,260
Trade receivables	7	117,516	58,445
Inventories		2,919	1,115
Recoverable taxes		8,139	2,265
Derivatives	12.2.1	129	556
Restricted cash	6	12,540	—
Other assets		10,178	8,859

Total current assets		1,144,907	133,500

Non-current assets
Restricted cash	6	9,319	18,810
Trade receivables	7	8,618	5,235
Related parties	8	1,759	1,598
Derivatives	12.2.1	69	663
Other assets		14,735	10,380
Investment in associate	9	50,811	—
Property and equipment	10	127,503	65,763
Right-of-use assets	2.3	273,524	—
Intangible assets	11	1,325,323	682,469

Total non-current assets		1,811,661	784,918

Total assets		2,956,568	918,418

Liabilities
Current liabilities
Trade payables		17,584	8,104
Loans and financing	12.2.1	55,967	26,800
Lease liabilities	2.3	35,706	—
Accounts payable to selling shareholders	12.2.2	158,260	88,868
Advances from customers		36,737	13,737
Labor and social obligations		63,638	31,973
Taxes payable		19,296	6,468
Income taxes payable		1,225	282
Dividends payable		1,331	4,107
Other liabilities		1,973	1,993

Total current liabilities		391,717	182,332

Non-current liabilities
Loans and financing	12.2.1	26,225	51,029
Lease liabilities	2.3	246,685	—
Accounts payable to selling shareholders	12.2.2	204,263	88,862
Taxes payable		24,086	150
Provision for legal proceedings	22	6,533	3,465
Other liabilities		2,042	2,226

Total non-current liabilities		509,834	145,732

Total liabilities		901,551	328,064

Equity
Share capital	16	17	315,000
Additional paid-in capital		1,931,047	125,014
Share-based compensation reserve		9,864	2,161
Earnings reserves		—	59,807
Retained earnings		66,119	—

Equity attributable to equity holders of the parent		2,007,047	501,982
Non-controlling interests		47,970	88,372

Total equity		2,055,017	590,354

Total liabilities and equity		2,956,568	918,418

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

Afya Limited

Unaudited interim condensed consolidated statements of income and comprehensive income

For the three and nine-month periods ended September 30, 2019 and 2018

(In thousands of Brazilian reais, except earnings per share)

		Three-month period ended		Nine-month period ended
	Notes	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
		(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenue	18	206,713	92,426	529,784	227,695
Cost of services	19	(87,350)	(48,187)	(223,997)	(115,062)

Gross profit		119,363	44,239	305,787	112,633
General and administrative expenses	19	(71,260)	(19,421)	(162,078)	(48,267)
Other income, net		520	1,282	890	2,538

Operating income		48,623	26,100	144,599	66,904

Finance income	20	29,652	3,173	37,841	6,797
Finance expenses	20	(24,586)	(850)	(54,915)	(2,167)
Finance result		5,066	2,323	(17,074)	4,630

Share of income of associate	9	1,043	—	1,963	—
Income before income taxes		54,732	28,423	129,488	71,534

Income taxes	21	(5,748)	(1,477)	(9,702)	(3,138)

Net income		48,984	26,946	119,786	68,396

Other comprehensive income		—	—	—	—

Total comprehensive income		48,984	26,946	119,786	68,396

Income attributable to
Equity holders of the parent		46,267	24,343	104,119	62,320
Non-controlling interests		2,717	2,603	15,667	6,076

Basic earnings per share		48,984	26,946	119,786	68,396

Per common share	17	0.54	0.33	1.21	0.85
Diluted earnings per share
Per common share	17	0.53	0.33	1.20	0.85

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

Afya Limited

Unaudited interim condensed consolidated statements of changes in equity

For the nine-month periods ended September 30, 2019 and 2018

(In thousands of Brazilian reais)

	Equity attributable to equity holders of the parent
				Earnings reserves
	Share capital	Additional paid-in capital	Share-based compensation reserve	Legal reserve	Retained earnings reserve	Retained earnings	Total	Non- controlling interests	Total equity
Balances at December 31, 2017	66,485	(63,588)	—	2,905	40,309	—	46,111	651	46,762
Net income for the period	—	—	—	—	—	62,320	62,320	6,076	68,396

Total comprehensive income	—	—	—	—	—	62,320	62,320	6,076	68,396
Capital increase with cash	55,000	—	—	—	—	—	55,000	—	55,000
Capital increase with corporate reorganization	11,670	188,602	—	—	—	—	200,272	—	200,272
Non controlling interest arising on business combination	—	—	—	—	—	—	—	40,411	40,411
Share-based compensation	1,304	—	1,536	—	—	—	2,840	—	2,840
Retained earnings reserve	—	—	—	—	62,320	(62,320)	—	—	—

Balances at September 30, 2018 (unaudited)	134,459	125,014	1,536	2,905	102,629	—	366,543	47,138	413,681

Balances at December 31, 2018	315,000	125,014	2,161	7,223	52,584	—	501,982	88,372	590,354
Net income for the period	—	—	—	—	—	104,119	104,119	15,667	119,786

Total comprehensive income	—	—	—	—	—	104,119	104,119	15,667	119,786
Capital increase with cash (note 16.a)	150,000	—	—	—	—	—	150,000	—	150,000
Capital increase from the corporate reorganization (note 16.a)	122,062	137,051	—	—	—	—	259,113	—	259,113
Capital increase from shares contribution of shareholders (note 16.a) shareholders (note 16.a)	48,768	36,358	—	—	—	—	85,126	(44,774)	40,352
Dividends cancelled (16.a)	—	—	—	—	4,107	—	4,107	—	4,107
Dividends declared to shareholders (note 16.d)	—	—	—	—	—	(38,000)	(38,000)	(11,295)	(49,295)
Allocation to additional paid-in capital (note 16.a)	—	33,001	—	—	(33,001)	—	—	—	—
Corporate reorganization (note 1)	(635,830)	668,904	(2,161)	(7,223)	(23,690)	—	—	—	—
Issuance of common shares in initial public offering (note 1)	16	992,762	—	—	—	—	992,778	—	992,778
Shares issuance cost (note 1)	—	(79,670)	—	—	—	—	(79,670)	—	(79,670)
Share-based compensation (note 15)	1	17,627	9,864	—	—	—	27,492	—	27,492

Balances at September 30, 2019 (unaudited)	17	1,931,047	9,864	—	—	66,119	2,007,047	47,970	2,055,017

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

Afya Limited

Unaudited interim condensed consolidated statements of cash flows

For the nine-month periods ended September 30, 2019 and 2018

(In thousands of Brazilian reais)

	September 30, 2019	September 30, 2018
	(unaudited)	(unaudited)
Operating activities
Income before income taxes	129,488	71,534
Adjustments to reconcile income before income taxes
Depreciation and amortization	50,703	4,177
Disposals of property and equipment	111	—
Provision of allowance for doubtful accounts	13,278	5,947
Share-based compensation expense	9,864	1,536
Net foreign exchange differences	(13,608)	—
Loss on derivative instruments	1,181	—
Accrued interest	14,642	158
Accrued lease interest	23,337	—
Share of income of associate	(1,963)	—
Provision for legal proceedings	(624)	(1,998)
Changes in assets and liabilities
Trade receivables	(24,688)	(15,879)
Inventories	777	(365)
Recoverable taxes	(5,594)	(2,470)
Other assets	(2,713)	(5,073)
Trade payables	2,985	(2,660)
Taxes payables	5,588	2,440
Advances from customers	18,521	931
Labor and social obligations	22,992	13,886
Other liabilities	(9,597)	(4,427)
Income taxes paid	(4,033)	(3,876)

Net cash flows from operating activities	230,647	63,861

Investing activities
Acquisition of property and equipment	(41,684)	(12,323)
Acquisition of intangibles assets	(59,644)	(289)
Acquisition of subsidiaries, net of cash acquired	(148,880)	1,289
Related parties	(161)	(979)
Restricted cash	2,512	—
Payments of accounts payable to selling shareholders	(27,962)	(16,409)

Net cash flows used in investing activities	(275,819)	(28,711)

Financing activities
Payments of loans and financing	(43,094)	(3,981)
Payments of lease liabilities	(27,811)	—
Dividends paid	(47,964)	—
Proceeds from initial public offering	992,778	—
Share issuance costs	(79,670)	—
Capital increase	167,628	56,304

Net cash flows from financing activities	961,867	52,323

Net increase in cash and cash equivalents	916,695	87,473
Net foreign exchange difference	14,531	—
Cash and cash equivalents at the beginning of the period	62,260	25,490

Cash and cash equivalents at the end of the period	993,486	112,963

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

1 Corporate information

              Afya Limited ("Afya" or "Afya Limited") and its subsidiaries (collectively, the "Company") is a holding company incorporated under the laws of the Cayman Islands on March 22, 2019. Afya Limited became the holding company of Afya Participações S.A. (hereafter referred to as "Afya Brazil"), formerly denominated NRE Participações S.A., through the completion of the corporate reorganization described below.

              Until the contribution of Afya Brazil shares to Afya Limited, Afya Limited did not have commenced operations and had only nominal assets and liabilities and no material contingent liabilities or commitments. Accordingly, Afya Limited's consolidated financial information substantially reflect the operations of Afya Brazil after the corporate reorganization.

              The Company is formed by a network of higher education institutions located in nine Brazilian states forming a large educational group in the country, with emphasis on offering undergraduate and graduate courses related to medicine and health sciences and comprises the development and sale of electronically distributed educational courses on medicine science and related printed and technological educational content.

              These unaudited interim condensed consolidated financial statements for the three and nine-month periods ended September 30, 2019 were authorized for issue by the Board of Directors on December 02, 2019.

Corporate reorganization

              On March 29, 2019, Afya Brazil merged (i) BR Health Participações S.A. ("BR Health"), a wholly-owned subsidiary of Bozano Educacional II Fundo de Investimento em Participações Multiestratégia ("Crescera") that controls Guardaya Empreendimentos and Participações S.A. ("Guardaya") and is one of Afya Brazil's shareholders; and (ii) Guardaya which owns 100% of Medcel Editora e Eventos S.A. ("Medcel Editora") and CBB Web Serviços e Transmissões On Line S.A. ("CBB Web"), focused on medical residency preparation courses located in the state of São Paulo, resulting in the transfer to Afya Brazil of 100% of Medcel Editora and CBB Web and 15% of União Educacional do Planalto Central S.A. ("UEPC"), a medical school located in the Federal District. On June 18, 2019 Afya Brazil acquired an additional 15% interest in UEPC resulting in an interest of 30%.

              On July 7, 2019, each of the Afya Brazil's shareholders had agreed to contribute their respective shares on the Company to Afya Limited, exchanging one common share as 28 Class A or Class B common shares of Afya Limited. The holders of the Class A common shares and Class B common shares have identical rights, except that (i) the holder of Class B common shares is entitled to 10 votes per share, whereas holders of Class A common shares are entitled to one vote per share, (ii) Class B common shares have certain conversion rights and (iii) the holders of Class B common shares are entitled to maintain their proportional ownership interest in the event that common shares and/or preferred shares are proposed to be issued. The holders of Class A common shares and Class B common shares vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law and subject to certain exceptions.

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

1 Corporate information (Continued)

Initial public offering

              On July 18, 2019, Afya Limited priced its initial public offering ("IPO") of 13,744,210 Class A common shares, which began trading on the Nasdaq Global Select Market ("NASDAQ") on July 19, 2019 under the symbol "AFYA". On July 23, 2019, the underwriters exercised the option to buy an additional 2,061,631 Class A common shares to cover over-allotments, totaling 15,805,841 Class A common shares, which 13,888,887 Class A common shares were offered by Afya Limited and 1,916,954 Class A common shares were offered by the selling shareholders at the initial public offering price. The initial offering price was US$ 19.00 per Class A common share.

              On July 23, 2019, the share capital of Afya Limited was increased by 13,888,887 Class A shares through the proceeds received as a result of the IPO of US$ 263,888 thousand (or R$ 992,778). The net proceeds from the IPO were US$ 242,711 thousand (or R$ 913,108), after deducting US$ 15,833 thousand (or R$ 59,566) in underwriting discounts and commissions and other offering expenses totaled US$ 5,344 thousand (or R$ 20,104). The share issuance costs totaled R$ 79,670.

              At the date of authorization for issue of these unaudited interim condensed consolidated financial statements, Afya Limited transferred US$ 251,800 thousand (or R$ 961,438) of the net proceeds from the Cayman Islands to bank accounts in Brazil. These deposits are invested on first-line financial institutions in Brazil and are denominated in Brazilian reais.

Acquisitions

              On April 3, 2019, Afya Brazil acquired control of Instituto Educacional Santo Agostinho S.A. ("FASA"), through the acquisition of 90% of the Company's shares, a post-secondary education institution and offers on-campus undergraduate medicine courses and a variety of other on-campus and distance learning post-secondary undergraduate and graduate education programs.

              On May 9, 2019, Afya Brazil acquired control of Instituto de Pesquisa e Ensino Médico do Estado de Minas Gerais Ltda. ("IPEMED"), through the acquisition of 100% of IPEMED's shares, a post-secondary education. The acquisition of IPEMED is in line with the Company's strategy to focus on medical education, including post-graduate medical education.

              On August 13, 2019, Afya Brazil acquired control of IPEC—Instituto Paraense de Educação e Cultura Ltda. ("IPEC"), through the acquisition of 100% of IPEC's shares, previously a non-operational postsecondary education institution with governmental authorization to offer on-campus post-secondary undergraduate courses in medicine. On September 26, 2019, IPEC became operational in line with Company's strategy focusing on medical education.Management assessed the aspects of such transaction in accordance with IFRS 3—Business combinations and concluded that the transaction does not fall under the definition of business, but an acquisition of license with indefinite useful life recognized as Intangible assets as described in Note 11.

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies

2.1 Basis for preparation of the unaudited interim condensed consolidated financial statements

              The unaudited interim condensed consolidated financial statements as of September 30, 2019 and for the three and nine-month periods ended September 30, 2019 and 2018 have been prepared in accordance with IAS 34 Interim Financial Reporting.

              The unaudited interim condensed consolidated financial statements have been prepared on a historical cost basis, except for derivative financial instruments that have been measured at fair value.

              The corporate reorganization described in Note 1, occurred on July 7, 2019, was accounted for as a reorganization of entities under common control whereby Afya Limited was created as a holding company of Afya Brazil. As a result, the assets and liabilities of Afya Brazil is carried at historical cost and there was no step-up in basis or goodwill, or other intangible assets recorded as a result of the corporate reorganization.

              As a result, the unaudited interim condensed consolidated financial statements prepared by the Company subsequent to the completion of the reorganization are presented "as if" Afya Brazil is the predecessor of the Company. Accordingly, these unaudited interim condensed consolidated financial statements reflect: (i) the historical operating results of Afya Brazil prior to the reorganization; (ii) the consolidated results of the Company and Afya Brazil following the reorganization; (iii) the assets and liabilities of Afya Brazil at their historical cost; and (iv) the Company's equity and earnings per share for all periods presented. The number of common shares issued by Afya Limited as a result of the reorganization is reflected retrospectively to September 30, 2018, for purposes of calculating earnings per share for all prior periods presented.

              The unaudited interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements and should be read in conjunction with Afya Brazil's annual consolidated financial statements as of December 31, 2018.

              Afya Limited is a holding company, as such the primary source of revenue derives from its interest on the operational companies in Brazil. As result, the Brazilian Real has been assessed as the Company's functional currency.

              The unaudited interim condensed consolidated financial statements are presented in Brazilian reais ("BRL" or "R$"), which is the Company's functional and presentation currency. All amounts are rounded to the nearest thousand, except when otherwise indicated.

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

2.2 Basis of consolidation

              The table below is a list of the Company's subsidiaries and associates:

				Direct and indirect interest
Name	Principal activities	Location	Investment type	September 30, 2019	December 31, 2018
Afya Participações S.A. ("Afya Brazil")	Holding	Nova Lima—MG	Subsidiary	100%	100%
Instituto Tocantinense Presidente Antônio Carlos Porto S.A.—ITPAC Porto Nacional	Undergraduate and graduate degree programs	Porto Nacional—TO	Subsidiary	100%	100%
Instituto Tocantinense Presidente Antônio Carlos S.A.—ITPAC Araguaina	Undergraduate and graduate degree programs	Araguaína—TO	Subsidiary	100%	100%
União Educacional do Vale do Aço S.A.—UNIVAÇO	Medicine undergraduate degree program	Ipatinga—MG	Subsidiary	100%	76%
IPTAN—Instituto de Ensino Superior Presidente Trancredo de Almeida Neves S.A. ("IPTAN")	Undergraduate and graduate degree programs	São João Del Rei—MG	Subsidiary	100%	100%
Instituto de Educação Superior do Vale do Parnaíba S.A. ("IESVAP")	Undergraduate and graduate degree programs	Parnaíba—PI	Subsidiary	80%	80%
Centro de Ciências em Saúde de Itajubá S.A. ("CCSI")	Medicine undergraduate degree program	Itajubá—MG	Subsidiary	60%	60%
Instituto de Ensino Superior do Piauí S.A. ("IESP")*	Undergraduate and graduate degree programs	Teresina—PI	Subsidiary	100%	80%
RD Administração e Participações Ltda.	Holding	Pato Branco—PR	Subsidiary	100%	100%
FADEP—Faculdade Educacional de Pato Branco Ltda. ("FADEP")	Undergraduate and graduate degree programs	Pato Branco—PR	Subsidiary	100%	100%
CBB Web Serviços e Transmissões Online S.A. ("CBBW")**	Medical education courses and online platform	São Paulo—SP	Subsidiary	100%	—
Medcel Editora e Eventos S.A. ("Medcel")**	Medical education content	São Paulo—SP	Subsidiary	100%	—
Instituto Educacional Santo Agostinho S.A. ("FASA")**	Undergraduate and graduate degree programs	Montes Claros—MG	Subsidiary	100%	—
Instituto de Pesquisa e Ensino Médico do Estado de Minas Gerais Ltda. ("IPEMED")**	Post-graduate	Belo Horizonte—MG	Subsidiary	100%	—
Instituto Paraense de Educação e Cultura Ltda. ("IPEC")***	Undergraduate and graduate degree programs	Marabá—PA	Subsidiary	100%	—
União Educacional do Planalto Central S.A. ("UEPC")****	Undergraduate and graduate degree programs	Brasília—DF	Associate	30%	—

*
Refer to Note 16 for further details on the acquisition of minority interest occurred during 2019.

**
Refer to Note 4 for further details on the business combinations occurred during 2019.

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

***
Refer to Note 11 for further details on the acquisition of assets (related to licenses with indefinite useful life) in 2019.

****
Refer to Note 9 for further details on the acquisition of associate.

              The financial information of the acquired subsidiaries is included in the Company's unaudited interim condensed consolidated financial statements beginning on the respective acquisition dates.

2.3 Changes in accounting policies and disclosures

New standards, interpretations and amendments adopted by the Company

              The accounting policies adopted in the preparation of the unaudited interim condensed consolidated financial statements are consistent with those followed in the preparation of the Company's consolidated financial statements for the year ended December 31, 2018, except for the adoption of new standards effective as of January 1, 2019, and for the recognition of revenue from contracts with customers in Business Unit 2, acquired in 2019, once the majority of revenues is derived from printed books and e-books, which are recognized at the point in time when control is transferred to the customer, whilst the Business Unit 1 revenue recognition method is mostly over time. The Company has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective.

              The Company applied, for the first time on January 1, 2019, IFRS 16 Leases. The nature and effect of these changes are disclosed below.

              Other amendments and interpretations were applied for the first time in 2019, but did not have a significant impact on the unaudited interim condensed consolidated financial statements of the Company.

a) IFRS 16—Leases

              IFRS 16 supersedes IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases—Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. The standard sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for all leases under a single on-balance sheet model.

              The Company adopted IFRS 16 using the modified retrospective method of adoption with the date of initial application of January 1, 2019. Under this method, the standard is applied retrospectively with the cumulative effect of initially applying the standard recognized at the date of initial application. The Company elected to use the transition practical expedient allowing the standard to be applied only to contracts that were previously identified as leases applying IAS 17 and IFRIC 4 at the date of initial application. The Company also elected to use the recognition exemptions for lease contracts that, at the commencement date, have a lease term of 12 months or less and do not contain a purchase option ('short-term leases'), and lease contracts for which the underlying asset is of low value ('low-value assets').

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              The effect of adoption of IFRS 16 as at January 1, 2019 is as follows:

Assets
Right-of-use assets	R$	212,360
Liabilities
Lease liabilities	R$	212,360

i) Nature of the effect of adoption of IFRS16

              The Company has lease contracts for properties. Before the adoption of IFRS 16, the Company classified each of its leases (as lessee) at the inception date as either a finance lease or an operating lease. The Company did not have finance leases as of December 31, 2018. In an operating lease, the leased property was not capitalized and the lease payments were recognized as rent expense in profit or loss on a straight-line basis over the lease term. Upon adoption of IFRS 16, the Company applied a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets. The standard provides specific transition requirements and practical expedients, which has been applied by the Company.

              The Company recognized right-of-use assets and lease liabilities for those leases previously classified as operating leases, except for short-term leases and leases of low-value assets. The right-of-use assets for the leases were recognized based on the amount equal to the lease liabilities, adjusted for any related prepaid and accrued lease payments previously recognized. Lease liabilities were recognized based on the present value of the remaining lease payments, discounted using the incremental borrowing rate at the date of initial application.

              The Company also applied the available practical expedients wherein it:

  •
  Used an incremental borrowing rate, according to the characteristics for each lease;

  •
  Relied on its assessment of whether leases are onerous immediately before the date of initial application;

  •
  Applied the short-term leases exemptions to leases with lease term that ends within 12 months at the date of initial application;

  •
  Excluded the initial direct costs from the measurement of the right-of-use asset at the date of initial application;

  •
  Used hindsight in determining the lease term where the contract contains options to extend or terminate the lease.

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              The lease liabilities as at January 1, 2019 can be reconciled to the operating lease commitments as of December 31, 2018 as follows:

Operating lease commitments as at December 31, 2018	520,795
Weighted average incremental borrowing rate as at January 1, 2019	11.63%
Discounted operating lease commitments at 1 January 2019	212,530
Less:
Commitments relating to leases of short-term and low-value assets	(170)

Lease liabilities as at January 1, 2019	212,360

ii) Summary of new accounting policies

              Set out below are the new accounting policies of the Company upon adoption of IFRS 16, which have been applied from the date of initial application:

Right-of-use assets

              The Company recognizes right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Unless the Company is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the recognized right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term. Right-of use assets are subject to impairment.

Lease liabilities

              At the commencement date of the lease, the Company recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Company and payments of penalties for terminating a lease, if the lease term reflects the Company exercising the option to terminate. The variable lease payments that do not depend on an index or a rate are recognized as expense in the period on which the event or condition that triggers the payment occurs.

              In calculating the present value of lease payments, the Company uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed lease payments or a change in the assessment to purchase the underlying asset.

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

Short-term leases and leases of low-value assets

              The Company applies the short-term lease recognition exemption to its short-term leases of properties (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases that are considered of low value. Lease payments on short-term leases and leases of low-value assets are recognized as expense on a straight-line basis over the lease term.

Significant judgement in determining the lease term of contracts with renewal options

              The Company determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised.

              The Company has the option, under some of its lease agreements to lease the assets for additional terms. The Company applies judgement in evaluating whether it is reasonably certain to exercise the option to renew. That is, it considers all relevant factors that create an economic incentive for it to exercise the renewal. After the commencement date, the Company reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise (or not to exercise) the option to renew (e.g., a change in business strategy).

iii) Amounts recognized in the statement of financial position and income

              Set out below, are the carrying amounts of the Company's right-of-use assets and lease liabilities and the movements during the period:

	Right-of-use assets	Lease liabilities
As at January 1, 2019 (unaudited)	212,360	212,360
Additions	13,140	13,140
Business combinations	61,145	61,365
Depreciation expense	(13,121)	—
Interest expense	—	23,337
Payment of lease liabilities	—	(27,811)

As at September 30, 2019 (unaudited)	273,524	282,391

Current	—	35,706
Non-current	273,524	246,685

              The Company recognized rent expense from short-term leases and low-value assets of R$ 2,982 for the nine-month period ended September 30, 2019.

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

b) IFRIC Interpretation 23—Uncertainty over Income Tax Treatment

              The Interpretation addresses the accounting for income taxes when tax treatments involve uncertainty that affects the application of IAS 12 Income Taxes. It does not apply to taxes or levies outside the scope of IAS 12, nor does it specifically include requirements relating to interest and penalties associated with uncertain tax treatments. The Interpretation specifically addresses the following:

  •
  Whether an entity considers uncertain tax treatments separately

  •
  The assumptions an entity makes about the examination of tax treatments by taxation authorities

  •
  How an entity determines taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates

  •
  How an entity considers changes in facts and circumstances

              An entity has to determine whether to consider each uncertain tax treatment separately or together with one or more other uncertain tax treatments. The approach that better predicts the resolution of the uncertainty needs to be followed.

              The Company applied the interpretation and did not have significant impact on the unaudited interim condensed consolidated financial statements.

3 Segment Information

              As a result of the corporate reorganization described in Note 1 which occurred on March 29, 2019, the Company has two reportable segments, as follows:

  •
  Education Services Segment (Business Unit 1), which provides educational services through undergraduate and graduate courses related to medicine, other health sciences and other undergraduate programs; and

  •
  Residency Preparatory and Specialization Programs Segment (Business Unit 2), which provides residency preparatory courses and medical post-graduate specialization programs, delivering printed and digital content, an online medical education platform and practical medical training.

              No operating segments have been aggregated to form the above reportable operating segments. There is only one geographic region and the results are monitored and evaluated as a single business.

              Segment information is presented consistently with the internal reports provided to the Company's Chief Executive Officer (CEO), which is the Chief Operating Decision Maker (CODM) and is responsible for allocating resources, assessing the performance of the Company's operating segments, and making the Company's strategic decisions.

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

3 Segment Information (Continued)

              The following table presents assets and liabilities information for the Company's operating segments as of September 30, 2019:

	Business Unit 1 (unaudited)	Business Unit 2 (unaudited)	Total (unaudited)	Elimination (inter-segment transactions) (unaudited)	Consolidated (unaudited)
Assets	2,865,509	92,052	2,957,561	(993)	2,956,568
Current assets	1,095,608	50,292	1,145,900	(993)	1,144,907
Non-current assets	1,769,901	41,760	1,811,661	—	1,811,661
Liabilities and equity	2,865,509	92,052	2,957,561	(993)	2,956,568
Current liabilities	374,892	17,818	392,710	(993)	391,717
Non-current liabilities	478,029	31,805	509,834	—	509,834
Equity	2,012,588	42,429	2,055,017	—	2,055,017
Other disclosures
Investment in associate	50,811	—	50,811	—	50,811
Capital expenditures(*)	97,003	4,325	101,328	—	101,328

(*)
Capital expenditures consider the acquisitions of property and equipment and intangible assets, including the acquisition of IPEC licenses in the amount paid of R$ 54,000 from a total of R$ 108,000 described in Note 11.

              The following table presents statements of income for the Company's operating segments for the nine-month period ended September 30, 2019:

	Business Unit 1 (Unaudited)	Business Unit 2 (Unaudited)	Total (Unaudited)	Elimination (inter-segment transactions) (unaudited)	Consolidated (Unaudited)
External customer	477,631	52,153	529,784	—	529,784
Inter-segment	—	3,880	3,880	(3,880)	—
Net revenue	477,631	56,033	533,664	(3,880)	529,784
Cost of services	(206,251)	(21,626)	(227,877)	3,880	(223,997)
Gross profit	271,380	34,407	305,787	—	305,787
General and administrative expenses					(162,078)
Other income, net					890
Operating profit					144,599
Finance income					37,841
Finance costs					(54,915)
Share of income of associate					1,963
Income before income taxes					129,488
Income taxes expense					(9,702)
Net income for the period					119,786

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

3 Segment Information (Continued)

              There were no revenues derived from the Business Unit 2 for three-month period ended March 31, 2019 and the three and nine-month periods ended September 30, 2018, given such segment has commenced following the business combinations occurred on March 29, 2019.

Seasonality of operations

              Business Unit 1's tuition revenues do not have significant fluctuations during the year.

              Business Unit 2's sales are concentrated in the first and last quarter of the year, as a result of enrollments at the beginning of the year. The majority of Business Unit 2's revenues is derived from printed books and e-books, which are recognized at the point in time when control is transferred to the customer. Consequently, Business Unit 2 generally has higher revenues and results of operations in the first and last quarter of the year compared to the second and third quarters of the year.

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

4 Business combinations

              The preliminary fair values of the identifiable assets acquired and liabilities assumed as at the acquisition date were:

	Fair value as of acquisition date in 2019
	Guardaya	FASA	IPEMED
Assets
Cash and cash and equivalents	1,548	3,834	307
Trade receivables	44,277	1,832	8,965
Inventories	2,581	—	—
Other assets	769	178	1,946
Derivatives	—	280	—
Restricted cash	—	5,561	—
Right-of-use assets	4,556	47,789	8,800
Investment in associate	24,458	—	—
Property and equipment	1,594	22,946	3,676
Intangible assets	59,977	171,511	33,039

	139,760	253,931	56,733

Liabilities
Trade payables	(454)	(1,133)	(4,908)
Loans and financing	(4,076)	(35,419)	(3,592)
Lease liabilities	(4,607)	(47,793)	(8,965)
Labor and social obligations	(1,844)	(5,254)	(1,575)
Taxes payable	(3,571)	(483)	(26,503)
Advances from customers	(680)	(3,192)	(607)
Provision for legal proceedings	—	(1,684)	(2,008)
Other liabilities	(4,709)	(460)	—

	(19,941)	(95,418)	(48,158)

Total identifiable net assets at fair value	119,819	158,513	8,575

Goodwill arising on acquisition	139,294	61,925	88,967

Non-controlling interest	—	(15,851)	—

Purchase consideration transferred	259,113	204,587	97,542

Cash paid	—	102,330	52,239
Capital contribution	259,113	—	—
Payable in installments	—	102,257	45,303
Analysis of cash flows on acquisition:
Transaction costs (included in cash flows from operating activities)	(482)	(1,887)	(180)
Cash paid, net of cash acquired with the subsidiary (included in cash flows from investing activities)	1,548	(98,496)	(51,932)

Net of cash flow on acquisition	1,066	(100,383)	(52,112)

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

4 Business combinations (Continued)

a) Acquisition of Guardaya

              In connection with the corporate reorganization, on March 29, 2019, Afya Brazil merged (i) BR Health, a wholly-owned subsidiary of Crescera that controls Guardaya and is one of Afya Brazil's shareholders; and (ii) Guardaya which owns 100% of Medcel Editora and CBB Web, resulting in the transfer to Afya Brazil of 100% of Medcel Editora and CBB Web shares. In connection with the transaction 15% of UEPC's shares were acquired. Afya Brazil issued 378,696 common shares as a consideration for the interest in BR Health and Guardaya. The fair value of the consideration given was R$ 259,113.

              Transaction costs to date amount to R$ 482 and were expensed and are included in general and administrative expenses in the consolidated statement of income.

              The goodwill recognized is primarily attributed to the expected synergies and other benefits arising from the transaction. The goodwill is not expected to be deductible for income tax purposes.

              At the acquisition date, the fair value of the trade receivables acquired equals its carrying amount. Afya Brazil measured the acquired lease liabilities using the present value of the remaining lease payments at the date of acquisition. The right-of-use assets were measured at an amount equal to the lease liabilities and adjusted to reflect the unfavorable terms of the lease relative to market terms.

              The valuation techniques used for measuring the fair value of separately identified intangible assets acquired were as follows:

Intangible assets acquired	Valuation technique
Trademark	Relief-from-royalty

This methodology is based on the market remuneration of the use license granted to third parties. The value of the asset is restated by the savings of royalties that the owner would have to own the asset. It is necessary to determine a royalty rate that reflects the appropriate remuneration of the asset. The royalty payments, net of taxes, are discounted to present value.

Customer relationships

Multi-period excess earning method

The method considers the present value of net cash flows expected to be generated by customer relationship, by excluding any cash flows related to contributory assets.

Educational content

Replacement cost

This methodology is based on the estimate of the cost of replacing the asset with a new one (acquisition or reconstruction), adjusted to reflect the losses of value resulting from the physical deterioration and the economic functional obsolescence of the asset.

              From the date of acquisition, this business combination has contributed R$ 20,000 of revenue and R$ 1,325 as loss before income taxes to the Company. If the acquisition had taken place at the

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

4 Business combinations (Continued)

beginning of the period, net revenue would have been increased by R$ 34,684 and income before income taxes for the period would have been increased by R$ 16,138.

b) Acquisition of FASA

              On April 3, 2019, Afya Brazil acquired control of FASA, through the acquisition of 90% of the Company's shares. The purchase price of R$ 204,587 is comprised by:

              i) R$ 102,330 paid in cash on the acquisition date; ii) R$ 40,881 payable in April 2020; iii) R$ 30,688 payable in April 2021; and iv) R$ 30,688 payable in April 2022, adjusted by the IPCA rate + 4.1% per year. Afya Brazil accounted for this acquisition as a business combination.

              Transaction costs to date amount to R$ 1,887 and were expensed and are included in general and administrative expenses in the consolidated statement of income.

              The acquisition was completed recently and the valuation of property and equipment will be finalized at a later date, and the final allocation of the purchase price is dependent on a number of factors, including the final evaluation of the fair values of tangible and intangible assets acquired and liabilities assumed as of the closing date of the transaction.

              At the acquisition date, the fair value of the trade receivables acquired equals its carrying amount. The Company measured the acquired lease liabilities using the present value of the remaining lease payments at the date of acquisition. The right-of-use assets were measured at an amount equal to the lease liabilities and adjusted to reflect the unfavorable terms of the lease relative to market terms.

              The goodwill recognized includes the value of expected synergies arising from the acquisition, which is not separately recognized. None of the goodwill recognized is expected to be deductible for income taxes purposes.

              The valuation techniques used for measuring the fair value of separately identified intangible assets acquired were as follows:

Intangible assets acquired	Valuation technique
Licenses	With-and-without method

The with-and-without method consists of estimating the fair value of an asset by the difference between the value of this asset in two scenarios: a scenario considering the existence of the asset in question and another considering its non-existence.

Customer relationships

Multi-period excess earning method

The method considers the present value of net cash flows expected to be generated by customer relationship, by excluding any cash flows related to contributory assets.

              From the date of acquisition, FASA has contributed R$ 46,270 of revenue and R$ 8,810 to the income before income taxes to the Company. If the acquisition had taken place at the beginning of the

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

4 Business combinations (Continued)

period, net revenue would have been increased by R$ 20,067 and income before income taxes for the period would have been increased by R$ 1,177.

c) Acquisition of IPEMED

              On May 9, 2019, Afya Brazil acquired control of IPEMED, through the acquisition of 100% of the Company's shares. IPEMED is a post-secondary education institution with campuses located in the states of Bahia, Minas Gerais, Rio de Janeiro, São Paulo and in the Distrito Federal. It focuses on medical graduate programs. The purchase price was R$ 97,542, being: i) R$ 25,000 paid in cash as advance through April 2019; ii) R$ 27,239 paid in cash on the acquisition date; iii) R$45,303 payable in five annual installments due from February 2020 to February 2024 adjusted by the Interbank Certificates of Deposit ("CDI") rate.

              Transaction costs to date amount to R$ 180 and were expensed and are included in general and administrative expenses in the consolidated statement of income.

              The acquisition was completed recently and the valuation of property and equipment will be finalized at a later date, and the final allocation of the purchase price is dependent on a number of factors, including the final evaluation of the fair values of tangible and intangible assets acquired and liabilities assumed as of the closing date of the transaction.

              At the acquisition date, the fair value of the trade receivables acquired equals its carrying amount. The Company measured the acquired lease liabilities using the present value of the remaining lease payments at the date of acquisition. The right-of- use assets were measured at an amount equal to the lease liabilities and adjusted to reflect the unfavorable terms of the lease relative to market terms.

              The goodwill recognized includes the value of expected synergies arising from the acquisition, which is not separately recognized. None of the goodwill recognized is expected to be deductible for income taxes purposes.

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

4 Business combinations (Continued)

              The valuation techniques used for measuring the fair value of separately identified intangible assets acquired were as follows:

Intangible assets acquired	Valuation technique
Trademark	Relief-from-royalty

This methodology is based on the market remuneration of the use license granted to third parties. The value of the asset is restated by the savings of royalties that the owner would have to own the asset. And it is necessary to determine a royalty rate that reflects the appropriate remuneration of the asset. The royalty payments, net of taxes, are discounted to present value.

Customer relationships

Multi-period excess earning method

The method considers the present value of net cash flows expected to be generated by customer relationship, by excluding any cash flows related to contributory assets.

              From the date of acquisition, IPEMED has contributed R$ 26,428 of revenue and R$ 6,509 to the income before income taxes to the Company. If the acquisition had taken place at the beginning of the period, net revenue would have been increased by R$ 24,350 and income before income taxes for the period would have been decreased by R$ 4,567.

5 Cash and cash equivalents

	September 30, 2019	December 31, 2018
	(unaudited)
Cash and bank deposits	16,707	4,560
Cash equivalents(a)	976,779	57,700

	993,486	62,260

(a)
Mainly related to proceeds originated from the IPO mentioned in Note 1.

              Cash equivalents correspond to financial investments in Bank Certificates of Deposit ("CDB") with highly rated financial institutions. As of September 30, 2019, the average interest on these CDB are equivalent to 99.7% of the Interbank Certificates of Deposit ("CDI") (December 31, 2018: 99.28%). These funds are available for immediate use and have insignificant risk of changes in value.

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

6 Restricted cash

	September 30, 2019	December 31, 2018
	(unaudited)
Collateral for loan in Euros with Banco Itaú	18,810	18,810
Other	3,049	—

	21,859	18,810

Current	12,540	—
Non-current	9,319	18,810

              As of September 30, 2019, the restricted cash of R$ 21,859 (December 31, 2018: R$ 18,810) corresponds to financial investments in investment funds managed by highly rated financial institutions that serve as collateral for loans agreements and other commitments. In accordance with the contractual terms, the Company is not allowed to withdraw any amounts until an integral payment of the loan (see Note 12.4.3. for details on the maturity schedule).

              As of September 30, 2019, the average interest on these funds are equivalent to 100.1% (December 31, 2018: 98.22%) of the CDI. Interest income related to these investments are not restricted and are classified as cash and cash equivalents.

7 Trade receivables

	September 30, 2019	December 31, 2018
	(unaudited)
Tuition fees	82,305	57,548
Proeducar	1,884	1,882
FIES	19,001	4,576
Educational content(a)	32,407	—
Others	5,464	7,211

	141,061	71,217

(–) Allowance for doubtful accounts	(14,927)	(7,537)

	126,134	63,680

Current	117,516	58,445
Non-current	8,618	5,235

(a)
Related to trade receivables from sales of printed books, e-books and medical courses through digital platform from Medcel Editora and CBB Web, following the corporate reorgatization on March 29, 2019.

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

7 Trade receivables (Continued)

              As of September 30, 2019 and December 31, 2018, the aging of trade receivables was as follows:

	September 30, 2019	December 31, 2018
	(unaudited)
Neither past due nor impaired	70,996	18,194
Past due
1 to 30 days	22,577	14,433
31 to 90 days	22,273	18,413
91 to 180 days	14,159	15,394
More than 180 days	11,056	4,783

	141,061	71,217

              The movement in the allowance for doubtful accounts for the nine-month periods ended September 30, 2019 and 2018, was as follows:

	September 30, 2019	September 30, 2018
	(unaudited)	(unaudited)
Balance at the beginning of the period	(7,537)	(3,794)
Additions	(13,278)	(5,947)
Write-offs	5,888	—

Balance at the end of the period	(14,927)	(9,741)

8 Related parties

              The table below summarizes the balances and transactions with related parties:

	September 30, 2019	December 31, 2018
	(unaudited)
Assets
Trade receivables(a)	670	—
Credits with shareholders(b)	1,759	1,598

	2,429	1,598

Current	670	—
Non-current	1,759	1,598

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

8 Related parties (Continued)

	September 30, 2019	September 30, 2018
	(unaudited)	(unaudited)
Other income
IESVAP(c)	—	251
IPTAN(c)	—	881
UEPC(a)	670	—

	670	1,132

Lease payments
RVL Esteves Gestão Imobiliária S.A.	7,720	7,162
UNIVAÇO Patrimonial Ltda.	2,090	1,942
IESVAP Patrimonial Ltda.	1,900	766

	11,710	9,870

(a)
Refers to sales of educational content from Medcel to UEPC.

(b)
Amounts to be reimbursed by the shareholders to Afya Brazil mainly related to payments of legal cost and advisory services.

(c)
Refers to share services and corporate expenses provided by Afya Brazil to IPTAN and IESVAP for the periods prior to their acquisition on April 26, 2018.

Key management personnel compensation

              Key management personnel compensation comprised the following:

	September 30, 2019	September 30, 2018
	(unaudited)	(unaudited)
Short-term employee benefits(a)	1,908	1,122
Share-based compensation plan(a)	8,364	1,536

	10,272	2,658

(a)
Reflects the key management personnel following the IPO and the corporate reorganization, described in Note 1.

              Compensation of the Company's key management includes short-term employee benefits comprised by salaries, labor and social charges, and other ordinary short-term employee benefits. The amounts disclosed in the table are recognized as an expense in general and administrative expenses during the reporting period related to key management personnel participation in share-based compensation plans described in Note 15 (b).

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

9 Investment in associate

              In connection with the corporate reorganization, described in Note 1 regarding the merger with BR Health, the Company acquired a 30% interest in UEPC, a medical school located in the Federal District, that offers higher education and post-graduate courses, both in person and long-distance learning. The Company's interest in UEPC is accounted for using the equity method. The following table illustrates the summarized financial information of the Company's investment in UEPC:

September 30, 2019
(unaudited)
Current assets	35,185
Non-current assets	17,784
Current liabilities	(19,189)
Non-current liabilities	(8,358)

Equity	25,422

Company's share in equity—30%	7,628
Goodwill	43,183

Carrying amount of the investment	50,811

Net revenue	56,880
Cost of services	(30,084)
General and administrative expenses	(17,785)
Finance result	593

Income before income taxes	9,604

Income taxes expenses	(463)

Net income for the period (March 29 to September 30, 2019)	9,141

Company's share of profit from March 29 to June 18, 2019 (15%)	780
Company's share of profit from June 19 to September 30, 2019 (30%)	1,183

Company's share of profit for the period (March 29 to September 30, 2019)	1,963

September 30, 2019
Opening balance	—
Acquisition of minority interest (15%) in March 2019	24,458
Acquisition of additional minority interest (15%) in June 2019	24,457
Dividends receivable (included in Other assets)	(67)
Share of profit from March 29 to September 30, 2019	1,963

Closing balance	50,811

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

10 Property and equipment

Cost	Machinery and equipment	Land	Vehicles	Furniture and fixtures	IT equipment	Library books	Laboratories and clinics	Leasehold improvements	Construction in progress	Total
As of December 31, 2017	20,135	—	120	8,357	6,494	10,016	—	7,094	1,187	53,403

Additions	2,126	2,770	—	698	1,327	841	—	3,247	1,314	12,323
Business combinations	2,428	—	32	1,216	860	929	—	2,465	49	7,979

As of September 30, 2018 (unaudited)	24,689	2,770	152	10,271	8,681	11,786	—	12,806	2,550	73,705

As of December 31, 2018	30,503	2,770	182	11,897	10,243	12,838	597	11,882	10,736	91,648

Additions	7,470	2,563	7	5,586	3,253	955	34	4,260	17,556	41,684
Disposals	—	—	(111)	—	—	—	—	—	—	(111)
Business combinations	3,988	—	103	2,565	2,035	4,096	418	14,541	470	28,216

As of September 30, 2019 (unaudited)	41,961	5,333	181	20,048	15,531	17,889	1,049	30,683	28,762	161,437

Depreciation
As of December 31, 2017	(7,810)	—	(49)	(3,449)	(3,472)	(6,012)	—	(136)	—	(20,928)
Depreciation	(863)	—	—	(999)	(634)	(748)	—	(260)	—	(3,504)

As of September 30, 2018 (unaudited)	(8,673)	—	(49)	(4,448)	(4,106)	(6,760)	—	(396)	—	(24,432)

As of December 31, 2018	(9,696)	—	(59)	(4,261)	(4,489)	(7,015)	(27)	(338)	—	(25,885)
Depreciation	(2,852)	—	—	(1,123)	(1,745)	(1,200)	(306)	(823)	—	(8,049)

As of September 30, 2019 (unaudited)	(12,548)	—	(59)	(5,384)	(6,234)	(8,215)	(333)	(1,161)	—	(33,934)

Net book value
As of December 31, 2018	20,807	2,770	123	7,636	5,754	5,823	570	11,544	10,736	65,763

As of September 30, 2019 (unaudited)	29,413	5,333	122	14,664	9,297	9,674	716	29,522	28,762	127,503

              There were no indications of impairment of property and equipment as of and for the nine-month periods ended September 30, 2019 and 2018.

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

11 Intangible assets and goodwill

	Goodwill	Licenses with indefinite useful life	Trademark	Customer relationships	Software	Education Content	Educational platform and software in progress	Total
Cost
As of December 31, 2017	—	—	—	—	6,633	—	—	6,633
Additions	—	—	—	—	289	—	—	289
Business combinations	50,066	195,261	—	18,311	407	—	—	264,045

As of September 30, 2018 (unaudited)	50,066	195,261	—	18,311	7,329	—	—	270,967

As of December 31, 2018	169,535	445,616	—	63,303	8,288	—	1,752	688,494
Additions(i)(ii)	4,030	108,000	—	—	187		5,457	117,674
Business combinations	290,186	150,156	32,111	62,110	—	17,305	2,845	554,713

As of September 30, 2019 (unaudited)	463,751	703,772	32,111	125,413	8,475	17,305	10,054	1,360,881

Amortization
As of December 31, 2017	—	—	—	—	(1,904)	—	—	(1,904)
Amortization	—	—	—	—	(673)			(673)

As of September 30, 2018 (unaudited)	—	—	—	—	(2,577)	—	—	(2,577)

As of December 31, 2018	—	—	—	(2,945)	(3,080)	—	—	(6,025)
Amortization	—	—	(745)	(24,029)	(1,083)	(3,125)	(551)	(29,533)

As of September 30, 2019 (unaudited)	—	—	(745)	(26,974)	(4,163)	(3,125)	(551)	(35,558)

Net book value
As of December 31, 2018	169,535	445,616	—	60,358	5,208	—	1,752	682,469

As of September 30, 2019 (unaudited)	463,751	703,772	31,366	98,439	4,312	14,180	9,503	1,325,323

(i)
The amount of R$4,030 added to goodwil in June 2019 relates to ajustments during the measurement period of the business combination of IESP in respect to amounts to be included as part of the purchase price allocation at acquisition date mainly related to impairment of receivables.

(ii)
On August 13, 2019, Afya Brazil entered into a purchase agreement with the shareholders of IPEC—Instituto Paraense de Educação e Cultura Ltda. ("IPEC") for the acquisition of 100% of IPEC. IPEC was a non-operational postsecondary education institution with governmental authorization to offer on-campus post-secondary undergraduate courses in medicine in the State of Pará, that commenced its operation on September 2019. Prior to the acquisition date, IPEC has no significant assets and liabilities. The purchase price of R$ 108,000 is comprised of: i) R$ 54,000 paid in cash on the acquisition date; ii) R$ 54,000 is payable in two equal instalments of R$ 27,000 payable annually from August 13, 2020 to August 13, 2021, and adjusted by the CDI rate.

Impairment testing of goodwill and intangible assets with indefinite lives

              The Company performs its annual impairment test in December and when circumstances indicated that the carrying value may be impaired. The Company's impairment test for goodwill and intangible assets with indefinite lives is based on value-in-use calculations. The key assumptions used to determine the recoverable amount for the different cash generating units were disclosed in the annual consolidated financial statements for the year ended December 31, 2018.

              There were no indications of impairment of goodwill and intangible assets with indefinite lives for the nine-month period ended September 30, 2019.

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

11 Intangible assets and goodwill (Continued)

Other intangible assets

              For the nine-month period ended September 30, 2019, there were no indicatives that the Company's intangible assets with finite useful lives might be impaired.

12 Financial assets and financial liabilities

12.1 Financial assets

Financial assets	September 30, 2019	December 31, 2018
	(unaudited)
At amortized cost
Cash and cash equivalents	993,486	62,260
Trade receivables	126,134	63,680
Restricted cash	21,859	18,810
Related parties	1,759	1,598

Total	1,143,238	146,348

Current	1,123,542	120,705
Non-current	19,696	25,643
Derivatives not designated as hedging instruments
Cross-currency interest rate swaps	198	1,219

Total	198	1,219

Current	129	556
Non-current	69	663

12.2 Financial liabilities

Financial liabilities	September 30, 2019	December 31, 2018
	(unaudited)
At amortized cost
Trade payables	17,584	8,104
Loans and financing	82,192	77,829
Lease liabilities	282,391	—
Accounts payable to selling shareholders	362,523	177,730
Advances from customers	36,737	13,737

Total	781,427	277,400

Current	304,254	137,509
Non-current	477,173	139,891

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

12 Financial assets and financial liabilities (Continued)

12.2.1 Loans and financing

Financial institution	Currency	Interest rate	Maturity	September 30, 2019	December 31, 2018
				(unaudited)
Itaú Unibanco S.A.	Euro	1.01% p.y.	2020	80,667	77,829
Itaú Unibanco S.A.	Brazilian real	1.48% p.m.	2020	1,433	—
Itaú Unibanco S.A.	Brazilian real	1.22% ~ 1.26% p.m.	2019	92	—

				82,192	77,829

Current				55,967	26,800
Non-current				26,225	51,029

              On November 16, 2018, Afya Brazil entered into a euro-denominated loan agreement with Itaú Unibanco S.A. in the amount of R$ 74,986 (equivalent to €17,500 thousand). The loan accrues interest at 1.01% per annum and is repayable in three equal installments on November 18, 2019, May 18, 2020 and November 12, 2020. The loan agreement contains a financial covenant requiring Afya Brazil to maintain a Net Debt to EBITDA ratio less or equal to: 2.2x at end of 2018 and 2019 and 1.8x at the end of 2020. The Company is in compliance with the financial ratio at September 30, 2019.

              On November 21, 2018, Afya Brazil entered into cross-currency interest rate swaps in order to mitigate the foreign exchange exposure related to a loan denominated in Euros. The swap agreements are comprised of derivative assets to swap the foreign exchange exposure (Euros to Brazilian reais) and derivative liabilities for the interest rate swap (1.01% p.a. to 128% of CDI). The swap agreements have three maturities on November 18, 2019, May 18, 2020 and November 12, 2020.

              The table below summarizes the notional and fair value amounts of the swap agreements as of September 30, 2019.

Cross-currency interest rate swap agreements	Principal amount (notional)	Fair value
Asset position: Euros + 1.01% p.y.	74,986	81,035
Liability position: 128% of CDI	(74,986)	(80,837)

Net position (assets)		198

Current assets		129
Non-current assets		69

              This loan is guaranteed by financial investments in the amount of R$ 18,810, as disclosed in Note 6.

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

12 Financial assets and financial liabilities (Continued)

12.2.2 Accounts payable to selling shareholders

	September 30, 2019	December 31, 2018
	(unaudited)
Acquisition of CCSI(a)	4,583	8,990
Acquisition of IESP(b)	111,677	115,656
Acquisition of FADEP(c)	37,030	53,084
Acquisition of FASA(d)	106,127	—
Acquisition of IPEMED(e)	48,532	—
Acquisition of IPEC(f)	54,574	—

	362,523	177,730

Current	158,260	88,868
Non-current	204,263	88,862

	September 30, 2019	September 30, 2018
	(unaudited)	(unaudited)
Opening balance	177,730	—
Cash flows	(27,962)	(16,409)
Additions	54,000	—
Interest	11,195	—
Business combinations	147,560	29,800

Closing balance	362,523	13,391

(a)
On May 30, 2018, Afya Brazil acquired 60% of CCSI and the amount payable is adjusted by the IGP-M inflation rate and matures in November 2019.

(b)
On November 27, 2018, Afya Brazil acquired 80% of IESP and R$ 8,906 was paid in February 2019, and R$ 106,200 is payable in three equal installments of R$ 35,400, payable on November 27, 2019, November 27, 2020 and November 27, 2021 and adjusted by the CDI rate.

(c)
On December 5, 2018, Afya Brazil acquired 100% of FADEP and R$ 52,846 is payable in three equal installments of R$ 17,615, payable semi-annually from the transaction closing date and adjusted by the SELIC rate.

(d)
On April 3, 2019, Afya Brazil acquired 90% of FASA and R$ 40,880 is payable in April 2020; R$ 30,688 is payable in April 2021; and R$ 30,688 is payable in April 2022, adjusted by the IPCA rate + 4.1% per year.

(e)
On May 9, 2019, Afya Brazil acquired 100% of IPEMED and R$ 45,303 is payable in five installments of R$ 9,061, payable annually from February 20, 2020 to February 20, 2024, and adjusted by the CDI rate.

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

12 Financial assets and financial liabilities (Continued)

(f)
On August 13, 2019, Afya Brazil acquired 100% of IPEC and R$ 54,000 was paid in cash on the acquisition date and R$ 54,000 is payable in two equal instalments of R$ 27,000 payable annually from August 13, 2020 to August 13, 2021, and adjusted by the CDI rate.

12.3 Fair values

              The table below is a comparison of the carrying amounts and fair values of the Company's financial instruments, other than those carrying amounts that are reasonable approximation of fair values:

	September 30, 2019 (unaudited)		December 31, 2018
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Restricted cash	21,859	21,859	18,810	18,810
Trade receivables (non-current)	8,618	8,618	5,235	5,235
Derivatives	198	198	1,219	1,219

Total	30,675	30,675	25,264	25,264

Financial liabilities
Loans and financing	82,192	82,913	77,829	78,813
Lease liabilities	282,391	282,391	—	—
Accounts payable to selling shareholders	362,523	362,523	177,730	177,730

Total	727,106	727,827	255,559	256,543

              The Company assessed that the fair values of cash and cash equivalents, trade receivables and other current receivables, trade payables, advances from customers and other current liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments.

              Derivatives not designated as hedging instruments are recorded at fair value.

              The fair value of interest-bearing borrowings and loans are determined by using the DCF method using discount rate that reflects the issuer's borrowing rate as at the end of the reporting period. The own non-performance risk at September 30, 2019 was assessed to be insignificant.

12.4 Financial instruments risk management objectives and policies

              The Company's principal financial liabilities, other than derivatives, comprise loans and financing, accounts payable to selling shareholders, trade payables and advances from customers. The main purpose of these financial liabilities is to finance the Company's operations. The Company's principal financial assets include trade receivables, cash and cash equivalents and financial investments classified as restricted cash that derive directly from its operations. The Company has also entered into derivative transactions to protect its exposure to foreign currency risk.

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

12 Financial assets and financial liabilities (Continued)

              The Company is exposed to market risk, credit risk and liquidity risk. The Company monitors market, credit and operational risks in line with the objectives in capital management and counts with the support, monitoring and oversight of the Board of Directors in decisions related to capital management and its alignment with the objectives and risks. The Company's policy is that no trading of derivatives for speculative purposes may be undertaken. The Board of Directors reviews and agrees policies for managing each of these risks, which are summarized below.

12.4.1 Market risk

              Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. The Company's exposure to market risk is related to interest rate risk and foreign currency risk. The sensitivity analysis in the following sections relate to the position as at September 30, 2019.

(i) Interest rate risk

              Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company's exposure to the risk of changes in market interest rates relates primarily to the Company's cash equivalents and financial investments classified as restricted cash with floating interest rates and accounts payable to selling shareholders.

Sensitivity analysis

              The following table demonstrates the sensitivity to a reasonably possible change in the current interest rates on cash equivalents; restricted cash; loans and financing and derivatives (which were not settled in September 2019); and accounts payable to selling shareholders. With all variables held

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

12 Financial assets and financial liabilities (Continued)

constant, the Company's income before income taxes is affected through the impact on floating interest rate, as follows:

			Increase / decrease in basis points
	September 30, 2019	Index % per year
			+75	–75	+150	–150
	(unaudited)
Cash equivalents	993,486	99.7% CDI	7,451	(7,451)	14,902	(14,902)
Restricted cash	21,859	100.1% CDI	164	(164)	328	(328)
Swap—liability position	(74,986)	128% CDI	562	(562)	(1,125)	1,125
Accounts payable to selling shareholders	(111,677)	CDI	(838)	838	(1,675)	1,675
Accounts payable to selling shareholders	(48,532)	CDI	(364)	364	(728)	728
Accounts payable to selling shareholders	(54,574)	CDI	(409)	409	(819)	819
Accounts payable to selling shareholders	(4,583)	IGPM	(34)	34	(69)	69
Accounts payable to selling shareholders	(37,030)	SELIC	(278)	278	(555)	555
Accounts payable to selling shareholders	(106,127)	IPCA + 4.1%	(796)	796	(1,592)	1,592

(ii) Foreign currency risk

              Foreign currency risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. The Company's exposure to the risk of changes in foreign exchange rates relates to the loan denominated in Euros in the amount of R$ 80,667 as of September 30, 2019 (December 31, 2018: R$ 77,829) and cash and cash equivalents denominated in U.S. dollars in the amount of R$ 2,626 as of September 30, 2019.

              The Company manages its foreign currency risk in Euros by entering in cross-currency interest rate swap agreement to mitigate ist exposure to the loans denominated in foreigh currencies with the same notional amount and loan's maturities.

12.4.2 Credit risk

              Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Company is exposed to credit risk from its operating activities (primarily trade receivables) and from its financing activities, including cash and cash equivalents and restricted cash.

              Customer credit risk is managed by the Company based on the established policy, procedures and control relating to customer credit risk managed. Outstanding customer receivables are regularly monitored. See Note 7 for additional information on the Company's trade receivables.

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

12 Financial assets and financial liabilities (Continued)

              Credit risk from balances with banks and financial institutions is management by the Company's treasury department in accordance with the Company's policy. Investments of surplus funds are made only with approved counterparties and within limits assigned to each counterparty.

              The Company's maximum exposure to credit risk for the components of the statement of financial position at September 30, 2019 and December 31, 2018 is the carrying amounts of its financial assets.

12.4.3 Liquidity risk

              The Company's Management has responsibility for monitor liquidity risk. In order to achieve the Company's objective, Management regularly reviews the risk and maintains appropriate reserves, including bank credit facilities with first tier financial institutions. Management also continuously monitors projected and actual cash flows and the combination of the maturity profiles of the financial assets and liabilities.

              The main requirements for financial resources used by the Company arise from the need to make payments for suppliers, operating expenses, labor and social obligations, loans and financing and accounts payable to selling shareholders. The tables below summarize the maturity profile of the Company's financial liabilities based on contractual undiscounted amounts:

As of September 30, 2019 (unaudited)	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
Trade payables	17,584	—	—	—	17,584
Loans and financing	55,967	26,225	—	—	82,192
Lease liabilities	35,706	58,735	42,557	145,393	282,391
Accounts payable to selling shareholders	158,260	185,922	18,341	—	362,523
Advances from customers	36,737	—	—	—	36,737
Dividends payable	1,331	—	—	—	1,331

	305,585	270,882	60,898	145,393	782,758

12.5 Changes in liabilities arising from financing activities

	January 1, 2019	Cash flows	Additions	Interest	Business combinations	Foreign exchange movement	Other	September 30, 2019
Loans and financing	77,829	(43,094)	—	3,447	43,087	923	—	82,192
Lease liabilities	212,360	(27,811)	13,140	23,337	61,365	—	—	282,391
Dividends payable	4,107	(47,964)	49,295	—	—	—	(4,107)	1,331

Total	294,296	(118,869)	62,435	26,784	104,452	923	(4,107)	365,914

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

12 Financial assets and financial liabilities (Continued)

	January 1, 2018	Cash flows	Additions	Interest	Business combinations	Foreign exchange movement	Other	September 30, 2018
Loans and financing	3,823	(3,981)	—	158	—	—	—	—
Dividends payable	14,888	—	—	—	—	—	(100)	14,788
Related parties	105	—	—	—	—	—	—	105

Total	18,816	(3,891)	—	158	—	—	(100)	14,893

13 Fair value measurement

              Set out below is a comparison, by class, of the fair values of the Company's financial instruments, other than those with carrying amounts that are reasonable approximations of fair values (such as trade receivables, other current assets, trade payables, advances from customers and other current liabilities):

	Fair value measurement
	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
September 30, 2019 (unaudited)
Assets measured at fair value:
Derivative financial assets
Cross-currency interest rate swaps	198	—	198	—
Assets for which fair values are disclosed
Trade receivables (non-current)	8,618	—	8,618	—
Restricted cash	21,859	—	21,859	—
Liabilities for which fair values are disclosed
Loans and financing	(82,913)	—	(82,913)	—
Lease liabilities	(282,391)	—	(282,391)	—
Accounts payable to selling shareholders	(362,523)	—	(362,523)	—

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

13 Fair value measurement (Continued)

	Fair value measurement
	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
December 31, 2018
Assets measured at fair value:
Derivative financial assets
Cross-currency interest rate swaps	1,219	—	1,219	—
Assets for which fair values are disclosed
Trade receivables (non-current)	5,235	—	5,235	—
Restricted cash	18,810	—	18,810	—
Liabilities for which fair values are disclosed
Loans and financing	(78,813)	—	(78,813)	—
Accounts payable to selling shareholders	(177,730)	—	(177,730)	—

14 Capital management

              For the purposes of the Company's capital management, capital considers total equity. The primary objective of the Company's capital management is to maximize the shareholder value.

              The Company manages its capital structure and makes adjustments in light of changes in economic conditions and to maintain and adjust the capital structure, the Company may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares. The Company monitors capital using net debt and total equity. The Company includes within net debt, loans and financing less cash and cash equivalents and restricted cash.

	September 30, 2019	December 31, 2018
	(unaudited)
Loans and financing	82,192	77,829
Lease liabilities	282,391	—
Accounts payable to selling shareholders	362,523	177,730
Less: cash and cash equivalents	(993,486)	(62,260)
Less: restricted cash	(21,859)	(18,810)

Net debt	(288,239)	174,489

Total equity	2,055,017	590,354

Total equity and net debt	1,766,778	764,843

              No changes were made in the objectives, policies or processes for managing capital during the nine-month period ended September 30, 2019.

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

15 Labor and social obligations

a) Variable compensation (bonuses)

              The Company recorded bonuses related to variable compensation of employees and management in cost of services and general and administrative expenses in the amount of R$ 3,790 and R$ 2,207 during the nine-month periods ended September 30, 2019 and 2018, respectively.

b) Share-based compensation plans

b.1) Share-based compensation plans exercised in 2019

              The fair value of the stock options was estimated at the grant date using the Monte Carlo pricing model for Afya Brazil and Black & Scholes pricing model for the Guardaya's plan, taking into account the terms and conditions on which the stock options were granted. The exercise price of the stock options granted was monetarily adjusted by the CDI rate. The Company accounted for the stock options plan as an equity-settled plan.

              The stock options granted in February 2019 had the following vesting periods after the grant date: 10% after 90 days, 15% after 15 months, 25% after 27 months, 25% after 39 months and 25% after 51 months.

              The Guardaya's stock options had the following vesting periods: 10% after 1 year, 15% after 2 years, 25% after 3 years and 50% after 4 years.

              The stock options vest immediately at the following liquidity events: (i) an IPO, (ii) changes in the Company's control group; and (iii) sale of Crescera's interest on Afya Brazil. On July 18, 2019, Afya Limited completed its IPO and the stock options became vested.

              The following table list the inputs to the model used to determine the fair value of the stock options:

	05/15/2018	02/07/2019	03/29/2019*
Weighted average fair value at the measurement date	R$366.16	R$529.12	R$684.22
Dividend yield (%)	0.0%	0.0%	0.0%
Expected volatility (%)	49.5%	45.5%	43.7%
Risk-free interest rate (%)	7.7%	7.6%	7.2%
Expected life of stock options (years)	4.0	4.0	4.0
Weighted average share price	R$254.13	R$368.41	R$213.35
Model used	Monte Carlo	Monte Carlo	Black & Scholes

*
After the corporate reorganization described in Note 1, the options originally granted under the Guardaya's plan granted on August 10, 2018 were remeasured at fair value and included in Afya Brazil's plan with no changes to the previous terms and conditions other than the shares subject to such options granted and, consequently, the number of stock and exercise price of the shares as per the share exchange ratio applied on the corporate reorganization.

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

15 Labor and social obligations (Continued)

              The stock options became vested immediately as a result of the IPO mentioned in Note 1 and was fully exercised on July 31, 2019 at Afya Limited. The share-based compensation expense recognized in general and administrative expenses in the statement of income in the nine-month period ended September 30, 2019 was R$ 7,074 (R$ 1,536 in the nine-month period ended September 30, 2018).

              In September, 2019, as a result of the IPO mentioned in Note 1, the Company had a capital increase through the issuance of 1,842,428 Class A common shares in the amount of R$ 17,629 related to the exercise of the stock options.

              The following table illustrates the number and movements in stock options during the period:

Number of stock options(i)
Outstanding at January 1, 2019 (unaudited)	1,291,248
Granted	293,860
Forfeited	—
Addition of Guardaya's Plan	257,320
Exercised	(1,842,428)
Expired	—

Outstanding at September 30, 2019 (unaudited)	—

(i)
The number of common shares outstanding from Afya Brazil was retrospectively adjusted in the proportion of 1:28 due to the issuance of new shares as a result of the IPO and the corporate reorganization, described in Note 1, which did not result in changes on the arrangements of the plans.

b.2) Afya Limited share-based compensation plan

              The stock options approved on August 30, 2019 as a result of the IPO will govern the issuance of equity incentive awards with respect to the Company's Class A common shares. On September 2, 2019 and September 25, 2019, the Company issued 2,306,213 and 58,000 Class A common shares, respectively. The fair value of the stock options was estimated at the grant date using the Binomial pricing model, taking into account the terms and conditions on which the stock options were granted. The exercise price of the stock options granted is monetarily adjusted by the CDI rate. The Company accounts for the stock options plan as an equity-settled plan.

              The stock options will vest in five installments of 20% per year, starting on May 1 of the year following the date of execution of the option agreement with each beneficiary.

              The share-based compensation expense recognized in general and administrative expenses in the statement of income in the nine-month period ended September 30, 2019 was R$ 2,790.

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

15 Labor and social obligations (Continued)

              The following table illustrates the number and movements in stock options during the period:

Number of stock options
Outstanding at January 1, 2019 (unaudited)
Granted	2,364,213
Forfeited	—
Exercised	—
Expired	—

Outstanding at September 30, 2019 (unaudited)	2,364,213

              The following table list the inputs to the model used to determine the fair value of the stock options:

September 2019
Strike price at the measurement date	US$19.00
Dividend yield (%)	0.0%
Expected volatility (%)	38.9%
Risk-free interest rate (%)	1.4%
Expected life of stock options (years)	5.0
Share price at the measurement date	US$21.90
Model used	Binomial
Weighted average fair value at the measurement date	US$6.55

16 Equity

a. Afya Participações—Equity

              Prior to the completion of Afya's IPO in July 2019, Afya Brazil was the predecessor of Afya. As such, the unaudited interim condensed consolidated financial statements reflects the operating results of Afya Brazil prior to the reorganization, including the following equity transactions.

              On March 8, 2019, the shareholders of Afya Brazil approved the renounce of dividends for the year ended December 31, 2016 of R$4,107.

              On March 12, 2019, the shareholders of Afya Brazil approved amongst other matters: (i) the change in the Company's legal name to Afya Participações S.A.; (ii) a capital increase through the issuance of 156,337 common shares, in the amount of R$ 150,000, subscribed entirely by BR Health; and (iii) the propose to repurchase 160,000 common shares issued by the Company, at the acquisition price of R$ 206.25 per share, in the total amount of R$33,001, all held by the shareholder Nicolau Carvalho Esteves. The Company's common shares object of the repurchase approved were immediately canceled by the Company, without reduction of its share capital.

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

16 Equity (Continued)

              On March 29, 2019, Afya Brazil issued 378,696 common shares to the shareholders of BR Health and Guardaya, and had a capital increase of R$ 122,062 and an additional paid-in capital of R$ 137,051.

              In June 2019, Afya Brazil's shareholders approved an increase of capital through the issuance of 157,202 common shares in exchange of the acquisitions of FASA, IESP and Univaço minority interests, in the total amount of R$ 24,310.

              On June 18, 2019, the shareholders of Afya Brazil approved an increase of capital through the issuance of 27,211 common shares in exchange of the acquisition of an addition 15% interest at UEPC, in the total amount of R$ 24,458, subscribed entirely by the shareholder Bozano Educacional II Fundo de Investimento em Participações Multiestratégia.

b. Share capital

              As of September 30, 2019, the Company's share capital was R$ 17, comprised by 89,744,275 shares (31,814,690 class A common shares and 57,929,585 class B common shares).

              For further information about the corporate reorganization, see Note 1.

c. Additional paid-in capital

              Additional paid-in capital includes amounts related to the difference between the subscription price that shareholders paid for the common shares, including those in relation to acquisition of non-controlling interests of IESP and FASA.

d. Dividends

              On June 13, 2019, Afya Brazil approved the payment of interim dividends totaling R$ 38,000 to Afya Brazil shareholders of record on June 13, 2019. The dividend amount was determined based on the Afya Brazil's net income for the five months ended May 31, 2019 and were paid on September 26, 2019. Neither the Company nor the public shareholders of the Company was entitled to receive such dividend.

              In 2019, the Afya Brazil declared dividends of R$ 11,295 to the Company's non-controlling shareholders. The dividends paid during the year totaled R$ 9,964. The amount of R$ 1,331 is expected to be paid by the end of the year and it is recognized as dividends payable.

17 Earnings per share (EPS)

              Basic EPS is calculated by dividing net income attributable to the equity holders of the Company by the weighted average number of common and preferred shares outstanding during the period.

              Diluted EPS is calculated by dividing net income attributable to the equity holders of the parent by the weighted average number of common shares outstanding during the period plus the

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

17 Earnings per share (EPS) (Continued)

weighted average number of shares that would be issued on conversion of all potential shares with dilutive effects.

              Diluted earnings per share are computed including stock options granted to key management using the treasury shares method when the effect is dilutive. The Company has the stock option plan in the category of potentially dilutive shares.

              The following table reflects the net income and share data used in the basic and diluted EPS calculations:

	Three-month period ended		Nine-month period ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Numerator
Net income attributable to equity holders of the parent for basic earnings	46,267	24,343	104,119	62,320
Denominator*
Weighted average number of outstanding shares	86,248,586	73,152,343	86,248,586	73,152,343
Effects of dilution from stock options	612,261	—	612,261	—
Weighted average number of outstanding shares adjusted for the effect for the effect of dilution	86,860,847	73,152,343	86,860,847	73,152,343
Basic earnings per share—R$	0.54	0.33	1.21	0.85
Diluted earnings per share—R$	0.53	0.33	1.20	0.85

*
The number of common shares outstanding was retrospectively adjusted due to the issuance of new shares as a result of the IPO and the corporate reorganization, described in Note 1.

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

18 Net revenue

	Three-month period ended		Nine-month period ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Tuition fees	239,530	108,814	616,104	263,807
Other	8,557	308	20,335	1,681
Deductions
Granted discounts	(11,166)	(3,626)	(32,625)	(6,589)
Early payment discounts	(2,986)	(875)	(4,707)	(2,160)
Returns	(2,335)	(821)	(5,585)	(1,810)
Taxes	(8,291)	(3,389)	(19,533)	(8,040)
PROUNI	(16,596)	(7,985)	(44,205)	(19,194)

Net revenue from contracts with customers	206,713	92,426	529,784	227,695

Timing of revenue recognition of net revenue from contracts with customers
Tuition fees—Transferred over time	202,136	92,183	515,409	226,253
Other revenue—Transferred at a point in time	4,577	243	14,375	1,442

              The following table presents statements of income for the Company's operating segments for the nine-month period ended September 30, 2019:

Revenue by Segment

	Business Unit 1	Business Unit 2	Total	Elimination (inter-segment transactions)	Consolidated
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Types of services or goods	477,631	56,033	533,664	(3,880)	529,784
Tuition fees	476,825	36,031	512,856	—	512,856
Other	806	20,002	20,808	(3,880)	16,928
Timing of revenue recognition	477,631	56,033	533,664	(3,880)	529,784
Transferred over time	476,825	38,584	515,409	—	515,409
Transferred at a point in time	806	17,449	18,255	(3,880)	14,375

              The Company's revenue from contracts with customers are all in Brazil. The Company is not subject to the payment of the social integration program tax (Programa de Integração Social, or PIS) and the social contribution on revenues tax (Contribuição para o Financiamento da Seguridade Social, or COFINS) over tuition fees related to undergraduation degrees under the PROUNI program.

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

19 Expenses and cost by nature

	Three-month period ended		Nine-month period ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cost of services	87,350	48,187	223,997	115,062
General and administrative expenses	71,260	19,421	162,078	48,267

Total	158,610	67,608	386,075	163,329

Payroll	92,952	44,237	234,585	107,728
Hospital and medical agreements	4,661	3,468	10,677	6,572
Depreciation and amortization	22,262	772	50,703	4,177
Rent	1,935	5,640	2,982	14,086
Commercial expenses	275	—	903	—
Utilities	1,610	699	4,571	1,732
Maintenance	1,982	1,123	6,030	2,743
Tax expenses	782	32	2,213	597
Pedagogical services	1,967	782	4,044	2,056
Sales and marketing	2,236	614	7,221	2,304
Share-based compensation	7,955	625	9,864	1,536
Travel expenses	1,992	389	4,612	1,178
Allowance for doubtful accounts	4,672	3,565	13,278	5,947
Consulting fees	6,225	2,184	8,711	2,907
Other	7,104	3,478	25,681	9,766

Total	158,610	67,608	386,075	163,329

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

20 Finance result

	Three-month period ended		Nine-month period ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Income from financial investments	10,702	1,645	13,985	3,203
Foreign exchange variation	12,673	66	14,531	66
Interest received	3,813	1,421	7,728	3,439
Change in fair value of derivative instruments	1,628	—	—	—
Other	836	41	1,597	89

Finance income	29,652	3,173	37,841	6,797

Change in fair value of derivative instruments	—	—	(1,181)	—
Foreign exchange variation	(923)	—	(923)	—
Interest expense	(10,059)	(45)	(19,932)	(481)
Interest expense on lease liabilities	(8,797)	—	(23,337)	—
Financial discounts granted	—	(327)	(541)	(635)
Bank fees	(829)	(346)	(1,858)	(867)
Other	(3,978)	(132)	(7,143)	(184)

Finance expenses	(24,586)	(850)	(54,915)	(2,167)

Finance result	5,066	2,323	(17,074)	4,630

21 Income taxes

              Income taxes are comprised of taxation over operations in Brazil, related to Corporate Income Tax ("IRPJ") and Social Contribution on Net Profit ("CSLL"). According to Brazilian tax legislation, income taxes and social contribution are assessed and paid by legal entity and not on a consolidated basis.

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

21 Income taxes (Continued)

Reconciliation of income taxes expense

              The following is a reconciliation of income tax expense to profit (loss) for the year, calculated by applying the combined Brazilian statutory rates at 34% for the periods ended September 30, 2019 and 2018:

	Three-month period ended		Nine-month period ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Income before income taxes	54,732	28,423	129,488	71,534
Combined statutory income taxes rate—%	34%	34%	34%	34%

Income taxes at statutory rates	(18,609)	(9,664)	(44,026)	(24,322)
Reconciliation adjustments:
Tax effect on income from entities not subject to taxation	4,088	—	4,088	—
PROUNI—Fiscal incentive(a)	22,878	10,851	50,744	27,973
Revenue effect not incentivized	(1,180)	(303)	(3,850)	(911)
Unrecognised deferred tax assets	(4,392)	—	(12,744)	—
Other	(8,533)	(2,361)	(3,914)	(5,878)

Income taxes expense—current	(5,748)	(1,477)	(9,702)	(3,138)

Effective rate	(10.5)%	(5.2)%	(7.5)%	(4.4)%

(a)
The Company adhered to PROUNI, established by Law 11,096 / 2005, which is a Brazilian federal program that exempt companies of paying income taxes and social contribution.

Deferred income taxes

              As of September 30, 2019, the Company had unrecognized deferred income tax assets on temporary differences in the amount of R$ 37,482 (tax-basis) (R$ 7,849 (tax-basis) in December 31, 2018) which does not have any tax planning opportunities available that could support the recognition of these temporary differences as deferred tax assets. Accordingly, the Company did not recognize deferred tax assets.

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

22 Provision for legal proceedings

              The provisions related to labor and civil proceedings whose likelihood of loss is assessed as probable are as follows:

	Labor	Civil	Total
Balances as of December 31, 2018	2,233	1,232	3,465
Business combinations	2,699	993	3,692
Additions	1,413	838	2,251
Reversals	(1,868)	(1,007)	(2,875)

Balances as of September 30, 2019 (unaudited)	4,477	2,056	6,533

              There are other civil, labor, taxes and social security proceedings assessed by Management and its legal counsels as possible risk of loss, for which no provisions are recognized, as follows:

	September 30, 2019	December 31, 2018
	(unaudited)
Labor	2,017	572
Civil	26,358	26,816
Taxes and social security	4,120	391

Total	32,495	27,779

              The Company has judicial deposits recorded in other assets (non-current) in the amount of R$ 387 as of September 30, 2019 (December 31, 2018: R$ 327).

              Under the terms of the Share Purchase and Sale Agreements ("Agreements") between the Company and the selling shareholders of the subsidiaries acquired, the Company assesses that the selling shareholders are exclusively responsible for any provisions (including labor, tax and civil), which are or will be the subject of a claim by any third party, arising from the act or fact occurred, by action or omission, prior to or on the closing dates of the acquisitions.

              Accordingly, and considering that the provisions for legal proceedings recorded by the Company that result from causes arising from events occurring prior to the closing dates of the acquisitions, any liability for the amounts to be disbursed, in case of their effective materialization in loss, belongs exclusively to the selling shareholders. In this context, the Agreements state that the Company and its subsidiaries are identified and therefore exempt from any liability related to said contingent liabilities and, therefore, the provision amounts related to such contingencies are presented in the non-current liabilities and the correspondent amount of R$ 3,697 (December 31, 2018: R$ 3,091) is presented in other assets in the non-current assets.

23 Non-cash transactions

              During the nine-month periods ended September 30, 2019, the Company carried out non-cash transactions which are not reflected in the statement of cash flows. The main non-cash transactions are related to the business combinations described in Note 4—Business combinations, acquisitions of

Afya Limited

Notes to the unaudited interim condensed consolidated financial statements (Continued)

September 30, 2019 and 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

23 Non-cash transactions (Continued)

non-controlling interests in Univaço, IESP and FASA, and the right-of-use assets and lease liabilities described in Note 2.3.

24 Subsequent event

a) Acquisition of UniRedentor—Sociedade Universitária Redentor

              On November 1, 2019, the Company entered into an agreement, through its wholly-owned subsidiary Afya Brazil, for the acquisition of 100% of the total share capital of UniRedentor—Sociedade Universitária Redentor ("UniRedentor"). The transaction is subject to antitrust regulatory approval and other pre-closing requirements, including a corporate restructuring of UniRedentor, before closing. UniRedentor is a non-profit post-secondary education institution with governmental authorization to offer on-campus, undergraduate courses in medicine in the State of Rio de Janeiro. UniRedentor also offers other health-related undergraduate degrees and graduation programs in medicine and health. The purchase price of R$ 225,000 is comprised of: i) R$ 125,000 will be paid in cash as of the closing date; and ii) R$ 100,000 is payable in five equal installments of R$ 20,000 through June 2024, adjusted by the CDI rate.

***

NRE Participações S.A.

Consolidated financial statements

as of and for the years ended December 31, 2018 and 2017

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of
 NRE Participações S.A.

Opinion on the Financial Statements

              We have audited the accompanying consolidated statements of financial position of NRE Participações S.A. (the Company) as of December 31, 2018 and 2017, the related consolidated statements of income and comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board—IASB.

Basis for Opinion

              These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

              We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

              Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ ERNST & YOUNG
Auditores Independentes S.S.

We have served as the Company's auditor since 2016.

Belo Horizonte, Brazil
April 8, 2019

NRE Participações S.A.

Consolidated statements of financial position

As of December 31, 2018 and 2017

(In thousands of Brazilian reais)

	Notes	2018	2017
Assets
Current assets
Cash and cash equivalents	5	62,260	25,490
Trade receivables	7	58,445	28,489
Inventories		1,115	448
Related parties	8	—	2,640
Recoverable taxes		2,265	1,609
Derivatives	11.2.1	556	—
Other assets		8,859	1,802

Total current assets		133,500	60,478

Non-current assets
Restricted cash	6	18,810	—
Trade receivables	7	5,235	2,259
Related parties	8	1,598	1,004
Derivatives	11.2.1	663	—
Other assets		10,380	2,680
Property and equipment	9	65,763	32,475
Intangible assets	10	682,469	4,729

Total non-current assets		784,918	43,147

Total assets		918,418	103,625

Liabilities
Current liabilities
Trade payables		8,104	6,739
Loans and financing	11.2.1	26,800	1,161
Accounts payable to selling shareholders	11.2.2	88,868	—
Advances from customers		13,737	8,250
Labor and social obligations		31,973	18,300
Taxes payable		6,468	1,606
Income taxes payable		282	973
Dividends payable		4,107	14,888
Other liabilities		1,993	25

Total current liabilities		182,332	51,942

Non-current liabilities
Loans and financing	11.2.1	51,029	2,662
Accounts payable to selling shareholders	11.2.2	88,862	—
Income taxes payable		150	433
Provision for legal proceedings	21(c)	3,465	1,720
Related parties	8	—	106
Other liabilities		2,226	—

Total non-current liabilities		145,732	4,921

Total liabilities		328,064	56,863

Equity
Share capital	15	315,000	66,485
Additional paid-in capital		125,014	(63,588)
Share-based compensation reserve		2,161	—
Earnings reserves		59,807	43,214

Equity attributable to equity holders of the parent		501,982	46,111
Non-controlling interests		88,372	651

Total equity		590,354	46,762

Total liabilities and equity		918,418	103,625

The accompanying notes are an integral part of the consolidated financial statements.

NRE Participações S.A.

Consolidated statements of income and comprehensive income

For the years ended December 31, 2018 and 2017

(In thousands of Brazilian reais, except earnings per share)

	Notes	2018	2017
Net revenue	17	333,935	216,008
Cost of services	18	(168,052)	(124,065)

Gross profit		165,883	91,943
General and administrative expenses	18	(70,034)	(45,355)
Other income, net		599	2,755

Operating income		96,448	49,343

Finance income	19	10,428	5,222
Finance expenses	19	(8,154)	(3,586)

Finance result		2,274	1,636

Income before income taxes		98,722	50,979

Income taxes expense	20	(3,988)	(2,500)

Net income		94,734	48,479

Other comprehensive income		—	—

Total comprehensive income		94,734	48,479

Income attributable to
Equity holders of the parent		86,353	45,393
Non-controlling interests		8,381	3,086

		94,734	48,479

Basic earnings per share
Per common share	16	51.51	39.49
Diluted earnings per share
Per common share	16	50.61	39.49

The accompanying notes are an integral part of the consolidated financial statements.

NRE Participações S.A.

Consolidated statements of changes in equity

For the years ended December 31, 2018 and 2017

(In thousands of Brazilian reais)

	Equity attributable to equity holders of the parent
				Earnings reserves
	Share capital	Additional paid-in capital	Share-based compensation reserve	Legal reserve	Retained earnings reserve	Retained earnings	Total	Non- controlling interests	Total equity
Balances at January 1, 2017	66,485	(63,588)	—	636	7,966	—	11,499	71	11,570
Net income	—	—	—	—	—	45,393	45,393	3,086	48,479

Total comprehensive income	—	—	—	—	—	45,393	45,393	3,086	48,479

Legal reserve	—	—	—	2,269	—	(2,269)	—	—	—
Minimum mandatory dividends	—	—	—	—	—	(10,781)	(10,781)	(2,506)	(13,287)
Earnings retention	—	—		—	32,343	(32,343)	—	—	—

Balances at December 31, 2017	66,485	(63,588)	—	2,905	40,309	—	46,111	651	46,762

Net income	—	—	—	—	—	86,353	86,353	8,381	94,734

Total comprehensive income	—	—	—	—	—	86,353	86,353	8,381	94,734

Capital increase with cash	156,304	—	—	—	—	—	156,304	—	156,304
Capital increase with reserves	80,541	—	—	—	(40,312)	(40,229)	—	—	—
Capital increase with contribution of IPTAN and IESVAP	11,670	188,602	—	—	—	—	200,272	—	200,272
Share-based compensation	—	—	2,161	—	—	—	2,161	—	2,161
Legal reserve	—	—	—	4,318	—	(4,318)	—	—	—
Non-controlling interests arising on business combinations	—	—	—	—	—	—	—	85,185	85,185
Dividends cancelled	—	—	—	—	—	10,781	10,781	—	10,781
Dividends declared to non-controlling interests	—	—	—	—	—	—	—	(5,845)	(5,845)
Earnings retention	—	—	—	—	52,587	(52,587)	—	—	—

Balances at December 31, 2018	315,000	125,014	2,161	7,223	52,584	—	501,982	88,372	590,354

The accompanying notes are an integral part of the consolidated financial statements.

NRE Participações S.A.

Consolidated statements of cash flows

For the years ended December 31, 2018 and 2017

(In thousands of Brazilian reais)	2018	2017
Operating activities
Income before income taxes	98,722	50,979
Adjustments to reconcile income before income taxes
Depreciation and amortization	9,078	4,023
Allowance for doubtful accounts	7,714	2,914
Share-based compensation expense	2,161	—
Net foreign exchange differences	2,697	—
Net gain on derivative instruments	(1,219)	—
Accrued interest	1,856	20
Others	(355)	(638)
Changes in assets and liabilities
Trade receivables	(28,198)	(9,789)
Inventories	(593)	(140)
Recoverable taxes	(63)	(679)
Other assets	(3,304)	(314)
Trade payables	(1,528)	(2,377)
Taxes payables	(3,797)	(2,314)
Advances from customers	2,073	(1,594)
Labor and social obligations	(3,019)	5,872
Related parties	284	(2,688)
Other liabilities	1,706	(635)

	84,215	42,640
Income taxes paid	(3,897)	(2,723)

Net cash flows from operating activities	80,318	39,917

Investing activities
Acquisition of property and equipment	(18,634)	(16,778)
Acquisition of intangibles assets	(3,053)	(4,288)
Acquisition of subsidiaries, net of cash acquired	(221,298)	—
Loans to related parties	(594)	(1,004)
Restricted cash	(18,810)	—

Net cash flows used in investing activities	(262,389)	(22,070)

Financing activities
Proceeds from loans and financing	74,980	—
Payments of loans and financing	(6,492)	(1,135)
Related party loans	(106)	(484)
Capital increase	156,304	—
Dividends paid to non-controlling interests	(5,845)	(2,506)

Net cash flows from (used in) financing activities	218,841	(4,125)

Net increase in cash and cash equivalents	36,770	13,722

Cash and cash equivalents at the beginning of the year	25,490	11,768
Cash and cash equivalents at the end of the year	62,260	25,490

The accompanying notes are an integral part of the consolidated financial statements.

NRE Participações S.A.

Notes to the consolidated financial statements

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

1 Corporate information

              NRE Participações S.A. ("Afya Brazil") and its subsidiaries (collectively, the "Company") are headquartered in Brazil. The registered office is located at Alameda Oscar Niemeyer, 119, Nova Lima, State of Minas Gerais.

              On March 12, 2019, the legal name of Afya Brazil was changed to Afya Participações S.A.

              The Company is formed by a network of higher education institutions. The Company's institutions are located in four Brazilian states forming a large educational group in the country, with emphasis on offering undergraduate and graduate courses related to medicine and health sciences.

Corporate reorganization

              Afya Limited is a Cayman Islands exempted company, incorporated with limited liability on March 22, 2019 for purposes of effectuating its initial public offering (IPO) in the United States.

              In connection with the corporate reorganization, on March 29, 2019, Afya Brazil merged (i) BR Health Participações S.A., a wholly-owned subsidiary of Bozano Educacional II Fundo de Investimento em Participações Multiestratégia ("Crescera") that controls Guardaya Empreendimentos and Participações S.A. ("Guardaya") and is one of Afya Brazil's shareholders; and (ii) Guardaya (which owns 100% of Medcel Editora e Eventos S.A. ("Medcel Editora") and CBB Web Serviços e Transmissões On Line S.A. ("CBB Web")) into Afya Brazil, resulting in the transfer to Afya Brazil of 100% of Medcel Editora and CBB Web and 15% of União Educacional do Planalto Central S.A. ("UEPC"), a medical school located in the Federal District. Additionally, Afya Brazil is expected to acquire an additional 15% interest in UEPC in the second quarter of 2019 by a contribution by Crescera of its additional 15% interest in UEPC into Afya Brazil's share capital.

              Prior to the consummation of the IPO, the Company's shareholders will contribute all of their shares in Afya Brazil to Afya Limited. In return for this contribution, Afya Limited will issue new Class B common shares and new Class A common shares to Afya Brazil's shareholders in exchange for the shares of Afya Brazil contributed to Afya Limited. Until the contribution of Afya Brazil shares to Afya Limited, Afya Limited will not have commenced operations and will have only nominal assets and liabilities and no material contingent liabilities or commitments. Accordingly, Afya Limited's consolidated financial information will substantially reflect the operations of Afya Brazil after the corporate reorganization.

2 Significant accounting policies

2.1 Basis for preparation of the consolidated financial statements

              The Company's consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

              The consolidated financial statements have been prepared on a historical cost basis, except for derivative financial instruments that have been measured at fair value.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              The consolidated financial statements are presented in Brazilian reais ("BRL" or "R$"), which is the Company's functional and presentation currency. All amounts are rounded to the nearest thousand.

              These consolidated financial statements were authorized for issue by the Board of Directors on April 8, 2019.

2.2 Basis of consolidation

              The consolidated financial statements comprise the financial statements of the Company as of and for the years ended December 31, 2018 and 2017.

              The table below list the Company's subsidiaries:

				Direct and indirect interest
			Investment type
Name	Principal activities	Location		2018	2017
Instituto Tocantinense Presidente Antônio Carlos Porto S.A.—ITPAC Porto Nacional	Undergraduate and graduate degree programs	Porto Nacional—TO	Subsidiary	100%	100%
Instituto Tocantinense Presidente Antônio Carlos S.A.—ITPAC Araguaina	Undergraduate and graduate degree programs	Araguaína—TO	Subsidiary	100%	100%
União Educacional do Vale do Aço S.A.—UNIVAÇO	Undergraduate	Ipatinga—MG	Subsidiary	76%	76%
IPTAN—Instituto de Ensino Superior Presidente Trancredo de Almeida Neves S.A. ("IPTAN")	Undergraduate and graduate degree programs	São João Del Rei—MG	Subsidiary	100%	—
Instituto de Educação Superior do Vale do Parnaíba S.A. ("IESVAP")	Undergraduate and graduate degree programs	Parnaíba—PI	Subsidiary	80%	—
Centro de Ciências em Saúde de Itajubá S.A. ("CCSI")	Medicine undergraduate degree program	Itajubá—MG	Subsidiary	60%	—
Instituto de Ensino Superior do Piauí S.A. ("IESP")	Undergraduate and graduate degree programs	Teresina—PI	Subsidiary	80%	—
RD Administração e Participações Ltda.	Holding	Pato Branco—PR	Subsidiary	100%	—
FADEP—Faculdade Educacional de Pato Branco Ltda. ("FADEP")	Undergraduate and graduate degree programs	Pato Branco—PR	Subsidiary	100%	—

              IPTAN and IESVAP were acquired on April 26, 2018; CCSI was acquired on May 30, 2018; IESP was acquired on November 27, 2018 and FADEP was acquired on December 5, 2018. The financial information of the acquired subsidiaries is included in the Company's consolidated financial

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

statements beginning on the respective acquisition dates. All other subsidiaries were part of the group and consolidated before January 1, 2017.

              The Company consolidates the financial information for all entities it controls. Control is achieved when the Company is exposed to, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Consolidation of a subsidiary begins when the Company obtains control over the subsidiary and it ceases when the Company loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Company gains control until the date the Company ceases to control the subsidiary.

              When necessary, adjustments are made to the financial statements of subsidiaries in order to bring their accounting policies in line with the Company's accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions are eliminated in full on consolidation.

              A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. If the Company loses control over a subsidiary, it derecognized the related assets (including goodwill), liabilities, non-controlling interest and other components of equity, while any resulting gain or loss is recognized in the statement of income.

              Non-controlling interests in the results and equity of subsidiaries are shown separately in the consolidated statements of financial position, consolidated statements of income and comprehensive income and consolidated statements of changes in equity.

2.3 Summary of significant accounting policies

              This note provides a description of the significant accounting policies adopted in the preparation of these consolidated financial statements in addition to other policies that have been disclosed in other notes to these consolidated financial statements. These policies have been consistently applied to all periods presented.

a) Business combinations and goodwill

              Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, which is measured at acquisition date fair value, and the amount of any non-controlling interests in the acquiree. For each business combination, the Company elects whether to measure the non-controlling interests in the acquiree at fair value or at the proportionate share of the acquiree's identifiable net assets. Acquisition-related costs are expensed as incurred and included in general and administrative expenses.

              When the Company acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as of the acquisition date.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              Goodwill is initially measured at cost (being the excess of the aggregate of the consideration transferred and the amount recognized for non-controlling interests and any previous interest held over the net identifiable assets acquired and liabilities assumed). If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, the Company re-assesses whether it has correctly identified all of the assets acquired and all of the liabilities assumed and reviews the procedures used to measure the amounts to be recognized at the acquisition date. If the reassessment still results in an excess of the fair value of net assets acquired over the aggregate consideration transferred, then the gain is recognized in the consolidated statement of income.

              After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Company's cash-generating units that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquire are assigned to those units.

              Where goodwill has been allocated to a cash-generating unit (CGU) and part of the operation within that unit is disposed of, the goodwill associated with the disposed operation is included in the carrying amount of the operation when determining the gain or loss on disposal. Goodwill disposed in these circumstances is measured based on the relative values of the disposed operation and the portion of the cash-generating unit retained.

b) Current versus non-current classification

              The Company presents assets and liabilities in the statement of financial position based on current/non current classification. An asset is current when it is:

  •
  Expected to be realized or intended to be sold or consumed in the normal operating cycle;

  •
  Held primarily for the purpose of trading;

  •
  Expected to be realized within twelve months after the reporting period; or

  •
  Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period.

              All other assets are classified as non-current.

              A liability is current when:

  •
  It is expected to be settled in the normal operating cycle;

  •
  It is held primarily for the purpose of trading;

  •
  It is due to be settled within twelve months after the reporting period; or

  •
  There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period.

              The Company classifies all other liabilities as non-current.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              Deferred tax assets and liabilities are classified as non-current assets and liabilities.

c) Fair value measurement

              The Company measures derivative financial instruments at fair value at each balance sheet date as disclosed in Note 11.2.1.

              Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either: (i) in the principal market for the asset or liability; or (ii) in the absence of a principal market, in the most advantageous market for the asset or liability.

              The principal or the most advantageous market must be accessible by the Company.

              The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

              A fair value measurement of a non-financial asset takes into account a market participant's ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

              The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

              All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

  •
  Level 1—Quoted (unadjusted) market prices in active markets for identical assets or liabilities.

  •
  Level 2—Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.

  •
  Level 3—Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

              For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, the Company determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

              At each reporting date, the Company analyzes the movements in the values of assets and liabilities which are required to be remeasured or re-assessed as per the Company's accounting policies.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

For this analysis, the Company verifies the major inputs applied in the latest valuation by agreeing the information in the valuation computation to contracts and other relevant documents.

              The Company also compares the change in the fair value of each asset and liability with relevant external sources to determine whether the change is reasonable.

              For the purpose of fair value disclosures, the Company has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy, as explained above.

d) Financial instruments—initial recognition and measurement

              A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

i) Financial assets

Initial recognition and measurement

              The classification of financial assets at initial recognition depends on the financial asset's contractual cash flow characteristics and the Company's business model for managing them. With the exception of trade receivables that do not contain a significant financing component or for which the Company has applied the practical expedient, the Company initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs. Trade receivables that do not contain a significant financing component or for which the Company has applied the practical expedient, are measured at the transaction price determined under IFRS 15.

              In order for a financial asset to be classified and measured at amortized cost or fair value through OCI, it needs to give rise to cash flows that are "solely payments of principal and interest (SPPI)" on the principal amount outstanding. This assessment is referred to as the SPPI test and is performed at an instrument level.

              The Company's business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both.

              Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the market place (regular way trades) are recognized on the trade date, i.e., the date that the Company commits to purchase or sell the asset.

Subsequent measurement

              For purposes of subsequent measurement, financial assets are classified as: financial assets at amortized cost or financial assets at fair value through profit or loss.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

Financial assets at amortized cost

              The Company measures financial assets at amortized cost if both of the following conditions are met:

  •
  The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows, and

  •
  The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

              Financial assets at amortized cost are subsequently measured using the effective interest (EIR) method and are subject to impairment. Gains and losses are recognized in the statement of income when the asset is derecognized, modified or impaired.

Financial assets at fair value through profit or loss

              Financial assets at fair value through profit or loss include financial assets held for trading, financial assets designated upon initial recognition at fair value through profit or loss, or financial assets mandatorily required to be measured at fair value. Financial assets are classified as held for trading if they are acquired for the purpose of selling or repurchasing in the near term. Derivatives, including separated embedded derivatives, are also classified as held for trading unless they are designated as effective hedging instruments. Financial assets with cash flows that are not solely payments of principal and interest are classified and measured at fair value through profit or loss, irrespective of the business model.

              Financial assets at fair value through profit or loss are carried in the statement of financial position at fair value with net changes in fair value recognized in the statement of income. This category includes derivative instruments.

Derecognition

              A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e., removed from the Company's statement of financial position) when:

  •
  The rights to receive cash flows from the asset have expired; or

  •
  The Company has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a 'pass-through' arrangement; and either (a) the Company has transferred substantially all the risks and rewards of the asset, or (b) the Company has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

              When the Company has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Company continues to recognize the transferred asset to the extent of its continuing involvement. In that case, the Company also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Company has retained.

              Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Company could be required to repay.

Impairment of financial assets

              Further disclosures relating to impairment of financial assets are also provided in the following notes:

  •
  Significant accounting estimates and assumptions—Note 3

  •
  Trade receivables—Note 7

              The Company recognizes an allowance for expected credit losses (ECLs) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and the cash flows the Company expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

              For trade receivables, the Company applies a simplified approach in calculating ECLs. Therefore, the Company does not track changes in credit risk, but instead recognizes an allowance for credit losses based on lifetime ECLs at each reporting date. The Company has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.

              The Company considers a financial asset in default when contractual payments are 180 days past due. In certain cases, the Company may also consider a financial asset to be in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Company. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows.

ii) Financial liabilities

Initial recognition and measurement

              Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

              The Company's financial liabilities include trade payables, loans and financing and accounts payable to selling shareholders.

Subsequent measurement

              The measurement of financial liabilities depends on their classification, as described below:

Financial liabilities at fair value through profit or loss

              Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

              Financial liabilities are classified as held for trading if they are incurred for the purpose of repurchasing in the near term. This category also includes derivative financial instruments entered into by the Company that are not designated as hedging instruments in hedge relationships as defined by IFRS 9. Gains or losses on liabilities held for trading are recognized in the statement of income.

              Financial liabilities designated upon initial recognition at fair value through profit or loss are designated at the initial date of recognition, and only if the criteria in IFRS 9 are satisfied.

Loans and borrowings

              After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the EIR method. Gains and losses are recognized in the statement of income when the liabilities are derecognized as well as through the EIR amortization process.

              Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance expenses in the statement of income.

Derecognition

              A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the statement of income.

iii) Offsetting of financial instruments

              Financial assets and financial liabilities are offset and the net amount is reported in the statement of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, to realize the assets and settle the liabilities simultaneously.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

f) Derivative financial instruments

Initial recognition and subsequent measurement

              The Company has derivative financial instruments related to cross-currency interest rate swaps in connection with a loan denominated in Euros. Such derivative financial instruments are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value. Derivatives are carried as financial assets when the fair value is positive and as financial liabilities when the fair value is negative.

              Any gains or losses arising from changes in the fair value of derivatives are recorded directly to finance result in the statement of income.

g) Cash and cash equivalents

              Cash and cash equivalents in the statement of financial position comprise cash at banks and on hand, and short-term financial investments with an original maturity of three months or less, which are subject to an insignificant risk of changes in value.

              For the purpose of the statement of cash flows, cash and cash equivalents consist of cash and short-term financial investments, as they are considered an integral part of the Company's cash management.

h) Inventories

              Inventories are valued at the lower of cost and net realizable value. The costs of inventories are based on the average cost method and include costs incurred in the purchase of inventories and other costs incurred in bringing them to their current location and condition. Costs of purchased inventory are determined after deducting any discounts and recoverable taxes.

i) Property and equipment

              Property and equipment is stated at cost, net of accumulated depreciation and accumulated impairment losses, if any.

              Subsequent expenditures are capitalized only if it is probable that the future economic benefits associated with the expenditure will flow to the Company.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, as follows:

Machinery and equipment	10 years
Vehicles	4 years
Furniture and fixtures	10 years
IT equipment	5 years
Library books	10 years
Laboratories and clinics	10 years
Leasehold improvements	5 years

              An item of property and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefit is expected from its use or disposal. Any gain or loss arising on the derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of income when the asset is derecognized.

              The residual values, useful lives and methods of depreciation of property and equipment are reviewed at each financial year end and adjusted prospectively, if appropriate.

j) Leases

              The determination of whether an arrangement is (or contains) a lease is based on the substance of the arrangement at the inception of the lease. The arrangement is, or contains, a lease if fulfilment of the arrangement is dependent on the use of a specific asset (or assets) and the arrangement conveys a right to use the asset (or assets), even if that asset is (or those assets are) not explicitly specified in an arrangement.

Company as a lessee

              A lease is classified at the inception date as a finance lease or an operating lease. A lease that transfers substantially all the risks and rewards incidental to ownership to the Company is classified as a finance lease.

              An operating lease is a lease other than a finance lease. The Company does not have leases classified as s finance lease. Operating lease payments are recognized as an operating expense in the statement of income on a straight-line basis over the lease term.

k) Intangible assets

              Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses. Internally generated intangibles are not capitalized and the related expenditure is reflected in the statement of income in the period in which the expenditure is incurred.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              The useful lives of intangible assets are assessed as finite or indefinite.

              Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired.

              The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognized in the statement of income in the expense category that is consistent with the function of the intangible assets.

              Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually, either individually or at the cash-generating unit level. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

              An intangible asset is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising upon derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of income.

l) Impairment of non-financial assets

              The Company assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Company estimates the asset's recoverable amount. An asset's recoverable amount is the higher of an asset's or CGU's fair value less costs of disposal and its value in use. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

              In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded companies or other available fair value indicators.

              The Company bases its impairment calculation on detailed budgets and forecast calculations, which are prepared separately for each of the Company's CGUs to which the individual assets are allocated. These budgets and forecast calculations generally cover a period of five years. A long-term growth rate is calculated and applied to project future cash flows after the fifth year.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              For impairment testing, goodwill acquired through business combinations and licences with indefinite useful lives are allocated to their respective CGUs. The Company has defined each of its operating subsidiaries as a CGU.

              Impairment losses of continuing operations are recognized in the statement of income in expense categories consistent with the function of the impaired asset.

              For assets excluding goodwill, an assessment is made at each reporting date to determine whether there is an indication that previously recognized impairment losses no longer exist or have decreased. If such indication exists, the Company estimates the asset's or CGU's recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset's recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the statement of income.

              Goodwill is tested for impairment annually as at December 31 and when circumstances indicate that the carrying value may be impaired.

              Impairment is determined for goodwill by assessing the recoverable amount of each CGU (or group of CGUs) to which the goodwill relates. When the recoverable amount of the CGU is less than its carrying amount, an impairment loss is recognized. Impairment losses relating to goodwill cannot be reversed in future periods.

              Intangible assets with indefinite useful lives are tested for impairment annually as at December 31 at the CGU level, as appropriate, and when circumstances indicate that the carrying value may be impaired.

m) Provisions

              Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. The expense relating to a provision is presented in the statement of income, net of any reimbursement, when applicable.

n) Cash dividend

              The Company recognizes a liability to pay a dividend when the distribution is authorized and the distribution is no longer at the discretion of the Company. The distribution is authorized when it is required to pay a minimum dividend of the net income for the year in accordance with the Brazilian Corporate Law and the Company's By-Laws or is approved by the shareholders. A corresponding amount is recognized directly in equity.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

o) Labor and social obligations

              Labor and social obligations are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

p) Share-based payments

              Certain key executives of the Company receive remuneration in the form of share-based payments, whereby the executives render services as consideration for equity instruments (equity-settled transactions).

              The expense of equity-settled transactions is determined by the fair value at the date when the grant is made using an appropriate valuation model.

              That expense is recognized in general and administrative expenses, together with a corresponding increase in equity, over the period in which the service and, where applicable, the performance conditions are fulfilled (the vesting period). The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Company's best estimate of the number of equity instruments that will ultimately vest. The expense or credit in the statement of income for a period represents the movement in cumulative expense recognized as at the beginning and end of that period.

              Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Company's best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value. Any other conditions attached to an award, but without an associated service requirement, are considered to be non-vesting conditions. Non-vesting conditions are reflected in the fair value of an award and lead to an immediate expensing of an award unless there are also service and/or performance conditions.

              No expense is recognized for awards that do not ultimately vest because non-market performance and/or service conditions have not been met. Where awards include a market or non-vesting condition, the transactions are treated as vested irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied.

              When the terms of an equity-settled award are modified, the minimum expense recognized is the grant date fair value of the unmodified award, provided the original vesting terms of the award are met. An additional expense, measured as at the date of modification, is recognized for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee. Where an award is cancelled by the entity or by the counterparty, any remaining element of the fair value of the award is expensed immediately through the statement of income.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              The dilutive effect of outstanding options is reflected as additional share dilution in the computation of diluted earnings per share.

q) Revenue from contracts with customers

              The Company's revenue consists primarily of tuition fees charged for medical courses and other courses. The Company also generates revenue from tuition fees for other undergraduate courses, student fees and certain education-related activities.

              Prior to the adoption of IFRS 15, revenue was recognized when the significant risks and rewards of ownership have been transferred to the customer and the collection of the consideration is probable, net of the corresponding discounts, return and taxes, and there is no continuing management involvement with the tuition fees charged for medical courses and other courses, tuition fees for other undergraduate courses, student fees and certain education-related activities and the amount of revenue can be measured reliably.

              Upon the adoption of IFRS 15 on January 1, 2018, revenues are recognized when services are rendered to the customer and the performance obligation is satisfied.

              Revenue from tuitions are recognized over time when services are rendered to the customer and the Company satisfies its performance obligation under the contract at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services. Revenues from tuitions are recognized net of scholarships and other discounts, refunds and taxes.

              Other revenues are recognized at a point in time when the service is rendered to the customer at an amount that reflects the consideration to which the Company expects to be entitled in exchange for the service. Other revenues are presented net of the corresponding discounts, returns and taxes.

              The Company has concluded that it is the principal in its revenue arrangements.

              The Company assesses collectibility on a portfolio basis prior to recording revenue. Generally, students cannot re-enroll for the next academic session without satisfactory resolution of any past-due amounts. If a student withdraws from an institution, the Company's obligation to issue a refund depends on the refund policy at that institution and the timing of the student's withdrawal. Generally, the refund obligations are reduced over the course of the academic term.

Trade receivables

              Trade receivables represent the Company's right to an amount of consideration that is unconditional (i.e., only the passage of time is required before payment of the consideration is due). Refer to accounting policies of financial assets in Financial instruments—initial recognition and subsequent measurement.

Advances from customers

              Advances from customers (a contract liability) are the obligation to transfer services to a customer for which the Company has received consideration (or an amount of consideration is due)

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

from the customer, as a result of pre-paid tuition received from students and is recognized separately in current liabilities, when the payment is received. Advances from customers are recognized as revenue when the Company performs all obligations related to the contract, generally in the following month.

r) Taxes

              The Company's subsidiaries joined the PROUNI (Programa Universidade para Todos—University for All Program) program, which is a federal program that exempts post-secondary institutions of some federal taxes in exchange for providing a certain number of student enrollment for low income students, and benefits from the exemption of the following federal taxes:

  •
  Income taxes and social contribution

  •
  PIS and COFINS

              The regulation of PROUNI defines that the revenue from traditional and technological graduation activities is exempt from PIS and COFINS. For income from other teaching activities, PIS and COFINS are charged at rates of 0.65% and 3.00%, respectively, and for non-teaching activities, PIS is charged at a rate of 1.65% and to COFINS at 7.6%.

Current income taxes

              Current income taxes were calculated based on the criteria established by the Normative Instruction of the Brazilian Internal Revenue Service, specifically regarding the PROUNI program, which allows exemption of these taxes from traditional and technological graduation activities.

              Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date.

              Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

2.4 Segment information

              Segment information is presented consistently with the internal reports provided to the Company's Chief Executive Officer (CEO) is the chief operating decision maker (CODM) and is responsible for allocating resources, assessing the performance of the Company's operating segment, and making the Company's strategic decisions.

              The Company has one reportable segment, where the activities of the Company are to provide educational services through undergraduate and graduate courses; those activities are not controlled neither managed independently and results are monitored and evaluated as a single business. The CODM does not make strategic decisions or evaluate performance based on geographic regions.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

2.5 Changes in accounting policies and disclosures

New standards, interpretations and amendments adopted by the Company

              The Company applied IFRS 15 Revenue from Contracts with Customers and IFRS 9 Financial Instruments for the first time in 2018, without restating comparative information.

              Other amendments and interpretations were adopted for the first time in 2018, but did not have a material impact on the Company's consolidated financial statements. The Company has not elected to early adopt any other standard, interpretation or amendment that has been issued but are not yet effective as of December 31, 2018.

IFRS 9 Financial Instruments

              IFRS 9 Financial Instruments replaces IAS 39 Financial Instruments: Recognition and Measurement for annual periods beginning on or after January 1, 2018, bringing together all three aspects of the accounting for financial instruments project: classification and measurement, impairment and hedge accounting.

              The Company has applied IFRS 9 prospectively, with the initial application date of January 1, 2018.

(a) Classification and measurement

              Except for trade receivables, under IFRS 9, the Company initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs.

              Debt financial instruments are subsequently measured at fair value through profit or loss (FVPL), amortized cost, or fair value through other comprehensive income (FVOCI).

              The classification is based on two criteria: the Company's business model for managing the assets; and whether the instruments' contractual cash flows represent 'solely payments of principal and interest' on the principal amount outstanding (the 'SPPI criterion').

              The new classification and measurement of the Company's debt financial assets are, as follows:

  •
  Debt instruments at amortized cost for financial assets that are held within a business model with the objective to hold the financial assets in order to collect contractual cash flows that meet the SPPI criterion. This category includes trade receivables.

              Other financial assets are classified and subsequently measured, as follows:

  •
  Financial assets at FVPL comprise derivative instruments which the Company had not irrevocably elected, at initial recognition or transition, to classify at FVOCI.

              The assessment of the Company's business models was made as of the date of initial application, January 1, 2018. The assessment of whether contractual cash flows on debt instruments are solely comprised of principal and interest was made based on the facts and circumstances as at the initial recognition of the assets.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              The adoption of IFRS 9 did not result in changes in the classification of the Company's financial assets.

              The accounting for the Company's financial liabilities remains largely the same as it was under IAS 39.

(b) Impairment of financial assets

              The adoption of IFRS 9 has changed the Company's accounting for impairment losses for financial assets by replacing IAS 39's incurred loss approach with a forward-looking expected credit loss (ECL) approach. IFRS 9 requires the Company to record an allowance for ECLs for all loans and other debt financial assets not held at FVPL.

              ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Company expects to receive. The shortfall is then discounted at an approximation to the asset's original effective interest rate.

              For trade receivables, the Company has applied the standard's simplified approach and has calculated ECLs based on lifetime expected credit losses. The Company has established a provision matrix that is based on the Company's historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.

              The Company considers a financial asset in default when contractual payment are 180 days past due. However, in certain cases, the Company may also consider a financial asset to be in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Company.

              The adoption of the ECL requirements of IFRS 9 did not result in relevant changes in impairment allowances of the Company's trade receivables.

IFRS 15 Revenue from Contracts with Customers

              IFRS 15 supersedes IAS 11 Construction Contracts, IAS 18 Revenue and related interpretations and it applies to all revenue arising from contracts with customers, unless those contracts are in the scope of other standards. The new standard establishes a five-step model to account for revenue arising from contracts with customers. Under IFRS 15, revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer.

              The standard requires entities to exercise judgement, taking into consideration all of the relevant facts and circumstances when applying each step of the model to contracts with their customers. The standard also specifies the accounting for the incremental costs of obtaining a contract and the costs directly related to fulfilling a contract. In addition, the standard requires extensive disclosures.

              Except to the changes in presentation and disclosure presented below, the effects of adoption of IFRS 15 did not result in changes to the amounts recognized in the consolidated financial statements.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

Presentation and disclosure requirements

              As required for the consolidated financial statements, the Company disaggregated revenue recognized from contracts with customers into categories that depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. See Note 17 for the disclosure on disaggregated revenue.

Standards issued but not yet adopted

              The standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Company's consolidated financial statements are disclosed below. The Company intends to adopt these standards, if applicable, when they become effective.

IFRS 16—Leases

              IFRS 16 was issued in January 2016 and it replaces IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases—Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for all leases under a single on-balance sheet model similar to the accounting for finance leases under IAS 17. The standard includes two recognition exemptions for lessees—leases of 'low-value' assets (i.e., personal computers) and short-term leases (i.e., leases with a lease term of 12 months or less). At the commencement date of a lease, a lessee will recognize a liability to make lease payments (i.e., the lease liability) and an asset representing the right to use the underlying asset during the lease term (i.e., the right-of-use asset). Lessees will be required to separately recognize the interest expense on the lease liability and the depreciation expense on the right-of-use asset.

              Lessees will also be required to remeasure the lease liability upon the occurrence of certain events (e.g., a change in the lease term, a change in future lease payments resulting from a change in an index or rate used to determine those payments). The lessee will generally recognize the amount of the remeasurement of the lease liability as an adjustment to the right-of-use asset.

              IFRS 16, which is effective for annual periods beginning on or after January 1, 2019, requires lessees and lessors to make more extensive disclosures than under IAS 17.

              The Company has reviewed all lease agreements in scope of IFRS 16 and assessed whether these agreements meet the recognition criteria under the new standard. The standard will mainly affect the accounting of the Company's operating leases.

              For lease agreements meeting the IFRS 16 recognition criteria, the Company expects to recognize rights-of-use assets of approximately R$ 212,360 and lease liabilities of R$ 212,360 as of January 1, 2019 using the modified retrospective transition method with cumulative effect on January 1, 2019.

IFRIC 23—Uncertainty over Income Tax Treatments

              On June 7, 2017, the IFRS Interpretations Committee (IFRS IC) issued IFRIC 23, which clarifies how the recognition and measurement requirements of IAS 12 'Income taxes', are applied

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

where there is uncertainty over income tax treatments. IFRIC 23 applies to all aspects of income tax accounting where there is an uncertainty regarding the treatment of an item, including taxable profit or loss, the tax bases of assets and liabilities, tax losses and credits and tax rates.

              Management has assessed the new standard and does not expect any impacts on the Company's consolidated financial statements.

3 Significant accounting estimates and assumptions

              The preparation of the Company's consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods. Accounting estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to estimates are recognized prospectively.

              Other disclosures relating to the Company's exposure to risks and uncertainties includes:

  •
  Capital management—Note 13

  •
  Financial instruments risk management and policies—Note 11.4

  •
  Sensitivity analyses disclosures—Note 11.4.1

Estimates and assumptions

              The key assumptions about the future and other key sources of estimated uncertainty as of the reporting date that include a significant risk of a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. The Company based its assumptions and estimates on parameters available when the consolidated financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances that arise and that are beyond the Company's control. Such changes are reflected in the assumptions where they occur.

Impairment of non-financial assets

              Impairment exists when the carrying value of an asset or cash generating unit ("CGU") or group of CGUs exceeds its recoverable amount, defined as the higher of its fair value less costs of disposal and its value in use. The fair value less costs of disposal calculation is based on data available from binding sales transactions, conducted at arm's length, for similar assets or observable market prices less incremental costs of disposing of the asset. The value in use calculation is based on a discounted cash flow model ("DCF" model). The cash flows are derived from the budget for the next five years and do not include restructuring activities to which the Company has not yet committed or significant future investments that will enhance the performance of the assets of the CGU being tested. The recoverable amount is sensitive to the discount rate used for the DCF model as well as to expected future cash-inflows and the growth rate used for extrapolation purposes.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

3 Significant accounting estimates and assumptions (Continued)

              These estimates are most relevant to goodwill and indefinite lived intangible assets recognized by the Company. The key assumptions used to determine the recoverable amount for each CGU, including a sensitivity analysis, are disclosed and further explained in Note 10.

Fair value measurement of financial instruments

              When the fair values of financial assets and financial liabilities recorded in the statement of financial position cannot be measured based on quoted prices in active markets, their fair value is measured using valuation techniques. The inputs into these models are taken from observable markets where possible, but where this is not feasible, a degree of judgement is required to estimate fair values. Judgements include considerations of inputs such as liquidity risk, credit risk and volatility. Changes in assumptions relating to these factors could affect the reported fair value of financial instruments. See Note 12 for further disclosures.

Credit losses on trade receivables

              The Company recognizes an allowance for expected credit losses (ECLs) for trade receivables applying a simplified approach in calculating ECLs. As a result, the Company does not track changes in credit risk, but rather recognizes an allowance for doubtful accounts based on lifetime ECLs at each reporting date. The Company has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment. The Company considers a trade receivable to be in default when contractual payments are 180 days past due. In certain cases, however, the Company may also consider a financial asset to be in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Company. A trade receivable is written off when there is no reasonable expectation of recovering the contractual cash flows. The information about the allowance on doubtful accounts on trade receivables is disclosed in Note 7.

Share-based compensation

              Estimating fair value for share-based payment transactions requires determination of the most appropriate valuation model, which depends on the terms and conditions of the grant. This estimate also requires determination of the most appropriate inputs to the valuation model including the expected life of the share option or appreciation right, volatility and dividend yield and making assumptions about them. For the measurement of the fair value of equity-settled transactions, the Company uses the Monte Carlo model. The assumptions and models used for estimating fair value for share-based payment transactions are disclosed in Note 14(b).

Provision for legal proceedings

              The Company is party to proceedings at judicial and administrative levels, as disclosed in Note 21(c). The provision for legal proceedings is set up for all proceedings assessed as probable losses. The likelihood of loss is assessed based on available evidence, the hierarchy of laws, case law, most recent court decisions and their relevance within the legal system, and the assessment made by the

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

3 Significant accounting estimates and assumptions (Continued)

outside legal counsel. Provisions are reviewed and adjusted to take into account changes in circumstances, such as statute of limitations, additional exposures identified based on new matters or court decisions.

4 Business combinations

              The preliminary fair value of the identifiable assets and liabilities as of the date of each acquisition were:

	Fair value as of the acquisition date in 2018
	IPTAN	IESVAP	CCSI	IESP	FADEP
Assets
Cash and cash and equivalents	5,414	5,075	—	12,394	653
Trade receivables	3,507	1,197	—	4,189	3,554
Inventories	42	—	—	—	32
Recoverable taxes	96	112	—	385	—
Other assets	3,026	514	—	3,205	4,708
Property and equipment	5,621	1,868	490	6,784	3,928
Intangible assets	75,172	82,071	56,737	216,007	79,286

	92,878	90,837	57,227	242,964	92,161

Liabilities
Trade payables	(77)	(126)	—	(747)	(227)
Loans and financing	—	—	—	—	(2,669)
Labor and social obligations	(2,130)	(917)	—	(10,854)	(2,791)
Taxes payable	(901)	(172)	—	(4,192)	(2,703)
Provision for legal proceedings	(278)	—	—	(1,811)	—
Advances from customers	(379)	(1,225)	—	(1,489)	(321)
Other	(4,324)	(796)	—	—	(139)

	(8,089)	(3,236)	—	(19,093)	(8,850)

Total identifiable net assets at fair value	84,789	87,601	57,227	223,871	83,311

Non-controlling interest(1)	—	(17,520)	(22,891)	(44,774)	—
Goodwill arising on acquisition	17,446	27,956	4,664	69,808	49,661

Purchase consideration transferred	102,235	98,037	39,000	248,905	132,972

Cash paid	—	—	9,200	133,800	80,126
Capital contribution	102,235	98,037	—		—
Payable in installments	—	—	29,800	115,105	52,846
Analysis of cash flows on acquisition:
Transaction costs of the acquisition (included in cash flows from operating activities)	—	—	(1,103)	(415)	(1,875)
Cash paid net of cash acquired with the subsidiary (included in cash flows from investing activities)	5,414	5,075	(30,908)	(121,406)	(79,473)

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

4 Business combinations (Continued)

(a) Acquisition of IPTAN

              On April 26, 2018, the Esteves Family, one of Afya Brazil's shareholders, contributed 100% of its ownership interest in IPTAN to Afya Brazil. IPTAN is a post-secondary education institution located in the city of São João Del Rei, in the state of Minas Gerais. It offers on-campus post-secondary undergraduate and graduate education courses in medicine and other academic subjects and disciplines. This transaction was strategic to Afya Brazil and was accounted for under IFRS 3—Business Combinations.

              Afya Brazil issued 26,523 Class A preferred shares as consideration for the 100% interest in IPTAN and 80% interest in IESVAP. These Class A preferred shares contain a conversion feature that allows for the convertion to common shares on a ratio of 1 to 17.7 as disclosed in Note 15. The fair value of the consideration given was R$102,235.

              The goodwill of R$ 17,446 includes the value of expectd synergies arising from the acquisition, which is not separately recognized. None of the goodwill recognized is expected to be deductible for income taxes purposes.

              As of the acquisition date, the fair value of trade receivables acquired equals its carrying amount.

              The valuation techniques used for measuring the fair value of separately identified intangible assets acquired were as follows:

Intagible assets acquired	Valuation technique
Licenses	With and without method

The With-and-Without method consists of estimating the fair value of an asset by the difference between the value of this asset in two scenarios: a scenario considering the existence of the asset in question and another considering its non-existence.

Customer relationships	Multi-period excess earning method
The method considers the present value of net cash flows expected to be generated by customer relationship, by excluding any cash flows related to contributory assets.

              From the date of the acquisition, IPTAN contributed R$27,589 of net revenue and R$7,100 of income before income taxes to the Company. If the combination had taken place at the beginning of the year, net revenue would have been R$40,833 and income before income taxes would have been R$12,856.

(b) Acquisition of IESVAP

              On April 26, 2018, the Esteves Family, one of Afya Brazil's shareholders, contributed 80% of its ownership interest in IESVAP to Afya Brazil. IESVAP is a post-secondary education institution

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

4 Business combinations (Continued)

located in the city of Parnaíba, in the state of Piauí. It offers on-campus post-secondary undergraduate education courses in medicine, dentistry and law. This transaction was strategic to Afya Brazil and was accounted for under IFRS 3—Business Combinations.

              Afya Brazil issued 26,523 Class A preferred shares as consideration for the 100% interest in IPTAN and 80% interest in IESVAP. These Class A preferred shares contain a conversion feature that allows for the convertion to common shares on a ratio of 1 to 17.7 as disclosed in Note 15. The fair value of the consideration given was R$98,037.

              The Company has elected to measure the non-controlling interest at the proportionate share of the acquiree's identifiable net assets.

              The goodwill of R$27,956 includes the value of expectd synergies arising from the acquisition, which is not separately recognized. None of the goodwill recognized is expected to be deductible for income taxes purposes.

              At acquisition date, the fair value of trade receivables acquired equals its carrying amount.

              The valuation techniques used for measuring the fair value of separately identified intangible assets acquired were as follows:

Intangible assets acquired	Valuation technique
Licenses	With and without method

The With-and-Without method consists of estimating the fair value of an asset by the difference between the value of this asset in two scenarios: a scenario considering the existence of the asset in question and another considering its non-existence.

Customer relationships	Multi-period excess earning method
The method considers the present value of net cash flows expected to be generated by customer relationship, by excluding any cash flows related to contributory assets.

              From the date of the acquisition, IESVAP contributed R$21,789 of net revenue and R$12,433 of income before income taxes to the Company. If the combination had taken place at the beginning of the year, net revenue would have been R$31,308 and income before income taxes would have been R$18,734.

(c) Acquisition of CCSI

              On May 30, 2018, Afya Brazil acquired control of CCSI, through the acquisition of 60% of CCSI. CCSI is a post-secondary education institution located in the city of Itajubá, in the state of Minas Gerais. It offers on-campus post-secondary undergraduate courses in medicine. This acquisition was strategic to Afya Brazil.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

4 Business combinations (Continued)

              The purchase consideration transferred amounted to R$39,000, comprised by R$9,200 paid in cash on the acquisition date, and R$29,800 through several monthly installments due until May 2019, which is adjusted by the IGP-M rate.

              The Company has elected to measure the non-controllings interest at the proportionate share of the acquiree's identifiable net assets.

              The goodwill of R$4,664 includes the value of expectd synergies arising from the acquisition, which is not separately recognized. None of the goodwill recognized is expected to be deductible for income taxes purposes.

              Transaction costs of R$1,103 were expensed and are included in general and administrative expenses in the consolidated statement of income.

              The valuation techniques used for measuring the fair value of separately identified intangible assets acquired were as follows:

Intangible asset acquired	Valuation technique
License	With and without method

The With-and-Without method consists of estimating the fair value of an asset by the difference between the value of this asset in two scenarios: a scenario considering the existence of the asset in question and another considering its non-existence.

              From the date of the acquisition, CCSI contributed R$19,176 of net revenue and R$2,653 of income before income taxes to the Company. CCSI did not have information available prior to the acquisition date to estimate the amounts of net revenue and income before income taxes if the combination had taken place at the beginning of the year.

(d) Acquisition of IESP

              On November 27, 2018, Afya Brazil acquired control of IESP, through the acquisition of 80.0% of IESP. IESP is a post-secondary education institution located in the city of Teresina, in the state of Piauí. It offers on-campus undergraduate medicine courses and a variety of other on-campus and distance learning post-secondary undergraduate and graduate education programs. This acquisition was strategic to Afya Brazil.

              The purchase consideration transferred amounted to R$248,905, comprised by a cash consideration and deferred payments as follows: i) R$129,800 paid in cash on acquisition date; ii) R$4,000 paid in December 2018; iii) R$8,906 paid in February 2019; and R$106,200 payable in three equal installments of R$35,400 due on November 27, 2019, November 27, 2020 and November 27, 2021, adjusted by the CDI rate.

              The Company has elected to measure the non-controllings interest at the proportionate share of the acquiree's identifiable net assets.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

4 Business combinations (Continued)

              Transaction costs of R$415 were expensed and are included in general and administrative expenses in the consolidated statement of income.

              The goodwill of R$69,808 includes the value of expectd synergies arising from the acquisition, which is not separately recognized. None of the goodwill recognized is expected to be deductible for income taxes purposes.

              At acquisition date, the fair value of trade receivables acquired equals its carrying amount.

              The valuation techniques used for measuring the fair value of separately identified intangible assets acquired were as follows:

Intangible assets acquired	Valuation technique
Licenses	With and without method

The With-and-Without method consists of estimating the fair value of an asset by the difference between the value of this asset in two scenarios: a scenario considering the existence of the asset in question and another considering its non-existence.

Customer relationships	Multi-period excess earning method
The method considers the present value of net cash flows expected to be generated by customer relationship, by excluding any cash flows related to contributory assets.

              From the date of the acquisition, IESP contributed R$8,856 of net revenue and R$1,990 of income before income taxes to the Company. If the combination had taken place at the beginning of the year, net revenue would have been R$105,437 and income before income taxes would have been R$38,892.

(e) Acquisition of FADEP

              On December 5, 2018, Afya Brazil acquired control of FADEP, through the acquisition of 100% of RD Administração e Participação Ltda, which has a 89% interest in FADEP and Afya Brazil also acquired 11% interest in FADEP from the selling shareholder. FADEP is a post-secondary education institution located in the city of Pato Branco, in the state of Paraná. It offers on-campus post-secondary undergraduate and graduate education courses in medicine and other academic subjects and disciplines. The acquisition of FADEP represented an opportunity for the Company to achieve greater scale and to expand its operations to the southern region of Brazil.

              The purchase consideration transferred amounted to R$132,972, comprised by R$80,126 paid in cash on the acquisition date; and R$ 52,846 payable in three equal installments of R$ 17,615.5 payable semiannually from the acquisition date and adjusted by the SELIC rate.

              Transaction costs of R$ 1,875 were expensed and are included in general and administrative expenses in the consolidated statement of income.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

4 Business combinations (Continued)

              The goodwill of R$ 49,661 includes the value of expectd synergies arising from the acquisition, which is not separately recognized. None of the goodwill recognized is expected to be deductible for income taxes purposes.

              At acquisition date, the fair value of trade receivables acquired equals its carrying amount.

              The valuation techniques used for measuring the fair value of separately identified intangible assets acquired were as follows:

Intangible assets acquired	Valuation technique
Licenses	With and without method

The With-and-Without method consists of estimating the fair value of an asset by the difference between the value of this asset in two scenarios: a scenario considering the existence of the asset in question and another, considering its non-existence.

Customer relationships	Multi-period excess earning method
The method considers the present value of net cash flows expected to be generated by customer relationship, by excluding any cash flows related to contributory assets.

              From the date of the acquisition, FADEP contributed R$4,681 of net revenue and R$2,488 of income before income taxes to the Company. If the combination had taken place at the beginning of the year, net revenue would have been R$36,279 and income before income taxes would have been R$12,706.

5 Cash and cash equivalents

	2018	2017
Cash and bank deposits	4,560	1,489
Cash equivalents	57,700	24,001

	62,260	25,490

              Cash equivalents correspond to financial investments in Bank Certificates of Deposit ("CDB") with highly rated financial institutions. As of December 31, 2018, the average interest on these CDB are equivalent to 99.28% of the Interbank Certificates of Deposit ("CDI") (2017: 100%). These funds are available for immediate use and have insignificant risk of changes in value.

6 Restricted cash

              As of December 31, 2018, the restricted cash of R$18,810 corresponds to financial investments in investment funds managed by highly rated financial institutions that serve as collateral for the loan denominated in Euros. In accordance with the contractual terms, the Company is not allowed to

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

6 Restricted cash (Continued)

withdraw any amounts until a integral payment of the loan. As of December 31, 2018, the average interest on these funds are equivalent to 98.22% of the CDI.

7 Trade receivables

	2018	2017
Tuition fees	57,548	24,873
Proeducar	1,882	1,884
FIES	4,576	2,104
Others	7,211	5,681

	71,217	34,542

(–) Allowance for doubtful accounts	(7,537)	(3,794)

	63,680	30,748

Current	58,445	28,489
Non-current	5,235	2,259

              Non-current portion represents receivables with government institutions as well as students on payment plans.

              As of December 31, 2018 and 2017, the aging of trade receivables was as follows:

	2018	2017
Neither past due nor impaired	18,194	7,023
Past due
1 to 30 days	14,433	6,997
31 to 90 days	18,413	9,412
91 to 180 days	15,394	7,712
More than 180 days	4,783	3,398

	71,217	34,542

              The changes in the allowance for doubtful accounts for the years ended December 31, 2018 and 2017, was as follows:

	2018	2017
Balance at the beginning of the year	(3,794)	(1,100)
Additions	(7,714)	(2,914)
Write-offs	3,971	220

Balance at the end of the year	(7,537)	(3,794)

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

8 Related parties

              The table below summarizes the balances and transactions with related parties:

	2018	2017
Assets
IESVAP(a)	—	543
IPTAN(a)	—	2,097
Credits with shareholders(b)	1,598	1,004

	1,598	3,644

Current	—	2,640
Non-current	1,598	1,004
Liabilities
Nicolau Carvalho Esteves(c)	—	106

	—	106

Other income
IESVAP(a)	252	543
IPTAN(a)	882	2,097

	1,134	2,640

Lease expenses
RVL Esteves Gestão Imobiliária S.A.	9,655	9,264
UNIVAÇO Patrimonial Ltda.	2,625	2,549
IESVAP Patrimonial Ltda.	1,274	—

	13,554	11,813

(a)
Refers to share services and corporate expenses provided by Afya Brazil to IPTAN and IESVAP for the periods prior to their acquisition on April 26, 2018.

(b)
Amounts to be reimbursed by the shareholders to Afya Brazil mainly related to payments of legal cost and advisory services.

(c)
Accounts payable to the shareholder Nicolau Carvalho Esteves settled in 2018.

Lease agreements with RVL Esteves Gestão Imobiliária S.A.

              The Company has entered into lease agrements with RVL Esteves Gestão Imobiliária S.A., an entity controlled by the shareholder Nicolau Carvalho Esteves and of which Mr. Renato Esteves is an executive officer, as described below:

              On June 21, 2016, RVL Esteves Gestão Imobiliária S.A. entered into lease agreements (as amended on April 26, 2018) with ITPAC—Instituto Tocantinense Presidente Antônio Carlos S.A., or ITPAC, and Itpac Porto Nacional—Instituto Tocantinense Presidente Antonio Carlos Porto S.A., or ITPAC Porto Nacional, pursuant to which RVL Esteves Gestão Imobiliária S.A. agreed to lease

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

8 Related parties (Continued)

campuses to ITPAC and ITPAC Porto Nacional in the cities of Araguaína and Porto Nacional, both located in the State of Tocantins. The lease agreements are adjustable in accordance with the provisions of each lease agreement. The lease agreements are for an initial term of 20 years, and are renewable for an additional 20 years subject to the provisions of each lease agreement.

              On September 6, 2018, RVL Esteves Gestão Imobiliária S.A. entered into a lease agreement with ITPAC, a subsidiary of Afya Brazil, pursuant to which RVL Esteves Gestão Imobiliária S.A. agreed to lease the ITPAC campus to ITPAC located in the city of Palmas, State of Tocantins. The lease agreement is for an amount equal to 7.5% of the monthly net revenue of ITPAC during the prior semester. The lease agreement is for an initial term of 20 years, and is renewable for an additional 20 years subject to the provisions of the lease agreement.

              RVL Esteves Gestão Imobiliária S.A. entered into a lease agreement with Afya Brazil, pursuant to which RVL Esteves Gestão Imobiliária S.A. agreed to lease to Afya Brazil certain offices located in the city of Nova Lima, State of Minas Gerais, where Afya Brazil's principal executive offices are located. The lease agreement is subject to certain discount conditions set forth in the lease agreement and adjustable in accordance with the provisions of the lease agreement. The lease agreement is for an initial term of 5 years, and may be renewable for an additional 5 years subject to the provisions of the lease agreement.

              The Company recorded leases expenses in connection with the leases agreements with RVL Esteves Gestão Imobiliária S.A. of R$9,655 n in 2018 and R$9,264 in 2017.

Lease agreement with UNIVAÇO Patrimonial Ltda.

              On July 14, 2016, UNIVAÇO Patrimonial Ltda., an entity controlled by the shareholder Nicolau Carvalho Esteves and of which Ms. Rosângela Esteves is the chief executive officer, entered into a lease agreement with UNIVAÇO, a subsidiary of Afya Brazil, pursuant to which UNIVAÇO Patrimonial Ltda. agreed to lease the UNIVAÇO campus to UNIVAÇO, located in the city of Ipatinga, State of Minas Gerais. The lease agreement is adjustable in accordance with the provisions of the lease agreement. The lease agreement is for an initial term of 20 years, and is renewable for an additional 20 years subject to the provisions of the lease agreement. The lease expenses in connection with this lease agreement totaled R$2,625 in 2018 and R$2,549 in 2017.

Lease agreement with IESVAP Patrimonial Ltda.

              On April 25, 2018, IESVAP Patrimonial Ltda., an entity controlled by the shareholder Nicolau Carvalho Esteves and of which Mr. Renato Esteves is an executive officer, entered into a lease agreement with IESVAP, a subsidiary of Afya Brazil, pursuant to which IESVAP Patrimonial Ltda. agreed to lease the IESVAP campus to IESVAP located in the city of Parnaíba, State of Piauí. The lease agreement is for an amount equal to 7.5% of the monthly net revenue of IESVAP during the prior fiscal year. The lease agreement is for an initial term of 20 years, and is renewable for an additional 20 years subject to the provisions of the lease agreement. The lease expenses in connection with this lease agreement totaled R$1,274 in 2018.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

8 Related parties (Continued)

Key management personnel compensation

              Key management personnel compensation included in the Company's consolidated statement of income comprised the following:

	2018	2017
Short-term employee benefits	2,681	2,103
Share-based compensation plan	2,161	—

	4,842	2,103

              Compensation of the Company's key management includes short-term employee benefits comprised by salaries, labor and social charges, and other ordinary short-term employee benefits. The amounts disclosed in the table are the amounts recognized as an expense in general and administrative expenses during the reporting period related to key management personnel.

              The executive officers participate in the Afya Brazil's share-based compensation plan (see Note 14(b)).

9 Property and equipment

Cost	Machinery and equipment	Lands	Vehicles	Furniture and fixtures	IT equipment	Library books	Laboratories and clinics	Leasehold improvements	Construction in progress	Total
As of January 1, 2017	13,384	—	111	6,267	4,643	8,737	—	745	1,187	35,074
Additions	6,767	—	9	2,090	1,857	1,279	—	6,356	—	18,358
Disposals	(16)	—	—	—	(6)	—	—	(7)	—	(29)

As of December 31, 2017	20,135	—	120	8,357	6,494	10,016	—	7,094	1,187	53,403

Additions	3,226	2,770	—	1,023	1,728	949	—	1,940	7,918	19,554
Transfers	—	—	—	—	—	—	—	2,271	(2,271)	—
Business combinations	7,142	—	62	2,517	2,021	1,873	597	577	3,902	18,691

As of December 31, 2018	30,503	2,770	182	11,897	10,243	12,838	597	11,882	10,736	91,648

Depreciation
As of January 1, 2017	(6,464)	—	(14)	(2,884)	(2,994)	(5,258)	—	(3)	—	(17,617)
Depreciation	(1,352)	—	(35)	(565)	(482)	(754)	—	(136)	—	(3,324)
Disposals	6	—	—	—	4	—	—	3		13

As of December 31, 2017	(7,810)	—	(49)	(3,449)	(3,472)	(6,012)	—	(136)	—	(20,928)

Depreciation	(1,886)	—	(10)	(812)	(1,017)	(1,003)	(27)	(202)	—	(4,957)

As of December 31, 2018	(9,696)	—	(59)	(4,261)	(4,489)	(7,015)	(27)	(338)	—	(25,885)

Net book value
As of December 31, 2018	20,807	2,770	123	7,636	5,754	5,823	570	11,544	10,736	65,763

As of December 31, 2017	12,325	—	71	4,908	3,022	4,004	—	6,958	1,187	32,475

              The Company assesses, at each reporting date, whether there is an indication that a property and equipment asset may be impaired. If any indication exists, the Company estimates the asset's recoverable amount. There were no indications of impairment of property and equipment as of and for the years ended December 31, 2018 and 2017.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

10 Intangible assets and goodwill

	Goodwill	Licenses with indefinite useful life	Customer relationships	Software	Educational platform and software in progress	Total
Cost
As of January 1, 2017	—	—	—	2,345	—	2,345
Additions	—	—	—	4,288	—	4,288

As of December 31, 2017	—	—	—	6,633	—	6,633
Additions	—	—	—	1,301	1,752	3,053
Disposals	—	—	—	—	—	—
Business combinations	169,535	445,616	63,303	354	—	678,808

As of December 31, 2018	169,535	445,616	63,303	8,288	1,752	688,494

Amortization
As of January 1, 2017	—	—	—	(1,205)	—	(1,205)
Amortization	—	—	—	(699)	—	(699)

As of December 31, 2017	—	—	—	(1,904)	—	(1,904)
Amortization	—	—	(2,945)	(1,176)	—	(4,121)

As of December 31, 2018	—	—	(2,945)	(3,080)	—	(6,025)

Net book value
As of December 31, 2018	169,535	445,616	60,358	5,208	1,752	682,469

As of December 31, 2017	—	—	—	4,729	—	4,729

              Licences with indefinite useful life include intangible assets acquired through business combinations. The licences for medicine and other courses granted by the Ministry of Education ("MEC") to the companies acquired have no expiration date and the Company has determined that theses assets have indefinite useful lives.

              For impairment testing goodwill and licences with indefinite useful lives acquired through business combinations are allocated to CGUs.

              The Company performed its annual impairment test on December 31, 2018. The Company tests at least annually the recoverability of the carrying amount of goodwill and licenses with indefinite useful lives for each CGU. The process of estimating these values involves the use of assumptions, judgments and estimates of future cash flows that represent the Company's best estimate.

              There was no impairment for goodwill and licenses with indefinite useful lives as of December 31, 2018.

              As a result of the recent acquisitions during 2018, the carrying amounts of certain CGUs, which includes the carrying amounts of goodwill and licenses with indefinite useful lives, are approximate to their value is use.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

10 Intangible assets and goodwill (Continued)

              The carrying amounts of goodwill and licenses with indefinite useful lives by CGU and their value in use and the discount rates used for the impairment assessment as of December 31, 2018 was:

	Carrying amount
CGU	Goodwill	Licenses with indefinite useful life	CGU	Value in use—CGU	Pre-tax discount rate
IPTAN	17,446	57,214	100,679	105,459	19.33%
IESVAP	27,956	81,366	114,974	137,822	21.88%
CCSI	4,664	56,737	68,691	71,084	23.60%
IESP	69,808	179,693	270,895	311,131	17.82%
FADEP	49,661	70,606	132,865	132,972	19.34%

              The main assumptions used by the Company to determine the value in use of the CGUs were:

              Student enrollment—refer to the number of students that are currently enrolled in each CGU.

              Tuition fees—is the monthly fee charged to students.

              Occupancy rate—the occupancy rate of the medical schools is the ratio of the nuber of students effectively enrolled divided by the regulatory capacity in a given period.

              Regulatory capacity—the regulatory capacity is definied by the number of medical shcools seats available per year awarded by MEC, multiplied by the number of years of operations since the seats were awarded.

              Faculty—refer to the cost with faculty in the CGU, which means the amount paid to teachers and doctors.

              Discount rates:    discount rates represent the current market assessment of the risks specific to the CGU being tested.

(b) Other intangible assets

              Intangible assets, other than goodwill and licenses with indefinite useful lives, are valued separately for each acquisition and are amortized during each useful life. The useful lives and methods of amortization of other intangibles are reviewed at each financial year end and adjusted prospectively, if appropriate.

              The estimated useful lives of intangible assets for the year ended December 31, 2018 are as follows:

Customer relationships—medicine	6 years
Customer relationships—other courses	4.5 years
Software license	5 years

              For the years ended December 31, 2018 and 2017, there were no indicatives that the Company's intangible assets with finite useful lives might be impaired.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

11 Financial assets and financial liabilities

11.1 Financial assets

Financial assets	2018	2017
At amortized cost
Cash and cash equivalents	62,260	25,490
Trade receivables	63,680	30,748
Restricted cash	18,810	—
Related parties	1,598	3,644

Total	146,348	59,882

Current	120,705	56,619
Non-current	25,643	3,263
Derivatives not designated as hedging instruments
Cross-currency interest rate swaps	1,219	—

Total	1,219	—

Current	556	—
Non-current	663	—

              Debt instruments at amortized cost include trade receivables and receivables from related parties. Financial assets at amortized cost also include cash and cash equivalents and restricted cash.

              Derivatives not designated as hedging instruments reflect the positive change in fair value of cross-currency interest rate swaps that are not designated in hedge relationships, but are intended to mitigate the foreign currency risk for the loan denominated in Euros.

11.2 Financial liabilities

Financial liabilities	2018	2017
At amortized cost
Trade payables	8,104	6,739
Loans and financing	77,829	3,823
Accounts payable to selling shareholders	177,730	—
Advances from customers	13,737	8,250
Related parties	—	106

Total	277,400	18,918

Current	137,509	16,150
Non-current	139,891	2,768

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

11 Financial assets and financial liabilities (Continued)

11.2.1 Loans and financing

Financial institution	Currency	Interest rate	Maturity	2018	2017
Itaú Unibanco S.A.	Euro	1.01% p.a.	2020	77,829	—
BNDES	Brazilian real	TJLP + 3.3% p.a	2018	—	3,823

				77,829	3,823

Current				26,800	1,161
Non-current				51,029	2,662

              On November 16, 2018, Afya Brazil entered into a euro-denominated loan agreement with Itaú Unibanco S.A. in the amount of R$74,980 (equivalent to €17,500). The loan accrues interest at 1.01% per annum and is repayable in three equal installments on November 18, 2019, May 18, 2020 and November 12, 2020. The loan agreement contains a financial covenant requiring Afya Brazil to maintain a Net Debt to EBITDA ratio less or equal to: 2.2x during 2018 and 2019 and 1.8x in 2020. As of December 31, 2018, the ratio of Net Debt to EBITDA was 1.7x and Afya Brazil is in compliance with this financial ratio.

              On November 21, 2018, Afya Brazil entered into cross-currency interest rate swaps in order to mitigate the foreign exchange exposure related to a loan denominated in Euros. The swap agreements are comprised of derivative assets to swap the foreign exchange exposure (Euros to Brazilian real) and derivative liabilities for the interest rate swap (1.01% p.a. to 128% of CDI). The swap agreements have three maturities on November 18, 2019, May 18, 2020 and November 12, 2020. The table below summarizes the notional and fair value amounts of the swap agreements as of December 31, 2018.

Cross-currency interest rate swap agreements	Principal amount (notional)	Fair value
Asset position: Euros + 1.01% p.a.	74,986	78,813
Liability position: 128% of CDI	74,986	(77,594)

Net position (asset)		1,219

Current assets		556
Noncurrent assets		663

              The loan is guaranteed by financial investments in the amount of R$ 18,810, as disclosed in Note 6.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

11 Financial assets and financial liabilities (Continued)

11.2.2 Accounts payable to selling shareholders

2018
Acquisition of CCSI	8,990
Acquisition of IESP	115,656
Acquisition of FADEP	53,084

177,730

Current	88,868
Non-current	88,862

              On May 30, 2018, Afya Brazil acquired 60% of CCSI and the amount payable is adjusted by the IGP-M inflation rate and matures in May 2019.

              On November 27, 2018, Afya Brazil acquired 80% of IESP and the amounts of (i) R$8,906 is payable in February 2019, and (ii) R$106,200 is payable in three equal installments of R$35,400, payable on November 27, 2019, November 27, 2020 and November 27, 2021 and adjusted by the CDI rate.

              On December 5, 2018, Afya Brazil acquired 100% of FADEP and the amount of R$52,846 is payable in three equal installments of R$17,615.5, payable semi-annually from the transaction closing date and adjusted by the SELIC rate.

11.3 Fair values

              The table below is a comparison of the carrying amounts and fair values of the Company's financial instruments, other than those carrying amounts that are reasonable approximation of fair values:

	2018		2017
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Restricted cash	18,810	18,810	—	—
Trade receivables (non-current)	5,235	5,235	2,259	2,259
Derivatives	1,219	1,219	—	—

Total	25,264	25,264	2,259	2,259

Financial liabilities
Loans and financing	77,829	78,813	3,823	3,823
Accounts payable to selling shareholders	177,730	177,730	—	—

Total	255,559	256,543	3,823	3,823

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

11 Financial assets and financial liabilities (Continued)

              The Company assessed that the fair values of cash and cash equivalents, trade receivables and other current receivables, trade payables, advances from customers and other current liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments.

              Derivatives not designated as hedging instruments are recorded at fair value.

              The fair value of interest-bearing borrowings and loans are determined by using the DCF method using discount rate that reflects the issuer's borrowing rate as at the end of the reporting period. The own non-performance risk at December 31, 2018 was assessed to be insignificant.

11.4 Financial instruments risk management objectives and policies

              The Company's principal financial liabilities, other than derivatives, comprise loans and financing, accounts payable to selling shareholders, trade payables and advances from customers. The main purpose of these financial liabilities is to finance the Company's operations. The Company's principal financial assets include trade receivables, cash and cash equivalents and financial investments classified as restricted cash that derive directly from its operations. The Company has also entered into derivative transactions to protect its exposure to foreign currency risk.

              The Company is exposed to market risk, credit risk and liquidity risk. The Company monitors market, credit and operational risks in line with the objectives in capital management and counts with the support, monitoring and oversight of the Board of Directors in decisions related to capital management and its alignment with the objectives and risks. The Company's policy is that no trading of derivatives for speculative purposes may be undertaken. The Board of Directors reviews and agrees policies for managing each of these risks, which are summarized below.

11.4.1 Market risk

              Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. The Company's exposure to market risk is related to interest rate risk and foreign currency risk.

              The sensitivity analysis in the following sections relate to the position as at December 31, 2018.

(i) Interest rate risk

              Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company's exposure to the risk of changes in market interest rates relates primarily to the Company's cash equivalents and financial investments classified as restricted cash with floating interest rates and accounts payable to selling shareholders.

Sensitivity analysis

              The following tabe demonstrates the sensitivity to a reasonably possible change in interest rates on cash equivalents, restricted cash and accounts payable to selling shareholders. With all variables held

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

11 Financial assets and financial liabilities (Continued)

constant, the Company's income before income taxes is affected through the impact on floating interest rate, as follows:

					Increase / decrease in basis points
	Balance as of 12/31/2018
		Index—% per year	Base rate		+75		–75		+150		–150
Cash equivalents	57,700	99.28% CDI—6.35%	R$	3,666	R$	4,099	R$	3,233	R$	4,532	R$	2,801
Restricted cash	18,810	98.22% CDI—6.29%	R$	1,182	R$	1,323	R$	1,041	R$	1,465	R$	900
Accounts payable to selling shareholders	8,990	IGPM—7.55%	R$	679	R$	746	R$	611	R$	814	R$	544
Accounts payable to selling shareholders	115,656	CDI—6.40%	R$	7,402	R$	8,269	R$	6,535	R$	9,137	R$	5,667
Accounts payable to selling shareholders	53,084	SELIC—6.50%	R$	3,450	R$	3,849	R$	3,052	R$	4,247	R$	2,654

(ii) Foreign currency risk

              Foreign currency risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. The Company's exposure to the risk of changes in foreign exchange rates relates to the loan denominated in Euros in the amount of R$77,829 as of December 31, 2018.

              The Company manages its foreign currency risk by entering in cross-currency interest rate swap agreement to mitigate its exposure to the loan denominated in Euros with the same notional amount and loan's maturities.

Foreign currency sensitivity

              The following table demonstrates the sensitivity in the Company's income before income taxes of a 10% change in the Euro exchange rate (R$4.439 to Euro 1.00) as of December 31, 2018, with all other variables held constant.

	Exposure	+10%	–10%
As of December 31, 2018
Loans and financing	77,829	7,783	(7,783)

              The cross-currency interest rate swaps mitigates the effects of foreign exchange rates on the loan denominated in Euros.

11.4.2 Credit risk

              Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Company is exposed to credit risk

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

11 Financial assets and financial liabilities (Continued)

from its operating activities (primarily trade receivables) and from its financing activities, including cash and cash equivalents and restricted cash.

              Customer credit risk is managed by the Company based on the established policy, procedures and control relating to customer credit risk management. Oustanding customer receivables are regularly monitored. See Note 7 for additional information on the Company's trade receivables.

              Credit risk from balances with banks and financial institutions is management by the Company's treasury department in accordance with the Company's policy. Investments of surplus funds are made only with approved counterparties and within limites assigned to each counterparty.

              The Company's maximum exposure to credit risk for the components of the statement of financial position at December 31, 2018 and 2017 is the carrying amounts of its financial assets.

11.4.3 Liquidity risk

              The Company's Management has responsibility for monitor liquidity risk. In order to achieve the Company's objective, Management regularly reviews the risk and maintains appropriate reserves, including bank credit facilities with first tier financial institutions. Management also continuously monitors projected and actual cash flows and the combination of the maturity profiles of the financial assets and liabilities.

              The main requirements for financial resources used by the Company arise from the need to make payments for suppliers, operating expenses, labor and social obligations, loans and financing and accounts payable to selling shareholders.

              The tables below summarize the maturity profile of the Company's financial liabilities based on contractual undiscounted amounts:

As of December 31, 2018	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
Trade payables	8,104	—	—	—	8,104
Loans and financing	26,800	51,029	—	—	77,829
Accounts payable to selling shareholders	88,868	88,862	—	—	177,730
Advances from customers	13,737	—	—	—	13,737
Dividends payable	4,107	—	—	—	4,107

	141,616	139,891	—	—	281,507

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

11 Financial assets and financial liabilities (Continued)

As of December 31, 2017	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
Trade payables	6,739	—	—	—	6,739
Loans and financing	1,161	2,662	—	—	3,823
Advances from customers	8,250	—	—	—	8,250
Related parties	—	106	—	—	106
Dividends payable	14,888	—	—	—	14,888

	31,038	2,768	—	—	33,806

11.5 Changes In liabilities arising from financing activities

	January 1, 2018	Cash flows	Foreign exchange movement	Other	December 31, 2018
Loans and financing	3,823	68,488	2,697	2,821	77,829
Related parties	106	(106)	—	—	—
Dividends payable	14,888	(5,845)	—	(4,936)	4,107

Total	18,817	62,537	2,697	(2,115)	81,936

	January 1, 2017	Cash flows	Foreign exchange movement	Other	December 31, 2017
Loans and financing	4,944	(1,135)	—	14	3,823
Related parties	590	(484)	—	—	106
Dividends payable	4,107	(2,506)	—	13,290	14,888

Total	9,641	(4,125)	—	13,304	18,817

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

12 Fair value measurement

              The following table provides the fair value measurement hierarchy of the Company's assets and liabilities as of December 31, 2018 and 2017.

	Fair value measurement
	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
December 31, 2018
Assets measured at fair value:
Derivative financial assets
Cross-currency interest rate swaps	1,219	—	1,219	—
Assets for which fair values are disclosed
Trade receivables (non-current)	5,235	—	5,235	—
Restricted cash	18,810	—	18,810	—
Liabilities for which fair values are disclosed
Loans and financing	(78,813)	—	(78,813)	—
Accounts payable to selling shareholders	(177,730)	—	(177,730)	—
December 31, 2017
Assets for which fair values are disclosed
Trade receivables (non-current)	2,259	—	2,259	—
Liabilities for which fair values are disclosed
Loans and financing	(3,823)	—	(3,823)	—

              There were no transfers between Level 1 and Level 2 during 2018 and 2017.

13 Capital management

              For the purposes of the Company's capital management, capital considers total equity. The primary objective of the Company's capital management is to maximise the shareholder value.

              The Company manages its capital structure and makes adjustments in light of changes in economic conditions and to maintain and adjust the capital structure, the Company may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares. The Company

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

13 Capital management (Continued)

monitors capital using net debt and total equity. The Company includes within net debt, loans and financing less cash and cash equivalents and restricted cash.

	2018	2017
Loans and financing	77,829	3,823
Less: cash and cash equivalents	(62,260)	(25,490)
Less: restricted cash	(18,810)	—

Net debt	(3,241)	(21,667)

Total equity	590,354	46,762

Total equity and net debt	587,113	25,095

              No changes were made in the objectives, policies or processes for managing capital during the years ended December 31, 2018 and 2017.

14 Labor and social obligations

a) Variable compensation (bonuses)

              The Company recorded bonuses related to variable compensation of employees and management in cost of services and general and administrative expenses in the amount of R$ 1,945 and R$ 1,900 for the years ended December 31, 2018 and 2017, respectively.

b) Share-based compensation plan

              Afya Brazil implemented a share-based compensation plan approved by its shareholders on May 15, 2018. The Company granted 51,240 stock options in May 2018 to selected key executives. The share-based compensation plan was designed to attract and retain key executives.

              The fair value of the stock options was estimated at the grant date using the Monte Carlo pricing model, taking into account the terms and conditions on which the stock options were granted.

              The stock options vest during a four-year period, considering the following vesting periods after the grant date: 10% after 90 days, 15% after 12 months, 25% after 24 months, 25% after 36 months and 25% after 48 months.

              The stock options should be exercised in 15 days after the end of each vesting period. The Company's Board of Directors determines the exercise price of the Company's Class B preferred shares to be offered under share-based compensation plan. The exercise price of the stock options granted is monetarily adjusted by the CDI rate. The Company accounts for the stock options plan as an equity-settled plan.

              The stock options vest immediately at the following liquidity events: (i) an IPO, (ii) changes in the Company's control group; and (iii) sale of BR Health's interest on Afya Brazil.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

14 Labor and social obligations (Continued)

              The share-based compensation expense recognized in general and administrative expenses in the statement of income for the year ended December 31, 2018 was R$2,161.

              The following table illustrates the number and movements in stock options during the year:

Number of stock options
Outstanding at January 1, 2018	—
Granted	51,240
Forfeited	—
Exercised	(5,124)
Expired	—

Outstanding at December 31, 2018	46,116

              The following table list the inputs to the model used to determine the fair value of the stock options:

Afya Brazil plan
Weighted average fair value at the measurement date	R$366.16
Grant date	05/15/2018
Dividend yield (%)	0.0%
Expected volatility (%)	49.5%
Risk-free interest rate (%)	7.7%
Expected life of stock options (years)	4.0
Weighted average share price	R$254.13
Model used	Monte Carlo

              The expected volatility was calculated considering average volatility of companies in the same industry in the last three years. The expected volatility reflects the assumption that the historical volatility over a period similar to the life of the options is indicative of future trends, which may not necessarily be the actual outcome.

15 Equity

a. Share capital

              As of December 31, 2018, the Company's share capital was R$ 315,000 (R$ 66,485 as of December 31, 2017) represented by 1,443,541 shares, comprised of 1,411,895 common shares, 26,523 Class A preferred shares and 5,123 Class B preferred shares (1,149,603 common shares as of December 31, 2017).

              Common shares are the only class of shares with voting rights.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

15 Equity (Continued)

              Class A preferred shares have the following characteristics: (i) do not grant voting rights at the shareholders meetings; (ii) the right to receive an amount, as dividend, per share equal to 17.7 times the amount received per common share; and (iii) are convertible into common shares at the ratio of 1 preferred share for 17.7 common shares in the situations described in the Shareholders Agreement.

              Class B preferred shares have no voting rights and will have priority in capital reimbursement in case of liquidation of the Company, with no premium. Class B preferred shares are convertible into common shares at the ratio of 1 Class B preferred share for 1 common share, in certain situations.

              On April 26, 2018, the shareholders approved a capital increases of (i) R$55,000 through the issuance of 124,994 common shares; and (ii) R$ 11,670 through the issuance of 26,523 Class A preferred shares.

              On August 31, 2018, the Board of Directors approved a capital increase of R$1,304 through the issuance of 5,123 Class B preferred shares.

              On December 4, 2018, the shareholders approved a capital increase of R$99,999 through the issuance of 137,298 common shares.

              On December 31, 2018, the shareholders approved a capital increase of R$ 80,541 with earnings reserves and retained earnings without an issuance of new shares.

b. Additional paid-in capital

              Additional paid-in capital includes dividends distributed to shareholders and fair value adjustments on the capital contribution of IPTAN and IESVAP, which were.recorded as business combinations.

c. Legal reserve

              Legal reserve is recorded in accordance with the Brazilian Corporate Law and the Company's By-Laws, based on 5% of the net income for the year, and it is limited to 20% of the share capital.

d. Retained earnings reserve

              Retained earnings reserve includes mainly the remaining profitnet income for the year after the allocation to legal reserve and the distribution of minimum mandatory dividends.

e. Dividends

              The Company is required to pay a minimum dividend of 25% of the net income for the year, as adjusted in accordance with the Brazilian Corporate Law and the Company's By-Laws. Any amount in excess to the minimum dividend must be maintained in equity and after approval by the shareholders, the dividends can be considered formally declared.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

15 Equity (Continued)

              On December 31, 2018, the shareholders decided to renounce for the dividends for the year ended December 31, 2018. Accordingly, the Company did not distribute dividends in the year ended December 31, 2018.

16 Earnings per share (EPS)

              Although there are differences between common and Class A and Class B preferred shares in terms of voting rights and priority in case of liquidation, the Company's preferred shares are not entitled to receive any fixed dividends. The Company's Class A preferred shares carry economic rights, including dividend rights, 17.7 times those of common shares. Accordingly, net income for the year attributable to equity holders of the parent is allocated in proportion to equity holders' interest in common shares and preferred shares.

              Consequently, earnings per share is calculated by dividing the net income or loss by the weighted average number of all classes of shares outstanding during the period.

              Basic EPS is calculated by dividing net income attributable to the equity holders of the Company by the weighted average number of common and preferred shares outstanding during the year.

              Diluted EPS is calculated by dividing net income attributable to the equity holders of the parent by the weighted average number of common and preferred shares outstanding during the year plus the weighted average number of shares that would be issued on conversion of all potential shares with dilutive effects. Diluted earnings per share are computed including stock options granted to key management using the treasury shares method when the effect is dilutive. The Company has the stock option plan in the category of potentially dilutive shares.

              The following table reflects the net income and share data used in the basic and diluted EPS calculations:

	2018 Common	2017 Common
Numerator
Net income attributable to equity holders of the parent for basic earnings	86,353	45,393

Denominator*
Weighted average number of outstanding shares	1,676,288	1,149,603
Effects of dilution from stock options	30,025	—

Weighted average number of outstanding shares adjusted for the effect of dilution	1,706,313	1,149,603

Basic earnings per share (R$)	51.51	39.49
Diluted earnings per share (R$)	50.61	39.49

*
Reflects the conversion of all Class A and Class B preferred shares into common shares approved by the Company's shareholders on March 12, 2019, considering a ratio of one

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

16 Earnings per share (EPS) (Continued)

  Class A preferred share into 23.74 common shares, and a ratio of one Class B preferred share into one common share. As required by IAS 33—Earnings per Share, the calculation of basic and diluted earnings per share was adjusted retrospectively to reflect the conversion of the weighted average of Class A preferred shares into common shares; accordingly, the weighted average of 1,676,288 shares for the year ended December 31, 2018 is comprised by 1,245,029 common shares, 18,094 Class A preferred shares equivalent to 429,547 common shares, and 1,712 Class B preferred shares into 1,712 common shares. For the year ended December 31, 2017, the Company had only common shares.

17 Revenue

              The Company's net revenue is as follows:

	2018	2017
Tuition fees	385,784	246,601
Other	4,414	2,204
Deductions
Granted discounts	(11,104)	(4,461)
Early payment discounts	(3,189)	(2,840)
Returns	(1,801)	(1,117)
Taxes	(24,239)	(14,593)
PROUNI	(15,930)	(9,786)

Net revenue from contracts with customers	333,935	216,008

Timing of revenue recognition of net revenue from contracts with customers
Tuition fees—Transferred over time	331,045	214,095
Other—Transferred at a point in time	2,890	1,913

              The Company`s revenue from contracts with customers are all in Brazil.

              The Company is not subject to the payment of the social integration program tax (Programa de Integração Social, or PIS) and the social contribution on revenues tax (Contribuição para o Financiamento da Seguridade Social, or COFINS) on the sale of undergraduation degrees under the PROUNI program.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

18 Expenses and cost by nature

	2018	2017
Cost of services	(168,052)	(124,065)
General and administrative expenses	(70,034)	(45,355)

Total	(238,086)	(169,420)

Payroll	(156,623)	(110,281)
Hospital and medical agreements	(10,209)	(9,249)
Depreciation and amortization	(9,078)	(4,023)
Rent	(20,302)	(15,748)
Commercial expenses	(362)	(236)
Utilities	(2,701)	(2,205)
Maintenance	(2,373)	(2,943)
Tax expenses	(828)	(738)
Pedagogical services	(4,212)	(3,714)
Sales and marketing	(3,532)	(2,154)
Allowance for doubtful accounts	(7,714)	(2,914)
Travel expenses	(1,816)	(1,731)
Consulting fees	(7,245)	(3,591)
Other	(11,091)	(9,893)

Total	(238,086)	(169,420)

19 Finance result

	2018	2017
Income from financial investments	4,680	2,017
Changes in fair value of derivative instruments	1,219	—
Interest received	4,364	3,174
Other	165	31

Finance income	10,428	5,222

Interest expense	(2,404)	(1,042)
Financial discounts granted	(1,063)	(1,210)
Bank fees	(1,219)	(1,015)
Foreign exchange variation	(2,697)	—
Other	(771)	(319)

Finance expenses	(8,154)	(3,586)

Finance result	2,274	1,636

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

20 Income taxes

Reconciliation of income taxes expense

	2018	2017
Income before income taxes	98,722	50,979
Combined statutory income taxes rate—%	34%	34%

Income taxes at statutory rates	(33,565)	(17,333)
Reconciliation adjustments:
PROUNI—Fiscal Incentive(a)	30,564	15,905
Other	(987)	(1,072)

Income taxes expense—current	(3,988)	(2,500)

Effective rate	4.04%	4.90%

(a)
The Company adhered to PROUNI, established by Law 11,096 / 2005, which is a federal program that exempt companies of paying income taxes and social contribution.

Deferred income taxes

              As of December 31, 2018, the Company had unrecognized deferred income tax assets onf temporary differences in the amount of R$ 7,849 which does not have any tax planning opportunities available that could support the recognition of these temporary differences as deferred tax assets. Accordingly, the Company did not recognize deferred tax assets.

21 Commitments, insurance contracts and contingencies

a) Operating lease commitments—Company as a lessee

              The Company has entered into operating leases for its campuses and offices, with lease terms between 4, 5 and 20 years. The Company has the option, under some of its leases, to lease the assets for additional terms of each agreement.

              Future minimum lease payable under non-cancellable operating leases as of December 31, 2018 and 2017 are as follows:

	2018	2017
Within one year	30,527	16,215
After one year but not more than three years	60,745	33,730
After three years but not more than five years	58,373	32,286
More than five years	371,150	202,198

Total	520,795	284,429

              The Company has agreements that contains contingent rents, i.e., lease payments that are based on a range from 2.5% to 7.5% of the revenues of certain campuses and does not contains minimum lease payments.

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

21 Commitments, insurance contracts and contingencies (Continued)

b) Insurance contracts

              The Company and its subsidiaries have a risk management program with the purpose of delimiting the risks, seeking in the market coverage compatible with its size and operations.

c) Legal proceedings and contingencies

              The provisions related to labor and civil proceedings whose likelihood of loss is assessed as probable are as follows:

	Labor	Civil	Total
Balance as of January 1, 2017	890	1,421	2,311
Additions	—	2	2
Reversals	(593)	—	(593)

Balances as of December 31, 2017	297	1,423	1,720

Additions	2,102	—	2,102
Reversals	(166)	(191)	(357)

Balances as of December 31, 2018	2,233	1,232	3,465

              There are other civil, labor, taxes and social security proceedings assessed by Management and its legal counsels as possible risk of loss, for which no provisions are recognized, as follows:

	2018	2017
Labor	572	562
Civil	26,816	26,478
Taxes and social security	391	391

Total	27,779	27,431

              The Company has judicial deposits recorded in other assets (non-current) in the amount of R$ 327 as of December 31, 2018 (R$ 221 as of December 31, 2017).

              Under the terms of the Share Purchase and Sale Agreements ("Agreements") between the Company and the sellling shareholders of the subsidiaries acquired, the Company assesses that the selling shareholders are exclusively responsible for any provisions (including labor, tax and civil), which are or will be the subject of a claim by any third party, arising from the act or fact occurred, by action or omission, prior to or on the closing dates of the acquisitions.

              Accordingly, and considering that the provisions for legal proceedings recorded by the Company that result from causes arising from events occurring prior to the closing dates of the acquisitions, any liability for the amounts to be disbursed, in case of their effective materialization in loss, belongs exclusively to the selling shareholders. In this context, the Agreements state that the Company and its subsidiaries are indemnified and therefore exempt from any liability related to said contingent liabilities and, therefore, the provision amounts related to such contingencies are presented

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

21 Commitments, insurance contracts and contingencies (Continued)

in the non-current liabilities and the correspondent amount of R$ 3,091 is presented in other assets in the non-current assets.

22 Non-cash transactions

              During 2018 and 2017, the Company carried out non-cash transactions which are not reflected in the statement of cash flows. The main non-cash transactions were (i) business combinations of IPTAN and IESVAP, which are described in Note 4—Business Combinations; (ii) purchase consideration payable in installments in connection with the acquisitions of CCSI, IESP and FADEP which are described in Note 11.2.2—Accounts payable to selling shareholders.

23 Subsequent events

              On February 12, 2019, Afya Brazil entered into a purchase agreement with the shareholders of Instituto Educacional Santo Agostinho Ltda. ("FASA") providing for the acquisition of 90% of FASA. FASA is a post-secondary education institution with campuses located in the states of Bahia and Minas Gerais. It offers on-campus post-secondary undergraduate courses in medicine and other courses. FASA will contribute with 185 undergraduate medical seats to the Company and its acquisition is in line with the Company's strategy to focus on medical education, including medical schools. The FASA acquisition was consummated on April 3, 2019. The purchase price of R$ 204,587, will be paid and adjusted in accordance with the terms of the purchase agreement. The acquisition date fair value of each major class of consideration, including the allocation of the purchase price, the amount of the non-controlling interest has not been completed by the Company as of the date of these financial statements. The impact on revenue and profit or loss of the combined entity for the current reporting period as if the acquisition date had been as of the beginning of the annual reporting period is not available as the Company recently concluded the acquistion. Therefore the financial statements do not include this information. Transaction costs to date totaled R$ 1,887. Any goodwill generated in the transaction is not expected to be deductible for tax purposes.

              In February 2019, Afya Brazil signed a purchase agreement for the acquisition of 100% of Instituto de Pesquisa e Ensino Médico do Estado de Minas Gerais Ltda. ("IPEMED"). IPEMED is a post-secondary education institution with campuses located in the states of Bahia, Minas Gerais, Rio de Janeiro and São Paulo and in the Distrito Federal. It focuses on medical graduate programs and will contribute approximately 1,500 students to Afya Brazil. IPEMED acquisition is in line with the Company's strategy to focus on medical education, including post-graduated medical education. The transaction is subject to antitrust regulatory approval and closing is expected to occur in May 2019, accordingly this acquisition had not been completed at the date of issuance of these financial statements.

              On March 8, 2019, the shareholders approved (i) a renounce of dividends for the year ended December 31, 2016 of R$4,107; (ii) an increase of capital through the issuance of 37,200 common shares, in the amount of R$ 0.4, subscribed entirely by the shareholders BR Health and certain members of the Esteves Family; and (iii) a change in the conversion ratio of the Company's Class A preferred shares into common shares, which changed from one Class A preferred share into

NRE Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

23 Subsequent events (Continued)

17.7 common shares to one Class A preferred share to 23.74 common shares; and equal change in the distribution ratio of the priority dividends of the Company's Class A preferred shares.

              On March 12, 2019, the shareholders approved (i) the change in the Company's legal name to Afya Participações S.A.; (ii) the conversion of all of the 26,523 Class A preferred shares into 629,656 common shares, in the ratio of 1 Class A preferred share to 23.74 common shares; (iii) the conversion of all of the 5,123 Class B preferred shares into 5,123 common shares at a ratio of one Class B preferred share for one common share; (iv) the extinguishment of the Company's Class A and Class B preferred shares. There was no right of withdrawal, since the Afya Brazil's existing Class A and Class B preferred shares were converted into common shares in the proportions previously approved by the shareholders at the Extraordinary General Meeting; (v) a capital increase through the issuance of 156,337 common shares, in the amount of R$ 150,000, subscribed entirely by BR Health; and (vi) the propose to repurchase 160,000 common shares issued by the Company, at the acquisition price of R$ 206.25 per share, in the total amount of R$33,001, all held by the shareholder Nicolau Carvalho Esteves. The Company's common shares object of the repurchase approved were immeditately canceled by the Company, without reduction of its share capital.

              After all the equity changes approved by the shareholders in the Extraordinary General Meetings, as mentioned above, Afya Brazil's share capital totaled R$ 465,000, represented by 2,080,211 common shares.

***

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Financial statements as of April 25, 2018 and December 31, 2017

Report of Independent Auditors

To the Shareholders and Management of
 IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

              We have audited the accompanying financial statements of IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A., which comprise the statements of financial position as of April 25, 2018 and December 31, 2017, and the related statements of income and comprehensive income, changes in equity and cash flows for the period from January 1, 2018 to April 25, 2018 and the year ended December 31, 2017, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

              Management is responsible for the preparation and fair presentation of these financial statements in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board—IASB; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

              Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

              An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion.

              An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

              We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified audit opinion.

Basis for Qualified Opinion

              As discussed in Note 2.1 to the financial statements, IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A. has not presented the statements of income and comprehensive income, changes in equity and cash flows for the comparable period of the preceding financial year, which are required by International Financial Reporting Standards as issued by the International Accounting Standards Board—IASB, because such comparatives are not required by Rule 3-05 of the United States Securities and Exchange Commission Regulation S-X.

Qualified Opinion

              In our opinion, except for the omission of comparative information as referred in the Basis for Qualified Opinion paragraph, the financial statements referred to above present fairly, in all material respects, the financial position of IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A. as of April 25, 2018 and December 31, 2017, and the results of its operations and its cash flows for the period from January 1, 2018 to April 25, 2018 and the year ended December 31, 2017 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board—IASB.

/s/ ERNST & YOUNG Auditores Independentes S.S.
Belo Horizonte, Brazil April 8, 2019

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Statements of financial position

As of April 25, 2018 and December 31, 2017

(In thousands of Brazilian reais)

	Notes	April 25, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	4	5,414	392
Trade receivables	5	3,391	3,069
Inventories		42	33
Recoverable taxes		96	55
Other assets		104	902

Total current assets		9,047	4,451

Non-current assets
Trade receivables	5	116	—
Other receivables	6	2,866	2,620
Other assets		57	75
Property and equipment	7	5,490	4,392
Intangible assets		326	353

Total non-current assets		8,855	7,440

Total assets		17,902	11,891

Liabilities
Current liabilities
Trade payables		77	316
Advances from customers		379	687
Labor and social obligations		2,130	2,605
Taxes payable		637	696
Related parties	8	2,979	2,097

Total current liabilities		6,202	6,401

Non-current liabilities
Taxes payable		264	278
Related parties	8	1,345	451
Provision for legal proceedings	16	278	278
Other liabilities		—	315

Total non-current liabilities		1,887	1,322

Total liabilities		8,089	7,723

Equity
Share capital	9	100	100
Retained earnings		9,713	4,068

Total equity		9,813	4,168

Total liabilities and equity		17,902	11,891

The accompanying notes are an integral part of the financial statements.

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Statements of income and comprehensive income

For the period from January 1, 2018 to April 25, 2018 and the year ended December 31, 2017

(In thousands of Brazilian reais)

	Notes	April 25, 2018	December 31, 2017
Net revenue	10	13,244	30,069
Cost of services	11	(4,933)	(16,368)

Gross profit		8,311	13,701
General and administrative expenses	11	(2,662)	(7,012)

Operating income		5,649	6,689
Finance income	12	224	256
Finance expenses	12	(117)	(397)

Finance result		107	(141)

Income before income taxes		5,756	6,548

Income taxes expense	13	(111)	(68)

Net income		5,645	6,480

Other comprehensive income		—	—

Total comprehensive income		5,645	6,480

The accompanying notes are an integral part of the financial statements.

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Statements of changes in equity

For the period from January 1, 2018 to April 25, 2018 and year ended December 31, 2017

(In thousands of Brazilian reais)

	Share capital	Additional paid-in capital	Unpaid capital	Retained earnings	Total
Balances at January 1, 2017	3,890	(5,281)	(6)	2,079	682
Net income for the year	—	—	—	6,480	6,480

Total comprehensive income	—	—	—	6,480	6,480

Capital increase	1,491	—	6	(1,491)	6
Capital decrease	(5,281)	5,281	—	—	—
Dividends	—	—	—	(3,000)	(3,000)
Balances at December 31, 2017	100	—	—	4,068	4,168

Net income for the period	—	—	—	5,645	5,645

Total comprehensive income	—	—	—	5,645	5,645

Balances at April 25, 2018	100	—	—	9,713	9,813

The accompanying notes are an integral part of the financial statements.

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Statements of cash flows

For the period from January 1, 2018 to April 25, 2018 and year ended December 31, 2017

(In thousands of Brazilian reais)

	April 25, 2018	December 31, 2017
Operating activities
Income before income taxes	5,756	6,548
Adjustments to reconcile income before income taxes
Depreciation and amortization	259	674
Allowance for doubtful accounts	326	998

	6,341	8,220
Changes in assets and liabilities
Trade receivables	(764)	(2,281)
Recoverable taxes	(41)	(4)
Inventories	(9)	46
Other assets	570	(1,880)
Trade payables	(239)	(1,998)
Labor and social obligation	(475)	1,419
Tax payables	(73)	203
Advances from customers	(308)	178
Related parties	882	2,097
Other liabilities	(315)	320

	(772)	(1,900)
Income taxes paid	(111)	(68)

Net cash flows from operating activities	5,458	6,252

Investing activities
Acquisition of property and equipment	(1,889)	(1,588)
Acquistion of intangible assets	—	(286)
Proceeds from sale of property and equipment	559	—

Net cash flows used in investing activities	(1,330)	(1,874)

Financing activities
Dividends paid	—	(3,000)
Proceeds from (payments of) related parties loans	894	(1,530)

Net cash flows from (used in) financing activities	894	(4,530)

Increase (decrease) in cash and cash equivalents	5,022	(152)

Cash and cash equivalents at the beginning of the period/year	392	544
Cash and cash equivalents at the end of the period/year	5,414	392

The accompanying notes are an integral part of the financial statements.

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Notes to the financial statements

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

1 Corporate information

              IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A. ("IPTAN" or the "Company") is headquartered in Brazil. The registered office is located at Av. Leite de Castro, 1101, São João Del Rei, State of Minas Gerais.

              IPTAN is a post-secondary education institution and offers on-campus post-secondary undergraduate and graduate education courses in medicine and other academic subjects and disciplines.

              On February 8, 2018, the shareholders approved the transformation of the Company from a private limited liability company into a corporation with unlimited liability.

              On April 26, 2018, the Esteves Family, which is the controlling shareholder of IPTAN increased the capital of NRE Participações S.A. ("NRE"), transfering its ownership of IPTAN to NRE.

1.1 Purpose of the financial statements

              These financial statements were prepared for its inclusion in the Registration Statement of Afya Limited with the Securities and Exchange Commission ("SEC") of the United States of America, in compliance with Rule 3-05 of Regulation S-X under the Securities Act ("Rule 3-05").

2 Significant accounting policies

2.1 Basis for preparation of the financial statements

              The Company's financial statements as of April 25, 2018 and for the period from January 1, 2018 to April 25, 2018 and as of and for the year ended December 31, 2017 have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

              Considering the purpose of these financial statements, the Company has presented the statements of income and comprehensive income, changes in equity and cash flows are prepared for the period from January 1, 2018 to April 25, 2018 (the date prior to the acquisition by NRE), with comparative information for the full year ended December 31, 2017. International Accounting Standard ("IAS") No. 1, requires the presentation of comparative information in respect of the preceding period for all the amounts reported in the current period's financial statements with the purpose to provide information that is useful in analyzing an entity's financial statements. Considering the purpose of preparation of these financial statements, the presentation referred to above did not include the comparative information for the period from January 1, 2017 to April 25, 2017.

              The financial statements have been prepared on a historical cost basis.

              The financial statements are presented in Brazilian reais ("BRL" or "R$"), which is the Company's functional and presentation currency. All amounts are rounded to the nearest thousand.

              These financial statements were authorized for issue by Management on April 8, 2019.

2.2 Summary of significant accounting policies

              This note provides a description of the significant accounting policies adopted in the preparation of these financial statements in addition to other policies that have been disclosed in other

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

notes to these financial statements. These policies have been consistently applied to all periods presented.

a) Current versus non-current classification

              The Company presents assets and liabilities in the statements of financial position based on current/non-current classification. An asset is current when it is:

  •
  Expected to be realized or intended to be sold or consumed in the normal operating cycle;

  •
  Held primarily for the purpose of trading;

  •
  Expected to be realized within twelve months after the reporting period; or

  •
  Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period.

              All other assets are classified as non-current.

              A liability is current when:

  •
  It is expected to be settled in the normal operating cycle;

  •
  It is held primarily for the purpose of trading;

  •
  It is due to be settled within twelve months after the reporting period; or

  •
  There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period.

              The Company classifies all other liabilities as non-current.

b) Fair value measurement

              Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either: (i) in the principal market for the asset or liability; or (ii) in the absence of a principal market, in the most advantageous market for the asset or liability.

              The principal or the most advantageous market must be accessible by the Company.

              The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

              A fair value measurement of a non-financial asset takes into account a market participant's ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

              All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

  •
  Level 1—Quoted (unadjusted) market prices in active markets for identical assets or liabilities.

  •
  Level 2—Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.

  •
  Level 3—Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

              For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, the Company determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

              At each reporting date, the Company analyzes the movements in the values of assets and liabilities which are required to be remeasured or re-assessed as per the Company's accounting policies. For this analysis, the Company verifies the major inputs applied in the latest valuation by agreeing the information in the valuation computation to contracts and other relevant documents.

              The Company also compares the change in the fair value of each asset and liability with relevant external sources to determine whether the change is reasonable.

              For the purpose of fair value disclosures, the Company has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy, as explained above.

c) Financial instruments—initial recognition and measurement

              A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

i) Financial assets

Initial recognition and measurement

              The classification of financial assets at initial recognition depends on the financial asset's contractual cash flow characteristics and the Company's business model for managing them. With the exception of trade receivables that do not contain a significant financing component or for which the Company has applied the practical expedient, the Company initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs.

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

Trade receivables that do not contain a significant financing component or for which the Company has applied the practical expedient are measured at the transaction price determined under IFRS 15.

              In order for a financial asset to be classified and measured at amortized cost or fair value through OCI, it needs to give rise to cash flows that are 'solely payments of principal and interest (SPPI)' on the principal amount outstanding. This assessment is referred to as the SPPI test and is performed at an instrument level.

              The Company's business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both.

              Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the market place (regular way trades) are recognized on the trade date, i.e., the date that the Company commits to purchase or sell the asset.

Subsequent measurement

              For purposes of subsequent measurement, financial assets are classified as: amortized cost or fair value through profit or loss. As of April 25, 2018 and December 31, 2018, the Company had only financial assets at amortized cost.

Financial assets at amortized cost

              The Company measures financial assets at amortized cost if both of the following conditions are met:

  •
  The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows, and

  •
  The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

              Financial assets at amortized cost are subsequently measured using the effective interest (EIR) method and are subject to impairment. Gains and losses are recognized in statement of income when the asset is derecognized, modified or impaired.

Derecognition

              A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e., removed from the Company's statements of financial position) when:

  •
  The rights to receive cash flows from the asset have expired; or

  •
  The Company has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a 'pass-through' arrangement-and either (a) the Company has transferred substantially

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

    all the risks and rewards of the asset, or (b) the Company has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

              When the Company has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Company continues to recognize the transferred asset to the extent of its continuing involvement. In that case, the Company also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Company has retained.

              Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Company could be required to repay.

Impairment of financial assets

              Further disclosures relating to impairment of financial assets are also provided in the following notes:

  •
  Significant accounting estimates and assumptions—Note 3

  •
  Trade receivables—Note 5

              The Company recognizes an allowance for expected credit losses (ECLs) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and the cash flows that the Company expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

              For trade receivables, the Company applies a simplified approach in calculating ECLs. As a result, the Company does not track changes in credit risk, but rather recognizes an allowance for doubtful accounts based on lifetime ECLs at each reporting date. The Company has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.

              The Company considers a financial asset to be in default when contractual payments are 180 days past due. In certain cases, however, the Company may also consider a financial asset to be in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Company. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows.

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

ii) Financial liabilities

Initial recognition and measurement

              Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, or as payables, as appropriate.

              All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

              As of April 25, 2018 and December 31, 2017, the Company had only financial liabilities classified as loans and borrowings.

Subsequent measurement

              The measurement of financial liabilities depends on their classification, as described below:

Loans and borrowings

              After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the EIR method. Gains and losses are recognized in the statement of income when the liabilities are derecognized as well as through the EIR amortization process.

              Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance expenses in the statement of income.

Derecognition

              A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the statement of income.

iii) Offsetting of financial instruments

              Financial assets and financial liabilities are offset and the net amount is reported in the statement of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, to realize the assets and settle the liabilities simultaneously.

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

d) Cash and cash equivalents

              Cash and cash equivalents in the statement of financial position comprise cash at banks and on hand, and short-term financial investments with an original maturity of three months or less, which are subject to an insignificant risk of changes in value.

              For the purposes of the statement of cash flows, cash and cash equivalents consist of cash and short-term financial investments, as they are considered an integral part of the Company's cash management.

e) Inventories

              Inventories are measured at the lower of cost and net realizable value. The cost of inventories is based on the average cost method and includes costs incurred on the purchase of inventories and other costs incurred in bringing them to their current location and condition. Costs of purchased inventory are determined after deducting any discounts and recoverable taxes.

f) Property and equipment

              Property and equipment are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any.

              Subsequent expenditure is capitalized only if it is probable that the future economic benefits associated with the expenditure will flow to the Company.

              Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, as follows:

Machinery and equipment	10 years
Furniture and fixtures	10 years
IT equipment	5 years
Leasehold improvements	5 years
Library books	10 years

              An item of property and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefit is expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of income when the asset is derecognized.

              The residual values, useful lives and methods of depreciation of property and equipment are reviewed at each financial year end and adjusted prospectively, if appropriate.

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

g) Leases

              The determination of whether an arrangement is (or contains) a lease is based on the substance of the arrangement at the inception of the lease. The arrangement is, or contains, a lease if fulfilment of the arrangement is dependent on the use of a specific asset (or assets) and the arrangement conveys a right to use the asset (or assets), even if that asset is (or those assets are) not explicitly specified in an arrangement.

Company as a lessee

              A lease is classified at the inception date as a finance lease or an operating lease. A lease that transfers substantially all the risks and rewards incidental to ownership to the Company is classified as a finance lease.

              An operating lease is a lease other than a finance lease. The Company does not have leases classified as finance lease. Operating lease payments are recognized as an operating expense in the statement of income on a straight-line basis over the lease term.

h) Intangible assets

              Intangible assets acquired separately are measured on initial recognition at cost less any accumulated amortization and accumulated impairment losses. Internally generated intangibles are not capitalized and the related expenditure is reflected in the statement of income in the period in which the expenditure is incurred.

              Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired.

              The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognized in the statement of income in the expense category that is consistent with the function of the intangible assets.

              Any loss arising from derecognition of an intangible asset is measured as the difference between the net disposal proceeds and the carrying amount of the asset and is recognized in the statement of income when the asset is derecognized.

i) Impairment of non-financial asset

              The Company assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Company estimates the asset's recoverable amount. An asset's recoverable amount is the higher of an asset's or CGU's fair value less costs of disposal and its value in use. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

independent of those from other assets or groups of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

              In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples or other available fair value indicators.

              The Company bases its impairment calculation on detailed budgets and forecast calculations, which are prepared for the Company's single CGU to which the individual assets are allocated. These budgets and forecast calculations generally cover a period of five years. A long-term growth rate is calculated and applied to project future cash flows after the fifth year.

              Impairment losses of continuing operations are recognized in the statement of income in expense categories consistent with the function of the impaired asset.

              An assessment is made at each reporting date to determine whether there is an indication that previously recognized impairment losses no longer exist or have decreased. If such indication exists, the Company estimates the asset's or CGU recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset's recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the statement of income.

j) Provisions

              Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. The expense relating to a provision is presented in the statement of income, net of any reimbursement, when applicable.

              The Company is a part to legal and labor proceedings. Provisions are recorded when it is probable that an outflow of resources will be made to settle the obligation and a reasonable estimate can be made. The assessment of probability of loss includes (i) the analysis of the available procedural evidence; (ii) the hierarchy of laws, jurisprudence and / or more recent court decisions and their relevance in the legal order; and (iii) mainly the assessment made by external lawyers. Provisions are reviewed and adjusted to take into account updates or changes of circumstances or progress of the legal proceedings involving the Company, as well as effects of applicable limitation periods, and also based on new topics discussed, new court decisions or changes in jurisprudential positions.

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

k) Cash dividend

              The Company recognizes a liability to pay a dividend when the distribution is authorized and the distribution is no longer at the discretion of the Company. The distribution is authorized when it is required to pay a minimum dividend of the profit for the year in accordance with the Brazilian Corporate Law and the Company's By-laws or approved by the shareholders. A corresponding amount is recognized directly in equity.

l) Labor and social obligations

              Labor and social obligations are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

m) Revenue recognition from contracts with customers

              The Company's revenues primarily consist of tuition fees charged for medical courses and other clinical programs. The Company also generates revenues from tuition fees for other undergraduate courses, student fees and certain education-related activities.

              Revenue is recognized when services are rendered to the customer at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services. Revenues is recognized net of scholarships and other discounts, cancellations and taxes on revenue.

              The Company has concluded that it is the principal in its revenue arrangements.

              The Company assess collectibility on a portfolio basis prior to recording revenue. Generally, students cannot re-enroll for the next academic session without satisfactory resolution of any past-due amounts. If a student withdraws, the Company's obligation to issue a refund depends on the refund policy at that institution and the timing of the student's withdrawal. Generally, the refund obligations are reduced over the course of the academic term. The Company records refunds as a reduction of advances from customers as applicable.

Trade receivables

              Trade receivables represent the Company's right to an amount of consideration that is unconditional (i.e., only the passage of time is required before payment of the consideration is due).

Advances from customers

              Advances from customers are the obligation to transfer services to a customer for which the Company has received consideration (or an amount of consideration is due) from the customer. If a customer pays the consideration before the Company transfers services to the customer, an advance from customers recognized when the payment is received. Advances from customers are recognized as revenue when the Company performs under the contract.

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

n) Taxes

              The Company joined the PROUNI (Programa Universidade para Todos—University for All Program) program, which is a federal government program that grants scolarships to low-income post-secondary education students and exempts post-secondary institutions of some federal taxes in exchange for providing a certain number of student enrollment for low income students, benefits from exemption of the following federal taxes:

  •
  Income taxes and social contribution

  •
  PIS and COFINS

              The regulation of PROUNI defines that the revenue from traditional and technological graduation activities is exempt from PIS and COFINS. For income from other teaching activities, PIS and COFINS are charged at rates of 0.65% and 3.00%, respectively, and for non-teaching activities, PIS is charged at a rate of 1.65% and to COFINS at 7.6%.

Current income taxes

              Current income taxes were calculated based on the criteria established by the Normative Instruction of the (Brazilian Internal Revenue Service), specifically regarding the PROUNI program, which allows exemption of these taxes from traditional and technological graduation activities.

              Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date.

              Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

2.3 Changes in accounting policies and disclosures

New standards, interpretations and amendments adopted by the Company

              The Company applied IFRS 15 Revenue from Contracts with Customers and IFRS 9 Financial Instruments for the first time in 2018, without restating comparative information.

              Other amendments and interpretations were applied for the first time in 2018, but did not have an impact on the Company's financial statements. The Company has not elected to early adopt any other standard, interpretation or amendment that has been issued but are not yet effective as of April 25, 2018.

IFRS 9 Financial Instruments

              IFRS 9 Financial Instruments replaces IAS 39 Financial Instruments: Recognition and Measurement for annual periods beginning on or after January 1, 2018, bringing together all three

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

aspects of the accounting for financial instruments project: classification and measurement, impairment and hedge accounting.

              The Company has applied IFRS 9 prospectively, with the initial application date of January 1, 2018.

(a) Classification and measurement

              Under IFRS 9, debt financial instruments are subsequently measured at fair value through profit or loss (FVPL), amortized cost or fair value through other comprehensive income (FVOCI). The classification is based on two criteria: the Company's business model for managing the assets; and whether the instruments' contractual cash flows represent 'solely payments of principal and interest' on the principal amount outstanding.

              The classification and measurement requirements of IFRS 9 did not have a significant impact on the Company. The following are the changes in the classification of the Company's financial assets are:

  •
  Trade receivables and other receivables previously classified as Loans and receivables are hled to collect contractual cash flows and give rise to cash flows representing solely payments of principal and interest. These are now classified and measured as Debt instruments at amortized cost.

              The assessment of the Company's business models was made as of the date of initial application, January 1, 2018. The assessment of whether contractual cash flows on debt instruments are solely comprised of principal and interest was made based on the facts and circumstances as at the initial recognition of the assets.

              The Company has not designated any financial liabilities as at fair value through profit or loss. There are no changes in classification and measurement of Company's financial liabilities.

(b) Impairment of financial assets

              The adoption of IFRS 9 has changed the Company's accounting for impairment losses for financial assets by replacing IAS 39's incurred loss approach with a forward-looking expected credit loss (ECL) approach. IFRS 9 requires the Company to record an allowance for ECLs for all loans and other debt financial assets not held at FVPL.

              ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Company expects to receive. The shortfall is then discounted at an approximation to the asset's original effective interest rate.

              For trade receivables, the Company has applied the standard's simplified approach and has calculated ECLs based on lifetime expected credit losses. The Company has established a provision matrix that is based on the Company's historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              The Company considers a financial asset in default when contractual payment are 180 days past due. However, in certain cases, the Company may also consider a financial asset to be in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Company.

              The adoption of the ECL requirements of IFRS 9 did not result in relevant changes in impairment allowances of the Company`s trade receivables.

IFRS 15 Revenue from Contracts with Customers

              IFRS 15 supersedes IAS 11 Construction Contracts, IAS 18 Revenue and related interpretations and it applies to all revenue arising from contracts with customers, unless those contracts are in the scope of other standards. The new standard establishes a five-step model to account for revenue arising from contracts with customers. Under IFRS 15, revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer.

              The standard requires entities to exercise judgement, taking into consideration all of the relevant facts and circumstances when applying each step of the model to contracts with their customers. The standard also specifies the accounting for the incremental costs of obtaining a contract and the costs directly related to fulfilling a contract.

              Except to the changes in presentation and disclosure presented below, the effects of adoption of IFRS 15 did not result in changes to the amounts recognized in financial statements.

Presentation and disclosure requirements

              As required for the financial statements, the Company disaggregated revenue recognized from contracts with customers into categories that depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.See Note 10 for the disclosure on disaggregated revenue.

New standards and interpretations not yet adopted

              The standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Company's financial statements are disclosed below. The Company intends to adopt these standards, if applicable, when they become effective.

IFRS 16—Leases

              IFRS 16 was issued in January 2016 and it replaces IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases-Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for all leases under a single on-balance sheet model similar to the accounting for finance leases under IAS 17. The standard includes two recognition exemptions for lessees—leases of 'low-value' assets (i.e., personal

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

computers) and short-term leases (i.e., leases with a lease term of 12 months or less). At the commencement date of a lease, a lessee will recognize a liability to make lease payments (i.e., the lease liability) and an asset representing the right to use the underlying asset during the lease term (i.e., the right-of-use asset). Lessees will be required to separately recognize the interest expense on the lease liability and the depreciation expense on the right-of-use asset.

              Lessees will also be required to remeasure the lease liability upon the occurrence of certain events (e.g., a change in the lease term, a change in future lease payments resulting from a change in an index or rate used to determine those payments). The lessee will generally recognize the amount of the remeasurement of the lease liability as an adjustment to the right-of-use asset.

              IFRS 16, which is effective for annual periods beginning on or after January 1, 2019, requires lessees and lessors to make more extensive disclosures than under IAS 17.

              The Company has reviewed all lease agreements in scope of IFRS 16 and assessed whether these agreements meet the criteria under the new standard. The standard will mainly affect the accounting of the Company's operating leases.

              For lease agreements meeting the IFRS 16 recognition criteria, the Company expects to recognize rights-of-use assets of approximately R$ 4,893 and lease liabilities of R$ 4,893, as of January 1, 2019 using the modified retrospective transition method with cumulative effect on January 1, 2019.

3 Significant accounting estimates and assumptions

              The preparation of the Company's financial statements requires Management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods. Accounting estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to estimates are recognized prospectively. Other disclosures relating to the Company's exposure to risks and uncertainties includes:

  •
  Capital management—Note 15

  •
  Financial instruments risk management and policies—Note 15

Estimates and assumptions

              The key assumptions about the future and other key sources of estimated uncertainty as of the reporting date that include a significant risk of a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. The Company based its assumptions and estimates on parameters available when the financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

3 Significant accounting estimates and assumptions (Continued)

changes or circumstances that arise and that are beyond the Company's control. Such changes are reflected in the assumptions where they occur.

Credit losses on trade receivables

              The Company recognizes an allowance for expected credit losses (ECLs) for trade receivables applying a simplified approach in calculating ECLs. As a result, the Company does not track changes in credit risk, but rather recognizes an allowance for doubtful accounts based on lifetime ECLs at each reporting date. The Company has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment. The Company considers a trade receivable to be in default when contractual payments are 180 days past due. In certain cases, however, the Company may also consider a financial asset to be in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Company. A trade receivable is written off when there is no reasonable expectation of recovering the contractual cash flows. The information about the allowance on doubtful accounts on trade receivables is disclosed in Note 5.

4 Cash and cash equivalents

	April 25, 2018	December 31, 2017
Cash and bank deposits	474	195
Cash equivalents(a)	4,940	197

	5,414	392

(a)
Cash equivalents correspond to financial investments in Bank Certificates of Deposit ("CDB") of highly rated financial institutions. As of April 25, 2018, the average interest on these CDB are equivalent to 98% of the Interbank Certificates of Deposit ("CDI") (100% as of December 31, 2017). These funds are available for immediate use and have insignificant risk of changes in value.

5 Trade receivables

	April 25, 2018	December 31, 2017
Tuition fees	4,831	4,067
(–) Allowance for doubtful accounts	(1,324)	(998)

	3,507	3,069

Current	3,391	3,069
Non-current	116	—

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

5 Trade receivables (Continued)

              As of April 25, 2018 and December 31, 2017, the aging of trade receivables was as follows:

	April 25, 2018	December 31, 2017
Neither past due nor impaired	751	763
Past due
1 to 30 days	1,381	928
31 to 90 days	1,257	808
91 to 180 days	272	630
More than 180 days	1,170	938

	4,831	4,067

              The movement in the allowance for doubtful accounts for the period from January 1, 2018 to April 25, 2018 and the year ended December 31, 2017, was as follows:

Balance at January 1, 2017	—
Additions	(998)

Balance at December 31, 2017	(998)

Additions	(326)

Balance at April 25, 2018	(1,324)

6 Other receivables

	April 25, 2018	December 31, 2017
Non-current assets
Centro de Educação Continuada Profissional Tiradentes—CENEP(a)	2,866	2,620

(a)
The Company has an agreement with CENEP that ends in June 2019 to manage and provide some technical courses at their location. All costs incurred by the Company in accordance with the agreement will be reimbursed at the end of the agreement.

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

7 Property and equipment

              Reconciliation of carrying amount:

	Machinery and equipment	Furniture and fixtures	IT equipment	Leasehold improvements	Library books	Construction in progress	Total
Balances as of January 1, 2017	1,418	754	909	2,206	1,264	—	6,551
Additions	301	157	172	131	268	559	1,588
Disposals	—	—	—	—	—	—	—

Balances as of December 31, 2017	1,719	911	1,081	2,337	1,532	559	8,139

Additions	527	171	97	917	6	171	1,889
Disposals	—	—	—	—	—	(559)	(559)
Transfer	—	—	—	122	—	(122)	—

Balances as of April 25, 2018	2,246	1,082	1,178	3,376	1,538	49	9,469

Depreciation
Balances as of January 1, 2017	(391)	(352)	(386)	(1,527)	(466)	—	(3,122)
Depreciation	(144)	(66)	(147)	(150)	(118)	—	(625)

Balances as of December 31, 2017	(535)	(418)	(533)	(1,677)	(584)	—	(3,747)

Depreciation	(56)	(25)	(55)	(52)	(44)	—	(232)

Balances as of April 25, 2018	(591)	(443)	(588)	(1,729)	(628)	—	(3,979)

Net book value
Balances as of April 25, 2018	1,655	639	590	1,647	910	49	5,490

Balances as of December 31, 2017	1,184	493	548	660	948	559	4,392

              The Company assesses, at each reporting date, whether there is an indication that a property and equipment asset may be impaired. If any indication exists, the Company estimates the asset's recoverable amount. There were no indications of impairment of property and equipment as of April 25, 2018 and December 31, 2017 and for the period from January 1, 2018 to April 25, 2018 and the year ended December 31, 2017.

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

8 Related parties

              The table below summarizes the balances and transactions with related parties:

	April 25, 2018	December 31, 2017
Liabilities
NRE Participações S.A.(a)	2,979	2,097
ITPAC Araguaína(b)	151	151
ITPAC Porto(b)	1,194	300

	4,324	2,548

Current	2,979	2,097
Non-current	1,345	451

(a)
The amount payable to NRE refers to the reimbusrment of corporate expenses and shared service center

(b)
Loans from related parties without monetary indexation.

	April 25, 2018	December 31, 2017
Expenses
Share services and corporate expenses(a)	882	2,097

(a)
Refers to share services and corporate expenses provided by NRE.

              The Company sold property and equipment with book value of R$ 559 to NRE in 2018. No gains or losses were recorded in the transaction.

9 Equity

a. Share capital

              As of April 25, 2018, the Company's share capital was R$ 100 (R$ 100 as of December 31, 2017) represented by 100,000 common shares (100,000 quotas as of December 31, 2017) with par value of R$ 1.00.

              On February 8, 2018, the Company became a corporation and all the quotas were converted into shares with a 1:1 ratio.

              On February 15, 2017, the quotaholders' approved a capital increase with the issuance of 1,491,000 quotas, using R$ 1,491 of the retained earnings balance.

b. Dividends

              In accordance with the Company's By-laws, the Company is required to pay a minimum dividend amounting to 25% of the net income of the year, adjusted in accordance with the Brazilian Corporate Law. Any amount in excess to 25% must be maintained in equity and after approval by the shareholders, the dividends can be considered formally declared.

              The Company distributed dividends in the amount of R$ 3,000 for the year ended December 31, 2017.

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

10 Revenue

              The Company's net revenue is as follows:

	April 25, 2018	December 31, 2017
Tuition fees and other education services	15,881	35,842

Deductions
Cancellation	(155)	(291)
Discounts granted	(692)	(2,322)
Taxes	(333)	(736)
PROUNI	(1,457)	(2,424)

Net revenue from contract with customers	13,244	30,069

Timing of revenue recognition
Transferred over time	13,118	29,748
Transferred at a point in time	126	321

              The Company`s revenues from contracts with customers are all provided in Brazil.

              The Company is not subject to the payment of the social integration program tax (Programa de Integração Social, or PIS) and the social contribution on revenues tax (Contribuição para o Financiamento da Seguridade Social, or COFINS) on the revenue from undergraduation degrees under the PROUNI program.

11 Expenses and cost by nature

	April 25, 2018	December 31, 2017
Cost of services	4,933	16,368
General and administrative expenses	2,662	7,012

	7,595	23,380

Payroll	5,075	16,104
Share services and corporate expenses	882	2,097
Hospital and medical agreements	176	1,157
Rent	370	844
Allowance for doubtful accounts	326	998
Depreciation and amortization	259	674
Consulting fees	51	86
Utilities	58	178
Other	398	1,242

	7,595	23,380

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

12 Finance result

	April 25, 2018	December 31, 2017
Interest received	102	202
Income from financial investments	66	50
Discounts obtained	54	—
Other	2	4

Finance income	224	256

Interest expenses	(42)	(195)
Bank fees	(52)	(173)
Other	(23)	(29)

Finance expenses	(117)	(397)

Finance result	107	(141)

13 Income taxes

	April 25, 2018	December 31, 2017
Income before income taxes	5,756	6,548
Current tax %	34%	34%

Income taxes at statutory rates	(1,957)	(2,226)
Reconciliation adjustments:
PROUNI(a)	1,854	2,192
Other	(8)	(34)

Income taxes expense—current	(111)	(68)

Current tax %	1.92%	1.04%

(a)
The Company participates in the PROUNI program, and has exemption for the period of validity of the adhesion term, in relation to income taxes for revenues from undergraduation degrees.

14 Financial instruments

              The Company holds the following financial assets and liabilities:

Financial assets at amortization cost	April 25, 2018	December 31, 2017
Cash and cash equivalents	5,414	392
Trade receivables	3,507	3,069
Other receivables	2,866	2,620

	11,787	6,081

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

14 Financial instruments (Continued)

Financial liabilities at amortized cost	April 25, 2018	December 31, 2017
Trade payables	77	316
Advances from customers	379	687
Related parties	4,324	2,548

	4,780	3,551

              The Company's exposure to certain risks associated with the financial instruments is discussed in Note 15.

              The maximum exposure to credit risk at the end of the reporting period is the carrying amount of each class of financial assets mentioned above.

              The Company assessed that the fair value of cash and cash equivalents, trade receivables, other receivables, trade payables, advances from customers and payables to related parties approximate their carrying amounts largely due to the short-term maturities of these instruments.

15 Risk

(a) Financial risk management

              The Company monitors market, credit and operational risks in line with the objectives in capital management and counts with the support, monitoring and oversight of the decisions related to capital management and its alignment with the objectives and risks. The Company's Management monitors the effectiveness of the Company's risk management.

Capital management

              The Company's objectives when managing capital are to:

  •
  maximize shareholder value;

  •
  safeguard its ability to continue as a going concern, so that it can continue to provide returns for shareholders and benefits for other stakeholders; and

  •
  maintain an optimal capital structure to reduce the cost of capital.

              In order to maintain or alter the capital structure, the Company may adjust the amount of dividends paid to shareholders, return capital to shareholders or issue new shares.

              No changes were made in the objectives, policies or processes for managing capital during the period from January 1, 2018 to April 25, 2018 and the year ended December 31, 2017.

(i) Liquidity risk

              Management of the Company has responsibility for mitigating liquidity risk. In order to achieve their goals, Management regularly reviews the risk and maintains appropriate reserves. Management

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

15 Risk (Continued)

also continuously monitors projected and actual cash flows and the combination of the maturity profiles of the financial assets and liabilities.

              The main requirements for financial resources used by the Company arise from the need to make payments for suppliers, operating expenses, labor and social obligations and other operating disbursements.

              The table below summarizes the maturity profile of the Company's financial liabilities based on contractual undiscounted amounts:

As of April 25, 2018	Less than 1 year	1 to 2 years	2 to 5 years	More than 5 years	Total
Trade payables	77	—	—	—	77
Advances from customers	379	—	—	—	379
Related parties	2,979	1,345	—	—	4,324

	3,435	1,345	—	—	4,780

As of December 31, 2017	Less than 1 year	1 to 2 years	2 to 5 years	More than 5 years	Total
Trade payables	316	—	—	—	316
Advances from customers	687	—	—	—	687
Related parties	2,097	451	—	—	2,548

	3,100	451	—	—	3,551

(ii) Credit risk

              This risk arises from the possibility that the Company may incur losses due to the default of its counterparties.

              Counterparty credit limits, which take published credit ratings and other factors into account, are set to cover the Company's total aggregate exposure to a single financial institution. Exposures and limits applicable to each financial institution are approved by treasury within guidelines approved by the board and are reviewed on a regular basis.

              Changes in liabilities arising from financing activities

Year ended December 31, 2018	January 1, 2017	Cash flows	Other	December 31, 2017
Related parties	2,548	894	882	4,324

Total	2,548	894	882	4,324

IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

15 Risk (Continued)

Year ended December 31, 2017	January 1, 2017	Cash flows	Other	December 31, 2017
Dividends	—	(3,000)	—	—
Related parties	1,981	(1,530)	2,097	2,548

Total	1,981	(4,530)	2,097	2,548

16 Commitments and contingencies

(i) Operating lease commitments—Company as a lessee

              The Company has an agreement that contains contingent rents, with lease payments that are based on 2,5% of future gross revenues of the campus and does not contain minimum lease payments. The agreement began in 2004 with termination date in 2023.

(ii) Legal proceedings and contingencies

              According to the assessment of the Company's Management, which takes into account the opinion of its legal advisors, the amount classified as probable losses was recognized as provision for legal proceedings in the amount of R$ 278 as of April 25, 2018 and December 31, 2017.

	April 25, 2018	December 31, 2017
Labor proceedings	278	278

	278	278

              As of April 25, 2018, there were no proceedings classified as possible losses (R$ 46 as of December 31, 2017).

***

Instituto de Educação Superior do Vale do Parnaíba S.A.

Financial statements as of April 25, 2018 and December 31, 2017

Report of Independent Auditors

To the Shareholders and Management of
 Instituto de Educação Superior do Vale do Parnaíba S.A.

              We have audited the accompanying financial statements of Instituto de Educação Superior do Vale do Parnaíba S.A., which comprise the statements of financial position as of April 25, 2018 and December 31, 2017, and the related statements of income and comprehensive income, changes in equity and cash flows for the period from January 1, 2018 to April 25, 2018 and the year ended December 31, 2017, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

              Management is responsible for the preparation and fair presentation of these financial statements in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board—IASB; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

              Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

              An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion.

              An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

              We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified audit opinion.

Basis for Qualified Opinion

              As discussed in Note 2.1 to the financial statements, Instituto de Educação Superior do Vale do Parnaíba S.A. has not presented the statements of income and comprehensive income, changes in equity and cash flows for the comparable period of the preceding financial year, which are required by International Financial Reporting Standards as issued by the International Accounting Standards Board—IASB, because such comparatives are not required by Rule 3-05 of the United States Securities and Exchange Commission Regulation S-X.

Qualified Opinion

              In our opinion, except for the omission of comparative information as referred in the Basis for Qualified Opinion paragraph, the financial statements referred to above present fairly, in all material respects, the financial position of Instituto de Educação Superior do Vale do Parnaíba S.A. as of

April 25, 2018 and December 31, 2017, and the results of its operations and its cash flows for the period from January 1, 2018 to April 25, 2018 and the year ended December 31, 2017 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board—IASB.

/s/ ERNST & YOUNG
Auditores Independentes S.S.

Belo Horizonte, Brazil
April 8, 2019

Instituto de Educação Superior do Vale do Parnaíba S.A.

Statements of financial position

As of April 25, 2018 and December 31, 2017

(In thousands of Brazilian reais)

	Notes	April 25, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	4	5,075	594
Trade receivables	5	1,197	1,179
Recoverable taxes		112	49
Other assets		414	242

Total current assets		6,798	2,064

Non-current assets
Related parties	6	100	100
Property and equipment	7	1,739	3,697
Intangible assets		26	29

Total non-current assets		1,865	3,826

Total assets		8,663	5,890

Liabilities
Current liabilities
Trade payables		126	54
Advances from customers		1,225	649
Labor and social obligations		917	472
Taxes payable		172	123
Related parties	6	796	544

Total current liabilities		3,236	1,842

Total liabilities		3,236	1,842

Equity
Share capital	8(a)	100	100
Retained earnings		5,327	3,948

Total equity		5,427	4,048

Total liabilities and equity		8,663	5,890

The accompanying notes are an integral part of the financial statements.

Instituto de Educação Superior do Vale do Parnaíba S.A.

Statements of income and comprehensive income

For the period from January 1, 2018 to April 25, 2018 and year ended December 31, 2017

(In thousands of Brazilian reais)

	Notes	April 25, 2018	December 31, 2017
Net revenue	9	9,519	21,032
Cost of services	10	(1,726)	(2,794)

Gross profit		7,793	18,238
General and administrative expenses	10	(1,446)	(5,271)
Other expenses, net	10	(144)	(357)

		(1,590)	(5,628)
Operating income		6,203	12,610

Finance income	11	111	296
Finance expenses	11	(13)	(44)

Finance result		98	252

Income before income taxes		6,301	12,862

Income taxes expense	12	(56)	—

Net income		6,245	12,862

Other comprehensive income		—	—

Total comprehensive income		6,245	12,862

The accompanying notes are an integral part of the financial statements.

Instituto de Educação Superior do Vale do Parnaíba S.A.

Statements of changes in equity

For the period from January 1, 2018 to April 25, 2018 and year ended December 31, 2017

(In thousands of Brazilian reais)

	Share capital	Retained earnings	Total equity
Balances at January 1, 2017	100	2,775	2,875
Net income for the year	—	12,862	12,862

Total comprehensive income	—	12,862	12,862

Dividends	—	(11,689)	(11,689)

Balances at December 31, 2017	100	3,948	4,048

Net income for the period	—	6,245	6,245

Total comprehensive income	—	6,245	6,245

Capital Increase	2,271	(2,271)	—
Spin-off	(2,271)	—	(2,271)
Dividends	—	(2,595)	(2,595)

Balance at April 25, 2018	100	5,327	5,427

The accompanying notes are an integral part of the financial statements.

Instituto de Educação Superior do Vale do Parnaíba S.A.

Statements of cash flows

For the period from January 1, 2018 to April 25, 2018 and year ended December 31, 2017

(In thousands of Brazilian reais)

	April 25, 2018	December 31, 2017
Operating activities
Income before income taxes	6,301	12,862
Adjustments to reconcile income before income taxes
Depreciation and amortization	73	214
Allowance for doubtful accounts	158	—
Changes in assets and liabilities
Trade receivables	(176)	(720)
Recoverable taxes	(63)	5
Other assets	(172)	(90)
Trade payables	72	(305)
Labor and social obligations	445	63
Taxes payable	49	(416)
Advances from customers	576	639
Related parties	252	544

	983	(280)
Income taxes paid	(56)	—
Net cash flows from operating activities	7,459	12,796

Investing activities
Acquisition of property and equipment	(383)	(1,690)

Net cash flows used in investing activities	(383)	(1,690)
Financing activities
Dividends paid	(2,595)	(11,689)

Net cash flows used in financing activities	(2,595)	(11,689)

Increase (decrease) in cash and cash equivalents	4,481	(583)

Cash and cash equivalents at the beginning of the period/year	594	1,177
Cash and cash equivalents at the end of the period/year	5,075	594
Non-cash transactions—spin-off of property and equipment	2,271	—

The accompanying notes are an integral part of the financial statements.

Instituto de Educação Superior do Vale do Parnaíba S.A.

Notes to the financial statements

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

1 Corporate information

              Instituto de Ensino Superior do Vale do Parnaíba S.A. ("IESVAP" or the "Company") is headquartered in Brazil. The registered office is located at Rua Evandro Lins e Silva, 4435, Parnaíba, State of Piauí.

              IESVAP is a post-secondary education institution and offers on-campus post-secondary undergraduate education courses in medicine, dentistry and law.

              On March 20, 2018, the shareholders approved the transformation of the Company from a private limited liability company into a corporation with unlimited liability.

              On April 26, 2018, the Esteves Family, which is the controlling shareholder of IESVAP increased the capital of NRE Participações S.A. ("NRE"), transfering their ownership of IESVAP to NRE.

1.1 Purpose of the financial statements

              These financial statements were prepared for its inclusion in the Registration Statement of Afya Limited with the Securities and Exchange Commission ("SEC") of the United States of America, in compliance with Rule 3-05 of Regulation S-X under the Securities Act ("Rule 3-05").

2 Significant accounting policies

2.1 Basis for preparation of the financial statements

              The Company's financial statements as of April 25, 2018 and for the period from January 1, 2018 to April 25, 2018 and as of and for the year ended December 31, 2017 have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

              Considering the purpose of these financial statements, the Company has presented the statements of income and comprehensive income, changes in equity and cash flows are prepared for the period from January 1, 2018 to April 25, 2018 (the date prior to the acquisition by NRE), with comparative information for the full year ended December 31, 2017. International Accounting Standard ("IAS") No. 1, requires the presentation of comparative information in respect of the preceding period for all the amounts reported in the current period's financial statements with the purpose to provide information that is useful in analyzing an entity's financial statements. Considering the purpose of preparation of these financial statements, the presentation referred to above did not include the comparative information for the period from January 1, 2017 to April 25, 2017.

              The financial statements have been prepared on a historical cost basis.

              The financial statements are presented in Brazilian reais ("BRL" or "R$"), which is the Company's functional and presentation currency. All amounts are rounded to the nearest thousand.

              These financial statements were authorized for issue by Management on April 8, 2019.

Instituto de Educação Superior do Vale do Parnaíba S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

2.2 Summary of significant accounting policies

              This note provides a description of the significant accounting policies adopted in the preparation of these financial statements in addition to other policies that have been disclosed in other notes to these financial statements. These policies have been consistently applied to all periods presented.

a) Current versus non-current classification

              The Company presents assets and liabilities in the statements of financial position based on current/non-current classification. An asset is current when it is:

  •
  Expected to be realized or intended to be sold or consumed in the normal operating cycle;

  •
  Held primarily for the purpose of trading;

  •
  Expected to be realized within twelve months after the reporting period; or

  •
  Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period.

              All other assets are classified as non-current.

              A liability is current when:

  •
  It is expected to be settled in the normal operating cycle;

  •
  It is held primarily for the purpose of trading;

  •
  It is due to be settled within twelve months after the reporting period; or

  •
  There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period.

              The Company classifies all other liabilities as non-current.

b) Fair value measurement

              Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either: (i) in the principal market for the asset or liability; or (ii) in the absence of a principal market, in the most advantageous market for the asset or liability.

              The principal or the most advantageous market must be accessible by the Company.

              The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

Instituto de Educação Superior do Vale do Parnaíba S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              A fair value measurement of a non-financial asset takes into account a market participant's ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

              The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

              All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

  •
  Level 1—Quoted (unadjusted) market prices in active markets for identical assets or liabilities.

  •
  Level 2—Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.

  •
  Level 3—Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

              For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, the Company determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

              At each reporting date, the Company analyzes the movements in the values of assets and liabilities which are required to be remeasured or re-assessed as per the Company's accounting policies. For this analysis, the Company verifies the major inputs applied in the latest valuation by agreeing the information in the valuation computation to contracts and other relevant documents.

              The Company also compares the change in the fair value of each asset and liability with relevant external sources to determine whether the change is reasonable.

              For the purpose of fair value disclosures, the Company has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy, as explained above.

c) Financial instruments—initial recognition and measurement

              A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

Instituto de Educação Superior do Vale do Parnaíba S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

i) Financial assets

Initial recognition and measurement

              The classification of financial assets at initial recognition depends on the financial asset's contractual cash flow characteristics and the Company's business model for managing them. With the exception of trade receivables that do not contain a significant financing component or for which the Company has applied the practical expedient, the Company initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs. Trade receivables that do not contain a significant financing component or for which the Company has applied the practical expedient, are measured at the transaction price determined under IFRS 15.

              In order for a financial asset to be classified and measured at amortized cost or fair value through OCI, it needs to give rise to cash flows that are 'solely payments of principal and interest (SPPI)' on the principal amount outstanding. This assessment is referred to as the SPPI test and is performed at an instrument level.

              The Company's business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both.

              Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the market place (regular way trades) are recognized on the trade date, i.e., the date that the Company commits to purchase or sell the asset.

Subsequent measurement

              For purposes of subsequent measurement, financial assets are classified as: amortized cost or fair value through profit or loss. As of April 25, 2018 and December 31, 2018, the Company had only financial assets at amortized cost.

Financial assets at amortized cost

              The Company measures financial assets at amortized cost if both of the following conditions are met:

  •
  The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows, and

  •
  The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

              Financial assets at amortized cost are subsequently measured using the effective interest (EIR) method and are subject to impairment. Gains and losses are recognized in the statement of income when the asset is derecognized, modified or impaired.

Instituto de Educação Superior do Vale do Parnaíba S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

Derecognition

              A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e., removed from the Company's statements of financial position) when:

  •
  The rights to receive cash flows from the asset have expired; or

  •
  The Company has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a 'pass-through' arrangement-and either (a) the Company has transferred substantially all the risks and rewards of the asset, or (b) the Company has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

              When the Company has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Company continues to recognize the transferred asset to the extent of its continuing involvement. In that case, the Company also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Company has retained.

              Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Company could be required to repay.

Impairment of financial assets

              Further disclosures relating to impairment of financial assets are also provided in the following notes:

  •
  Significant accounting estimates and assumptions—Note 3

  •
  Trade receivables—Note 5

              The Company recognizes an allowance for expected credit losses (ECLs) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and the cash flows that the Company expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

              For trade receivables, the Company applies a simplified approach in calculating ECLs. As a result, the Company does not track changes in credit risk, but rather recognizes an allowance for doubtful accounts based on lifetime ECLs at each reporting date. The Company has established a

Instituto de Educação Superior do Vale do Parnaíba S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.

              The Company considers a financial asset to be in default when contractual payments are 180 days past due. In certain cases, however, the Company may also consider a financial asset to be in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Company. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows.

ii) Financial liabilities

Initial recognition and measurement

              Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, or as payables, as appropriate.

              All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

              As of April 25, 2018 and December 31, 2017, the Company had only financial liabilities classified as loans and borrowings.

Subsequent measurement

              The measurement of financial liabilities depends on their classification, as described below:

Loans and borrowings

              After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the EIR method. Gains and losses are recognized in the statement of income when the liabilities are derecognized as well as through the EIR amortization process.

              Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance expenses in the statement of income.

Derecognition

              A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the statement of income.

Instituto de Educação Superior do Vale do Parnaíba S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

iii) Offsetting of financial instruments

              Financial assets and financial liabilities are offset and the net amount is reported in the statement of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, to realize the assets and settle the liabilities simultaneously.

d) Cash and cash equivalents

              Cash and cash equivalents in the statement of financial position comprise cash at banks and on hand, and short-term financial investments with an original maturity of three months or less, which are subject to an insignificant risk of changes in value.

              For the purposes of the statement of cash flows, cash and cash equivalents consist of cash and short-term financial investments, as they are considered an integral part of the Company's cash management.

e) Property and equipment

              Property and equipment are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any.

              Subsequent expenditure is capitalized only if it is probable that the future economic benefits associated with the expenditure will flow to the Company.

              Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, as follows:

Machinery and equipment	10 years
Vehicles	4 years
Furniture and fixtures	10 years
IT equipment	5 years

              An item of property and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefit is expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of income when the asset is derecognized.

              The residual values, useful lives and methods of depreciation of property and equipment are reviewed at each financial year end and adjusted prospectively, if appropriate.

f) Leases

              The determination of whether an arrangement is (or contains) a lease is based on the substance of the arrangement at the inception of the lease. The arrangement is, or contains, a lease if fulfilment of the arrangement is dependent on the use of a specific asset (or assets) and the

Instituto de Educação Superior do Vale do Parnaíba S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

arrangement conveys a right to use the asset (or assets), even if that asset is (or those assets are) not explicitly specified in an arrangement.

Company as a lessee

              A lease is classified at the inception date as a finance lease or an operating lease. A lease that transfers substantially all the risks and rewards incidental to ownership to the Company is classified as a finance lease.

              An operating lease is a lease other than a finance lease. The Company does not have leases classified as finance lease. Operating lease payments are recognized as an operating expense in the statement of income on a straight-line basis over the lease term.

g) Intangible assets

              Intangible assets acquired separately are measured on initial recognition at cost less any accumulated amortization and accumulated impairment losses. Internally generated intangibles are not capitalized and the related expenditure is reflected in the statement of income in the period in which the expenditure is incurred.

              Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired.

              The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognized in the statement of income in the expense category that is consistent with the function of the intangible assets.

              Any loss arising from derecognition of an intangible asset is measured as the difference between the net disposal proceeds and the carrying amount of the asset and is recognized in the statement of income when the asset is derecognized.

h) Impairment of non-financial asset

              The Company assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Company estimates the asset's recoverable amount. An asset's recoverable amount is the higher of an asset's or CGU's fair value less costs of disposal and its value in use. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

Instituto de Educação Superior do Vale do Parnaíba S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, or other available fair value indicators.

              The Company bases its impairment calculation on detailed budgets and forecast calculations, which are prepared for the Company's single CGU to which the individual assets are allocated. These budgets and forecast calculations generally cover a period of five years. A long-term growth rate is calculated and applied to project future cash flows after the fifth year.

              Impairment losses of continuing operations are recognized in the statement of income in expense categories consistent with the function of the impaired asset.

              An assessment is made at each reporting date to determine whether there is an indication that previously recognized impairment losses no longer exist or have decreased. If such indication exists, the Company estimates the asset's or CGU recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset's recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the statement of income.

i) Provisions

              Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. The expense relating to a provision is presented in the statement of income, net of any reimbursement, when applicable.

              Provisions are recorded when it is probable that an outflow of resources will be made to settle the obligation and a reasonable estimate can be made. The assessment of probability of loss includes (i) the analysis of the available procedural evidence; (ii) the hierarchy of laws, jurisprudence and / or more recent court decisions and their relevance in the legal order; and (iii) mainly the assessment made by external lawyers. Provisions are reviewed and adjusted to take into account updates or changes of circumstances or progress of the legal proceedings involving the Company, as well as effects of applicable limitation periods, and also based on new topics discussed, new court decisions or changes in jurisprudential positions.

j) Cash dividend

              The Company recognizes a liability to pay a dividend when the distribution is authorized and the distribution is no longer at the discretion of the Company. The distribution is authorized when it is

Instituto de Educação Superior do Vale do Parnaíba S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

required to pay a minimum dividend of the profit for the year in accordance with the Brazilian Corporate Law and the Company's By-laws or approved by the shareholders. A corresponding amount is recognized directly in equity.

k) Labor and social obligations

              Labor and social obligations are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

l) Revenue recognition from contracts with customers

              The Company's revenues primarily consist of tuition fees charged for medical courses and other clinical programs. The Company also generates revenues from tuition fees for other undergraduate courses, student fees and certain education-related activities.

              Revenue is recognized when services are rendered to the customer at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services. Revenues is recognized net of scholarships and other discounts, cancellations and taxes on revenue.

              The Company has concluded that it is the principal in its revenue arrangements.

              The Company assess collectibility on a portfolio basis prior to recording revenue. Generally, students cannot re-enroll for the next academic session without satisfactory resolution of any past-due amounts. If a student withdraws, the Company's obligation to issue a refund depends on the refund policy at that institution and the timing of the student's withdrawal. Generally, the refund obligations are reduced over the course of the academic term. The Company records refunds as a reduction of advances from customers as applicable.

Trade receivables

              Trade receivables represent the Company's right to an amount of consideration that is unconditional (i.e., only the passage of time is required before payment of the consideration is due).

Advances from customers

              Advances from customers are the obligation to transfer services to a customer for which the Company has received consideration (or an amount of consideration is due) from the customer. If a customer pays the consideration before the Company transfers services to the customer, an advance from customer is recognized when the payment is received. Advances from customers are recognized as revenue when the Company performs under the contract.

Instituto de Educação Superior do Vale do Parnaíba S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

m) Taxes

              The Company joined the PROUNI (Programa Universidade para Todos—University for All Program) program, which is a federal government program that grants scolarships to low-income post-secondary education students and exempts post-secondary institutions of some federal taxes in exchange for providing a certain number of student enrollment for low income students, benefits from the exemption of the following federal taxes:

  •
  Income taxes and social contribution

  •
  PIS and COFINS

              The regulation of PROUNI defines that the revenue from traditional and technological graduation activities is exempt from PIS and COFINS. For income from other teaching activities, PIS and COFINS are charged at rates of 0.65% and 3.00%, respectively, and for non-teaching activities, PIS is charged at a rate of 1.65% and to COFINS at 7.6%.

Current income taxes

              Current income taxes were calculated based on the criteria established by the Normative Instruction of the Brazilian Internal Revenue Service, specifically regarding the PROUNI program, which allows exemption of these taxes from traditional and technological graduation activities.

              Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date.

              Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

2.3 Changes in accounting policies and disclosures

New standards, interpretations and amendments adopted by the Company

              The Company applied IFRS 15 Revenue from Contracts with Customers and IFRS 9 Financial Instruments for the first time in 2018, without restating comparative information.

              Other amendments and interpretations were applied for the first time in 2018, but did not have an impact on the Company's financial statements. The Company has not elected to early adopt any other standard, interpretation or amendment that has been issued but are not yet effective as of April 25, 2018.

IFRS 9 Financial Instruments

              IFRS 9 Financial Instruments replaces IAS 39 Financial Instruments: Recognition and Measurement for annual periods beginning on or after January 1, 2018, bringing together all three

Instituto de Educação Superior do Vale do Parnaíba S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

aspects of the accounting for financial instruments project: classification and measurement, impairment and hedge accounting.

              The Company has applied IFRS 9 prospectively, with the initial application date of January 1, 2018.

(a) Classification and measurement

              Under IFRS 9, debt financial instruments are subsequently measured at fair value through profit or loss (FVPL), amortized cost or fair value through other comprehensive income (FVOCI).

              The classification is based on two criteria: the Company's business model for managing the assets; and whether the instruments' contractual cash flows represent 'solely payments of principal and interest' on the principal amount outstanding.

              The classification and measurement requirements of IFRS 9 did not have a significant impact on the Company. The following are the changes in the classification of the Company's financial assets are:

  •
  Trade receivables and other receivables previously classified as Loans and receivables are hled to collect contractual cash flows and give rise to cash flows representing solely payments of principal and interest. These are now classified and measured as Debt instruments at amortized cost.

              The assessment of the Company's business models was made as of the date of initial application, January 1, 2018. The assessment of whether contractual cash flows on debt instruments are solely comprised of principal and interest was made based on the facts and circumstances as at the initial recognition of the assets.

              The Company has not designated any financial liabilities as at fair value through profit or loss. There are no changes in classification and measurement of Company's financial liabilities.

(b) Impairment of financial assets

              The adoption of IFRS 9 has changed the Company's accounting for impairment losses for financial assets by replacing IAS 39's incurred loss approach with a forward-looking expected credit loss (ECL) approach. IFRS 9 requires the Company to record an allowance for ECLs for all loans and other debt financial assets not held at FVPL.

              ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Company expects to receive. The shortfall is then discounted at an approximation to the asset's original effective interest rate.

              For trade receivables, the Company has applied the standard's simplified approach and has calculated ECLs based on lifetime expected credit losses. The Company has established a provision matrix that is based on the Company's historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.

Instituto de Educação Superior do Vale do Parnaíba S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              The Company considers a financial asset in default when contractual payment are 180 days past due. However, in certain cases, the Company may also consider a financial asset to be in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Company.

              The adoption of the ECL requirements of IFRS 9 did not result in relevant changes in impairment allowances of the Company's trade receivables.

IFRS 15 Revenue from Contracts with Customers

              IFRS 15 supersedes IAS 11 Construction Contracts, IAS 18 Revenue and related interpretations and it applies to all revenue arising from contracts with customers, unless those contracts are in the scope of other standards. The new standard establishes a five-step model to account for revenue arising from contracts with customers. Under IFRS 15, revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer.

              The standard requires entities to exercise judgement, taking into consideration all of the relevant facts and circumstances when applying each step of the model to contracts with their customers. The standard also specifies the accounting for the incremental costs of obtaining a contract and the costs directly related to fulfilling a contract.

              Except to the changes in presentation and disclosure presented below, the effects of adoption of IFRS 15 did not result in changes to the amounts recognized in financial statements.

Presentation and disclosure requirements

              As required for the financial statements, the Company disaggregated revenue recognized from contracts with customers into categories that depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. See Note 9 for the disclosure on disaggregated revenue.

New standards and interpretations not yet adopted

              The standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Company's financial statements are disclosed below. The Company intends to adopt these standards, if applicable, when they become effective.

IFRS 16—Leases

              IFRS 16 was issued in January 2016 and it replaces IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases—Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for all leases under a single on-balance sheet model similar to the accounting for finance leases under IAS 17. The standard includes two recognition exemptions for lessees—leases of 'low-value' assets (i.e., personal

Instituto de Educação Superior do Vale do Parnaíba S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

computers) and short-term leases (i.e., leases with a lease term of 12 months or less). At the commencement date of a lease, a lessee will recognize a liability to make lease payments (i.e., the lease liability) and an asset representing the right to use the underlying asset during the lease term (i.e., the right-of-use asset). Lessees will be required to separately recognize the interest expense on the lease liability and the depreciation expense on the right-of-use asset.

              Lessees will also be required to remeasure the lease liability upon the occurrence of certain events (e.g., a change in the lease term, a change in future lease payments resulting from a change in an index or rate used to determine those payments). The lessee will generally recognize the amount of the remeasurement of the lease liability as an adjustment to the right-of-use asset.

              IFRS 16, which is effective for annual periods beginning on or after January 1, 2019, requires lessees and lessors to make more extensive disclosures than under IAS 17.

              The Company has reviewed all lease agreements in scope of IFRS 16 and assessed whether these agreements meet the criteria under the new standard. The standard will mainly affect the accounting of the Company's operating leases.

              For lease agreements meeting the IFRS 16 recognition criteria, the Company expects to recognize rights-of-use assets of approximately R$ 18,282 and lease liabilities of R$ 18,282, as of January 1, 2019 using the modified retrospective transition method with cumulative effect on January 1, 2019.

3 Significant accounting estimates and assumptions

              The preparation of the Company's financial statements requires Management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods. Accounting estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to estimates are recognized prospectively. Other disclosures relating to the Company's exposure to risks and uncertainties includes:

  •
  Capital management—Note 14

  •
  Financial instruments risk management and policies—Note 14

Estimates and assumptions

              The key assumptions about the future and other key sources of estimated uncertainty as of the reporting date that include a significant risk of a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. The Company based its assumptions and estimates on parameters available when the financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market

Instituto de Educação Superior do Vale do Parnaíba S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

3 Significant accounting estimates and assumptions (Continued)

changes or circumstances that arise and that are beyond the Company's control. Such changes are reflected in the assumptions where they occur.

Credit losses on trade receivables

              The Company recognizes an allowance for expected credit losses (ECLs) for trade receivables applying a simplified approach in calculating ECLs. As a result, the Company does not track changes in credit risk, but rather recognizes an allowance for doubtful accounts based on lifetime ECLs at each reporting date. The Company has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment. The Company considers a trade receivable to be in default when contractual payments are 180 days past due. In certain cases, however, the Company may also consider a financial asset to be in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Company. A trade receivable is written off when there is no reasonable expectation of recovering the contractual cash flows. The information about the allowance on doubtful accounts on trade receivables is disclosed in Note 5.

4 Cash and cash equivalents

	April 25, 2018	December 31, 2017
Cash and bank deposits	753	37
Cash equivalents(a)	4,322	557

	5,075	594

(a)
Cash equivalents correspond to financial investments in Bank Certificates of Deposit ("CDB") of highly rated financial institutions. As of April 25, 2018, the average interest on these CDB are equivalent to 103% of the Interbank Certificates of Deposit ("CDI") (December 31, 2017: 100%). These funds are available for immediate use and have insignificant risk of changes in value.

5 Trade receivables

	April 25, 2018	December 31, 2017
Tuition fees	1,809	1,633
(–) Allowance for doubtful accounts	(612)	(454)

	1,197	1,179

Instituto de Educação Superior do Vale do Parnaíba S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

5 Trade receivables (Continued)

              As of April 25, 2018 and December 31, 2017, the aging of trade receivables was as follows:

	April 25, 2018	December 31, 2017
Neither past due nor impaired	205	11
Past due
1 to 30 days	430	362
31 to 90 days	659	503
91 to 180 days	89	365
More than 181 days	426	392

	1,809	1,633

              The movement in the allowance for doubtful accounts for the period from January 1, 2018 to April 25, 2018 and the year ended December 31, 2017, was as follows:

Balance at January 1, 2017	(454)
Additions	—

Balance at December 31, 2017	(454)

Additions	(158)

Balance at April 25, 2018	(612)

6 Related parties

              The table below summarizes the balances and transactions with related parties:

	April 25, 2018	December 31, 2017
Non-current assets
Nicolau Carvalho Esteves(a)	70	70
Paulo Sardinha Mourão(a)	30	30

	100	100

Current liabilities
NRE Participações S.A.(b)	796	544

	796	544

Operational expenses
Share services and corporate expenses(b)	252	544

	252	544

(a)
The amounts due to the shareholders relates to other receivables that have no monetary indexation.

(b)
Refers to share services and corporate expenses provided by NRE.

Instituto de Educação Superior do Vale do Parnaíba S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

7 Property and equipment

              Reconciliation of carrying amount:

	Machinery and equipment	Vehicles	Furniture and fixtures	IT equipment	Construction in progress	Total
Balances as of January 1, 2017	508	54	402	337	1,032	2,333
Additions	319	—	134	74	1,163	1,690

Balances as of December 31, 2017	827	54	536	411	2,195	4,023

Additions	21	—	19	32	311	383
Transfers	6	—	—	—	(6)	—
Spin off	—	—	(2)	(7)	(2,262)	(2,271)

Balances as of April 25, 2018	854	54	553	436	238	2,135

Depreciation
Balances as of January 1, 2017	(35)	(7)	(17)	(63)	—	(122)
Depreciation	(72)	(10)	(45)	(77)	—	(204)

Balances as of December 31, 2017	(107)	(17)	(62)	(140)	—	(326)

Depreciation	(24)	(4)	(15)	(27)	—	(70)

Balances as of April 25, 2018	(131)	(21)	(77)	(167)	—	(396)

Net book value
Balances as of April 25, 2018	723	33	476	269	238	1,739

Balances as of December 31, 2017	720	37	474	271	2,195	3,697

              The Company assesses, at each reporting date, whether there is an indication that a property and equipment asset may be impaired. If any indication exists, the Company estimates the asset's recoverable amount. There were no indications of impairment of property and equipment as of April 25, 2018 and for the period from January 1, 2018 to April 25, 2018 and as of and for the year ended December 31, 2017.

Spin-off of property and equipment

              On March 20, 2018, the quotaholders approved the spun-off of property and equipment, mainly related to the buildings under construction (university campus), in the amount of R$2,271, and transfer to IESVAP Patrimonial Ltda., a company controlled by the controller shareholder at that date.

8 Equity

a. Share capital

              As of April 25, 2018, the Company's share capital was R$ 100 (R$ 100 as of December 31, 2017) represented by 100,000 common shares (100,000 quotas as of December 31, 2017) with par value of R$ 1.00.

Instituto de Educação Superior do Vale do Parnaíba S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

8 Equity (Continued)

              On March 20, 2018, the quotaholders approved a capital increase in the amount of R$ 2,271 through the transfer from earnings reserve and 2,271,000 quotas were issued to the quotaholders, with par value of R$ 1.00, in the same proportion of the existing interest.

              On March 20, 2018, the quotaholders approved a spin-off and transfer of property and equipment to IESVAP Patrimonial Ltda., a company controlled by the controlling shareholder at that date.

              On March 20, 2018, the Company became a corporation and all the quotas were converted into shares with a 1:1 ratio.

b. Dividends

              In accordance with the Company's By-laws, the Company is required to pay a minimum dividend amounting to at least 80% of the adjusted net income of the year, adjusted in accordance with the Brazilian Corporate Law. Any amount in excess to 25% must be maintained in equity and after approval by the shareholders, the dividends can be considered formally declared.

              The Company distributed dividends in the amount of R$ 2,595 for the period from January 1, 2018 to April 25, 2018 and R$11,689 for the year ended December 31, 2017.

9 Revenue

              The Company's net revenue is as follows:

	April 25, 2018	December 31, 2017
Tuition fees and other education services	10,340	21,902

Deductions
Discounts granted	(111)	(203)
Taxes	(226)	(438)
PROUNI	(484)	(229)

Net revenue from contract with customers	9,519	21,032

Timing of revenue recognition
Transferred over time	9,385	20,782
Transferred at a point in time	134	250

              The Company`s revenues from contracts with customers are all provided in Brazil.

              The Company is not subject to the payment of the social integration program tax (Programa de Integração Social, or PIS) and the social contribution on revenues tax (Contribuição para o Financiamento da Seguridade Social, or COFINS) on the revenue from undergraduation degrees under the PROUNI program.

Instituto de Educação Superior do Vale do Parnaíba S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

10 Expenses and cost by nature

	April 25, 2018	December 31, 2017
Cost of services	1,726	2,794
General and administrative expenses	1,446	5,271
Other expenses	144	357

	3,316	8,422

	April 25, 2018	December 31, 2017
Payroll	2,084	3,892
Allowance for doubtful accounts	158	—
Maintenance	31	224
Third party services	323	600
Materials	37	454
Travel expenses	66	294
Books, newspaper and magazines	11	163
Utilities	67	166
Sales and marketing	4	53
Tax expenses	16	35
Share service and corporate expenses	252	544
Depreciation and amortization	73	214
Other infrastructure expenses	5	301
Other	189	1,482

	3,316	8,422

11 Finance result

	April 25, 2018	December 31, 2017
Interest received	66	160
Income from financial investments	45	136

Finance income	111	296

Bank fees	(10)	(27)
Other finance expenses	(3)	(17)

Finance expenses	(13)	(44)

Finance result	98	252

Instituto de Educação Superior do Vale do Parnaíba S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

12 Income taxes

	April 25, 2018	December 31, 2017
Income before income taxes	6,301	12,862
Combined statutory income taxes rate—%	34%	34%

Income taxes at statutory rates	(2,142)	(4,373)
Reconciliation adjustments:
PROUNI(a)	2,086	4,389
Other	—	(16)

Income taxes expense	(56)	—

Effective rate	0.9%	0%

(a)
The Company participates in the PROUNI program, and has exemption for the period of validity of the adhesion term, in relation to income taxes for revenues from traditional and technological graduation activities.

13 Financial instruments

              The Company holds the following financial assets and liabilities:

Financial assets at amortization cost	April 25, 2018	December 31, 2017
Cash and cash equivalents	5,075	594
Trade receivables	1,197	1,179
Related parties	100	100

	6,372	1,873

Financial liabilities at amortized cost	April 25, 2018	December 31, 2017
Trade payables	126	54
Advances from customers	1,225	649
Related parties	796	544

	2,147	1,247

              The Company's exposure to certain risks associated with the financial instruments is discussed in Note 14.

              The maximum exposure to credit risk at the end of the reporting period is the carrying amount of each class of financial assets mentioned above.

              The Company assessed that the fair value of cash and cash equivalents, trade receivables, trade payables, advances from customers approximate their carrying amounts largely due to the short-term maturities of these instruments.

Instituto de Educação Superior do Vale do Parnaíba S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

14 Risk

(a) Financial risk management

              The Company monitors market, credit and operational risks in line with the objectives in capital management and counts with the support, monitoring and oversight of the decisions related to capital management and its alignment with the objectives and risks. The Company's Management monitors the effectiveness of the Company's risk management.

Capital management

              The Company's objectives when managing capital are to:

  •
  maximize shareholder value;

  •
  safeguard its ability to continue as a going concern, so that it can continue to provide returns for shareholders and benefits for other stakeholders; and

  •
  maintain an optimal capital structure to reduce the cost of capital.

              In order to maintain or alter the capital structure, the Company may adjust the amount of dividends paid to shareholders, return capital to shareholders or issue new shares.

              No changes were made in the objectives, policies or processes for managing capital during the period from January 1, 2018 to April 25, 2018 and the year ended December 31, 2017.

(i) Liquidity risk

              Management of the Company has responsibility for mitigating liquidity risk. In order to achieve their goals, Management regularly reviews the risk and maintains appropriate reserves. Management also continuously monitors projected and actual cash flows and the combination of the maturity profiles of the financial assets and liabilities.

              The main requirements for financial resources used by the Company arise from the need to make payments for suppliers, operating expenses, labor and social obligations and other operating disbursements.

              The table below summarizes the maturity profile of the Company's financial liabilities based on contractual undiscounted amounts:

As of April 25, 2018	Less than 1 year	1 to 2 years	2 to 5 years	More than 5 years	Total
Trade payables	126	—	—	—	126
Advances from customers	1,225	—	—	—	1,225
Related parties	796	—	—	—	796

	2,147	—	—	—	2,147

Instituto de Educação Superior do Vale do Parnaíba S.A.

Notes to the financial statements (Continued)

April 25, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

14 Risk (Continued)

As of December 31, 2017	Less than 1 year	1 to 2 years	2 to 5 years	More than 5 years	Total
Trade payables	54	—	—	—	54
Advances from customers	649	—	—	—	649
Related parties	544	—	—	—	544

	1,247	—	—	—	1,247

(ii) Credit risk

              This risk arises from the possibility that the Company may incur losses due to the default of its counterparties.

              Counterparty credit limits, which take published credit ratings and other factors into account, are set to cover the Company's total aggregate exposure to a single financial institution. Exposures and limits applicable to each financial institution are approved by treasury within guidelines approved by the board and are reviewed on a regular basis.

Changes in liabilities arising from financing activities

              The dividends paid presented in the financing activities of the statement of cash flows, were declared and paid during the period from January 1, 2018 to April 25, 2018 and the year ended December 31, 2017, and accordingly, there were no dividends payable as of April 25, 2018 and December 31, 2017.

15 Commitments and contingencies

(i) Operating lease commitments—Company as a lessee

              On April 25, 2018, the Company entered into an operating lease contract with a term of 20 years with a related party for the building it occupies in the university campuses.

              For the first three years, the lease payments in the agreements are based on 7.5% of the Company's revenues over the preceeding six months. From 2021 through 2038, payments will be fixed and will be based on the rent payments for the preceeding six months and will be adjusted annually by the IGPM index.

(ii) Legal proceedings contingencies

              According to the assessment of the Company's Management, which takes into account the opinion of its legal advisors, there were no proceedings classified as probable losses and therefore no provision was recognized as of April 25, 2018 and December 31, 2017.

              As of April 25, 2018, the Company was party to lawsuits classified as possible losses totaling R$ 40 (zero as of December 31, 2017).

***

Instituto de Ensino Superior do Piauí S.A.

Financial statements as of November 26, 2018 and December 31, 2017

Report of Independent Auditors

To the Shareholders and Management of

              Instituto de Ensino Superior do Piauí S.A.

              We have audited the accompanying financial statements of Instituto de Ensino Superior do Piauí S.A., which comprise the statements of financial position as of November 26, 2018 and December 31, 2017, and the related statements of income and comprehensive income, changes in equity and cash flows for the period from January 1, 2018 to November 26, 2018 and the year ended December 31, 2017, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

              Management is responsible for the preparation and fair presentation of these financial statements in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board—IASB; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

              Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

              An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion.

              An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

              We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified audit opinion.

Basis for Qualified Opinion

              As discussed in Note 2.1 to the financial statements, Instituto de Ensino Superior do Piauí S.A. has not presented the statements of income and comprehensive income, changes in equity and cash flows for the comparable period of the preceding financial year, which are required by International Financial Reporting Standards as issued by the International Accounting Standards Board—IASB, because such comparatives are not required by Rule 3-05 of the United States Securities and Exchange Commission Regulation S-X.

Qualified Opinion

              In our opinion, except for the omission of comparative information as referred in the Basis for Qualified Opinion paragraph, the financial statements referred to above present fairly, in all material respects, the financial position of Instituto de Ensino Superior do Piauí S.A. as of November 26, 2018

and December 31, 2017, and the results of its operations and its cash flows for the period from January 1, 2018 to November 26, 2018 and the year ended December 31, 2017 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board—IASB.

/s/ ERNST & YOUNG
Auditores Independentes S.S.

Belo Horizonte, Brazil
April 8, 2019

Instituto de Ensino Superior do Piauí S.A.

Statements of financial position

As of November 26, 2018 and December 31, 2017

(In thousands of Brazilian reais)

	Notes	November 26, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	4	12,394	18,356
Trade receivables	5	6,830	3,212
Recoverable taxes		385	105
Related parties	6	—	500
Other assets		1,384	716

Total current assets		20,933	22,889

Non-current assets
Other		10	—
Property and equipment	7	6,339	4,220
Intangible assets		1	58

Total non-current assets		6,350	4,278

Total assets		27,343	27,167

Liabilities
Current liabilities
Trade payables		747	444
Advances from customers		1,489	1,455
Labor and social obligations		10,854	8,544
Taxes payable		380	343
Income taxes payable		3,812	2,919

Total current liabilities		17,282	13,705

Non-current liabilities
Provision for legal proceedings	15	1,811	990

Total non-current liabilities		1,811	990

Total liabilities		19,093	14,695

Equity
Issued capital	8	23,828	42,314
Accumulated losses		(15,578)	(29,843)

Total equity		8,250	12,471

Total liabilities and equity		27,343	27,167

The accompanying notes are an integral part of the financial statements.

Instituto de Ensino Superior do Piauí S.A.

Statements of income and comprehensive income

For the period from January 1, 2018 to November 26, 2018 and year ended December 31, 2017

(In thousands of Brazilian reais)

	Notes	November 26, 2018	December 31, 2017
Net revenue	9	96,581	95,601
Cost of services	10	(43,561)	(49,203)

Gross profit		53,020	46,398
General and administrative expenses	10	(19,240)	(22,207)

		(19,240)	(22,207)
Operating income		33,780	24,191

Finance income	11	3,267	2,316
Finance expenses	11	(145)	(336)

Finance result		3,122	1,980

Income before income taxes		36,902	26,171

Income taxes expense	12	(1,403)	(2,515)

Net income		35,499	23,656

Other comprehensive income		—	—

Total comprehensive income		35,499	23,656

The accompanying notes are an integral part of the financial statements.

Instituto de Ensino Superior do Piauí S.A.

Statements of changes in equity

For the period from January 1, 2018 to November 26, 2018 and year ended December 31, 2017

(In thousands of Brazilian reais)

	Capital	Accumulated losses	Total
Balances at January 1, 2017	42,314	(39,530)	2,784
Net income for the year	—	23,656	23,656

Total comprehensive income		23,656	23,656

Dividends	—	(13,969)	(13,969)

Balances at December 31, 2017	42,314	(29,843)	12,471

Net income for the period	—	35,499	35,499

Total comprehensive income	—	35,499	35,499

Dividends	—	(39,720)	(39,720)
Capital decrease	(18,486)	18,486	—

Balances at November 26, 2018	23,828	(15,578)	8,250

The accompanying notes are an integral part of the financial statements.

Instituto de Ensino Superior do Piauí S.A.

Statements of cash flows

For the period from January 1, 2018 to November 26, 2018 and year ended December 31, 2017

(In thousands of Brazilian reais)

	November 26, 2018	December 31, 2017
Operating activities
Income before income taxes	36,902	26,171
Adjustments to reconcile income before income taxes
Depreciation and amortization	848	901
Allowance for doubtful accounts	393	1,570
Provision for legal proceedings	821	437
Property, equipament and and intangible assets write-off	120	—
Changes in assets and liabilities
Trade receivables	(4,011)	(596)
Recoverable taxes	(281)	621
Other assets	(668)	1,531
Related parties	500	2,000
Trade payables	303	(395)
Advances from customers	34	1,455
Labor and social obligations	2,310	376
Taxes payable	61	55

	37,332	34,126
Income taxes paid	(532)	(267)

Net cash flows from operating activities	36,800	33,859

Investing activities
Acquisition of property and equipment	(3,032)	(1,460)
Acquisition of intangible assets	—	(74)
Other	(10)	—

Net cash flows used in investing activities	(3,042)	(1,534)

Financing activities
Dividends paid	(39,720)	(13,969)

Net cash flows used in financing activities	(39,720)	(13,969)

Increase (decrease) in cash and cash equivalents	(5,962)	18,356

Cash and cash equivalents at the beginning of the period/year	18,356	—
Cash and cash equivalents at the end of the period/year	12,394	18,356

The accompanying notes are an integral part of the financial statements

Instituto de Ensino Superior do Piauí S.A.

Notes to the financial statements

November 26, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

1 Corporate information

              Instituto de Ensino Superior do Piauí S.A. ("IESP" or the "Company"), previously denominated Instituto de Ensino Superior do Piauí Ltda., is headquartered in Brazil. The registered office is located at Rua Vitorino Orthiges Fernandes, 6123, Teresina, State of Piauí.

              IESP is a post-secondary education institution and offers on-campus undergraduate medicine courses and a variety of other on-campus and distance learning post-secondary undergraduate and graduate education programs.

              On November 27, 2018, NRE Participações S.A. ("NRE") acquired 80% of the Company's quotas and, therefore, the control of IESP, and the shareholders approved the transformation of the Company from a private limited liability company into a corporation with unlimited liability and changed its denominated to Instituto de Ensino Superior do Piauí S.A.

1.1 Purpose of the financial statements

              These financial statements were prepared for its inclusion in the Registration Statement of Afya Limited with the Securities and Exchange Commission ("SEC") of the United States of America, in compliance with Rule 3-05 of Regulation S-X under the Securities Act ("Rule 3-05").

2 Significant accounting policies

2.1 Basis for preparation of the financial statements

              The Company's financial statements as of November 26, 2018 and for the period from January 1, 2018 to November 26, 2018 and as of and for the year ended December 31, 2017 have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

              Considering the purpose of these financial statements, the Company has presented the statements of income and comprehensive income, changes in equity and cash flows are prepared for the period from January 1, 2018 to November 26, 2018 (the date prior to the acquisition by NRE), with comparative information for the full year ended December 31, 2017. International Accounting Standard ("IAS") No. 1, requires the presentation of comparative information in respect of the preceding period for all the amounts reported in the current period's financial statements with the purpose to provide information that is useful in analyzing an entity's financial statements. Considering the purpose of preparation of these financial statements, the presentation referred to above did not include the comparative information for the period from January 1, 2017 to November 26, 2017.

              The financial statements have been prepared on a historical cost basis.

              The financial statements are presented in Brazilian reais ("BRL" or "R$"), which is the Company's functional and presentation currency. All amounts are rounded to the nearest thousand.

              These financial statements were authorized for issue by Management on April 8, 2019.

Instituto de Ensino Superior do Piauí S.A.

Notes to the financial statements (Continued)

November 26, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

2.2 Summary of significant accounting policies

              This note provides a description of the significant accounting policies adopted in the preparation of these financial statements in addition to other policies that have been disclosed in other notes to these financial statements. These policies have been consistently applied to all periods presented.

a) Current versus non-current classification

              The Company presents assets and liabilities in the statements of financial position based on current/non-current classification. An asset is current when it is:

  •
  Expected to be realized or intended to be sold or consumed in the normal operating cycle;

  •
  Held primarily for the purpose of trading;

  •
  Expected to be realized within twelve months after the reporting period; or

  •
  Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period.

              All other assets are classified as non-current.

              A liability is current when:

  •
  It is expected to be settled in the normal operating cycle;

  •
  It is held primarily for the purpose of trading;

  •
  It is due to be settled within twelve months after the reporting period; or

  •
  There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period.

              The Company classifies all other liabilities as non-current.

b) Fair value measurement

              Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either: (i) in the principal market for the asset or liability; or (ii) in the absence of a principal market, in the most advantageous market for the asset or liability.

              The principal or the most advantageous market must be accessible by the Company.

              The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

Instituto de Ensino Superior do Piauí S.A.

Notes to the financial statements (Continued)

November 26, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              A fair value measurement of a non-financial asset takes into account a market participant's ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

              The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

              All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

  •
  Level 1—Quoted (unadjusted) market prices in active markets for identical assets or liabilities.

  •
  Level 2—Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.

  •
  Level 3—Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

              For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, the Company determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

              At each reporting date, the Company analyzes the movements in the values of assets and liabilities which are required to be remeasured or re-assessed as per the Company's accounting policies. For this analysis, the Company verifies the major inputs applied in the latest valuation by agreeing the information in the valuation computation to contracts and other relevant documents.

              The Company also compares the change in the fair value of each asset and liability with relevant external sources to determine whether the change is reasonable.

              For the purpose of fair value disclosures, the Company has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy, as explained above.

c) Financial instruments—initial recognition and measurement

              A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

Instituto de Ensino Superior do Piauí S.A.

Notes to the financial statements (Continued)

November 26, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

i) Financial assets

Initial recognition and measurement

              The classification of financial assets at initial recognition depends on the financial asset's contractual cash flow characteristics and the Company's business model for managing them. With the exception of trade receivables that do not contain a significant financing component or for which the Company has applied the practical expedient, the Company initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs. Trade receivables that do not contain a significant financing component or for which the Company has applied the practical expedient, are measured at the transaction price determined under IFRS 15.

              In order for a financial asset to be classified and measured at amortized cost or fair value through OCI, it needs to give rise to cash flows that are "solely payments of principal and interest (SPPI)" on the principal amount outstanding. This assessment is referred to as the SPPI test and is performed at an instrument level.

              The Company's business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both.

              Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the market place (regular way trades) are recognized on the trade date, i.e., the date that the Company commits to purchase or sell the asset.

Subsequent measurement

              For purposes of subsequent measurement, financial assets are classified as: amortized cost or fair value through profit or loss. As of November 26, 2018 and December 31, 2018, the Company had only financial assets at amortized cost.

Financial assets at amortized cost

              The Company measures financial assets at amortized cost if both of the following conditions are met:

  •
  The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows, and

  •
  The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

              Financial assets at amortized cost are subsequently measured using the effective interest (EIR) method and are subject to impairment. Gains and losses are recognized in the statement of income when the asset is derecognized, modified or impaired.

Instituto de Ensino Superior do Piauí S.A.

Notes to the financial statements (Continued)

November 26, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

Derecognition

              A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e., removed from the Company's statement of financial position) when:

  •
  The rights to receive cash flows from the asset have expired; or

  •
  The Company has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a 'pass-through' arrangement—and either (a) the Company has transferred substantially all the risks and rewards of the asset, or (b) the Company has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

              When the Company has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Company continues to recognize the transferred asset to the extent of its continuing involvement. In that case, the Company also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Company has retained.

              Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Company could be required to repay.

Impairment of financial assets

              Further disclosures relating to impairment of financial assets are also provided in the following notes:

  •
  Significant accounting estimates and assumptions—Note 3

  •
  Trade receivables—Note 5.

              The Company recognizes an allowance for expected credit losses (ECLs) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and the cash flows that the Company expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

              For trade receivables, the Company applies a simplified approach in calculating ECLs. As a result, the Company does not track changes in credit risk, but rather recognizes an allowance for doubtful accounts based on lifetime ECLs at each reporting date. The Company has established a

Instituto de Ensino Superior do Piauí S.A.

Notes to the financial statements (Continued)

November 26, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.

              The Company considers a financial asset to be in default when contractual payments are 180 days past due. In certain cases, however, the Company may also consider a financial asset to be in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Company. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows.

ii) Financial liabilities

Initial recognition and measurement

              Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings or as payables, as appropriate.

              All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

              As of November 26, 2018 and December 31, 2017, the Company had only financial liabilities classified as loans and borrowings.

Subsequent measurement

              The measurement of financial liabilities depends on their classification, as described below:

Loans and borrowings

              After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the EIR method. Gains and losses are recognized in the statement of income when the liabilities are derecognized as well as through the EIR amortization process.

              Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance expenses in the statement of income.

Derecognition

              A financial liability is derecognized when the obligation under the liability is discharged cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the statement of income.

Instituto de Ensino Superior do Piauí S.A.

Notes to the financial statements (Continued)

November 26, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

iii) Offsetting of financial instruments

              Financial assets and financial liabilities are offset and the net amount is reported in the statement of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, to realize the assets and settle the liabilities simultaneously.

d) Cash and cash equivalents

              Cash and cash equivalents in the statement of financial position comprise cash at banks and on hand, and short-term financial investments with an original maturity of three months or less, which are subject to an insignificant risk of changes in value.

              For the purposes of the statement of cash flows, cash and cash equivalents consist of cash and short-term financial investments, as they are considered an integral part of the Company's cash management.

e) Property and equipment

              Property and equipment are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any.

              Subsequent expenditures are capitalized only if it is probable that the future economic benefits associated with the expenditure will flow to the Company.

              Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, as follows:

Machinery and equipment	10 years
Vehicles	4 years
Furniture and fixtures	10 years
IT equipment	5 years
Construction and improvement in progress	5 years
Facilities, laboratories and clinics	10 years
Library books	10 years

              An item of property and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefit is expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of income when the asset is derecognized.

              The residual values, useful lives and methods of depreciation of property and equipment are reviewed at each financial year end and adjusted prospectively, if appropriate.

Instituto de Ensino Superior do Piauí S.A.

Notes to the financial statements (Continued)

November 26, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

f) Leases

              The determination of whether an arrangement is (or contains) a lease is based on the substance of the arrangement at the inception of the lease. The arrangement is, or contains, a lease if fulfilment of the arrangement is dependent on the use of a specific asset (or assets) and the arrangement conveys a right to use the asset (or assets), even if that asset is (or those assets are) not explicitly specified in an arrangement.

Company as a lessee

              A lease is classified at the inception date as a finance lease or an operating lease. A lease that transfers substantially all the risks and rewards incidental to ownership to the Company is classified as a finance lease.

              An operating lease is a lease other than a finance lease. The Company does not have leases classified as finance lease. Operating lease payments are recognized as an operating expense in the statement of income on a straight-line basis over the lease term.

g) Intangible assets

              Intangible assets acquired separately are measured on initial recognition at cost less any accumulated amortization and accumulated impairment losses. Internally generated intangibles are not capitalized and the related expenditure is reflected in the statement of income in the period in which the expenditure is incurred.

              Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired.

              The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognized in the statement of income in the expense category that is consistent with the function of the intangible assets.

              Any loss arising from derecognition of an intangible asset is measured as the difference between the net disposal proceeds and the carrying amount of the asset and is recognized in the statement of income when the asset is derecognized.

h) Impairment of non-financial asset

              The Company assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Company estimates the asset's recoverable amount. An asset's recoverable amount is the higher of an asset's or CGU's fair value less costs of disposal and its value in use. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely

Instituto de Ensino Superior do Piauí S.A.

Notes to the financial statements (Continued)

November 26, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

independent of those from other assets or groups of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

              In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, or other available fair value indicators.

              The Company bases its impairment calculation on detailed budgets and forecast calculations, which are prepared for the Company's single CGU to which the individual assets are allocated. These budgets and forecast calculations generally cover a period of five years. A long-term growth rate is calculated and applied to project future cash flows after the fifth year.

              Impairment losses of continuing operations are recognized in the statement of income in expense categories consistent with the function of the impaired asset.

              An assessment is made at each reporting date to determine whether there is an indication that previously recognized impairment losses no longer exist or have decreased. If such indication exists, the Company estimates the asset's or CGU's recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset's recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the statement of income.

i) Provisions

              Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. The expense relating to a provision is presented in the statement of income, net of any reimbursement, when applicable.

              Provisions are recorded when it is probable that an outflow of resources will be made to settle the obligation and a reasonable estimate can be made. The assessment of probability of loss includes (i) the analysis of the available procedural evidence; (ii) the hierarchy of laws, jurisprudence and / or more recent court decisions and their relevance in the legal order; and (iii) mainly the assessment made by external lawyers. Provisions are reviewed and adjusted to take into account updates or changes of circumstances or progress of the legal proceedings involving the Company, as well as effects of applicable limitation periods, and also based on new topics discussed, new court decisions or changes in jurisprudential positions.

Instituto de Ensino Superior do Piauí S.A.

Notes to the financial statements (Continued)

November 26, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

j) Cash dividend

              The Company recognizes a liability to pay a dividend when the distribution is authorized and the distribution is no longer at the discretion of the Company. The distribution is authorized when it is required to pay a minimum dividend of the profit for the year in accordance with the Brazilian Corporate Law and the Company's By-laws or approved by the quotaholders. A corresponding amount is recognized directly in equity.

k) Labor and social obligations

              Labor and social obligations are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

l) Revenue recognition from contracts with customers

              The Company's revenues consist primarily of tuition fees charged for medical courses and other clinical programs. The Company also generates revenue from tuition fees for other undergraduate courses, student fees and certain education-related activities.

              Revenue is recognized when services are rendered to the customer at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services. Revenues is recognized net of scholarships and other discounts, cancellations and taxes on revenue.

              The Company has concluded that it is the principal in its revenue arrangements.

              The Company assess collectibility on a portfolio basis prior to recording revenue. Generally, students cannot re-enroll for the next academic session without satisfactory resolution of any past-due amounts. If a student withdraws, the Company's obligation to issue a refund depends on the refund policy at that institution and the timing of the student's withdrawal. Generally, the refund obligations are reduced over the course of the academic term. The Company records refunds as a reduction of advances from customers as applicable.

Trade receivables

              Trade receivables represent the Company's right to an amount of consideration that is unconditional (i.e., only the passage of time is required before payment of the consideration is due).

Advances from customers

              Advances from customers are the obligation to transfer services to a customer for which the Company has received consideration (or an amount of consideration is due) from the customer. If a customer pays the consideration before the Company transfers services to the customer, an advance from customer is recognized when the payment is received. Advances from customers are recognized as revenue when the Company performs under the contract.

Instituto de Ensino Superior do Piauí S.A.

Notes to the financial statements (Continued)

November 26, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

m) Taxes

              The Company joined the PROUNI (Programa Universidade para Todos—University for Everyone Federal Program) program, which is a federal program that exempts post-secondary institutions of some federal taxes in exchange for providing a certain number of student enrollment for low income students, benefits from the exemption of the following federal taxes:

  •
  Income taxes and social contribution

  •
  PIS and COFINS

              The regulation of PROUNI defines that the revenue from traditional and technological graduation activities is exempt from PIS and COFINS. For income from other teaching activities, PIS and COFINS are charged at rates of 0.65% and 3.00%, respectively, and for non-teaching activities, PIS is charged at a rate of 1.65% and to COFINS at 7.6%.

Current income taxes

              Current income taxes were calculated based on the criteria established by the Normative Instruction of the Brazilian Internal Revenue Service, specifically regarding the PROUNI program, which allows exemption of these taxes from traditional and technological graduation activities.

              Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date.

              Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

2.3 Changes in accounting policies and disclosures

New standards, interpretations and amendments adopted by the Company

              The Company applied IFRS 15 Revenue from Contracts with Customers and IFRS 9 Financial Instruments for the first time in 2018, without restating comparative information.

              Other amendments and interpretations were applied for the first time in 2018, but did not have an impact on the Company's financial statements. The Company has not elected to early adopt any other standard, interpretation or amendment that has been issued but are not yet effective as of November 26, 2018.

IFRS 9 Financial Instruments

              IFRS 9 Financial Instruments replaces IAS 39 Financial Instruments: Recognition and Measurement for annual periods beginning on or after January 1, 2018, bringing together all three aspects of the accounting for financial instruments project: classification and measurement, impairment and hedge accounting.

Instituto de Ensino Superior do Piauí S.A.

Notes to the financial statements (Continued)

November 26, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              The Company has applied IFRS 9 prospectively, with the initial application date of January 1, 2018.

(a) Classification and measurement

              Under IFRS 9, debt financial instruments are subsequently measured at fair value through profit or loss (FVPL), amortized cost, or fair value through other comprehensive income (FVOCI).

              The classification is based on two criteria: the Company's business model for managing the assets; and whether the instruments' contractual cash flows represent 'solely payments of principal and interest' on the principal amount outstanding.

              The classification and measurement requirements of IFRS 9 did not have a significant impact on the Company. The following are the changes in the classification of the Company's financial assets are:

  •
  Trade receivables and other receivables previously classified as Loans and receivables are hled to collect contractual cash flows and give rise to cash flows representing solely payments of principal and interest. These are now classified and measured as Debt instruments at amortized cost.

              The assessment of the Company's business models was made as of the date of initial application, January 1, 2018. The assessment of whether contractual cash flows on debt instruments are solely comprised of principal and interest was made based on the facts and circumstances as at the initial recognition of the assets.

              The Company has not designated any financial liabilities as at fair value through profit or loss. There are no changes in classification and measurement of Company's financial liabilities.

(b) Impairment of financial assets

              The adoption of IFRS 9 has changed the Company's accounting for impairment losses for financial assets by replacing IAS 39's incurred loss approach with a forward-looking expected credit loss (ECL) approach. IFRS 9 requires the Company to record an allowance for ECLs for all loans and other debt financial assets not held at FVPL.

              ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Company expects to receive. The shortfall is then discounted at an approximation to the asset's original effective interest rate.

              For trade receivables, the Company has applied the standard's simplified approach and has calculated ECLs based on lifetime expected credit losses. The Company has established a provision matrix that is based on the Company's historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.

              The Company considers a financial asset in default when contractual payment are 180 days past due. However, in certain cases, the Company may also consider a financial asset to be in default

Instituto de Ensino Superior do Piauí S.A.

Notes to the financial statements (Continued)

November 26, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Company.

              The adoption of the ECL requirements of IFRS 9 did not result in relevant changes in impairment allowances of the Company's trade receivables.

IFRS 15 Revenue from Contracts with Customers

              IFRS 15 supersedes IAS 11 Construction Contracts, IAS 18 Revenue and related interpretations and it applies to all revenue arising from contracts with customers, unless those contracts are in the scope of other standards. The new standard establishes a five-step model to account for revenue arising from contracts with customers. Under IFRS 15, revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer.

              The standard requires entities to exercise judgement, taking into consideration all of the relevant facts and circumstances when applying each step of the model to contracts with their customers. The standard also specifies the accounting for the incremental costs of obtaining a contract and the costs directly related to fulfilling a contract.

              Except to the changes in presentation and disclosure presented below, the effects of adoption of IFRS 15 did not result in changes to the amounts recognized in financial statements.

Presentation and disclosure requirements

              As required for the financial statements, the Company disaggregated revenue recognized from contracts with customers into categories that depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. See Note 9 for the disclosure on disaggregated revenue.

New standards and interpretations not yet adopted

              The standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Company's financial statements are disclosed below. The Company intends to adopt these standards, if applicable, when they become effective.

IFRS 16—Leases

              IFRS 16 was issued in January 2016 and it replaces IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases—Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for all leases under a single on-balance sheet model similar to the accounting for finance leases under IAS 17. The standard includes two recognition exemptions for lessees—leases of 'low-value' assets (i.e., personal computers) and short-term leases (i.e., leases with a lease term of 12 months or less). At the commencement date of a lease, a lessee will recognize a liability to make lease payments (i.e., the lease

Instituto de Ensino Superior do Piauí S.A.

Notes to the financial statements (Continued)

November 26, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

liability) and an asset representing the right to use the underlying asset during the lease term (i.e., the right-of-use asset). Lessees will be required to separately recognize the interest expense on the lease liability and the depreciation expense on the right-of-use asset.

              Lessees will also be required to remeasure the lease liability upon the occurrence of certain events (e.g., a change in the lease term, a change in future lease payments resulting from a change in an index or rate used to determine those payments). The lessee will generally recognize the amount of the remeasurement of the lease liability as an adjustment to the right-of-use asset.

              IFRS 16, which is effective for annual periods beginning on or after January 1, 2019, requires lessees and lessors to make more extensive disclosures than under IAS 17.

              The Company has reviewed all lease agreements in scope of IFRS 16 and assessed whether these agreements meet the criteria under the new standard. The standard will mainly affect the accounting of the Company's operating leases.

              For lease agreements meeting the IFRS 16 recognition criteria, the Company expects to recognize rights-of-use assets of approximately R$ 48,064 and lease liabilities of R$ 48,064, as of January 1, 2019 using the modified retrospective transition method with cumulative effect on January 1, 2019.

3 Significant accounting estimates and assumptions

              The preparation of the Company's financial statements requires Management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods. Accounting estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to estimates are recognized prospectively.

Other disclosures relating to the Company's exposure to risks and uncertainties includes:

  •
  Capital management—Note 14

  •
  Financial instruments risk management and policies—Note 14

Estimates and assumptions

              The key assumptions about the future and other key sources of estimated uncertainty as of the reporting date that include a significant risk of a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. The Company based its assumptions and estimates on parameters available when the financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances that arise and that are beyond the Company's control. Such changes are reflected in the assumptions where they occur.

Instituto de Ensino Superior do Piauí S.A.

Notes to the financial statements (Continued)

November 26, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

3 Significant accounting estimates and assumptions (Continued)

Credit losses on trade receivables

              The Company recognizes an allowance for expected credit losses (ECLs) for trade receivables applying a simplified approach in calculating ECLs. As a result, the Company does not track changes in credit risk, but rather recognizes an allowance for doubtful accounts based on lifetime ECLs at each reporting date. The Company has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment. The Company considers a trade receivable to be in default when contractual payments are 180 days past due. In certain cases, however, the Company may also consider a financial asset to be in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Company. A trade receivable is written off when there is no reasonable expectation of recovering the contractual cash flows. The information about the allowance on doubtful accounts on trade receivables is disclosed in Note 5.

Provision for legal proceedings

              The Company is party to proceedings at judicial and administrative levels, as disclosed in Note 15. The provision for legal proceedings is set up for all proceedings assessed as probable losses. The likelihood of loss is assessed based on available evidence, the hierarchy of laws, case law, most recent court decisions and their relevance within the legal system, and the assessment made by the outside legal counsel. Provisions are reviewed and adjusted to take into account changes in circumstances, such as statute of limitations, additional exposures identified based on new matters or court decisions.

4 Cash and cash equivalents

	November 26, 2018	December 31, 2017
Cash and bank deposits	184	200
Cash equivalents(a)	12,210	18,156

	12,394	18,356

(a)
Cash equivalents correspond to financial investments in Bank Certificates of Deposit ("CDB") of highly rated financial institutions. As of November 26, 2018, the average interest on these CDB are equivalent to 100% of the Interbank Certificates of Deposit ("CDI") (100% as of December 31, 2017). These funds are available for immediate use and have insignificant risk of changes in value.

Instituto de Ensino Superior do Piauí S.A.

Notes to the financial statements (Continued)

November 26, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

5 Trade receivables

	November 26, 2018	December 31, 2017
Tutions fees	8,793	4,782
(–) Allowance for doubtful accounts	(1,963)	(1,570)

	6,830	3,212

              As of November 26, 2018 and December 31, 2017, the aging of trade receivables was as follows:

	November 26, 2018	December 31, 2017
Neither past due nor impaired	2,549	—
Past due
1 to 30 days	1,675	1,235
31 to 90 days	2,263	1,645
91 to 180 days	1,256	1,198
More than 181 days	1,050	704

	8,793	4,782

              The movement in the allowance for doubtful accounts for the period from January 1, 2018 to November 26, 2018 and the year ended December 31, 2017, was as follows:

Balance at January 1, 2017	—
Additions	(1,570)

Balance at December 31, 2017	(1,570)

Additions	(1,808)
Reversals	1,415

Balance at November 26, 2018	(1,963)

6 Related parties

              The table below summarizes the balances and transactions with related parties:

	November 26, 2018	December 31, 2017
Assets
Breno Miranda Trabulo Pinheiro Correa	—	100
JC Joint Fundo de Investimento em Participação Multiestratégica	—	400

	—	500

              The amount was received by the Company in 2018.

Instituto de Ensino Superior do Piauí S.A.

Notes to the financial statements (Continued)

November 26, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

7 Property and equipment

	Machinery and equipment	Vehicles	Furniture and fixtures	IT equipment	Construction in progress	Facilites laboratories and clinics	Library books	Total
Balances as of January 1, 2017	3,349	74	3,194	2,857	—	1,434	3,132	14,048
Additions	214	—	196	303	418	267	62	1,460

Balances as of December 31, 2017	3,563	74	3,390	3,160	418	1,701	3,194	15,508

Additions	267	—	180	52	2,153	4	376	3,032
Write offs	(84)	—	—	—	—	—	—	(84)

Balances as of November 26, 2018	3,746	74	3,570	3,212	2,571	1,701	3,570	18,456

Depreciation
Balances as of January 1, 2017	(2,838)	(45)	(2,523)	(1,923)	—	(822)	(2,275)	(10,433)

Depreciation	(219)	(6)	(70)	(292)	—	(105)	(163)	(855)

Balances as of December 31, 2017	(3,057)	(51)	(2,593)	(2,215)	—	(927)	(2,438)	(11,288)

Depreciation	(105)	(7)	(147)	(275)	—	(130)	(165)	(829)

Balances as of November 26, 2018	(3,162)	(58)	(2,740)	(2,490)	—	(1,057)	(2,603)	(12,117)

Net book value
Balances as of November 26, 2018	584	16	830	722	2,571	649	967	6,339

Balances as of December 31, 2017	506	23	797	945	418	775	756	4,220

              The Company assesses, at each reporting date, whether there is an indication that a property and equipment asset may be impaired. If any indication exists, the Company estimates the asset's recoverable amount. There were no indications of impairment of property and equipment as of and for the period from January 1, 2018 to November 26, 2018 and the year ended December 31, 2017.

8 Equity

a. Issued capital

              As of November 26, 2018, the Company's capital was R$ 23,828 (R$ 42,314 of December 31, 2017) represented by 23,828,000 quotas (42,314,000 quotas as of December 31, 2017).

              On October 3, 2018, the quotaholders approved a capital decrease of R$ 18,486 to offset accumulated losses.

Instituto de Ensino Superior do Piauí S.A.

Notes to the financial statements (Continued)

November 26, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

8 Equity (Continued)

b. Dividends

              The Company distributed dividends in the amount of R$ 39,720 in the period from January 1, 2018 to November 26, 2018 and R$ 13,969 in the year ended December 31, 2017.

9 Revenue

              The Company's net revenue is as follows:

	November 26, 2018	December 31, 2017
Tuition fees and educational services	115,573	112,210
Deductions
Taxes	(3,633)	(3,264)
PROUNI	(8,921)	(8,080)
FIES(a)	(1,759)	(1,031)
Discounts	(4,679)	(4,234)

Net revenue from contracts with customers	96,581	95,601

Timing of revenue recognition
Transferred over time	96,581	95,601

(a)
The Company adhered to FIES (Fundo de Financiamento Estudantil—student funding fund), established by Law 10,260 / 2001 which is a financing model to low income students in private university.

              The Company`s revenues from contracts with customers are all provided in Brazil.

              The Company is not subject to the payment of the social integration program tax (Programa de Integração Social, or PIS) and the social contribution on revenues tax (Contribuição para o Financiamento da Seguridade Social, or COFINS) on the sale of undergraduation degrees under the PROUNI program.

Instituto de Ensino Superior do Piauí S.A.

Notes to the financial statements (Continued)

November 26, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

10 Expenses and cost by nature

	November 26, 2018	December 31, 2017
Cost of services	(43,561)	(49,203)
General and administrative expenses	(19,240)	(22,207)

	(62,801)	(71,410)

Payroll	(46,197)	(51,373)
Allowance for doubtful accounts	(393)	(1,570)
Third parties services	(3,711)	(4,148)
Maintenance	(1,743)	(1,955)
Utilities	(1,596)	(1,406)
Marketing	(1,251)	(1,458)
Depreciation and amortization	(848)	(901)
Infrastructure	(796)	(791)
Consumption materials	(578)	(1,120)
Travel expenses	(268)	(534)
Taxes expenses	(270)	(31)
Course expenses	(395)	(409)
Provision for legal proceedings	(821)	(437)
Other	(3,934)	(5,277)

	(62,801)	(71,410)

11 Finance result

	November 26, 2018	December 31, 2017
Interest received	1,761	1,245
Income from financial investments	1,506	1,071

Finance income	3,267	2,316

Bank fees	(129)	(156)
Interest expenses	(1)	(107)
IOF	(15)	(73)

Finance expenses	(145)	(336)

Finance result	3,122	1,980

Instituto de Ensino Superior do Piauí S.A.

Notes to the financial statements (Continued)

November 26, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

12 Income taxes

	November 26, 2018	December 31, 2017
Income before income taxes	36,902	26,171
Combined statutory income taxes rate—%	34%	34%

Income taxes at statutory rates	(12,547)	(8,898)
Reconciliation adjustments:
PROUNI (a)	11,962	8,451
Other	(818)	(2,068)

Income taxes expense—current	(1,403)	(2,515)

Effective rate—%	3.8%	9.6%

(a)
The Company adhered to PROUNI, established by Law 11,096 / 2005 and has exemption, for the period of validity of the adhesion term, in relation to income taxes for revenues from traditional and technological graduation activities.

13 Financial instruments

The Company holds the following financial assets and liabilities:

Financial assets at amortization cost	November 26, 2018	December 31, 2017
Cash and cash equivalents	12,394	18,356
Trade receivables	6,830	3,212
Related parties	—	500

	19,224	22,068

	November 26, 2018	December 31, 2017
Financial liabilities at amortized cost
Trade payables	747	444
Advances from customers	1,489	1,455

	2,236	1,899

              The Company's exposure to certain risks associated with the financial instruments is discussed in Note 14.

              The maximum exposure to credit risk at the end of the reporting period is the carrying amount of each class of financial assets mentioned above.

              The Company assessed that the fair value of cash and cash equivalents, trade receivables, trade payables and advances from customers approximate their carrying amounts largely due to the short-term maturities of these instruments.

Instituto de Ensino Superior do Piauí S.A.

Notes to the financial statements (Continued)

November 26, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

14 Risk

(a) Financial risk management

              The Company monitors market, credit and operational risks in line with the objectives in capital management and counts with the support, monitoring and oversight of the decisions related to capital management and its alignment with the objectives and risks. The Company's Management monitors the effectiveness of the Company's risk management.

Capital management

              The Company's objectives when managing capital are to:

  •
  maximize quotaholder value;

  •
  safeguard its ability to continue as a going concern, so that it can continue to provide returns for quotaholders and benefits for other stakeholders; and

  •
  maintain an optimal capital structure to reduce the cost of capital.

              In order to maintain or alter the capital structure, the Company may adjust the amount of dividends paid to quotaholders, return capital to quotaholders or issue new quotas.

              No changes were made in the objectives, policies or processes for managing capital during the period from January 1, 2018 to November 26, 2018 and the year ended December 31, 2017.

(i) Liquidity risk

              Management of the Company has responsibility for mitigating liquidity risk. In order to achieve their goals, Management regularly reviews the risk and maintains appropriate reserves. Management also continuously monitors projected and actual cash flows and the combination of the maturity profiles of the financial assets and liabilities.

              The main requirements for financial resources used by the Company arise from the need to make payments for suppliers, operating expenses, labor and social obligations and other operating disbursements.

              The table below summarizes the maturity profile of the Company's financial liabilities based on contractual undiscounted amounts:

As of November 26, 2018	Less than 1 year	1 to 2 years	2 to 5 years	More than 5 years	Total
Trade payables	747	—	—	—	747
Advances from customers	1,489	—	—	—	1,489

	2,236	—	—	—	2,236

Instituto de Ensino Superior do Piauí S.A.

Notes to the financial statements (Continued)

November 26, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

14 Risk (Continued)

As of December 31, 2017	Less than 1 year	1 to 2 years	2 to 5 years	More than 5 years	Total
Trade payables	444	—	—	—	444
Advances from customers	1,455	—	—	—	1,455

	1,899	—	—	—	1,899

(ii) Credit risk

              This risk arises from the possibility that the Company may incur losses due to the default of its counterparties.

              Counterparty credit limits, which take published credit ratings and other factors into account, are set to cover the Company's total aggregate exposure to a single financial institution. Exposures and limits applicable to each financial institution are approved by treasury within guidelines approved by the board and are reviewed on a regular basis.

(b) Changes in liabilities arising from financing activities

              The dividends paid presented in the financing activities of the statement of cash flows, were declared and paid during the period from January 1, 2018 to November 26, 2018 and the year ended December 31, 2017, and accordingly, there were no dividends payable as of November 26, 2018 and December 31, 2017.

15 Contingencies

(i) Legal proceedings and contingencies

              According to the assessment of the Company's Management, which takes into account the opinion of its legal advisors, there were labor proceedings classified as probable losses and a provision was recognized in the amount of R$ 1,811 as of November 26, 2018 (R$ 990 as of December 31,2017). As of November 26, 2018 and as of December 31, 2017, there were labor proceedings classified as possible of R$ 1,391.

16 Subsequent events

              On November 27, 2018, the quotaholders approved a capital decrease in the amount of R$ 11,132 represented by 11,132,000 quotas.

              In December 2018, the Company entered into an operating lease agreement with Sociedade de Ensino Superior e Tecnológico do Piaui Ltda., a related party, for building space. The lease has a term of 20 years. The lease has monthly payments of R$ 533, adjusted annually by the IGP-M inflation rate.

***

FADEP—Faculdade Educacional de Pato Branco Ltda.

Carve-out financial statements as of December 4, 2018 and December 31, 2017

Report of Independent Auditors

To the Shareholders and Management of

FADEP—Faculdade Educacional de Pato Branco Ltda.

              We have audited the accompanying carve-out financial statements of FADEP—Faculdade Educacional de Pato Branco Ltda., which comprise the carve-out statements of financial position as of December 4, 2018 and December 31, 2017, and the related carve-out statements of income and comprehensive income, changes in invested equity and cash flows for the period from January 1, 2018 to December 4, 2018 and the year ended December 31, 2017, and the related notes to the carve-out financial statements.

Management's Responsibility for the Carve-out Financial Statements

              Management is responsible for the preparation and fair presentation of these carve-out financial statements in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board—IASB; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

              Our responsibility is to express an opinion on these carve-out financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the carve-out financial statements are free of material misstatement.

              An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the carve-out financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the carve-out financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the carve-out financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion.

              An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the carve-out financial statements.

              We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified audit opinion.

Basis for Qualified Opinion

              As discussed in Note 2.1 to the carve-out financial statements, FADEP—Faculdade Educacional de Pato Branco Ltda. has not presented the carve-out statements of income and comprehensive income, changes in invested equity and cash flows for the comparable period of the preceding financial year, which are required by International Financial Reporting Standards as issued by the International Accounting Standards Board—IASB, because such comparatives are not required by Rule 3-05 of the United States Securities and Exchange Commission Regulation S-X.

Qualified Opinion

              In our opinion, except for the omission of comparative information as referred in the Basis for Qualified Opinion paragraph, the carve-out financial statements referred to above present fairly, in all material respects, the financial position of FADEP—Faculdade Educacional de Pato Branco Ltda. as of December 4, 2018 and December 31, 2017, and the results of its operations and its cash flows for the period from January 1, 2018 to December 4, 2018 and the year ended December 31, 2017 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board—IASB.

/s/ ERNST & YOUNG
Auditores Independentes S.S.

Belo Horizonte, Brazil
April 8, 2019

FADEP—Faculdade Educacional de Pato Branco Ltda.

Carve-out statements of financial position

As of December 4, 2018 and December 31, 2017

(In thousands of Brazilian reais)

	Notes	December 4, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	4	653	1,269
Trade receivables	5	2,492	2,864
Inventories		32	18
Advances to employees		594	782
Advances to suppliers		570	463

Total current assets		4,341	5,396

Non-current assets
Trade receivables	5	2,235	730
Other assets		388	388
Property and equipment	6	3,696	2,679

Total non-current assets		6,319	3,797

Total assets		10,660	9,193

Liabilities
Current liabilities
Trade payables		227	167
Loans and financing	7	493	453
Advances from customers		321	1,484
Labor and social obligations		2,791	1,324
Taxes payable		2,703	2,260
Other liabilities		139	40

Total current liabilities		6,674	5,728

Non-current liabilities
Loans and financing	7	2,176	2,415

Total non-current liabilities		2,176	2,415

Total liabilities		8,850	8,143

Invested equity		1,810	1,050

Total liabilities and invested equity		10,660	9,193

The accompanying notes are an integral part of the carve-out financial statements.

FADEP—Faculdade Educacional de Pato Branco Ltda.

Carve-out statements of income and comprehensive income

For the period from January 1, 2018 to December 4, 2018 and year ended December 31, 2017

(In thousands of Brazilian reais)

	Notes	December 4, 2018	December 31, 2017
Net revenue	9	31,598	27,647
Cost of services	10	(15,228)	(15,069)

Gross profit		16,370	12,578
General and administrative expenses	10	(6,297)	(6,283)
Other income		304	332

		(5,993)	(5,951)
Operating income		10,377	6,627

Finance income	11	1,170	1,248
Finance expenses	11	(1,329)	(1,172)

Finance result		(159)	76

Income before income taxes		10,218	6,703

Income taxes expense	12	(268)	(416)

Net income		9,950	6,287

Other comprehensive income		—	—

Total comprehensive income		9,950	6,287

The accompanying notes are as integral part of the carve-out financial statements.

FADEP—Faculdade Educacional de Pato Branco Ltda.

Carve-out statements of changes in invested equity

For the period from January 1, 2018 to December 4, 2018 and year ended December 31, 2017

(In thousands of Brazilian reais)

Invested equity
Balance at January 1, 2017	1,791
Net income for the year	6,287

Total comprehensive income	6,287

Dividends	(1,916)
Changes in invested equity	(5,112)

Balance at December 31, 2017	1,050

Net income for the period	9,950

Total comprehensive income	9,950

Dividends	(13,349)
Changes in invested equity	4,159

Balance at December 4, 2018	1,810

The accompanying notes are an integral part of the carve-out financial statements.

FADEP—Faculdade Educacional de Pato Branco Ltda.

Carve-out statements of cash flows

For the period from January 1, 2018 to December 4, 2018 and year ended December 31, 2017

(In thousands of Brazilian reais)

	December 4, 2018	December 31, 2017
Operating activities
Income before income taxes	10,218	6,703
Adjustments to reconcile income before income taxes Depreciation	441	420
Allowance for doubtful accounts	(215)	24
Accrued interest	528	373
Write off of property and equipment	9	17
Changes in assets and liabilities
Trade receivables	(918)	(254)
Inventories	(14)	6
Other assets	80	(248)
Trade payables	60	51
Advances from customers	(1,163)	623
Labor and social obligations	2,149	800
Taxes payable	(239)	126
Other liabilities	100	(7)

	11,036	8,634
Income taxes paid	(268)	(416)

Net cash generated from operations	10,768	8,218

Investing activities
Acquisition of property and equipment	(1,467)	(1,283)

Net cash flows used in investing activities	(1,467)	(1,283)

Financing activities
Payment of loans and financing	(435)	(441)
Payment of interest on loans and financing	(292)	(342)
Dividends paid	(13,349)	(1,916)
Changes in owner's equity	4,159	(5,112)

Net cash flows used in financing activities	(9,917)	(7,811)

Decrease in cash and cash equivalents	(616)	(876)
Cash and cash equivalents at the beginning of the period/year	1,269	2,145
Cash and cash equivalents at the end of the period/year	653	1,269

The accompanying notes are an integral part of the carve-out financial statements.

FADEP—Faculdade Educacional de Pato Branco Ltda.

Notes to the carve-out financial statements

December 4, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

1 Corporate information

              Faculdade Educacional de Pato Branco Ltda. ("FADEP" or the "Company") is headquartered in Brazil. The registered office is located at Rua Benjamin Borges dos Santos, 110, Pato Branco, State of Paraná.

              FADEP is a post-secondary education institution located in the city of Pato Branco, in the state of Paraná. It offers on-campus post-secondary undergraduate and graduate education courses in medicine and other academic subjects and disciplines.

              On December 5, 2018, NRE Participações S.A. ("NRE"), acquired the educational business of FADEP.

1.1 Purpose of the carve-out financial statements

              These carve-out financial statements were prepared for its inclusion in the Registration Statement of Afya Limited with the Securities and Exchange Commission ("SEC") of the United States of America, in compliance with Rule 3-05 of Regulation S-X under the Securities Act ("Rule 3-05").

2 Significant accounting policies

2.1 Basis for preparation of the carve-out financial statements

              The carve-out financial statements have been prepared on a "carve-out" basis from the statutory financial statements of FADEP, using historical results of operations, assets and liabilities attributable to the Company's educational business. The accompanying carve-out financial statements as of December 4, 2018 and for the period from January 1, 2018 to December 4, 2018 and as of and for the year ended December 31, 2017 have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

              Considering the purpose of these carve-out financial statements, the Company has presented the carve-out statements of income and comprehensive income, changes in equity and cash flows are prepared for the period from January 1, 2018 to December 4, 2018 (the date prior to the acquisition by NRE), with comparative information for the full year ended December 31, 2017. International Accounting Standard ("IAS") No. 1, requires the presentation of comparative information in respect of the preceding period for all the amounts reported in the current period's financial statements with the purpose to provide information that is useful in analyzing an entity's financial statements. Considering the purpose of preparation of these financial statements, the presentation referred to above did not include the comparative information for the period from January 1, 2017 to December 4, 2017.

              The carve-out financial statements may not be indicative of the financial position, results of operations and cash flows that would have been presented if the Company had been a stand-alone entity. Therefore, the combined carve-out financial statements may not necessarily be indicative of the Company's future financial position, results of operations and cash flows.

              The carve-out financial statements are presented in Brazilian reais ("BRL" or "R$"), which is the Company's functional and presentation currency. All amounts are rounded to the nearest thousand.

FADEP—Faculdade Educacional de Pato Branco Ltda.

Notes to the carve-out financial statements (Continued)

December 4, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              These carve-out financial statements were authorized for issue by Management on April 8, 2019.

2.2 Summary of significant accounting policies

              This note provides a description of the significant accounting policies adopted in the preparation of these carve-out financial statements in addition to other policies that have been disclosed in other notes to these carve-out financial statements. These policies have been consistently applied to all periods presented.

a) Current versus non-current classification

              The Company presents assets and liabilities in the statements of financial position based on current/non current classification. An asset is current when it is:

  •
  Expected to be realized or intended to be sold or consumed in the normal operating cycle;

  •
  Held primarily for the purpose of trading;

  •
  Expected to be realized within twelve months after the reporting period; or

  •
  Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period.

              All other assets are classified as non-current.

              A liability is current when:

  •
  It is expected to be settled in the normal operating cycle;

  •
  It is held primarily for the purpose of trading;

  •
  It is due to be settled within twelve months after the reporting period; or

  •
  There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period.

              The Company classifies all other liabilities as non-current.

b) Fair value measurement

              Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either: (i) in the principal market for the asset or liability; or (ii) in the absence of a principal market, in the most advantageous market for the asset or liability.

              The principal or the most advantageous market must be accessible by the Company.

FADEP—Faculdade Educacional de Pato Branco Ltda.

Notes to the carve-out financial statements (Continued)

December 4, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

              A fair value measurement of a non-financial asset takes into account a market participant's ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

              The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

              All assets and liabilities for which fair value is measured or disclosed in the carve-out financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

  •
  Level 1—Quoted (unadjusted) market prices in active markets for identical assets or liabilities.

  •
  Level 2—Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.

  •
  Level 3—Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

              For assets and liabilities that are recognized in the carve-out financial statements at fair value on a recurring basis, the Company determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

              At each reporting date, the Company analyzes the movements in the values of assets and liabilities which are required to be remeasured or re-assessed as per the Company's accounting policies. For this analysis, the Company verifies the major inputs applied in the latest valuation by agreeing the information in the valuation computation to contracts and other relevant documents.

              The Company also compares the change in the fair value of each asset and liability with relevant external sources to determine whether the change is reasonable.

              For the purpose of fair value disclosures, the Company has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy, as explained above.

c) Financial instruments—initial recognition and measurement

              A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

FADEP—Faculdade Educacional de Pato Branco Ltda.

Notes to the carve-out financial statements (Continued)

December 4, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

i) Financial assets

Initial recognition and measurement

              The classification of financial assets at initial recognition depends on the financial asset's contractual cash flow characteristics and the Company's business model for managing them. With the exception of trade receivables that do not contain a significant financing component or for which the Company has applied the practical expedient, the Company initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs. Trade receivables that do not contain a significant financing component or for which the Company has applied the practical expedient are measured at the transaction price determined under IFRS 15.

              In order for a financial asset to be classified and measured at amortized cost or fair value through OCI, it needs to give rise to cash flows that are 'solely payments of principal and interest (SPPI)' on the principal amount outstanding. This assessment is referred to as the SPPI test and is performed at an instrument level.

              The Company's business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both.

              Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the market place (regular way trades) are recognized on the trade date, i.e., the date that the Company commits to purchase or sell the asset.

Subsequent measurement

              For purposes of subsequent measurement, financial assets are classified as: amortized cost or fair value through profit or loss. As of December 4, 2018 and December 31, 2018, the Company had only financial assets at amortized cost.

Financial assets at amortized cost

              The Company measures financial assets at amortized cost if both of the following conditions are met:

  •
  The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows, and

  •
  The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

              Financial assets at amortized cost are subsequently measured using the effective interest (EIR) method and are subject to impairment. Gains and losses are recognized in the statement of income when the asset is derecognized, modified or impaired.

FADEP—Faculdade Educacional de Pato Branco Ltda.

Notes to the carve-out financial statements (Continued)

December 4, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

Derecognition

              A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e., removed from the Company's statement of financial position) when:

  •
  The rights to receive cash flows from the asset have expired; or

  •
  The Company has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a 'pass-through' arrangement-and either (a) the Company has transferred substantially all the risks and rewards of the asset, or (b) the Company has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

              When the Company has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Company continues to recognize the transferred asset to the extent of its continuing involvement. In that case, the Company also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Company has retained.

              Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Company could be required to repay.

Impairment of financial assets

              Further disclosures relating to impairment of financial assets are also provided in the following notes:

  •
  Significant accounting estimates and assumptions—Note 3

  •
  Trade receivables—Note 5

              The Company recognizes an allowance for expected credit losses (ECLs) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and the cash flows that the Company expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

              For trade receivables, the Company applies a simplified approach in calculating ECLs. As a result, the Company does not track changes in credit risk, but rather recognizes an allowance for doubtful accounts based on lifetime ECLs at each reporting date. The Company has established a

FADEP—Faculdade Educacional de Pato Branco Ltda.

Notes to the carve-out financial statements (Continued)

December 4, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.

              The Company considers a financial asset to be in default when contractual payments are 180 days past due. In certain cases, however, the Company may also consider a financial asset to be in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Company. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows.

ii) Financial liabilities

Initial recognition and measurement

              Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, or as payables, as appropriate.

              All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

              As of December 4, 2018 and December 31, 2017, the Company had only financial liabilities classified as loans and borrowings.

Subsequent measurement

              The measurement of financial liabilities depends on their classification, as described below:

Loans and borrowings

              After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the EIR method. Gains and losses are recognized in the statement of income when the liabilities are derecognized as well as through the EIR amortization process.

              Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance expenses in the statement of income.

Derecognition

              A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the statement of income.

FADEP—Faculdade Educacional de Pato Branco Ltda.

Notes to the carve-out financial statements (Continued)

December 4, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

iii) Offsetting of financial instruments

              Financial assets and financial liabilities are offset and the net amount is reported in the statement of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, to realize the assets and settle the liabilities simultaneously.

d) Cash and cash equivalents

              Cash and cash equivalents in the statement of financial position comprise cash at banks and on hand, and short-term financial investments with an original maturity of three months or less, which are subject to an insignificant risk of changes in value.

              For the purposes of the statement of cash flows, cash and cash equivalents consist of cash and short-term financial investments, as they are considered an integral part of the Company's cash management.

e) Inventories

              Inventories are measured at the lower of cost and net realizable value. The costs of inventories is based on the average cost method and include costs incurred on the purchase of inventories and other costs incurred in bringing them to their current location and condition. Costs of purchased inventory are determined after deducting any discounts and recoverable taxes.

f) Property and equipment

              Property and equipment are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any.

              Subsequent expenditure are capitalized only if it is probable that the future economic benefits associated with the expenditure will flow to the Company.

              Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, as follows:

Machinery and equipment	10 years
Vehicles	4 years
Furniture and fixtures	10 years
IT equipment	5 years

              An item of property and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefit is expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of income when the asset is derecognized.

              The residual values, useful lives and methods of depreciation of property and equipment are reviewed at each financial year end and adjusted prospectively, if appropriate.

FADEP—Faculdade Educacional de Pato Branco Ltda.

Notes to the carve-out financial statements (Continued)

December 4, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

g) Leases

              The determination of whether an arrangement is (or contains) a lease is based on the substance of the arrangement at the inception of the lease. The arrangement is, or contains, a lease if fulfilment of the arrangement is dependent on the use of a specific asset (or assets) and the arrangement conveys a right to use the asset (or assets), even if that asset is (or those assets are) not explicitly specified in an arrangement.

Company as a lessee

              A lease is classified at the inception date as a finance lease or an operating lease. A lease that transfers substantially all the risks and rewards incidental to ownership to the Company is classified as a finance lease.

              An operating lease is a lease other than a finance lease. The Company does not have leases classified as finance lease. Operating lease payments are recognized as an operating expense in the statement of income on a straight-line basis over the lease term.

h) Impairment of non-financial asset

              The Company assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Company estimates the asset's recoverable amount. An asset's recoverable amount is the higher of an asset's or CGU's fair value less costs of disposal and its value in use. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

              In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, or other available fair value indicators.

              The Company bases its impairment calculation on detailed budgets and forecast calculations, which are prepared for the Company's single CGU to which the individual assets are allocated. These budgets and forecast calculations generally cover a period of five years. A long-term growth rate is calculated and applied to project future cash flows after the fifth year.

              Impairment losses of continuing operations are recognized in the statement of income in expense categories consistent with the function of the impaired asset.

              An assessment is made at each reporting date to determine whether there is an indication that previously recognized impairment losses no longer exist or have decreased. If such indication exists, the

FADEP—Faculdade Educacional de Pato Branco Ltda.

Notes to the carve-out financial statements (Continued)

December 4, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

Company estimates the asset's or CGU recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset's recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the statement of income.

i) Provisions

              Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. The expense relating to a provision is presented in the statement of income, net of any reimbursement, when applicable.

              Provisions are recorded when it is probable that an outflow of resources will be made to settle the obligation and a reasonable estimate can be made. The assessment of probability of loss includes (i) the analysis of the available procedural evidence; (ii) the hierarchy of laws, jurisprudence and / or more recent court decisions and their relevance in the legal order; and (iii) mainly the assessment made by external lawyers. Provisions are reviewed and adjusted to take into account updates or changes of circumstances or progress of the legal proceedings involving the Company, as well as effects of applicable limitation periods, and also based on new topics discussed, new court decisions or changes in jurisprudential positions.

j) Cash dividend

              The Company recognizes a liability to pay a dividend when the distribution is authorized and the distribution is no longer at the discretion of the Company. The distribution is authorized when it is approved by the quotaholders. A corresponding amount is recognized directly in equity.

k) Labor and social obligations

              Labor and social obligations are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

l) Revenue recognition from contracts with customers

              The Company's revenues consist primarily of tuition fees we charged for medical courses and other clinical programs. The Company also generates revenue from tuition fees for other undergraduate courses, student fees and certain education-related activities.

FADEP—Faculdade Educacional de Pato Branco Ltda.

Notes to the carve-out financial statements (Continued)

December 4, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              Revenue is recognized when services are rendered to the customer at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services. Revenues is recognized net of scholarships and other discounts, cancellations and taxes on revenue.

              The Company has concluded that it is the principal in its revenue arrangements.

              The Company assess collectibility on a portfolio basis prior to recording revenue. Generally, students cannot re-enroll for the next academic session without satisfactory resolution of any past-due amounts. If a student withdraws, the Company's obligation to issue a refund depends on the refund policy at that institution and the timing of the student's withdrawal. Generally, the refund obligations are reduced over the course of the academic term. The Company records refunds as a reduction of advances from customers as applicable.

Trade receivables

              Trade receivables represent the Company's right to an amount of consideration that is unconditional (i.e., only the passage of time is required before payment of the consideration is due).

Advances from customers

              Advances from customers are the obligation to transfer services to a customer for which the Company has received consideration (or an amount of consideration is due) from the customer. If a customer pays the consideration before the Company transfers services to the customer, an advance from customer is recognized when the payment is received. Advances from customers are recognized as revenue when the Company performs under the contract.

m) Taxes

              The Company joined the PROUNI (Programa Universidade para Todos—University for All Federal Program) program, which is a federal program that exempts post-secondary institutions of some federal taxes in exchange for providing a certain number of student enrollment for low income students, benefits from the exemption of the following federal taxes:

  •
  Income taxes and social contribution

  •
  PIS and COFINS

              The regulation of PROUNI defines that the revenue from traditional and technological graduation activities is exempt from PIS and COFINS. For income from other teaching activities, PIS and COFINS are charged at rates of 0.65% and 3.00%, respectively, and for non-teaching activities, PIS is charged at a rate of 1.65% and to COFINS at 7.6%.

Current income taxes

              Current income taxes were calculated based on the criteria established by the Normative Instruction of the Brazilian Internal Revenue Service, specifically regarding the PROUNI program, which allows exemption of these taxes from traditional and technological graduation activities.

FADEP—Faculdade Educacional de Pato Branco Ltda.

Notes to the carve-out financial statements (Continued)

December 4, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date.

              Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

2.3 Changes in accounting policies and disclosures

New standards, interpretations and amendments adopted by the Company

              The Company applied IFRS 15 Revenue from Contracts with Customers and IFRS 9 Financial Instruments for the first time in 2018, without restating comparative information.

              Other amendments and interpretations were applied for the first time in 2018, but did not have an impact on the carve-out financial statements. The Company has not elected to early adopt any other standard, interpretation or amendment that has been issued but are not yet effective as of December 4, 2018.

IFRS 9 Financial Instruments

              IFRS 9 Financial Instruments replaces IAS 39 Financial Instruments: Recognition and Measurement for annual periods beginning on or after January 1, 2018, bringing together all three aspects of the accounting for financial instruments project: classification and measurement, impairment and hedge accounting.

              The Company has applied IFRS 9 prospectively, with the initial application date of January 1, 2018.

(a) Classification and measurement

              Under IFRS 9, debt financial instruments are subsequently measured at fair value through profit or loss (FVPL), amortized cost or fair value through other comprehensive income (FVOCI).

              The classification is based on two criteria: the Company's business model for managing the assets; and whether the instruments' contractual cash flows represent 'solely payments of principal and interest' on the principal amount outstanding.

              The classification and measurement requirements of IFRS 9 did not have a significant impact on the Company. The following are the changes in the classification of the Company's financial assets are:

  •
  Trade receivables and other receivables previously classified as Loans and receivables are hled to collect contractual cash flows and give rise to cash flows representing solely payments of principal and interest. These are now classified and measured as Debt instruments at amortized cost.

FADEP—Faculdade Educacional de Pato Branco Ltda.

Notes to the carve-out financial statements (Continued)

December 4, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              The assessment of the Company's business models was made as of the date of initial application, January 1, 2018. The assessment of whether contractual cash flows on debt instruments are solely comprised of principal and interest was made based on the facts and circumstances as at the initial recognition of the assets.

              The Company has not designated any financial liabilities as at fair value through profit or loss. There are no changes in classification and measurement of Company's financial liabilities.

(b) Impairment of financial assets

              The adoption of IFRS 9 has changed the Company's accounting for impairment losses for financial assets by replacing IAS 39's incurred loss approach with a forward-looking expected credit loss (ECL) approach. IFRS 9 requires the Company to record an allowance for ECLs for all loans and other debt financial assets not held at FVPL.

              ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Company expects to receive. The shortfall is then discounted at an approximation to the asset's original effective interest rate.

              For trade receivables, the Company has applied the standard's simplified approach and has calculated ECLs based on lifetime expected credit losses. The Company has established a provision matrix that is based on the Company's historical credit loss experience, adjusted for forward looking factors specific to the debtors and the economic environment.

              The Company considers a financial asset in default when contractual payment are 180 days past due. However, in certain cases, the Company may also consider a financial asset to be in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Company.

              The adoption of the ECL requirements of IFRS 9 did not result in relevant changes in impairment allowances of the Company's trade receivables.

IFRS 15 Revenue from Contracts with Customers

              IFRS 15 supersedes IAS 11 Construction Contracts, IAS 18 Revenue and related interpretations and it applies to all revenue arising from contracts with customers, unless those contracts are in the scope of other standards. The new standard establishes a five-step model to account for revenue arising from contracts with customers. Under IFRS 15, revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer.

              The standard requires entities to exercise judgement, taking into consideration all of the relevant facts and circumstances when applying each step of the model to contracts with their customers. The standard also specifies the accounting for the incremental costs of obtaining a contract and the costs directly related to fulfilling a contract.

FADEP—Faculdade Educacional de Pato Branco Ltda.

Notes to the carve-out financial statements (Continued)

December 4, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              Except to the changes in presentation and disclosure presented below, the effects of adoption of IFRS 15 did not result in changes to the amounts recognized in carve-out financial statements.

Presentation and disclosure requirements

              As required for the carve-out financial statements, the Company disaggregated revenue recognized from contracts with customers into categories that depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. See Note 9 for the disclosure on disaggregated revenue.

New standards and interpretations not yet adopted

              The standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Company's carve-out financial statements are disclosed below. The Company intends to adopt these standards, if applicable, when they become effective.

IFRS 16—Leases

              IFRS 16 was issued in January 2016 and it replaces IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases—Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for all leases under a single on-balance sheet model similar to the accounting for finance leases under IAS 17. The standard includes two recognition exemptions for lessees—leases of 'low-value' assets (i.e., personal computers) and short-term leases (i.e., leases with a lease term of 12 months or less). At the commencement date of a lease, a lessee will recognize a liability to make lease payments (i.e., the lease liability) and an asset representing the right to use the underlying asset during the lease term (i.e., the right-of-use asset). Lessees will be required to separately recognize the interest expense on the lease liability and the depreciation expense on the right-of-use asset.

              Lessees will also be required to remeasure the lease liability upon the occurrence of certain events (e.g., a change in the lease term, a change in future lease payments resulting from a change in an index or rate used to determine those payments). The lessee will generally recognize the amount of the remeasurement of the lease liability as an adjustment to the right-of-use asset.

              IFRS 16, which is effective for annual periods beginning on or after January 1, 2019, requires lessees and lessors to make more extensive disclosures than under IAS 17.

              The Company has reviewed all lease agreements in scope of IFRS 16 and assessed whether these agreements meet the criteria under the new standard. The standard will mainly affect the accounting of the Company's operating leases.

              For lease agreements meeting the IFRS 16 recognition criteria, the Company expects to recognize rights-of-use assets of approximately R$ 13,531 and lease liabilities of R$ 13,531, as of January 1, 2019 using the modified retrospective transition method with cumulative effect on January 1, 2019.

FADEP—Faculdade Educacional de Pato Branco Ltda.

Notes to the carve-out financial statements (Continued)

December 4, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

3 Significant accounting estimates and assumptions

              The preparation of the Company's carve-out financial statements requires Management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods. Accounting estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to estimates are recognized prospectively.

              Other disclosures relating to the Company's exposure to risks and uncertainties includes:

  •
  Capital management—Note 14

  •
  Financial instruments risk management and policies—Note 14

Estimates and assumptions

              The key assumptions about the future and other key sources of estimated uncertainty as of the reporting date that include a significant risk of a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. The Company based its assumptions and estimates on parameters available when the carve-out financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances that arise and that are beyond the Company's control. Such changes are reflected in the assumptions where they occur.

Credit losses on trade receivables

              The Company recognizes an allowance for expected credit losses (ECLs) for trade receivables applying a simplified approach in calculating ECLs. As a result, the Company does not track changes in credit risk, but rather recognizes an allowance for doubtful accounts based on lifetime ECLs at each reporting date. The Company has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment. The Company considers a trade receivable to be in default when contractual payments are 180 days past due. In certain cases, however, the Company may also consider a financial asset to be in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Company. A trade receivable is written off when there is no reasonable expectation of recovering the contractual cash flows. The information about the allowance on doubtful accounts on trade receivables is disclosed in Note 5.

Provision for legal proceedings

              The Company is party to proceedings at judicial and administrative levels, as disclosed in Note 15. The provision for legal proceedings is set up for all proceedings assessed as probable losses. The likelihood of loss is assessed based on available evidence, the hierarchy of laws, case law, most

FADEP—Faculdade Educacional de Pato Branco Ltda.

Notes to the carve-out financial statements (Continued)

December 4, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

3 Significant accounting estimates and assumptions (Continued)

recent court decisions and their relevance within the legal system, and the assessment made by the outside legal counsel. Provisions are reviewed and adjusted to take into account changes in circumstances, such as statute of limitations, additional exposures identified based on new matters or court decisions.

4 Cash and cash equivalents

	December 4, 2018	December 31, 2017
Cash and bank deposits	308	217
Cash equivalents(a)	345	1,052

	653	1,269

(a)
Cash equivalents correspond to financial investments in Bank Certificates of Deposit ("CDB") of highly rated financial institutions. As of December 4, 2018, the average interest on these CDB are equivalent to 100% of the Interbank Certificates of Deposit ("CDI") (100% as of December 31, 2017). These funds are available for immediate use and have insignificant risk of changes in value.

5 Trade receivables

	December 4, 2018	December 31, 2017
Tuition fees	5,284	4,366
(–) Allowance for doubtful accounts	(557)	(772)

	4,727	3,594

Current	2,492	2,864
Non-current	2,235	730

              As of December 4, 2018 and December 31, 2017, the aging of trade receivables was as follows:

	December 4, 2018	December 31, 2017
Neither past due nor impaired	2,327	2,140
Past due
1 to 30 days	894	920
31 to 90 days	701	338
91 to 180 days	651	254
More than 180 days	711	714

	5,284	4,366

FADEP—Faculdade Educacional de Pato Branco Ltda.

Notes to the carve-out financial statements (Continued)

December 4, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

5 Trade receivables (Continued)

              Part of the trade receivables of FADEP is from special payment condition that the university provides to certain students. Those students pay monthly tuiton in more months than the normal flow.

              The changes in the allowance for doubtful accounts for the period from January 1, 2018 to December 4, 2018 and year ended December 31, 2017, was as follows:

Balance at January 1, 2017	(748)
Additions, net of reversals	(24)

Balance at December 31, 2017	(772)

Reversals, net of additions	215

Balance at December 4, 2018	(557)

6 Property and equipment

	Machinery and equipment	Vehicles	Furniture and fixtures	IT equipment	Total
Balances as of January 1, 2017	2,338	41	988	744	4,111
Additions	901	—	208	174	1,283
Disposals	(31)	—	(5)	(47)	(83)

Balances as of December 31, 2017	3,208	41	1,191	871	5,311

Additions	897	—	219	351	1,467
Disposals	(17)	—	(3)	(1)	(21)

Balances as of December 4, 2018	4,088	41	1,407	1,221	6,757

Depreciation	Machinery and equipment	Vehicles	Furniture and fixtures	IT equipment	Total
Balances as of January 1, 2017	(949)	(10)	(693)	(627)	(2,279)

Depreciation expense for the year	(253)	(12)	(87)	(68)	(420)
Disposals	13	3	4	47	67

Balances as of December 31, 2017	(1,189)	(19)	(776)	(648)	(2,632)

Depreciation expense for the period	(278)	(8)	(66)	(89)	(441)
Disposals	10	—	1	1	12

Balances as of December 4, 2018	(1,457)	(27)	(841)	(736)	(3,061)

Net book value
Balance as of December 4, 2018	2,631	14	566	485	3,696

Balance as of December 31, 2017	2,019	22	415	223	2,679

FADEP—Faculdade Educacional de Pato Branco Ltda.

Notes to the carve-out financial statements (Continued)

December 4, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

6 Property and equipment (Continued)

              The Company assesses, at each reporting date, whether there is an indication that a property and equipment asset may be impaired. If any indication exists, the Company estimates the asset's recoverable amount. There were no indications of impairment of property and equipment as of and for the period from January 1, 2018 to December 4, 2018 and as of and for year ended December 31, 2017.

7 Loans and financing

Financial institution	Interest rate	Maturity	December 4, 2018	December 31, 2017
BRDE—Banco Regional de Desenvolvimento do Extremo Sul	5,8% TJLP + 1%	04/15/2024	2,669	2,868
Current			493	453
Non-current			2,176	2,415

              The loan agreement, related to working capital, are guaranteed by the Company's property and do not have any restrictive covenants.

              The maturity dates of the loans and financing as of December 4, 2018 were as follows:

Maturity	Amount
2019	493
2020	493
2021	493
2022	493
2023	493
2024	204

Total	2,669

8 Invested equity

Dividends

              The Company distributed dividends in the amount of R$ 13,349 for the period from January 1, 2018 to December 4, 2018 and R$ 1,916 for the year ended December 31, 2017.

FADEP—Faculdade Educacional de Pato Branco Ltda.

Notes to the carve-out financial statements (Continued)

December 4, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

9 Revenue

	December 4, 2018	December 31, 2017
Tuition fees and educational services	44,054	39,120
Deductions
Taxes	(798)	(824)
PROUNI	(2,720)	(2,338)
FIES(a)	(388)	(515)
Returns and discounts	(8,550)	(7,796)

Net revenue from contracts with customers	31,598	27,647

Timing of revenue recognition
Transferred over time	31,404	26,966
Transferred at a point in time	194	681

(a)
The Company adhered to FIES (Fundo de Financiamento Estudantil—student funding fund), established by Law 10,260 / 2001 which is a financing model to low income students in private university.

              The Company`s revenues from contracts with customers are all provided in Brazil.

              The Company is not subject to the payment of the social integration program tax (Programa de Integração Social, or PIS) and the social contribution on revenues tax (Contribuição para o Financiamento da Seguridade Social, or COFINS) on the sale of undergraduation degrees under the PROUNI program.

10 Expenses and costs by nature

	December 4, 2018	December 31, 2017
Cost of services	(15,228)	(15,069)
General and administrative expenses	(6,297)	(6,283)

	(21,525)	(21,352)

FADEP—Faculdade Educacional de Pato Branco Ltda.

Notes to the carve-out financial statements (Continued)

December 4, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

10 Expenses and costs by nature (Continued)

	December 4, 2018	December 31, 2017
Payroll	(15,492)	(15,357)
Maintenance	(1,179)	(873)
Third party services	(915)	(1,050)
Allowance for doubtful accounts	215	(24)
Consumption materials	(781)	(743)
Travel expenses	(261)	(305)
Tax expenses	(219)	(209)
Depreciation	(441)	(420)
Publicity and advertising	(230)	(355)
Energy services	(315)	(286)
Courses	(395)	(925)
Infrastracture	(237)	(187)
Other	(1,275)	(618)

	(21,525)	(21,352)

11 Finance result

	December 4, 2018	December 31, 2017
Interest income from financial investments	140	200
Interest received	1,002	987
Other	28	61

Finance income	1,170	1,248

Interest expense	(1,226)	(1,088)
Bank fees	(50)	(53)
Other	(53)	(31)

Finance expenses	(1,329)	(1,172)

Finance result	(159)	76

FADEP—Faculdade Educacional de Pato Branco Ltda.

Notes to the carve-out financial statements (Continued)

December 4, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

12 Income taxes

              The Company's income taxes expense reconciliation is as follows:

	December 4, 2018	December 31, 2017
Income before income taxes	10,218	6,703
Combined statutory income taxes rate—%	34%	34%

Income taxes at statutory rates	(3,474)	(2,279)
Reconciliation adjustments:
PROUNI—fiscal incentive(a)	3,438	2,252
Other differences	(232)	(389)

Income taxes expense	(268)	(416)

Effective rate	(2,60)%	(6,21)%

(a)
The Company adhered to PROUNI, established by Law 11,096 / 2005, and has exemption for the period of validity of the adhesion term, in relation to income taxes for revenues from traditional and technological graduation activities.

13 Financial instruments

              The Company holds the following financial assets and liabilities:

Financial assets at amortization cost	December 4, 2018	December 31, 2017
Cash and cash equivalents	653	1,269
Trade receivables	4,727	3,594

	5,380	4,863

Financial liabilities at amortized cost	December 4, 2018	December 31, 2017
Trade payables	227	167
Loans and financing	2,669	2,868
Advances from customers	321	1,484

	3,217	4,519

              The Company's exposure to certain risks associated with the financial instruments is discussed in Note 14.

              The maximum exposure to credit risk at the end of the reporting period is the carrying amount of each class of financial assets mentioned above.

              The Company assessed that the fair value of cash and cash equivalents, trade receivables, related parties receivables and payables, trade payables, and advances from customers approximate

FADEP—Faculdade Educacional de Pato Branco Ltda.

Notes to the carve-out financial statements (Continued)

December 4, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

13 Financial instruments (Continued)

their carrying amounts due to the short-term maturities of these instruments; and loans and financing are subject to interest.

14 Risk

(a) Financial risk management

              The Company monitors market, credit and operational risks in line with the objectives in capital management and counts with the support, monitoring and oversight of the decisions related to capital management and its alignment with the objectives and risks. The Company's Management monitors the effectiveness of the Company's risk management.

Capital management

              The Company's objectives when managing capital are to:

  •
  maximize quotaholder value;

  •
  safeguard its ability to continue as a going concern, so that it can continue to provide returns for quotaholders and benefits for other quotaholders; and

  •
  maintain an optimal capital structure to reduce the cost of capital.

              In order to maintain or alter the capital structure, the Company may adjust the amount of dividends paid to quotaholders, return capital to quotaholders, issue new quotas or sell assets to reduce debt.

              No changes were made in the objectives, policies or processes for managing capital during the period from January 1, 2018 to December 4, 2018 and year ended December 31, 2017.

(i) Liquidity risk

              Management of the Company has responsibility for mitigating liquidity risk. In order to achieve their goals, Management regularly reviews the risk and maintains appropriate reserves, including bank credit facilities with first tier financial institutions. Management also continuously monitors projected and actual cash flows and the combination of the maturity profiles of the financial assets and liabilities.

              The main requirements for financial resources used by the Company arise from the need to make payments for suppliers, operating expenses, labor and social obligations, loans and financing and other operating disbursements.

FADEP—Faculdade Educacional de Pato Branco Ltda.

Notes to the carve-out financial statements (Continued)

December 4, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

14 Risk (Continued)

              The table below summarizes the maturity profile of the Company's financial liabilities based on contractual undiscounted amounts:

As of December 4, 2018	Less than 1 year	1 to 2 years	2 to 5 years	More than 5 years	Total
Trade payables	227	—	—	—	227
Loans and financing	493	493	1,479	204	2,669
Advances from customers	321	—	—	—	321

	1,041	493	1,479	204	3,217

As of December 31, 2017	Less than 1 year	1 to 2 years	2 to 5 years	More than 5 years	Total
Trade payables	167	—	—	—	167
Loans and financing	493	493	1,479	403	2,868
Advances from customers	1,484	—	—	—	1,484

	2,144	493	1,479	403	4,519

(ii) Credit risk

              This risk arises from the possibility that the Company may incur losses d ue to the default of its counterparties.

              Counterparty credit limits, which take published credit ratings and other factors into account, are set to cover the Company's total aggregate exposure to a single financial institution. Exposures and limits applicable to each financial institution are approved by treasury within guidelines approved by the board and are reviewed on a regular basis.

(b) Changes in liabilities arising from financing activities

		Cash flows
December 4, 2018	December 31, 2017	Payments	Interest paid	Interest accrued	December 4, 2018
Loans and financing	2,868	(435)	(292)	528	2,669
Dividends	—	(13,349)	—	—	—

	2,868	(13,784)	(292)	528	2,669

		Cash flows
December 31, 2017	January 1, 2017	Payments	Interest paid	Interest accrued	December 31, 2017
Loans and financing	3,277	(441)	(342)	374	2,868
Dividends	—	(1,916)	—	—	—

	3,277	(2,357)	(342)	374	2,868

FADEP—Faculdade Educacional de Pato Branco Ltda.

Notes to the carve-out financial statements (Continued)

December 4, 2018 and December 31, 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

15 Contingencies

(i) Legal proceedings and contingencies

              According to the assessment of the Company's Management, which takes into account the opinion of its legal advisors, there were no legal proceedings classified as probable losses, accordingly no provision was recognized as of December 4, 2018 and December 31, 2017.

16 Subsequent events

              On December 5, 2018, the loans and financing balance outstanding in the amount of R$2,669 was fully paid.

              On December 5, 2018, the Company entered into an operating lease agreement with the Company's former shareholders for the building it occupies. The lease agreement has a monthly minimum lease payment of R$ 150. The agreement has a term of 20 years and the minimum lease payment is adjusted annually by the IGP-M inflation index.

***

Guardaya Empreendimentos e Participações S.A.

Unaudited interim condensed consolidated financial statements

March 28, 2019

Guardaya Empreendimentos e Participações S.A.

Unaudited interim condensed consolidated statements of financial position

As of March 28, 2019 and December 31, 2018

(In thousands of Brazilian reais)

	Notes	March 28, 2019	December 31, 2018
		(unaudited)
Assets
Current assets
Cash and cash equivalents	3	1,517	865
Trade receivables	4	36,879	23,122
Inventories	5	2,581	2,512
Recoverable taxes		254	254
Other assets		526	71

Total current assets		41,757	26,824

Non-current assets
Trade receivables	4	7,398	1,865
Judicial deposits		40	40
Right-of-use assets	2.3	4,245	—
Property and equipment	6	1,594	1,620
Intangible assets	7	15,019	15,037

Total non-current assets		28,296	18,562

Total assets		70,053	45,386

Liabilities
Current liabilities
Trade payables		454	1,376
Loans and financing	8.2.1	3,584	2,172
Lease liabilities	2.3	837	—
Advances from customers		508	1,347
Labor and social obligations		1,671	2,308
Taxes payable		737	553
Income taxes		1,368	646
Deferred revenue		3,185	2,370
Dividends payable		607	607

Total current liabilities		12,951	11,379

Non-current liabilities
Loans and financing	8.2.1	492	1,014
Lease liabilities	2.3	3,460	—
Taxes payable		1,633	1,705
Other liabilities		259	25
Deffered revenue		462	619
Provision for legal proceedings	18(ii)	680	642

Total non-current liabilities		6,986	4,005

Total liabilities		19,937	15,384

Equity
Share capital	13	34,648	34,607
Additional paid-in capital		(4,934)	(4,947)
Treasury shares		(54)	—
Share-based compensation reserve		412	342
Retained earnings		20,044	—

Total equity		50,116	30,002

Total liabilities and equity		70,053	45,386

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

Guardaya Empreendimentos e Participações S.A.

Unaudited interim condensed consolidated statements of income and comprehensive income

For the period from January 1, 2019 to March 28, 2019 and
the three-month period ended March 31, 2018

(In thousands of Brazilian reais, except earnings per share)

	Notes	March 28, 2019	March 31, 2018
		(unaudited)	(unaudited)
Net revenue	14	34,684	31,245
Cost of sales and services	15	(4,048)	(3,779)

Gross profit		30,636	27,466
General and administrative expenses	15	(8,937)	(7,101)
Other expenses	15	(181)	(249)

Operating income		21,518	20,116

Financial income	16	497	378
Financial expenses	16	(562)	(237)

Finance result		(65)	141

Income before income taxes		21,453	20,257

Income taxes expense	17	(1,409)	(1,363)

Net income for the period		20,044	18,894

Other comprehensive income		—	—

Total comprehensive income		20,044	18,894

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

Guardaya Empreendimentos e Participações S.A.

Unaudited interim consolidated statements of changes in equity

For the period from January 1, 2019 to March 28, 2019 and
the three-month period ended March 31, 2018

(In thousands of Brazilian reais)

	Share capital	Additional paid-in capital	Treasury shares	Legal reserve	Retained earnings reserve	Share- based compensation reserve	Retained earnings	Total equity
Balances at December 31, 2017	5,539	(8,565)	—	278	5,285	—	—	2,537
Effects from adoption of IFRS 9	—	—	—	—	—	—	58	58
Net income for the period	—	—	—	—	—	—	18,894	18,894

Total comprehensive income	—	—	—	—	—	—	18,894	18,894

Balances at March 31, 2018 (unaudited)	5,539	(8,565)	—	278	5,285	—	18,952	21,489

Balances at December 31, 2018	34,607	(4,947)	—	—	—	342	—	30,002
Net income for the period	—	—	—	—	—	—	20,044	20,044

Total comprehensive income	—	—	—	—	—	—	20,044	20,044

Capital increase and treasury shares	41	13	(54)	—	—	—	—	—
Shared-based compensation	—	—	—	—	—	70	—	70

Balances at March 28, 2019 (unaudited)	34,648	(4,934)	(54)	—	—	412	20,044	50,116

The accompanying notes are an integral part of unaudited interim condensed consolidated financial statements.

Guardaya Empreendimentos e Participações S.A.

Unaudited interim condensed consolidated statements of cash flows

For the period from January 1, 2019 to March 28, 2019 and
the three-month period ended March 31, 2018

(In thousands of Brazilian reais)

	March 28, 2019	March 31, 2018
	(unaudited)	(unaudited)
Operating activities
Income before income taxes for the period	21,453	20,257
Adjustments to reconcile profit before income taxes
Depreciation and amortization	1,726	697
Expected credit losses	1,523	1,600
Provision for legal proceedings	38	28
Deferred revenue	658	2,130
Share-based compensation expense	70	—
Interest on lease liabilities	121	—
Changes in assets and liabilities
Trade receivables	(20,812)	(18,625)
Inventories	(69)	(1,300)
Other assets	(456)	(119)
Trade payables	(922)	438
Labor and social obligations	(637)	12
Taxes and contributions payable	209	(725)
Advances from customers	(839)	(797)
Other liabilities	235	15

	2,298	3,611
Income taxes paid	(784)	(1,025)

Net cash flows from operating activities	1,514	2,586

Investing activities
Acquisition of intangible assets	(1,410)	(2,783)
Acquisition of property and equipment	(114)	(57)

Net cash flows used in investing activities	(1,524)	(2,840)

Financing activities
Loans and financing issued	1,795	—
Loans and financing paid	(798)	(126)
Interest on loans and financing paid	(107)	(87)
Payment of lease liabilities	(228)	—

Net cash flows from (used in) financing activities	662	(213)

Increase (decresase) in cash and cash equivalents	652	(467)

Cash and cash equivalents at the beginning of the period	865	538
Cash and cash equivalents at the end of the period	1,517	71

The accompanying notes are an intergral part of the unaudited interim condensed consolidated financial statements.

Guardaya Empreendimentos e Participações S.A.

Notes to the unaudited interim condensed consolidated financial statements

March 28, 2019 and March 31, 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

1 Corporate information

              Guardaya Empreendimentos e Participações S.A. ("Guardaya" or "Medcel") and its subsidiaries (collectively, the "Company") are domiciled in Brazil. The registered office is located at Avenida Paulista, 1776, 2nd floor, São Paulo, State of São Paulo.

              The Company is a holding company and consolidates its subsidiaries: Medcel Editora e Eventos S.A. ("Medcel Editora") and CBB Web Serviços e Transmissões On Line S.A. ("CBB Web"). The Company´s activity comprises the development and sale of medical education content (printed and digital content) and provide online medical education platform that offers distance learning residency preparatory courses.

              On March 29, 2019, Afya Participações S.A. ("Afya Brazil") merged Guardaya, resulting in the transfer to Afya Brazil of 100% of Medcel Editora and CBB Web.

              These unaudited interim condensed consolidated financial statements were authorized for issue by the Board of Directors on May 18, 2019.

1.1 Seasonality of operations

              The Company's sales are concentrated in the first quarter of the year, as a result of enrollments at the beginning of the year. The majority of the Company's revenues is derived from printed books and e-books, which are recognized at the point in time when control is transferred to the customer. Consequently, the Company generally have higher revenues and results of operations in the first quarter of the year compared to the next following quarters of the year.

1.2 Purpose of the consolidated financial statements

              These unaudited interim condensed consolidated financial statements were prepared for its inclusion in the Registration Statement of Afya Limited with the Securities and Exchange Commission ("SEC") of the United States of America, in compliance with Rule 3-05 of Regulation S-X under the Securities Act ("Rule 3-05").

2 Basis of preparation and changes to the accounting policies

2.1 Basis for preparation of the unaudited interim condensed consolidated financial statements

              The unaudited interim condensed consolidated financial statements as of March 28, 2019 and for period from January 1, 2019 to March 28, 2019 and for the three-month period ended March 31, 2018 have been prepared in accordance with IAS 34 Interim Financial Reporting.

              Considering the purpose of these financial statements, the Company has presented the statements of income and comprehensive income, changes in equity and cash flows prepared for the period from January 1, 2019 to March 28, 2019 (the date prior to the acquisition by Afya Brazil), with comparative information for the three-month period ended March 31, 2018. International Accounting Standard ("IAS") No. 1, requires the presentation of comparative information in respect of the preceding period for all the amounts reported in the current period's financial statements with the purpose to provide information that is useful in analyzing an entity's financial statements. Considering

Guardaya Empreendimentos e Participações S.A.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

March 28, 2019 and March 31, 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Basis of preparation and changes to the accounting policies (Continued)

the purpose of preparation of these financial statements, the presentation referred to above did not include the comparative information for the period from January 1, 2019 to March 28, 2019.

              The unaudited interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements and should be read in conjunction with the Company's annual consolidated financial statements as at December 31, 2018.

              The unaudited interim condensed consolidated financial statements are presented in Brazilian reais ("BRL" or "R$"), which is the Company's functional and presentation currency. All amounts are rounded to the nearest thousand, except when otherwise indicated.

2.3 Changes in accounting policies and disclosures

New standards, interpretations and amendments adopted by the Company

              The accounting policies adopted in the preparation of the unaudited interim condensed consolidated financial statements are consistent with those followed in the preparation of the Company's consolidated financial statements for the year ended December 31, 2018, except for the adoption of new standards effective as of January 1, 2019. The Company has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective.

              The Company applies, for the first time on January 1, 2019, IFRS 16 Leases. As required by IAS 34, the nature and effect of these changes are disclosed below.

              Other amendments and interpretations apply for the first time in 2019, but do not have an impact on the unaudited interim condensed consolidated financial statements of the Company.

a) IFRS 16—Leases

              IFRS 16 supersedes IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases—Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. The standard sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for all leases under a single on-balance sheet model.

              The Company adopted IFRS 16 using the modified retrospective method of adoption with the date of initial application of January 1, 2019. Under this method, the standard is applied retrospectively with the cumulative effect of initially applying the standard recognized at the date of initial application. The Company elected to use the transition practical expedient allowing the standard to be applied only to contracts that were previously identified as leases applying IAS 17 and IFRIC 4 at the date of initial application. The Company also elected to use the recognition exemptions for lease contracts that, at the commencement date, have a lease term of 12 months or less and do not contain a purchase option ('short-term leases'), and lease contracts for which the underlying asset is of low value ('low-value assets').

Guardaya Empreendimentos e Participações S.A.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

March 28, 2019 and March 31, 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Basis of preparation and changes to the accounting policies (Continued)

              The effect of adoption IFRS 16 as at January 1, 2019 is as follows:

Assets
Right-of-use assets	R$	4,404
Liabilities
Lease liabilities	R$	4,404

i) Nature of the effect of adoption of IFRS16

              The Company has lease contracts for properties. Before the adoption of IFRS 16, the Company classified each of its leases (as lessee) at the inception date as either a finance lease or an operating lease. The Company did not have finance leases as of December 31, 2018. In an operating lease, the leased property was not capitalized and the lease payments were recognized as rent expense in profit or loss on a straight-line basis over the lease term. Upon adoption of IFRS 16, the Company applied a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets. The standard provides specific transition requirements and practical expedients, which has been applied by the Company.

              The Company recognized right-of-use assets and lease liabilities for those leases previously classified as operating leases, except for short-term leases and leases of low-value assets. The right-of-use assets for the leases were recognized based on the amount equal to the lease liabilities, adjusted for any related prepaid and accrued lease payments previously recognized. Lease liabilities were recognized based on the present value of the remaining lease payments, discounted using the incremental borrowing rate at the date of initial application.

              The Company also applied the available practical expedients wherein it:

  •
  Used a incremental borrowing rate, according to the characteristics for each lease;

  •
  Relied on its assessment of whether leases are onerous immediately before the date of initial application;

  •
  Applied the short-term leases exemptions to leases with lease term that ends within 12 months at the date of initial application;

  •
  Excluded the initial direct costs from the measurement of the right-of-use asset at the date of initial application;

  •
  Used hindsight in determining the lease term where the contract contains options to extend or terminate the lease.

              Based on the foregoing, as at January 1, 2019:

  •
  Right-of-use assets of R$ 4,404 were recognized and presented separately in the statement of financial position.

  •
  Lease liabilities of R$ 4,404 were recognized.

Guardaya Empreendimentos e Participações S.A.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

March 28, 2019 and March 31, 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Basis of preparation and changes to the accounting policies (Continued)

              The lease liabilities as at January 1, 2019 can be reconciled to the operating lease commitments as of December 31, 2018 as follows:

Operating lease commitments as at December 31, 2018	6,353
Weighted average incremental borrowing rate as at January 1, 2019	11,63%
Lease liabilities as at January 1, 2019	4,404

ii) Summary of new accounting policies

              Set out below are the new accounting policies of the Company upon adoption of IFRS 16, which have been applied from the date of initial application:

Right-of-use assets

              The Company recognizes right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Unless the Company is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the recognized right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term. Right-of use assets are subject to impairment.

Lease liabilities

              At the commencement date of the lease, the Company recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Company and payments of penalties for terminating a lease, if the lease term reflects the Company exercising the option to terminate. The variable lease payments that do not depend on an index or a rate are recognized as expense in the period on which the event or condition that triggers the payment occurs.

              In calculating the present value of lease payments, the Company uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed lease payments or a change in the assessment to purchase the underlying asset.

Guardaya Empreendimentos e Participações S.A.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

March 28, 2019 and March 31, 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Basis of preparation and changes to the accounting policies (Continued)

Short-term leases and leases of low-value assets

              The Company applies the short-term lease recognition exemption to its short-term leases of properties (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of office equipment that are considered of low value. Lease payments on short-term leases and leases of low-value assets are recognized as expense on a straight-line basis over the lease term.

Significant judgement in determining the lease term of contracts with renewal options

              The Company determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised.

              The Company has the option, under some of its leases to lease the assets for additional terms. The Company applies judgement in evaluating whether it is reasonably certain to exercise the option to renew. That is, it considers all relevant factors that create an economic incentive for it to exercise the renewal. After the commencement date, the Company reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise (or not to exercise) the option to renew (e.g., a change in business strategy).

iii) Amounts recognized in the statements of financial position and income

              Set out below, are the carrying amounts of the Company's right-of-use assets and lease liabilities and the movements during the period:

	Right-of-use assets	Lease liabilities
As at January 1, 2019 (unaudited)	4,404	4,404
Depreciation expense	(159)	—
Interest expense	—	121
Payment of lease liabilities	—	(228)

As at March 28, 2019 (unaudited)	4,245	4,297

Current	—	837
Non-current	4,245	3,460

b) IFRIC Interpretation 23—Uncertainty over Income Tax Treatment

              The Interpretation addresses the accounting for income taxes when tax treatments involve uncertainty that affects the application of IAS 12 Income Taxes. It does not apply to taxes or levies outside the scope of IAS 12, nor does it specifically include requirements relating to interest and penalties associated with uncertain tax treatments.

Guardaya Empreendimentos e Participações S.A.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

March 28, 2019 and March 31, 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Basis of preparation and changes to the accounting policies (Continued)

              The Interpretation specifically addresses the following:

  •
  Whether an entity considers uncertain tax treatments separately

  •
  The assumptions an entity makes about the examination of tax treatments by taxation authorities

  •
  How an entity determines taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates

  •
  How an entity considers changes in facts and circumstances

              An entity has to determine whether to consider each uncertain tax treatment separately or together with one or more other uncertain tax treatments. The approach that better predicts the resolution of the uncertainty needs to be followed.

              The Company applied the interpretation and did not have significant impact on the unaudited interim condensed consolidated financial statements.

3 Cash and cash equivalents

	March 28, 2019	December 31, 2018
	(unaudited)
Cash and bank deposits	1,426	786
Cash equivalents(a)	91	79

	1,517	865

(a)
Cash equivalents correspond to resources maintained in highly rated financial institutions, represented by overnight deposits that remunerate the cash surplus at symbolical interest rates. These funds are available for immediate use and have insignificant risk of changes in value.

4 Trade receivables

	March 28, 2019	December 31, 2018
	(unaudited)
From sale of education content	56,127	35,065
(–) Present value adjustment	(742)	(493)
(–) Expected credit losses	(11,108)	(9,585)

	44,277	24,987

Current	36,879	23,122
Non-current	7,398	1,865

Guardaya Empreendimentos e Participações S.A.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

March 28, 2019 and March 31, 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

4 Trade receivables (Continued)

              As of March 28, 2019 and December 31, 2018, the aging of trade receivables was as follows:

	March 28, 2019	December 31, 2018
	(unaudited)
Neither past due nor impaired	37,233	21,177
Past due
1 to 60 days	6,419	2,152
61 to 90 days	801	367
91 to 120 days	423	377
121 to 180 days	551	547
More than 180 days	10,700	10,445

	56,127	35,065

              The changes in the allowance for expected credit losses for the periods ended March 28, 2019 and March 31, 2018, was as follows:

	March 28, 2019	March 31, 2018
	(unaudited)	(unaudited)
Balance at the beginning of the period	(9,585)	(6,470)
Additions	(1,523)	(1,600)

Balance at the end of the period	(11,108)	(8,070)

5 Inventories

	March 28, 2019	December 31, 2018
	(unaudited)
Books	2,084	2,360
Medical appliances	449	—
Printing materials	122	229
Packages	36	33
(–) Inventory allowance	(110)	(110)

	2,581	2,512

Guardaya Empreendimentos e Participações S.A.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

March 28, 2019 and March 31, 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

6 Property and equipment

	Machinery and equipment	Furniture and fixtures	Telecomunications equipements	IT equipment	Improvements	Total
Cost
As of December 31, 2017	375	813	11	1,600	—	2,799
Additions	6	—	4	47	—	57

As of March 31, 2018 (unaudited)	381	813	15	1,647	—	2,856

As of December 31, 2018	390	797	12	1,794	135	3,128
Additions	7	—	16	88	3	114

As of March 28, 2019 (unaudited)	397	797	28	1,882	138	3,242

Depreciation
As of December 31, 2017	(76)	(157)	(3)	(768)	—	(1,004)
Depreciation	(12)	(20)	(1)	(83)	—	(116)

As of March 31, 2018 (unaudited)	(88)	(177)	(4)	(851)	—	(1,120)

As of December 31, 2018	(177)	(217)	(5)	(1,091)	(18)	(1,508)
Depreciation	(41)	(19)	(1)	(67)	(12)	(140)

As of March 28, 2019 (unaudited)	(218)	(236)	(6)	(1,158)	(30)	(1,648)

Net book value
As of December 31, 2018	213	580	7	703	117	1,620

As of March 28, 2019 (unaudited)	179	561	22	724	108	1,594

              There were no indications of impairment of property and equipment as of and for the periods ended March 28, 2019 and March 31, 2018.

Guardaya Empreendimentos e Participações S.A.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

March 28, 2019 and March 31, 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

7 Intangible assets

	Education content	Software license	System developments	Other	Total
Cost
As of December 31, 2017	6,300	366	2,534	44	9,244
Additions	2,367	—	416	—	2,783

As of March 31, 2018 (unaudited)	8,667	366	2,950	44	12,027

As of December 31, 2018	14,441	366	3,867	44	18,718
Additions	1,113	—	297	—	1,410

As of March 28, 2019 (unaudited)	15,554	366	4,164	44	20,128

Amortization
As of December 31, 2017	(151)	(261)	(98)	—	(510)
Amortization	(452)	(17)	(112)	—	(581)

As of March 31, 2018 (unaudited)	(603)	(278)	(210)	—	(1,091)

As of December 31, 2018	(2,616)	(329)	(736)	—	(3,681)
Amortization	(1,232)	(17)	(178)	—	(1,427)

As of March 28, 2019 (unaudited)	(3,848)	(346)	(914)	—	(5,108)

Net book value
As of December 31, 2018	11,825	37	3,133	43	15,037

As of March 28, 2019 (unaudited)	11,706	20	3,250	43	15,019

              There were no indications of impairment for the periods ended March 28, 2019 and March 31, 2018.

8 Financial assets and liabilities

8.1 Financial assets

Financial assets	March 28, 2019	December 31, 2018
	(unaudited)
At amortized cost
Cash and cash equivalents	1,517	865
Trade receivables	44,277	24,987

Total	45,794	25,852

Current	38,396	23,987
Non-current	7,398	1,865

              Debt instruments at amortized cost include trade receivables. Financial assets at amortized cost also include cash and cash equivalents.

Guardaya Empreendimentos e Participações S.A.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

March 28, 2019 and March 31, 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

8 Financial assets and liabilities (Continued)

8.2 Financial liabilities

Financial liabilities	March 28, 2019	December 31, 2018
	(unaudited)
At amortized cost
Trade payables	454	1,376
Loans and financing	4,076	3,186
Lease liabilities	4,297	—
Advances from customers	508	1,347

Total	9,335	5,909

Current	5,383	4,895
Non-current	3,952	1,014

8.2.1 Loans and financing

              The Company's loans and financing are as follows:

Financial institution	Currency	Interest rate	Maturity	March 28, 2019	December 31, 2018
				(unaudited)
Banco Itaú—(a)	Brazillian real	1,48% p.m	2020	2,281	2,681
Banco Itaú—(b)	Brazilian real	1.22% ~ 1.26% p.m.	2019	1,795	505

Total loans and financing				4,076	3,186

Current				3,584	2,172
Non-current				492	1,014

(a)
During June 2018, the Company contracted this loan contract in the amount of R$ 3,000. This loan is repayable in 22 installments with final maturity date in June 2020.

(b)
Refers a forfait ("risco sacado") agreement with Banco Itaú.

              The maturity dates of the loans and financing as of March 28, 2019 are as follows:

2019	3,584
2020	492

Total	4,076

Guarantees and covenants

              The loan and financing agreements are guaranteed by Company's receivables and do not have any additional restrictive clauses.

Guardaya Empreendimentos e Participações S.A.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

March 28, 2019 and March 31, 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

8 Financial assets and liabilities (Continued)

8.3 Fair values

              The table below is a comparison of the carrying amounts and fair values of the Company's financial instruments, other than those carrying amounts that are reasonable approximation of fair values:

	March 28, 2019		December 31, 2018
	Carrying amount	Fair value	Carrying amount	Fair value
	(unaudited)
Financial assets
Trade receivables (non-current)	7,398	7,398	1,865	1,865

Total	7,398	7,398	1,865	1,865

Financial liabilities
Loans and financing	4,076	4,076	3,186	3,186
Lease liabilities	4,297	4,297	—	—

Total	8,373	8,373	3,186	3,186

              The Company assessed that the fair values of cash and cash equivalents, trade receivables, trade payables and advances from customers approximate their carrying amounts largely due to the short-term maturities of these instruments.

              Certain trade receivables present long-term maturity dates (up to 24 months); accordingly, the balances are recorded at the corresponding present values.

8.4 Financial instruments risk management objectives and policies

              The Company's principal financial liabilities comprise loans and financing, trade payables and advances from customers. The main purpose of these financial liabilities is to finance the Company's operations. The Company's principal financial assets include trade receivables and cash and cash equivalents that derive directly from its operations.

              The Company is exposed to market risk, credit risk and liquidity risk. The Company monitors market, credit and operational risks in line with the objectives in capital management and counts with the support, monitoring and oversight of the Board of Directors in decisions related to capital management and its alignment with the objectives and risks. The Company's policy is that no trading of derivatives for speculative purposes may be undertaken. The Board of Directors reviews and agrees policies for managing each of these risks, which are summarized below.

8.4.1 Market risk

              Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. The Company is not significantly exposed to interest rate risk and foreign currency risk.

Guardaya Empreendimentos e Participações S.A.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

March 28, 2019 and March 31, 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

8 Financial assets and liabilities (Continued)

              Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company's exposure to the risk of changes in market interest rates relates primarily to the Company's cash equivalents with floating interest rates.

8.4.2 Credit risk

              Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Company is exposed to credit risk from its operating activities (primarily trade receivables) and from its financing activities, including cash and cash equivalents.

              Customer credit risk is managed by the Company based on the established policy, procedures and control relating to customer credit risk management. Oustanding customer receivables are regularly monitored. See Note 4 for additional information on the Company's trade receivables.

              Credit risk from balances with banks and financial institutions is managed by the Company's treasury department in accordance with the Company's policy. Investments of surplus funds are made only with approved counterparties and within limites assigned to each counterparty.

              The Company's maximum exposure to credit risk for the components of the statement of financial position at December 31, 2018 and 2017 is the carrying amounts of its financial assets.

8.4.3 Liquidity risk

              The Company's Management has responsibility for monitor liquidity risk. In order to achieve the Company's objective, Management regularly reviews the risk and maintains appropriate reserves, including bank credit facilities with first tier financial institutions. Management also continuously monitors projected and actual cash flows and the combination of the maturity profiles of the financial assets and liabilities.

              The main requirements for financial resources used by the Company arise from the need to make payments for suppliers, operating expenses, labor and social obligations and loans and financing.

              The tables below summarize the maturity profile of the Company's financial liabilities based on contractual undiscounted amounts:

As of March 28, 2019 (unaudited)	Less than 1 year	1 to 2 years	2 to 5 years	More than 5 years	Total
Trade payables	454	—	—	—	454
Loans and financing	3,584	492	—	—	4,076
Lease liabilities	837	750	2,710	—	4,297
Advances from customers	508	—	—	—	508
Dividends payable	607	—	—	—	607

	5,990	1,242	2,710	—	9,942

Guardaya Empreendimentos e Participações S.A.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

March 28, 2019 and March 31, 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

8 Financial assets and liabilities (Continued)

8.5 Changes In liabilities arising from financing activities

As of March 28, 2019 (unaudited)	January 1, 2019	Cash flows	Other	March 28, 2019
Loans and financing	3,186	890	—	4,076
Lease liabilities	4,404	(228)	121	4,297

Total	7,590	662	121	8,373

As of March 31, 2018 (unaudited)	January 1, 2018	Cash flows	Other	March 31, 2018
Loans and financing	1,243	(213)	(91)	939

Total	1,243	(213)	(91)	939

9 Fair value measurement

              The following table provides the fair value measurement hierarchy of the Company's assets and liabilities as of March 28, 2019 and December 31, 2018.

	Fair value measurement
	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
March 28, 2019 (unaudited)
Assets for which fair values are disclosed
Trade receivables (non-current)	7,398	—	7,398	—
Liabilities for which fair values are disclosed
Loans and financing	(4,076)	—	(4,076)	—
Lease liabilities	(4,297)	—	(4,297)
December 31, 2018
Assets for which fair values are disclosed
Trade receivables (non-current)	1,865	—	1,865	—
Liabilities for which fair values are disclosed
Loans and financing	(3,186)	—	(3,186)	—

              There were no transfers between Level 1 and Level 2 during the periods ended March 28, 2019 and March 31, 2018.

Guardaya Empreendimentos e Participações S.A.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

March 28, 2019 and March 31, 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

10 Capital management

              For the purposes of the Company's capital management, capital considers total equity. The primary objective of the Company's capital management is to maximise the shareholder value.

              The Company manages its capital structure and makes adjustments in light of changes in economic conditions and to maintain and adjust the capital structure, the Company may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares. The Company monitors capital using net debt and total equity. The Company includes within net debt, loans and financing less cash and cash equivalents and restricted cash.

	March 28, 2019	December 31, 2018
	(unaudited)
Loans and financing	4,076	3,186
Lease liabilities	4,297	—
Less: cash and cash equivalents	(1,517)	(865)

Net debt	6,856	2,321

Total equity	50,116	30,002

Total equity and net debt	56,972	32,323

              No changes were made in the objectives, policies or processes for managing capital during the periods ended March 28, 2019 and March 31, 2018.

11 Related parties

              Compensation of the Company's key management includes short-term employee benefits comprised by salaries, labor and social charges, and other ordinary short-term employee benefits. The amounts disclosed in the table below are amounts recognized as an expense in general and administrative expenses.

	March 28, 2019	March 31, 2018
	(unaudited)
Short-term employee benefits	286	281
Share-based compensation plan	32	—

	318	281

12 Share-based compensation plan

              In period from January 1, 2019 to March 28, 2019, there was an exercise of 2,216 stock options with an exercise price of R$18.32 per share. Accordingly, the number of stock options outstanding changed from 153,001 (weighted average exercise price of R$17.03 per share) as of December 31, 2018 to 150,785 (weighted average exercise price of R$ 17.10 per share) as of March 28, 2019.

Guardaya Empreendimentos e Participações S.A.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

March 28, 2019 and March 31, 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

12 Share-based compensation plan (Continued)

              The share-based compensation expense for the stock option plan recognized in general and administrative expenses in the statement of income for the period from January 1, 2019 to March 28, 2019 was R$ 70.

13 Equity

Share capital

              As of March 28, 2019, the Company's share capital was R$ 34,648 (R$ 34,607 as of December 31, 2018) represented by 5,540,716 common shares (5,538,500 common shares and one preferred share as of December 31, 2018).

              On February 15, 2019, the shareholders approved (i) the acquisition of 8,654 common shares for the amount of R$54 of the Company's own shares to be held on treasury, which can be used to settle the exercise of the Company's share-based compensation plan; (ii) the acquisition and cancellation of the Company's preferred share; and (iii) a capital increase of 2,216 common shares in the amount of R$41 as a result of an exercise of 2,216 stock options.

14 Revenue

	March 28, 2019	March 31, 2018
	(unaudited)	(unaudited)
Printed books and e-books	32,250	27,750
Medical education courses through digital platform	3,122	4,072
Taxes	(271)	(355)
Returns and discounts	(417)	(222)

Net revenue	34,684	31,245

Timing of revenue recognition
Transferred over time	2,771	3,717
Transferred at a point in time	31,913	27,528

              The Company`s revenues from contracts with customers are all in Brazil.

Revenue tax benefits

              The Company is not subjected to the payment of the social integration program tax (Programa de Integração Social, or PIS) and the social contribution on revenue tax (Contribuição para o Financiamento da Seguridade Social, or COFINS) on the sale of books (printed and digital). The sale of printed and digital books is also exempt from the Brazilian municipal taxes and from the Brazilian value added tax (Imposto sobre Operações relativas a Circulação de Mercadorias e sobre Prestação de Serviços de Transporte Interestadual e Intermunicipal e de Comunicação, or ICMS).

Guardaya Empreendimentos e Participações S.A.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

March 28, 2019 and March 31, 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

15 Costs and expenses by nature

              The Company's costs and expenses by nature are as follows:

	March 28, 2019	March 31, 2018
	(unaudited)	(unaudited)
Cost of sales and services	(4,048)	(3,779)
General and administrative expenses	(8,937)	(7,101)
Other expenses	(181)	(249)

	(13,166)	(11,129)

	March 28, 2019	March 31, 2018
	(unaudited)	(unaudited)
Payroll	(3,628)	(2,355)
Cost of sales	(1,790)	(2,384)
Publicity and advertising	(666)	(739)
Depreciation and amortization	(1,726)	(697)
Bonus and sales commissions	(762)	(444)
Share-based compensation plan	(70)	—
Expected credit losses	(1,523)	(1,600)
Third party services	(928)	(1,152)
Post office expenses	(824)	(507)
Data center	(396)	(460)
Rent	(222)	(249)
Internet and telephone	(203)	(103)
Travel expenses	(136)	(93)
Tax expenses	(44)	(38)
Provision for legal proceedings	(38)	(28)
Eletricity	(30)	(33)
Other	(180)	(247)

	(13,166)	(11,129)

Guardaya Empreendimentos e Participações S.A.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

March 28, 2019 and March 31, 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

16 Financial result

	March 28, 2019	March 31, 2018
	(unaudited)	(unaudited)
Income from financial investments	4	2
Present value from trade receivables	493	376

Financial income	497	378

Bank fees	(180)	(88)
Interest expenses from loans and financing	(156)	(87)
Interest expenses from lease liabilities	(121)	—
Fines and interest	(105)	(62)

Financial expenses	(562)	(237)

Finance result	(65)	141

17 Income taxes

              Reconciliation of income taxes expenses:

	March 31, 2019	March 31, 2018
	(unaudited)	(unaudited)
Income before income taxes	21,453	20,257
Combined statutory income taxes rate—%	34%	34%

Income taxes at statutory rates	(7,294)	(6,887)
Reconciliation adjustments:
Presumed profit income tax regime effect(a)	5,885	5,524

Income taxes expense—current	(1,409)	(1,363)

Effective rate	6.57%	6.73%

(a)
Brazilian tax law establishes that companies that generate gross revenues of up to R$ 78,000 in the prior fiscal year may calculate income taxes as a percentage of gross revenue, using the presumed profit income tax regime. The Company adopted this tax regime and the effect of the presumed profit of subsidiaries represents the difference between the taxation based on this method and the amount that would be due based on the statutory rate applied to the taxable profit of the subsidiaries.

18 Insurance contracts and contingencies

(i) Insurance contracts

              The Company and its subsidiaries have a risk management program with the purpose of delimiting the risks, seeking in the market coverage compatible with its size and operations.

Guardaya Empreendimentos e Participações S.A.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

March 28, 2019 and March 31, 2018

Expressed in thousands of Brazilian reais, unless otherwise stated

18 Insurance contracts and contingencies (Continued)

(ii) Legal proceedings

              According to the assessment of the Company's Management, which takes into account the opinion of its legal advisors, the amount classified as probable losses was recognized as provision for legal proceedings in the amount of R$ 680 as of March 28, 2019 (R$ 642 as of December 31, 2018).

	March 28, 2019	December 31, 2018
	(unaudited)
Labor	602	595
Civil	78	47

Total	680	642

              The movement in the provision for legal proceedings accounts for the period ended March 28, 2019, was as follows:

Balance at December 31, 2018	642
Additions	49
Reversals	(11)

Balance at March 28, 2019 (unaudited)	680

              As of March 28, 2019, the Company was party to labor and civil proceedings classified as possible losses totaling R$ 35 (R$ 29 as of December 31, 2018).

19 Non-cash transactions

              During the period from January 1, 2019 to March 28, 2019, the Company carried out non-cash transactions which are not reflected in the statement of cash flows. The main non-cash transactions were related to the right-of-use assets and lease liabilities described in Note 2.3.

20 Subsequent event

              On March 29, 2019, Afya Participações S.A. merged Guardaya, resulting in the transfer to Afya Brazil of 100% of Medcel Editora and CBB Web.

***

Guardaya Empreendimentos e Participações S.A.

Consolidated financial statements

as of and for the years ended December 31, 2018 and 2017

Report of Independent Auditors

To the Shareholders and Management of
 Guardaya Empreendimentos e Participações S.A.

              We have audited the accompanying consolidated financial statements of Guardaya Empreendimentos e Participações S.A., which comprise the statements of financial position as of December 31, 2018 and 2017, and the related consolidated statements of income and comprehensive income, changes in equity and cash flows for the years ended December 31, 2018 and 2017, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

              Management is responsible for the preparation and fair presentation of these consolidated financial statements in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board—IASB; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

              Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

              An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion.

              An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

              We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

              In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Guardaya Empreendimentos e Participações S.A. as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years ended December 31, 2018 and 2017 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board—IASB.

/s/ ERNST & YOUNG
Auditores Independentes S.S.

São Paulo, Brazil
May 16, 2019

Guardaya Empreendimentos e Participações S.A

Consolidated statements of financial position

As of December 31, 2018 and 2017

(In thousands of Brazilian reais)

	Notes	2018	2017
Assets
Current assets
Cash and cash equivalents	4	865	538
Trade receivables	5	23,122	14,989
Inventories	6	2,512	3,705
Recoverable taxes		254	146
Other assets		71	358

Total current assets		26,824	19,736

Non-current assets
Trade receivables	5	1,865	49
Judicial deposits		40	—
Property and equipment	7	1,620	1,795
Intangible assets	8	15,037	8,734

Total non-current assets		18,562	10,578

Total assets		45,386	30,314

Liabilities
Current liabilities
Trade payables		1,376	4,366
Loans and financing	9.2.1	2,172	871
Advances from customers		1,347	4,641
Labor and social obligations		2,308	1,220
Taxes payable		553	2,700
Income taxes		646	1,314
Deferred revenue		2,370	1,844
Dividends payable		607	9,172

Total current liabilities		11,379	26,128

Non-current liabilities
Loans and financing	9.2.1	1,014	372
Taxes payable		1,705	700
Other liabilities		25	24
Deffered revenue		619	19
Provision for legal proceedings	19(ii)	642	534

Total non-current liabilities		4,005	1,649

Total liabilities		15,384	27,777

Equity
Share capital	14(a)	34,607	5,539
Additional paid-in capital		(4,947)	(8,565)
Earnings reserves		—	5,563
Share-based compensation reserve		342	—

Total equity		30,002	2,537

Total liabilities and equity		45,386	30,314

The accompanying notes are an integral part of the consolidated financial statements.

Guardaya Empreendimentos e Participações S.A

Consolidated statements of income and comprehensive income

For the years ended December 31, 2018 and 2017

(In thousands of Brazilian reais)

	Notes	2018	2017
Net revenue	15	62,675	54,027
Cost of sales and services	16	(13,295)	(12,287)

Gross profit		49,380	41,740
General and administrative expenses	16	(26,494)	(25,846)
Other expenses	16	(1,227)	(209)

Operating income		21,659	15,685

Financial income	17	1,359	1,331
Financial expenses	17	(1,797)	(1,622)

Finance result		(438)	(291)

Income before income taxes		21,221	15,394

Income taxes expense	18	(2,721)	(2,516)

		(2,721)	(2,516)

Net income		18,500	12,878

Other comprehensive income		—	—

Total comprehensive income		18,500	12,878

The accompanying notes are an integral part of the consolidated financial statements.

Guardaya Empreendimentos e Participações S.A

Consolidated statements of changes in equity

For the years ended December 31, 2018 and 2017

(In thousands of Brazilian reais)

	Share capital	Additional paid- in capital	Legal reserve	Retained earnings reserve	Share— based compensation reserve	Retained earnings (accumulated losses)	Total equity
Balances at January 1, 2017	5,539	—	—	—	—	(7,315)	(1,776)
Net income for the year	—	—	—	—	—	12,878	12,878

Total comprehensive income	—	—	—	—	—	12,878	12,878

Legal reserve	—	—	278	—	—	(278)	—
Dividends declared	—	(8,565)	—	—	—	—	(8,565)
Earnings retentation	—	—	—	5,285	—	(5,285)

Balances at December 31, 2017	5,539	(8,565)	278	5,285	—	—	2,537

Effects from adoption of IFRS 9	—	—	—	—	—	58	58
Net income for the year	—	—	—	—	—	18,500	18,500

Total comprehensive income	—	—	—	—	—	18,500	18,500

Dividends cancellation	—	8,565	—	—	—	—	8,565
Earnings allocation	—	8,558	—	—	—	(8,558)	—
Capital increase	29,068	(13,505)	(278)	(5,285)	—	(10,000)	—
Share-based compensation	—	—	—	—	342	—	342

Balances at December 31, 2018	34,607	(4,947)	—	—	342	—	30,002

The accompanying notes are an integral part of the consolidated financial statements.

Guardaya Empreendimentos e Participações S.A

Consolidated statements of cash flows

For the years ended December 31, 2018 and 2017

(In thousands of Brazilian reais)

	2018	2017
Operating activities
Income before income taxes	21,221	15,394
Adjustments to reconcile profit before income taxes
Depreciation and amortization	3,691	758
Expected credit losses	3,173	3,510
Provision for legal proceedings	107	533
Share-based compensation plan	342	—
Inventory allowance	110	—
Deferred revenue	1,126	1,863
Interest expense	595	401
Changes in assets and liabilities
Trade receivables	(13,480)	(15,434)
Inventories	1,083	(2,757)
Recoverable taxes	(108)	(78)
Other assets	250	180
Trade payables	(2,990)	2,657
Labor and social obligations	1,088	(125)
Taxes and contributions payable	(1,142)	1,526
Advances from customers	(3,294)	4,641
Other liabilities	(304)	(188)

	11,468	12,881
Income taxes paid	(2,075)	(3,377)

Net cash flows from operating activities	9,393	9,504

Investing activities
Acquisition of property and equipment	(345)	(270)
Acquisition of intangible assets	(9,474)	(7,510)

Net cash flows used in investing activities	(9,819)	(7,780)

Financing activities
Loans and financing issued	3,562	1,264
Loans and financing paid	(2,214)	(2,058)
Interest on loans and financing paid	(595)	(401)

Net cash flows (used) from financing activities	753	(1,195)

Increase in cash and cash equivalents	327	529

Cash and cash equivalents at the beginning of the year	538	9
Cash and cash equivalents at the end of the year	865	538

The accompanying notes are part of the consolidated financial statements.

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

1 Corporate information

              Guardaya Empreendimentos e Participações S.A. ("Guardaya" or "Medcel") and its subsidiaries (collectively, the "Company") are domiciled in Brazil. The registered office is located at Avenida Paulista, 1776, 2nd floor, São Paulo, State of São Paulo.

              The Company is a holding company and consolidates its subsidiaries: Medcel Editora e Eventos S.A. ("Medcel Editora") and CBB Web Serviços e Transmissões On Line S.A. ("CBB Web"). The Company´s activity comprises the development and sale of medical education content (printed and digital content) and provide online medical education platform that offers distance learning residency preparatory courses.

1.1 Purpose of the consolidated financial statements

              These consolidated financial statements were prepared for its inclusion in the Registration Statement of Afya Limited with the Securities and Exchange Commission ("SEC") of the United States of America, in compliance with Rule 3-05 of Regulation S-X under the Securities Act ("Rule 3-05").

2 Significant accounting policies

2.1 Basis for preparation of the consolidated financial statements

              The Company's consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

              The consolidated financial statements have been prepared on a historical cost basis.

              The consolidated financial statements are presented in Brazilian reais ("BRL" or "R$"), which is the Company's functional and presentation currency. All amounts are rounded to the nearest thousand.

              These consolidated financial statements were authorized for issue by the Board of Directors on May 16, 2019.

2.2 Basis of consolidation

              The consolidated financial statements comprise the financial statements of the Company and its subsidiaries as of and for the years ended December 31, 2018 and 2017. The table below list the Company's subsidiaries:

				Interest
			Investment type
Name	Principal activities	Location		2018	2017
Medcel Editora e Eventos S.A.	Medical education content	São Paulo—SP	Subsidiary	100.0%	100.0%
CBB Web Serviços e Transmissões On Line S.A.	Medical education courses and online platform.	São Paulo—SP	Subsidiary	100.0%	100.0%

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              The Company consolidates the financial information for all entities it controls. Control is achieved when the Company is exposed to, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Consolidation of a subsidiary begins when the Company obtains control over the subsidiary and it ceases when the Company loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Company gains control until the date the Company ceases to control the subsidiary.

              When necessary, adjustments are made to the financial statements of subsidiaries in order to bring their accounting policies in line with the Company's accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions are eliminated in full on consolidation.

2.3 Summary of significant accounting policies

              This note provides a description of the significant accounting policies adopted in the preparation of these consolidated financial statements in addition to other policies that have been disclosed in other notes to these consolidated financial statements. These policies have been consistently applied to all periods presented.

a) Current versus non-current classification

              The Company presents assets and liabilities in the statement of financial position based on current/non current classification.

              An asset is current when it is:

  •
  expected to be realized or intended to be sold or consumed in the normal operating cycle;

  •
  held primarily for the purpose of trading;

  •
  expected to be realized within twelve months after the reporting period; or

  •
  cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period.

              All other assets are classified as non-current.

              A liability is current when:

  •
  it is expected to be settled in the normal operating cycle;

  •
  it is held primarily for the purpose of trading;

  •
  it is due to be settled within twelve months after the reporting period; or

  •
  there is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period.

              The Company classifies all other liabilities as non-current.

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

b) Fair value measurement

              Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either: (i) in the principal market for the asset or liability; or (ii) in the absence of a principal market, in the most advantageous market for the asset or liability.

              The principal or the most advantageous market must be accessible by the Company.

              The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

              A fair value measurement of a non-financial asset takes into account a market participant's ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

              The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

              All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

  •
  Level 1—Quoted (unadjusted) market prices in active markets for identical assets or liabilities.

  •
  Level 2—Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.

  •
  Level 3—Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

              For the purpose of fair value disclosures, the Company has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy, as explained above.

c) Financial instruments—initial recognition and subsequent measurement

              A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

i) Financial assets

Initial recognition and measurement

              The classification of financial assets at initial recognition depends on the financial asset's contractual cash flow characteristics and the Company's business model for managing them. With the exception of trade receivables that do not contain a significant financing component or for which the Company has applied the practical expedient, the Company initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs. Trade receivables that do not contain a significant financing component or for which the Company has applied the practical expedient, are measured at the transaction price determined under IFRS 15.

              In order for a financial asset to be classified and measured at amortized cost or fair value through OCI, it needs to give rise to cash flows that are "solely payments of principal and interest (SPPI)" on the principal amount outstanding. This assessment is referred to as the SPPI test and is performed at an instrument level.

              The Company's business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both.

              Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the market place (regular way trades) are recognized on the trade date, i.e., the date that the Company commits to purchase or sell the asset.

Subsequent measurement

              For purposes of subsequent measurement, financial assets are classified as at amortized cost.

Financial assets at amortized cost

              The Company measures financial assets at amortized cost if both of the following conditions are met:

  •
  The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows, and

  •
  The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

              Financial assets at amortized cost are subsequently measured using the effective interest (EIR) method and are subject to impairment. Gains and losses are recognized in the statement of income when the asset is derecognized, modified or impaired.

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

Derecognition

              A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e., removed from the Company's statement of financial position) when:

  •
  The rights to receive cash flows from the asset have expired; or

  •
  The Company has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a 'pass-through' arrangement—and either (a) the Company has transferred substantially all the risks and rewards of the asset, or (b) the Company has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

              When the Company has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Company continues to recognize the transferred asset to the extent of its continuing involvement. In that case, the Company also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Company has retained.

              Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Company could be required to repay.

Impairment of financial assets

              Further disclosures relating to impairment of financial assets are also provided in the following notes:

  •
  Significant accounting estimates and assumptions—Note 3

  •
  Trade receivables—Note 5

              The Company recognizes an allowance for expected credit losses (ECLs) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and the cash flows the Company expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

              For trade receivables, the Company applies a simplified approach in calculating ECLs. Therefore, the Company does not track changes in credit risk, but instead recognizes an allowance for credit losses based on lifetime ECLs at each reporting date. The Company has established a provision

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.

              The Company considers a financial asset in default when contractual payments are 180 days past due. In certain cases, the Company may also consider a financial asset to be in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Company. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows.

ii) Financial liabilities

Initial recognition and measurement

              Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings or payables, as appropriate.

              All financial liabilities are recognized initially at fair value and, in the case of loans, borrowings and payables, net of directly attributable transaction costs.

              The Company's financial liabilities include trade payables, loans and financing and advances from customers.

Subsequent measurement

Loans and borrowings

              After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the EIR method. Gains and losses are recognized in the statement of income when the liabilities are derecognized as well as through the EIR amortization process.

              Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance expenses in the statement of income.

Derecognition

              A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the statement of income.

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

iii) Offsetting of financial instruments

              Financial assets and financial liabilities are offset and the net amount is reported in the statement of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, to realize the assets and settle the liabilities simultaneously.

d) Cash and cash equivalents

              Cash and cash equivalents in the statement of financial position comprise cash at banks and on hand and short-term financial investments with an original maturity of three months or less, which are subject to an insignificant risk of changes in value.

              For the purpose of the statement of cash flows, cash and cash equivalents consist of cash and short-term financial investments, as they are considered an integral part of the Company's cash management.

e) Inventories

              Inventories are valued at the lower of cost and net realizable value. The costs of inventories are based on the average cost method and include costs incurred in the purchase of inventories and other costs incurred in bringing them to their current location and condition. Costs of purchased inventory are determined after deducting any discounts and recoverable taxes.

f) Property and equipment

              Property and equipment is stated at cost, net of accumulated depreciation and accumulated impairment losses, if any.

              Subsequent expenditures are capitalized only if it is probable that the future economic benefits associated with the expenditure will flow to the Company.

              Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, as follows:

Furniture and fixtures	10 years
Machinery and equipment	10 years
Telecomunications equipment	5 years
IT equipment	5 years
Improvements	10 years (or lease contract)

              An item of property and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefit is expected from its use or disposal. Any gain or loss arising on the derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of income when the asset is derecognized.

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              The residual values, useful lives and methods of depreciation of property and equipment are reviewed at each financial year end and adjusted prospectively, if appropriate

g) Leases

              The determination of whether an arrangement is (or contains) a lease is based on the substance of the arrangement at the inception of the lease. The arrangement is, or contains, a lease if fulfilment of the arrangement is dependent on the use of a specific asset (or assets) and the arrangement conveys a right to use the asset (or assets), even if that asset is (or those assets are) not explicitly specified in an arrangement.

Company as a lessee

              A lease is classified at the inception date as a finance lease or an operating lease. A lease that transfers substantially all the risks and rewards incidental to ownership to the Company is classified as a finance lease.

              An operating lease is a lease other than a finance lease. The Company does not have leases classified as finance lease. Operating lease payments are recognized as an operating expense in the statement of income on a straight-line basis over the lease term.

h) Intangible assets

              Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses.

              Development costs of internally generated intangible assets are capitalized when future economic benefits are expected to be observed and costs can be reasonably measured. Costs associated to the research phase, feasibility analysis, maintenance and training are expensed in the statement of income in the period in which the expenditure is incurred.

              The useful lives of intangible assets are assessed as finite or indefinite.

              Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired.

              The estimated useful economic lives are as follows:

Education content	3 years
Software license	5 years
System developments	5 years

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognized in the statement of income in the expense category that is consistent with the function of the intangible assets.

              An intangible asset is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising upon derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of income.

i) Impairment of non-financial assets

              The Company assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Company estimates the asset's recoverable amount. An asset's recoverable amount is the higher of an asset's or CGU's fair value less costs of disposal and its value in use. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. The Company presents a single CGU, as the sale of the education content and education courses and maintance of the cloud platform are highly dependent and cannot be segregated.

              In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used.

              The Company bases its impairment calculation on detailed budgets and forecast calculations. These budgets and forecast calculations generally cover a period of five years. A long-term growth rate is calculated and applied to project future cash flows after the fifth year.

              Impairment losses of continuing operations are recognized in the statement of income in expense categories consistent with the function of the impaired asset.

              An assessment is made at each reporting date to determine whether there is an indication that previously recognized impairment losses no longer exist or have decreased. If such indication exists, the Company estimates the asset's or CGU's recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset's recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the statement of income.

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              Intangible assets with indefinite useful lives are tested for impairment annually as at December 31 at the CGU level, as appropriate, and when circumstances indicate that the carrying value may be impaired.

j) Provisions

              Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. The expense relating to a provision is presented in the statement of income, net of any reimbursement, when applicable.

k) Cash dividend

              The Company recognizes a liability to pay a dividend when the distribution is authorized and the distribution is no longer at the discretion of the Company. The distribution is authorized when it is required to pay a minimum dividend of the net income for the year in accordance with the Brazilian Corporate Law and the Company's By-Laws or is approved by the shareholders. A corresponding amount is recognized directly in equity.

l) Labor and social obligations

              Labor and social obligations are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

m) Share-based payments

              Certain key executives of the Company receive remuneration in the form of share-based payments, whereby the executives render services as consideration for equity instruments (equity-settled transactions).

              The expense of equity-settled transactions is determined by the fair value at the date when the grant is made using an appropriate valuation model.

              That expense is recognized in general and administrative expenses, together with a corresponding increase in equity, over the period in which the service and, where applicable, the performance conditions are fulfilled (the vesting period). The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Company's best estimate of the number of equity instruments that will ultimately vest. The expense or credit in the statement of income for a period represents the movement in cumulative expense recognized as at the beginning and end of that period.

              Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

the Company's best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value. Any other conditions attached to an award, but without an associated service requirement, are considered to be non-vesting conditions. Non-vesting conditions are reflected in the fair value of an award and lead to an immediate expensing of an award unless there are also service and/or performance conditions.

              No expense is recognized for awards that do not ultimately vest because non-market performance and/or service conditions have not been met. Where awards include a market or non-vesting condition, the transactions are treated as vested irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied.

              When the terms of an equity-settled award are modified, the minimum expense recognized is the grant date fair value of the unmodified award, provided the original vesting terms of the award are met. An additional expense, measured as at the date of modification, is recognized for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee. Where an award is cancelled by the entity or by the counterparty, any remaining element of the fair value of the award is expensed immediately through the statement of income.

n) Revenue from contracts with customers

              The Company's revenue consists primarily in the sale of printed books and e-books and medical education courses provided through a digital platform.

              Prior to the adoption of IFRS 15, revenue was recognized when the significant risks and rewards of ownership have been transferred to the customer and the collection of the consideration is probable, net of the corresponding discounts, return and taxes, and there is no continuing management involvement with the printed books, e-books and medical courses provided through a digital platform and the amount of revenue can be measured reliably.

              Upon the adoption of IFRS 15 on January 1, 2019, revenues are recognized when the Company transfers the control of printed book and e-books to the custormes and medical education courses through the digital platform are provided to the customers, and the Company satisfies its performance obligation.

              Revenue from sales of printed books and e-books are recognized at the point in time when control is transferred to the customer at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those books and e-books. Printed books and e-books have the same content. Revenues from sale of book and e-books are presented net of the corresponding discounts, returns and taxes.

              Revenue from sales of medical education courses through the digital platform are recognized over time when services are rendered to the customer and the Company satisfies its performance obligation under the contract at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services. Revenue from sales of medical education courses through the digital platform are presented net of the corresponding discounts, return and taxes.

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              The Company has concluded that it is the principal in its revenue arrangements and assesses collectibility on a portfolio basis prior to recording revenue.

              Trade receivables represent the Company's right to an amount of consideration that is unconditional (i.e., only the passage of time is required before payment of the consideration is due). The Company has certain long-term receivables which requires a present value adjustment as described in Note 5.

              Advances from customers (a contract liability) are the obligation to transfer printed books, e-books and medical education courses through the digital platform to a customer for which the Company has received consideration (or an amount of consideration is due) from the customer. If a customer pays the consideration before the Company transfers the printed books, e-books and medical education courses to the customer, an advance from customers is recognized in current liabilities when the payment is received. Advances from customers are recognized as revenue when the Company performs under the contract.

              Deferred revenue refers to revenue which has not been earned and recorded in current liabilities for the sale of medical education courses provided through the digital platform, which are recognized over time in the statement of income.

o) Taxes

Income tax

              As permitted by tax legislation, the Company opted for the presumed profit regime, where the basis of calculation of income tax and social contribution are calculated at the rate of 8% for sale of products and 32% for sales of services, on which apply the nominal rates of the respective tax and contribution.

              Income tax and social contribution for the current year are calculated based on the rates of 15%, plus an additional 10% on the presumed basis calculated in excess of R$ 240 for income tax and 9% on the presumed basis for contribution on net income.

              Under this regime, there is no difference between the carrying amount and related tax basis of assets and liabilities and therefore no deferred income taxes were recorded in these financial statements.

Sales tax benefits

              The Company is not subject to the payment of the social integration program tax (Programa de Integração Social, or PIS) and the social contribution on revenue tax (Contribuição para o Financiamento da Seguridade Social, or COFINS) on the sale of books (printed and digital). The sale of printed and digital books is also exempt from the municipal taxes and from the value added tax (Imposto sobre Operações relativas a Circulação de Mercadorias e sobre Prestação de Serviços de Transporte Interestadual e Intermunicipal e de Comunicação, or ICMS).

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

2.4 Changes in accounting policies and disclosures

New standards, interpretations and amendments adopted by the Company

              The Company applied IFRS 15 Revenue from Contracts with Customers and IFRS 9 Financial Instruments for the first time in 2018, without restating comparative information.

              Other amendments and interpretations were adopted for the first time in 2018, but did not have a material impact on the Company's consolidated financial statements. The Company has not elected to early adopt any other standard, interpretation or amendment that has been issued but are not yet effective as of December 31, 2018.

IFRS 9 Financial Instruments

              IFRS 9 Financial Instruments replaces IAS 39 Financial Instruments: Recognition and Measurement for annual periods beginning on or after January 1, 2018, bringing together all three aspects of the accounting for financial instruments project: classification and measurement, impairment and hedge accounting.

              The Company has applied IFRS 9 prospectively, with the initial application date of January 1, 2018.

(a) Classification and measurement

              Except for trade receivables, under IFRS 9, the Company initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs.

              Debt financial instruments are subsequently measured at fair value through profit or loss (FVPL), amortized cost, or fair value through other comprehensive income (FVOCI).

              The classification is based on two criteria: the Company's business model for managing the assets; and whether the instruments' contractual cash flows represent 'solely payments of principal and interest' on the principal amount outstanding (the 'SPPI criterion').

              The new classification and measurement of the Company's debt financial assets are, as follows:

  •
  Debt instruments at amortized cost for financial assets that are held within a business model with the objective to hold the financial assets in order to collect contractual cash flows that meet the SPPI criterion. This category includes trade receivables.

              Other financial assets are classified and subsequently measured, as follows:

  •
  Financial assets at FVPL comprise derivative instruments which the Company had not irrevocably elected, at initial recognition or transition, to classify at FVOCI.

              The assessment of the Company's business models was made as of the date of initial application, January 1, 2018. The assessment of whether contractual cash flows on debt instruments are

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

solely comprised of principal and interest was made based on the facts and circumstances as at the initial recognition of the assets.

              The adoption of IFRS 9 did not result in changes in the classification of the Company's financial assets.

              The accounting for the Company's financial liabilities remains largely the same as it was under IAS 39.

(b) Impairment of financial assets

              The adoption of IFRS 9 has changed the Company's accounting for impairment losses for financial assets by replacing IAS 39's incurred loss approach with a forward-looking expected credit loss (ECL) approach. IFRS 9 requires the Company to record an allowance for ECLs for all loans and other debt financial assets not held at FVPL.

              ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Company expects to receive. The shortfall is then discounted at an approximation to the asset's original effective interest rate.

              For trade receivables, the Company has applied the standard's simplified approach and has calculated ECLs based on lifetime expected credit losses. The Company has established a provision matrix that is based on the Company's historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.

              The Company considers a financial asset in default when contractual payment are 180 days past due. However, in certain cases, the Company may also consider a financial asset to be in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Company.

              The adoption of the ECL requirements resulted in a decrease to the impairment allowances of the Company's trade receivables of R$ 58 as at January 1, 2018.

IFRS 15 Revenue from Contracts with Customers

              IFRS 15 supersedes IAS 11 Construction Contracts, IAS 18 Revenue and related interpretations and it applies to all revenue arising from contracts with customers, unless those contracts are in the scope of other standards. The new standard establishes a five-step model to account for revenue arising from contracts with customers. Under IFRS 15, revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer.

              The standard requires entities to exercise judgement, taking into consideration all of the relevant facts and circumstances when applying each step of the model to contracts with their customers. The standard also specifies the accounting for the incremental costs of obtaining a contract and the costs directly related to fulfilling a contract. In addition, the standard requires extensive disclosures.

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

              Except for the changes in presentation and disclosure presented below, the effects of adoption of IFRS 15 did not result in changes to the amounts recognized in the consolidated financial statements.

Presentation and disclosure requirements

              As required for the consolidated financial statements, the Company disaggregated revenue recognized from contracts with customers into categories that depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. See Note 15 for the disclosure on disaggregated revenue.

Standards and interpretations issued but not yet adopted

              The standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Company's consolidated financial statements are disclosed below. The Company intends to adopt these standards, if applicable, when they become effective.

IFRS 16—Leases

              IFRS 16 was issued in January 2016 and it replaces IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases—Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for all leases under a single on-balance sheet model similar to the accounting for finance leases under IAS 17. The standard includes two recognition exemptions for lessees—leases of 'low-value' assets (i.e., personal computers) and short-term leases (i.e., leases with a lease term of 12 months or less). At the commencement date of a lease, a lessee will recognize a liability to make lease payments (i.e., the lease liability) and an asset representing the right to use the underlying asset during the lease term (i.e., the right-of-use asset). Lessees will be required to separately recognize the interest expense on the lease liability and the depreciation expense on the right-of-use asset.

              Lessees will also be required to remeasure the lease liability upon the occurrence of certain events (e.g., a change in the lease term, a change in future lease payments resulting from a change in an index or rate used to determine those payments). The lessee will generally recognize the amount of the remeasurement of the lease liability as an adjustment to the right-of-use asset.

              IFRS 16, which is effective for annual periods beginning on or after January 1, 2019, requires lessees and lessors to make more extensive disclosures than under IAS 17.

              The Company has reviewed all lease agreements in scope of IFRS 16 and assessed whether these agreements meet the recognition criteria under the new standard. The standard will mainly affect the accounting of the Company's operating leases.

              For lease agreements meeting the IFRS 16 recognition criteria, the Company expects to recognize rights-of-use assets of approximately R$4,404 and lease liabilities of R$4,404, as of January 1, 2019 using the modified retrospective transition method with cumulative effect on January 1, 2019.

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Significant accounting policies (Continued)

IFRIC 23—Uncertainty over Income Tax Treatments

              On June 7, 2017, the IFRS Interpretations Committee (IFRS IC) issued IFRIC 23, which clarifies how the recognition and measurement requirements of IAS 12 'Income taxes', are applied where there is uncertainty over income tax treatments. IFRIC 23 applies to all aspects of income tax accounting where there is an uncertainty regarding the treatment of an item, including taxable profit or loss, the tax bases of assets and liabilities, tax losses and credits and tax rates.

              Management has assessed the new standard and does not expect any impacts on the Company's consolidated financial statements.

3 Significant accounting estimates and assumptions

              The preparation of the Company's consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods. Accounting estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to estimates are recognized prospectively.

              Other disclosures relating to the Company's exposure to risks and uncertainties includes:

  •
  Financial instruments risk management and policies—Note 9.4

  •
  Capital management—Note 11

Estimates and assumptions

              The key assumptions about the future and other key sources of estimated uncertainty as of the reporting date that include a significant risk of a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. The Company based its assumptions and estimates on parameters available when the consolidated financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances that arise and that are beyond the Company's control. Such changes are reflected in the assumptions where they occur.

Credit losses on trade receivables

              The Company recognizes an allowance for expected credit losses (ECLs) for trade receivables applying a simplified approach in calculating ECLs. As a result, the Company does not track changes in credit risk, but rather recognizes an allowance for doubtful accounts based on lifetime ECLs at each reporting date. The Company has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment. The assessment of the correlation between historical observed default rates and the

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

3 Significant accounting estimates and assumptions (Continued)

forward looking factors is a significant estimate. The amount of ECLs is sensitive to changes in circumstances and of forecast economic conditions. The Company's historical credit loss experience and forecast of economic conditions may also not be representative of a customer's actual default in the future. A trade receivable is written off when there is no reasonable expectation of recovering the contractual cash flows. The information about the allowance on doubtful accounts on trade receivables is disclosed in Note 5.

Share-based compensation

              Estimating fair value for share-based payment transactions requires determination of the most appropriate valuation model, which depends on the terms and conditions of the grant. This estimate also requires determination of the most appropriate inputs to the valuation model including the expected life of the share option or appreciation right, volatility and dividend yield and making assumptions about them. For the measurement of the fair value of equity-settled transactions, the Company uses the Black & Scholes model. The assumptions and models used for estimating fair value for share-based payment transactions are disclosed in Note 13(b).

Provision for legal proceedings

              The Company is party to proceedings at judicial and administrative levels, as disclosed in Note 19(iii). The provision for legal proceedings is set up for all proceedings assessed as probable losses. The likelihood of loss is assessed based on available evidence, the hierarchy of laws, case law, most recent court decisions and their relevance within the legal system, and the assessment made by the outside legal counsel. Provisions are reviewed and adjusted to take into account changes in circumstances, such as statute of limitations, additional exposures identified based on new matters or court decisions.

4 Cash and cash equivalents

	2018	2017
Cash and bank deposits	786	174
Cash equivalents(a)	79	364

	865	538

(a)
Cash equivalents correspond to resources maintained in highly rated financial institutions, represented by overnight deposits that remunerate the cash surplus at symbolical interest rates. These funds are available for immediate use and have insignificant risk of changes in value.

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

5 Trade receivables

	2018	2017
From sale of education content	35,065	21,681
(–) Present value adjustment	(493)	(173)
(–) Expected credit losses	(9,585)	(6,470)

	24,987	15,038

Current	23,122	14,989
Non-current	1,865	49

              As of December 31, 2018 and 2017, the aging of trade receivables was as follows:

	2018	2017
Neither past due nor impaired	21,177	8,849
Past due
1 to 60 days	2,152	3,296
61 to 90 days	367	725
91 to 120 days	377	882
121 to 180 days	547	1,369
More than 180 days	10,445	6,560

	35,065	21,681

              The changes in the allowance for expected credit losses for the years ended December 31, 2018 and 2017, were as follows:

	2018	2017
Balance at the beginning of the year	(6,470)	(2,960)
Effects from the adoption of IFRS 9	58
Additions, net	(3,173)	(3,510)

Balance at the end of the year	(9,585)	(6,470)

6 Inventories

	2018	2017
Books	2,360	3,470
Printing materials	229	165
Packages	33	70
(–) Inventory allowance	(110)	—

	2,512	3,705

              The Company recorded an inventory allowance of R$110 in the year ended December 31, 2018.

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

7 Property and equipment

	Machinery and equipment	Furniture and fixtures	Telecomunications equipements	IT equipment	Improvements	Total
Cost
As of January 1, 2017	317	807	2	1,403	—	2,529
Additions	58	6	9	197	—	270

As of December 31, 2017	375	813	11	1,600	—	2,799

Additions	15	—	1	194	135	345
Disposals	—	(16)	—	—	—	(16)

As of December 31, 2018	390	797	12	1,794	135	3,128

Depreciation
As of January 1, 2017	(32)	(76)	(1)	(454)	—	(563)
Depreciation	(44)	(81)	(2)	(314)	—	(441)

As of December 31, 2017	(76)	(157)	(3)	(768)	—	(1,004)

Depreciation	(101)	(76)	(2)	(323)	(18)	(520)
Disposals	—	16	—	—	—	16

As of December 31, 2018	(177)	(217)	(5)	(1,091)	(18)	(1,508)

Net book value
As of December 31, 2018	213	580	7	703	117	1,620

As of December 31, 2017	299	656	8	832	—	1,795

              The Company assesses, at each reporting date, whether there is an indication that a property and equipment asset may be impaired. If any indication exists, the Company estimates the asset's recoverable amount. There were no indications of impairment of property and equipment as of and for the years ended December 31, 2018 and 2017.

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

8 Intangible assets

	Education content	Software license	System developments	Other	Total
As of January 1, 2017	716	366	608	44	1,734
Additions	5,585	—	1,926	—	7,511
Disposals	(1)	—	—	—	(1)

As of December 31, 2017	6,300	366	2,534	44	9,244

Additions	8,141	—	1,333	—	9,474

As of December 31, 2018	14,441	366	3,867	44	18,718

Amortization
As of January 1, 2017	(1)	(193)	—	—	(194)
Amortization	(151)	(68)	(98)	—	(317)
Disposals	1	—	—	—	1

As of December 31, 2017	(151)	(261)	(98)	—	(510)

Amortization	(2,465)	(68)	(638)	—	(3,171)

As of December 31, 2018	(2,616)	(329)	(736)	—	(3,681)

Net book value
As of December 31, 2018	11,825	37	3,131	44	15,037

As of December 31, 2017	6,149	105	2,436	44	8,734

              There were no indications of impairment of intangible assets as of and for the years ended December 31, 2018 and 2017.

9 Financial assets and liabilities

9.1 Financial assets

Financial assets	2018	2017
At amortized cost
Cash and cash equivalents	865	538
Trade receivables	24,987	15,038

Total	25,852	15,576

Current	23,987	15,527
Non-current	1,865	49

              Debt instruments at amortized cost include trade receivables. Financial assets at amortized cost also include cash and cash equivalents.

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

9 Financial assets and liabilities (Continued)

9.2 Financial liabilities

Financial liabilities	2018	2017
At amortized cost
Trade payables	1,376	4,366
Loans and financing	3,186	1,243
Advances from customers	1,347	4,641

Total	5,909	10,250

Current	4,895	9,878
Non-current	1,014	372

9.2.1 Loans and financing

              The Company's loans and financing are as follows:

Financial institution	Currency	Interest rate	Maturity	2018	2017
Banco Itaú(a)	Brazilian real	1.78% to 2.01% p.m	2019	—	1,243
Banco Itaú(b)	Brazilian real	1.48% p.m	2020	2,681	—
Banco Itaú(c)	Brazilian real	1.22% to 1.26% p.m.	2019	505	—

Total loans and financing				3,186	1,243

Current				2,172	871
Non-current				1,014	372

(a)
This loan was settled before initial maturity date during the reporting period.

(b)
During June 2018, the Company contracted this loan in the amount of R$ 3,000. This loan is repayable in 22 installments with final maturity in June 2020.

(c)
Refers a forfeit ("risco sacado") agreement with Banco Itaú during 2018 which the Company received in advance the amount of R$ 505.

              The maturity dates of the loans and financing as of December 31, 2018, are as follows:

2019	2,172
2020	1,014

Total	3,186

Guarantees and covenants

              The loan and financing agreements are guaranteed by Company's receivables and do not have any additional restrictive clauses.

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

9 Financial assets and liabilities (Continued)

9.3 Fair values

              The table below is a comparison of the carrying amounts and fair values of the Company's financial instruments, other than those carrying amounts that are reasonable approximation of fair values:

	2018		2017
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Trade receivables (non-current)	1,865	1,865	49	49

Total	1,865	1,865	49	49

Financial liabilities
Loans and financing	3,186	3,186	1,243	1,243

Total	3,186	3,186	1,243	1,243

              The Company assessed that the fair values of cash and cash equivalents, trade receivables, trade payables and advances from customers approximate their carrying amounts largely due to the short-term maturities of these instruments.

              Certain trade receivables present long-term maturity dates (up to 24 months); accordingly, the balances are recorded at the corresponding present values.

9.4 Financial instruments risk management objectives and policies

              The Company's principal financial liabilities comprise loans and financing, trade payables and advances from customers. The main purpose of these financial liabilities is to finance the Company's operations. The Company's principal financial assets include trade receivables and cash and cash equivalents that derive directly from its operations.

              The Company is exposed to market risk, credit risk and liquidity risk. The Company monitors market, credit and operational risks in line with the objectives in capital management and counts with the support, monitoring and oversight of the Board of Directors in decisions related to capital management and its alignment with the objectives and risks. The Company's policy is that no trading of derivatives for speculative purposes may be undertaken. The Board of Directors reviews and agrees policies for managing each of these risks, which are summarized below.

9.4.1 Market risk

              Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. The Company is not significantly exposed to interest rate risk and foreign currency risk.

              Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company's exposure to the risk of

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

9 Financial assets and liabilities (Continued)

changes in market interest rates relates primarily to the Company's cash equivalents with floating interest rates.

9.4.2 Credit risk

              Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Company is exposed to credit risk from its operating activities (primarily trade receivables) and from its financing activities, including cash and cash equivalents.

              Customer credit risk is managed by the Company based on the established policy, procedures and control relating to customer credit risk management. Oustanding customer receivables are regularly monitored. See Note 5 for additional information on the Company's trade receivables.

              Credit risk from balances with banks and financial institutions is managed by the Company's treasury department in accordance with the Company's policy. Investments of surplus funds are made only with approved counterparties and within limites assigned to each counterparty.

              The Company's maximum exposure to credit risk for the components of the statement of financial position at December 31, 2018 and 2017 is the carrying amounts of its financial assets.

9.4.3 Liquidity risk

              The Company's Management has responsibility for monitor liquidity risk. In order to achieve the Company's objective, Management regularly reviews the risk and maintains appropriate reserves, including bank credit facilities with first tier financial institutions. Management also continuously monitors projected and actual cash flows and the combination of the maturity profiles of the financial assets and liabilities.

              The main requirements for financial resources used by the Company arise from the need to make payments for suppliers, operating expenses, labor and social obligations and loans and financing.

              The tables below summarize the maturity profile of the Company's financial liabilities based on contractual undiscounted amounts:

As of December 31, 2018	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
Trade payables	1,376	—	—	—	1,376
Loans and financing	2,172	1,014	—	—	3,186
Advances from customers	1,347	—	—	—	1,347
Dividends payable	607	—	—	—	607

	5,502	1,014	—	—	6,516

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

9 Financial assets and liabilities (Continued)

As of December 31, 2017	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
Trade payables	4,366	—	—	—	4,366
Loans and financing	871	372	—	—	1,243
Advances from customers	4,641	—	—	—	4,641
Dividends payable	9,172	—	—	—	9,172

	19,050	372	—	—	19,422

9.5 Changes In liabilities arising from financing activities

Year ended December 31, 2018	January 1, 2018	Cash flows	Other	December 31, 2018
Loans and financing	1,243	753	1,190	3,186
Dividends payable	9,172	—	(8,565)	607

Total	10,415	753	(7,375)	3,793

Year ended December 31, 2017	January 1, 2017	Cash flows	Other	December 31, 2017
Loans and financing	1,636	(1,195)	802	1,243
Dividends payable	607	—	8,565	9,172

Total	2,243	(1,195)	9,367	10,415

10 Fair value measurement

              The following table provides the fair value measurement hierarchy of the Company's assets and liabilities as of December 31, 2018 and 2017.

	Fair value measurement
	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
December 31, 2018
Assets for which fair values are disclosed
Trade receivables (non-current)	1,865	—	1,865	—
Liabilities for which fair values are disclosed
Loans and financing	(3,186)	—	(3,186)	—
December 31, 2017
Assets for which fair values are disclosed
Trade receivables (non-current)	49	—	49	—
Liabilities for which fair values are disclosed
Loans and financing	(1,243)	—	(1,243)	—

              There were no transfers between Level 1 and Level 2 during 2018 and 2017.

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

11 Capital management

              For the purposes of the Company's capital management, capital considers total equity. The primary objective of the Company's capital management is to maximise the shareholder value.

              The Company manages its capital structure and makes adjustments in light of changes in economic conditions and to maintain and adjust the capital structure, the Company may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares. The Company monitors capital using net debt and total equity. The Company includes within net debt, loans and financing less cash and cash equivalents and restricted cash.

	2018	2017
Loans and financing	3,186	1,243
Less: cash and cash equivalents	(865)	(538)

Net debt	2,321	705

Total equity	30,002	2,537

Total equity and net debt	32,323	3,242

              No changes were made in the objectives, policies or processes for managing capital during the years ended December 31, 2018 and 2017.

12 Related parties

              Compensation of the Company's key management includes short-term employee benefits comprised by salaries, labor and social charges, and other ordinary short-term employee benefits. The amounts disclosed in the table below are amounts recognized as an expense in general and administrative expenses.

	2018	2017
Short-term employee benefits	1,613	1,327
Share-based compensation plan	219	—

	1,832	1,327

13 Labor and social obligations

(a) Variable remuneration (bonuses)

              Included in the short-term employee benefits are bonuses related to variable remuneration of key management, recorded in cost of sales and general and administrative expenses

(b) Share-based compensation plan

              The Company has a stock option plan approved by its shareholders on August 10, 2018. The Company granted 153,001 stock options in 2018 to selected key executives, there were no stock options

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

13 Labor and social obligations (Continued)

forfeited, exercised and expired in the year ended December 31, 2018. The share-based compensation plan was designed to attract and retain key executives.

              The fair value of the share options was estimated at the grant date using the Black & Scholes pricing model, taking into account the terms and conditions on which the share options were granted.

              The share options vest during a four-year period, considering the following vesting periods after the grant date: 10% of the share options vesting after 1 year, 15% of the share options vesting after 2 years, 25% of the share options vesting after 3 years and 50% of the share options vesting after 4 years. The share options can be exercised upon vesting. The Company's Board of Directors is required to determine the exercise price of the Company's preferred shares to be offered under share-based compensation plan, taking into account the terms and conditions on which the share options were granted. The exercise price of the stock options is monetarily adjusted by Brazilian Interbank Deposit Certificate ("CDI") rate. The Company accounts for the stock option plan as an equity-settled plan.

              The stock options vest immediately at the following liquidity events: (i) an IPO; (ii) changes in the Company's control group; and (iii) sale of BR Health's interest.

              The share-base compensation expense for the stock option plan recognized in the statement of income for the year ended December 31, 2018 was R$ 342.

              The following table details the inputs to the model used to determine the fair value of the share options:

Stock option plan
Weighted average fair value at the measurement date	R$17.12
Grant date	August 10, 2018
Dividend yield (%)	0.00%
Expected volatility (%)	42.75%
Risk-free interest rate (%)	9.13%
Expected life of share options (years)	2.5
Weighted average share price	R$15.25
Model used	Black & Scholes

              The expected volatility was calculated considering average volatility of same segment companies in the last three years and reflects the assumption that the historical volatility over a period similar to the life of the options is indicative of future trends, which may not necessarily be the actual outcome.

14 Equity

(a) Share capital

              As of December 31, 2018, the Company's share capital was R$ 34,607 (R$ 5,539 as of December 31, 2017) represented by 5,538,500 common shares and one preferred share in both years.

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

14 Equity (Continued)

              On July 31, 2018, the shareholders approved a capital increase of R$ 29,068 through the transfer from dividends payable, legal reserve and retained earnings.

(b) Legal reserve

              Legal reserve is recorded in accordance with the Brazilian Corporate Law and the Company's By-laws, based on 5% of the net income for the year, limited to 20% of the share capital.

(c) Retained earnings reserve

              Retained earnings reserve includes mainly the remaining profit for the year after the allocation to legal reserve and the distribution of minimum mandatory dividends.

(d) Dividends

              As determined by the Brazilian Corporate Law and in accordance with the Company's By-laws, the Company is required to pay a minimum dividend amounting to 25% of the profit of the year. Any amount in excess to 25% must be maintained in equity and after approval by the shareholders, the dividends can be considered formally declared.

              On July 31, 2018, the shareholders approved the cancellation of the dividends for the year ended December 31, 2017, in the amount of R$ 8,565, which was transferred to equity.

15 Revenue

	2018	2017
Printed books and e-books	55,845	48,920
Medical education courses through digital platform	9,368	9,398
Taxes	(814)	(859)
Returns and discounts	(1,724)	(3,432)

Net revenue	62,675	54,027

Timing of revenue recognition
Transferred over time	8,469	8,181
Transferred at a point in time	54,206	45,846

              The Company`s revenues from contracts with customers are all in Brazil.

    Revenue tax benefits

              The Company is not subjected to the payment of the social integration program tax (Programa de Integração Social, or PIS) and the social contribution on revenue tax (Contribuição para o Financiamento da Seguridade Social, or COFINS) on the sale of books (printed and digital). The sale of printed and digital books is also exempt from the Brazilian municipal taxes and from the Brazilian value added tax (Imposto sobre Operações relativas a Circulação de Mercadorias e sobre Prestação de Serviços de Transporte Interestadual e Intermunicipal e de Comunicação, or ICMS).

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

16 Costs and expenses by nature

              The Company's costs and expenses by nature are as follows:

	2018	2017
Cost of sales and services	(13,295)	(12,287)
General and administrative expenses	(26,494)	(25,846)
Other expenses	(1,227)	(209)

	(41,016)	(38,342)

Payroll	(9,014)	(8,976)
Cost of sales	(5,921)	(7,780)
Publicity and advertising	(3,348)	(1,450)
Depreciation and amortization	(3,691)	(758)
Bonus and sales commissions	(3,078)	(1,459)
Share-based compensation plan	(342)	—
Expected credit losses	(3,173)	(3,510)
Third party services	(2,612)	(4,463)
Post office expenses	(2,435)	(3,182)
Data center	(1,382)	(101)
Rent	(1,331)	(1,648)
Internet and telephone	(708)	(714)
Travel expenses	(504)	(469)
Tax expenses	(317)	(178)
Provision for legal proceedings	(108)	(534)
Electricity	(123)	(137)
Inventory allowances	(110)	—
Other	(2,819)	(2,983)

	(41,016)	(38,342)

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

17 Financial result

	2018	2017
Present value from trade receivables	1,328	1,318
Income from financial investments	26	13
Other	5	—

Financial income	1,359	1,331

Bank fees	(750)	(829)
Interest expenses from loans and financing	(595)	(401)
Fines and interest	(404)	(392)
Other	(48)	—

Financial expenses	(1,797)	(1,622)

Finance result	(438)	(291)

18 Income taxes

              The Company´s income taxes is a follows:

	2018	2017
Income before income taxes	21,221	15,394
Combined statutory income taxes rate—%	34%	34%

Income taxes at statutory rates	(7,215)	(5,234)
Reconciliation adjustments:
Presumed profit income tax regime effect(a)	4,494	2,718

Income taxes expense—current	(2,721)	(2,516)

Effective rate	12.8%	16.3%

(a)
Brazilian tax law establishes that companies that generate gross revenues of up to R$ 78,000 in the prior fiscal year may calculate income taxes as a percentage of gross revenue, using the presumed profit income tax regime. The Company adopted this tax regime and the effect of the presumed profit of subsidiaries represents the difference between the taxation based on this method and the amount that would be due based on the statutory rate applied to the taxable profit of the subsidiaries.

19 Commitments, insurance contracts and contingencies

(i) Operating lease commitments—Company as a lessee

              The Company has entered into operating leases for certain offices and facilities. These leases have a term of 2 years renewable for additional 5 years. The Company intends to renew the lease term

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

19 Commitments, insurance contracts and contingencies (Continued)

for the extended period. Future lease payments for the next seven years of lease term as of December 31, 2018 and 2017 are as follows:

	2018	2017
Within one year	912	1,004
After one year but not more than three years	1,815	1,826
After three years but not more than five years	1,776	1,790
More than five years	1,850	2,737

	6,353	7,357

(ii) Insurance contracts

              The Company and its subsidiaries have a risk management program with the purpose of delimiting the risks, seeking in the market coverage compatible with its size and operations.

(iii) Legal proceedings

              According to the assessment of the Company's Management, which takes into account the opinion of its legal advisors, the amount classified as probable losses was recognized as provision for legal proceedings in the amount of R$ 642 as of December 31, 2018 (R$ 534 as of December 31, 2017).

	2018	2017
Labor	595	152
Civil	47	382

	642	534

              The movement in the provision for legal proceedings accounts for the years ended December 31, 2018 and 2017, was as follows:

Balance at January 1, 2017	—
Additions	534

Balance at December 31, 2017	534

Additions	263
Reversals	(155)

Balance at December 31, 2018	642

              As of December 31, 2018, the Company was party to proceedings classified as possible losses totaling R$ 29 (R$ 33 as of December 31, 2017).

Guardaya Empreendimentos e Participações S.A.

Notes to the consolidated financial statements (Continued)

December 31, 2018 and 2017

Expressed in thousands of Brazilian reais, unless otherwise stated

20 Non-cash transactions

              During 2018, the Company carried out non-cash transactions which are not reflected in the statement of cash flows. The main non-cash transactions were related to the capital increase with dividends payable, reserves and retained earnings, which are described in Note 14.

21 Subsequent event

              On March 29, 2019, Afya Participações S.A. merged Guardaya, resulting in the transfer to Afya Brazil of 100% of Medcel Editora and CBB Web.

***

Instituto Educacional Santo Agostinho S.A.

Statement of assets acquired and liabilities assumed

April 3, 2019

Report of Independent Auditors

To the Shareholders and Management of
 Instituto Educacional Santo Agostinho S.A.

              We have audited the accompanying statement of assets acquired and liabilities assumed of Instituto Educacional Santo Agostinho S.A., which comprise the assets acquired and liabilities assumed as of April 3, 2019, and the related notes.

Management's Responsibility for the Financial Statements

              Management is responsible for the preparation and fair presentation of this statement of assets acquired and liabilities assumed in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of this statement of assets acquired and liabilities assumed that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

              Our responsibility is to express an opinion on this statement of assets acquired and liabilities assumed based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets acquired and liabilities assumed are free of material misstatement.

              An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of assets acquired and liabilities assumed. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the statement of assets acquired and liabilities assumed, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the statement of assets acquired and liabilities assumed in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of assets acquired and liabilities assumed.

              We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

              In our opinion, this statement of assets acquired and liabilities assumed referred to above present fairly, in all material respects, the financial position of Instituto Educacional Santo Agostinho S.A. as of April 3, 2019, in conformity with U.S. generally accounting principles.

Emphasis of Matter

              The accompanying statement of assets acquired and liabilities assumed was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 to the statement of assets acquired and liabilities assumed and is not intended to be complete financial statements. Our opinion is not modified with respect to this matter.

/s/ ERNST & YOUNG
Auditores Independentes S.S.

Belo Horizonte, Brazil
June 24, 2019

Instituto Educacional Santo Agostinho S.A.

Statement of assets acquired and liabilities assumed

As of April 3, 2019

Amounts in thousands of Brazilian reais

	Notes
Current assets
Cash and cash equivalents	4	3,834
Trade receivables	6	1,832
Derivatives	9	280
Other assets		178

Total current assets		6,124

Non-current assets
Restricted cash	5	5,561
Other assets		1,684
Property and equipment	7	22,946
Right-of-use assets	10	47,789
Goodwill	3	67,122
Other intangible assets	8	171,511

Total assets acquired		322,737

Current liabilities
Trade payables		1,133
Loans and financing	9	24,514
Lease liabilities	10	5,683
Accounts payable to selling shareholders	3 and 11	40,881
Labor and social obligations		5,254
Advances from customers		3,192
Taxes payables		483
Other liabilities		460

Total current liablities		81,600

Non-current liabilities
Lease liabilities	10	42,110
Loans and financing	9	10,905
Accounts payable to selling shareholders	3 and 11	61,376
Provision for legal proceedings	13	1,684

Total liabilities assumed		197,675
Non-controlling interest	3	22,732
Invested equtiy		102,330

Total equity		125,062

Total liabiliities assumed and total equity		322,737

The accompanying notes are an integral part of this statement of assets acquired and liabilities assumed

Instituto Educacional Santo Agostinho S.A.

Notes to the statement of assets acquired and liabilities assumed

April 3, 2019

Expressed in thousands of Brazilian reais, unless otherwise stated

1 Description of business

              Instituto Educacional Santo Agostinho S.A. ("FASA" or the "Company"), is headquartered in Brazil. The registered office is located at Rua Osmane Barbosa, 937, Montes Claros, State of Minas Gerais, Brazil.

              FASA is a post-secondary education institution and offers on-campus undergraduate medicine courses and a variety of other on-campus and distance learning post-secondary undergraduate and graduate education programs. The Company has four campuses located in Montes Claros and Sete Lagoas in the State of Minas Gerais and Itabuna and Vitoria da Conquista in the State of Bahia.

              On April 3, 2019, Afya Participações S.A. ("Afya Brazil") acquired 90% of the Company's shares and, therefore, the control of FASA.

1.1 Purpose of the statement of assets acquired and liabilities assumed

              The statement of assets acquired and liabilities assumed was prepared for its inclusion in the Registration Statement of Afya Limited with the Securities and Exchange Commission ("SEC") of the United States of America, in compliance with Rule 3-05 of Regulation S-X under the Securities Act ("Rule 3-05").

              The historical financial statements of FASA are not available and would be of limited benefit to investors as two out of FASA's four campuses do not offer medicine course. These campuses are therefore not part of Afya's business strategy.

1.2 Basis of presentation

              The statement of assets acquired and liabilities assumed as of April 3, 2019 is in conformity with U.S. generally accepted accounting principles (U.S. GAAP).

              The statement of assets acquired and liabilities assumed are presented in Brazilian reais ("R$"), which is the Company's functional currency. All amounts are rounded to the nearest thousand.

              The statement of assets acquired and liabilities assumed reflects the preliminary purchase price allocation by Afya Brazil. The acquisition of FASA's 90% interest by Afya Brazil is recorded in accordance with ASC 805—Business Combinations, which requires that all assets acquired and liabilities assumed are recognized at fair value.

2 Summary of significant accounting policies

              This note provides a description of the significant accounting policies adopted in the preparation of this statement of assets acquired and liabilities assumed.

Use of estimates

              The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgements and assumptions that affect the reported amounts of assets and liabilities and the related disclosures. Actual results could differ from these estimates. The most significant assumptions related to this statement concern the estimates of fair value in the business

Instituto Educacional Santo Agostinho S.A.

Notes to the statement of assets acquired and liabilities assumed (Continued)

April 3, 2019

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Summary of significant accounting policies (Continued)

combination, fair value of financial instruments and provision for legal proceedings. In many cases the determination of these fair values required Management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change.

Business combination

              The Company adopted the accounting guidance for business combination as prescribed by ASC 805 Business Combinations. When the Company completes a business combination, all tangible and identifiable intangible assets acquired and all liabilities assumed are recorded at fair value. Any excess purchase price is recorded as goodwill. Transaction costs associated with business combinations are expensed as incurred.

Fair value measurement

              Fair value is defined as the price that would be received to sell an asset or paid to settle a liability in an orderly transaction between market participants at the measurement date. Accounting standards utilize a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels, which are described below:

    Level 1—Quoted prices (unadjusted) for identical assets or liabilities in active markets;

    Level 2—Observable input other than quoted prices that are either directly or indirectly observable for the asset or liability;

    Level 3—Unobservable inputs that are supported by little or no market activity.

              These levels are not necessarily an indication of the risk of liquidity associated with the financial assets or liabilities disclosed. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement, as required under ASC 820-10 Fair Value Measurement.

Cash and cash equivalents

              Cash and cash equivalents comprise cash at banks, bank deposits, and short-term financial investments with an original maturity of 90 days or less.

Restricted cash

              Restricted cash corresponds to financial investments in funds managed by highly rated financial institutions that serve as collateral for certain loans and financing. The amounts are not allowed to be withdrawn until the repayment of the respective loans and financing.

Trade receivables

              Trade receivables represent the Company's right to an amount of consideration that is unconditional (i.e., only the passage of time is required before payment of the consideration is due).

Instituto Educacional Santo Agostinho S.A.

Notes to the statement of assets acquired and liabilities assumed (Continued)

April 3, 2019

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Summary of significant accounting policies (Continued)

Property and equipment

              The Company recorded property and equipment acquired in a business combination at fair value as of the acquisition date. And following the initial recognition, property and equipment is carried at cost, net of accumulated depreciation and accumulated impairment losses, if any.

Goodwill and other intangible assets

              Goodwill represents the amount paid by Afya Brazil for the Company's selling shareholders, in excess of the fair value of the net assets acquired in the business combination.

              Other intangible assets include identifiable intangible assets acquired in the business combination and recorded at their fair value at the date of acquisition.

Derivatives

              The Company uses derivative financial instruments for purposes other than trading and does so to manage and reduce its exposures to market risk resulting from fluctuations in interest rates and foreign currency exchange rates. The Company account for derivatives in accordance with ASC 815 Derivatives and hedging, which requires an entity to recognize all derivatives as either assets or liabilities and measure those instruments at fair value.

              The Company has entered into cross-currency interest rate swaps to minimize its exposure to foreign currency fluctuations and fixed interest rates (Note 9). These instruments do not qualify for deferral, hedge, accrual or settlement accounting and are marked to market. The Company has a policy of only entering into contracts with parties that have credit ratings.

Provision for legal proceedings

              Provision for legal proceedings is recorded when it is probable (in which probable is interpreted as likely to occur) that an outflow of resources will be made to settle the obligation and a reasonable estimate can be made. The assessment of probability of loss includes (i) the analysis of the available procedural evidence; (ii) the hierarchy of laws, jurisprudence and / or more recent court decisions and their relevance in the legal order; and (iii) mainly the assessment made by external lawyers.

              Provisions are reviewed and adjusted to take into account updates or changes of circumstances or progress of the legal proceedings involving the Company, as well as effects of applicable limitation periods, and also based on new topics discussed, new court decisions or changes in jurisprudential positions.

Advances from customers

              Advances from customers (a contract liability) are the obligation to transfer services to a customer for which the Company has received consideration (or an amount of consideration is due) from the customer, as a result of pre-paid tuition received from students and is recognized separately in

Instituto Educacional Santo Agostinho S.A.

Notes to the statement of assets acquired and liabilities assumed (Continued)

April 3, 2019

Expressed in thousands of Brazilian reais, unless otherwise stated

2 Summary of significant accounting policies (Continued)

current liabilities, when the payment is received. Advances from customers are recognized as revenue when the Company performs all obligations related to the contract, generally in the following month.

Current income taxes

              Current income taxes were calculated based on the criteria established by the Normative Instruction of the Brazilian Internal Revenue Service, specifically regarding the PROUNI program, which allows exemption of these taxes from traditional and technological graduation activities. Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date.

Deferred income taxes

              As of April 3, 2019, the Company had unrecognized deferred income tax assets on temporary differences of R$5,392 which does not have any tax planning opportunities available that could support the recognition of these temporary differences as deferred tax assets. Accordingly, the Company recognized a full valuation allowance for these deferred tax assets.

Right-of-use assets

              The Company recognizes a right-of-use (ROU) asset and a lease liability for its leases (other than leases that meet the definition of a short-term lease). The liability is equal to the present value of the lease payments. The asset is based on the liability, subject to adjustment, such as for initial direct costs and uneven rent payments.

Going concern

              As of April 3, 2019, the Company had R$35,419 as of April 3, 2019 of loans and financing entered with several banks, including R$24,514 payable in the short-term. The Company also had R$3,834 in cash and cash equivalents and R$5,561 in restricted cash served as collateral for certain loans and financing. The accounts payable to selling shareholders are payable by Afya Brazil.

              The Company expects to continue to monitor its liquidity carefully and address its cash needs through the cash generated from its operating activities to repay short-term loans and financing and if needed from funds from Afya Brazil.

              Management has concluded that there is no substantial doubt about the Company's going concern.

3 Business combination

              On April 3, 2019, Afya Participações S.A. ("Afya Brazil") acquired control of FASA, through the acquisition of 90% of the Company's shares. The purchase price of R$204,587 is comprised by: i) R$102,330 paid in cash on the acquisition date; ii) R$40,881 payable in April 2020; iii) R$30,688

Instituto Educacional Santo Agostinho S.A.

Notes to the statement of assets acquired and liabilities assumed (Continued)

April 3, 2019

Expressed in thousands of Brazilian reais, unless otherwise stated

3 Business combination (Continued)

payable in April 2021; and R$30,688 payable in April 2022, adjusted by the IPCA rate + 4.1% per year. Afya Brazil accounted for this acquisition as a business combination.

              The purchase price has been preliminary allocated to the assets acquired and the liabilities assumed based on the fair value of those assets and liabilities. The acquisition was completed recently and the valuation of property and equipment will be finalized at a later date, and the final allocation of the purchase price is dependent on a number of factors, including the final evaluation of the fair values of tangible and intangible assets acquired and liabilities assumed as of the closing date of the transaction. The following table summarizes the estimated fair value of assets acquired and liabilities assumed and the resulting goodwill as of April 3, 2019:

Assets
Cash and cash and equivalents	3,834
Trade receivables	1,832
Other assets	1,862
Derivatives	280
Restricted cash	5,561
Property and equipment	22,946
Right-of-use assets	47,789
Intangible assets	171,511

255,615

Liabilities
Trade payables	(1,133)
Labor and social obligations	(5,254)
Taxes payable	(483)
Advances from customers	(3,192)
Other liabilities	(460)
Loans and financing	(35,419)
Lease liabilities	(47,793)
Provision for legal proceedings	(1,684)

(95,418)

Total identifiable net assets at fair value	160,197

Non-controlling interest	(22,732)
Goodwill arising on acquisition	67,122

Purchase consideration	204,587

Cash paid	102,330
Payable in installments	102,257

              The goodwill of R$67,122 includes the value of expected synergies arising from the acquisition, which is not separately recognized. None of the goodwill recognized is expected to be deductible for income taxes purposes.

Instituto Educacional Santo Agostinho S.A.

Notes to the statement of assets acquired and liabilities assumed (Continued)

April 3, 2019

Expressed in thousands of Brazilian reais, unless otherwise stated

3 Business combination (Continued)

              The valuation techniques used for measuring the fair value of separately identified intangible assets acquired were as follows:

Intangible assets acquired	Valuation technique
Licenses	With-and-without method

The with-and-without method consists of estimating the fair value of an asset by the difference between the value of this asset in two scenarios: a scenario considering the existence of the asset in question and another considering its non-existence.
Customer relationships

Multi-period excess earning method

The method considers the present value of net cash flows expected to be generated by customer relationship, by excluding any cash flows related to contributory assets.

4 Cash and cash equivalents

Cash and bank deposits	3,777
Cash equivalents	57

3,834

              Cash equivalents correspond to financial investments in Bank Certificates of Deposit ("CDB") with highly rated financial institutions. These funds are available for immediate use and have insignificant risk of changes in value. As of April 3, 2019, the average interest on cash equivalents was 88.5% of the CDI.

5 Restricted cash

              As of April 3, 2019, the restricted cash of R$5,561 corresponds to financial investments in investment funds managed by highly rated financial institutions that serve as collateral for certain loans and financing. In accordance with the contractual terms, the Company is not allowed to withdraw any amounts until the repayment of the respective loan and financing. As of April 3, 2019, the average interest on the restricted cash was 88.5% of the CDI.

6 Trade receivables

Tuition fees	1,832

1,832

Instituto Educacional Santo Agostinho S.A.

Notes to the statement of assets acquired and liabilities assumed (Continued)

April 3, 2019

Expressed in thousands of Brazilian reais, unless otherwise stated

6 Trade receivables (Continued)

              As of April 3, 2019, the aging of trade receivables acquired was as follows:

Neither past due nor impaired	408
Past due
1 to 30 days	665
31 to 60 days	617
61 to 90 days	142

1,832

7 Property and equipment

Machinery and equipment	559
Furniture and fixtures	1,539
IT equipment	621
Library books	4,058
Laboratories and clinics	3,273
Leasehold improvements	12,896

22,946

8 Goodwill and other intangibles assets

Goodwill

              The goodwill of R$67,122 is derived from the excess purchase price of the Company's acquisition by Afya Brazil.

Other intangible assets

Licenses with indefinite useful life	150,156
Customer relationships	20,588
Software	767

Total	171,511

              Licenses with indefinite useful life were recorded in the purchase price allocation of the Company's acquisition by Afya Brazil and is comprised by licenses for medicine and other courses granted by the Ministry of Education ("MEC") to FASA and have no expiration date and the Company has determined that these assets have indefinite useful lives.

              Intangible assets, other than goodwill and licenses with indefinite useful lives, were valued separately and are amortized during each useful life.

Instituto Educacional Santo Agostinho S.A.

Notes to the statement of assets acquired and liabilities assumed (Continued)

April 3, 2019

Expressed in thousands of Brazilian reais, unless otherwise stated

9 Loans and financing

Financial institution	Currency	Interest rate	Maturity	April 3, 2019
Banco Itaú Unibanco S.A.	Reais	1.05% p.m.	01/21/2022	7,752
Banco Itaú Unibanco S.A.—bank overdraft	Reais	2.55% p.m.	—	670
Caixa Econômica Federal	Reais	0.39% + 100% CDI	03/11/2022	4,066
Caixa Econômica Federal—bank overdraft	Reais	0.59% p.m.	—	7,997
Banco Nordeste do Brasil S.A.	Reais	0.58% p.m.	11/16/2022	4,283
Banco Santander (Brasil) S.A.	Reais	1.30% p.m.	03/11/2024	5,515
Banco Bradesco S.A.	US$	0.97% p.m.	12/23/2021	5,136

Total				35,419

			Short-term	24,514
			Long-term	10,905

              The contractual repayments of the loans and financing as of April 3, 2019 are as follows:

Maturity
Year 1	24,514
Year 2	5,510
Year 3	3,535
Year 4	930
Year 5	930

Total	35,419

              The loans and financing agreements includes customary events of default and covenants that include, among other things, non-payment, inaccuracy of representations and warranties, cross default to material indebtedness or material agreements, bankruptcy and insolvency, material judgement, change in main activity of the Company and a change of control.

              If there is an event of default or covenant breaches under the loan agreement, the lenders may have the right to accelerate the repayment under the loans and financing agreements. The main conditions of the loans are as follows:

              Banco Itaú Unibanco S.A.—on January 22, 2019, the Company entered into a loan agreement with Banco Itaú Unibanco S.A. payable in 31 installments beginning July 2019 with a final maturity date of January 21, 2022. The loan agreement includes certain financial and non-financial covenants and default clauses as mentioned above, including a provision for change in the Company's control. Considering that acquisition of FASA by Afya Brazil changed the Company's control, the Company was not in compliance with this covenant as of April 3, 2019. The Company requested a waiver of non-compliance with this covenant on March 14, 2019 which was granted by Banco Itaú Unibanco S.A. on April 1, 2019.

              Caixa Econômica Federal—on March 11, 2019, the Company entered into a loan agreement with Caixa Econômica Federal payable in 36 monthly installments beginning on April 11, 2019, with a final maturity in 3 years (March 11, 2022). The loan agreement includes certain financial and

Instituto Educacional Santo Agostinho S.A.

Notes to the statement of assets acquired and liabilities assumed (Continued)

April 3, 2019

Expressed in thousands of Brazilian reais, unless otherwise stated

9 Loans and financing (Continued)

non-financial covenants clauses, including a provision for change in the Company's control. Considering that acquisition of FASA by Afya Brazil changed the Company's control, the Company was not in compliance with this covenant as of April 3, 2019. The Company repaid the outstanding balance of this loan on June 19, 2019.

              Banco Nordeste do Brasil S.A.—the Company has entered into two loan agreements with Banco Nordeste do Brasil S.A.. The first agreement was entered into on November 16, 2017, payable in 48 installments beginning December 16, 2018 with a final maturity on November 16, 2022. The second agreement was entered into on May 3, 2018 payable in 15 installments beginning September 15, 2018 with a final maturity on November 15, 2019. The loan agreements include certain financial and non-financial covenants clauses, not including a provision for change in the Company's control but including any transfer of the guarantees. Considering that prior to the acquisition of FASA by Afya Brazil the guarantees given (properties) was transferred to the former owners as agreed in the purchase agreement, the Company was not in compliance with this covenant as of April 3, 2019. As a result, the Company repaid the outstanding balance of these loans and financing on June 18, 2019.

              Banco Santander (Brasil) S.A.—on March 8, 2019, the Company entered into a loan agreement with Banco Santander (Brasil) S.A. payable in 60 monthly installments beginning April 11, 2019 with a final maturity on March 11, 2024. The loan agreement required a collateral deposit as of 46% of the total debt which was made by the Company and is classified in restricted cash. The loan agreement includes certain financial and non-financial covenants clauses, including a provision for change in the Company's control. Considering that acquisition of FASA by Afya Brazil changed the Company's control, the Company was not in compliance with this covenant as of April 3, 2019. The Company requested a waiver which was granted by Banco Santander (Brasil) S.A. on May 13, 2019.

              Banco Bradesco S.A.—on January 4, 2019, the Company entered into a loan agreement with Banco Bradesco S.A. denominated in U.S. dollars in the amount of US$1,325 and payable in 12 quarterly installments beginning April 8, 2019 and with final maturity on December 23, 2021. The loan agreement includes certain financial and non-financial covenants clauses, including a provision for change in the Company's control. Considering that acquisition of FASA by Afya Brazil changed the Company's control, the Company was not in compliance with this covenant as of April 3, 2019. The Company requested a waiver which was granted by Banco Bradesco S.A. on June 18, 2019.

Derivative instruments

              In order to mitigate the foreign currency exposure related to the loan with Banco Bradesco S.A. denominated in U.S. dollars, as mentioned above, the Company entered into a cross-currency interest rate swap agreements with Banco Bradesco S.A.. The swap agreements are comprised of derivative assets to swap the foreign exchange rate exposure (U.S. dollars to Brazilian reais) and derivative liabilities for the interest rate swap (6.63% p.a. to 11.80% p.a.). The swap agreements have 12 maturities, in quarterly installments and the last maturity is on December 23, 2021.

              The Company does not enter into speculative or leveraged transactions, and does not hold or issue derivatives other than for trading purposes.

Instituto Educacional Santo Agostinho S.A.

Notes to the statement of assets acquired and liabilities assumed (Continued)

April 3, 2019

Expressed in thousands of Brazilian reais, unless otherwise stated

9 Loans and financing (Continued)

              The Company records all derivatives at fair value. This contract is recognized as either assets or liabilities, depending upon the derivatives' fair value.

              The table below summarizes the notional and fair value amounts of the swap agreements as of April 3, 2019.

Cross-currency interest rate swap agreements	Principal amount (notional)	Fair value
Asset position: U.S. dollar + 6.63% p.y.	4,989	5,416
Liability position: 11.80% p.y.	4,989	(5,136)

Net position—asset		280

10 Leases

              The Company conducts a significant portion of its operations at leased facilities and analyzes each lease agreement to determine whether it should be classified as a finance lease or an operating lease. As a result of adopting ASC Topic 842 on January 1, 2019, the Company recorded significant asset and liability balances associated with the operating leases that are now classified on the balance sheet, as described further below. No finance lease was identified in the Company's balance sheet. As of April 3, 2019, the right-of-use of assets and lease liabilities totaled R$ 47,789 and R$ 47,793, respectively.

              The operating lease agreements are primarily for properties and are included within operating lease ROU assets and operating lease liabilities on the balance sheet. The terms of the operating leases vary and generally contain renewal options. Certain of these operating leases provide for increasing rent over the term of the lease.

              ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. The variable lease payments consist of non-lease services related to the lease. As most of the leases do not provide an implicit rate, the Company used an incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. Many of the lessee agreements include options to extend the lease, which were not included in the minimum lease terms unless they are reasonably certain to be exercised. Rent expense for lease payments related to operating leases is recognized on a straight-line basis over the lease term.

              Supplemental information related to leases as of April 3, 2019 was as follows:

Lease term and discount rate
Weighted average remaining lease terms	14.7 years
Weighted average discount rate	11.8%

Instituto Educacional Santo Agostinho S.A.

Notes to the statement of assets acquired and liabilities assumed (Continued)

April 3, 2019

Expressed in thousands of Brazilian reais, unless otherwise stated

10 Leases (Continued)

Maturity of lease liabilities
Year 1	6,076
Year 2	6,065
Year 3	5,986
Year 4	5,961
Year 5	5,961
Thereater	149,024

Total lease liabilities	179,073
Less: interest	(131,280)

Present value of lease liabilities	47,793

Short-tem	5,683
Long-term	42,110

11 Accounts payable to selling shareholders

              On April 3, 2019, Afya Brazil acquired control of FASA, through the acquisition of 90% of the Company's shares. As of April 3, 2019, the accounts payable to the selling shareholders is comprised by: i) R$40,881 payable in April 2020; ii) R$30,688 payable in April 2021; and R$30,688 payable in April 2022, adjusted by the IPCA rate + 4.1% per year.

Maturity
Year 1	40,881
Year 2	30,688
Year 3	30,688

Total	102,257

Short-term	40,881
Long-term	61,376

Instituto Educacional Santo Agostinho S.A.

Notes to the statement of assets acquired and liabilities assumed (Continued)

April 3, 2019

Expressed in thousands of Brazilian reais, unless otherwise stated

12 Fair value measurement

              The following table provides the fair value measurement hierarchy of the Company's main financial assets and liabilities measured at fair value as of April 3, 2019.

	Fair value measurement
	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Cash and cash equivalents	3,834	—	3,834	—
Restricted cash	5,561	—	5,561	—
Cross-currency interest rate swaps	280	—	280	—
Loans and financing	(35,419)	—	(35,419)	—
Lease liabilities	(47,793)	—	(47,793)	—
Accounts payable to selling shareholders	(102,257)	—	(102,257)	—

              The fair value of loans and financing were determined by using the DCF method using discount rate that reflects the Company's borrowing rate as at the end of the reporting period. The own non-performance risk at April 3, 2019 was assessed to be insignificant.

13 Legal proceedings and contingencies

              The Company is subject to legal proceedings arising in the ordinary course of its business. In the Company's management opinion, the Company has adequate legal defenses, coverage and/or accrued liabilities with respect to the eventuality of such actions. The Company does not believe that any settlement would have a material impact on its financial statements.

              The Company has accrued liabilities for certain civil and labor proceedings against the institution, and all of them exist prior to acquisition by Afya Brazil. The Company intends to defend against these lawsuits. As of April 3, 2019, the provision for legal proceedings was comprised, as follows:

Labor	254
Civil	1,430

Total	1,684

              Under the terms of the Share Purchase and Sale Agreement ("Agreement") between Afya Brazil, the Company and the selling shareholders, the Company assesses that the selling shareholders are exclusively responsible for any provisions (including labor, tax and civil), which are or will be the subject of a claim by any third party, arising from the act or fact occurred, by action or omission, prior to or on the closing date of its acquisition.

              Accordingly, and considering that the provisions for legal proceedings recorded by the Company that result from causes arising from events occurring prior to the closing date of the acquisition, any liability for the amounts to be disbursed, in case of their effective materialization in loss, belongs exclusively to the selling shareholders. In this context, the Agreement states that the Company is indemnified and therefore exempt from any liability related to said contingent liabilities

Instituto Educacional Santo Agostinho S.A.

Notes to the statement of assets acquired and liabilities assumed (Continued)

April 3, 2019

Expressed in thousands of Brazilian reais, unless otherwise stated

13 Legal proceedings and contingencies (Continued)

and, therefore, the provision amounts related to such contingencies are presented in the non-current liabilities and the correspondent amount of R$ 1,684 is presented in other assets in non-current assets.

14 Subsequent events

              On May 13, 2019, the Company repaid the amount of R$7,935 with respect to loans and financing with Caixa Econômica Federal; and on June 19, 2019 repaid the outstanding amount of R$ 3,578.

              On June 14, 2019, the minority shareholders of FASA exchanged their shares in the Company by shares in Afya Brazil.

              On June 18, 2019, the Company repaid the amount of R$3,704 with respect to loans and financing with Banco do Nordeste do Brasil S.A.

Afya
Afya is a thematic educational service provider producing and distributing content and technology focused on the physician's learning career

11,521,740 Class A common shares

Afya Limited

PROSPECTUS

Global Coordinators

BofA Securities	UBS Investment Bank	Goldman Sachs & Co. LLC	Itaú BBA

Joint Bookrunners

BTG Pactual	Credit Suisse	J.P. Morgan	Morgan Stanley

                        , 2020

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.    Indemnification of Directors and Officers

              Cayman Islands law does not limit the extent to which a company's articles of association may provide indemnification of officers and directors, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

              The registrant's Articles of Association provide that each director or officer of the registrant shall be indemnified out of the assets of the registrant against all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities, judgments, fines, settlements and other amounts (including reasonable attorneys' fees and expenses and amounts paid in settlement and costs of investigation (collectively "Losses") incurred or sustained by such directors or officers, other than by reason of such person's dishonesty, willful default or fraud, in or about the conduct of our Company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of such person's duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any Losses incurred by such director or officer in defending or investigating (whether successfully or otherwise) any civil, criminal, investigative and administrative proceedings concerning or in any way related to our Company or its affairs in any court whether in the Cayman Islands or elsewhere.

              Also, the registrant maintains director's and officer's liability insurance covering its directors and officers with respect to general civil liability, including liabilities under the Securities Act, which he or she may incur in his or her capacity as such.

              The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification by the underwriters of the registrant and its directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that these liabilities are caused by information relating to the underwriters that was furnished to us by the underwriters in writing expressly for use in this registration statement and certain other disclosure documents.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Recent Sales of Unregistered Securities

              During the past three years, we have not issued any securities exempt from registration under the Securities Act.

Item 8.    Exhibits

  (a)
  The following documents are filed as part of this registration statement:

Exhibit No.	Exhibit
1.1	Form of Underwriting Agreement.

3.1	Memorandum and Articles of Association of Afya (incorporated herein by reference to Exhibit 3.1 to Amendment No. 1 to the Company's Registration Statement on Form F-1 (File No. 333-232309) filed with the SEC on July 9, 2019).

Exhibit No.	Exhibit
5.1	Opinion of Maples and Calder, Cayman Islands counsel of Afya, as to the validity of the Class A common shares.

10.1	Form of indemnification agreement (incorporated herein by reference to Exhibit 10.1 to Amendment No. 1 to the Company's Registration Statement on Form F-1 (File No. 333-232309) filed with the SEC on June 24, 2019).

10.2	English translation of Purchase Agreement dated as of January 11, 2018 among Nicolau Carvalho Esteves, Rosângela de Oliveira Tavares Esteves, NRE Participações S.A. and BR Health Participações S.A. (incorporated herein by reference to Exhibit 10.2 to Amendment No. 1 to the Company's Registration Statement on Form F-1 (File No. 333-232309) filed with the SEC on July 9, 2019).†

10.3	English translation of Purchase Agreement dated as of November 27, 2018 among NRE Participações S.A., JC JOINT Fundo de Investimento em Participações Multiestratégia, Breno Miranda Trabulo Pinheiro Correia and Cristina Maria Miranda de Sousa (incorporated herein by reference to Exhibit 10.3 to Amendment No. 1 to the Company's Registration Statement on Form F-1 (File No. 333-232309) filed with the SEC on July 9, 2019).†

10.4	English translation of Purchase Agreement dated as of December 5, 2018 among NRE Participações S.A., João Carlos Ribeiro Pedroso, Leoni margarida Bertolin, José Carlos Januário, Ricardo Pedroso, Daiane Pedroso Canto and RD Administração e Participação Ltda. (incorporated herein by reference to Exhibit 10.4 to Amendment No. 1 to the Company's Registration Statement on Form F-1 (File No. 333-232309) filed with the SEC on July 9, 2019).†

10.5	English translation of Investment and Purchase Agreement dated as of March 29, 2019 among Afya Participações S.A. (formerly NRE Participações S.A.), BR Health Participações S.A. and Guardaya Empreendimentos e Participações S.A. (incorporated herein by reference to Exhibit 10.5 to Amendment No. 1 to the Company's Registration Statement on Form F-1 (File No. 333-232309) filed with the SEC on July 9, 2019).†

10.6	English translation of Investment and Purchase Agreement dated as of November 1, 2019 among Afya Participações S.A., Heitor Antonio Da Silva, Claudia Regina Boechat Da Silva, Luis Adriano Pereira Da Silva, Ana Beatriz Boechat Silva Nunes, Sociedade Universitária Redentor and Sociedade Educacional Redentor.†

14.1	English translation of the Code of Ethics of Afya (incorporated herein by reference to Exhibit 14.1 to Amendment No. 1 to the Company's Registration Statement on Form F-1 (File No. 333-232309) filed with the SEC on June 24, 2019).

21.1	List of subsidiaries.

23.1	Consent of Ernst & Young Auditores Independentes S.S.

23.2	Consent of Ernst & Young Auditores Independentes S.S.

23.3	Consent of Maples and Calder, Cayman Islands counsel of Afya (included in Exhibit 5.1).

23.4	Consent of Lobo de Rizzo Advogados, counsel of Afya.

24.1	Powers of attorney (included on signature page to the registration statement).

†
Portions of this exhibit have been omitted as permitted under Item 601(b)(10) of Regulation S-K.
  (b)
  Financial Statement Schedules

              No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes thereto.

Item 9.    Undertakings

              The undersigned hereby undertakes:

                  (a)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                  (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  (c)   The undersigned registrant hereby undertakes that:

                      (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                      (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nova Lima, Brazil, on this 4th day of February, 2020.

AFYA LIMITED
By:	/s/ VIRGILIO DELOY CAPOBIANCO GIBBON
	Name:	Virgilio Deloy Capobianco Gibbon
	Title:	Chief Executive Officer
By:	/s/ LUCIANO TOLEDO DE CAMPOS
	Name:	Luciano Toledo de Campos
	Title:	Chief Financial Officer

              KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Virgilio Deloy Capobianco Gibbon and Luciano Toledo de Campos and each of them, individually, as the undersigned's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof:

              Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ VIRGILIO DELOY CAPOBIANCO GIBBON Virgilio Deloy Capobianco Gibbon	Chief Executive Officer (principal executive officer)	February 4, 2020
/s/ LUCIANO TOLEDO DE CAMPOS Luciano Toledo de Campos	Chief Financial Officer (principal financial officer and principal accounting officer)	February 4, 2020
/s/ NICOLAU CARVALHO ESTEVES Nicolau Carvalho Esteves	Chairman	February 4, 2020
/s/ RENATO TAVARES ESTEVES Renato Tavares Esteves	Director	February 4, 2020
/s/ SÉRGIO MENDES BOTREL COUTINHO Sérgio Mendes Botrel Coutinho	Director	February 4, 2020
/s/ DANIEL ARTHUR BORGHI Daniel Arthur Borghi	Director	February 4, 2020
/s/ FELIPE SAMUEL ARGALJI Felipe Samuel Argalji	Director	February 4, 2020

Name	Title	Date

/s/ LAURA GUARANÁ CARVALHO Laura Guaraná Carvalho	Director	February 4, 2020
/s/ VANESSA CLARO LOPES Vanessa Claro Lopes	Director	February 4, 2020
/s/ DAULINS RENI EMILIO Daulins Reni Emilio	Director	February 4, 2020
/s/ RAFAEL MUNERATO DE ALMEIDA Rafael Munerato de Almeida	Director	February 4, 2020
/s/ COLLEEN A. DEVRIES Colleen A. DeVries	SVP on behalf of Cogency Global Inc. Authorized representative in the United States	February 4, 2020